As submitted to the Securities and Exchange Commission on May 22, 2025.

Registration No. 333-284392

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________________

Amendment No. 1 to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________________

HUTURE Group Limited
(Exact name of Registrant as specified in its charter)

___________________________________________

Cayman Islands	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Building 4, No.1
Lane 10800, Songze Avenue
Qingpu District
Shanghai 201700, PRC
+86-21-6083-5303
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

___________________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
United States
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________________________

HUTURE Ltd.
(Exact name of Registrant as specified in its charter)

___________________________________________

Cayman Islands	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Building 4, No.1
Lane 10800, Songze Avenue
Qingpu District
Shanghai 201700, PRC
+86-21-6083-5303
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

___________________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
United States
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________________________

With copies to:

Jia Yan, Esq. Pillsbury Winthrop Shaw Pittman LLP Suite 3001, 30th Floor Jing An Kerry Center, Tower 2 1539 Nanjing Road West Shanghai 200041, PRC +86 21-6137-7980	Ying Li, Esq. Sally Yin, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 (212) 530-2206

___________________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions to the Business Combination contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†       The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The registrant may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED             , 2025

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
AQUARON ACQUISITION CORP.

AND

PROSPECTUS FOR UP TO [87,571,122] CLASS A ORDINARY SHARES, [16,919,000] CLASS B
ORDINARY SHARES, AND ONE UNIT PURCHASE OPTION OF

HUTURE GROUP LIMITED

The board of directors of Aquaron Acquisition Corp. (“Aquaron Board”), a Delaware corporation incorporated as a blank check company (“Aquaron” or “SPAC”), has approved the Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated July 12, 2024, by and among (i) Aquaron, (ii) HUTURE Ltd., a Cayman Islands exempted company (“Holdco” or “Huture Motors”), (iii) HUTURE Group Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of Holdco (“PubCo”), (iv) Bestpath Merger Sub I Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”), and (v) Bestpath Merger Sub II Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub 2” and, together with PubCo and Merger Sub 1, each an “Acquisition Entity” and collectively, the “Acquisition Entities”), pursuant to which (1) Merger Sub 1 will merge with and into the Holdco (the “Initial Merger”), and the Holdco will be the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of PubCo, and (2) following confirmation of the effectiveness of the Initial Merger, Merger Sub 2 will merge with and into Aquaron (the “SPAC Merger” and together with the Initial Merger, the “Mergers”), and Aquaron will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo. The Mergers and the other Transactions to be consummated under the Merger Agreement are collectively referred to as the “Business Combination.” PubCo intends to be a publicly traded holding company listed on the Nasdaq Stock Market following the Business Combination. As used herein, the “Combined Company” refers to PubCo and its consolidated subsidiaries after the consummation of the Business Combination. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Merger Agreement.

At the time at which the Initial Merger becomes effective (the “Initial Merger Effective Time”) pursuant to the Initial Merger, each ordinary share of the Holdco, par value US$0.01 per share (“Holdco Share”), that is issued and outstanding immediately prior to the Initial Merger Effective Time, other than (1) any Holdco Treasury Shares and (2) any Holdco Dissenting Shares, shall automatically be cancelled and cease to exist in exchange for the right to receive such number of ordinary shares of PubCo, par value US$0.0001 per share (“PubCo Ordinary Share”) at the Holdco Exchange Ratio (the “Merger Consideration Shares”). Specifically, each Class A ordinary share of Holdco, with a par value of US$0.01 per share (“Holdco Class A Ordinary Share”), shall automatically be cancelled and cease to exist in exchange for the right to receive such number of Class A ordinary shares of PubCo, with a par value of US$0.0001 per share (“PubCo Class A Ordinary Share”), at the Holdco Exchange Ratio; and each Class B ordinary share of Holdco, with a par value of US$0.01 per share (“Holdco Class B Ordinary Share”), shall automatically be cancelled and cease to exist in exchange for the right to receive such number of Class B ordinary shares of PubCo, with a par value of US$0.0001 per share (“PubCo Class B Ordinary Share”), at the Holdco Exchange Ratio. At the Initial Merger Effective Time, each holder of Holdco Shares (“Holdco Shareholder”) shall cease to have any other rights in and to the Holdco or the Surviving Corporation, other than those provided by the Merger Agreement. As soon as reasonably practicable (but in any event no later than two Business Days) prior to the Closing Date, the Holdco shall deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) with underlying calculations setting forth the corresponding number of Merger Consideration Shares payable to each Holdco Shareholder in accordance with the terms of the Merger Agreement and the Holdco Organizational Documents. Holdco Treasury Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor. Each of the Holdco Dissenting Shares issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled and cease to exist and shall thereafter represent only the right to receive the applicable payments set forth in the Merger Agreement.

At the time at which the SPAC Merger becomes effective (the “SPAC Merger Effective Time”), pursuant to the SPAC Merger: (a) each share of capital stock of Merger Sub 2 that is issued and outstanding prior to the SPAC Merger Effective Time shall automatically be converted into one share of common stock of the SPAC Merger Surviving Corporation (and the shares of the SPAC Merger Surviving Corporation into which the shares of Merger Sub 2’s capital stock are so converted shall be the only shares of the SPAC Merger Surviving Corporation’s capital stock that are issued and outstanding immediately after the SPAC Merger Effective Time); (b) each unit of SPAC (“SPAC Unit”), consisting of one share of the Aquaron’s shares of common stock (“SPAC Common Stock”) and one right of Aquaron (“SPAC Right”), that is outstanding immediately prior to the SPAC Merger Effective Time, shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Common Stock and one SPAC Right in accordance with the terms of the applicable SPAC Unit (“Unit Separation”); (c) immediately following the Unit Separation, each share of SPAC Common Stock that is issued and outstanding immediately prior to the SPAC Merger Effective Time (including each share of SPAC Common Stock converted from SPAC Rights) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued, fully paid and non-assessable PubCo Class A Ordinary Share without interest; (d) the SPAC Treasury Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor; (e) immediately following the Unit Separation, every five (5) SPAC Rights that were issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted to one share of SPAC Common Stock; and (f) at the SPAC Merger Effective Time, the unit purchase option of SPAC (the “SPAC UPO”) that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for one (1) unit purchase option of PubCo (the “PubCo UPO”). The completion of the Initial Merger is a condition precedent for the completion of the SPAC Merger.

Following the closing of the Business Combination (the “Closing”) and in addition to the Merger Consideration Shares, PubCo shall

1.      issue an aggregate of up to 10,000,000 PubCo Ordinary Shares (which shall be equitably adjusted for share subdivisions, share consolidations, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction) (the “Earn-out Shares”) to the Holdco Shareholders who hold Holdco Shares as of immediately prior to the Initial Merger Effective Time on a pro rata basis, upon each of the occurrences of the PubCo’s reporting of its consolidated revenue being no less than RMB60,000,000 for the fiscal year ended on December 31, 2024 (the “Earn-out Event I”) and the PubCo’s reporting of its consolidated revenue being no less than RMB100,000,000 for the fiscal year ended on December 31, 2025 (the “Earn-out Event II” and collectively with Earn-out Event I, the “Earn-out Events”);

2.      be entitled to set up an equity incentive pool, representing 15% of the share capital of the PubCo on a post-Closing fully diluted basis, for the purpose of administration of share incentive awards to be granted to eligible participants including directors, officers, employees and consultants of the Combined Company under a share incentive plan to be adopted by resolution of the PubCo’s board of directors or any committee appointed for this purpose by the PubCo’s board of directors (the “Fixed Incentive Plan”); and

3.      upon the occurrence of each Earn-out Event, issue an additional 5,000,000 PubCo Ordinary Shares (which number shall be appropriately adjusted) to eligible participants including directors, officers and employees of the Combined Company under a share incentive plan to be adopted by resolution of the PubCo’s board of directors or any committee appointed for this purpose by the PubCo’s board of directors (the “Earn-out Incentive Plan”, collectively with the Fixed Incentive Plan, the “PubCo Incentive Plan”).

This proxy statement/prospectus is registering the following securities:

•        2,868,236 PubCo Class A Ordinary Shares issuable in exchange for all outstanding shares of SPAC Common Stock in connection with the SPAC Merger on a one-for-one basis, including (1) 107,987 PubCo Class A Ordinary Shares issuable in exchange for shares of SPAC Common Stock owned by public stockholders of Aquaron (“SPAC Public Stockholders”), assuming no further redemption by the SPAC Public Stockholders; (2) 1,354,295 PubCo Class A Ordinary Shares issuable in exchange for shares of SPAC Common Stock owned by certain of Aquaron’s insiders (the “Insiders”); (3) 268,765 PubCo Class A Ordinary Shares issuable in exchange for shares of SPAC Common Stock owned by Aquaron Investments LLC (the “Sponsor”); (4) 1,083,436 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock underlying 5,417,180 SPAC Rights held by SPAC Public Stockholders; and (5) 53,753 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock underlying 268,765 SPAC Rights held by the Sponsor;

•        110,000,000 PubCo Class A and Class B Ordinary Shares issuable to the Holdco Shareholders, including (1) 83,081,000 PubCo Class A Ordinary Shares and 16,919,000 Class B Ordinary Shares issuable to the Holdco Shareholders in connection with the Mergers; and (2) 10,000,000 PubCo Class A Ordinary Shares representing the maximum potential number of Earn-out Shares issuable to the Holdco Shareholders upon the occurrences of the Earn-out Events;

•        3,128 PubCo Class A Ordinary Shares issuable to Chardan Capital Markets LLC (“Chardan”), the representative of the underwriters of Aquaron’s initial public offer, and/or its designees in exchange for the 3,128 shares of SPAC Common Stock to be issued to Chardan and/or its designees upon the Closing as deferred underwriting commission;

•        54,171 PubCo Class A Ordinary Shares issuable to Chardan and/or its designees in exchange for the SPAC Common Stock underlying the 54,171 SPAC Private Units to be issued to Chardan and/or its designees upon the Closing as deferred underwriting commission;

•        10,834 PubCo Class A Ordinary Shares issuable to Chardan and/or its designees in exchange for the SPAC Common Stock issuable in respect of the rights underlying the 54,171 SPAC Private Units (as defined below) to be issued to Chardan and/or its designees upon the Closing as deferred underwriting commission;

•        97,509 PubCo Class A Ordinary Shares included in units underlying the PubCo UPO;

•        19,501 PubCo Class A Ordinary Shares issuable in respect of rights included in Units underlying PubCo UPO; and

•        1,500,000 PubCo Class A Ordinary Shares to be issued to Arbor Lake Investment Limited (“Arbor Lake”) as financial advisor to Aquaron upon Closing of the Mergers as compensation.

•        One PubCo UPO issuable to Chardan and/or its designees in exchange for the SPAC UPO in connection with the SPAC Merger on a one-for-one basis.

At the special meeting of Aquaron’s stockholders (the “Special Meeting”), Aquaron’s stockholders will be asked to consider and vote upon the following proposals:

1.      The Business Combination Proposal: a proposal to approve and adopt the Merger Agreement and the Mergers (the “Business Combination Proposal” or “Proposal No. 1”). A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A;

2.      The Redomestication Proposal: a proposal to approve the “redomestication” from Delaware to Cayman Islands that will take place with respect to the new public holding company pursuant to the terms of the Merger Agreement (the “Redomestication Proposal” or “Proposal No. 2”);

3.      [The Incentive Plan Proposal: a proposal to approve the PubCo Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 3”). A copy of the PubCo Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex B;]

4.      The PubCo Charter Proposal: a proposal to amend PubCo’s memorandum and articles of association (the “PubCo Charter Proposal” or “Proposal No. 4”). A copy of the proposed amended and restated memorandum and articles of association of PubCo is attached to the accompanying proxy statement/prospectus as Annex C;

5.      The NTA Requirement Amendment Proposal: a proposal to amend the Amended and Restated Certificate of Incorporation of Aquaron (the “Charter”) to delete Article SIXTH D from the Charter, which provides: “The Corporation will not consummate any Business Combination unless it has net tangible assets of at least $5,000,001 (such limitation, the “Redemption Limitation”) upon consummation of such Business Combination” (the “NTA Requirement Amendment Proposal” or “Proposal No. 5”).

6.      The Adjournment Proposal: a proposal to adjourn the Special Meeting under certain circumstances, which is more fully described in this proxy statement/prospectus (the “Adjournment Proposal” or “Proposal No. 6” and, together with the Business Combination Proposal, the Redomestication Proposal, the Incentive Plan Proposal, the PubCo Charter Proposal, and the NTA Requirement Amendment Proposal, the “Proposals”).

Each SPAC Unit consists of one share of SPAC Common Stock and one SPAC Right. Each SPAC Right that is issued and outstanding immediately prior to the SPAC Merger Effective Time will convert into one-fifth of a share of SPAC Common Stock. Immediately following the Unit Separation, all SPAC Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

Upon the consummation of the Business Combination, the current equity holdings of Aquaron’s stockholders shall be exchanged as follows:

(i)     Each share of SPAC Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time (other than any redeemed shares), will automatically be cancelled and cease to exist and for each share of such SPAC Common Stock, PubCo shall issue to each stockholder of Aquaron (other than those who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo Class A Ordinary Share, which, unless explicitly stated herein, shall be fully paid and non-assessable;

(ii)    The holders of SPAC Rights that are issued and outstanding immediately prior to the SPAC Merger Effective Time and convertible into one-fifth (1/5) of one share of SPAC Common Stock will receive one-fifth (1/5) of one PubCo Class A Ordinary Share in exchange for the cancellation of each SPAC Right; provided, however, that no fractional shares will be issued and all fractional shares will be rounded down to the nearest whole share; and

(iii)   The holders of the SPAC UPO to purchase units consisting of SPAC Common Stock and SPAC Rights issued and outstanding immediately prior to the SPAC Merger Effective Time will automatically be cancelled and cease to exist in exchange for one (1) PubCo UPO.

It is anticipated that, upon consummation of the Business Combination, Aquaron’s stockholders, including the Sponsor, will own approximately [2.83]% of the issued PubCo Ordinary Shares, and Holdco Shareholders will own approximately [95.67]% of the issued PubCo Ordinary Shares, including all of the issued PubCo Class B Ordinary Shares. These relative percentages assume that none of the existing SPAC Public Stockholders exercise its redemption rights. If any of the existing SPAC Public Stockholders exercise its redemption rights, the anticipated percentage ownership of Aquaron’s stockholders will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.

Nasdaq suspended trading in Aquaron’s securities on March 7, 2025. The SPAC Units, SPAC Common Stock and SPAC Rights are currently quoted on the over-the-counter trading market under the symbols “AQUC,” “AQUNU” and “AQUNR”, respectively. PubCo has applied to list the PubCo Class A Ordinary Shares on the Nasdaq Stock Market under the symbol “[            ]” in connection with the Closing. Aquaron cannot assure you that PubCo Class A Ordinary Shares will be approved for listing on Nasdaq.

As of [May 12], 2025, there was approximately US$[1,266,175,46] in Aquaron’s Trust Account (as defined below). The closing price of the Company’s common stock quoted on an over-the-counter trading market on [May 9, 2025], was $[11.69].

Investing in PubCo Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 57 for a discussion of information that should be considered in connection with an investment in PubCo Ordinary Shares.

Although PubCo is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Business Combination (the “Closing”), PubCo will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is a condition of the consummation of the Business Combination that the PubCo Class A Ordinary Shares are approved for listing on the Nasdaq (subject only to official notice of issuance thereof). While trading on the Nasdaq Stock Market is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that PubCo’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors — Risks Relating to PubCo Operating as a Public Company — Although as a Foreign Private Issuer, PubCo is exempt from certain corporate governance standards applicable to US domestic issuers, if PubCo cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, PubCo’s securities may not be listed or may be delisted, which could negatively impact the price of its securities and your ability to sell them.”

Investors are cautioned that you will not receive shares of a China-based operating company in connection the Business Combination but instead will receive shares of a Cayman Islands holding company that will conduct its operations through its subsidiaries based in China after the Business Combination and that this structure involves unique risks to investors.

After the Business Combination, PubCo will be a Cayman Islands holding company rather than a Chinese operating company. As a holding company with no material operations of its own, PubCo conducts all of its operations and operates its business in China through its PRC subsidiaries (“PRC Subsidiaries”), in particular, Huture Motors (Shanghai) Co., Ltd. (小氢汽车（上海）有限公司) (the “Company”). Because of PubCo’s corporate structure as a Cayman Islands holding company with operations conducted by the PRC Subsidiaries, it involves unique risks to investors. The PRC government has significant authority to exert influence on or intervene the operation of China-based issuers, such as Huture Motors and PubCo at any time following the Business Combination in relation to how we conduct our business, which could result in a material adverse change in our operations and the value of PubCo’s securities. The PRC government’s enforcement of PRC laws may in turn influence our operations at any time, which could cause the value of the securities of PubCo to significantly decline or become worthless and affect our ability to offer or continue to offer securities to investors. Investors in PubCo Ordinary Shares should be aware that they will not directly hold equity interests in the Chinese operating entities, but rather will hold equity solely in PubCo, the Cayman Islands holding company, which will indirectly own 100% equity interests in the PRC Subsidiaries after the Business Combination. See “Risk Factors — Risks Related to Doing Business in China — The PRC government has significant authority to exert influence on or intervene the operation of China-based issuers, such as Huture Motors and PubCo at any time following the Business Combination in relation to how we conduct our business, which could result in a material adverse change in our operations and the value of PubCo’s securities.” “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, social or other conditions or government policies could have a material adverse effect on Huture Motors’, and following the Business Combination, PubCo’s business, results of operations, financial condition, and the value of PubCo’s securities” and “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our mainland China subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our mainland China subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.” None of PubCo, Holdco or the Company maintains, nor will it maintain variable interest entities in the PRC (including Hong Kong and Macau) after the Closing of the Business Combination.

Following the Business Combination, PubCo will face various legal and operational risks and uncertainties relating to doing business in China. Following the Business Combination, PubCo will operate its business primarily in China, and will be subject to complex and evolving PRC laws and regulations. For example, PubCo will face risks related to regulatory approvals on overseas listings, anti-monopoly regulatory actions, and oversight on cybersecurity, data security and data privacy. Further, any regulatory or enforcement action by a regulatory authority could affect and result in a material change in the operations of PubCo and the value of PubCo’s securities could decline as a result. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and PubCo cannot rule out the possibility that it will in the future release regulations or policies regarding PubCo’s industry that could adversely affect PubCo’s business, financial condition and results of operations, and PubCo’s securities may decline in value or become worthless as a result. Furthermore, the PRC government has recently indicated an intent to improve and strengthen the proper oversight and control, based on gathered experience, over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like PubCo. In the event that PubCo fails to comply with any legal and regulatory requirements of mainland China in relation to overseas securities issuance or foreign investment, PubCo’s ability to offer or continue to offer securities to investors could be significantly limited or completely hindered and the value of PubCo’s securities could significantly decline or become worthless. The PRC regulatory authorities may adopt new laws, regulations, rules or detailed implementation rules and interpretations relating to existing laws, which could limit the legal protection available to the investors in PubCo Ordinary Shares, hinder the PubCo’s ability to offer or continue to offer PubCo Ordinary Shares, result in a material adverse effect on PubCo’s business operations, and damage its reputation, which might further cause PubCo Ordinary Shares to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China.”

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which has become effective on March 31, 2023. The Overseas Listing Trial Measures has comprehensively improved and reformed the regulatory regime for overseas offering and listing of PRC domestic companies’ securities and regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime. According to the Overseas Listing Trial Measures, the Company shall be required to comply with the filing requirements under the Overseas Listing Trial Measures in connection with the Business Combination. In addition, any future securities offerings and listings outside of mainland China by the Company, including, but not limited to, follow-on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under the Overseas Listing Trial Measures. As advised by Commerce & Finance Law Offices, the Company’s PRC counsel, the Company has been actively collecting necessary disclosures to the CSRC in order to fully comply with necessary filing procedures pursuant to the Overseas Listing Trial Measures, and the Company has filed with the CSRC on July 17, 2024. As of the date of this proxy statement/prospectus, the Company has not completed the filing procedures with the CSRC. For a more detailed analysis, see “Risk Factors — Risks Related to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities may be required in connection with this Business Combination under PRC law, and, if so required, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded.”

PRC regulators have been increasingly focused on regulation in areas of data security and data protection and the PRC regulatory requirements regarding cybersecurity are constantly evolving. Various regulatory bodies in China, specifically the Cyberspace Administration of China (the “CAC”), have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. On December 28, 2021, the CAC and 12 other PRC regulatory authorities jointly issued the revised Cybersecurity Review Measures (the “New CAC Measures”), which became effective on February 15, 2022 and replaced the cybersecurity review measures issued in April 2020. According to Article 7 of the New CAC Measures, a network platform operator that holds personal information of more than one million users shall report to Cybersecurity Review Office for cybersecurity review when it seeks to list its securities overseas. The Company believes that neither it nor any of its PRC Subsidiaries are network platform operators engaging in data processing activities that affect or may affect national security, nor do the Company control more than one million users’ personal information, and it would not be required to apply for a cybersecurity review for the Business Combination under the New CAC Measures. For a more detailed analysis, see “Risk Factors — Risks Related to Doing Business in China — Any failure to comply with the various applicable PRC laws and regulations related to data security and cybersecurity could affect our offshore listing and lead to liabilities or other regulatory actions, which would have a material and adverse effect on our business operations.”

On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the Holding Foreign Companies Accountable Act (the “HFCAA”). Under such rules, an issuer that has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction will be identified by the SEC as a “Commission-Identified Issuer.” The SEC will impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. If PubCo is identified as a Commission-Identified Issuer and has a “non-inspection” year, there is no assurance that it will be able to take remedial measures in a timely manner. Besides, pursuant to the HFCAA, on December 16, 2021, the PCAOB issued its determinations (the “PCAOB Determination”) that they are unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong. The Determination includes lists of public accounting firms headquartered in mainland China and Hong Kong that the Board is unable to inspect or investigate completely.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance (“MOF”) of the People’s Republic of China, which governs inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol released by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control, including positions taken by authorities of the PRC. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, the PCAOB will make determinations under the HFCAA as and when appropriate.

The Company’s auditor, Audit Alliance LLP, an independent registered public accounting firm headquartered in Singapore, is currently subject to the U.S. laws, pursuant to which the PCAOB conducts regular inspections to access its compliance with the applicable professional standards. Audit Alliance LLP has been registered with PCAOB since April 2019 and is currently subject to PCAOB inspections. Although the Company believes that the HFCAA and the related regulations do not currently affect it, the Company cannot assure you that there will not be any further implementations and interpretations of the HFCAA or the related regulations, which might pose regulatory risks to and impose restrictions on the Company because of its operations in mainland China. Recent developments with respect to audits of China-based companies, such as the Company, create uncertainty about the ability of their auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. As a result, the investors may be deprived of the benefits of PCAOB’s oversight of the Company’s auditor through such inspections. We could still face the risk of delisting and cease of trading of our securities from a stock exchange or an over-the-counter market in the United States under the HFCAA, as amended by the Consolidated Appropriations Act, 2023, and the securities regulations promulgated thereunder if the PCAOB determines that it is unable to inspect and investigate completely our registered public accounting firms for a period of two consecutive years, and that as a result an exchange may determine to delist our securities. For more details, see “Risk Factors — Risks Related to Doing Business in China — Our independent registered public accounting firm’s audit documentation related to their audit reports included in this proxy statement/prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act (“HFCAA”) after the Business Combination if the PCAOB is unable to adequately inspect audit documentation located in China. The delisting of our ordinary shares or the threat of their being delisted, may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ordinary shares.”

Similar to conducting business in other foreign jurisdictions outside of the U.S., we face certain risks arising from a foreign legal system, including the possibility that the relevant governments may adopt new laws, regulations, rules or detailed implementation rules and interpretations relating to existing laws. As a company with limited operating history, we may not be prepared or capable of complying with the changes in a timely matter. While this may apply to other jurisdictions, changes, application and interpretation of China’s legal system could result in material changes in our business and/or the value of the PubCo securities, or could significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Under the current PRC legal system, we believe that, immediately after the completion of the Business Combination, PubCo is not required to obtain any permits, authorizations, or approvals as a holding company with no actual business operation. However, we cannot predict future developments in the PRC legal system. If any PRC laws, rules or regulations is amended or new laws, rules or regulations is published, after the completion of the Business Combination, PubCo may need to procure additional permits, authorizations and approvals for its operations, which it may not be able to obtain. Our inability to obtain such permits or authorizations may materially adversely affect its business, financial condition and results of operations. Following the Business Combination, cash will be transferred among PubCo and the PRC Subsidiaries in the following manners: (i) funds may be transferred to the PRC Subsidiaries, from PubCo as needed through Holdco, HUTURE (BVI) Ltd. (“BVI Subsidiary”) and HUTURE (HK) Limited. (“Hong Kong Subsidiary”) in the form of capital contributions or shareholder loans, as the case may be; (ii) dividends or other distributions may be paid by the PRC Subsidiaries, to PubCo through Hong Kong Subsidiary, BVI Subsidiary and Holdco. As a holding company, PubCo may rely on dividends and other distributions on equity paid by the PRC Subsidiaries. If any of the PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to PubCo. Current PRC regulations permit PRC Subsidiaries to pay dividends to PubCo through the Hong Kong Subsidiary only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. PubCo is permitted under the laws of Cayman Islands to provide funding to its subsidiaries in mainland China, British Virgin Islands and Hong Kong Special Administrative Region of China (“Hong Kong” or “Hong Kong SAR”) through loans or capital contributions without restrictions on the amount of the funds. Each of Hong Kong Subsidiary and BVI Subsidiary is also permitted under the laws of Hong Kong SAR and British Virgin Islands, respectively, to provide funding to PubCo through dividend distributions without restrictions on the amount of the funds. As of the date of this proxy statement/prospectus, there has not been any funds transferred from the Holdco, BVI Subsidiary or Hong Kong Subsidiary to the PRC Subsidiaries. In the future, however, cash proceeds raised from overseas financing activities, including the Business Combination, may be transferred by PubCo to PRC Subsidiaries via capital contribution or shareholder loans. As of the date of this proxy statement/prospectus, there have not been any such dividends or other distributions from PRC Subsidiaries to the Hong Kong Subsidiary, BVI Subsidiary, Holdco or Holdco’s shareholders outside of China.

Following the Business Combination, PubCo will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Following the Business Combination, PubCo will also be a “foreign private issuer” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, PubCo’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, PubCo will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Immediately prior to the Initial Merger Effective Time, PubCo’s outstanding share capital will be recapitalized to consist of Class A Ordinary Shares of PubCo, par value $0.0001 per share (the “PubCo Class A Ordinary Shares”) and Class B ordinary shares of PubCo, par value $0.0001 per share (the “PubCo Class B Ordinary Shares”). Weishan Chen, the founder of PubCo, through Green Hydrogen (BVI) Ltd., an entity wholly owned by him, will beneficially own all issued and outstanding PubCo Class B Ordinary Shares. Immediately following the consummation of the Business Combination, those PubCo Class B Ordinary Shares will constitute [16.17]% of PubCo’s total issued and outstanding ordinary shares and [65.86]% of the aggregate voting power of PubCo’s total issued and outstanding ordinary shares, assuming that none of Aquaron’s existing public stockholders elect to have their SPAC Common Stock redeemed for cash in connection with the Business Combination as permitted by Aquaron’s bylaws and that none of Aquaron’s stockholders exercises their dissenters’ rights. Such percentages would be even larger if any public stockholder exercises their redemption rights or dissenters’ rights. Holders of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares have the same rights except for voting and conversion rights. Each PubCo Class A Ordinary Share is entitled to one vote, and is not convertible into PubCo Class B Ordinary Shares under any circumstances. Each PubCo Class B Ordinary Share is entitled to ten votes and is convertible into one PubCo Class A Ordinary Share at any time by the holder thereof.

Due to the dual class structure described above, PubCo is, and expects to continue to be a “controlled company” under the Nasdaq Stock Market Listing Rules, and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of its directors be independent, as defined in the Nasdaq Stock Market Listing Rules, and the requirement that the compensation committee and nominating and corporate governance committee consist entirely of independent directors. PubCo currently does not intend to take advantage of these exemptions, subject to application of its home country corporate governance practices. However, we cannot guarantee that this may not change going forward.

The accompanying proxy statement/prospectus provides Aquaron’s stockholders with detailed information about the Business Combination and other matters to be considered at the special meeting of Aquaron’s stockholders. The Business Combination was not structured to require the approval of at least a majority of unaffiliated stockholders of Aquaron, as permitted under the SPAC Charter and the Delaware General Corporate Law, as amended. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 57 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [          ], 2025, and is first being mailed to Aquaron’s stockholders on or about [          ], 2025.

AQUARON ACQUISITION CORP.
515 Madison Avenue 8th Floor
New York, NY 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [          ], 2025

TO THE STOCKHOLDERS OF AQUARON ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Aquaron Acquisition Corp., a Delaware corporation (“Aquaron”), will be held on [          ], 2025 at 10:00 AM Eastern Time (the “Special Meeting”). Due to the public health concerns, and our concerns about protecting the health and well-being of our stockholders, the board of directors of Aquaron (the “Aquaron Board”) has determined to convene and conduct the Special Meeting in a virtual meeting format at https://www.cleartrustonline.com/aqu. Stockholders will NOT be able to attend the Special Meeting in person. This proxy statement includes instructions on how to access the virtual Special Meeting and how to listen and vote from home or any remote location with Internet connectivity. The Special Meeting will be held for the following purposes:

1.      The Business Combination Proposal: a proposal to approve and adopt the Merger Agreement and the Mergers (the “Business Combination Proposal” or “Proposal No. 1”). A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;

2.      The Redomestication Proposal: a proposal to approve the “redomestication” from Delaware to Cayman Islands that will take place with respect to the new public holding company pursuant to the terms of the Merger Agreement (the “Redomestication Proposal” or “Proposal No. 2”);

3.      The Incentive Plan Proposal: a proposal to approve certain incentive plans of PubCo (the “Incentive Plan Proposal” or “Proposal No. 3”). A copy of the incentive plans is attached to the accompanying proxy statement/prospectus as Annex B;

4.      The PubCo Charter Proposal: a proposal to amend PubCo’s memorandum and articles of association (the “PubCo Charter Proposal” or “Proposal No. 4”). A copy of the proposed amended and restated memorandum and articles of association of PubCo is attached to the accompanying proxy statement/prospectus as Annex C;

5.      The NTA Requirement Amendment Proposal: a proposal to amend the Amended and Restated Certificate of Incorporation of Aquaron (the “Charter”) to delete Article SIXTH D from the Charter, which provides: “The Corporation will not consummate any Business Combination unless it has net tangible assets of at least $5,000,001 upon consummation of such Business Combination” (the “NTA Requirement Amendment Proposal” or “Proposal No. 5”)

6.      The Adjournment Proposal: a proposal to adjourn the Special Meeting under certain circumstances, which is more fully described in the accompanying proxy statement/prospectus (the “Adjournment Proposal” or “Proposal No. 6” and, together with the Business Combination Proposal, the Redomestication Proposal, the Incentive Plan Proposal, the NTA Requirement Amendment Proposal, and the PubCo Charter Proposal, the “Proposals”).

All of the proposals set forth above are sometimes collectively referred to herein as the “Proposals.” Under the Merger Agreement, the Closing is conditioned upon the approval of the Business Combination Proposal, the Redomestication Proposal, and the Charter Proposal (collectively, the “Condition Precedent Proposals”) and each of the Condition Precedent Proposal is cross-conditioned on the approval of each other. The Incentive Plan Proposal and the NTA Requirement Amendment Proposal are conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Incentive Plan Proposal and the NTA Requirement Amendment Proposal will have no effect, even if approved by our stockholders. The Adjournment Proposal is not conditioned upon the approval of any other proposal. If Aquaron does not consummate the Business Combination and fails to complete an initial business combination by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), Aquaron will be required to dissolve and liquidate.

Pursuant to Aquaron’s Charter, Aquaron is providing its public stockholders with the opportunity to redeem all or a portion of their shares of SPAC Common Stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the Special Meeting, including interest, less taxes payable, divided by the number of then outstanding shares of SPAC Common Stock that were sold as part of the SPAC Units in Aquaron’s IPO, subject to the limitations described herein. SPAC Public Stockholders may elect to redeem their shares even if they vote for the Business Combination or do not vote at all. Aquaron currently has no specified maximum redemption threshold under Aquaron’s amended and restated certificate of incorporation, except that the redemption will exceed the amount that cause Aquaron’s net tangible assets to be less than US$5,000,0001 upon consummation of its initial business combination. Holders of outstanding SPAC Rights do not have redemption rights in connection with the Business Combination.

As of the record date, there were [          ] shares of SPAC Common Stock issued and outstanding and entitled to vote. Only Aquaron’s stockholders who hold shares of record as of the close of business on [          ], 2025 are entitled to vote at the Special Meeting or any adjournment of the Special Meeting. This proxy statement/prospectus is first being mailed to Aquaron’s stockholders on or about [          ], 2025. Approval of each of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding SPAC Common Stock present and entitled to vote at the Special Meeting or any adjournment thereof. The Insiders, including the Sponsor, which owns approximately [93.76]% of SPAC Common Stock as of the record date, have agreed to vote its SPAC Common Stock in favor of the Business Combination Proposal, the Redomestication Proposal, the Incentive Plan Proposal, PubCo Charter Proposal, the NTA Requirement Amendment Proposal, and the Adjournment Proposal. As a result, we anticipate that all of the Proposals will be approved.

Material Financing Transactions

Between February 2023 and March 2024, the Sponsor provided Aquaron with six unsecured, interest-free promissory notes totaling $849,626 (collectively, the “Sponsor Notes”) to support transaction costs related to a proposed business combination and for general working capital purposes. The Sponsor has the right to convert the Sponsor Notes into shares of Aquaron’s common stock — $549,626 of the notes are convertible at a fixed price of $10.00 per share, and the remaining $300,000 at approximately $8.33 per share. All Sponsor Notes are repayable upon the earlier of the consummation of a business combination or the liquidation of Aquaron. If the Sponsor elects to convert the notes in accordance with their terms, it will receive up to 90,962 shares of Aquaron’s common stock, which will be exchanged for PubCo Class A Ordinary Shares upon the closing of the Business Combination. In addition to the Sponsor Notes, Aquaron received additional funding from the Sponsor to cover its operational costs, resulting in an amount due to related party balance of $148,757 as of December 31, 2024, which remains unchanged as of the date of this proxy statement/prospectus.

On June 30, 2023, October 3, 2023, January 3, 2024, February 2, 2024, March 1, 2024, April 8, 2024, May 2, 2024, June 4, 2024, and July 8, 2024, Aquaron issued unsecured promissory notes (the “Bestpath Notes”) in the principal amount of $210,000, $210,000, $70,000, $70,000, $70,000, $70,000, $20,000, $20,000, and $20,000, respectively, to Bestpath in exchange for Bestpath depositing these amounts into the Trust Account in order to extend the amount of time it has available to complete a business combination. As of December 31, 2024, the total outstanding balance under the Bestpath Notes was $760,000, which remains unchanged as of the date of this proxy statement/prospectus. The Bestpath Notes do not bear interest and mature upon closing of a business combination by Aquaron. In addition, the Bestpath Notes may be converted by the holder into shares of common stock of Aquaron identical to the common stock issued in the Aquaron’s IPO at a price of approximately $8.33 per share. If Bestpath elects to convert the notes in accordance with their terms, it will receive up to 91,200 shares of Aquaron’s common stock, which will be exchanged for PubCo Class A Ordinary Shares upon the closing of the Business Combination.

On August 6, 2024, September 4, 2024, October 2, 2024, November 5, 2024, December 4, 2024, January 5, 2025, February 5, 2025, March 6, 2025, and April 6, 2025, Aquaron issued unsecured promissory notes (the “Huture Notes”) to Huture Motors in nine separate payments of $20,000 each, totaling $180,000 in exchange for Huture Motors depositing these amounts into the Trust Account in order to extend the amount of time it has available to complete a business combination. Following the redemption that occurred immediately after the annual stockholder meeting held on May 6, 2025, the monthly extension fee was reduced to $16,198.05. Accordingly, on May 6, 2025, Aquaron issued an additional Huture Note for $16,198.05 to Huture Motors, with this amount also deposited into the Trust Account to further extend the business combination completion period. The Huture Notes do not bear interest and mature upon closing of a business combination by Aquaron. In addition, the Huture Notes may be converted by the holder into shares of common stock of Aquaron identical to the common stock issued in Aquaron’s IPO at a price of approximately $8.33 per share. If Huture Motors elects to convert the notes in accordance with their terms, it will receive up to [23,543] shares of Aquaron’s common stock, which will be exchanged for PubCo Class A Ordinary Shares upon the closing of the Business Combination.

Whilst PubCo is continuing to work toward obtaining the PIPE Financing, no subscription agreements has been entered into as of the date of this proxy statement/prospectus. Accordingly, there can be no assurances that PubCo will be able to secure the PIPE Financing. In the event that there is PIPE Financing, PIPE investors may be investing at a discount to Aquaron’s public offering price, i.e., $10.00 per unit, compared to the investors in Aquaron’s IPO, and consequently may result in significant dilution to the implied value of the public shares owned by the Aquaron’s current stockholders upon the consummation of the Business Combination. See “Risk Factors — Risks Relating to PubCo’s Securities Following the Business Combination — PIPE investors, if any, may be investing at a discount to Aquaron’s public offering price, i.e., $10.00 per unit, compared to the investors in Aquaron’s IPO, and consequently may result in significant dilution to the implied value of the public shares owned by the Aquaron’s current stockholders upon the consummation of the Business Combination.”

Compensation of the Sponsor, its Affiliates and Promoters

Set forth below is a summary of the terms and amount of the securities as compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Aquaron to the Sponsor and its affiliates, and the price paid or to be paid for such securities or any related financing transaction. The Sponsor did not, and will not receive any cash compensation during the ordinary course of Aquaron’s operation or in connection with the Business Combination.

Entity	Amount of PubCo Securities upon the Closing of Business Combination	Amount of Securities	Consideration
Aquaron Investments LLC (the Sponsor)	1,309,295 PubCo Class A Ordinary Shares	1,309,295 shares of SPAC Common Stock as Insider Shares	$24,217
	322,518 PubCo Class A Ordinary Shares	268,765 SPAC Private Units (including 268,765 shares of SPAC Common Stock and 53,753 shares of SPAC Common Stock underlying 268,765 SPAC Rights)	$2,687,654
	90,962 PubCo Class A Ordinary Shares	90,962 shares of SPAC Common Stock	$849,626
Sum	1,722,775 PubCo Class A Ordinary Shares	—	$3,561,497
Officers and Directors	45,000 PubCo Class Ordinary Shares	45,000 shares of SPAC Common Stock as Insider Shares	$783
TOTAL	1,767,775 PubCo Class A Ordinary Shares	—	$3,562,280

In addition to the Sponsor Notes, Aquaron received further funding from the Sponsor to cover its operational costs, resulting in an amount due to related party balance of $148,757 as of December 31, 2024. This amount remains unchanged as of the date of this proxy statement/prospectus. Furthermore, as of the date of this proxy statement/prospectus, neither the Sponsor nor Aquaron’s officers, directors, affiliates, or promoters have incurred any unpaid reimbursable expenses.

As of the date of this proxy statement/prospectus, the Sponsor’s total at-risk capital amounts to $3,710,254, consisting of: (i) $24,217 for the purchase of 1,309,295 Insider Shares, (ii) $2,687,654 for the purchase of 268,765 SPAC Private Units, (iii) US$849,626 under the Sponsor Notes, and (iv) US$148,757 as amount due to related party balance. If the Sponsor chooses not to convert the Sponsor Notes upon closing of the Business Combination, the average per-share price paid by the Sponsor could be as low as approximately $1.66, compared to the $10.00 per-share price paid by public stockholders during Aquaron’s IPO. This figure is calculated by dividing the total cost of the Insider Shares and the shares underlying the SPAC Private Units by the total number of those shares. The Sponsor will still be able to make a positive rate of return even if the market price of the PubCo Ordinary Shares is very low after the closing of the Business Combination. In contrast, a public stockholder who purchased shares in Aquaron’s IPO and later chose not to exercise redemption rights would only make a positive rate of return if the trading price of PubCo Ordinary Shares exceeds $10.00 per share.

The Sponsor acquired its Insider Shares at a nominal price of approximately $0.018 per share, compared to the $10.00 per share paid by Aquaron’s public shareholders in its initial public offering. This substantial price difference has resulted in meaningful dilution to the equity interests of Aquaron’s public shareholders, including Aquaron’s non-redeeming shareholders. However, upon the Closing, because the Insider Shares and the shares underlying the SPAC Private Units have already been issued, the comparatively small number of additional shares issuable under the SPAC Rights and the promissory notes is not expected to cause any material dilution to the equity interests of Aquaron’s non-redeeming shareholders.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Aquaron Board in favor of adoption of the Business Combination Proposal, the Redomestication Proposal and the other related Proposals, you should keep in mind that Aquaron’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including the following:

•        If the proposed Business Combination is not completed by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), Aquaron will be required to liquidate. In such event, the 1,354,295 shares of SPAC Common Stock held by the Insiders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Such shares had an aggregate market value of approximately US$[15.7] million based on the closing price of SPAC Common Stock of US$[11.60] on the over-the-counter market as of [April 2], 2025;

•        If the proposed Business Combination is not completed by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), the 268,765 SPAC Private Units purchased by the Sponsor for a total purchase price of US$2,687,654, will be worthless. Such Private Units had an aggregate market value of approximately US$[3.2] million based on the closing price of SPAC Unit of US$[11.90] on Nasdaq as of [April 2], 2025; If Aquaron is able to complete a business combination within the required time period, the Sponsor and Insiders may receive a positive return on the Aquaron securities held by them, even if SPAC Public Stockholders may experience a negative return on their investment in the SPAC Common Stocks after consummation of the Business Combination;

•        The Sponsor’s aggregate at risk capital is US$3,710,254 as of the date of this proxy statement/prospectus, comprised of (i) the purchase price of US$24,217 for 1,309,295 Insider Shares, (ii) the purchase price of US$2,687,654 for 268,765 SPAC Private Units, (iii) US$849,626 under Sponsor Notes, and (iv) US$148,757 as amount due to related party balance. Such Insider Shares had an estimated aggregate market value of $[            ] million based upon the closing price of $[            ] per SPAC Common Stock on Nasdaq on the Record Date. Such units had an estimated aggregate value of $[            ] million based on the closing price of $[            ] per SPAC Unit on Nasdaq on the Record Date. As of the date of this proxy statement/prospectus, the Sponsor and its affiliates do not have out-of-pocket expenses awaiting reimbursement. If Aquaron is unable to complete a business combination within the required time period, the Insider Shares and the securities underlying the SPAC Private Units will expire worthless, and the promissory notes may only be repaid with working capital held outside the Trust Account and not with proceeds held in the Trust Account. The Sponsor and its affiliates do not otherwise have any amounts otherwise owed or payable by Aquaron. The Sponsor does not hold any interest in Huture Motors;

•        The aggregate at risk capital of Aquaron’s officers and directors is US$783, representing consideration paid for the 45,000 Insider Shares. Such Insider Shares had an estimated aggregate market value of $[            ] million based upon the closing price of $[            ] per SPAC Common Stock on Nasdaq on the Record Date. If Aquaron is unable to complete a business combination within the required time period, such Insider Shares will be worthless. The directors and officers of Aquaron do not hold any interest in Huture Motors;

•        The exercise of Aquaron’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Aquaron’s stockholders’ best interest;

•        Aquaron’s officers and directors, the Sponsor and its affiliates will be reimbursed for any reasonable fees and out-of-pocket expenses incurred in connection with activities on Aquaron’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations (including the Business Combination). As of the date of this proxy statement/prospectus, nil had been incurred or accrued in respect of such expense reimbursement obligation;

•        The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        In order to fund working capital deficiencies in connection with a Business Combination, Aquaron’s insiders, officers and directors or their affiliates may, but are not obligated to, loan Aquaron funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to US$600,000 of the notes may be converted upon consummation of the Business Combination into SPAC Private Units at a price of $10.00 per unit (which, for example, would result in the holders being issued units to acquire 72,000 shares of SPAC Common Stock (which includes 12,000 shares of SPAC Common Stock issuable upon exercise of rights). If Aquaron does not complete a business combination, the loans would be repaid out of funds not held in the Trust Account, and only to the extent available. As of the date of this proxy statement/prospectus, US$849,626 was outstanding under all promissory notes issued by Aquaron to the Sponsor;

•        None of our officers and directors is required to commit their full time to Aquaron’s affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities;

•        In the course of their other business activities, Aquaron’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to Aquaron as well as the other entities with which they are affiliated. Aquaron’s officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by Aquaron. Thus, Aquaron’s officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Aquaron’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Aquaron, subject to application fiduciary duties under Delaware laws. The SPAC Charter provides that Aquaron renounces its interest in any corporate opportunity offered to any director or officer of Aquaron. This waiver allows Aquaron’s directors and officers to allocate opportunities based on a combination of the objectives and fundraising needs of the target as well as the investment objectives of the entity. Aquaron does not believe that the waiver of the application of the corporate opportunity doctrine in the SPAC Charter otherwise had a material impact on its search for a potential business combination target. The following table summarizes the relevant pre-existing fiduciary or contractual obligations of our officers and directors:

Name of Individual	Name of Affiliated Company	Entity’s Business	Affiliation
Yanyan Lin	Bole Education Consulting Inc.	Education consulting	Founder and Chief Executive Officer
Yi Zhou	Ease Consulting	Finance consulting	Founder and Chief Executive Officer
Yang Wang	Haoyue Healthcare Fund	PE fund	Partner

•        Aquaron’s existing directors and officers will be eligible for continued indemnification and continued coverage under Aquaron’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Merger Agreement; The existence of financial and personal interests of one or more of Aquaron’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aquaron and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Aquaron’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. These interests may influence the Aquaron Board in making its recommendation that you vote in favor of the approval of the Business Combination Proposal, Redomestication Proposal and the other Proposals.

In addition, Holdco’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including the following:

•        In order to extend the amount of time Aquaron has available to complete a business combination, Aquaron has issued to unsecured promissory notes to Holdco in exchange for Holdco to deposited into Aquaron’s Trust Account certain amount of funds. The notes do not bear interest and mature upon closing of a business combination by Aquaron. In addition, the notes may be converted by the Holdco into units of Aquaron identical to the units issued in Aquaron’s initial public offering at a price of $10.00 per unit (each unit is consisted of one share of common stock and one right to receive one-fifth (1/5) of a share of common stock). If Aquaron does not complete a business combination, the notes would be repaid out of funds not held in the Trust Account, and only to the extent available. As of the date of this proxy statement/prospectus, US$[            ] was outstanding under all promissory notes issued by Aquaron to the Holdco. Except for the conflicts of interest noted above, which primarily relate to the interests of officers and directors and the Sponsor, there are no conflicts of interest between the Sponsor or its affiliates, Aquaron’s officers, directors, or promoters, or Huture Motors’ officers and directors, and the unaffiliated shareholders of Aquaron. For a description of the fiduciary obligations held by Aquaron’s officers and directors to other entities, see “Aquaron’s Directors, Executive Officers and Executive Compensation — Conflicts of Interest” and “PubCo’s Directors, Executive Officers and Compensation — Conflicts of Interest.”

Aquaron’s directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Aquaron Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination. However, the Aquaron Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the IPO and would be included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, and (iii) this business combination was structured so that the business combination may be completed even if Aquaron public stockholders redeem a substantial portion of the shares of SPAC Common Stock. The Aquaron Board concluded that the potential benefits that it expected Aquaron and its stockholders to achieve as a result of the merger outweighed the potentially negative and other factors associated with the merger. Accordingly, the Aquaron Board unanimously determined that the merger and the transactions contemplated by the Merger Agreement, were advisable and in the best interests of Aquaron and its stockholders.

Each stockholder’s vote is very important. Whether or not you plan to attend the Special Meeting, please sign, date and return your proxy card without delay to ClearTrust, LLC.

If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Aquaron Board “FOR” each of the Proposals presented at the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted. If you fail to return your proxy card by the deadline specified and do not attend the Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting but will otherwise have no effect on the Proposals.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the Proposals presented to the stockholders at the Special Meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the Proposals presented at the Special Meeting. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote, obtain a proxy from your broker, bank or nominee. If you do not provide instructions with your proxy, your broker, bank or other nominee may still deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purposes of establishing a quorum but will not be counted as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

Aquaron’s stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from being able to vote online at the meeting. If you are a holder of record and you attend the Special Meeting and wish to vote online, you may withdraw your proxy and vote online at the meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. Abstentions will be counted in connection with the determination of whether a valid quorum is established. Assuming that a quorum is present, attending the annual meeting either in person online or by proxy and abstaining from voting will have the same effect as voting against all the Proposals other than the Adjournment Proposal. Abstentions will have no effect with respect to the vote on the Adjournment Proposal (assuming the presence of a quorum), or, in the absence of a quorum, will have the same effect as a vote “AGAINST” the Adjournment Proposal.

As permitted under the SPAC Charter (as defined herein) and the Delaware General Corporate Law, as amended, the independent directors of Aquaron did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders of Aquaron for purpose of negotiating the terms of the Merger Agreement and/or preparing a report concerning the approval of the Business Combination.

The Aquaron Board has unanimously approved the Merger Agreement, and determined that each of the proposals is advisable and in the best interest of Aquaron and its stockholders, and unanimously recommends that Aquaron’s stockholders vote “FOR” approval of each of the Proposals.

If you have any questions or need assistance voting your SPAC Common Stock, please contact our proxy solicitor ClearTrust, LLC at 813.235.4490 (call collect), or by sending an email to inbox@cleartrusttransfer.com. This notice of Special Meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://www.cleartrustonline.com/aqu.

Thank you for your participation. We look forward to your continued support.

By order of the Board of Directors,

Yi Zhou Chief Executive Officer Aquaron Acquisition Corp.
[ ], 2025

ALL HOLDERS OF SPAC COMMON STOCK ISSUED IN AUQRON’S IPO, EXCLUDING THE SPONSOR AND AQUARON’S OFFICERS AND DIRECTORS TO THE EXTENT THAT THEY HOLD SUCH SHARES (THE “PUBLIC SHAREHOLDERS”), HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING SPAC COMMON STOCK MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL. TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR SHARES (TOGETHER WITH ANY APPLICABLE SHARE CERTIFICATES AND REDEMPTION FORMS) TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AQUARON’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING OF AQUARON STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

HOW TO OBTAN ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about Aquaron and Huture Motors from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the SEC website at http://www.sec.gov or by requesting them in writing, by e-mail, or by telephone at the appropriate address below:

Aquaron Acquisition Corp.
515 Madison Avenue, 8th Floor
New York, NY 10022
Attn: Yi Zhou
Email: yizhou@aquaroncorp.com

You may also contact the Company’s proxy solicitor at:

ClearTrust, LLC
16540 Pointe Village Dr, Ste 210
Lutz, FL 33558
Tel: (813) 235-4490
Email: inbox@cleartrusttransfer.com

You will not be charged for any of these documents that you request.    To ensure timely delivery, investors must request this information no later than five business days before the date of the Special Meeting, or no later than [            ], 2025.

i

SELECTED DEFINITIONS

“Acquisition Entity”	means each of PubCo, Merger Sub 1 and Merger Sub 2.
“Acquisition Entities”	means PubCo, Merger Sub 1 and Merger Sub 2, collectively.
“Additional Agreements”	means each agreement, document, instrument and/or certificate entered into in connection with the Merger Agreement or therewith and any and all exhibits and schedules thereto.
“Adjournment Proposal” or “Proposal No. 6”	means a proposal to adjourn the Special Meeting under certain circumstances, which is more fully described in the accompanying proxy statement/prospectus.
“Aquaron” or “SPAC”	means Aquaron Acquisition Corp.
“Aquaron Board”	means the board of directors of Aquaron.
“Arbor Lake”	means Arbor Lake Investment Limited.
“Business Combination”	means the Mergers and the other Transactions to be consummated under the Merger Agreement.
“Business Combination Proposal” or “Proposal No. 1”	means a proposal to approve and adopt the Merger Agreement and the Mergers.
“CAC”	means Cyberspace Administration of China.
“Cayman Companies Act”	means the Companies Act (As Revised) of the Cayman Islands, and any statutory amendment or re-enactment thereof.
“CAGR”	means compound annual growth rate.
“Chardan”	means Chardan Capital Markets LLC.
“Circular 37 Filing”

means, with respect to an individual, filing the registration formalities pursuant to the provisions of “the Notice on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents Engaging in Overseas Financing and Investing through Round-Trip Investment via Special Purpose Companies” (Hui Fa [2014] No. 37) and obtaining a foreign exchange registration receipt stamped by a competent bank as designated by SAFE or its competent local branch in the PRC, in each case with respect to the overseas direct investment to be made by such individual.

“Closing”	means the closing of the Business Combination.
“Code”	means the Internal Revenue Code of 1986, as amended.
“Company” or “Huture Motors SH”	means HUTURE Motors (Shanghai) Co., Ltd., a limited liability company incorporated in the PRC
“Combined Company”	means PubCo and its consolidated subsidiaries after the consummation of the Business Combination.
“Continental”	means Continental Stock Transfer & Trust Company.
“CSRC”	means the China Securities Regulatory Commission.
“Deferred Underwriting Amount”

means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the investment management trust agreement made as of October 3, 2022 by and between the SPAC and Continental, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the SPAC with the SEC on October 7, 2022.

“DGCL”	means Delaware General Corporation Law, as amended.
“Earn-out Event”	means Earn-out Event I or Earn-out Event II.
“Earn-out Event I”

means the date on which the PubCo reporting its consolidated revenue of no less than RMB60,000,000 for the fiscal year ended on December 31, 2024 as indicated in its audited consolidated financial statements.

“Earn-out Event II”

means the date on which the PubCo reporting its consolidated revenue of no less than RMB100,000,000 for the fiscal year ended on December 31, 2025 as indicated in its audited consolidated financial statements.

“Earn-out Incentive Plan”

means the share incentive award to be adopted by resolution of the PubCo Board or any committee appointed by the PubCo Board, pursuant to which PubCo may issue 5,000,000 PubCo Ordinary Shares (as equitably adjusted for share split, share combination, recapitalization or similar events) upon the occurrence of each Earn-out Event to its designated entity for the purpose of administration of share incentive awards to be granted to eligible participants.

“Earn-out Shares”

means an aggregate of up to 10,000,000 PubCo Ordinary Shares (as equitably adjusted for share split, share combination, recapitalization or similar events) to be issued to Holdco Shareholders upon the occurrence of the Earn-out Event.

“Effective Date”	means the date this Registration Statement on Form F-4 is declared effective.
“Exchange Act”	means the Securities Exchange Act of 1934, as amended.
“Fixed Incentive Plan”

means the share incentive award to be adopted by resolution of the PubCo Board or any committee appointed by the PubCo Board, pursuant to which PubCo shall issue the number of PubCo Ordinary Shares, representing 15% of the total [then issued and outstanding PubCo Ordinary Shares] on a post-Closing fully diluted basis

“HFCAA”	means the Holding Foreign Companies Accountable Act.
“Holdco” or “Huture Motors”	means HUTURE Ltd., an exempted company incorporated in Cayman Islands.
“Holdco Shares”	means the ordinary shares, par value US$0.01 each, of the Holdco, as equitably adjusted for share split, share combination, recapitalization or similar events.
“Holdco Shareholders”	means the holders of Holdco Shares immediately prior to the Initial Merger Effective Time.
“Huture BVI”	means Huture (BVI) Ltd., a wholly owned subsidiary of the Holdco.
“Huture HK”	means Huture (HK) Limited., a wholly owned subsidiary of Huture BVI.
“IFRS”	means the International Financial Reporting Standards.
“Incentive Plan Proposal” or “Proposal No. 3”	means a proposal to approve PubCo Incentive Plans.
“Initial Merger”	means the merger of Merger Sub 1 with and into the Holdco.
“Initial Merger Effective Time”	means the date and time as the Initial Merger becomes effective.
“Insiders”	means Aquaron’s officers, directors and any holder of the Insider Shares.
“Insider Shares”	means the 1,354,295 shares of SPAC Common Stock held or controlled by the Insiders.
“IPO”	means the initial public offering of SPAC.

“Merger Agreement”	means the Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time), by and among PubCo, Merger Sub 1, Merger Sub 2, the Holdco, the Company and the SPAC.
“Mergers”	means the Initial Merger and SPAC Merger.
“Merger Sub 1”	means Bestpath Merger Sub I Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of PubCo.
“Merger Sub 2”	means Bestpath Merger Sub II Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo.
“MIIT”	means the Ministry of Industry and Information Technology.
“MOFCOM”	means the Ministry of Commerce of the PRC.
“Nasdaq”	means The Nasdaq Stock Market LLC.
“NDRC”	means National Development and Reform Commission.
“NTA Requirement Amendment Proposal” or “Proposal No. 5”

means a proposal to amend the Amended and Restated Certificate of Incorporation of Aquaron to delete its Article SIXTH D, which provides: “The Corporation will not consummate any Business Combination unless it has net tangible assets of at least $5,000,001 upon consummation of such Business Combination.”

“PCAOB”	means the Public Company Accounting Oversight Board.
“PIPE Investments”	means the commitment by the PIPE Investors to purchase the PIPE Shares.
“PIPE Investors”	means certain accredited investors that entered into the Subscription Agreements.
“PIPE Shares”	means an aggregate of [ ] PubCo Ordinary Shares to be purchased by the PIPE Investors pursuant to the Subscription Agreements.
“PRC” or “China”

means the People’s Republic of China (including, for the avoidance of doubt, the Hong Kong Special Administrative Region and the Macau Special Administrative Region), and only in the context of describing the PRC laws, rules, regulations, regulatory authorities, and any PRC entities or citizens under such rules, laws and regulations and other legal or tax matters in this proxy statement/prospectus, excludes Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region.

“Proposals”	means the Business Combination Proposal, the Redomestication Proposal, the Incentive Plan Proposal, the PubCo Charter Proposal, the NTA Requirement Amendment Proposal, and the Adjournment Proposal.
“PubCo”	means HUTURE Group Limited, an exempted company incorporated in Cayman Islands.
“PubCo Board”	means the board of directors of PubCo.
“PubCo Charter “Proposal” or “Proposal No. 4”	means a proposal to amend PubCo’s memorandum and articles of association.
“PubCo Incentive Plan”	means Fixed Incentive Plan and/or Earn-out Incentive Plan.
“PubCo Class A Ordinary Shares”	means PubCo Class A Ordinary Shares, par value $0.0001 per share.
“PubCo Class B Ordinary Shares”	means PubCo Class B Ordinary Shares, par value $0.0001 per share.

“PubCo Ordinary Shares”	means PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares.
“PubCo Securities”	means the PubCo Ordinary Shares and PubCo UPO, collectively.
“PubCo UPO”	means the option issued to Chardan and/or its designees upon conversion of the SPAC UPO.
“Redomestication”	means a redomestication from Delaware to Cayman Islands once the Merger is effective.
“Redomestication Proposal” or “Proposal No. 2”	means a proposal to approve the “redomestication” from Delaware to Cayman Islands that will take place with respect to the new public holding company pursuant to the terms of the Merger Agreement.
“RMB”	means Renminbi, the lawful currency of the PRC.
“SAFE”	means the State Administration of Foreign Exchange of the PRC.
“SEC”	means the United States Securities and Exchange Commission.
“Securities Act”	means the United States Securities Act of 1933, as amended.
“SPAC Charter”	means the Amended and Restated Certificate of Incorporation and the bylaws of the SPAC.
“SPAC Common Stock”	means the SPAC’s shares of common stock, par value US$0.0001 per share.
“SPAC Merger”	means the merger of Merger Sub 2 with and into the SPAC.
“SPAC Private Units”

means the units, each consisting of one share of SPAC Common Stock and one SPAC Right that the Sponsor purchased from the SPAC in a private placement concurrent with the IPO and the exercise of over-allotment option by the underwriters in the IPO.

“SPAC Public Units”	means the units, each consisting of one share of SPAC Common Stock and one SPAC Right that were issued in the IPO.
“SPAC Public Stockholders”	means, collectively, all holders of SPAC Units issued in the IPO, excluding the Sponsor and SPAC’s officers and directors to the extent that they hold such SPAC Units.
“SPAC Right”	means the issued and outstanding rights of SPAC, each such right convertible into one-fifth (1/5) of a share of SPAC Common Stock at the closing of a Business Combination.
“SPAC Securities”	means the SPAC Common Stock, SPAC Units, SPAC Rights and SPAC Private Units, collectively.
“SPAC Units”	means, collectively, the SPAC Private Units and the SPAC Public Units.
“SPAC UPO”	means the option issued to Chardan and/or its designees, to purchase an aggregate of 97,509 SPAC Units at a price of US$11.50 per SPAC Unit.
“Special Meeting”	means the special meeting of Aquaron’s stockholders to be held at 10:00 a.m., Eastern time, on [ ], 2025, as a virtual meeting at [ ].
“Sponsor”	means Aquaron Investment LLC, a Delaware limited liability company.
“Subscription Agreements”	means the subscription agreements entered into by the PIPE Investors on [ ].
“Transactions”	means, collectively, the Mergers and each of the other transactions contemplated by the Merger Agreement or any of the Additional Agreements.

“Trust Account”	means SPAC’s U.S.-based trust account at JP Morgan Chase, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee.
“U.S. GAAP”	means accounting principles generally accepted in the United States of America.
“US$” or “$”	means U.S. dollars, the legal currency of the United States.

Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB[•] to US$1.00, the noon buying rate on [•], as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. None of Aquaron, PubCo and the Holdco makes representation that the Renminbi or U.S. dollar amounts referred to in this proxy statement/prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On [•], the noon buying rate for Renminbi was RMB[•] to US$1.00.

Unless otherwise stated, the calculation of beneficial ownership and share issuance of PubCo following the consummation of the Business Combination assumes no issuance of [(1) PubCo Ordinary Shares pursuant to the PIPE Financing, (2) PubCo Ordinary Shares issuable upon the conversion of PubCo UPO, (3) PubCo Ordinary Shares reserved under the PubCo Incentive Plan, or (4) the Earn-out Shares.]

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed by PubCo (File No. 333-284392) with the SEC, constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the issuance of (1) PubCo Class A Ordinary Shares to Aquaron’s stockholders, (2) PubCo Class A Ordinary Shares in exchange for SPAC Rights, if the Business Combination is consummated, (3) PubCo Class A Ordinary Shares in the units of PubCo UPO, (4) PubCo Class A Ordinary Shares in exchange for rights in the units of PubCo UPO, and (5) PubCo Ordinary Shares to Holdco Shareholders in exchange for Holdco Shares (other than the Holdco Treasury Shares and the Holdco Dissenting Shares). This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Special Meeting at which Aquaron’s stockholders will be asked to consider and vote upon the Proposals to approve the Business Combination Proposal, the Redomestication Proposal, the Incentive Plan Proposal, the PubCo Charter Proposal and the NTA Requirement Amendment Proposal.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

After the consummation of the Business Combination, PubCo will be a foreign private issuer and be required to file its Annual Report on Form 20-F with the SEC no later than four months following its fiscal year end. Aquaron files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Aquaron’s SEC filings, including this proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed with this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact Aquaron’s proxy solicitor, ClearTrust, LLC at (813) 235-4490 or inbox@cleartrusttransfer.com.

None of Aquaron, PubCo, the Holdco nor the other Acquisition Entities has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of PubCo, Aquaron and/or the Holdco and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Huture Motors,” and “Huture Motors’ Business.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Aquaron and the Holdco, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Aquaron.

The forward-looking statements are based on information available as of the date of such statement, and the current expectations of the management of Aquaron, PubCo or the Holdco, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. Accordingly, forward-looking statements should not be relied upon as representing the view of Aquaron, PubCo or the Holdco as of any subsequent date.

In addition, statements that Aquaron, PubCo or the Holdco “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of such statement, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Aquaron, PubCo, or the Holdco has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Aquaron and the following:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

•        the outcome of any legal proceedings that may be instituted against Aquaron, the Holdco or others following announcement of the Business Combination and the transactions contemplated therein;

•        the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the Aquaron’s stockholders or the Holdco or other conditions to Closing in the Merger Agreement;

•        the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of PubCo and its subsidiaries, after the consummation of the Business Combination, to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•        costs related to the proposed Business Combination;

•        the possibility that Aquaron or the Holdco may be adversely impacted by other economic, business, and/or competitive factors; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by Aquaron or PubCo.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Aquaron, PubCo and the Holdco prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Aquaron, PubCo and the Holdco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Aquaron, PubCo and the Holdco undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND THE SPECIAL MEETING

Q:     What is the purpose of this document?

A:     Aquaron is proposing to consummate the Business Combination. The Business Combination will be effected through the Mergers, which is described in this proxy statement/prospectus. In addition, the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You are encouraged to carefully read this proxy statement/prospectus, including “Risk Factors” and all the annexes hereto.

Approval of the Business Combination will require the affirmative vote of the holders of a majority of the issued and outstanding SPAC Common Stock present and entitled to vote at the Special Meeting or any adjournment thereof.

Q:     What is being voted on at the Special Meeting?

A:     Below are the Proposals that the Aquaron’s stockholders are being asked to vote on:

•        The Business Combination Proposal to approve and adopt the Merger Agreement and the Mergers;

•        The Redomestication Proposal to approve the “Redomestication” from Delaware to Cayman Islands that will take place with respect to the new public company pursuant to the terms of the Merger Agreement;

•        The Incentive Plan Proposal to approve PubCo Incentive Plan;

•        The PubCo Charter Proposal to amend PubCo’s memorandum and articles of association;

•        The NTA Requirement Amendment Proposal to amend the Amended and Restated Certificate of Incorporation of Aquaron to delete its Article SIXTH D, which provides: “The Corporation will not consummate any Business Combination unless it has net tangible assets of at least $5,000,001 upon consummation of such Business Combination;” and

•        The Adjournment Proposal to approve the adjournment of the Special Meeting in the event Aquaron does not receive the requisite stockholder vote to approve the above Proposals.

Approval of each of the Proposals requires the affirmative vote of the holders of a majority of the issued and outstanding SPAC Common Stock present and entitled to vote at the Special Meeting or any adjournment thereof. As of the record date, 1,623,060 shares held by the Insiders, including the Sponsor, or approximately [93.76]% of the outstanding SPAC Common Stock, would be voted in favor of each of the Proposals.

Q:     Are any of the proposals conditioned on one another?

A:     Under the Merger Agreement, the Closing is conditioned upon the approval of each of the Condition Precedent Proposals, and each of the Condition Precedent Proposal is cross-conditioned on the approval of each other. The Incentive Plan Proposal and the NTA Requirement Amendment Proposal are conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Incentive Plan Proposal and the NTA Requirement Amendment Proposal will have no effect, even if approved by our stockholders. The Adjournment Proposal is not conditioned upon the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated. By contrast, approval of each of the other proposals in this proxy statement is not a condition to the consummation of the Business Combination.

It is important for you to note that in the event that if any of the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the Business Combination. If Aquaron does not consummate the Business Combination and fails to complete an initial business combination by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), Aquaron will be required to dissolve and liquidate.

Q:     Do any of Aquaron’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     Aquaron’s directors and officers may have interests in the Business Combination that are different from your interests as a stockholder. In April 2021, the Insiders, including Aquaron’s directors or officers, purchased an aggregate of 1,437,500 shares of SPAC Common Stock for an aggregate purchase price of US$25,000, and 83,205 shares of the Insider Shares were cancelled as a result of the partial cancellation of the over-allotment option in connection with the IPO. As of the date of this proxy statement/prospectus, the Insiders own 1,354,295 shares of SPAC Common Stock. Simultaneously with the closing of the IPO and the exercise of over-allotment option by the underwriters in the IPO, Aquaron consummated a private placement with the Sponsor for an aggregate of 268,765 SPAC Private Units, generating total proceeds of US$2,687,654. If Aquaron does not consummate the Business Combination by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), Aquaron will be required to dissolve and liquidate and the securities held by the Insiders will be worthless because the Insiders, including the Sponsor, have agreed to waive their rights to any liquidation distributions with respect to their Insider Shares or private shares. See “Proposal No. 1 The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

The exercise of Aquaron’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Aquaron’s stockholders’ best interests.

Q:     When and where is the Special Meeting?

A:     The Special Meeting will take place on [        ], 2025 at 10:00 a.m., Eastern Time. Due to the public health concerns relating to the coronavirus pandemic, and Aquaron’s concerns about protecting the health and well-being of Aquaron’s stockholders, the Aquaron Board has determined to convene and conduct the Special Meeting in a virtual meeting format at [    ]. Stockholders will NOT be able to attend the Special Meeting in person. This proxy statement includes instructions on how to access the virtual Special Meeting and how to listen and vote from home or any remote location with internet connectivity.

Q:     Who may vote at the Special Meeting?

A:     Only holders of record of SPAC Common Stock as of the close of business on [        ], 2025 (the record date) may vote at the Special Meeting. As of the record date, there were [1,731,047] shares of SPAC Common Stock outstanding and entitled to vote. Please see the section titled “The Special Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the Special Meeting?

A:     Stockholders representing a majority of the shares of capital stock issued and outstanding as of the record date and entitled to vote at the Special Meeting must be present online or represented by proxy in order to hold the Special Meeting and conduct business. This is called a quorum. SPAC Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (1) is present and entitled to vote at the meeting, or (2) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, the Special Meeting will be adjourned to the next business day at the same time and place or to such other time and place as the directors may determine.

As of the record date, there were [1,731,047] shares of SPAC Common Stock outstanding and entitled to vote. A quorum would require the presence, in person or by proxy, of at least [865,524] shares of SPAC Common Stock. Our Sponsor currently holds 1,578,060 of the outstanding shares and has indicated its intention to vote in favor of each of the Proposals. As a result, we expect that no shares of SPAC Common Stock held by public stockholders will be required to establish a quorum and that all of the Proposals will be approved.

Q:     What vote is required to approve the Proposals?

A:     Approval of each of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding SPAC Common Stock present and entitled to vote at the Special Meeting or any adjournment thereof. Since each of the Proposals require the affirmative vote of a majority of the SPAC Common Stock present and entitled to vote at the Special Meeting or any adjournment thereof, attending the Special Meeting either online or by proxy and abstaining from voting will have the same effect as voting “AGAINST” the Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Proposals.

Q:     How will the Insiders and the Sponsor vote?

A:     The Insiders, including the Sponsor, who as of the record date, owned an aggregate of 1,623,060 shares of SPAC Common Stock (none of which were publicly purchased), or approximately [93.76]% of the issued and outstanding SPAC Common Stock, have agreed to vote their respective shares acquired by them prior to or simultaneously with the IPO, as applicable, in favor of the Business Combination Proposal and other related proposals. While the Insiders, including the Sponsor, have agreed to vote their shares in favor of the Proposals, Aquaron’s stockholders should consider that the Insiders may have interests that are different from, or in addition to, those of other stockholders, and may be incentivized to complete the Business Combination even if it is with a less favorable target company or on less favorable terms, rather than liquidate.

Q:     What do I need to do now?

A:     We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and consider how the Business Combination will affect you as an Aquaron’s stockholder. You should vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     Do I need to attend the Special Meeting to vote my shares?

A:     No. You are invited to attend the Special Meeting to vote on the Proposals described in this proxy statement/prospectus. However, you do not need to attend the Special Meeting to vote your SPAC Common Stock. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card in the pre-addressed postage paid envelope. Your vote is important. Aquaron encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:     Am I required to vote against the Business Combination Proposal in order to have my SPAC Common Stock redeemed?

A:     No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that Aquaron redeem your SPAC Common Stock for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (including interest earned on your pro rata portion of the trust account, net of taxes payable). These redemption rights in respect of the SPAC Common Stock are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of SPAC Common Stock electing to exercise their redemption rights will not be entitled to receive such payments and their SPAC Common Stock will be returned to them.

Q:     How do I exercise my redemption rights?

A:     If you are a public stockholder and you seek to have your shares redeemed, you must (1) demand, no later than 5:00 p.m., Eastern time on [        ], 2025 (two business days before the Special Meeting), that Aquaron redeem your shares for cash, and (2) submit your request in writing to Aquaron’s transfer agent, at the address listed at the end of this section and deliver your shares to Aquaron’s transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the Special Meeting.

Any corrected or changed written demand of redemption rights must be received by Aquaron’s transfer agent two business days prior to the Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the Special Meeting.

Public stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of SPAC Common Stock as of the record date. Any public stockholder who holds SPAC Common Stock on or before [        ], 2025 (two (2) business days before the Special Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination. If you have questions regarding the certification of your position or delivery of your shares and redemption forms, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Email: proxy@continentalstock.com

Q.     Do I have appraisal rights if I object to the Business Combination?

A:     No. Neither Aquaron stockholders nor its unit or rights holders have appraisal rights in connection with the Business Combination under Delaware law or Cayman Islands law. See the section entitled “Appraisal Rights.”

Q:     Why did Aquaron add the NTA Requirement Amendment Proposal?

A:     On May 6, 2025, Aquaron held its annual stockholder meeting to further extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2025 to May 6, 2026. In connection with the stockholders’ vote at the annual meeting, an aggregate of 697,365 or 86.59% of the then issued and outstanding shares of SPAC Common Stock of Aquaron’s public stockholders were tendered for redemption. Following this redemption and as of [May 12], 2025, the Trust Account balance was approximately US$[1,266,175,46]. This amount fell below the minimum net tangible asset requirement of $5,000,001 set forth in Aquaron’s Amended and Restated Certificate of Incorporation (the “Charter”). Consequently, the NTA Requirement Amendment Proposal was introduced to amend the Charter, thereby enabling Aquaron to meet the necessary requirements for consummating the proposed Business Combination.

Q:     Is there a limit on the total number of shares that may be redeemed?

A:     Yes. The current Charter of Aquaron provides that Aquaron will not consummate any business combination unless it has net tangible assets of at least $5,000,001 upon consummation of such business combination. Other than this limitation, the Charter does not provide a specified maximum redemption threshold.

If adopted and implemented by Aquaron, the NTA Requirement Amendment Proposal will remove the requirements from the Charter that limit Aquaron’s ability to consummate an initial business combination if the amount of such redemptions would cause Aquaron to have less than $5,000,001 in net tangible assets. In that event, there will not be a limit on the total number of shares that may be redeemed after the Closing. The

Sponsor currently holds approximately [91.16]% of Aquaron’s outstanding common stock and has informed that it intends to vote in favor of each of the Proposals. As a result, it is anticipated that all of the Proposals, including the NTA Requirement Amendment Proposal, will be approved.

However, if the NTA Requirement Amendment Proposal is approved and if the net tangible assets of PubCo are less than $5,000,001 upon the Closing, and if all of the conditions to Closing are either satisfied or waived so that the Closing occurs, PubCo’s failure to meet the initial listing requirements of Nasdaq could result in (i) the inability of PubCo to list the PubCo Class A Ordinary Shares on Nasdaq and (ii) the obligation to comply with the “penny stock” trading rules. See “Risk Factors — Risks Related to Aquaron and the Business Combination — If the NTA Requirement Amendment Proposal is approved, PubCo’s failure to meet the initial listing requirements of Nasdaq could result in an inability to list the PubCo Ordinary on Nasdaq and the obligation to comply with the “penny stock” rules and could affect PubCo’s cash position following the Business Combination.”

Q:     How can I vote?

A:     If you were a holder of record of SPAC Common Stock on [        ], 2025, the record date for the Special Meeting, you may vote with respect to the Proposals online at the Special Meeting, or by submitting a proxy by mail so that it is received prior to 10:00 a.m. Eastern Time on [        ], 2025, in accordance with the instructions provided to you under the section titled “The Special Meeting.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote online, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the Proposals presented to the stockholders at the Special Meeting, including the Adjournment Proposal, will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the Proposals presented at the Special Meeting. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote, obtain a proxy from your broker, bank or nominee. If you do not provide instructions with your proxy, your broker, bank or other nominee may still deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purposes of establishing a quorum but will not be counted as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     Aquaron will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Special Meeting of Aquaron’s stockholders. For purposes of approval, an abstention on any Proposals will have the same effect as a vote “AGAINST” such Proposal. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting online, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting of stockholders and, if a quorum is present, will have the effect of a vote against the Proposals.

Q:     What happens if I sell my SPAC Common Stock before the Special Meeting?

A:     The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your SPAC Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Special Meeting. However, you would not be entitled to receive any PubCo Class A Ordinary Shares following the consummation of the Business Combination because only Aquaron’s stockholders at the time of the consummation of the Business Combination will be entitled to receive PubCo Class A Ordinary Shares in connection with the Business Combination.

Q:     Will I experience dilution as a result of the Business Combination?

A:     Prior to the Business Combination, and as of the record date, the SPAC Public Stockholders who hold shares issued in the IPO own approximately 6.24% of issued and outstanding shares of SPAC Common Stock. After giving effect to the Business Combination and to the issuance of (1) 107,987 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock owned by SPAC Public Stockholders, (2) 1,354,295 PubCo Class A Ordinary Shares in exchange for the Insider Shares, (3) 268,765 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock owned by the Sponsor, (4) 1,137,189 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock underlying all outstanding SPAC Rights, (5) [100,000,000] PubCo Ordinary Shares in exchange for Holdco Shares (other than the Holdco Treasury Shares and Holdco Dissenting Shares), (6) [68,133] PubCo Class A Ordinary Shares in exchange for SPAC Common Stock and SPAC Common Stock underlying the SPAC Units issued to Chardan and/or its designees as deferred underwriting commission, (7) [1,500,000] PubCo Class A Ordinary Shares to Arbor Lake, as consultant to Aquaron in connection with the Business Combination, (8) [203,762] PubCo Ordinary Shares upon conversion of any of the promissory notes by the Sponsor, Bestpath or Holdco, and (9) the issuance of [        ] PubCo Ordinary Shares to the PIPE Investors, without giving effect to (x) the Earn-out Shares, (y) PubCo Ordinary Shares reserved for issuance under the PubCo Incentive Plan, or (z) PubCo Class A Ordinary Shares underlying the PubCo UPO, it is anticipated that, upon completion of the Business Combination, (i) the ownership interests in PubCo of SPAC Public Stockholders will be [*]% and the ownership interests in PubCo of the Insiders (including the Sponsor) and their respective affiliates will be [*]%, assuming No Redemption (as defined below); and (ii) the ownership interests in PubCo of SPAC Public Stockholders will be [*]% and the ownership interests in PubCo of the Insiders (including the Sponsor) and their respective affiliates will be [*]%, assuming Maximum Redemption (as defined below). If any PIPE shares or Earn-out Shares are issued, the anticipated percentage ownership of SPAC Public Stockholders will be further reduced.

The following table summarizes the pro forma ownership of PubCo Ordinary Shares upon Closing of the Mergers, under the scenarios below with respect to the potential redemption for each of SPAC Common Stock:

•        Scenario 1 — No Redemption Scenario:    This scenario assumes that there are no SPAC Shareholders exercise redemption rights with respect to their SPAC Public Shares in connection with the Business Combination; As of December 31, 2024, there were 805,352 SPAC Public Shares issued and outstanding. In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Annual Meeting, on May [6], 2025, holders of 697,365 SPAC Public Shares elected to redeem their SPAC Public Shares for cash.

•        Scenario 2 — Intermediate Redemption Scenario:    This scenario assumes that SPAC Shareholders holding 53,994 SPAC Public Shares, representing 50% of 107,987 SPAC Public Shares remaining outstanding, will exercise redemption rights in connection with the Business Combination; and

•        Scenario 3 — Maximum Redemption Scenario:    This scenario assumes that SPAC Shareholders holding 107,987 SPAC Public Shares will exercise their redemption rights in connection with the Business Combination in addition to the 697,365 SPAC Public Shares elected to redeem their SPAC Public Shares for cash on May [6], 2025.

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions		Assuming Maximum (100%) Redemptions
	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %
Huture Motors’ Shareholders(1)	100,112,800	95.67%	100,112,800	95.72%	100,112,800	95.77%
SPAC Public Stockholders	107,987	0.10%	53,994	0.05%	—	—%
Holders of SPAC Public Right(2)	1,083,436	1.04%	1,083,436	1.04%	1,083,436	1.04%
Initial Stockholders of Aquaron(3)	1,767,775	1.69%	1,767,775	1.69%	1,767,775	1.69%
Arbor Lake Investment Ltd(4)	1,500,000	1.43%	1,500,000	1.43%	1,500,000	1.43%
Chardan Capital Markets LLC(5)	68,133	0.07%	68,133	0.07%	68,133	0.07%
Pro forma ordinary shares of the Post-Closing Company	104,640,131	100%	104,586,138	100%	104,532,144	100%

Q:     Are Holdco Shareholders required to approve the Merger?

A:     Yes. Holdco Shareholders’ approval of the Mergers and the Merger Agreement is required to consummate the Business Combination. In the event that the Mergers or the Merger Agreement fails to be authorized or approved by Holdco Shareholders, Aquaron can terminate the Merger Agreement.

Q:     Is the consummation of the Business Combination subject to any conditions?

A:     Yes. The obligations of each of Aquaron, the Holdco and the Acquisition Entities to consummate the Business Combination are subject to conditions, as more fully described in the section titled “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” in this proxy statement/prospectus.

Q:     Are any of the conditions waivable by the parties?

A:     Yes. The parties may elect to waive conditions to closing to the extent it would still be legally permissible to proceed with the Business Combination. For example, if SPAC stockholders do not approve the Business Combination it cannot be consummated. However, while it is a condition to closing that the shares be approved for trading on Nasdaq, if such listing could not be obtained, the parties could decide to proceed with the Business Combination and waive this condition. The Aquaron Board will have the power to waive any conditions that may be waived in its sole judgment even if Aquaron’s stockholders have already approved the Business Combination. For additional information see the section titled “Proposal One — The Business Combination Proposal — Conditions to Closing.”

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Special Meeting online or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Special Meeting. If you hold your SPAC Common Stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

General inquiries and Voting assistance:
ClearTrust, LLC
16540 Pointe Village Dr Ste 210

Lutz, FL 33558
Telephone: (813) 235-4490
Email: inbox@cleartrusttransfer.com

Q:     Should I send in my stock certificates now?

A:     Yes. Aquaron’s stockholders who intend to have their shares redeemed should send their certificates or tender their shares electronically no later than two business days before the Special Meeting. Please see the section titled “The Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your ordinary shares for cash.

Q:     When is the Business Combination expected to occur?

A      Assuming the requisite stockholder approvals are received, Aquaron expects that the Business Combination will occur as soon as practicable following the Special Meeting, but only after the registration of the applicable Plan of Merger by the Registrar of Companies of the Cayman Islands with respect to the Initial Merger. Aquaron will be forced to liquidate the Trust Account if it cannot consummate the Business Combination or an initial business combination by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time). However, if the Business Combination might not be consummated on or before October 6, 2025, pursuant to the Merger Agreement, the Holdco shall be entitled to elect, at its sole discretion as to whether to, deposit into the Trust Account the required extension amount on behalf of the Sponsor on or prior to the date of the applicable deadline.

Q:     Who will manage PubCo?

A:     As a condition to the closing of the Business Combination, all of the officers and directors of Aquaron will resign. For more information on PubCo’s current and anticipated management, see the section titled “PubCo’s Directors and Executive Officers after the Business Combination” in this proxy statement/prospectus.

Q:     What happens if the Business Combination is not consummated?

A:     If the Business Combination is not consummated, Aquaron may seek another suitable business combination. If Aquaron does not consummate a business combination by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), then pursuant to Article Sixth of its amended and restated certificate of incorporation, Aquaron’s officers must take all actions necessary in accordance with the General Corporation Law of Delaware to dissolve and liquidate Aquaron as soon as reasonably practicable. Following dissolution, Aquaron will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of SPAC Common Stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of SPAC Common Stock would be paid at liquidation would be approximately US$[        ] per share for stockholders based on the balance of in the Trust Account as of [        ], 2025, before deducting payment of taxes. The closing price of SPAC Common Stock as of [May 9], 2025 was US$[11.69]. The Sponsor and the Insiders waived the right to any liquidation distribution with respect to any SPAC Common Stock held by them.

Q:     What happens to the funds deposited in the Trust Account following the Business Combination?

A:     Following the Closing, holders of SPAC Common Stock exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to PubCo and utilized to fund working capital needs of PubCo. As of [        ], 2025, there was approximately US$[        ] in the Trust Account. Aquaron estimates that approximately US$[        ] per outstanding share issued in the IPO will be paid to the public investors exercising their redemption rights, based on the balance

of Trust Account as of [        ], 2025, before deducting any taxes. Any funds remaining in the Trust Account after such uses will be used for future working capital and other corporate purposes of the Combined Company.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder (as defined in “Proposal No.2 — The Redomestication Proposal — Material U.S. Federal Income Tax Consequences”) elects to redeem its SPAC Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of SPAC Common Stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of SPAC Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in SPAC Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for SPAC Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. It is unclear, however, whether the redemption rights with respect to SPAC Common Stock have suspended the applicable holding period for this purpose. The deductibility of capital losses is subject to limitations. See the section titled “Proposal No.2 — The Redomestication Proposal — Material U.S. Federal Income Tax Consequences — Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights.”

Q:     Will holders of SPAC Common Stock or SPAC Rights be subject to U.S. federal income tax on the PubCo Ordinary Shares received in the Business Combination?

A:     Subject to the limitations and qualifications described in the section of this proxy statement/prospectus titled “Proposal No. 2 The Redomestication Proposal — Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Business Combination,” for U.S. Federal income tax purposes, the parties to the Merger Agreement intend that the exchange of SPAC Common Stock and SPAC Rights for PubCo Ordinary Shares and the conversion of shares of Merger Sub 2 to shares of SPAC Common Stock and SPAC Rights pursuant to the SPAC Merger (together with certain other transactions contemplated by the Merger Agreement) will qualify as a tax-deferred exchange under Section 351(a) of the Code.

The provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond SPAC or PubCo’s control. For example, if more than 20% of the PubCo Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. However, we do not expect that any of the PubCo Ordinary Shares issued in the Business Combination that will be subject to contractual restrictions on transfer will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination.

Provided that the Mergers qualify as a tax-deferred exchange pursuant to Section 351 of the Code, the additional requirements for tax-deferred treatment under Section 367(a) of the Code are satisfied, and, in the case of U.S. Holders of SPAC Rights, such SPAC Rights are treated for U.S. federal income tax purposes as exchanged with PubCo for PubCo Ordinary Shares (instead of PubCo being treated as satisfying SPAC’s obligations under the SPAC Rights with PubCo Ordinary Shares), a U.S. Holder will generally not recognize gain or loss with respect to the exchange of SPAC Common Stock or SPAC Rights, as applicable, for PubCo Ordinary Shares pursuant to the Mergers, except that gain (but not loss) will generally be recognized upon the exchange of SPAC Common Stock or SPAC Rights for PubCo Ordinary Shares. Such U.S. Holder’s (i) tax basis in its PubCo Ordinary Shares received in the Merger will generally equal the adjusted tax basis of SPAC Common Stock or SPAC Rights, and (ii) holding period for the PubCo Ordinary Shares will generally include the period during which such U.S. Holder held SPAC Common Stock or SPAC Rights.

If the Mergers do not qualify as a tax-deferred exchange, then a U.S. Holder that exchanges its SPAC Common Stock or SPAC Rights, as applicable, for PubCo Ordinary Shares pursuant to the Mergers will recognize gain or loss (provided, however, that loss shall not be recognized if the Mergers qualify as a transaction governed by Section 351 of the Code and the requirements of Section 367(a) of the Code are not satisfied) equal to the difference between (1) the fair market value of the PubCo Ordinary Shares received and (2) the U.S. Holder’s adjusted tax basis in the SPAC Common Stock or SPAC Rights exchanged.

The tax consequences of the Mergers are complex and will depend on your particular circumstances. For a more detailed discussion of certain U.S. federal income tax consequences of the Mergers and the Business Combination, see the section titled “Proposal No.2 — The Redomestication Proposal — Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Business Combination” in this proxy statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact Aquaron’s proxy solicitor at:

ClearTrust, LLC
16540 Pointe Village Dr, Ste 210
Lutz, FL 33558
Tel: (813) 235-4490
Email: inbox@cleartrusttransfer.com

You may also obtain additional information about Aquaron from documents filed with the SEC by following the instructions in the section titled “Where You Can Find Additional Information.”

DELIVERY OF DOCUMENTS TO aquaron’S sTOCKholders

Pursuant to the rules of the SEC, Aquaron and vendors that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus, unless Aquaron has received contrary instructions from one or more of such stockholders. Upon written or oral request, Aquaron will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request that Aquaron deliver single copies of this proxy statement/prospectus in the future. Stockholders may notify Aquaron of their requests by contacting our proxy solicitor as follows:

ClearTrust, LLC
16540 Pointe Village Dr, Ste 210
Lutz, FL 33558
Tel: (813) 235-4490
Email: inbox@cleartrusttransfer.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, including the Merger Agreement (and the related Exhibits attached thereto) attached as Annex A, PubCo’s Amended and Restated Memorandum and Articles of Association attached as Annex C, and PubCo Incentive Plan attached as Annex B. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by Aquaron’s stockholders.

Information about the Parties to the Business Combination

Aquaron Acquisition Corp.

Aquaron Acquisition Corp. (“Aquaron”) is a blank check company incorporated as a Delaware corporation on March 11, 2021. Aquaron was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Aquaron consummated its IPO on October 6, 2022.

On June 28, 2023, Aquaron held a special meeting of stockholders, at which Aquaron’s stockholders approved (i) an amendment to Aquaron’s amended and restated certificate of incorporation (the “Extension Amendment”) and (ii) an amendment (the “Trust Amendment”) to the Investment Management Trust Agreement, dated October 3, 2022, by and between Aquaron and Continental to allow Aquaron to extend the Business Combination Period for a period of three months from July 6, 2023 to October 6, 2023, plus an option for Aquaron to further extend such date to January 6, 2024, and then on a monthly basis up to four times from January 6, 2024 to May 6, 2024 by depositing into the Trust Account $210,000 respectively for the three-month extensions and then $70,000 per month for each subsequent one-month extension. In connection with the stockholders’ vote at the special meeting, an aggregate of 2,487,090 or 45.91% of the then issued and outstanding shares of SPAC Common Stock of Aquaron’s public stockholders with redemption value of approximately $25,943,773 (or $10.43 per share) of SPAC Common Stock were tendered for redemption.

On April 30, 2024, Aquaron held an annual stockholder meeting, at which Aquaron’s stockholders approved (i) an amendment to Aquaron’s amended and restated certificate of incorporation and (ii) an amendment to the Investment Management Trust Agreement, dated October 3, 2022 and amended on June 29, 2023, by and between Aquaron and Continental to allow Aquaron to extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2024 to May 6, 2025 by $20,000 per month for each subsequent one-month extension. In connection with the stockholders’ vote at the annual meeting, an aggregate of 2,124,738 or 72.51% of the then issued and outstanding shares of SPAC Common Stock of Aquaron’s public stockholders with redemption value of approximately $23.5 million (or $11.04 per share) of the SPAC Common Stock were tendered for redemption.

On May 6, 2025, Aquaron held an annual stockholder meeting, at which Aquaron’s stockholders approved (i) an amendment to Aquaron’s amended and restated certificate of incorporation; (ii) an amendment to the Investment Management Trust Agreement, dated October 3, 2022 and amended on June 29, 2023 and April 30, 2024, by and between Aquaron and Continental to allow Aquaron to extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2025 to May 6, 2026 by $0.15 per public share for each subsequent one-month extension; (iii) a re-election of five directors to Aquaron Board until the next annual meeting of stockholders following this annual meeting or until such director’s successor is elected and qualified; and (iv) a ratification of the appointment by Aquaron’s audit committee of UHY LLP to serve as Aquaron’s independent registered public accounting firm for the fiscal year ended December 31, 2024. In connection with the stockholders’ vote at the annual meeting, an aggregate of 697,365 or 86.59% of the then issued and outstanding shares of SPAC Common Stock of Aquaron’s public stockholders with redemption value of approximately $8,176,784.88 (or $11.73 per share) of the SPAC Common Stock were tendered for redemption. Following the redemption that occurred immediately after the annual stockholder meeting held on May 6, 2025, the monthly extension fee was reduced to $16,198.05.

As of [May 12], 2025, there was $[1,266,175,46] in the Trust Account. As of the record date, there were [1,731,047] shares of SPAC Common Stock (including [107,987] shares held by Aquaron’s public stockholders) issued and outstanding and entitled to vote.

If Aquaron does not complete a Business Combination by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public SPAC Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public SPAC Common Stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Aquaron remaining stockholders and Aquaron’s board of directors, dissolve and liquidate, subject in each case to Aquaron’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Also the SPAC Private Units and all underlying securities will expire worthless.

Nasdaq suspended trading in Aquaron’s securities on March 7, 2025. The SPAC Units, SPAC Common Stock and SPAC Rights are currently quoted on the over-the-counter trading market under the symbols “AQUC,” “AQUNU” and “AQUNR”, respectively.

The mailing address of our principal executive office is Aquaron Acquisition Corp., c/o Aquaron Investments LLC, 515 Madison Ave. 8 Floor, New York NY 10022. Our telephone number is +1 (646) 970-2181.

For more information about Aquaron, see sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Aquaron.”

HUTURE Ltd.

HUTURE Ltd. (“Huture Motors”) is an industry pioneer in the advanced use of hydrogen energy for the manufacture of hydrogen-powered vehicles and a hydrogen energy supply network. Huture Motors’ business accomplishments and aspirations are enabled by its R&D achievements to afford Huture Motors the ability to implement its blueprint of developing a hydrogen-powered ecosystem comprised of the manufacture of hydrogen-powered vehicles and the development of hydrogen energy supply network with its strategic partners. As a company built on technology, Huture Motors devoted substantial resources and has achieved significant progress in R&D in the hydrogen energy industry to accomplish its business mission. Huture Motors’ accomplishments culminate in its commercialization of hydrogen-powered vehicles. Since its establishment in 2020, Huture Motors has commercialized its Huture O2 Truck Series. The Huture O2 Truck Series is a light-duty truck model targeting logistics delivery in the urban setting. In addition, Huture Motors is currently developing its Huture H2 Truck Series, a heavy-duty truck series for multiple applications. With solid experiences and capabilities in research and development, production, sales and services, Huture Motors focuses on the entire lifecycle of hydrogen-powered vehicle. In order to further enhance its products’ competitiveness, Huture Motors aims to incorporate the use of autonomous driving system based on AI technology in the development of hydrogen-powered vehicles. Huture Motors is committed to advance its proprietary technology to demonstrate its competitive advantage to further establish itself in the market.

Mailing address of Huture Motor’s principal executive office is Building 4, No.1 Lane 10800, Songze Avenue Qingpu District Shanghai 201700, PRC. Huture Motor’s telephone number is +86-21-6083-5303.

HUTURE Group Limited

HUTURE Group Limited (“PubCo”) is a Cayman exempted company formed on March 13, 2023 and a wholly-owned subsidiary of Huture Motors for the purpose of effecting the Business Combination and will serve as the publicly traded parent company following the Business Combination. The address and telephone number for PubCo’s principal executive offices are the same as those for Huture Motors.

Bestpath Merger Sub I Limited

Bestpath Merger Sub I Limited (“Merger Sub 1”) was incorporated in the Cayman Islands on March 17., 2023 and is a wholly-owned subsidiary of PubCo formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub 1 will have merged with and into Holdco, with Holdco surviving the merger as a wholly-owned subsidiary of PubCo.

Bestpath Merger Sub II Inc.

Bestpath Merger Sub II Inc. (“Merger Sub 2”) was incorporated in the state of Delaware on March 17, 2023 and is a wholly-owned subsidiary of PubCo formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub 2 will have merged with and into Aquaron, with Aquaron surviving the merger as a wholly-owned subsidiary of PubCo.

Aquaron Investments LLC

Our Sponsor is Aquaron Investments LLC (“Sponsor”), a Delaware limited liability company. The ultimate beneficial owner of the Sponsor is Ms. Yating Wang, who is its sole member and sole manager, holding all of its membership interests. Ms. Wang is a resident of the PRC.

Our Sponsor was formed for the sole purpose of sponsoring Aquaron. Prior to its involvement with Aquaron, the Sponsor and its affiliate(s) had no operations and no prior experience in organizing or managing special purpose acquisition companies, and they have not been, and are not currently, involved with any other such entities.

On April 1, 2021, the Company issued 1,437,500 shares of common stock (the “Insider Shares”) directly to the Insiders and the Sponsor (the “Initial Stockholders”) for an aggregated consideration of $25,000, The Insider Shares include an aggregate of up to 187,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full. As a result of the partial exercise of the underwriters’ over-allotment option which was closed on October 14, 2022, Aquaron cancelled an aggregate of 83,205 Insider Shares issued to the Sponsor.

The Sponsor does not have direct, material, or active role in managing the day-to-day activities of Aquaron, which is managed by its Chief Executive Officer, Yi Zhou, and Chief Financial Officer, Qingze Zhao. Pursuant to a letter agreement dated October 3, 2022, between Aquaron and the Sponsor, the Sponsor agrees to vote all shares of SPAC Common Stock beneficially owned by it, whether acquired before, in or after the IPO, in favor of the Business Combination. Other than this letter agreement, there are no agreements, arrangements, or understandings between the Sponsor and Aquaron, or any of its officers, directors, or affiliates, regarding whether to proceed with a Business Combination transaction.

In addition, pursuant to this letter agreement, the Sponsor agreed it may not seek redemption of its Insider Shares or the SPAC Common Stock in its SPAC Private Units. There is no agreement, arrangement, or understanding, including any payments, between the SPAC sponsor and unaffiliated security holders of the SPAC regarding the redemption of Aquaron’s outstanding securities.

Below is a table of the restrictions on sale by the Sponsor of SPAC Securities:

Source of Restriction	Term of Restriction
Letter Agreement, dated October 3, 2022, between Aquaron and each of the Initial Stockholders

The Insider Shares were placed in escrow in connection with the closing of the Aquaron’s IPO pursuant to the Stock Escrow Agreement, dated October 3, 2022, among Aquaron, Continental Stock Transfer & Trust Company and the Initial Stockholders.

Stock Escrow Agreement, dated October 3, 2022, among Aquaron, Continental Stock Transfer & Trust Company and the Initial Stockholders.

(i) for 50% of the Insider Shares, ending on the earlier of (x) six months after the date of the consummation of Aquaron’s initial business combination and (y) the date on which the closing price of the SPAC Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after Aquaron’s initial business combination and (ii) for the remaining 50% of the Insider Shares, ending six months after the date of the consummation of an initial business combination.

Source of Restriction	Term of Restriction
Subscription Agreement, dated October 3, 2022, by and between Aquaron and the Sponsor

The SPAC Private Units and underlying securities will not be transferable until after the consummation of the initial business combination except (i) to Aquaron’s pre-IPO stockholders, or to Aquaron’s officers, directors, advisors and employees, (ii) transfers to the undersigned’s affiliates or its members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) by private sales made in connection with the consummation of the initial business combination at prices no greater than the price at which the SPAC Private Units were originally purchased or (vii) to Aquaron for cancellation in connection with the consummation of the initial business combination, in each case (except for clause vii) where the transferee agrees to the terms of the transfer restrictions.

The mailing address of the Sponsor’s is c/o Aquaron Acquisition Corp., 515 Madison Ave. 8th Floor, NY, New York 10022. Investors should submit any inquiries to the address and telephone number of Aquaron’ principal executive office.

Organizational Structure

Prior to the Business Combination

The following diagram sets forth Holdco’s corporate structure as of the date of this proxy statement/prospectus.

As of the date of this proxy statement/prospectus, Aquaron does not have any subsidiaries.

Post-Closing of the Business Combination

The following diagram sets forth PubCo’s corporate structure, including PubCo’s principal subsidiaries immediately upon completion of the Business Combination.

The Merger Agreement and the Business Combination

Background and Summary of the Material Terms of the Business Combination

Since completing its IPO, Aquaron evaluated numerous potential target businesses with the goal of completing its initial business combination, reviewing 11 opportunities across various industries based on its investment criteria and guidelines. Ultimately, Aquaron decided not to pursue any of these candidates. On November 3, 2022, Arbor Lake, Aquaron’s financial advisor, introduced Bestpath (defined below) to Aquaron. Bestpath, seeking a potential business combination, expressed interest in exploring a transaction with Aquaron.

Aquaron entered into an Agreement and Plan of Merger (the “Bestpath Merger Agreement”) on March 23, 2023, with Bestpath (Shanghai) IoT Technology Co., Ltd. (轻程（上海）物联网科技有限公司), a PRC limited liability company (“Bestpath”) and several other parties. Subsequent to the signing of the Bestpath Merger Agreement, Bestpath undertook certain reorganization to consolidate and concentrate its business (the “Reorganization”). In light of the Reorganization, as agreed by the parties, the Bestpath Merger Agreement was terminated pursuant to Section 11.1 thereunder on July 12, 2024, to allow the parties to enter into a new business combination agreement to accommodate the Reorganization.

On July 12, 2024, Aquaron entered into the Merger Agreement with (i) HUTURE Ltd., a Cayman Islands exempted company as Holdco, (ii) HUTURE Group Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of Company as PubCo, (iii) Bestpath Merger Sub I Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of PubCo, and (iv) Bestpath Merger Sub II Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo.

Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, (i) Merger Sub 1 will merge with and into Holdco whereby the separate existence of Merger Sub 1 will cease and Holdco will be the surviving corporation of the Initial Merger and become a wholly owned subsidiary of PubCo, and (ii) following confirmation of the effective filing of the Initial Merger, Merger Sub 2 will merge with and into SPAC, the separate existence of Merger Sub 2 will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo.

The Mergers implies a current equity value of Huture Motors at $1.0 billion prior to the closing of the Mergers. As a result of the Mergers, among other things, (i) each outstanding Holdco Class A Ordinary Share and Holdco Class B Ordinary Share shall automatically be cancelled, and in exchange for the right to receive PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares, respectively, at the Company Exchange Ratio;

(ii) each outstanding SPAC Unit will be automatically detached; (iii) each unredeemed outstanding share of SPAC Common Stock will be cancelled in exchange for the right to receive one PubCo Class A Ordinary Share, (iv) each outstanding SPAC Right will be cancelled and cease to exist in exchange for one-fifth (1/5) PubCo Class A Ordinary Share, and (v) each SPAC UPO will automatically be cancelled and cease to exist in exchange for one (1) PubCo UPO. Each outstanding PubCo Class A Ordinary Share will have a value at the time of the Closing of $10.00.

Following the closing of the Business Combination and in addition to the Merger Consideration Shares, PubCo shall

1.      issue an aggregate of up to 10,000,000 PubCo Ordinary Shares (which shall be equitably adjusted for share subdivisions, share consolidations, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction) as the Earn-out Shares to the Holdco Shareholders who hold Holdco Shares as of immediately prior to the Initial Merger Effective Time on a pro rata basis, upon each of the occurrences of the PubCo’s reporting of its consolidated revenue being no less than RMB60,000,000 for the fiscal year ended on December 31, 2024 and the PubCo’s reporting of its consolidated revenue being no less than RMB100,000,000 for the fiscal year ended on December 31, 2025;

2.      be entitled to set up an equity incentive pool, representing 15% of the share capital of the PubCo on a post-Closing fully diluted basis, for the purpose of administration of share incentive awards to be granted to eligible participants including directors, officers, employees and consultants of the Combined Company under a share incentive plan to be adopted by resolution of the PubCo’s board of directors or any committee appointed for this purpose by the PubCo’s board of directors; and

3.      upon the occurrence of each Earn-out Event, issue an additional 5,000,000 PubCo Ordinary Shares (which number shall be appropriately adjusted) to eligible participants including directors, officers and employees of the Combined Company under a share incentive plan to be adopted by resolution of the PubCo’s board of directors or any committee appointed for this purpose by the PubCo’s board of directors.

The following summaries of the Merger Agreement and the other agreements to be entered into by the parties in connection therewith are qualified in their entirety by reference to the text of the Merger Agreement and such other agreements. The Merger Agreement is attached as Exhibit 2.1 hereto and incorporated herein by reference.

Representations and Warranties

In the Merger Agreement, Holdco makes certain representations and warranties (with certain exceptions set forth in Company’s disclosure schedule) with respect to Holdco (collectively with its subsidiaries, “Company Group”) and the Acquisition Entities, including matters relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure and validity of share issuance; I accuracy of charter documents and corporate records; (f) required consents and approvals; (g) financial information; (h) absence of certain changes or events; (i) title to assets and properties; (j) litigation; (k) material contracts; (l) licenses and permits; (m) compliance with laws, including those relating to foreign corrupt practices and money laundering; (n) ownership of intellectual property; (o) customers and suppliers; (p) employment and labor matters; (q) ownership of real property; I taxes matters; (s) environmental matters; (t) that Holdco is not an investment company; (u) privacy and data protection; (v) no alternative transactions, (w) brokers and finders, and (x) other customary representations and warranties.

In the Merger Agreement, Aquaron makes certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure and validity of share issuance; I trust fund amount; (f) validity of Nasdaq Stock Market listing; (g) SEC filing requirements and financial statements; (h) compliance with laws, including those relating to money laundering; (i) that SPAC is not an investment company; (j) taxes matters; material contracts; (k) no alternative transactions; brokers and finders, and (l) other customary representations and warranties.

Conduct Prior to Closing; Covenants

Each of Holdco and SPAC has agreed to, and agreed to cause their respective subsidiaries to, use commercially reasonable efforts to, conduct their respective business only in the ordinary course consistent with past practice, prior to the Closing, and not to take certain specified actions without the prior written consent of the other party.

The Merger Agreement also contains covenants providing for:

•        each party providing access to their books and records and providing information relating to their respective business to the other party, its legal counsel and other representatives;

•        each party having obligation to promptly notify the other party for notices and other communications it has received in relation to certain matters of the transactions contemplated under the Merger Agreement;

•        Aquaron to make appropriate arrangements with respect to the funds in its Trust Account;

•        exculpation, indemnification, advancement of expenses, and insurance arrangement in favor of directors and officers of Aquaron and the Company Group;

•        parties’ cooperation in making filings with the SEC; and

•        that Holdco may, at its sole discretion, select to pay certain amounts to extend the time Aquaron has to complete a business combination under certain circumstances and if necessary.

Company also agrees that it shall use commercially reasonable efforts to enter into definitive agreements to raise additional investment.

Conditions to Closing

Each party may elect to waive conditions to its obligations to consummate the Closing in accordance with the Merger Agreement to the extent it would still be legally permissible to proceed with the Business Combination. For example, if SPAC stockholders do not approve the Business Combination it cannot be consummated. However, while it is a condition to closing that the shares be approved for trading on Nasdaq, if such listing could not be obtained, the parties could decide to proceed with the Business Combination and waive this condition. If the Closing occurs, all conditions to a party’s obligations to consummate the Closing that have not been fully satisfied as of the Closing will be deemed to have been waived by such party.

General Conditions

Consummation of the transactions under this Agreement is conditioned on, among other things, (i) the absence of any applicable Law or prohibiting the transactions; (ii) the Form F-4 having been declared effective by the SEC; (iii) each of the additional agreements described in the Merger Agreement having been entered into, provided that no less than 95% of the Closing Payment Shares shall be subject to the Company Shareholders Lock-up Agreement (see below); and (iv) the requisite approval of the shareholders of Aquaron and Company having been obtained.

Aquaron’s Conditions

The obligation of Aquaron to consummate the Closing is conditioned upon, in addition to the conditions described in the first paragraph and among other things, the following:

•        Company Group complying with all of the obligations under the Merger Agreement in all material respects;

•        the Fundamental Representations of Holdco being true and correct in all material respects and representations of Holdco other than the Fundamental Representations being true and correct except to the extent that would not, in the aggregate, have a Material Adverse Effect;

•        there having been no Material Adverse Effect on the business of Company; and

•        The requisite third party consents and governmental approvals having been obtained, and no such consent shall have been revoked, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Holdco’s Conditions

The obligation of Holdco’s obligation to consummation the Closing is conditioned upon, in addition to the conditions described in the first paragraph and among other things, the following:

•        Aquaron complying with all of their obligations under the Merger Agreement in all material respects;

•        disregarding all materiality qualifiers, the representations and warranties of Aquaron being true and correct except to the extent that would not, in the aggregate, have a Material Adverse Effect;

•        there having been no Material Adverse Effect on Aquaron;

•        Aquaron complying with the applicable reporting requirements under the Securities Act and Exchange Act;

•        Aquaron shall have completed its share redemption in accordance with the Merger Agreement and its proxy statement; and

•        Aquaron shall remain listed on Nasdaq and the additional listing application for the Merger Consideration Shares shall have been approved by Nasdaq.

Termination

The Merger Agreement may be terminated as follows:

•        in the event the Closing has not occurred by October 6, 2025, by Aquaron or Company, provided that the party seeking to terminate this Agreement has not committed any material breach; or

•        in the event Aquaron or Holdco has committed any material breach and such breach is not cured within fifteen (15) days following receipt of a notice of breach from the other party, the non-breaching party may terminate this Agreement by giving notice to the other party.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreement, which is filed as Exhibit 2.1 hereto.

Merger Consideration

At the time at which the Initial Merger becomes effective (the “Initial Merger Effective Time”), pursuant to the Initial Merger, each Holdco Class A Ordinary Share or Holdco Class B Ordinary Share that is issued and outstanding immediately prior to the Initial Merger Effective Time, other than (1) any Holdco Treasury Shares and (2) any Holdco Dissenting Shares, shall automatically be cancelled and cease to exist in exchange for the right to receive such number of PubCo Class A Ordinary Share or PubCo Class B Ordinary Share, respectively, at the Holdco Exchange Ratio.

At the time at which the SPAC Merger becomes effective (the “SPAC Merger Effective Time”), pursuant to the SPAC Merger: (1) each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time, shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Common Stock and one SPAC Right in accordance with the terms of the applicable SPAC Unit (“Unit Separation”); (2) immediately following the Unit Separation, each share of SPAC Common Stock that is issued and outstanding immediately prior to the SPAC Merger Effective Time (including each share of SPAC Common Stock converted from SPAC Rights) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued, fully paid and non-assessable PubCo Class A Ordinary Share without interest; (3) immediately following the Unit Separation, every five (5) SPAC Rights that were issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted to one share of SPAC Common Stock; and (4) at the SPAC Merger Effective Time, the SPAC UPO that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for one PubCo UPO.

Upon the consummation of the Mergers, PubCo will issue (1) 107,987 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock owned by SPAC Public Stockholders, (2) 1,354,295 PubCo Class A Ordinary Shares in exchange for the Insider Shares, (3) 268,765 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock owned by the Sponsor, (4) 1,137,189 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock underlying all outstanding SPAC Rights, (5) [100,000,000] PubCo Ordinary Shares in exchange for Holdco Shares (other than the Holdco Treasury Shares and Holdco Dissenting Shares), (6) 68,133 PubCo Class A Ordinary Shares in exchange for

SPAC Common Stock and SPAC Common Stock underlying the SPAC Units and one (1) PubCo UPO in exchange for SPAC UPO issued to Chardan and/or its designees as deferred underwriting commission, and (7) [1,500,000] PubCo Class A Ordinary Shares to Arbor Lake, as consultant to Aquaron in connection with the Business Combination.

In addition, following the Closing, PubCo will (a) issue an aggregate of up to 10,000,000 Earn-out Shares to the Holdco’s shareholders who hold Holdco’s shares as of immediately prior to the effective time of the Initial Merger on a pro rata basis, and (b) issue an aggregate of up to 10,000,000 PubCo Ordinary Shares to eligible participants including directors, officers and employees of the Company under the Earn-out Incentive Plan. The Earn-out Shares and the Earnout Incentive Plan will be subject to certain milestones (based on the achievement of certain targets of consolidated revenue for the fiscal year of 2024 and 2025).

Additional Agreements Executed at the Signing of the Merger Agreement

Company Voting and Support Agreement

Concurrently with the execution of the Merger Agreement, certain shareholders of Holdco, representing more than fifty percent (50%) of the equity interests in Holdco, have entered into a voting and support agreement with the PubCo, the Company, each of the Acquisition Entities and Aquaron, pursuant to which each such holder agrees to, among other things, vote in favor of the transactions contemplated by the Merger Agreement. The company voting and support agreement signed together with the Bestpath Merger Agreement terminated concurrently with the termination of the Bestpath Merger Agreement.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, Sponsor has entered into and delivered a support agreement, pursuant to which the Sponsor has agreed, among others, to vote in favor of the Merger Agreement and the transactions contemplated thereunder at the SPAC Special Meeting in accordance with the Insider Letter. The sponsor voting and support agreement signed together with the Bestpath Merger Agreement terminated concurrently with the termination of the Bestpath Merger Agreement.

Additional Agreements to be Executed at Closing

In addition to the Merger Agreement, the following agreements will be entered into in connection with the Closing.

Shareholders Lock-Up Agreement

Certain Company Shareholders will enter into an agreement with the PubCo, to be effective as of the Closing, pursuant to which at least ninety-five percent (95%) of the Merger Consideration Shares shall be subject to a lock-up in accordance with the terms and conditions thereunder.

Registration Rights Agreement

In connection with the transactions, PubCo shall enter into an amended and restated registration rights agreement with certain Holdco shareholders and the initial shareholders of Aquaron to provide for the registration of the PubCo Ordinary Shares.

Material Financing Transactions

Between February 2023 and March 2024, the Sponsor provided Aquaron with six unsecured, interest-free promissory notes totaling $849,626 (collectively, the “Sponsor Notes”) to support transaction costs related to a proposed business combination and for general working capital purposes. The Sponsor has the right to convert the Sponsor Notes into shares of Aquaron’s common stock — $549,626 of the notes are convertible at a fixed price of $10.00 per share, and the remaining $300,000 at approximately $8.33 per share. All Sponsor Notes are repayable upon the earlier of the consummation of a business combination or the liquidation of Aquaron. If the Sponsor elects to convert the notes in accordance with their terms, it will receive up to 90,962 shares of Aquaron’s common stock, which will be exchanged for PubCo Class A Ordinary Shares upon the closing of the Business Combination.

In addition to the Sponsor Notes, Aquaron received additional funding from the Sponsor to cover its operational costs, resulting in an amount due to related party balance of $148,757 as of December 31, 2024, which remains unchanged as of the date of this proxy statement/prospectus.

On June 30, 2023, October 3, 2023, January 3, 2024, February 2, 2024, March 1, 2024, April 8, 2024, May 2, 2024, June 4, 2024, and July 8, 2024, Aquaron issued unsecured promissory notes (the “Bestpath Notes”) in the principal amount of $210,000, $210,000, $70,000, $70,000, $70,000, $70,000, $20,000, $20,000, and $20,000, respectively, to Bestpath in exchange for Bestpath depositing these amounts into the Trust Account in order to extend the amount of time it has available to complete a business combination. As of December 31, 2024, the total outstanding balance under the Bestpath Notes was $760,000, which remains unchanged as of the date of this proxy statement/prospectus. The Bestpath Notes do not bear interest and mature upon closing of a business combination by Aquaron. In addition, the Bestpath Notes may be converted by the holder into shares of common stock of Aquaron identical to the common stock issued in the Aquaron’s IPO at a price of approximately $8.33 per share. If Bestpath elects to convert the notes in accordance with their terms, it will receive up to 91,200 shares of Aquaron’s common stock, which will be exchanged for PubCo Class A Ordinary Shares upon the closing of the Business Combination.

On August 6, 2024, September 4, 2024, October 2, 2024, November 5, 2024, December 4, 2024, January 5, 2025, February 5, 2025, March 6, 2025, and April 6, 2025, Aquaron issued unsecured promissory notes (the “Huture Notes”) to Huture Motors in nine separate payments of $20,000 each, totaling $180,000 in exchange for Huture Motors depositing these amounts into the Trust Account in order to extend the amount of time it has available to complete a business combination. Following the redemption that occurred immediately after the annual stockholder meeting held on May 6, 2025, the monthly extension fee was reduced to $16,198.05. Accordingly, on May 6, 2025, Aquaron issued an additional Huture Note for $16,198.05 to Huture Motors, with this amount also deposited into the Trust Account to further extend the business combination completion period. The Huture Notes do not bear interest and mature upon closing of a business combination by Aquaron. In addition, the Huture Notes may be converted by the holder into shares of common stock of Aquaron identical to the common stock issued in Aquaron’s IPO at a price of approximately $8.33 per share. If Huture Motors elects to convert the notes in accordance with their terms, it will receive up to [23,543] shares of Aquaron’s common stock, which will be exchanged for PubCo Class A Ordinary Shares upon the closing of the Business Combination.

Whilst PubCo is continuing to work toward obtaining the PIPE Financing, no subscription agreements has been entered into as of the date of this proxy statement/prospectus. Accordingly, there can be no assurances that PubCo will be able to secure the PIPE Financing. In the event that there is PIPE Financing, PIPE investors may be investing at a discount to Aquaron’s public offering price, i.e., $10.00 per unit, compared to the investors in Aquaron’s IPO, and consequently may result in significant dilution to the implied value of the public shares owned by Aquaron’s current stockholders upon the consummation of the Business Combination. See “Risk Factors — Risks Relating to PubCo’s Securities Following the Business Combination — PIPE investors, if any, may be investing at a discount to Aquaron’s public offering price, i.e., $10.00 per unit, compared to the investors in Aquaron’s IPO, and consequently may result in significant dilution to the implied value of the public shares owned by Aquaron’s current stockholders upon the consummation of the Business Combination.” In case that the PubCo successfully obtains the PIPE Financing, the proceeds from the PIPE Financing will be used to [            ].

For information on the dilutive impact, if any, of these financing transactions on non-redeeming Aquaron’s stockholders, see “Dilution to Non-Redeeming Aquaron’s Stockholders” below.

Ownership of PubCo Post-Closing

Prior to the Business Combination, and as of the record date, the SPAC Public Stockholders who hold shares issued in the IPO own approximately 6.24% of issued and outstanding shares of SPAC Common Stock. After giving effect to the Business Combination and to the issuance of (1) 107,987 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock owned by SPAC Public Stockholders, (2) 1,354,295 PubCo Class A Ordinary Shares in exchange for the Insider Shares, (3) 268,765 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock owned by the Sponsor, (4) 1,137,189 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock underlying all outstanding SPAC Rights, (5) [100,000,000] PubCo Ordinary Shares in exchange for Holdco Shares (other than the Holdco Treasury Shares and Holdco Dissenting Shares), (6) [68,133] PubCo Class A Ordinary Shares in exchange for SPAC Common Stock and SPAC Common Stock underlying the SPAC Units issued to Chardan and/or its designees as deferred underwriting commission, (7) [1,500,000] PubCo Class A Ordinary Shares to Arbor Lake, as consultant to Aquaron in connection with the Business Combination, (8) [203,762] PubCo Ordinary Shares upon conversion of any of the promissory notes by the Sponsor, Bestpath or Holdco, and (9) the issuance of [            ]

PubCo Ordinary Shares to the PIPE Investors, without giving effect to (x) the Earn-out Shares, (y) PubCo Ordinary Shares reserved for issuance under the PubCo Incentive Plan or (z) PubCo Class A Ordinary Shares underlying the PubCo UPO, it is anticipated that, upon completion of the Business Combination, (i) the ownership interests in PubCo of SPAC Public Stockholders will be [*]% and the ownership interests in PubCo of the Insiders (including the Sponsor) and their respective affiliates will be [*]%, assuming No Redemption (as defined below); and (ii) the ownership interests in PubCo of SPAC Public Stockholders will be [*]% and the ownership interests in PubCo of the Insiders (including the Sponsor) and their respective affiliates will be [*]%, assuming Maximum Redemption (as defined below). If any PIPE shares or Earn-out Shares are issued, the anticipated percentage ownership of SPAC Public Stockholders will be further reduced.

The following table summarizes the pro forma ownership of PubCo Ordinary Shares upon Closing of the Mergers, under the scenarios below with respect to the potential redemption for each of SPAC Common Stock:

•        Scenario 1 — No Redemption Scenario: This scenario assumes that there are no SPAC Shareholders exercise redemption rights with respect to their SPAC Public Shares in connection with the Business Combination; As of December 31, 2024, there were 805,352 SPAC Public Shares issued and outstanding. In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Annual Meeting, on May [6], 2025, holders of 697,365 SPAC Public Shares elected to redeem their SPAC Public Shares for cash.

•        Scenario 2 — Intermediate Redemption Scenario: This scenario assumes that SPAC Shareholders holding 53,994 SPAC Public Shares, representing 50% of 107,987 SPAC Public Shares remaining outstanding, will exercise redemption rights in connection with the Business Combination; and

•        Scenario 3 — Maximum Redemption Scenario: This scenario assumes that SPAC Shareholders holding 107,987 SPAC Public Shares will exercise their redemption rights in connection with the Business Combination in addition to the 697,365 SPAC Public Shares elected to redeem their SPAC Public Shares for cash on May [6], 2025.

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions		Assuming Maximum (100%) Redemptions
	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %
Huture Motors’ Shareholders(1)	100,112,800	95.67%	100,112,800	95.72%	100,112,800	95.77%
SPAC Public Stockholders	107,987	0.10%	53,994	0.05%	—	—%
Holders of SPAC Public Right(2)	1,083,436	1.04%	1,083,436	1.04%	1,083,436	1.04%
Initial Stockholders of Aquaron(3)	1,767,775	1.69%	1,767,775	1.69%	1,767,775	1.60%
Arbor Lake Investment Ltd(4)	1,500,000	1.43%	1,500,000	1.43%	1,500,000	1.43%
Chardan Capital Markets LLC(5)	68,133	0.07%	68,133	0.07%	68,133	0.07%
Pro forma ordinary shares of the Post-Closing Company	104,640,131	100%	104,586,138	100%	104,532,144	100%

____________

(1)      Assumes the base equity value of Huture Motors is $1,000,000,000 and will be paid entirely in shares, comprised of 100,000,000 newly issued ordinary shares of the PubCo and assumes 91,200 shares upon conversion of the Bestpath Notes, and 21,600 shares upon conversion of the Huture Notes at the closing of the Business Combination.

(2)      Assumes the exercise of all issued and outstanding SPAC Public Right, each 5 for one PubCo Ordinary Share, at the closing of the Business Combination.

(3)      Assumes the exercise of all issued and outstanding Private Unites and Over-Allotment Option Units sold to its Sponsor, each 5 for one PubCo Ordinary Share, which would result in an additional 53,753 shares at the closing of the Business Combination and assumes the issuance of 90,962 shares upon conversion of the Sponsor Notes at the closing of the Business Combination.

(4)      Assumes the issuance of 1.5 million PubCo Ordinary Shares to Arbor Lake Investment Limited as financial advisor to Aquaron upon Closing of the Business Combination as compensation.

(5)      Assumes 68,133 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock and SPAC Common Stock underlying the SPAC Units issued to Chardan and/or its designees as deferred underwriting commission.

Dilution to Non-Redeeming Aquaron’s Stockholders

Dilution per share to the original investors in SPAC is determined by its net tangible book value per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on SPAC’s net tangible book value per share, from the initial public offering price per share paid by original investors in SPAC as set forth as follows under the three redemption scenarios:

	Assuming No Redemptions	Share Ownership %	Assuming Intermediate (50%) Redemptions	Share Ownership %	Assuming Maximum (100%) Redemptions	Share Ownership %
Number of shares
SPAC Public Shares	107,987	2.33%	53,994	1.18%	—	—
SPAC shares held by Initial Shareholders	1,623,060	34.98%	1,623,060	35.39%	1,623,060	35.81%
Total outstanding SPAC Shares as of December 31, 2024	1,731,047	37.31%	1,677,054	36.57%	1,623,060	35.81%

Potential source of dilution:
Shares issued to Holders of SPAC Public Right	1,083,436	23.34%	1,083,436	23.63%	1,083,436	23.90%
Shares issued to Holders of SPAC Private Right	53,753	1.16%	53,753	1.17%	53,753	1.19%
Shares issued to Financial Advisor and Underwriter	1,568,133	33.80%	1,568,133	34.19%	1,568,133	34.60%
Shares issued to Holders of Promissory Notes	203,762	4.39%	203,762	4.44%	203,762	4.50%
Fully diluted shares outstanding as of December 31, 2024	4,640,130	100%	4,586,137	100%	4,532,143	100%

SPAC’s net tangible book value as of December 31, 2024(1)	(5,412,138)		(5,412,138)		(5,412,138)
Adjusted for(2): Trust account balance as of December 31, 2024	9,255,615		9,255,615		9,255,615
Assumed reduction in trust account through shares redeemed	(8,180,091)		(8,717,853)		(9,255,615)
Transaction expenses to be incurred by SPAC	(3,024,639)		(3,024,639)		(3,024,639)
Compensation to Financial Advisor	(15,000,000)		(15,000,000)		(15,000,000)
SPAC’s net tangible book value as of December 31, 2024, as adjusted	(22,361,253)		(22,899,015)		(23,436,777)

Net tangible book value per share as of December 31, 2024	(3.13)		(3.23)		(3.33)
Net tangible book value per share as of December 31, 2024, as adjusted	(4.82)		(4.99)		(5.17)
Difference Between Offering Price and Adjusted Net Tangible Book Value per Share	14.82		14.99		15.17

____________

(1)      SPAC’s net tangible book value was calculated by total assets minus total liabilities minus ordinary shares subject to redemption.

(2)      SPAC’s net tangible book value was adjusted for (i) trust account balance as a result of different level of redemption; and (ii) transaction expenses that have not recorded on SPAC’s financial statements as of December 31, 2024, which will have impacts on the calculation of net tangible book value upon closing; (iii) issuance of 1.5 million Ordinary Shares to Arbor Lake Investment Limited as financial advisor to SPAC upon Closing of the Business Combination as compensation

For each of the three redemption scenarios, potential dilution results in the amount of non-redeeming shareholders’ interest per share being at least the SPAC IPO price per share of ordinary share:

	Assuming No redemptions	Assuming Intermediate (50%) Redemptions	Assuming Maximum (100%) Redemptions
Total Outstanding SPAC Shares as of December 31, 2024(1)	1,731,047	1,677,054	1,623,060
Shares issued to Holders of SPAC Public Right(2)	1,083,436	1,083,436	1,083,436
Shares issued to Financial Advisors(3)	1,568,133	1,568,133	1,568,133
Shares issued to the Sponsor(4)	53,753	53,753	53,753
Shares issued to Holders of Promissory Notes(5)	203,762	203,762	203,762
Shares issued to Huture Motors’ Shareholders in Business Combination	100,000,000	100,000,000	100,000,000
Number of shares after giving effect to the Business Combination and related financing	104,640,130	104,586,137	104,532,143
The company valuation at or above which the non-redeeming shareholders’ interest per share being at least the SPAC IPO price per share	$1,046,401,304	$1,045,861,369	$1,045,321,434

____________

(1)      In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Annual Meeting, on May [6], 2025, holders of 697,365 SPAC Public Shares elected to redeem their SPAC Public Shares for cash.

(2)      Assumes the exercise of all issued and outstanding SPAC Public Right, each 5 for one PubCo Ordinary Share, at the closing of the Business Combination.

(3)      Assumes the issuance of 1.5 million PubCo Ordinary Shares to Arbor Lake Investment Limited as financial advisor to Aquaron upon Closing of the Business Combination as compensation.and 68,133 PubCo Ordinary Shares in exchange for SPAC Common Stock and SPAC Common Stock underlying the SPAC Units issued to Chardan and/or its designees as deferred underwriting commission.

(4)      Assumes the exercise of all issued and outstanding Private Unites and Over-Allotment Option Units sold to its Sponsor, each 5 for one PubCo Ordinary Share, which would result in an additional 53,753 shares at the closing of the Business Combination.

(5)      Assumes the issuance of 90,962 shares assumes upon conversion of the Sponsor Notes, 91,200 shares upon conversion of the Bestpath Notes, and 21,600 shares upon conversion of the Huture Notes at the closing of the Business Combination.

The discussion, the following, which is a material potential sources of future dilution that is considered improbable by the Company to be effected at or prior to the consummation of the Business Combination:

An aggregate of up to 10,000,000 Earn-out Shares to the Holdco’s shareholders who hold Holdco’s shares, and an aggregate of up to 10,000,000 PubCo Ordinary Shares to eligible participants including directors, officers and employees of the Company under the Earn-out Incentive Plan is not assumed to be issued at or prior to the consummation of the Business Combination. The Earn-out Shares and the Earnout Incentive Plan will be subject to certain milestones. If all of Earn-out shares are issued, the number of outstanding shares will be increased by 10,000,000 PubCo Class A Ordinary Shares.

One (1) PubCo UPO, exchanged on a one-for-one basis for the SPAC UPO upon the SPAC Merger, which, when exercisable, includes 97,509 PubCo Class A Ordinary Shares underlying the units and 19,501 additional PubCo Class A Ordinary Shares issuable from rights included in those units. The holder of the options have the right to purchase an aggregate of 117,010 PubCo Class A Ordinary Shares at a price of US$11.50 per shares, which is not assumed to be issued at or prior to the consummation of the Business Combination. If all of Earn-out shares are issued, the number of outstanding shares will be increased by 117,010 PubCo Class A Ordinary Shares.

Compensation of the Sponsor, its Affiliates and Promoters

Set forth below is a summary of the terms and amount of the securities as compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Aquaron to the Sponsor and its affiliates, and the price paid or to be paid for such securities or any related financing transaction. The Sponsor did not, and will not receive any cash compensation during the ordinary course of Aquaron’s operation or in connection with the Business Combination.

Entity	Amount of PubCo Securities upon the Closing of Business Combination	Amount of Securities	Consideration
Aquaron Investments LLC (the Sponsor)	1,309,295 PubCo Class A Ordinary Shares	1,309,295 shares of SPAC Common Stock as Insider Shares	$24,217
	322,518 PubCo Class A Ordinary Shares	268,765 SPAC Private Units (including 268,765 shares of SPAC Common Stock and 53,753 shares of SPAC Common Stock underlying 268,765 SPAC Rights)	$2,687,654
	90,962 PubCo Class A Ordinary Shares	90,962 shares of SPAC Common Stock	$849,626
Sum	1,722,775 PubCo Class A Ordinary Shares	—	$3,561,497
Officers and Directors	45,000 PubCo Class Ordinary Shares	45,000 shares of SPAC Common Stock as Insider Shares	$783
TOTAL	1,767,775 PubCo Class A Ordinary Shares	—	$3,562,280

In addition to the Sponsor Notes, Aquaron received further funding from the Sponsor to cover its operational costs, resulting in an amount due to related party balance of $148,757 as of December 31, 2024. This amount remains unchanged as of the date of this proxy statement/prospectus. Furthermore, as of the date of this proxy statement/prospectus, neither the Sponsor nor Aquaron’s officers, directors, affiliates, or promoters have incurred any unpaid reimbursable expenses.

As of the date of this proxy statement/prospectus, the Sponsor’s total at-risk capital amounts to $3,710,254, consisting of: (i) $24,217 for the purchase of 1,309,295 Insider Shares, (ii) $2,687,654 for the purchase of 268,765 SPAC Private Units, (iii) US$849,626 under the Sponsor Notes, and (iv) US$148,757 as amount due to related party balance. If the Sponsor chooses not to convert the Sponsor Notes upon closing of the Business Combination, the average per-share price paid by the Sponsor could be as low as approximately $1.66, compared to the $10.00 per-share price paid by public stockholders during Aquaron’s IPO. This figure is calculated by dividing the total cost of the Insider Shares and the shares underlying the SPAC Private Units by the total number of those shares. The Sponsor will still be able to make a positive rate of return even if the market price of the PubCo Ordinary Shares is very low after the closing of the Business Combination. In contrast, a public stockholder who purchased shares in Aquaron’s IPO and later chose not to exercise redemption rights would only make a positive rate of return if the trading price of PubCo Ordinary Shares exceeds $10.00 per share.

The Sponsor acquired its Insider Shares at a nominal price of approximately $0.018 per share, compared to the $10.00 per share paid by Aquaron’s public shareholders in its initial public offering. This substantial price difference has resulted in meaningful dilution to the equity interests of Aquaron’s public shareholders, including Aquaron’s non-redeeming shareholders. However, upon the Closing, because the Insider Shares and the shares underlying the SPAC Private Units have already been issued, the comparatively small number of additional shares issuable under the SPAC Rights and the promissory notes is not expected to cause any material dilution to the equity interests of Aquaron’s non-redeeming shareholders.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Aquaron Board in favor of adoption of the Business Combination Proposal, the Redomestication Proposal and the other related Proposals, you should keep in mind that Aquaron’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including the following:

•        If the proposed Business Combination is not completed by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), Aquaron will be required to liquidate. In such event, the 1,354,295 shares of SPAC Common Stock held by the Insiders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Such shares had an aggregate market value of approximately US$[15.7] million based on the closing price of SPAC Common Stock of US$[11.60] on the over-the-counter market as of [April 2], 2025;

•        If the proposed Business Combination is not completed by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), the 268,765 SPAC Private Units purchased by the Sponsor for a total purchase price of US$2,687,654, will be worthless. Such Private Units had an aggregate market value of approximately US$[3.2] million based on the closing price of SPAC Unit of US$[11.90] on Nasdaq as of [April 2], 2025; If Aquaron is able to complete a business combination within the required time period, the Sponsor and Insiders may receive a positive return on the Aquaron securities held by them, even if SPAC Public Stockholders may experience a negative return on their investment in the SPAC Common Stocks after consummation of the Business Combination;

•        The Sponsor’s aggregate at risk capital is US$3,710,254 as of the date of this proxy statement/prospectus, comprised of (i) the purchase price of US$24,217 for 1,309,295 Insider Shares, (ii) the purchase price of US$2,687,654 for 268,765 SPAC Private Units, (iii) US$849,626 under Sponsor Notes, and (iv) US$148,757 as amount due to related party balance. Such Insider Shares had an estimated aggregate market value of $[        ] million based upon the closing price of $[        ] per SPAC Common Stock on Nasdaq on the Record Date. Such units had an estimated aggregate value of $[        ] million based on the closing price of $[        ] per SPAC Unit on Nasdaq on the Record Date. As of the date of this proxy statement/prospectus, the Sponsor and its affiliates do not have out-of-pocket expenses awaiting reimbursement. If Aquaron is unable to complete a business combination within the required time period, the Insider Shares and the securities underlying the SPAC Private Units will expire worthless, and the promissory notes may only be repaid with working capital held outside the Trust Account and not with proceeds held in the Trust Account. The Sponsor and its affiliates do not otherwise have any amounts otherwise owed or payable by Aquaron. The Sponsor does not hold any interest in Huture Motors;

•        The aggregate at risk capital of Aquaron’s officers and directors is US$783, representing consideration paid for the 45,000 Insider Shares. Such Insider Shares had an estimated aggregate market value of $[        ] million based upon the closing price of $[        ] per SPAC Common Stock on Nasdaq on the Record Date. If Aquaron is unable to complete a business combination within the required time period, such Insider Shares will be worthless. The directors and officers of Aquaron do not hold any interest in Huture Motors;

•        The exercise of Aquaron’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Aquaron’s stockholders’ best interest;

•        Aquaron’s officers and directors, the Sponsor and its affiliates will be reimbursed for any reasonable fees and out-of-pocket expenses incurred in connection with activities on Aquaron’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations (including the Business Combination). As of the date of this proxy statement/prospectus, nil had been incurred or accrued in respect of such expense reimbursement obligation;

•        The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        In order to fund working capital deficiencies in connection with a Business Combination, Aquaron’s insiders, officers and directors or their affiliates may, but are not obligated to, loan Aquaron funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to US$600,000 of the notes may be converted upon consummation of the Business Combination into SPAC Private Units at a price of $10.00 per unit (which, for example, would result in the holders being issued units to acquire 72,000 shares of SPAC Common Stock (which includes 12,000 shares of SPAC Common Stock issuable upon exercise of rights). If Aquaron does not complete a business combination, the loans would be repaid out of funds not held in the Trust Account, and only to the extent available. As of the date of this proxy statement/prospectus, US$849,626 was outstanding under all promissory notes issued by Aquaron to the Sponsor;

•        None of our officers and directors is required to commit their full time to Aquaron’s affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities;

•        In the course of their other business activities, Aquaron’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to Aquaron as well as the other entities with which they are affiliated. Aquaron’s officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by Aquaron. Thus, Aquaron’s officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Aquaron’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Aquaron, subject to application fiduciary duties under Delaware laws. The SPAC Charter provides that Aquaron renounces its interest in any corporate opportunity offered to any director or officer of Aquaron. This waiver allows Aquaron’s directors and officers to allocate opportunities based on a combination of the objectives and fundraising needs of the target as well as the investment objectives of the entity. Aquaron does not believe that the waiver of the application of the corporate opportunity doctrine in the SPAC Charter otherwise had a material impact on its search for a potential business combination target. The following table summarizes the relevant pre-existing fiduciary or contractual obligations of our officers and directors:

Name of Individual	Name of Affiliated Company	Entity’s Business	Affiliation
Yanyan Lin	Bole Education Consulting Inc.	Education consulting	Founder and Chief Executive Officer
Yi Zhou	Ease Consulting	Finance consulting	Founder and Chief Executive Officer
Yang Wang	Haoyue Healthcare Fund	PE fund	Partner

•        Aquaron’s existing directors and officers will be eligible for continued indemnification and continued coverage under Aquaron’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Merger Agreement.

The existence of financial and personal interests of one or more of Aquaron’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aquaron and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Aquaron’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. These interests may influence the Aquaron Board in making its recommendation that you vote in favor of the approval of the Business Combination Proposal, Redomestication Proposal and the other Proposals.

In addition, Holdco’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including the following:

•        In order to extend the amount of time Aquaron has available to complete a business combination, Aquaron has issued to unsecured promissory notes to Holdco in exchange for Holdco to deposited into Aquaron’s Trust Account certain amount of funds. The notes do not bear interest and mature upon closing of a business combination by Aquaron. In addition, the notes may be converted by the Holdco into units of Aquaron identical to the units issued in Aquaron’s initial public offering at a price of $10.00 per unit (each unit is consisted of one share of common stock and one right to receive one-fifth (1/5) of a share of common stock). If Aquaron does not complete a business combination, the notes would be repaid out of funds not held in the Trust Account, and only to the extent available. As of the date of this proxy statement/prospectus, US$[            ] was outstanding under all promissory notes issued by Aquaron to the Holdco. Except for the conflicts of interest noted above, which primarily relate to the interests of officers and directors and the Sponsor, there are no conflicts of interest between the

Sponsor or its affiliates, Aquaron’s officers, directors, or promoters, or Huture Motors’ officers and directors, and the unaffiliated shareholders of Aquaron. For a description of the fiduciary obligations held by Aquaron’s officers and directors to other entities, see “Aquaron’s Directors, Executive Officers and Executive Compensation — Conflicts of Interest” and “PubCo’s Directors, Executive Officers and Compensation — Conflicts of Interest.”

Aquaron’s directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Aquaron Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination. However, the Aquaron Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the IPO and would be included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, and (iii) this business combination was structured so that the business combination may be completed even if Aquaron public stockholders redeem a substantial portion of the shares of SPAC Common Stock. The Aquaron Board concluded that the potential benefits that it expected Aquaron and its stockholders to achieve as a result of the merger outweighed the potentially negative and other factors associated with the merger. Accordingly, the Aquaron Board unanimously determined that the merger and the transactions contemplated by the merger agreement, were advisable and in the best interests of Aquaron and its stockholders.

Interests of Financial Advisor(s) in the Business Combination

According to the financial advisory agreement dated January 17, 2025, between Aquaron and Arbor Lake, Arbor Lake was retained by Aquaron to provide certain capital markets advisory services and introduce potential PIPE investors to the latter in connection with the latter’s business combination with Huture Motors. Mr. Sean Xiaocheng Peng has served as [representative] of Arbor Lake since August 8, 2022, as a director and chief financial officer of Healthcare AI Acquisition Corp. since September 5, 2023, and as founder/director of Shanghai Dezhi Enterprise Consulting Co., Ltd since September 2022. Previously, he was chief financial officer of Orisun Acquisition Corp. from December 2019 to November 2020. Since December 2015, Mr. Peng has been an investment professional and a director at Everpower International Holdings Co., Ltd. He brings extensive experience in creating strategic plans for target companies, leading due diligence efforts, preparing investment materials and analyses, negotiating deals, and overseeing post-investment management.

As compensation for these services, Arbor Lake will be paid entirely in PubCo Class A Ordinary Shares, calculated as follows: (x) 1.5% of the PubCo Ordinary Shares received by the Holdco Shareholders in connection with the Mergers; and (y) a percentage of PubCo Ordinary Shares received by the Holdco Shareholders in connection with the Mergers for introducing PIPE investors, determined by dividing the funds introduced by Arbor Lake by $25 million and multiplying the result by 1.5%).

Interests of Chardan in the Business Combination

Chardan served as the underwriter representative for Aquaron’s IPO and received a cash underwriting discount of $812,577 upon its closing. Additionally, Chardan is entitled to a deferred underwriting fee in cash equal to 3.5% of the IPO’s gross proceeds, amounting to $1,896,013, payable upon the completion of a business combination from funds held in the Trust Account, subject to the terms of the underwriting agreement. Upon consummation of Aquaron’s initial business combination, Chardan and/or its designees will also be entitled to receive the following:

•        3,128 PubCo Class A Ordinary Shares, exchanged for 3,128 shares of SPAC Common Stock, representing 0.75% of the gross IPO proceeds at a price of $10.00 per share, as deferred underwriting commission;

•        65,005 PubCo Class A Ordinary Shares, consisting of (1) 54,171 PubCo Class A Ordinary Shares, exchanged for SPAC Common Stock underlying 54,171 SPAC Private Units, and (2) 10,834 PubCo Class A Ordinary Shares, exchanged for SPAC Common Stock issuable upon exercise of the rights underlying the 54,171 SPAC Private Units, representing 1.00% of the gross IPO proceeds at a price of $7.00 per unit based on a valuation report prepared by APA, a valuation agency, as deferred underwriting commission; and

•        One (1) PubCo UPO, exchanged on a one-for-one basis for the SPAC UPO upon the SPAC Merger, which, when exercisable, includes 97,509 PubCo Class A Ordinary Shares underlying the units and 19,501 additional PubCo Class A Ordinary Shares issuable from rights included in those units.

The Proposals

At the Special Meeting, Aquaron’s stockholders will be asked to vote on (1) the Business Combination Proposal, (2) the Redomestication Proposal, (3) the Incentive Plan Proposal, (4) the PubCo Charter Proposal, (5) the NTA Requirement Amendment Proposal, and (6) the Adjournment Proposal.

Please see the section titled “The Special Meeting of Aquaron Stockholders” on page 112 for more information on the foregoing Proposals.

Voting Securities, Quorum. Record Date

As of the record date, there were [1,731,047] shares of SPAC Common Stock issued and outstanding. Only SPAC Public Stockholders of record as of the close of business on [            ], 2025 are entitled to vote at the Special Meeting or any adjournment of the Special Meeting. Approval of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding SPAC Common Stock present and entitled to vote at the Special Meeting.

The Insiders, including and the Sponsor, which owns approximately [93.76]% of SPAC Common Stock as of the record date, have agreed to vote their SPAC Common Stock in favor of the Business Combination Proposal, and the Sponsor has further agreed to vote for each of the Redomestication Proposal, the Incentive Plan Proposal, PubCo Charter Proposal, the NTA Requirement Amendment Proposal, and the Adjournment Proposal. The Insiders intend to vote for the Redomestication Proposal, the Incentive Plan Proposal, PubCo Charter Proposal, the NTA Requirement Amendment Proposal, and the Adjournment Proposal.

Appraisal or Dissenters’ Rights

Neither Aquaron stockholders nor its unit or rights holders have appraisal rights in connection with the Business Combination under Delaware law or Cayman Islands law.

Recommendations of the Aquaron Board to Aquaron’s stockholders

After careful consideration of the terms and conditions of the Merger Agreement, the Aquaron Board has determined that Business Combination and the Transactions are advisable and in the best interests of Aquaron and its stockholders. In reaching its decision with respect to the Business Combination and the Redomestication, the Aquaron Board reviewed various industry and financial data and the due diligence and evaluation materials provided by the Holdco. The Aquaron Board did not obtain a fairness opinion on which to base its assessment. The Aquaron Board recommends that Aquaron’s stockholders vote:

•        FOR the Business Combination Proposal;

•        FOR the Redomestication Proposal;

•        FOR the Incentive Plan Proposal;

•        FOR the PubCo Charter Proposal;

•        FOR the NTA Requirement Amendment Proposal; and

•        FOR the Adjournment Proposal, if presented.

The Aquaron Board’s Reasons for Approving the Business Combination

Prior to reaching the decision to approve the Merger Agreement, Aquaron’s directors reviewed Holdco’s results of the business and financial due diligence and valuation analysis conducted by Aquaron’s management and third party legal and financial advisors, which included:

•        extensive meetings and calls with Huture Motors’ management team regarding Huture Motors’ products, development plans, operations and projections;

•        due diligence activities relating to business, accounting, legal, tax, operations and other matters;

•        financial and valuation analysis including review and analysis of Huture Motors’ historical financial statements, financial projections provided by Huture Motors;

•        discussion with Huture Motors on investor support and future capital markets strategy;

•        background checks on Huture Motors’ current and past key stakeholders;

•        review of Huture Motors’ material business contracts and related party transactions; and

•        research on the public trading values of comparable peer companies.

When considering the Business Combination with the Holdco, Aquaron Board reviewed the information available, and considered, among other things, the following:

•        The large-scale application of hydrogen energy is the future;

•        Major countries have been releasing policies supporting the development of the hydrogen energy industry;

•        Huture Motors’ business covers key nodes within the hydrogen energy industry chain; and

•        The vehicle manufacturing segment would be the engine for explosive business growth.

In the course of its deliberations, in addition to the various other risks associated with the business of the Company, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the Aquaron Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Social, political and macroeconomic influence

•        Competition

•        Risk of Realization of forecast and projection

•        Business Plans May Not be Achieved

•        Environmental Conditions

•        Readiness to be a Public Company

•        Potential for benefits not achieved

•        Liquidation risk

•        unable to satisfy the Closing conditions

In addition to considering the factors described above, the Aquaron Board also considered that the Sponsor and certain officers and directors of Aquaron may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Aquaron’s stockholders (see section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination”). Further, the Aquaron Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated security holders for purposes of negotiating the terms of the Business Combination and/or preparing any report concerning the approval of the Business Combination. After considering the foregoing, the Aquaron Board concluded, in its business judgment, that the potential benefits to Aquaron and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Redemption Rights

Pursuant to the SPAC Charter, a holder of SPAC Common Stock has the right to have its public shares redeemed for cash equal to its pro rata share of the Trust Account (net of taxes payable) in connection with the Business Combination.

If you are a public stockholder and you seek to have your shares redeemed, you must (1) demand, no later than 5:00 p.m., Eastern time on [            ], 2025 (two (2) business days before the Special Meeting), that Aquaron redeem your shares into cash; and (2) submit your request in writing to Aquaron’s transfer agent, at the address listed at the end of this section and deliver your shares to Aquaron’s transfer agent physically or electronically using the DWAC system at least two (2) business days prior to the vote at the Special Meeting.

In order to validly request redemption, you must send a request in writing to Aquaron’s transfer agent. The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights.

You may tender the SPAC Common Stock for which you are electing redemption by two (2) business days before the Special Meeting by either:

•        Delivering certificates representing the shares of SPAC Common Stock to Aquaron’s transfer agent, or

•        Delivering the SPAC Common Stock electronically through the DWAC system.

Aquaron’s stockholders will be entitled to redeem their SPAC Common Stock for a full pro rata share of the Trust Account (currently anticipated to be no less than approximately US$[            ] per share as of the record date) net of taxes payable.

Any corrected or changed written demand of redemption rights must be received by Aquaron’s transfer agent no later than two (2) business days prior to the Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two (2) business days prior to the vote at the Special Meeting.

Public stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of SPAC Common Stock as of the record date. Any public stockholder who holds SPAC Common Stock on or before [            ], 2025 (two (2) business days before the Special Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination. If you choose to deliver SPAC Common Stock electronically through the DWAC system, this electronic delivery process can be accomplished by contacting your broker and requesting delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Aquaron’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker this cost and the broker would determine whether or not to pass this cost on to the redeeming holder. It is Aquaron’s understanding that Aquaron’s stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. Aquaron does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Aquaron’s stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.

In the event that a stockholder tenders its shares and decides prior to the consummation of the Business Combination that it no longer wants to redeem its shares, the stockholder may withdraw the tender. In the event that a stockholder tenders shares and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. Aquaron anticipates that a stockholder who tenders shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares soon after the completion of the Business Combination.

If properly demanded by Aquaron’s public stockholders, Aquaron will redeem each share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. If you exercise your redemption rights, you will be exchanging your SPAC Common Stock for cash and will no longer own the shares. If Aquaron is unable to complete the Business Combination by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), it will liquidate and dissolve and public stockholders would be entitled to receive approximately US$[            ] per share upon such liquidation.

Holders of outstanding SPAC Units must separate the underlying SPAC Common Stock and SPAC Rights prior to exercising redemption rights with respect to the SPAC Common Stock. If SPAC Units are registered in a holder’s own name, the holder must deliver the certificate for its SPAC Units to the transfer agent with written instructions to separate the SPAC Units into their individual component parts.

This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the SPAC Common Stock from the SPAC Units.

If a broker, dealer, commercial bank, trust company or other nominee holds SPAC Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s SPAC Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of SPAC Units to be separated and the nominee holding such SAPC Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant SPAC Units and a deposit of an equal number of SPAC Common Stock and SPAC Rights. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the SPAC Common Stock from the SPAC Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their SPAC Common Stock to be separated in a timely manner, they will likely not be able to exercise their redemption rights.

For information on the dilutive impact, if any, of these financing transactions on non-redeeming Aquaron’s stockholders, see “Dilution to Non-Redeeming Aquaron’s Stockholders” above.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Aquaron will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current shareholders of Holdco having a majority of the voting power of the post-combination company, Holdco’s senior management comprising all of the senior management of the post-combination company, the relative size of Holdco compared to Aquaron, and Holdco’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Holdco issuing stock for the net assets of Aquaron, accompanied by a recapitalization. The net assets of Aquaron will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Holdco.

Comparison of Rights of Stockholders of Aquaron and Shareholders of PubCo

If the Business Combination is successfully completed, holders of SPAC Common Stock will become holders of PubCo Class A Ordinary Shares and their rights as shareholders will be governed by PubCo’s constitutional documents. Please see “Description of PubCo’s Share Capital — Comparison of Rights of PubCo Shareholders and Aquaron’s stockholders” beginning on page 230 for more information.

Emerging Growth Company

Each of Aquaron and PubCo is, and consequently, following the Business Combination, the PubCo will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the PubCo will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the PubCo’s securities less attractive as a result, there may be a less active trading market for the PubCo’s securities and the prices of the PubCo’s securities may be more volatile.

The PubCo will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which the PubCo has total annual gross revenue of at least $1.235 billion, or (c) in which the PubCo is deemed to be a large accelerated filer, which means the market value of the PubCo Class A Ordinary Shares that is held by non-affiliates equals or exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter; and (2) the date on which the PubCo has issued more than US$1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

Following the Business Combination, PubCo will also be a “foreign private issuer” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, PubCo’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, PubCo will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Controlled Company

Immediately prior to the Initial Merger Effective Time, PubCo’s outstanding share capital will be recapitalized to consist of Class A Ordinary Shares of PubCo, par value $0.0001 per share (the “PubCo Class A Ordinary Shares”)and Class B ordinary shares of PubCo, par value $0.0001 per share (the “PubCo Class B Ordinary Shares”). Weishan Chen, the founder of PubCo, through Green Hydrogen (BVI) Ltd., an entity wholly owned by him, will beneficially own all issued and outstanding PubCo Class B Ordinary Shares. Immediately following the consummation of the Business Combination, those PubCo Class B Ordinary Shares will constitute [25.03]% of PubCo’s total issued and outstanding ordinary shares and [69.58]% of the aggregate voting power of PubCo’s total issued and outstanding ordinary shares, assuming that none of Aquaron’s existing public stockholders elect to have their SPAC Common Stock redeemed for cash in connection with the Business Combination as permitted by Aquaron’s bylaws and that none of Aquaron’s stockholders exercises their dissenters’ rights. Such percentages would be even larger if any public stockholder exercises their redemption rights or dissenters’ rights. Holders of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares have the same rights except for voting and conversion rights. Each PubCo Class A Ordinary Share is entitled to one vote, and is not convertible into PubCo Class B Ordinary Shares under any circumstances. Each PubCo Class B Ordinary Share is entitled to ten votes and is convertible into one PubCo Class A Ordinary Share at any time by the holder thereof.

Due to the dual class structure described above, PubCo is, and expects to continue to be a “controlled company” under the Nasdaq Stock Market Listing Rules, and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of its directors be independent, as defined in the Nasdaq Stock Market Listing Rules, and the requirement that the compensation committee and nominating and corporate governance committee consist entirely of independent directors. PubCo currently does not intend to take advantage of these exemptions, subject to application of its home country corporate governance practices. However, we cannot guarantee that this may not change going forward.

Regulatory Approvals

The Business Combination is not subject to any governmental, federal or state regulatory requirement or approval, except for (1) the filings with the PRC government necessary for the consummation of the Reorganization and the Business Combination, and (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware necessary to effectuate the Merger, and (3) the filings and registration with the Cayman Islands Registrar of Companies and the payment of the applicable fees under the Cayman Companies Act necessary to effectuate the Business Combination.

PRC Approval

CSRC Approval

On August 8, 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules require that an offshore special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies or assets and controlled by PRC individuals or entities to obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. While the application of the approval under the M&A Rules remains unclear, based on the opinion of Commerce & Finance Law Offices, the Company’s PRC counsel, the Company believes that the CSRC approval under the M&A Rules would not be required in the context of the Business Combination, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether the Business Combination are subject to the M&A Rules; and (ii) when the Company set up its offshore holding structure, the Company was a then existing foreign-invested entity and not a PRC domestic company as defined under the M&A Rules, and the acquisition by Hong Kong Subsidiary of the equity interest in the Company was not subject to the M&A Rules. However, there can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion.

On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and circulated five supporting guidelines, which has become effective on March 31, 2023. The Overseas Listing Trial Measures has comprehensively improved and reformed the regulatory regime for overseas offering and listing of PRC domestic companies’ securities and regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime. According to the Overseas Listing Trial Measures, the Company shall be required to comply with the filing requirements under the Overseas Listing Trial Measures in connection with the Business Combination. In addition, any future securities offerings and listings outside of mainland China by the Company, including, but not limited to, follow-on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under the Overseas Listing Trial Measures. Failure to complete the filing procedure or concealment of any material fact or falsification of any major content by any domestic companies in the filing documents could result in administrative penalties such as order to rectify, warnings, and fines, and certain personnel of such domestic companies, such as their controlling shareholders, actual controllers, the person directly in charge and other directly liable persons, may also be subject to administrative penalties, such as warnings and fines. As advised by Commerce & Finance Law Offices, the Company’s PRC counsel, the Company has been actively collecting necessary disclosure to the CSRC in order to fully comply with necessary filing procedures pursuant to the Overseas Listing Trial Measures, and the Company has submitted a filing with the CSRC with respect to the Business Combination on July 17, 2024. As of the date of this proxy statement/prospectus, the Company has not completed the filing procedures with the CSRC, and other than correspondence with the CSRC in connection with the CSRC filing procedures, the Company has not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this Business Combination. As the Overseas Listing Trial Measures was relatively newly published and there are few precedents for reference with respect to the filing requirements and their implementation, if the filling procedure with the CSRC under the Overseas Listing Trial Measures is required for any future offerings or any other capital raising activities, the Company cannot assure that it will be able to complete the relevant filings in a timely manner or fulfil all the regulatory requirements thereunder. Any failure or perceived failure by the Company to comply with such filing requirements under the Overseas Listing Trial Measures may result in forced rectification, warnings and fines against the Company and could materially hinder its ability to consummate the Business Combination. Aquaron, PubCo, Holdco, the Company and other Acquisition Entities will not consummate the Business Combination without first completing the CSRC filing and receiving the CSRC approval under the Overseas Listing Trial Measures, even if the securityholders of Aquaron have approved the Business Combination in the extraordinary general meeting. For a more detailed analysis, see “Risk Factors — Risks Related to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities may be required in connection with this Business Combination under PRC law, and, if so required, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded.”

Cybersecurity Review

PRC regulators have been increasingly focused on regulation in areas of data security and data protection and the PRC regulatory requirements regarding cybersecurity are constantly evolving. Various regulatory bodies in China, specifically the CAC, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. The CAC, together with 12 other departments, jointly revised and promulgated the Measures for Cybersecurity Review, or the New Measures for Cybersecurity Review (the “New CAC Measures”), which came into effect on February 15, 2022 and replace the prior Measures for Cybersecurity Review promulgated on April 13, 2020. According to Article 7 of the New CAC Measures, a network platform operator that holds personal information of more than one million users shall report to Cybersecurity Review Office for cybersecurity review when it seeks to list its securities overseas. The Company believes that neither it nor any of its PRC Subsidiaries are network platform operators engaging in data processing activities that affect or may affect national security, nor do the Company control more than one million users’ personal information, and that the Company would not be required to apply for a cybersecurity review for the Business Combination under the New CAC Measures. For a more detailed analysis, see “Risk Factors — Risks Related to Doing Business in China — Any failure to comply with the various applicable PRC laws and regulations related to data security and cybersecurity could affect our offshore listing and lead to liabilities or other regulatory actions, which would have a material and adverse effect on our business operations.”

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:

•        in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

•        during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies or securities service providers and overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e. be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

•        working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

Any failure or perceived failure by the Company to comply with the Archives Rules and the confidentiality requirements and other PRC laws and regulations may result in the Company being held legally liable by competent authorities.

Business Permits

As of the date of this proxy statement/prospectus, the PRC Subsidiaries have obtained all the requisite licenses and permits from the PRC government authorities for its business operations in the PRC, a list of material licenses, permits and certificates held by Huture Motors are listed below.

No.	Permissions and Approvals	Serial Number	Holder of Permissions/Approvals	Issuing Authority	Issue Date/ Valid Period
1.	Special Vehicle Production Enterprise	The 363th batch of Road Motor Vehicle Manufacturers and Products	Huture Motors (Shanghai) Co., Ltd.	Ministry of Industry and Information Technology of the PRC	2022-11-09
2.	Certificate of the Automobile Manufacturer’s Code	2344	Huture Motors (Shanghai) Co., Ltd.	China Automotive Technology and Research Center	2022-10-14 to 2027-10-14
3.	Certificate of the World Manufacturer Identifier (WMI) Code	3940	Huture Motors (Shanghai) Co., Ltd.	China Automotive Technology and Research Center	2022-10-14 to 2027-10-14

No.	Permissions and Approvals	Serial Number	Holder of Permissions/Approvals	Issuing Authority	Issue Date/ Valid Period
4.	Pollution Discharge Permit	91310118MA 1JNNX046001U	Huture Motors (Shanghai) Co., Ltd.	Shanghai Qingpu District Ecology and Environment Bureau	2024-08-06 to 2029-08-05
5.	Urban Wastewater Discharge into Sewerage Network Permit	220200185	Huture Motors (Shanghai) Co., Ltd.	Shanghai Qingpu District Water Affairs Bureau	2022-03-16 to 2027-03-15
6.	China Certification Certificate of National Compulsory	2023221101000021	Huture Motors (Shanghai) Co., Ltd.	CATARC Huacheng Certification(Tianjin) Co., Ltd.	2023-02-01 to 2028-01-31
7.	China Compulsory Certification Certificate	2023221101000062	Huture Motors (Shanghai) Co., Ltd.	CATARC Huacheng Certification(Tianjin) Co., Ltd.	2023-04-06 to 2028-04-05
8.	Quality Management System Certification (ISO9001)	03222Q30193R0S	Huture Motors (Shanghai) Co., Ltd.	CATARC Huacheng Certification(Tianjin) Co., Ltd.	2022-11-28 to 2025-11-27
9.	China Compulsory Certification Certificate	2024221101000184	Huture Motors (Shanghai) Co., Ltd.	CATARC Huacheng Certification(Tianjin) Co., Ltd.	2024-07-16 to 2029-07-15

However, the licensing requirements in China are constantly evolving, and the PRC Subsidiaries may be subject to more stringent regulatory requirements due to changes in the political or economic policies in the relevant jurisdictions. The Company cannot assure you that the PRC Subsidiaries will be able to satisfy such regulatory requirements, and as a result, the PRC Subsidiaries may be unable to retain, obtain or renew relevant licenses, permits or approvals in the future. If the PRC Subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and the PRC Subsidiaries are required to obtain additional permissions or approvals in the future, the PRC Subsidiaries may have to spend great efforts and expenses to obtain such clearance, otherwise it may be subject to administrative penalties or sanctions, which may materially and adversely affect our business, financial condition and results of operations. For risks relating to licenses and approvals required for the PRC Subsidiaries’ operations in China, see “Risk Factors — If we fail to obtain and maintain the requisite licenses, permits, registrations and filings applicable to our business, or fail to obtain additional licenses, permits, registrations or filings that become necessary as a result of new enactment or promulgation of government policies, laws or regulations or the expansion of our business, our business and results of operations may be materially and adversely affected.” If the PRC Subsidiaries fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment for operating their business in China, financial condition, results of operations and the value of our ordinary shares may be materially and adversely affected, completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

Cash and Asset Flows through the Organization

Dividend Distribution and Taxation:    In light of the holding company structure, Holdco’s, and following the Business Combination, PubCo’s ability to pay dividends to the shareholders, and to service any debt the Holdco or PubCo may incur, may depend upon dividends paid by the PRC Subsidiaries to PubCo or Holdco, despite that PubCo or Holdco may obtain financing at the holding company level through other methods. However, the PRC Subsidiaries are subject to certain statutory reserve and solvency conditions before they can distribute dividends or make payment to Holdco or PubCo, which, if failed, may restrict their ability to pay dividends or make payment to Holdco or PubCo following the Business Combination. Under PRC laws and regulations, PRC Subsidiaries are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Furthermore, PRC Subsidiaries are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. The statutory reserve fund requires that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends, until the aggregate amount of such fund reaches 50% of their registered capital. As a result of such restrictions under PRC laws and regulations, PRC Subsidiaries are restricted in their ability to transfer a portion of their net assets to Holdco either in the form of dividends, loans or advances, which restricted portion amounted to US$[] and US$[] as of December 31, 2022 and 2023, respectively. As of the date of this proxy statement/prospectus, none of PubCo, Holdco and its subsidiaries has made any dividends or distributions to their respective shareholder(s), including any U.S. investors, nor do they have any present plan to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the respective board of Holdco and PubCo. As of the date of this proxy statement/prospectus, none of PubCo, Holdco and its subsidiaries intends to distribute earnings. Holdco and PubCo are not subject to any restrictions under Cayman Islands law on dividend distribution to their shareholders.

Subject to the “passive foreign investment company” rules and following the Business Combination, the gross amount of any distribution that PubCo makes to a U.S. Holder (as defined in “Proposal No. 2 The Redomestication Proposal — Material U.S. Federal Income Tax Considerations”) with respect to the PubCo Ordinary Shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend for U.S. federal income tax purposes, to the extent paid out of PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because PubCo may not calculate earnings and profits in accordance with U.S. federal income tax principles, a U.S. Holder should expect to generally treat any distributions PubCo makes as dividends.

Foreign Exchange Restriction:    Following the Business Combination, PubCo and its subsidiaries are subject to restrictions on foreign exchange and their ability to transfer cash between entities, across borders, and to U.S. investors. Under existing foreign exchange regulations in mainland China, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses such as the repayment of loans denominated in foreign currencies. Similar to many other jurisdictions that have foreign exchange control, the PRC government enacts laws and regulations on the convertibility of RMB into foreign currencies and the remittance of funds out of China, which may restrict the transfer of cash between PubCo, its subsidiaries, or the investors following the Business Combination.

Under PRC laws and regulations, the PRC Subsidiaries are subject to certain restrictions with respect to payment of dividends or otherwise transfers of any of their net assets to us. Remittance of dividends by the PRC Subsidiaries out of China is also subject to certain procedures with the banks designated by SAFE. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of the PRC Subsidiaries. While there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between PubCo and the Hong Kong Subsidiary following the Business Combination, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to the Hong Kong Subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, there can be no assurance that the PRC government will not intervene or impose restrictions on PubCo and its subsidiaries to transfer or distribute cash within the organization following the Business Combination, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong. See “Risk Factors — Risks Related to Doing Business in China — We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our mainland China subsidiaries to us through our Hong Kong subsidiary.”

Transfer of Cash and Assets:    Following the Business Combination, cash will be transferred among PubCo and the PRC Subsidiaries in the following manners: (i) funds may be transferred to the PRC Subsidiaries, from PubCo as needed through Holdco, BVI Subsidiary and Hong Kong Subsidiary in the form of capital contributions or shareholder loans, as the case may be; (ii) dividends or other distributions may be paid by the PRC Subsidiaries, to PubCo through Hong Kong Subsidiary, BVI Subsidiary and Holdco. As a holding company, PubCo may rely on dividends and other distributions on equity paid by the PRC Subsidiaries. If any of the PRC Subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to PubCo. Current PRC regulations permit PRC Subsidiaries to pay dividends to PubCo through the Hong Kong Subsidiary only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. PubCo is permitted under the laws of Cayman Islands to provide funding to its subsidiaries in mainland China, British Virgin Islands and Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Each of Hong Kong Subsidiary and BVI Subsidiary is also permitted under the laws of Hong Kong SAR and British Virgin Islands, respectively, to provide funding to PubCo through dividend distributions without restrictions on the amount of the funds. As of the date of this proxy statement/prospectus, there has not been any funds transferred from the Holdco, BVI Subsidiary or Hong Kong Subsidiary to the PRC Subsidiaries. In the future, however, cash proceeds raised from overseas financing activities, including the Business Combination, may be transferred by PubCo to PRC Subsidiaries via capital contribution or shareholder loans. As of the date of this proxy statement/prospectus, there have not been any such dividends or other distributions from PRC Subsidiaries to the Hong Kong Subsidiary, BVI Subsidiary, Holdco or Holdco’s shareholders outside of China.

Summary of Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 57. Such risks include, but are not limited to:

Risks Related to Huture Motors’ Business and Industry

•        We have a limited operating history and face significant challenges in a fast-developing industry.

•        The business model for the manufacturing and sales of hydrogen-powered vehicles has yet to be tested significantly and any failure to implement our strategic plans would have a material adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

•        We may need to raise additional funds, and these funds may not be available on terms favorable to us or our shareholders or at all when needed.

•        We had negative net cash flows from operating activities in the past and have not been profitable, which may continue in the future.

•        Complex technology and operating systems will need to be developed, both in-house and in coordination with vendors and suppliers, for us to successfully produce and operate our hydrogen-powered vehicles, and there can be no assurance that such systems will be successfully developed.

•        We may be unable to keep up with evolution in vehicle or fuel cell technology as new entrants and existing, larger manufacturers enter the zero-emission transportation space.

Risks Related to Doing Business in China

•        There are uncertainties with respect to the interpretation of the PRC Foreign Investment Law which may impact the validity of our current corporate structure and operations. See “Risk Factors — Risks Related to Doing Business in China — If our industry is subsequently included in the updated foreign-restricted business scope, it may impact the viability of our current corporate structure and operations” on page 66 and “Risk Factors — Risks Related to Doing Business in China — The PRC Foreign Investment Law and its Implementation Rules may be updated from time to time in the future in light of regulatory trends” on page 76.

•        Our business activities are supervised by the PRC government in accordance with applicable laws and regulations, and any regulatory intervention or enforcement action by the proper regulatory authorities could result in a material adverse change in our operations, and cause the value of PubCo’s securities to significantly decline or become worthless and affect PubCo’s ability to offer or continue to offer securities to investors. For details, see “Risk Factors — Risks Related to Doing Business in China — The PRC government has significant authority to exert influence on or intervene the operation of China-based issuers, such as Huture and PubCo at any time following the Business Combination in relation to how we conduct our business, which could result in a material adverse change in our operations and the value of PubCo’s securities.” on page 66, “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, social or other conditions or government policies could have a material adverse effect on Huture Motors’, and following the Business Combination, PubCo’s business, results of operations, financial condition, and the value of PubCo’s securities” on page 67, “Risk Factors — Risks Related to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities may be required in connection with this Business Combination under PRC law, and, if so required, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded” on page 69.

•        Similar to conducting business in other foreign jurisdictions outside of the U.S., we face certain risks arising from a foreign legal system, including risks and uncertainties regarding the changes, interpretation and enforcement of laws and the evolving status of rules and regulations in China. As a company with limited operating history, we may not be prepared or capable of complying with the changes in a timely matter. While this may apply to other jurisdictions, changes, application and interpretation of China’s legal system could result in material changes in our business and/or the value of the PubCo securities being offered hereby, or could significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For details, see “Changes, application and interpretation of China’s legal system could result in material changes in our operations and/or the value of the securities we register for sale” on page 68, “Any failure to comply with the various applicable PRC laws and regulations related to data security and cybersecurity could affect our offshore listing and lead to liabilities or other regulatory actions, which would have a material and adverse effect on our business operations” on page 71, “The M&A Rules and certain other PRC regulations establish procedures for certain acquisitions of PRC domestic companies, which could make it difficult for us to pursue growth through acquisitions in China” on page 75, and “The PRC Foreign Investment Law and its Implementation Rules may be updated from time to time in the future in light of regulatory trends” on page 76.

•        If any PRC laws, rules or regulations is amended or new laws, rules or regulations is published, after the completion of the Business Combination, PubCo may need to procure additional permits, authorizations and approvals for its operations, which it may not be able to obtain. Our inability to obtain such permits or authorizations may materially adversely affect its business, financial condition and results of operations. For details, see “Changes, application and interpretation of China’s legal system could result in material changes in our operations and/or the value of the securities we register for sale” on page 68.

•        Following the Business Combination, we may be subject to impact from changes in China’s economic, social or other conditions or government policies, which could have a material adverse effect on our business, results of operations, financial condition, and the value of our securities. For details, see “Risk Factors — Risks Related to Doing Business in China — The PRC government has significant authority to exert influence on or intervene the operation of China-based issuers, such as Huture Motors and PubCo at any time following the Business Combination in relation to how we conduct our business, which could result in a material adverse change in our operations and the value of PubCo’s securities.” on page 66, and “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, social or other conditions or government policies could have a material adverse effect on Huture Motors’, and following the Business Combination, PubCo’s business, results of operations, financial condition, and the value of PubCo’s securities” on page 67.

•        Our business and results of operations may be materially and adversely affected if we fail to obtain and maintain the requisite licenses, permits, registrations and filings that is currently applicable to our business or become necessary as a result of new enactment or promulgation of government policies, laws or regulations or the expansion of our business. For details, see “Risk Factors — Risks Related to Doing Business in China — If we fail to obtain and maintain the requisite licenses, permits, registrations and filings applicable to our business, or fail to obtain additional licenses, permits, registrations or filings that become necessary as a result of new enactment or promulgation of government policies, laws or regulations or the expansion of our business, our business and results of operations may be materially and adversely affected” on page 68.

•        We may be required to obtain approval of or complete filing with the CSRC or other PRC government authorities in connection with this Business Combination under PRC law. If so required, we may not be able to obtain such approval or complete such filing in a timely manner, or at all, and even if we obtain such approval, it could be rescinded. For details, see “Risk Factors — Risks Related to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities may be required in connection with this Business Combination under PRC law, and, if so required, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded” on page 69.

•        If we fail to comply with the various applicable PRC laws and regulations related to data security and cybersecurity, we could be subject to liabilities or other regulatory actions, which would have a material and adverse effect on our offshore listing and business operations. For details, see “Risk Factors — Risks Related to Doing Business in China — Any failure to comply with the various applicable PRC laws and regulations related to data security and cybersecurity could affect our offshore listing and lead to liabilities or other regulatory actions, which would have a material and adverse effect on our business operations” on page 71.

•        Our securities may be delisted under the HFCAA if the PCAOB is unable to inspect or investigate completely the our auditor because of a position taken by an authority in a foreign jurisdiction, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol. For details, see “Our independent registered public accounting firm’s audit documentation related to their audit reports included in this proxy statement/prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act (“HFCAA”) after the Business Combination if the PCAOB is unable to adequately inspect audit documentation located in China. The delisting of our ordinary shares or the threat of their being delisted, may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ordinary shares” on page 74.

Risks Related to PubCo’s Securities Following the Business Combination

•        Currently, there is no public market for PubCo Class A Ordinary Shares. PubCo shareholders cannot be sure that an active trading market will develop for or of the market price of PubCo Class A Ordinary Shares they will receive or that PubCo will successfully obtain authorization for listing on the Nasdaq.

•        Certain judgments obtained against PubCo by PubCo’s shareholders may not be enforceable.

•        PubCo’s share price may be volatile and could decline substantially.

•        The sale or availability for sale of substantial amounts of ordinary shares could adversely affect their market price.

Risks Relating to PubCo Operating as a Public Company

•        If PubCo ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting, and other expenses that it would not incur as a foreign private issuer.

•        Because PubCo is a foreign private issuer and is exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if it were a domestic issuer.

•        Although as a Foreign Private Issuer, PubCo is exempt from certain corporate governance standards applicable to US domestic issuers, if PubCo cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, PubCo’s securities may not be listed or may be delisted, which could negatively impact the price of its securities and your ability to sell them.

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under the Cayman Islands law.

•        There exist difficulties with respect to effecting service of legal process in the U.S. against us or our management based on foreign laws, and whether courts in mainland China enforce foreign judgments and accept lawsuits depends on the specific provisions of PRC laws and regulations currently in force or then in effect.

Risks Related to Aquaron and the Business Combination

•        Aquaron’s securities were suspended from trading and delisted from Nasdaq on March 7, 2025, following receipt of a delisting determination letter from Nasdaq on March 6, 2025. This could have significant material adverse consequences on Aquaron and Aquaron’s securities, including that it will negatively impact Aquaron’s ability to complete a business combination, will limit investors’ ability to make transactions in Aquaron’s securities and could subject Aquaron to additional trading restrictions, including the restrictions for trading penny stock.

•        Aquaron will be forced to liquidate the Trust Account if it cannot consummate the Business Combination or an initial business combination.

•        The Insiders and the Sponsor have agreed to vote in favor of the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus, regardless of how Aquaron’s public stockholders vote.

•        If the NTA Requirement Amendment Proposal is approved, PubCo’s failure to meet the initial listing requirements of Nasdaq could result in an inability to list the PubCo Ordinary Shares and the PubCo Warrants on Nasdaq and the obligation to comply with the “penny stock” rules and could affect PubCo’s cash position following the Business Combination.

•        Aquaron’s Sponsor, officers and directors have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

•        Aquaron has incurred and expects to incur significant costs associated with the Business Combination. Whether or not the Business Combination is consummated, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is consummated or by Aquaron if the Business Combination is not consummated.

SELECTED HISTORICAL FINANCIAL INFORMATION OF HUTURE MOTORS

The following selected consolidated statements of operations and comprehensive loss data and selected consolidated statements of cash flows data for the years ended December 31, 2023 and 2024 and the selected consolidated balance sheets data as of December 31, 2023 and 2024 have been derived from our audited consolidated financial statements of HUTURE Ltd. included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Historical Financial Information section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary of consolidated statements of operations and comprehensive loss for the years indicated.

	For the years ended December 31,
	2023	2024
Total revenues	4,124,628	12,379,955
Cost of revenues	(7,337,212)	(11,802,047)
Gross (loss)/profit	(3,212,584)	577,908

Operating expenses:
Selling expenses	(40,311)	(44,834)
General and administrative expenses	(1,253,966)	(1,669,513)
Research and development expenses	(737,010)	(610,526)
Total operating expenses	(2,031,287)	(2,324,873)
Operating loss	(5,243,871)	(1,746,965)

Other income:
Financial income, net	216,227	61,584
Other income, net	158,288	21,062
Total other income, net	374,515	82,646

Loss before income tax expenses	(4,869,356)	(1,664,319)

Income tax expenses	—	—
Net loss	(4,869,356)	(1,664,319)

Other comprehensive (loss)/income:
Foreign currency translation adjustments	(255,861)	1,635,515
Total comprehensive loss	(5,125,217)	(28,804)

Net loss per ordinary share
– Basic and diluted	(4.87)	(1.66)
Weighted average number of ordinary shares
– Basic and diluted*	1,000,000	1,000,000

The following table presents our summary of selected consolidated cash flows for the years indicated.

	For the years ended December 31,
	2023	2024
	US$	US$
Net cash (used in)/provided by operating activities	(1,403,804)	753,483
Net cash used in investing activities	(183,576)	(3,565)
Net cash provided by/(used in) financing activities	1,554,063	(487,134)
Effects of exchange rate changes on cash, equivalents, and restricted cash	(3,050)	(5,956)
Net changes in cash, cash equivalents and restricted cash	(36,367)	256,828
Cash, cash equivalents and restricted cash at the beginning of the year	123,471	87,104
Cash, cash equivalents and restricted cash at the end of the year	87,104	343,932

The following table presents our summary of consolidated balance sheets for the years indicated.

	As of December 31,
	2023	2024
ASSETS
Current assets:
Cash and cash equivalents	65,977	343,932
Restricted cash	21,127	—
Accounts receivable, net	4,436,682	15,285,201
Other receivables, net	90,239	83,807
Inventories	10,203,156	1,468,507
Amount due from a related party	6,076,020	151,976
Prepaid expenses and other current assets	1,788,370	136,575
Total current assets	22,681,571	17,469,998
Non-current assets:
Property and equipment, net	2,105,220	1,641,990
Deferred offering costs	—	672,590
Total non-current assets	2,105,220	2,314,580
TOTAL ASSETS	24,786,791	19,784,578

LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	17,411,214	19,954,400
Contract liabilities	284,455	137,000
Amount due to related parties	667,699	652,417
Accrued expenses and other current liabilities	153,198	317,759
Deferred revenue	—	94,796
Total current liabilities	18,516,566	21,156,372
TOTAL LIABILITIES	18,516,566	21,156,372

Commitments and contingencies (Note 12)

SHAREHOLDERS’ EQUITY/(DEFICIT)
Ordinary shares (US$0.01 par value, 5,000,000 shares authorized, 830,810 Class A ordinary shares issued and outstanding, 169,190 Class B ordinary shares issued and outstanding as of December 31, 2023 and 2024)*	10,000	10,000
Subscription receivables	(10,000)	(5,471)
Additional paid-in capital	15,518,407	7,900,663
Accumulated deficit	(8,168,824)	(9,833,143)
Accumulated other comprehensive (loss)/income	(1,079,358)	556,157
TOTAL SHAREHOLDERS’ EQUITY/(DEFICIT)	6,270,225	(1,371,794)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	24,786,791	19,784,578

SELECTED HISTORICAL FINANCIAL INFORMATION OF AQUARON

The following tables present the selected financial data of Aquaron. The summary financial data as of December 31, 2024 and 2023 have been derived from Aquaron’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. Aquaron’s historical results for any prior period are not necessarily indicative of results expected in any future period.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Aquaron” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Selected Balance Sheet Data

	December 31,
	2024	2023
Assets
Current Assets
Cash	$7,830	$339
Prepaid income tax	224,564	—
Prepaid expenses	—	2,188
Total Current Assets	232,394	2,527

Noncurrent Assets
Deferred income tax asset	—	144,680
Investments held in Trust Account	9,255,615	31,960,267
Total Noncurrent Assets	9,255,615	32,104,947
Total Assets	$9,488,009	$32,107,474

Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Current Liabilities
Other payable – related party	$148,757	$97,052
Other payable – Huture Motors	240,514	—
Accounts payable and accrued expenses	449,662	149,045
Franchise tax payable	23,200	18,495
Income tax payable	—	353,013
Excise tax payable	546,877	259,438
Promissory note – related party	849,626	549,626
Promissory note – Huture Motors	100,000	—
Promissory note – Bestpath	760,000	490,000
Total Current Liabilities	3,118,636	1,916,669

Deferred underwriting fee payable	2,525,896	2,525,896
Total Liabilities	5,644,532	4,442,565

Commitments and Contingencies (Note 6)
Common stock subject to possible redemption, $0.0001 par value; 10,000,000 shares authorized; 805,352 shares and 2,930,090 shares issued and outstanding at December 31, 2024 and 2023, respectively	9,255,615	31,960,268

Stockholders’ Deficit
Common stock, $0.0001 par value; 10,000,000 shares authorized; 1,623,060 shares issued and outstanding (excluding 805,352 shares and 2,930,090 shares subject to possible redemption at December 31, 2024 and 2023, respectively)	163	163
Additional paid-in capital	—	—
Accumulated deficit	(5,412,301)	(4,295,522)
Total Stockholders’ Deficit	(5,412,138)	(4,295,359)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$9,488,009	$32,107,474

Selected Statements of Operations and Comprehensive Loss Data

	For the year ended December 31,
	2024	2023
General and administrative expenses	$881,677	$832,906
Franchise tax expenses	23,200	28,923
Loss from operations	(904,877)	(861,829)

Interest earned on investment held in Trust Account	860,705	1,980,430
Unrealized) gain on investments held in Trust Account	34,644	141,556
(Loss) income before income taxes	(9,528)	1,260,157

Income taxes provision	(347,586)	(262,240)
Net (loss) income	$(357,114)	$997,917

Basic and diluted weighted average shares outstanding, redeemable common stock	1,589,067	4,149,786

Basic and diluted net income per share, redeemable common stock	$0.04	$0.87

Basic and diluted weighted average shares outstanding, non-redeemable common stock	1,623,060	1,623,060

Basic and diluted net loss per share, non-redeemable common stock	$(0.26)	$(1.62)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND COMPARATIVE PER SHARE DATA

The following unaudited pro forma condensed combined ﬁnancial information presents the combination of the ﬁnancial information of Huture Motors and SPAC adjusted to give effect to the Business Combination and related transactions. It is provided to aid you in your analysis of the financial aspects of the transactions. Deﬁned terms included below have the same meaning as terms deﬁned and included elsewhere in this Registration Statement/Proxy Statement.

The unaudited pro forma condensed combined balance sheet is presented as of December 31, 2024, and the unaudited pro forma condensed combined statements of operations is presented for the year ended December 31, 2024. The unaudited pro forma condensed combined balance sheet as of December  31, 2024, gives pro forma effect to the Transactions as if they had been consummated as of December 31, 2024. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024, gives pro forma effect to the Transactions as if they had occurred as of January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 have been prepared using, and should be read in conjunction with, the following:

•        SPAC’s audited statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this Registration Statement/Proxy Statement; and

•        PubCo’s audited statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this Registration Statement/Proxy Statement; and

•        Huture Motors’ audited consolidated statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this Registration Statement/Proxy Statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 have been prepared using, and should be read in conjunction with, the following:

•        SPAC’s audited statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this Registration Statement/Proxy Statement; and

•        PubCo’s audited statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this Registration Statement/Proxy Statement; and

•        Huture Motors’ audited consolidated statement of operations for the year ended December 31, 2023 and the related notes, included elsewhere in this Registration Statement/Proxy Statement.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience. Huture Motors and SPAC have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to PubCo and Merger Sub accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption into cash of SPAC’s ordinary shares:

•        Scenario 1 — No Redemption Scenario: This scenario assumes that there are no SPAC Shareholders exercise redemption rights with respect to their SPAC Public Shares in connection with the Business Combination; As of December 31, 2024, there were 805,352 SPAC Public Shares issued and outstanding. In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Annual Meeting, on May [6], 2025, holders of 697,365 SPAC Public Shares elected to redeem their SPAC Public Shares for cash.

•        Scenario 2 — Intermediate Redemption Scenario: This scenario assumes that SPAC Shareholders holding 53,994 SPAC Public Shares, representing 50% of 107,987 SPAC Public Shares remaining outstanding, will exercise redemption rights in connection with the Business Combination; and

•        Scenario 3 — Maximum Redemption Scenario: This scenario assumes that SPAC Shareholders holding 107,987 SPAC Public Shares will exercise their redemption rights in connection with the Business Combination in addition to the 697,365 SPAC Public Shares elected to redeem their SPAC Public Shares for cash on May [6], 2025.

Assumes [68,133] PubCo Class A Ordinary Shares in exchange for SPAC Common Stock and SPAC Common Stock underlying the SPAC Units issued to Chardan and/or its designees as deferred underwriting commission.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience.

(US$ in thousands, except for share and per share data, or otherwise noted)

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemptions (100%))
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – for the year ended December 31, 2024
Net revenue	12,380	12,380
Net loss	(20,943)	(20,943)
Weighted average shares outstanding – basic and diluted	104,640,131	104,532,144
Net loss per share – basic and diluted	(0.00020)	(0.00020)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2024
Total assets	18,899	18,899
Total liabilities	77,080	78,156
Total shareholders’ deficit	(58,181)	(59,257)

RISK FACTORS

If the Business Combination is completed, the Combined Company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. The risks associated with Huture Motors, Aquaron, the Business Combination and PubCo have been generally organized according to these categories discussed below, and many of these risks may have ramifications in more than one category. These categories, therefore, should be viewed as a starting point for understanding the significant risks relating to Huture Motors, Aquaron, the Business Combination and PubCo, and not as a limitation on the potential impact of the matters discussed. The business, results of operations, financial condition and prospects of Huture Motors and PubCo could also be harmed by risks and uncertainties that are not presently known to them or that they currently believe are not material. If any of the risks actually occur, the business, results of operations, financial condition and prospects of Huture Motors and PubCo could be materially and adversely affected. Unless otherwise indicated, references to business being harmed in these risk factors include harm to business, reputation, brand, financial condition, results of operations and future prospects.

In this section, “Huture Motors,” “we,” “us” or “our” refer to HUTURE Ltd. and its subsidiaries.

Risks Relating to Huture Motors’ Business and Industry

We have a limited operating history and face significant challenges in a fast-developing industry.

We commenced our business in 2020. As we only have a limited operating history in the areas of our current focus, it is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. You should consider our business and prospects in light of the risks and challenges that we face as an early-stage company and a new entrant into a fast-developing industry, including but not limited to our ability to:

•        design, develop and manufacture our vehicles;

•        accurately estimate the demand for our products and services:

•        construct and equip our manufacturing plant to produce our vehicles;

•        enhance our service capabilities to meet customer needs;

•        increase our sales and marketing activities and develop our distribution channels;

•        expand our design, development, maintenance and repair capabilities;

•        attract, retain and motivate talented employees;

•        improve and maintain our operating efficiency;

•        navigate an evolving and complex regulatory environment; and

•        manage our growth effectively.

If we fail to address any or all of these risks and challenges, our business, financial condition and results of operations could be adversely affected.

We had negative net cash flows from operating activities and incurred net losses in the past, which may continue in the future.

We incurred net losses of US$4.87 million and US$1.66 million for the years ended December 31, 2023 and 2024, respectively. In addition, we had negative cash flows from operating activities of US$1.40 million for the year ended December 31, 2023. Although we generated positive cash flows from operating activities of US$753,483 as of December 31, 2024, we cannot assure you that we will be able to maintain this trend in the future. We have made significant up-front investments in research and development, service network, and sales and marketing to rapidly develop and expand our business. We expect to continue to invest significantly in these areas to establish and expand our business, and these investments may not result in an increase in revenue or positive cash flow on a timely basis, or at all.

We may not be able to generate sufficient revenues and we may incur substantial losses for a number of reasons, including lack of demand for our products and services, increasing competition, challenging macro-economic environment, as well as other risks discussed herein, and we may incur unforeseen expenses, or encounter difficulties, complications, or delays in generating revenue or achieving profitability. If we are unable to achieve profitability, we may have to reduce the scale of our operations, which may impede our business growth and adversely affect our financial condition and results of operations. In addition, our continuous operation depends on our capability to obtain sufficient external equity or debt financing. If we do not succeed in doing so, we may need to curtail our operations, which could adversely affect our business, results of operations, financial position and cash flows.

The business model for the manufacturing and sales of hydrogen-powered vehicles has yet to be tested significantly and any failure to implement our strategic plans would have a material adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

We launched production and commercialization for our Huture O2 Truck Series in 2023. However, the estimated costs and timelines that we have developed in planning for full scale commercial production are subject to the risks and uncertainties inherent in transitioning from a start-up company focused on proof-of-concept activities to the design and large-scale integration, assembly, and manufacture of hydrogen-powered vehicles, and the large-scale integration and manufacture of hydrogen fuel cell systems. We may not be able to accurately estimate the demand for our hydrogen-powered vehicles or hydrogen fuel cell systems, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict supply and demand for our products, and other integration, assembly and manufacturing requirements, or if we fail to timely invest in people, processes and capital equipment to meet demand, we could incur additional costs or experience delays. In addition, there can be no assurance that our estimates related to the costs and timing necessary to complete design and engineering of our facilities will prove accurate. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. Therefore, there can be no assurances that our business plan will prove successful.

We will continue to encounter risks and difficulties frequently experienced by many early-stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with pursuing our growth plans. In addition, as a result of the capital-intensive nature of our business, we can be expected to continue sustaining substantial operating expenses without generating sufficient revenues to cover expenditures. Any investment in us is therefore highly speculative and could result in the loss of your entire investment.

We may need to raise additional funds, and these funds may not be available on terms favorable to us or our shareholders or at all when needed.

The manufacture of hydrogen-powered vehicles is capital intensive business. Our business plan to design, development and manufacture of hydrogen-powered vehicles is expected to require continued capital investment to fund operations, continue research and development and improve facilities. If we cannot raise additional funds when we need them, our financial condition, business, prospects and results of operations could be materially adversely affected. We may raise funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict our business, or other unfavorable terms. We may also raise funds through the sale of additional equity securities, which could dilute our shareholders.

We may not be able to generate sufficient revenues in the future.

We have made significant up-front investments in research and development, service network, and sales and marketing to rapidly develop and expand our business. We expect to continue to invest significantly in these areas to establish and expand our business, and these investments may not result in an increase in revenue or positive cash flow on a timely basis, or at all.

We may not be able to generate sufficient revenues and we may incur substantial losses for a number of reasons, including lack of demand for our products and services, increasing competition, challenging macro-economic environment due to the COVID-19 outbreak, as well as other risks discussed herein, and we may incur unforeseen expenses, or encounter difficulties, complications, or delays in generating revenue or achieving profitability. If we are unable to achieve profitability, we may have to reduce the scale of our operations, which may impede our business growth and adversely affect our financial condition and results of operations. In addition, our continuous operation depends on our capability to obtain sufficient external equity or debt financing. If we do not succeed in doing so, we may need to curtail our operations, which could adversely affect our business, results of operations, financial position and cash flows.

Complex technology and operating systems will need to be developed, both in-house and in coordination with vendors and suppliers, for us to successfully produce and operate our hydrogen-powered vehicles, and there can be no assurance that such systems will be successfully developed.

Our products and services will require a substantial amount of third-party and in-house software and complex hardware to operate. The development of such advanced technologies is inherently complex and costly, and we will need to coordinate with our vendors and suppliers in order to produce and operate our hydrogen-powered vehicles. Defects and errors may be revealed over time and our control over the performance of third-party services and systems may be limited. We may be unable to develop the necessary software and technology systems or meet the technological requirements, production timing, and volume requirements to support our business plan. In addition, the technology may not comply with the cost, performance useful life and warranty requirements we anticipate in our business plan. As a result, our business plan could be significantly impacted and we may incur significant liabilities under warranty claims which could adversely affect our business, prospects, and results of operations.

We may be unable to keep up with evolution in vehicle or fuel cell technology as new entrants and existing, larger manufacturers enter the zero-emission transportation space.

As new companies and larger, existing vehicle manufacturers enter the zero-emission transportation space, we may lose any technological advantage we may have had in the marketplace and suffer a decline in our position in the market. As technologies change, our products may become obsolete or our research and development efforts may not be sufficient to adapt to changes in or to create the necessary technology to compete effectively, which could adversely affect our business, prospects, financial condition and operating results.

We rely on our business partners and other industry participants. Business collaboration with partners is subject to risks, and these relationships may not lead to significant revenue. Any adverse change in our cooperation with our business partners could harm our business.

Strategic business relationships are and will continue to be an important factor in the growth and success of our business. We have alliances and partnerships with other companies in various industries to operate our hydrogen energy ecosystem. For example, we have formed partnerships with major fuel cell manufacturers and OEMs for the development and production of hydrogen-powered vehicles. We have also formed with businesses, academic institutions and other industry participants for research and development. In addition, we need to continue to identify and negotiate for opportunities to collaborate with other industry participants, such as those who can provide hydrogen solutions, manufacturing and distribution services. If we are unable to maintain the existing relationships with our business partners, or if we fail to identify and negotiate additional relationships that are essential to our future expansion or success at attractive terms or at all, we may incur increased costs to develop and provide these capabilities on our own, and our business and operating results could be adversely affected.

Collaboration with third parties is subject to challenges and risks, some of which are beyond our control. For example, certain partnership agreements grant our partner or us the right to terminate such agreements for cause or without cause, including in some cases by paying a termination for convenience fee. In addition, such agreements have in the past and may in the future contain certain exclusivity provisions which, if triggered, could preclude us from working with other businesses with superior technologies or with whom we may prefer to partner with for other reasons.

We could experience delays in the development or delivery of our products and services to the extent our partners do not meet agreed upon timelines or experience capacity constraints. We could also experience disagreement in budget or funding for any joint development project. There is also a risk of potential disputes with partners in the future, including with respect to intellectual property rights. Moreover, if our existing partner agreements were to be terminated, we may be unable to timely find alternative agreements on terms and conditions acceptable to us. Any of the foregoing could adversely affect our business, results of operations, and financial condition.

Our future growth is dependent upon the willingness of customers in the market, including but not limited to operators of commercial vehicle fleets and heavy-duty transport, to adopt hydrogen-powered vehicles and on our ability to produce, sell and service products that meet their needs. If the market for hydrogen-powered solutions does not develop or develops slower than we expect, our business, prospects, financial condition and operating results will be adversely affected.

The market for hydrogen-powered vehicles is relatively new and untested, and is expected to experience rapidly changing technologies, intense price competition among numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors. Hydrogen-powered vehicles may also face competition from other alternatives to fossil fuels, including electric vehicles, renewable natural gas, biodiesel and others. Factors that may influence the adoption of our hydrogen-powered commercial vehicles include:

•        the premium in the anticipated initial purchase prices of our vehicles over those of comparable vehicles powered by internal combustion engines or other alternative energy sources, both including and excluding the effect of possible government and other subsidies and incentives designed to promote the purchase of vehicles powered by clean energy;

•        the total cost of ownership of the vehicle over its expected life, which includes the initial purchase price and ongoing operating costs, including hydrogen supply, and maintenance costs;

•        the availability of tax and other governmental incentives to purchase and operate non-carbon emitting vehicles and future regulations requiring increased use of non-carbon emitting vehicles;

•        government regulations and economic incentives promoting or mandating fuel efficiency and alternate forms of energy;

•        prices for hydrogen, diesel, natural gas, electricity and other sources of power for vehicles, and volatility in the cost of diesel or a prolonged period of low gasoline and natural gas costs that could decrease incentives to transition to vehicles powered by alternative energy sources;

•        the cost and availability of other alternatives to diesel or natural gas fueled vehicles, such as electric vehicles;

•        corporate sustainability initiatives;

•        perceptions about hydrogen, safety, design, performance, reliability and cost, especially if adverse events or accidents occur that are linked to the quality or safety of hydrogen-powered vehicles, or the safety of production, transportation or use of hydrogen generally;

•        the quality and availability of service for our vehicles, including the availability of replacement parts;

•        the ability of our customers to purchase adequate insurance for our vehicles;

•        access to hydrogen supply and refueling stations locally and nationally and related infrastructure costs; and

•        macroeconomic factors.

Taking these factors under consideration, if our potential customers determine that there is not a compelling business justification for purchasing hydrogen-powered vehicles, particularly those that we will produce and sell, then the market for such vehicles may not develop as we expect or may develop more slowly than we expect, which would adversely affect our business, prospects, financial condition and operating results.

If there is inadequate availability of hydrogen or we fail to secure hydrogen supply at competitive prices or with a competitive emissions profile, our business will be materially and adversely affected.

Demand for our hydrogen-powered vehicles will depend in part on the availability of hydrogen infrastructure and the cost of hydrogen fuel. There is no assurance that hydrogen production will scale at the rate we anticipate or that the cost of hydrogen will become competitive with the cost of hydrocarbons or other hydrocarbon-alternatives as we anticipate. Our vehicles will also require an adequate supply of hydrogen to refuel. Some potential customers may choose not to purchase our products because of the risk of unavailability or cost of hydrogen supply.

Additionally, certain customers may consider hydrogen vehicles because of their sustainability profile; however, the sustainability profile of hydrogen depends on the production process. We may not be able to secure a supply of hydrogen at a satisfactory quantity and price that also meets customers’ emissions-reduction goals, which may cause some potential customers not to purchase our products. If we are unable to satisfactorily provide adequate access to hydrogen supply, which may require significant capital expenditures, our ability to generate customer loyalty, grow our business and sell our products could be impaired.

Our business depends substantially on the continued efforts of our executive officers, key employees and qualified personnel, and our operations may be severely disrupted if we lose their services.

Our success depends substantially on the continued efforts of our executive officers and key employees with expertise in various areas, who are or may in the future assume roles and positions in our affiliated entities or other business entities and may, as a result, not be able to devote their full efforts to our affairs. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we may not be able to replace them easily in a timely manner, or at all. As we build up our brand awareness and become more well-known, the risk that competitors or other companies may poach our talent increases.

Our industry is characterized by high demand and intense competition for talent, and therefore, we cannot assure you that we will be able to continue to attract or retain qualified staff or other highly skilled employees. In addition, because we are operating in a new and challenging industry that requires continuous innovations of technologies and solutions, we may not be able to hire qualified individuals with sufficient trainings in a timely manner, and we will need to spend significant time and resources training the employees we hire. We also require sufficient talent in areas such as software development. Furthermore, as our company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business, which may materially and adversely affect our ability to grow our business and our results of operations.

If any of our executive officers and key employees terminates his or her services with us, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train, and retain qualified personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, know-how, and key professionals and staff members. While each of our executive officers and key employees has entered into an employment agreement, if any dispute arises between our executive officers or key employees and us, the relevant non-competition provisions may not be enforceable, especially under PRC laws, on the ground that we have not provided adequate compensation to them for their non-competition obligations.

We currently face and will continue to face significant competition and many of our current and future competitors may have or will have significantly more resources.

We face intense competition as we aim to replace existing transportation solutions with our hydrogen-powered vehicles. We expect to face increasing competition both from current transportation options and improvements to current transport options as well as from new alternative energy solutions, including electric vehicles. Each of our target markets is currently serviced by existing manufacturers with existing customers and suppliers. These manufacturers generally use proven and widely accepted technologies such as internal combustion engines and batteries. Additionally, according to public statements, there are competitors working on developing technologies in each of our targeted markets. Many of our current and potential future competitors have or will have greater financial, technical, manufacturing, marketing and other resources than we do. They may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their alternative transport programs. Additionally, our competitors may also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other resources than we do. These competitors also compete with us in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, our products. If we do not compete effectively, our competitive positioning and operating results will be harmed. We expect competition in our industry to intensify from our existing and future competitors in the future in light of increased demand and regulatory push for vehicles powered by renewable energy sources.

Until we complete the development of our proprietary hydrogen fuel cell system and obtain the necessary manufacturing capabilities, which may be delayed or not occur at all, we are and expect to be dependent on Shanghai Refire as a single largest source supplier of our hydrogen fuel cell systems, and the inability of Shanghai Refire to deliver such fuel cell systems for our commercial vehicles at prices, volumes, and specifications acceptable to us could have a material adverse effect on our business, prospects, financial condition and operating results.

We currently rely, and expect to rely until completion of the development of our proprietary hydrogen fuel cell system and obtain the necessary manufacturing capabilities, substantially on Shanghai Refire as an important and the single largest source supplier of our hydrogen fuel cell systems. Even if we complete our manufacturing facilities, we expect to continue to rely on Shanghai Refire for supply of hydrogen fuel cell systems for deliveries in China. Shanghai Refire may not be able to meet our product specifications and performance characteristics or our desired specifications, performance and pricing, which could impact our ability to achieve our product specifications, performance characteristics and target pricing as well. We may be unable to obtain hydrogen fuel cell systems from Shanghai Refire or alternative suppliers at prices, volumes, and specifications acceptable to us, which could have a material adverse effect on our business, prospects, financial condition and operating results. While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for such source inputs, we may be unable to do so in the short term (or at all) at prices or quality levels that are favorable to us, which could have a material adverse effect on our business, prospects, financial condition and operating results.

We may be unable to expand on our intellectual property portfolio or otherwise develop the technology needed to operate our business.

Our ability to refine and grow our portfolio of intellectual property and technology depends on many factors, including our ability to attract and retain a skilled technical workforce and our ability to devote sufficient resources to research and development efforts. Our failure to continue development of our intellectual property and technology portfolio need for sustaining our business operations could materially adversely affect our business, prospects, financial condition and operating results.

We may incur material losses and costs as a result of warranty claims, product recalls, and product liabilities that may be brought against us.

We face an inherent business risk of exposure to warranty claims and product liability in the event that our products fail to perform as expected and, in the case of product liability, such failure of our products results in bodily injury or property damage. The fabrication process of our products is complex and precise. Our customers specify quality, performance, and reliability standards. If flaws in either the design or manufacture of our products were to occur, we could experience a rate of failure in our products that could result in significant delays in delivery and product re-work or replacement costs. Although we engage in extensive product quality programs and processes, these may not be sufficient to avoid product failures, which could cause us to:

•        lose revenue;

•        incur increased costs such as warranty expense and costs associated with customer support;

•        experience delays, cancellations, or rescheduling of orders for our products;

•        experience increased product returns or discounts; or

•        damage our reputation.

All of these could adversely affect our financial condition and results of operations.

If any of our products are or are alleged to be defective, we may be required to participate in a recall involving such products. A recall claim brought against us, or a product liability claim brought against us in excess of our available insurance, may have a material adverse effect on our business.

We have limited insurance coverage, which could expose us to significant costs and business disruption.

We have limited liability insurance coverage for our products, services, and business operations. A successful liability claim against us, regardless of whether due to injuries suffered by our users could materially and adversely affect our financial condition, results of operations, and reputation. In addition, we do not have business disruption insurance. Any business disruption event could result in substantial cost to us and diversion of our resources.

We may not succeed in continuing to establish, maintain, and strengthen our brand, and our brand and reputation could be harmed by negative publicity with respect to us, our directors, officers, employees, shareholders, peers, business partners, or our industry in general.

Our business and prospects are affected by our ability to develop, maintain, and strengthen our brand. If we fail to do so we may lose the opportunity to build business relationships with critical customers. Promoting and positioning our brand will depend significantly on our ability to provide innovative and high quality products and services, in which we have limited experience. In addition, we expect that our ability to develop, maintain, and strengthen the brand will depend heavily on the success of our branding efforts. We expect to market our brand through media, word-of-mouth, trade shows and advertising. Such efforts may not achieve the desired results. If we do not develop and maintain a strong brand, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Our reputation and brand are vulnerable to many threats that can be difficult or impossible to predict, control and costly or impossible to remediate. From time to time, our products and our business operations in general are reviewed by media or other third parties. Any negative reviews or reviews that compare us unfavorably to competitors could adversely affect public perception about our products. Negative publicity about us, such as alleged misconduct, unethical business practices or other improper activities, or rumors relating to our business, directors, officers, employees, shareholders, affiliates or actual or potential business partners can harm our reputation, business, and results of operations, even if they are baseless or satisfactorily addressed. These allegations, even if unproven or meritless, may lead to inquiries, investigations, or other legal actions against us by regulatory or government authorities as well as private parties. Any regulatory inquiries or investigations and lawsuits against us, perceptions of inappropriate business conduct by us, or perceived wrongdoings by any member of our management team, among other things, could substantially damage our reputation, and cause us to incur significant costs to defend ourselves. Any negative market perception or publicity regarding our suppliers or other business partners that we closely cooperate with or may cooperate with, or any regulatory inquiries or investigations and lawsuits initiated against them, may also have an adverse effect on our brand and reputation, or subject us to regulatory inquiries or investigations or lawsuits. Moreover, any negative media publicity about hydrogen-power vehicle, especially the product or service quality problems of other players in the industry in which we operate, including our competitors, may also adversely affect our reputation and brand. In particular, given the popularity of social media, any negative publicity, whether true or not, could quickly proliferate and harm customer and user perceptions and confidence in our brand. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain customers, third-party partners, and key employees could be harmed and, as a result, our business, financial condition, and results of operations could be materially and adversely affected.

We face risks related to health epidemics, including the ongoing COVID-19 pandemic, which could have a material adverse effect on our business and results of operations.

Our business and results of operations may be adversely affected by the COVID-19 pandemic and related governmental responses, which has caused a material adverse effect on the level of economic activity around the world. The governmental responses being implemented to contain the outbreak of COVID-19 or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, may limit our ability to meet with potential customers or affect the ability of our personnel, suppliers, and partners to operate in the ordinary course. While national and local governments in locations in which we and our key suppliers operate have begun to relax restrictions on business operations since the end of 2022, there is no guarantee that similar restrictive measures will not be implemented in the future in response to COVID-19 or other health epidemics and outbreaks. The extent to which the COVID-19 pandemic impacts us will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain or otherwise address the effects of COVID-19, among others. If the financial markets or the overall economy are impacted for an extended period, our results of operations, financial position and cash flows may be materially adversely affected.

Natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our production, delivery, and operations, which could materially and adversely affect our business, financial condition, and results of operations.

In addition to the COVID-19 pandemic, other pandemics, epidemics in China or elsewhere in the world, or fear of spread of contagious diseases, such as Ebola virus disease, Middle East respiratory syndrome, severe acute respiratory syndrome, H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict our supply of materials and services, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. Any one or more of these events may impede our production and delivery efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

We are also vulnerable to natural disasters and other calamities. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events may give rise to interruptions, damage to our property, delays in production, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our business, financial condition, and results of operations.

Our revenues and financial results may be adversely affected by any economic slowdown in China or globally.

The success of our business ultimately depends on consumer spending. All of our operations are in China and we derive substantially all of our revenues from China. As a result, our revenues and financial results are impacted to a significant extent by economic conditions in China and globally. The global macroeconomic environment is facing numerous challenges. The growth rate of the Chinese economy has gradually slowed since 2010 and the trend may continue. Any slowdown could significantly reduce domestic commerce in China. In addition, there is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

Sales of our products and services depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. In response to consumers’ perceived uncertainty in economic conditions, customers might delay, reduce, or cancel purchases of our products and our results of operations may be materially and adversely affected.

Uncertainty in connection with certain international economic and political relationships, including the imposition of tariffs on international trade, political disputes, regulatory changes and other international matters could have a material adverse effect on our ability to identify potential targets and to consummate our initial business combination, and could adversely affect the financial performance of any target, either foreign or domestic.

The international economic and political environment is dynamic and subject to change. There is currently significant uncertainty about the future economic and political relationships between the United States and a number of other countries. These uncertainties include, among other things, the potential imposition of protective tariffs on goods imported from other countries and reciprocal tariffs other countries may impose on United States products, political disputes that may affect relationships between the United States and other countries and the imposition of regulatory or other restrictions on trade and commerce. Any such matters could potentially limit the number of potential targets we may consider, and could also have a material adverse effect on the financial performance of such potential targets. Among other things, historical financial performance of companies affected by these international matters may not provide as accurate a barometer of future performance as would pertain in a more stable economic environment.

In addition, the United States has in the past imposed additional import tariffs on specified products imported from China. As a result, China has responded by imposing retaliatory tariffs on goods exported from the United States. Although Aquaron is not subject to any of those tariff measures, the proposed tariffs may adversely affect the economic growth in China and other markets as well as the financial condition of Huture Motors and its subsidiaries. With the potential decrease in the spending powers of Huture Motors’ target clients, we cannot guarantee that there will be no negative impact on its operations. In addition, the current and future actions or escalations by either United States or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our and Huture Motors’ business, financial condition and results of operations, and we cannot provide any assurance as to whether such actions will occur or the form that they may take. Amid the ongoing tariff war between the United States and China as of the date of this proxy statement/prospectus, the Trump administration might proceed toward a removal of Chinese companies from American stock exchanges. PubCo, upon closing, is expected to be listed on Nasdaq. PubCo Ordinary Shares may be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States, which will materially and adversely affect the value of your investment.

Unexpected termination of leases, failure to renew the lease of our existing premises or to renew such leases at acceptable terms could materially and adversely affect our business.

We lease the premises for research and development, manufacturing and offices. We cannot assure you that we would be able to renew the relevant lease agreements without substantial additional cost or increase in the rental cost payable by us. If a lease agreement is renewed at a rent substantially higher than the current rate, or currently existing favorable terms granted by the lessor are not extended, our business and results of operations may be adversely affected.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, which may have material and adverse effect to investor confidence and the market price of our securities.

Once we become a public company in the United States, we will be subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2025 assuming the Business Combination is consummated in 2025. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify material weaknesses or deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our securities. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

Risks Relating to Doing Business in China

If our industry is subsequently included in the updated foreign-restricted business scope, it may impact the viability of our current corporate structure and operations.

Laws regulating foreign investment in China include the PRC Foreign Investment Law, or the PRC FIL, effective from January 1, 2020, and the Regulation on Implementing the PRC Foreign Investment Law, or the Implementation Regulations, effective from January 1, 2020. The PRC FIL specifies that foreign investments shall be conducted in line with the “negative list” to be issued or approved to be issued by the State Council. While we do not operate in an industry that is currently subject to foreign investment restrictions or prohibition in China, it is uncertain whether our industry will be named in an updated “negative list” to be issued in the future. If our industry is added to the “negative list” or if the PRC regulatory authorities otherwise decide to limit foreign ownership in our industry, there could be a risk that we would be unable to do business in China as we are currently structured. If any new laws and/or regulations on foreign investments in China are promulgated and implemented, such changes could have a significant impact on our current corporate structure, which in turn could have a material adverse impact on our business and operations, PubCo’s ability to raise capital and the market price of PubCo’s securities following the Business Combination. In such event, despite our efforts to restructure to comply with the then applicable PRC laws and regulations in order to continue our operations in China, we may experience material changes in our business and results of operations, our attempts may prove to be futile due to factors beyond our control, and the value of PubCo’s securities may significantly decline or become worthless.

The PRC government has significant authority to exert influence on or intervene the operation of China-based issuers, such as Huture Motors and PubCo at any time following the Business Combination in relation to how we conduct our business, which could result in a material adverse change in our operations and the value of PubCo’s securities.

We conduct our business primarily through our PRC subsidiaries. Our operations in China are governed by PRC laws and regulations. The PRC government has significant authority to supervise the manner in which we conduct our business activities in accordance with applicable laws and regulations, and may intervene or influence our business at any time as the government deems appropriate to further regulatory, political and societal goals. PubCo may need to adjust our operations from time to time to address any concern that may be raised by governmental agencies or otherwise comply with their regulatory requirements or regulatory actions. As a company with limited operating history, we may not be prepared or capable of complying with the requirements in a timely manner, which could result in a material adverse change in our operations, and cause the value of PubCo’s securities to significantly decline or become worthless and affect PubCo’s ability to offer or continue to offer securities to investors.

Further, the PRC government regulates the commercial economy by refining and modifying the legal and regulatory system from time to time in keeping with the developing economic trends and needs of the market. Our ability to operate in China may be affected by reforms and updates in PRC laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Any regulatory intervention or enforcement action by regulatory authorities could influence and result in a material adverse change in our operations and/or the value of PubCo’s securities. We may need to adjust our operations from time to time to address any concern that may be raised by governmental agencies or otherwise comply with their regulatory requirements or regulatory actions. Also, following the implementation of the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, the PRC government has recently indicated an intent to improve and strengthen the proper oversight and control, based on gathered experience, over offerings that are conducted overseas and foreign investment in China-based issuers. Any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. In addition, implementation of industry-wide regulations directly targeting our operations could cause the value of PubCo’s securities to significantly decline. Therefore, investors of our company and our business face potential uncertainty from actions taken by the PRC government affecting our business.

Changes in China’s economic, social or other conditions or government policies could have a material adverse effect on Huture Motors’, and following the Business Combination, PubCo’s business, results of operations, financial condition, and the value of PubCo’s securities.

All of our operations are located in China and substantially all of our assets are located in China. Accordingly, Huture Motors’, and following the Business Combination, PubCo’s business, results of operations and financial condition may be influenced by the PRC political, economic and social conditions.

The economic, political and social conditions in China differ from those of the countries in other jurisdictions in many respects, including the role of the government in economic development, level of development, allocation of resources, administration of the foreign exchange and growth rate. Over the past decades, the PRC government has taken various measures to promote the market economy and encourage entities to establish sound corporate governance structure. The PRC government also regulates and oversees China’s economic growth by strategically allocating resources, controlling the payment of foreign currency-denominated debt, formulating monetary policy and providing preferential treatment to specific industries or companies. Economic reform measures may also be adjusted, modified or applied inconsistently from industry to industry or across different regions of the country and there can be no assurance that the Chinese government will continue to pursue a policy of economic reform or that the direction of reform will continue to be market friendly.

Various measures implemented by the PRC government to encourage economic growth and guide the allocation of resources may benefit the overall Chinese economy, but may also have a negative effect on Huture Motors and PubCo following the Business Combination. The PRC government has also implemented certain measures in the past, including interest rate adjustment, aiming to sustain the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for Huture Motors’ products and consequently have a material adverse effect on Huture Motors’, and following the Business Combination, PubCo’s business, results of operations and financial condition. In addition, the COVID-19 pandemic may also have a severe and negative impact on the Chinese economy. Any severe or prolonged slowdown in the rate of growth of the Chinese economy may adversely affect Huture Motors’, and following the Business Combination, PubCo’s business and results of operations, leading to reduction in demand for its products and adversely affect its competitive position.

As with all standing governments of a sovereign state, the PRC government has the proper authority to promulgate laws, regulations or policies that seek to impose increased scrutiny over, or further revise, the current regulatory regime in certain industries or in certain activities it deems to be in the best interest of China. For instance, the PRC government may, at any time, intervene or influence the business operations in China and may in turn influence specific industries or companies that it deems appropriate to further regulatory, political and societal goals, which may, however, have a material and adverse effect on the short term or future growth of the affected industries and the companies operating in such industries. These actions may significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to you and cause the value of PubCo’s securities to significantly decline or be worthless. Furthermore, the PRC government has also recently indicated an intent to exert more oversight and control over overseas securities offerings and foreign investments in China-based companies. Any such actions may adversely affect and/or cause a material change to Huture Motors’, and following the Business Combination, PubCo’s operations, and following the Business Combination, result in a material change in the value of PubCo’s securities.

Huture Motors’, and following the Business Combination, PubCo’s ability to successfully maintain or grow business operations in China depends on various factors, which are beyond its control. These factors include, among others, macro-economic and other market conditions, political stability, social conditions, measures to control inflation or deflation, changes in the rate or method of taxation, changes in laws, regulations and administrative directives or their interpretation, and changes in industry policies. If Huture Motors or PubCo fails to take timely and appropriate measures to adapt to any of the changes or challenges, Huture Motors’, and following the Business Combination, PubCo’s business, results of operations and financial condition could be materially and adversely affected.

If we fail to obtain and maintain the requisite licenses, permits, registrations and filings applicable to our business, or fail to obtain additional licenses, permits, registrations or filings that become necessary as a result of new enactment or promulgation of government policies, laws or regulations or the expansion of our business, our business and results of operations may be materially and adversely affected.

Hydrogen energy industry and certain business models and practices such as the operation of licensing business in China are highly regulated, and requires multiple licenses, permits, filings and approvals to conduct and develop business. Currently, we have obtained valid licenses through our subsidiaries, including but not limited to: permit to establish a special vehicle production enterprise, Certificate of the World Manufacturer Identifier (WMI) Code and Certificate of the Automobile Manufacturer’s Code. However, as a fast-growing company with limited operating history that is continuously exploring more approaches to conduct sales and marketing cost-effectively and capture points of growth, we may be unable to obtain all the licenses, registrations and filings necessary or advisable for certain of our operations, especially the newly launched ones. As of the date of this proxy statement/prospectus, we have not received any notice of warning or been subject to any administrative penalties or other disciplinary actions from the relevant governmental authorities for lack of licenses, permits, registrations or filings. However, we cannot assure you that we will not be subject to any administrative action that may materially and adversely affect our business, financial condition and results of operations.

In addition, certain licenses, permits or registrations we hold are subject to periodic renewal. If we fail to maintain or renew one or more of our licenses and certificates when their current term expires, or obtain such renewals on a timely manner, our operations could be disrupted. In addition, under relevant PRC laws and regulations, our license holders are required to update certain licenses if any change to their respective name, registered capital or legal representative during the validity period of such license. If we fail to properly renew and maintain all such requisite licenses on time, we may face penalties and in extreme circumstances, order to suspend or terminate our manufacturing or other businesses.

Further, the PRC regulatory authorities may adopt new laws, regulations, rules or detailed implementation rules and interpretations relating to existing laws, and the PRC government may, based on valid provisions, deem the licenses, permits, registrations or filings we held insufficient, which may restrain our ability to expand our business scope and may subject us to fines or other regulatory actions. Furthermore, as we develop and expand our business scope, we may need to obtain additional permits and licenses and we cannot assure that we will be able to obtain such permits on time or at all.

Changes, application and interpretation of China’s legal system could result in material changes in our operations and/or the value of the securities we register for sale.

We face certain risks arising from a foreign legal system, including risks and uncertainties regarding the changes, interpretation and enforcement of laws and the evolving status of rules and regulations, and as a company with limited operating history, we may not be prepared or capable of complying with the changes in a timely matter.

The PRC legal system is a civil law system based on written statutes. In 1979, the PRC government began to publish a comprehensive system of laws and regulations governing economic matters in general, and forms of foreign investment (including wholly foreign-owned enterprises and joint ventures) in particular. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investments in mainland China. However, mainland China’s legal system is still developing as the global economy continues to evolve, and recently enacted laws and regulations are subject to interpretation by the PRC regulatory agencies and the PRC government may promulgate new laws and regulations to cover more aspects of economic activities in mainland China. These laws, regulations and legal requirements are relatively new and we may not be able to adapt to new requirements in a timely manner.

Under the current PRC legal system, we believe that, immediately after the completion of the Business Combination, PubCo is not required to obtain any permits, authorizations, or approvals as a holding company with no actual business operation. However, we cannot predict future developments in the PRC legal system. If any PRC laws, rules or regulations is amended or new laws, rules or regulations is published, after the completion of the Business Combination, PubCo may need to procure additional permits, authorizations and approvals for its operations, which it may not be able to obtain. Our inability to obtain such permits or authorizations may materially adversely affect its business, financial condition and results of operations.

Any involvement in administrative proceedings or legal actions could divert the attention of our management and consume our time and other resources. The outcome of the foregoing administrative proceedings or legal actions could affect our ability to enforce contracts and could materially adversely affect our business, financial condition and results of operations.

The approval of and filing with the CSRC or other PRC government authorities may be required in connection with this Business Combination under PRC law, and, if so required, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded.

Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in 2006 and amended in 2009, require an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies or assets and controlled by PRC individuals or entities to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and the listing of our securities after the completion of the Business Combination and our offshore offerings may ultimately require approval of the CSRC. If the CSRC approval is required, it is uncertain whether we can or how long it will take us to obtain the approval. Any failure to obtain or delay in obtaining the CSRC approval for any of our offshore offerings would subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition and results of operations.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities (the “Opinions”), which emphasized the need to strengthen administration over illegal securities activities and supervision of overseas listings by China-based companies. The Opinions proposed promoting regulatory systems to deal with risks facing China-based overseas-listed companies, and provided that the State Council will revise provisions regarding the overseas issuance and listing of shares by companies limited by shares and will clarify the duties of domestic regulatory authorities.

On September 6, 2024, National Development and Reform Commission(“NDRC”) and the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2024 Version) (the “2024 Negative List”), which became effective and replaced the previous version on November 1, 2024. According to the 2024 Negative List, domestic enterprises engaging in businesses in which foreign investment is prohibited shall obtain approval from the relevant authorities before offering and listing their shares on an overseas stock exchange. In addition, certain foreign investors shall not be involved in the operation or management of the relevant enterprise, and shareholding percentage restrictions under relevant domestic securities investment management regulations shall apply to such foreign investors.

Since Huture Motors is not engaged in businesses in which foreign investment is prohibited, Huture Motors believes that the business it currently conducts does not required to obtain such approval under the Negative List. However, some of the abovementioned laws, regulations and policies were recently promulgated or issued, and there are still different interpretations and applications of some of the rules, and the competent authorities may issue new laws and regulations in the future to provide clearer guidance on their interpretation, application and enforcement.

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023.

According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provide that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

Guidance for Application of Regulatory Rules — Overseas Offering and Listing No.1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction. Huture Motors believes that in accordance with the abovementioned guidance and rules, it shall complete the filing procedure under the Overseas Listing Trial Measures before the consummation of the Business Combination and the listing of PubCo’s securities on Nasdaq. Huture Motors has submitted a filing with the CSRC with respect to the Business Combination. As of the date of this proxy statement/prospectus, Huture Motors has not completed the filing procedures with the CSRC, and other than correspondence with the CSRC in connection with the CSRC filing procedures, Huture Motors has not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this Business Combination. Aquaron, PubCo and Huture Motors will not consummate the Business Combination without first completing the CSRC filing and receiving the CSRC filing notice under the Overseas Listing Trial Measures, even if the securityholders of Aquaron have approved the Business Combination in the extraordinary general meeting.

Huture Motors and PubCo may not be able to complete the filing procedures, obtain the approvals or authorizations, or complete required procedures or other requirements in a timely manner, or at all, and may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies as a result. These regulatory agencies may impose penalties on Huture Motors, including forced rectification, warning and fines from RMB1,000,000 to RMB10,000,000 against Huture Motors, and could materially hinder its ability to consummate the Business Combination.

In addition, we cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. If it is determined in the future that approval and filing from the CSRC or other regulatory authorities or other procedures, including the cybersecurity review under the Cybersecurity Review Measures and the Regulations on Network Data Security Management, are required for the issuance of our securities overseas or for offshore offerings, it is uncertain whether we can or how long it will take us to obtain such approval or complete such filing procedures and any such approval or filing could be rescinded or rejected. For the requirement of cybersecurity review, see “— Any failure to comply with the various applicable PRC laws and regulations related to data security and cybersecurity could affect our offshore listing and lead to liabilities or other regulatory actions, which would have a material and adverse effect on our business operations.” Any failure to obtain or delay in obtaining such approval or completing such filing procedures for our offshore offerings, or a rescission of any such approval or filing if obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities for failure to seek CSRC approval or filing or other government authorization for our offshore offerings. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our business, financial condition, results of operations and prospects, as well as the trading price of our listed securities. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt our offshore offerings before settlement and delivery of the shares offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our prior offshore offerings, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our listed securities.

Actions by the government of China to exert more supervision over offerings, if any, may limit or completely hinder the PubCo’s ability to offer or continue to offer securities to investors or cause the value of such securities to decline or in some circumstances become worthless.

The PRC government authorities may, on the basis of the Overseas Listing Trial Measures, further refine and modify the supervision measures and supporting systems with respect to offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence our operations and are beyond our control. Therefore, any such action may adversely affect our operations and significantly limit or hinder our ability to offer or continue to offer securities to you and cause our securities to significantly decline in value or become worthless. We have been closely monitoring the developments in the regulatory landscape in China, particularly regarding the requirement of approvals, including on a retrospective basis, from the CSRC, the CAC, or other PRC authorities with respect to the Business Combination, as well as other procedures that may be imposed on us. The government of China has the legal ability through its agencies to exert more supervision over offerings, which may limit or completely hinder the PubCo’s ability to offer or continue to offer securities to investors or cause the value of such securities to decline or in some circumstances become worthless.

Any failure to comply with the various applicable PRC laws and regulations related to data security and cybersecurity could affect our offshore listing and lead to liabilities or other regulatory actions, which would have a material and adverse effect on our business operations.

The cybersecurity legal regime in China is relatively new and evolving rapidly, and their interpretation and enforcement involve uncertainties. As a result, it may be difficult to determine what actions or omissions may be deemed to be in violations of applicable laws and regulations in certain circumstances.

On June 10, 2021, the Standing Committee of the National People’s Congress of China promulgated the Data Security Law (the “Data Security Law”), which took effect in September 2021. The Data Security Law sets forth data security and privacy related compliance obligations of entities and individuals carrying out data related activities. The Data Security Law also introduces a data classification and layered protection system based on the importance of data and the degree of impact on national security, public interests or legitimate rights and interests of individuals or organizations if such data is tampered with, destroyed, leaked or illegally acquired or used. In addition, the Data Security Law provides for a national security review procedure for data activities that may affect national security, and imposes export restrictions on certain data and information. According to the PRC National Security Law (the “PRC National Security Law”), the government shall establish institutions and mechanisms for national security review and conduct national security review on certain matters that affect or may affect PRC national security, such as key technologies and IT products and services.

On December 28, 2021, the CAC and 12 other PRC regulatory authorities jointly issued the revised Cybersecurity Review Measures, which became effective on February 15, 2022 and replaced the cybersecurity review measures issued in April 2020. The Cybersecurity Review Measures provide, among others, (1) the purchase of cyber products and services by critical information infrastructure operators (the “CIIOs”), and network platform operators, which engage in data processing activities that affect or may affect national security, shall be subject to the cybersecurity review by the Cybersecurity Review Office, which is the department responsible for the implementation of cybersecurity review under the CAC; and (2) network platform operators with personal information of over one million users that seek for listing on a foreign stock exchange shall apply for a cybersecurity review by the Cybersecurity Review Office. In addition, the Cybersecurity Review Measures provide that relevant regulatory authorities may initiate a cybersecurity review against CIIOs and network platform operators if they are deemed to engage in activities that affect or may affect national security by relevant regulatory authorities. However, the Cybersecurity Review Measures have not offered any explanation or interpretation for what constitute “affect or may affect national security,” and PRC authorities may have certain discretion in interpreting and enforcing these laws and regulations.

As of the date of this proxy statement/prospectus, we have not been informed that we are a critical information infrastructure operator by any government authorities. Furthermore, the exact definition, scope or criteria of “critical information infrastructure operators,” “network platform operators” and “users’ personal information” under the current regulatory regime remains unclear, and the PRC government authorities may issue new laws and regulations in the future to further define and interpret the aforementioned concepts to provide a more accurate basis for implementation. Therefore, it is uncertain whether we would be deemed to be a critical information infrastructure operator or network platform operator under PRC laws. If we are deemed to be a critical information infrastructure operator or network platform operator under the PRC cybersecurity laws and regulations, we may be subject to obligations in addition to what we have fulfilled under the PRC cybersecurity laws and regulations.

On December 28, 2021, the CAC, together with other relevant administrative departments, jointly promulgated the 2022 Cybersecurity Review Measures, which came into effect on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. As of the date of this proxy statement/prospectus, neither we nor any of our subsidiaries has been required by any PRC governmental authority to apply for cybersecurity review, nor have we or any of our subsidiaries received any inquiry, notice, warning, penalty in such respect or been denied permission from any PRC regulatory authority to list on U.S. exchanges. On September 24, 2024, the State Council issued the Regulations on Network Data Security Management, or the Network Data Regulations, which became effective on January 1, 2025. The Network Data Regulations aim to regulate network data processing activities, protect the legitimate rights and interests of individuals and organizations, and safeguard national security and public interests. Based on such purposes, the Network Data Regulations elaborate, supplement, and improve relevant provisions of relevant higher-level laws such as the Cybersecurity Law, the Data Security Law, and the Personal Information Protection Law of the PRC. Based on the current PRC laws and regulations, in effect and their enforcement, we believe that neither we nor any of our subsidiaries is subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of our securities or the business operations of our subsidiaries, because neither we nor any of our subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities may promulgate new laws, regulations, rules or detailed implementation rules and interpretations relating to existing cybersecurity laws and regulations in the future, and if such laws, regulations and rules take a position contrary to ours, we cannot assure you that we or any of our subsidiaries will not be deemed to be subject to PRC cybersecurity review requirements under the 2022 Cybersecurity Review Measures or the Network Data Regulations as a critical information infrastructure operator or an internet platform operator that is engaged in data processing activities that affect or may affect national security or holds personal information of more than one million users, nor can we assure you that we or our subsidiaries would be able to pass such review. If we or any of our subsidiaries fails to receive any requisite permission or approval from the CAC for the Business Combination or the business operations of our subsidiaries, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently conclude that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we or our subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations.

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:

•        in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

•        during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies, securities service providers or overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e. be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

•        working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

Given that the above-mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and some of them have not yet taken effect. Due to the relatively recent nature of these laws, regulations and policies, and the lack of pertinent cases to observe, it could take some time to observe their interpretation, application and enforcement. Complying with new laws and regulations could cause us to incur substantial costs or require it to change its business practices in a manner materially adverse to our business.

Similar to the case in other jurisdictions, it is difficult for overseas regulators to directly conduct investigations or collect evidence within mainland China.

Although the authorities in mainland China may establish a regulatory cooperation mechanism with the securities regulators of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulators in the United States or other jurisdictions may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of mainland China, and without the consent by the Chinese securities government authorities and the other competent governmental agencies, no entity or individual may provide documents or materials related to securities business to any foreign party. While detailed interpretation of or implementation rules under the article have yet to be promulgated, the difficulty for an overseas securities regulator to directly conduct investigations or evidence collection activities within mainland China and the potential obstacles for information provision may further increase difficulties faced by you in protecting your interests.

Our independent registered public accounting firm’s audit documentation related to their audit reports included in this proxy statement/prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act (“HFCAA”) after the Business Combination if the PCAOB is unable to adequately inspect audit documentation located in China. The delisting of our ordinary shares or the threat of their being delisted, may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ordinary shares.

The independent registered public accounting firm of Huture Motors issued an audit opinion on the financial statements included in this proxy statement/prospectus filed with the SEC. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, the auditor of Huture Motors, is required by the laws of the United States to undergo regular inspections by the PCAOB.

Our auditor, Audit Alliance LLP, which is headquartered in Singapore, is registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. However, recent history and development with respect to audits of China-based companies, such as us, create uncertainty about the ability of their auditor to fully cooperate with the PCAOB’s request for audit work papers without the approval of the Chinese authorities. As a result, our investors may be deprived of the benefits of PCAOB’s oversight of our auditor through such inspections.

Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The PCAOB is currently unable to conduct inspections of audit firms located in mainland China and Hong Kong, and it has issued its report notifying the SEC of its determination that it is unable to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong. The audit work papers for our Chinese operations are located in China.

If our auditor is not permitted to provide requested audit work papers located in China to the PCAOB, investors would be deprived of the benefits of PCAOB’s oversight of such auditors through such inspections.

Pursuant to the HFCAA, if the PCAOB is unable to inspect an issuer’s auditors for two consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 (the “Determination Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the Determination Report identified the specific registered public accounting firms which are subject to these determinations (“PCAOB Identified Firms”).

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Protocol”) with the CSRC and the Ministry of Finance (“MOF”) of the People’s Republic of China, governing inspections and investigations of audit firms based in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September and November 2022.

On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report.

On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act, or the AHFCAA, was signed into law, which reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. As a result, the risks mentioned above have been heightened.

Notwithstanding the foregoing, our ability to retain an auditor subject to the PCAOB inspection and investigation, including but not limited to inspection of the audit working papers related to us, may depend on the relevant positions of U.S. and Chinese regulators. Audit Alliance LLP’s audit working papers related to us are located in China. With respect to audits of companies with operations in China, there are uncertainties about the ability of its auditor to fully cooperate with a request by the PCAOB for audit working papers in China without the approval of Chinese authorities. If the PCAOB is unable to inspect or investigate completely the our auditor because of a position taken by an authority in a foreign jurisdiction, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol, then such lack of inspection or re-evaluation could cause trading in our securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the our securities. Accordingly, the HFCAA calls for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. We could still face the risk of delisting and cease of trading of our securities from a stock exchange or an over-the-counter market in the United States under the HFCAA, as amended by the Consolidated Appropriations Act, 2023, and the securities regulations promulgated thereunder if the PCAOB determines that it is unable to inspect and investigate completely our registered public accounting firms for a period of two consecutive years, and that as a result an exchange may determine to delist our securities.

Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. As such, the offering of our securities may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.

The M&A Rules and certain other PRC regulations establish procedures for certain acquisitions of PRC domestic companies, which could make it difficult for us to pursue growth through acquisitions in China.

A number of PRC laws and regulations have established procedures and requirements in relation to the merger and acquisition activities in China by foreign investors. In addition to the Anti-monopoly Law itself, these include the M&A Rules, the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated in 2011, and the Measures for the Security Review of Foreign Investment promulgated by NDRC and the MOFCOM in December 2020 and came into force on January 18, 2021. These laws and regulations impose requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic company. In addition, pursuant to relevant anti-monopoly laws and regulations, the SAMR should be notified in advance of any concentration of undertaking if certain thresholds are triggered. In light of the fact that the PRC regulatory authorities may introduce new laws and regulations in the area of anti-monopoly in the future or further define or interpret existing laws and regulations to provide a more accurate basis for enforcement, we cannot assure you that, under the laws and regulations then in effect, the anti-monopoly law enforcement agency will not deem our future acquisitions or investments to have triggered filing requirement for anti-monopoly review. Moreover, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over PRC domestic companies that raise “national security” concerns are subject to strict review by NDRC and the MOFCOM, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including clearance from the SAMR and approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The PRC Foreign Investment Law and its Implementation Rules may be updated from time to time in the future in light of regulatory trends.

On March 15, 2019, the PRC National People’s Congress approved the newly enacted PRC Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in mainland China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law, and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. On December 26, 2019, the PRC State Council approved the Implementation Rules of Foreign Investment Law (the “Implementation Rules”), which came into effect on January 1, 2020. The PRC Foreign Investment Law and its Implementation Rules embody a regulatory trend in mainland China that aims to bring its foreign investment regulatory regime in line with prevailing international practices, and represent the legislative endeavors to unify corporate legal requirements applicable to foreign and domestic investments. However, since the PRC and international investment regulatory regimes continue to evolve, the PRC Foreign Investment Law and its Implementation Rules could be updated from time to time in the future in light of regulatory trends in mainland China.

The PRC Foreign Investment Law specifies that foreign investments shall be conducted in line with the “negative list” to be issued by or approved to be issued by the State Council. A foreign invested enterprise would not be allowed to make investments in prohibited industries set out in the “negative list” while a foreign invested enterprise must satisfy certain conditions stipulated in the “negative list” for investment in restricted industries. While our mainland China subsidiaries are not currently subject to foreign investment restrictions as set forth in the presently effective the 2024 Negative List, it is uncertain whether any of their business operation will be subject to foreign investment restrictions or prohibitions set forth in the “negative list” to be issued in the future. If any part of our business operation falls in the “negative list” or if the interpretation and implementation of the PRC Foreign Investment Law and any future “negative list” mandate further actions, such as market entry clearance granted by the PRC Ministry of Commerce, we face uncertainties as to whether such clearance can be timely obtained, or at all. We cannot assure you that the relevant government authorities will not interpret or implement the PRC Foreign Investment Law in the future in a way that will materially impact the viability of our current corporate governance and business operations.

Regulations in mainland China of loans to and direct investment in PRC domestic companies by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to or make additional capital contributions to our mainland China subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in mainland China primarily through our mainland China subsidiaries. We may make additional capital contributions or loans to our mainland China subsidiaries, which are treated as foreign invested enterprises under the law in mainland China. The loans extended by us to our mainland China subsidiaries are subject to regulations and foreign exchange loan registrations of mainland China. For example, with respect to the registration, loans by us to our mainland China subsidiaries to finance their activities must be registered with the relevant local counterpart of the State Administration of Foreign Exchange of the PRC, or SAFE, or filed with SAFE in its information system; with respect to the outstanding amounts of loans, (i) if the relevant mainland China subsidiaries adopt the traditional foreign exchange administration mechanism, the outstanding amount of loans shall not exceed the difference between the total investment and the registered capital of the mainland China subsidiaries; and (ii) if the relevant mainland China subsidiaries adopt the relatively new foreign debt mechanism, the outstanding amount of loans shall not exceed 200% of the net asset of the relevant mainland China subsidiaries. We may also finance our mainland China subsidiaries by means of capital contributions. These capital contributions must be reported to or filed or registered with the MOFCOM, and the SAMR, or their local counterparts.

Pursuant to the Circular of the State Administration of Foreign Exchange on the Reforming of the Management Method of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 19, which became effective on June 1, 2015 and was last amended on December 30, 2019, and the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which was promulgated and came into effect in June 2016, foreign-invested enterprises may either continue to follow the current payment-based foreign currency settlement system or choose to follow the “conversion-at-will” system for foreign currency settlement. SAFE Circular 19 and SAFE Circular 16, therefore, have substantially lifted the restrictions on the use by a foreign-invested enterprise of its Renminbi registered capital, foreign debt and repatriated funds raised through overseas listing converted from foreign currencies. Nevertheless, SAFE Circular 19 and SAFE Circular 16 reiterate the principle that Renminbi converted from the foreign currency-denominated capital of a foreign invested company may not be directly or indirectly used for purposes beyond its business scope and prohibit foreign-invested companies from using such Renminbi fund to provide loans to persons other than affiliates unless otherwise permitted under their business scopes.

Under the laws and regulations in mainland China, we are permitted to utilize the proceeds of any financing outside mainland China to fund our mainland China subsidiaries by making loans to or additional capital contributions to our mainland China subsidiaries, subject to applicable government registration, statutory limitations on amount and approval requirements. These laws and regulations may affect our ability to use Renminbi converted from the net proceeds of any financing outside mainland China to fund the establishment of new entities in mainland China by our mainland China subsidiaries, to invest in or acquire any other PRC domestic companies through our mainland China subsidiaries.

We may rely on dividends and other distributions on equity paid by our mainland China subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our mainland China subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a holding company, and we may rely on dividends and other distributions on equity paid by our mainland China subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. Current regulations in mainland China permit our mainland China subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with the accounting standards and regulations in mainland China. In addition, each of our mainland China subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital.

As of December 31, 2023, most of our mainland China subsidiaries at that time had not made appropriations to statutory reserves as our mainland China subsidiaries at that time reported accumulated loss.

Additionally, if our mainland China subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us. In addition, the incurrence of indebtedness by our mainland China subsidiaries could result in operating and financing covenants and undertakings to creditors that would restrict the ability of our mainland China subsidiaries to pay dividends to us.

Any limitation on the ability of our mainland China subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See “— If we are classified as a mainland China resident enterprise for purposes of income tax in mainland China, such classification could result in unfavorable tax consequences to us and our non-mainland China shareholders.”

Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability.

China’s overall economy and the average wage in China have increased in recent years and are expected to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will increase. Unless we are able to pass on these increased labor costs to those who pay for our services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees, limitation with respect to utilization of labor dispatching, applying for foreigner work permits, labor protection and labor condition and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

Companies registered and operating in mainland China are required under the PRC Social Insurance Law (latest amended in 2018) and the Regulations on the Administration of Housing Funds (latest amended in 2019) to, apply for social insurance registration and housing fund deposit registration within 30 days of their establishment, and to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to the extent required by law.

As the interpretation and implementation of labor-related laws and regulations are still evolving, our employment practices may violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations including those relating to obligations to make full social insurance payments and contribute to the housing provident funds. If we are found to have violated applicable labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be adversely affected.

There exist difficulties with respect to effecting service of legal process in the U.S. against us or our management based on foreign laws, and whether courts in mainland China enforce foreign judgments and accept lawsuits depends on the specific provisions of PRC laws and regulations currently in force or then in effect.

We are an exempted company incorporated under the laws of the Cayman Islands, while we conduct all of our operations in China, and substantially all of our assets are located in China. In addition, all of our senior executive officers reside within mainland China for a significant portion of the time and all of them are mainland China nationals. As a result, it may be difficult for our shareholders to effect service of process within the U.S. upon our entities or people in China. In addition, as the case may be in many other jurisdictions, whether courts in mainland China recognize and enforce judgments rendered by courts in other jurisdictions on matters not subject to a binding arbitration provision depends on the specific provisions of laws and regulations currently in force or then in effect in China.

For additional information, please see the section entitled “Enforceability of Civil Liability.”

Fluctuations in exchange rates could have a material and adverse effect on our results of operations.

The value of the RMB, which is the currency of the PRC, against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation trend halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. In August 2015, the PBOC changed the way it calculates the mid-point price of RMB against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2018, the value of the RMB appreciated by approximately 5.5% against the U.S. dollar; and in 2019, the RMB appreciated by approximately 1.9% against the U.S. dollar. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between Renminbi and the U.S. dollar in the future.

Our business is conducted in the PRC through our PRC subsidiaries, and their books and records are maintained in RMB. The financial statements that we file with the SEC and provide to our shareholders are partly presented in U.S. dollars. Changes in the exchange rates between the RMB and U.S. dollar affect the value of our PRC subsidiaries’ assets and results of operations, when presented in U.S. dollars. The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue, and financial condition. Further, our Ordinary Shares offered in the U.S. are offered in U.S. dollars, we need to convert the net proceeds we receive into RMB in order to use the funds for our PRC subsidiaries’ business. Changes in the conversion rate among the U.S. dollar and the RMB will affect the amount of proceeds we will have available for our PRC subsidiaries’ business.

The PRC government may adopt a more flexible currency policy from time to time. Any significant appreciation or depreciation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our securities in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive into Renminbi to pay our operating expenses, appreciation of Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, a significant depreciation of Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our securities.

Limited hedging options are available in mainland China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by foreign exchange regulations in mainland China that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Any appreciation or depreciation in the value of Renminbi relative to the U.S. dollar could cause the results of conversion using a rate that is different from the foregoing rate to differ materially from those contained in this proxy statement/prospectus.

Governmental regulation of currency conversion may affect the utilization of our revenues.

Similar to many other jurisdictions that have foreign exchange control, the PRC government imposes regulations on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of mainland China. Under existing foreign exchange regulations in mainland China, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into a foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the SAFE implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may also restrict access in the future to foreign currencies for current account transactions if we fail to fulfill the regulatory requirements. We receive substantially all of our revenues in Renminbi. If the foreign exchange regulation system affects us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Regulations in mainland China relating to offshore investment activities by mainland China residents may limit our mainland China subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our mainland China resident beneficial owners to liability and penalties under the law of mainland China.

SAFE requires mainland China residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such mainland China residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes certain material events.

If our shareholders who are mainland China residents or entities do not complete their registration with the local SAFE branches, our mainland China subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our mainland China subsidiaries. Moreover, failure to comply with SAFE registration requirements could result in liability under the law of mainland China for evasion of applicable foreign exchange restrictions.

However, we may not be informed of the identities of all the mainland China residents or entities holding direct or indirect interests in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are mainland China residents or entities have complied with, and will in the future make any registrations or obtain any approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our mainland China subsidiaries, could subject us to fines or statutory penalties, restrict our overseas or cross-border investment activities, limit our mainland China subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject plan participants in mainland China or us to fines and other legal or administrative sanctions.

Under SAFE regulations, mainland China residents who participate in a stock incentive plan in an overseas publicly listed company are required to register with SAFE or its local branches and complete certain other procedures. We expect to adopt share incentive plans after the completion of the Business Combination, and our mainland China resident employees who participate at a later stage may be subject to these regulations after we become a public company listed in the United States upon the completion of the Business Combination. If we or any of these resident employees fail to comply with these regulations, we or such employees may be subject to fines and other legal or administrative sanctions. We also face updates to regulatory laws, regulations and policies from time to time, and the laws, regulations and policies in effect at such time could restrict our ability to adopt additional incentive plans for our directors, executive officers, and employees under PRC laws.

Discontinuation of any of the preferential tax treatments and government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.

Our mainland China subsidiaries have received preferential tax treatments from PRC local government authorities. The preferential tax treatments are resulted from discretionary incentives and policies adopted by PRC local government authorities. Local governments may decide to change or discontinue such preferential tax treatments at any time. The discontinuation of such preferential tax treatments or imposition of any additional taxes could adversely affect our financial condition and results of operations.

If we are classified as a mainland China resident enterprise for purposes of income tax in mainland China, such classification could result in unfavorable tax consequences to us and our non-mainland China shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of mainland China with a “de facto management body” within mainland China is considered a mainland China resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. The State Administration of Taxation, or the SAT, issued a circular in April 2009 and amended it in January 2014, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a mainland China-controlled enterprise that is incorporated offshore is located in mainland China. Although Circular 82 only applies to offshore enterprises controlled by enterprises or enterprise groups in mainland China, not those controlled by individuals in mainland China or foreigners like us, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC domestic company or a PRC domestic company group will be regarded as a mainland China tax resident by virtue of having its “de facto management body” in mainland China and will be subject to enterprise income tax in mainland on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in mainland China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in mainland China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in mainland China; and (iv) at least 50% of voting board members or senior executives habitually reside in mainland China.

We believe that none of our entities outside of mainland China is a mainland China resident enterprise for tax purposes. However, the tax resident status of an enterprise is subject to determination by the tax authorities in mainland China and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the tax authorities in mainland China determine that we are a mainland China resident enterprise for enterprise income tax purposes, we will be subject to the enterprise income tax on our global income at the rate of 25% and we will be required to comply with mainland China enterprise income tax reporting obligations. In addition, we may be required to withhold a 10% withholding tax from interest or dividends we pay to our shareholders that are non-mainland China resident enterprises. In addition, non-mainland China resident enterprise shareholders may be subject to mainland China tax at a rate of 10% on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within mainland China. Furthermore, if tax authorities in mainland China determine that we are a mainland China resident enterprise for enterprise income tax purposes, interest or dividends paid to our non-mainland China individual shareholders and any gain realized on the transfer of ordinary shares by such holders may be subject to mainland China tax at a rate of 20% (which, in the case of interest or dividends, may be withheld at source by us), if such gains are deemed to be from mainland China sources. These rates may be reduced by an applicable tax treaty, but it is unclear whether our non-mainland China shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and mainland China in the event that we are treated as a mainland China resident enterprise.

We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our mainland China subsidiaries to us through our Hong Kong subsidiary.

We are a holding company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our mainland China subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a mainland China resident enterprise to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with mainland China that provides for preferential tax treatment. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC domestic company. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Treaties, which became effective in January 2020, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. See “Huture Motors’ Management’s Discussion and Analysis of Financial Condition and Result of Operations — Taxation — China.”

We intend to re-invest all earnings, if any, generated from our mainland China subsidiaries for the operation and expansion of our business in China. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. Our determination regarding our qualification to enjoy the preferential tax treatment could be challenged by the relevant tax authority and we may not be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the arrangement with respect to dividends to be paid by our mainland China subsidiaries to our Hong Kong subsidiary.

Indirect transfers of equity interests in mainland China resident enterprises by their non-mainland China holding companies may result in tax burdens.

In February 2015, the State Administration of Taxation, or the SAT, issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7. Circular 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides certain criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-mainland China resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-mainland China resident enterprise being the transferor, or the transferee, or the mainland China entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the tax authority in mainland China may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring tax in mainland China. As a result, gains derived from such indirect transfer may be subject to enterprise income tax in mainland China, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a mainland China resident enterprise. On October 17, 2017, the SAT issued Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or Circular 37, which came into effect on December 1, 2017 and was amended on June 15, 2018. Circular 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

We face uncertainties on the reporting and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-mainland China resident enterprises. The tax authorities in mainland China may pursue such non-mainland China resident enterprises with respect to a filing or the transferees with respect to withholding obligations, and request our mainland China subsidiaries to assist in the filing. As a result, we and non-mainland China resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under Circular 7 and Circular 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-mainland China resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

If the custodians or authorized users of controlling non-tangible assets of our company in mainland China, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

Under PRC laws, legal documents of PRC domestic companies for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the SAMR.

Although we usually utilize chops to enter into contracts, the designated legal representatives of each of our mainland China subsidiaries have the apparent authority to enter into contracts on behalf of such entities without chops and bind such entities. In order to maintain the physical security of our chops and chops of our mainland China entities, we generally store these items in secured locations accessible only by the authorized personnel in the legal or finance department of each of our subsidiaries. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over any of our mainland China subsidiaries, we or our mainland China subsidiaries would need to pass a new shareholders or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

Our leased property interest or entitlement to other facilities or assets may be defective or subject to lien and our right to lease, own or use the properties affected by such defects or lien challenged, which could cause significant disruption to our business.

Under the laws in mainland China, all lease agreements are required to be registered with the local housing authorities. We currently lease several premises in mainland China, none of which has completed the registration of the ownership rights or the registration of our leases with the relevant authorities. Failure to complete these required registrations may expose our landlords, lessors and us to potential monetary fines. If these registrations are not obtained in a timely manner or at all, we may be subject to monetary fines or may have to relocate our offices and incur the associated losses.

Meanwhile, registered mortgage of property right may exist over certain properties we leased for our mainland China subsidiaries. In addition, we may not be able to renew our existing lease agreements before their expiration dates, in which case we may be required to vacate the properties. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our operations in a timely manner, our operations may be adversely affected.

Risks Relating to Intellectual Property and Legal Proceedings

We may need to defend ourselves against intellectual property right infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Entities or individuals, including our competitors, may hold or obtain patents, copyrights, trademarks, or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, develop, sell, or market our products, services, or technologies, which could make it more difficult for us to operate our business. From time to time, we may receive communications from intellectual property right holders regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. Our applications and uses of intellectual property relating to our design, technologies or software could be found to infringe upon existing intellectual property rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•        cease selling or incorporating certain components into our products or services, or offering products or services that incorporate or use the challenged intellectual property;

•        pay substantial damages;

•        seek a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all;

•        redesign our products; or

•        establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our subsequent failure or inability to obtain a license for the infringed technology or other intellectual property right, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In addition, parties making the infringement claim may also obtain an injunction that can prevent us from selling our products or using technology that contains the allegedly infringing contents. Any litigation or claims, whether or not valid, could result in substantial costs, negative publicity, and diversion of resources and management attention.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, service marks, patents, domain names, trade secrets, proprietary technologies, and similar intellectual property as critical to our success. We rely on trademark and patent law, trade secret protection, and confidentiality and license agreements with our employees and others to protect our proprietary rights. We have invested significant resources to develop our own intellectual property. Failure to maintain or protect these rights could harm our business. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.

Mainland China laws relating to intellectual property have been established in the recent decades and are still evolving. Accordingly, we need to adapt to the mainland China legal system and may need to adopt many measures to effectively protect our intellectual property rights in the mainland China. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive. We rely on a combination of patent, copyright, trademark, and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot assure you that the steps we have taken or will take will prevent misappropriation of our intellectual property. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

As our patents may expire and may not be extended, our patent applications may not be granted, and our patent rights may be contested, circumvented, invalidated, or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could materially and adversely affect our business, financial condition, and results of operations.

As of December 31, 2024, we had 25 registered patents and six pending patent applications in mainland China. We cannot assure you that all our pending patent applications will result in issued patents. Even if our patent applications are granted and we are issued patents accordingly, it is still uncertain whether these patents will be contested, circumvented, or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others could bar us from licensing and exploiting our patents. Numerous patents and pending patent applications owned by others exist in the fields where we have developed and are developing our technologies. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing patents or pending patent applications may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

In addition to patented technologies, we rely on our unpatented proprietary technologies, trade secrets, processes, and know-how.

We rely on proprietary information, such as trade secrets, know-how and confidential information, to protect intellectual property that may not be patentable, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services, or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors, scientific advisors, and third parties. However, we cannot guarantee that we have entered into such agreements with every party that has or may have had access to our trade secrets or proprietary information and, even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our third-party manufacturers and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that trade secret to compete with us. If any of our trade secrets were to be disclosed, whether lawfully or otherwise, to or independently developed by a competitor or other third party, it could have a material adverse effect on our business, operating results, and financial condition.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot guarantee that these security measures provide adequate protection for such proprietary information or will never be breached. There is a risk that third parties may obtain unauthorized access to and improperly utilize or disclose our proprietary information, which would harm our competitive advantages. We may not be able to detect or prevent the unauthorized access to or use of our information by third parties, and we may not be able to take appropriate and timely steps to mitigate the damages, or the damages may not be capable of being mitigated or remedied.

We depend on information technology to conduct our business. Any significant disruptions to our information technology systems or facilities, or those of third parties with which we do business, such as disruptions caused by cyber-attacks, could adversely impact our business.

Our ability to keep our business operating effectively depends on the functional and efficient operation of information technology systems and facilities, both internally and externally. We rely on these systems to, among other things, make a variety of day-to-day business decisions as well as to record and process transactions, billings, payments, inventory and other data on a daily basis. Our systems, as well as those of our customers, suppliers, partners and service providers, also contain sensitive confidential information or intellectual property and are susceptible to interruptions, including those caused by systems failures, cyber-attacks, and other natural or man-made incidents or disasters, which may be prolonged or go undetected. Cyber-attacks, both domestically and abroad, are increasing in their frequency, sophistication, and intensity, and have become increasingly difficult to detect. Although we have and continue to take precautions to prevent, detect, and mitigate such events, a significant or large-scale interruption of our information technology systems or facilities could adversely affect our ability to manage and keep our operations running efficiently and effectively, and could result in significant costs, fines or litigation. An incident that results in a wider or sustained disruption to our business or products could have a material adverse effect on our business, financial condition, and results of operations.

Additionally, certain of our products contain complex information technology systems designed to support today’s increasingly connected vehicles, and could be susceptible to similar interruptions, including the possibility of unauthorized access. Further, as we transition to offering more cloud-based solutions which are dependent on the Internet or other networks to operate, we may increasingly be the target of cyber threats, including computer viruses or breaches due to misconduct of employees, contractors, or others who have access to our networks and systems, or those of third parties with which we do business. Although we have designed and implemented security measures to prevent and detect such unauthorized access or cyber threats from occurring, we cannot assure you that vulnerabilities will not be identified in the future, or that our security efforts will be successful. Any unauthorized access to our components could adversely affect our brand and harm our business, prospects, financial condition and operating results. Further, maintaining and updating these systems may require significant costs and often involves implementation, integration, and security risks, including risks that we may not adequately anticipate the market or technological trends or that we may experience unexpected challenges that could cause financial, reputational, and operational harm. However, failing to properly respond to and invest in information technology advancements may limit our ability to attract and retain customers, prevent us from offering similar products and services as those offered by our competitors or inhibit our ability to meet regulatory or other requirements.

To date, we have not experienced a system failure, cyber-attack or security breach that has resulted in a material interruption in our operations or material adverse effect on our financial condition. While we continuously seek to expand and improve our information technology systems and maintain adequate disclosure controls and procedures, we cannot assure you that such measures will prevent interruptions or security breaches that could adversely affect our business.

Risks Relating to PubCo’s Securities Following the Business Combination

Currently, there is no public market for PubCo Class A Ordinary Shares. PubCo shareholders cannot be sure that an active trading market will develop for or of the market price of PubCo Class A Ordinary Shares they will receive or that PubCo will successfully obtain authorization for listing on the Nasdaq.

Upon the consummation of the Business Combination, each share of SPAC Common Stock will be converted into the right to receive one PubCo Class A Ordinary Share. PubCo is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses, or its operations publicly available. Aquaron, Huture Motors and PubCo have agreed to use their best efforts to cause PubCo Class A Ordinary Shares to be issued in the Business Combination to be approved for listing on the Nasdaq prior to the Closing of the Business Combination. However, the listing of shares on the Nasdaq does not ensure that a market for PubCo Class A Ordinary Shares will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of PubCo Class A Ordinary Shares following the closing of the Business Combination and PubCo Class A Ordinary Shares may trade at a price less than the current market price of SPAC Common Stock.

Even if PubCo is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their ordinary shares. If a public market for PubCo Class A Ordinary Shares does not develop, investors may not be able to re-sell their ordinary shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. PubCo cannot predict the extent to which investor interest in PubCo will lead to the development of an active, liquid trading market. The trading price of and demand for PubCo Class A Ordinary Shares following completion of the Business Combination and the development and continued existence of a market and favorable price for PubCo Class A Ordinary Shares will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of PubCo, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings, and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for PubCo Class A Ordinary Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of PubCo Class A Ordinary Shares. Many of these factors and conditions are beyond the control of PubCo or PubCo shareholders.

Certain judgments obtained against PubCo by PubCo’s shareholders may not be enforceable.

PubCo is an exempted company incorporated under the laws of the Cayman Islands. Huture Motors conducts most of its operations in China and substantially all of its operations outside of the United States. Most of Huture Motors’ assets are located in China, and substantially all of Huture Motors’ assets are located outside of the United States. In addition, after the Business Combination, most of PubCo’s senior executive officers reside within China for a significant portion of the time and most are PRC nationals. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against PubCo or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against PubCo’s assets or the assets of Huture Motors’ directors and officers due to PubCo’s structure as a foreign holding company with respect to its operation in China which constitute substantially all of PubCo’s assets.

PubCo’s share price may be volatile and could decline substantially.

The market price of PubCo’s Class A ordinary shares may be volatile, both because of actual and perceived changes in the company’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in PubCo’s share price may include, among other factors discussed in this section, the following:

•        actual or anticipated variations in the financial results and prospects of the company or other companies in the same industry;

•        changes in financial estimates by research analysts;

•        changes in the market valuations of other comparable companies;

•        announcements by PubCo or its competitors of new products and services, expansions, investments, acquisitions, strategic partnerships, or joint ventures;

•        mergers or other business combinations involving PubCo;

•        additions and departures of key personnel and senior management;

•        changes in accounting principles;

•        the passage of legislation or other developments affecting PubCo or its industry;

•        the trading volume of PubCo Class A Ordinary Shares in the public market;

•        the release of lockup, escrow, or other transfer restrictions on PubCo’s outstanding equity securities or sales of additional equity securities;

•        potential litigation or regulatory investigations;

•        changes in economic conditions, including fluctuations in global and Chinese economies;

•        financial market conditions;

•        natural disasters, terrorist acts, acts of war, or periods of civil unrest; and

•        the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities have been volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of PubCo Class A Ordinary Shares.

The sale or availability for sale of substantial amounts of PubCo Class A Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of PubCo Class A Ordinary Shares in the public market after the completion of the Business Combination, or the perception that these sales could occur, could adversely affect the market price of the ordinary shares and could materially impair PubCo’s ability to raise capital through equity offerings in the future. The ordinary shares listed after the Business Combination will be freely tradable without restriction or further registration under the Securities Act. In connection with the Business Combination, Huture Motors and its directors, executive officers and existing shareholders will exchange the ordinary shares of Huture Motors held by them for PubCo Ordinary Shares upon the consummation of the Business Combination and have agreed, subject to certain exceptions, not to sell any PubCo Ordinary Shares for 180 days after the date of this proxy statement/prospectus without the prior written consent of PubCo. Ordinary Shares of PubCo to be held by Huture Motors’ certain existing shareholders after the Business Combination may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about PubCo or its business, its ordinary shares price and trading volume could decline.

The trading market for Combined Company’s ordinary shares will depend in part on the research and reports that securities or industry analysts publish about the Combined Company or its business. Securities and industry analysts do not currently, and may never, publish research on the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, the trading price for its ordinary shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover the Combined Company downgrade its securities or publish inaccurate or unfavorable research about its business, its share price would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to publish reports on the Combined Company, demand for its ordinary shares could decrease, which might cause its ordinary share price and trading volume to decline.

PubCo’s amended and restated memorandum and articles of association that will become effective immediately prior to the completion of the Business Combination contains anti-takeover provisions that could have a material adverse effect on the rights of holders of PubCo Ordinary Shares.

In connection with the Business Combination, PubCo will adopt an amended and restated memorandum and articles of association that will become effective immediately prior to the consummation of the Business Combination. PubCo’s post-closing memorandum and articles of association will contain provisions to limit the ability of others to acquire control of PubCo or cause PubCo to engage in change-of-control transactions. These provisions could have the effect of depriving PubCo shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third-parties from seeking to obtain control of PubCo in a tender offer or similar transaction. For example, PubCo’s board of directors will have the authority, subject to any resolution of the shareholders to the contrary, to issue preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights associated with PubCo Ordinary Shares. Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of PubCo or make removal of management more difficult. If PubCo’s board of directors decides to issue preference shares, the price of PubCo Ordinary Shares may fall and the voting and other rights of the holders of PubCo Ordinary Shares may be materially and adversely affected.

If the benefits of the Business Combination do not meet the expectations of financial or industry analysts, the market price of the Combined Company’s securities may decline after the Business Combination.

The market price of the Combined Company’s securities may decline as a result of the Business Combination if:

•        the Combined Company does not achieve the perceived benefits of the business combination as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•        the effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of declining share prices.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an initial public offering and may create risks for our unaffiliated investors.

An initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an IPO company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company (“SPAC”), such as Aquaron, does not involve any underwriters and may therefore result in less careful vetting of information that is presented to the public.

In addition, going public via a business combination with a SPAC does not involve a bookbuilding process as is the case in an initial public offering. In any initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a SPAC, the value of the target company is established by means of negotiations between the target company and the SPAC. The process of establishing the value of a target company in a SPAC business combination may be less effective than an initial public offering bookbuilding process and also does not reflect events that may have occurred between the date of the Merger Agreement and the closing of the transaction. In addition, while initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following an initial public offering, there is no comparable process of generating investor demand in connection with a business combination between a target company and a SPAC, which may result in lower demand for our securities after closing, which could in turn decrease liquidity and trading prices as well as increase trading volatility.

Risks Relating to PubCo Operating as a Public Company

If PubCo ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting, and other expenses that it would not incur as a foreign private issuer.

As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, it will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and it will not be required to disclose in its periodic reports all of the information that United States domestic issuers are required to disclose. If it ceases to qualify as a foreign private issuer in the future, it would incur significant additional expenses that could have a material adverse effect on its results of operations.

Because PubCo is a foreign private issuer and is exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if it were a domestic issuer.

PubCo will seek to have its securities approved for listing on Nasdaq in connection with the Business Combination. PubCo cannot assure you that it will be able to meet those initial listing requirements at that time. Even if PubCo’s securities are listed on Nasdaq, PubCo’s status as a foreign private issuer exempts it from compliance with certain Nasdaq corporate governance requirements if it instead complies with the statutory requirements applicable to a Cayman Islands exempted company. The statutory requirements of PubCo’s home country of the Cayman Islands, do not strictly require a majority of its board to consist of independent directors. Thus, although a director must act in the best interests of PubCo, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management the company may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have an independent compensation committee with a minimum of two members, a nominating committee, and an independent audit committee with a minimum of three members. PubCo, as a foreign private issuer, with the exception of needing an independent audit committee composed of at least three members, is not subject to these requirements. The Nasdaq Listing Rules may also require shareholder approval for certain corporate matters that PubCo’s home country’s rules do not. Following the Cayman Islands governance practices, as opposed to complying with the requirements applicable to a U.S. company listed on Nasdaq, may provide less protection to you than would otherwise be the case.

Although as a Foreign Private Issuer, PubCo is exempt from certain corporate governance standards applicable to US domestic issuers, if PubCo cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, PubCo’s securities may not be listed or may be delisted, which could negatively impact the price of its securities and your ability to sell them.

PubCo will seek to have its securities approved for listing on Nasdaq in connection with the Business Combination. PubCo cannot assure you that it will be able to meet those initial listing requirements at that time. Even if PubCo’s securities are listed on Nasdaq, it cannot assure you that its securities will continue to be listed on Nasdaq. Furthermore, whilst PubCo is continuing to work toward obtaining the PIPE Financing, no Subscription Agreements has been entered into as of the date of this proxy statement/prospectus. Accordingly, there can be no assurances that PubCo will be able to secure the PIPE Financing and if there are significant redemptions, PubCo may not be able to meet the initial listing requirements of Nasdaq. In addition, following the Business Combination, in order to maintain its listing on Nasdaq, PubCo will be required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if PubCo initially meets the listing requirements and other applicable rules of Nasdaq, PubCo may not be able to continue to satisfy these requirements and applicable rules. If PubCo is unable to satisfy Nasdaq criteria for maintaining its listing, its securities could be subject to delisting.

If Nasdaq does not list PubCo’s securities, or subsequently delists its securities from trading, PubCo could face significant consequences, including:

•        a limited availability for market quotations for its securities;

•        reduced liquidity with respect to PubCo’s securities;

•        a determination that its ordinary shares are “penny stock,” which will require brokers trading in PubCo Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for PubCo Class A Ordinary Shares;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The requirements of being a public company may strain PubCo’s resources, divert PubCo’s management’s attention and affect PubCo’s ability to attract and retain qualified board members.

After the closing of the Business Combination, if PubCo’s securities are listed on Nasdaq, PubCo will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, Nasdaq listing requirements and other applicable securities rules and regulations. As such, PubCo will incur additional legal, accounting and other expenses following completion of the Business Combination. These expenses may increase even more if PubCo no longer qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that PubCo files annual and current reports with respect to PubCo’s business and operating results. The Sarbanes-Oxley Act requires, among other things, that PubCo maintains effective disclosure controls and procedures and internal control over financial reporting. PubCo may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase PubCo’s post-Business Combination costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. PubCo expects these laws and regulations to increase PubCo’s legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although PubCo is currently unable to estimate these costs with any degree of certainty.

Many members of PubCo’s management team will have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. PubCo’s management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent PubCo from improving its business, financial condition and results of operations. Furthermore, PubCo expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance, and consequently PubCo’s may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on PubCo’s business, financial condition, results of operations and prospects.

These factors could also make it more difficult for PubCo to attract and retain qualified members of its board of directors, particularly to serve on PubCo’s audit committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, PubCo’s business and financial condition will become more visible, which PubCo believes may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, PubCo’s business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in PubCo’s favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on PubCo’s business, financial condition, results of operations, prospects and reputation.

There exist difficulties with respect to effecting service of legal process in the U.S. against PubCo or its management named in the proxy statement/prospectus based on foreign laws, and whether courts in mainland China enforce foreign judgments and accept lawsuits depends on the specific provisions of PRC laws and regulations currently in force or then in effect after the Business Combination.

Huture Motors conducts substantially all of its operations in China, and substantially all of Huture Motors’ assets are located in China. In addition, all Huture Motors’ senior executive officers reside within China for a significant portion of the time and all of them are PRC nationals. As a result, after the Business Combination, it may be difficult for PubCo’s shareholders to effect service of process in the U.S. upon the entities or people in China. In addition, as this occurs in many other jurisdictions, the recognition and enforcement in China of judgement of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision depends on the specific provisions of the laws and regulations of the PRC currently in force or then in effect.

The SEC, the U.S. Department of Justice and other U.S. authorities may also have difficulties in bringing and enforcing actions against us or our directors or executive officers in the PRC. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism.

According to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators, and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See also “— Risks Relating to PubCo Operating as a Public Company — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under the Cayman Islands law.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under the Cayman Islands law.

PubCo is an exempted company limited by shares incorporated under the laws of the Cayman Islands. PubCo’s corporate affairs are governed by its memorandum and articles of association, the Cayman Islands Companies Act (As Revised) and the common law of the Cayman Islands. The rights of shareholders to take action against PubCo’s directors, actions by PubCo’s minority shareholders and the fiduciary duties of PubCo’s directors to PubCo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of PubCo’s shareholders and the fiduciary duties of PubCo’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standings to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like PubCo have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, special resolutions which have been passed by shareholders, and register of mortgages and charges) or to obtain copies of lists of shareholders of these companies. PubCo’s directors have discretion under its articles of association that will become effective immediately prior to completion of the Business Combination to determine whether or not, and under what conditions, its corporate records may be inspected by its shareholders, but are not obliged to make them available to its shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, PubCo’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by PubCo’s management, users of the board of directors, or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

PubCo will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make PubCo Ordinary Shares less attractive to investors, which could have a material and adverse effect on PubCo, including PubCo’s growth prospects.

Upon consummation of the Business Combination, PubCo will be an “emerging growth company” as defined in the JOBS Act. PubCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which PubCo has total annual gross revenue of at least US$1.235 billion or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo Ordinary Shares held by non-affiliates exceeds US$700 million as of the last business day of PubCo’s prior second fiscal quarter, and (ii) the date on which PubCo issued more than US$1.0 billion in non-convertible debt during the prior three-year period. PubCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that PubCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. PubCo has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of PubCo’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after PubCo no longer qualifies as an “emerging growth company,” as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.

As a result, PubCo’s shareholders may not have access to certain information they deem important or at the same time if PubCo was a non-foreign private issuer. PubCo cannot predict if investors will find PubCo Ordinary Shares less attractive because PubCo relies on these exemptions. If some investors find PubCo Ordinary Shares less attractive as a result, there may be a less active trading market and share price for PubCo Ordinary Shares may be more volatile.

The Business Combination may not qualify for tax-deferred treatment, in which case U.S. Holders of SPAC Common Stock or SPAC Rights would generally recognize gain or loss for U.S. federal income tax purposes.

The U.S. federal income tax treatment of the Business Combination for U.S. Holders of SPAC Common Stock or SPAC Rights will depend on whether it qualifies as an exchange pursuant to Section 351(a) of the Code that is generally eligible for tax-deferred treatment. There are significant factual and legal uncertainties as to whether the Business Combination will qualify as an exchange pursuant to Section 351(a) of the Code. For example, if more than 20% of the PubCo Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. However, we do not expect that any of the PubCo Ordinary Shares issued in the Business Combination that will be subject to contractual restrictions on transfer will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination.

Moreover, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. (“foreign”) corporation in a transaction that qualifies as a reorganization, the U.S. person is required to recognize any gain, but not loss, realized on such exchange unless certain additional requirements are met. There are significant factual and legal uncertainties concerning the determination of whether these requirements will be satisfied and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations.

Although it is not a condition to closing that an opinion of counsel regarding the tax treatment of the Business Combination be provided, Hunter Taubman Fischer & Li LLC is providing, in connection with the filing of the proxy statement/prospectus, its opinion to the effect that, as such opinion relates to the holders of SPAC Common Stock or SPAC Rights, taken together, the exchange of Holdco Shares for PubCo Ordinary Shares and the exchange of SPAC Securities for PubCo Ordinary Shares, in each case, pursuant to the Business Combination, should qualify as an exchange governed by Section 351(a) of the Code. Such opinion is based on current law and is based on, and assumes the correctness of, representations and assumptions as to factual matters made by Holdco and

SPAC (disregarding any qualifications based on Holdco or the SPAC’s knowledge, belief or intent). If any of these representations or assumptions is incorrect, the validity of the opinion of counsel could be affected. In addition, there is a lack of authority directly addressing the tax consequences of the Business Combination, and the provisions of Section 351(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond SPAC’s control. For example, if 20% or more of the PubCo Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of its issuance in the Business Combination, one of the requirements for Section 351(a) treatment might not be satisfied. An opinion of counsel is not binding on the Internal Revenue Service (“IRS”) or any court, and neither Aquaron nor Huture Motors intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination.

Accordingly, no assurance can be given that the IRS will not challenge such treatment or that a court will not sustain a challenge by the IRS.

If the Mergers do not qualify for tax-deferred treatment, then a U.S. Holder that exchanges its SPAC securities for PubCo Securities pursuant to the Mergers will recognize gain or loss (provided, however, that loss shall not be recognized if the Mergers qualify as a transaction governed by Section 351 of the Code and the requirements of Section 367(a) of the Code are not satisfied) equal to the difference between (1) the fair market value of the PubCo Securities received and (2) the U.S. Holder’s adjusted tax basis in the SPAC securities exchanged.

U.S. Holders of SPAC securities should consult their tax advisors to determine the tax consequences if the Business Combination does not qualify for tax-deferred treatment.

PubCo may be or become a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If PubCo or any of its subsidiaries is a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder of the PubCo Securities, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There is no assurance that PubCo or its subsidiaries will not be currently PFICs for U.S. federal income tax purposes for the taxable year of the Business Combination or for foreseeable future taxable years. Moreover, PubCo does not expect to provide a PFIC annual information statement for 2024 or going forward.

Because the PubCo will be a “controlled company” within the meaning of the rules of Nasdaq after the closing of the Business Combination, the PubCo Shareholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

Immediately prior to the Initial Merger Effective Time, PubCo’s outstanding share capital will be recapitalized to consist of Class A Ordinary Shares of PubCo, par value $0.0001 per share (the “PubCo Class A Ordinary Shares”) and Class B ordinary shares of PubCo, par value $0.0001 per share (the “PubCo Class B Ordinary Shares”). Weishan Chen, the founder of PubCo, through Green Hydrogen (BVI) Ltd., an entity wholly owned by him, will beneficially own all issued and outstanding PubCo Class B Ordinary Shares. Immediately following the consummation of the Business Combination, those PubCo Class B Ordinary Shares will constitute [25.03]% of PubCo’s total issued and outstanding ordinary shares and [69.58]% of the aggregate voting power of PubCo’s total issued and outstanding ordinary shares, assuming that none of Aquaron’s existing public stockholders elect to have their SPAC Common Stock redeemed for cash in connection with the Business Combination as permitted by Aquaron’s bylaws and that none of Aquaron Stockholders exercises their dissenters’ rights. Such percentages would be even larger if any public stockholder exercises their redemption rights or dissenters’ rights. Holders of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares have the same rights except for voting and conversion rights. Each PubCo Class A Ordinary Share is entitled to one vote, and is not convertible into PubCo Class B Ordinary Shares under any circumstances. Each PubCo Class B Ordinary Share is entitled to ten votes and is convertible into one PubCo Class A Ordinary Share at any time by the holder thereof.

PubCo will seek to have its securities approved for listing on Nasdaq in connection with the Business Combination. PubCo cannot assure you that it will be able to meet those initial listing requirements at that time. Even if PubCo’s securities are listed on Nasdaq, due to the dual class structure described above, PubCo will be, and expects to continue to be a “controlled company” under the Nasdaq Stock Market Listing Rules, and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of its directors be independent, as defined in the Nasdaq Stock Market Listing Rules, and the requirement that the compensation committee and nominating and corporate governance committee consist entirely of independent directors. PubCo currently does not intend to take advantage of these exemptions, subject to application of its home country corporate governance practices. However, we cannot guarantee that this may not change going forward.

In addition, so long as Weishan Chen continues to control a significant percentage of the voting power of PubCo Ordinary Shares, it will be able to significantly influence the composition of the PubCo’s board of directors and management and other matters requiring shareholder approval, including the election of director, amendment of organizational documents, and approval or major corporate transactions such as a change in control, merger, consolidation, or sale of assets. The concentration of ownership could also deprive you of an opportunity to receive a premium for your shares of PubCo Class A Ordinary Shares as part of a sale of us and ultimately might affect the market price of the PubCo Class A Ordinary Shares, in each case, post-Closing.

Future changes to U.S. and non-U.S. tax laws could adversely affect PubCo.

The U.S. Congress and other government agencies in jurisdictions where PubCo and its affiliates will do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting”, including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the countries in which PubCo and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect PubCo and its affiliates.

Risks Related to Aquaron and the Business Combination

Aquaron’s securities were suspended from trading and delisted from Nasdaq on March 7, 2025, following receipt of a delisting determination letter from Nasdaq on March 6, 2025. This could have significant material adverse consequences on Aquaron and Aquaron’s securities, including that it will negatively impact Aquaron’s ability to complete a business combination, will limit investors’ ability to make transactions in Aquaron’s securities and could subject Aquaron to additional trading restrictions, including the restrictions for trading penny stock.

On March 6, 2025, Aquaron received a determination letter (the “Delisting Notification”) from Nasdaq stating that the Panel has determined to delist Aquaron’s securities from the Nasdaq Capital Market, and Nasdaq will accordingly suspend trading in Aquaron’s securities, effective at the opening of trading on March 7, 2025, because Aquaron has not demonstrated compliance with the Rule.

Pursuant to the Delisting Notification, Aquaron has a period of 15 days from the date of the Delisting Notification to submit a written request for a review of the Panel’s delisting determination by the Nasdaq Listing and Hearing Review Council (the “Listing Council”). Aquaron determined not to request a review of the delisting determination by the Listing Counsel and expects that a Form 25-NSE will be filed with the SEC, which would remove Aquaron’s securities from listing and registration on Nasdaq.

Nasdaq suspended trading in Aquaron’s securities on March 7, 2025. Aquaron’s shares of common stock, units and rights are currently quoted on the over-the-counter trading market under the symbols “AQUC,” “AQUNU” and “AQUNR”, respectively.

Further, on May 6, 2025, Aquaron held its annual stockholder meeting to further extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2025 to May 6, 2026. In connection with the stockholders’ vote at the annual meeting, an aggregate of 697,365 or 86.59% of the then issued and outstanding shares of SPAC Common Stock of Aquaron’s public stockholders were tendered for redemption.

Following this redemption, the Trust Account balance as of the record date was approximately US$[1,266,175,46]. This amount fell below the minimum net tangible asset requirement of $5,000,001 set forth in Aquaron’s Charter and the minimum net tangible assets requirement of more than $2,000,000 for the issuer which has been in continuous operation for at least three years as set forth in Rule 3a51-1 under the Exchange Act. As a result, Aquaron’s securities may be classified as “penny stock,” requiring brokers trading these securities to comply with more rigorous regulations. This classification could potentially lead to decreased trading activity in the secondary market for Aquaron’s securities.

As Aquaron’s securities have been delisted from Nasdaq, Aquaron and Aquaron’s securities are currently facing significant material adverse consequences, including:

•        being less attractive to potential business combination targets and therefore making it more difficult for Aquaron to complete an initial business combination;

•        a decreased ability to issue additional securities or obtain additional financing in the future;

•        a limited availability of market quotations for Aquaron’s securities, even if Aquaron’s securities were to be quoted on an over-the-counter market;

•        reduced liquidity and demand for Aquaron’s securities;

•        determination that Aquaron’s shares of common stock are a “penny stock” which will require brokers trading in Aquaron’s shares of common stock to adhere to more stringent rules and could result in a further reduced level of trading activity in the secondary trading market for Aquaron’s securities;

•        greater difficulty and cost at being able to satisfy Nasdaq’s initial listing requirements for the post-business combination company;

•        Aquaron’s securities no longer qualifying as “covered securities” under the National Securities Markets Improvement Act of 1996 (NSMIA), meaning that sales of Aquaron’s securities would be subject to regulation in each state in which that sale occurs, including in connection with Aquaron’s initial business combination, which may negatively impact Aquaron’s ability to consummate Aquaron’s initial business combination or to otherwise issue additional securities or obtain additional financing in the future and could negatively impact the ability of Aquaron’s security holders to trade, and result in further reduced liquidity and demand for, Aquaron’s securities; and

•        a limited amount of news and analyst coverage.

Aquaron’s securities were delisted from Nasdaq on March 7, 2025, and Aquaron does not believe it is possible for Aquaron to be able to regain compliance with the continued listing requirements of Nasdaq or otherwise get listed on Nasdaq again prior to the Closing. As a result, Aquaron will not be able to meet one of the closing conditions set forth in the Merger Agreement. This particular condition, which is waivable, requires that Aquaron remain listed on Nasdaq and not receive any written notice from Nasdaq indicating that it has failed, or is likely to fail, to meet listing requirements as of the closing date. If such a notice has been issued, it must be withdrawn by Nasdaq or otherwise remedied to Nasdaq’s satisfaction before Closing. Aquaron intends to seek a waiver of this condition from Huture Motors; however, there can be no assurance that the waiver will be granted. If Aquaron is unable to secure the waiver, Aquaron may be unable to complete the business combination with Huture Motors.

Additionally, under the Merger Agreement, one of the conditions for closing is the listing by Nasdaq of the PubCo Ordinary Shares and satisfaction of initial and continued listing requirement. As a result of such delisting, PubCo may face increased difficulties and uncertainties in meeting the initial and continued listing requirement of Nasdaq, such as the requirements as to the market value of unrestricted publicly held shares and market value of listed securities. Approval of listing by Nasdaq of the PubCo Ordinary Shares as well as the satisfaction of initial and continued listing requirements of Nasdaq are conditions to the consummation of the business combination, and as of the date of this proxy statement/prospectus, Aquaron still expects PubCo to be able to satisfy such conditions, and

Aquaron does not expect to seek a waiver or amendment of these closing conditions. Nevertheless, as a result of the delisting of Aquaron’s securities by Nasdaq, PubCo may face increased uncertainties as to its ability to successfully consummate the business combination.

Aquaron will be forced to liquidate the Trust Account if it cannot consummate the Business Combination or an initial business combination.

If Aquaron is unable to consummate the Business Combination or an initial business combination by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), it will be forced to liquidate the Trust Account. The per share liquidation distribution is expected to be US$[            ] (before taxes payable and up to $50,000 of interest to pay dissolution expenses, as of [*], 2025).

If the NTA Requirement Amendment Proposal is approved, PubCo’s failure to meet the initial listing requirements of Nasdaq could result in an inability to list the PubCo Class A Ordinary Shares on Nasdaq and the obligation to comply with the “penny stock” rules and could affect PubCo’s cash position following the Business Combination.

The NTA Requirement Amendment Proposal seeks to amend the Charter to remove the requirement that Aquaron have net tangible assets of at least $5,000,001 at the closing of the Business Combination. As disclosed in Aquaron’s IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, Aquaron may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including (1) the company has net tangible assets of at least $5,000,001 (the “NTA Rule”) or (2) the company is listed on the Nasdaq Stock Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”).

Nasdaq suspended trading in Aquaron’s securities on March 7, 2025. The SPAC Units, SPAC Common Stock and SPAC Rights are currently quoted on the over-the-counter trading market under the symbols “AQUC,” “AQUNU” and “AQUNR”, respectively.

If the NTA Requirement Amendment Proposal is approved, and if the net tangible assets of PubCo are less than $5,000,001 upon the Closing, and if all of the conditions to Closing are either satisfied or waived so that the Closing occurs, PubCo’s failure to meet the initial listing requirements of Nasdaq could result in (i) the inability of PubCo to list the PubCo Class A Ordinary Shares on Nasdaq and (ii) the obligation to comply with the “penny stock” trading rules.

Specifically, if the Business Combination is consummated but if PubCo is not able to list PubCo Class A Ordinary Shares on Nasdaq, such securities would likely then trade only on the over-the-counter market and the market liquidity of PubCo Class A Ordinary Shares could be adversely affected and their market price could decrease. If PubCo Class A Ordinary Shares were to trade on the over-the-counter market, selling PubCo Class A Ordinary Shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and PubCo could face significant material adverse consequences, including: (i) a limited availability of market quotations for its securities, (ii) reduced liquidity with respect to its securities, (iii) a determination that its shares are a “penny stock,” which will require brokers trading in PubCo securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for PubCo securities, (iv) a reduced amount of news and analyst coverage for PubCo, and (v) impaired ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for PubCo Class A Ordinary Shares and would substantially impair its ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for PubCo.

There is no guarantee that a public stockholder’s decision whether to redeem its SPAC Common Stock for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

Aquaron can give no assurance as to the price at which a stockholder may be able to sell its SPAC Common Stock in the future following the consummation of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the stock price of the Combined Company and may result in a lower value realized upon redemption than a stockholder of Aquaron might realize in the future had the stockholder not redeemed its SPAC Common Stock. Similarly, if a stockholder does not redeem its SPAC Common Stock, the stockholder will bear the risk of ownership of the PubCo Class A Ordinary Shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its PubCo Class A Ordinary Shares in the future for a greater amount than the redemption price paid in connection with the redemption of the Public Shares in connection with the consummation of the Business Combination. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Stockholders must tender shares of SPAC Common Stock in order to validly seek redemption at the Special Meeting.

In connection with tendering SPAC Common Stock for redemption, stockholders must elect either to physically tender share certificates to Aquaron’s transfer agent or to deliver shares of SPAC Common Stock to the transfer agent electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Special Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once a Business Combination is consummated. Any failure to observe these procedures will result in loss of redemption rights in connection with the Business Combination.

If third parties bring claims against Aquaron, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by Aquaron’s stockholders may be less than US$10.15.

Aquaron’s deposit of funds in the Trust Account may not protect those funds from third-party claims against Aquaron. Although Aquaron has received from many of the vendors and service providers (other than its independent registered public accounting firm) with which it does business and prospective target business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Aquaron’s public stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Aquaron’s public stockholders. If Aquaron liquidates the Trust Account before the consummation of a Business Combination and distributes the proceeds held therein to its public stockholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target business or claims of vendors or other entities that are owed money by Aquaron for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, Aquaron cannot assure you that the Sponsor will be able to meet such obligation. Therefore, the per share distribution from the Trust Account for Aquaron’s stockholders may be less than US$10.15 due to such claims.

Additionally, if Aquaron is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Aquaron’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Aquaron’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Aquaron may not be able to return US$10.15 to Aquaron’s public stockholders.

Any distributions received by Aquaron’s stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Aquaron was unable to pay its debts as they became due in the ordinary course of business.

Aquaron’s current amended and restated certificate of incorporation provides that Aquaron will continue in existence only until June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time). If Aquaron is unable to consummate the Business Combination or an initial business combination within the required time period, upon notice from Aquaron, the trustee of the Trust Account will distribute the amount in the Trust Account to Aquaron’s public stockholders. Concurrently, Aquaron shall pay, or reserve for payment, from funds not held in the Trust Account, its liabilities and obligations, although Aquaron cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the Trust Account for such purpose, the Sponsor have contractually agreed that, if Aquaron liquidates prior to the consummation of the Business Combination or a an initial business combination, it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target business or claims of vendors or other entities that are owed money by Aquaron for services rendered or contracted for or products sold to it, but only if such a vendor or prospective target business does not execute a waiver in or to any monies held in the Trust Account. However, Aquaron may not properly assess all claims that may be potentially brought against Aquaron. As such, Aquaron’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Aquaron’s stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from Aquaron’s stockholders’ amounts owed to them by Aquaron.

If, after Aquaron distributes the proceeds in the Trust Account to Aquaron’s public stockholders, Aquaron files a bankruptcy petition or an involuntary bankruptcy petition is filed against Aquaron that is not dismissed, any distributions received by Aquaron’s stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Aquaron’s stockholders. In addition, the Aquaron Board may be viewed as having breached its fiduciary duty to Aquaron’s creditors and/or having acted in bad faith, thereby exposing itself and Aquaron to claims of punitive damages, by paying Aquaron’s public stockholders from the Trust Account prior to addressing the claims of creditors.

If Aquaron’s due diligence investigation of Holdco was inadequate, then Aquaron’s stockholders following the consummation of the Business Combination could lose some or all of their investment.

Even though Aquaron conducted a due diligence investigation of the Holdco, it cannot be sure that this due diligence uncovered all material issues that may be present inside the company or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Holdco and its business and outside of its control will not later arise.

Because the Combined Company will become a public reporting company by means other than a traditional underwritten initial public offering, the Combined Company’s shareholders may face additional risks and uncertainties.

Because the Combined Company will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the PubCo Ordinary Shares, and, accordingly, the Combined Company’s shareholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the PubCo Ordinary Shares, Aquaron’s stockholders must rely on the information included in this proxy statement/prospectus. Although Aquaron performed a due diligence review and investigation of Holdco in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in the Combined Company because it may not have uncovered facts that would be important to a potential investor.

In addition, because the Combined Company will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of the Combined Company. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of the Combined Company than they might if the Combined Company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Combined Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the PubCo Ordinary Shares could have an adverse effect on the Combined Company’s ability to develop a liquid market for the PubCo Ordinary Shares.

The Insiders and the Sponsor have agreed to vote in favor of the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus, regardless of how Aquaron’s public stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the company’s public stockholders in connection with an initial business combination, the Insiders have agreed to vote any shares of SPAC Common Stock owned by them in favor of the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the Insiders and the Sponsor own 93.76% of the issued and outstanding shares of SPAC Common Stock. The Insiders and the Sponsor have agreed to vote any shares of SPAC Common Stock owned by them in favor of the Business Combination Proposal. As a result, the necessary stockholder approval will be received for the Business Combination Proposal and the other Proposals than would be the case if the Insiders agreed to vote any shares of SPAC Common Stock owned by them in accordance with the majority of the votes cast by Aquaron’s public stockholders.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm Aquaron’s business, financial condition and results of operations and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against Aquaron, whether or not resolved in Aquaron’s favor, could result in substantial costs and divert Aquaron’s management’s attention from other business concerns, which could adversely affect Aquaron’s business, financial condition and results of operations and the ultimate value Aquaron’s stockholders receive as a result of the consummation of the Business Combination.

The Insiders and the Sponsor who own shares of SPAC Common Stock and SPAC Private Units will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Insiders and the Sponsor owned an aggregate of 1,354,295 shares of SPAC Common Stock and 268,765 SAPC Private Units. They have waived their right to redeem these shares of SPAC Common Stock, or to receive distributions with respect to these shares of SPAC Common Stock upon the liquidation of the Trust Account, if Aquaron is unable to consummate an initial business combination within the required time period. This arrangement was part of the agreements made by the Insiders in connection with Aquaron’s IPO. No consideration was paid by any person in exchange for the Insiders’ agreement to waive such right. Based on a market price of US$[11.60] per share of SPAC Common Stock and US$[11.90] per SPAC Unit on [April 2], 2025, the value of these securities was approximately US$[18.9] million. The shares of SPAC Common Stock and SPAC Private Units acquired prior to or concurrently with the consummation of the IPO will be worthless if Aquaron does not consummate an initial business combination within the required time period. Consequently, Aquaron’s executive officers’ and directors’ discretion in identifying and selecting Holdco as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in Aquaron’s public stockholders’ best interest.

The Sponsor and Aquaron’s directors and executive officers who hold Insider Shares, and/or SPAC Private Units may receive a positive return on the Insider Shares and/or SPAC Private Units even if Aquaron’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

If Aquaron is able to complete a business combination within the required time period, the Sponsor and Aquaron’s directors and executive officers who hold Insider Shares and/or SPAC Private Units may receive a positive return on their investments which were acquired prior to the IPO, or concurrently with completion of the IPO, even if Aquaron’s public stockholders experience a negative return on their investment in SPAC Common Stock after consummation of the Business Combination.

The Sponsor, Aquaron’s executive officers and directors and certain affiliates of Aquaron may have certain conflicts in connection with the Business Combination, since certain of their interests are different from, or in addition to, those of a public stockholder of Aquaron.

The Sponsor and Aquaron’s executive officers and directors have interests in each of the Proposals that are different from, or in addition to, and which may conflict with, those of a public stockholder of Aquaron. These interests include, among other things:

•        If the proposed Business Combination is not completed by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), Aquaron will be required to liquidate. In such event, the 1,354,295 shares of SPAC Common Stock held by the Insiders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Such shares had an aggregate market value of approximately US$15.7 million based on the closing price of SPAC Common Stock of US$[11.60] on the over-the-counter market as of [April 2], 2025;

•        If the proposed Business Combination is not completed by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), the 268,765 SPAC Private Units purchased by the Sponsor for a total purchase price of US$2,687,654, will be worthless. Such Private Units had an aggregate market value of approximately US$[3.2] million based on the closing price of SPAC Unit of US$[11.90] on the over-the-counter market as of [April 2], 2025;

•        The exercise of Aquaron’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Aquaron’s stockholders’ best interest;

•        Aquaron’s officers and directors, the Sponsor and its affiliates will be reimbursed for any reasonable fees and out-of-pocket expenses incurred in connection with activities on Aquaron’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations (including the Business Combination). As of the date of this proxy statement/prospectus, nil had been incurred or accrued in respect of such expense reimbursement obligation;

•        The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        In order to fund working capital deficiencies in connection with a Business Combination, Aquaron’s insiders, officers and directors or their affiliates may, but are not obligated to, loan Aquaron funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to US$600,000 of the notes may be converted upon consummation of the Business Combination into SPAC Private Units at a price of $10.00 per unit (which, for example, would result in the holders being issued units to acquire 72,000 shares of SPAC Common Stock (which includes 12,000 shares of SPAC Common Stock issuable upon exercise of rights). If Aquaron does not complete a business combination, the loans would be repaid out of funds not held in the Trust Account, and only to the extent available. As of the date of this proxy statement/prospectus, US$849,626 was outstanding under all promissory notes issued by Aquaron to the Sponsor;

•        None of Aquaron’s officers and directors are required to commit their full time to Aquaron’s affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities;

•        In the course of their other business activities, Aquaron’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to Aquaron as well as the other entities with which they are affiliated. Aquaron’s directors and officers may continue to involve in the formation of other special purpose acquisition companies in the future. Thus, Aquaron’s officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented; and

•        Aquaron’s officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by Aquaron.

These interests may influence the Aquaron Board in making its recommendation that you vote in favor of the approval of the Business Combination Proposal, Redomestication Proposal and the other Proposals.

Aquaron is requiring Aquaron’s stockholders who wish to redeem their SPAC Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their redemption rights.

Aquaron is requiring Aquaron’s stockholders who wish to redeem their SPAC Common Stock to either tender their certificates to the transfer agent or to deliver their shares to the transfer agent electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days prior to the Special Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and the transfer agent will need to act to facilitate this request. It is Aquaron’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Aquaron does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While Aquaron has been advised that it takes a short time to deliver shares through the DTC’s DWAC (Deposit/Withdrawal At Custodian) System, Aquaron cannot assure you of this fact.

Accordingly, if it takes longer than Aquaron anticipates for stockholders to deliver their SPAC Common Stock, stockholders who wish to redeem their SPAC Common Stock may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their SPAC Common Stock.

Redeeming Aquaron’s stockholders may be unable to sell their SPAC Common Stock when they wish in the event that the Business Combination is not consummated.

If Aquaron requires public stockholders who wish to redeem their SPAC Common Stock in connection with the consummation of a Business Combination to comply with specific requirements for redemption as described in this proxy statement/prospectus and a Business Combination is not consummated, Aquaron will promptly return such certificates to its public stockholders. Accordingly, public stockholders who attempted to redeem their SPAC Common Stock in such a circumstance will be unable to sell their SPAC Common Stock in the event that a Business Combination is not consummated until Aquaron has returned their SPAC Common Stock to them. The market price for shares of SPAC Common Stock may decline during this time and you may not be able to sell your SPAC Common Stock when you wish, even while other stockholders that did not seek redemption may be able to sell their shares of SPAC Common Stock.

If Aquaron’s security holders exercise their registration rights with respect to the Insider Shares, the SPAC Private Units and the underlying securities, it may have an adverse effect on the market price of Aquaron’s securities.

The Insiders and the Sponsor are entitled to make a demand that Aquaron register the resale of the Insider Shares, the SPAC Private Units and the underlying securities at any time commencing three months prior to the date on which the Insider Shares may be released from escrow. Additionally, the Insiders and the Sponsor are entitled to demand that Aquaron register the resale of the shares of SPAC Common Stock underlying any securities the Insiders and the Sponsor may be issued in payment of working capital loans made to Aquaron at any time after Aquaron consummates the Business Combination. If the Insiders and the Sponsor exercise their registration rights with respect to all of their securities, then there will be additional shares of SPAC Common Stock eligible for trading in the public market. The presence of these additional shares of SPAC Common Stock trading in the public market may have an adverse effect on the market price of Aquaron’s securities.

Aquaron will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to Aquaron’s stockholders.

Aquaron is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to Aquaron’s public stockholders from a financial point of view. Aquaron’s public stockholders therefore must rely solely on the judgment of the Aquaron Board.

If Aquaron were deemed to be an investment company under the Investment Company Act, Aquaron may be required to institute burdensome compliance requirements and Aquaron’s activities may be restricted, which may make it difficult for Aquaron to complete a business combination.

On January 24, 2024, the SEC adopted final rules (the “SPAC Final Rules”) relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act. The SPAC Final Rules became effective on July 1, 2024.

Instead of adopting a safe harbor from the “investment company” definition under section 3(a)(1)(A) of the Investment Company Act, the SPAC Final Rules provide that whether a SPAC is an “investment company” under the Investment Company Act is based on particular facts and circumstances. A specific duration period of a SPAC is not the sole determinant, but one of the long-standing factors to consider in determination of a SPAC’s status under the Investment Company Act. A SPAC could be deemed as an investment company at any stage of its operation. The determination of a SPAC’s status as an investment company includes analysis of multiple facts and circumstances, including but not limited to, the nature of SPAC assets and income, the activities of the SPAC’s officers, directors and employees, the duration of a SPAC, the manner a SPAC holding itself out to investors, and the merging with an investment company.

Aquaron does not believe that Aquaron’s anticipated principal activities will subject Aquaron to the Investment Company Act. However, it is possible that a claim could be made that Aquaron has been operating as an unregistered investment company. See “— To mitigate the risk that Aquaron might be deemed to be an investment company for purposes of the Investment Company Act, Aquaron may determine, in Aquaron’s discretion, to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in an interest bearing bank demand deposit account, which may earn less interest than Aquaron otherwise would have if the Trust Account had remained invested in U.S. government securities or money market funds.” If Aquaron were deemed to be an investment company under the Investment Company Act, Aquaron’s activities would be severely restricted. In addition, Aquaron would be subject to burdensome compliance requirements, which would require additional expenses for which Aquaron has not allotted funds and may hinder Aquaron’s ability to complete a business combination. As a result, unless Aquaron is able to modify Aquaron’s activities so that Aquaron would not be deemed an investment company, Aquaron may be unable to consummate the initial business combination and instead be required to conduct a liquidation. If Aquaron was required to liquidate, Aquaron’s investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of Aquaron’s securities following such a transaction, and the public rights would expire worthless.

To mitigate the risk that Aquaron might be deemed to be an investment company for purposes of the Investment Company Act, Aquaron may determine, in Aquaron’s discretion, to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in an interest bearing bank demand deposit account, which may earn less interest than Aquaron otherwise would have if the Trust Account had remained invested in U.S. government securities or money market funds.

The funds in the Trust Account hold only in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, as noted above, one of the factors the SEC identified as relevant to the determination of whether a SPAC which holds securities could potentially be deemed an “investment company” under the Investment Company Act is the SPAC’s duration. To mitigate the risk of Aquaron being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to the regulations under the Investment Company Act, Aquaron may determine, in Aquaron’s discretion, to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in an interest-bearing bank demand deposit account, which may earn less interest than Aquaron otherwise would have if the Trust Account had remained invested in U.S. government securities or money market funds.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of Aquaron’s securities may decline.

The market price of Aquaron’s securities may decline as a result of the consummation of the Business Combination if:

•        Aquaron does not achieve the perceived benefits of the Business Combination as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•        the effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing market price of SPAC Common Stock.

Aquaron has incurred and expects to incur significant costs associated with the Business Combination. Whether or not the Business Combination is consummated, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is consummated or by Aquaron if the Business Combination is not consummated.

Aquaron has incurred significant costs associated with the Business Combination. Whether or not the Business Combination is consummated, Aquaron expects to incur significant expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is consummated or by Aquaron if the Business Combination is not consummated.

The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial condition or results of operations would have been.

The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company’s actual financial condition or results of operations would have been had the Business Combination been consummated on the dates indicated. The preparation of the unaudited pro forma condensed combined financial information was based upon available information and certain estimates and assumptions that Aquaron and Holdco believe are reasonable. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Termination of the Merger Agreement could negatively impact Aquaron.

If the Business Combination is not consummated for any reason, including as a result of Aquaron’s stockholders declining to approve the Proposals required to effect the Business Combination, the ongoing business of Aquaron may be adversely impacted and, without realizing any of the anticipated benefits of the consummation of the Business Combination, Aquaron would be subject to a number of risks, including the following:

•        Aquaron may experience negative reactions from the financial markets, including negative impacts on the stock price of SPAC Common Stock, including to the extent that the current market price reflects a market assumption that the Business Combination will be consummated;

•        Aquaron will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is consummated; and

•        since the Merger Agreement restricts the conduct of Aquaron’s business prior to consummation of the Business Combination, Aquaron may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

If the Merger Agreement is terminated and the Aquaron Board seeks another business combination, Aquaron’s stockholders cannot be certain that Aquaron will be able to find another target business or that such other business combination will be consummated. See “Proposal No. 1 — The Business Combination Proposal — Termination.”

The SEC has issued final rules and guidance relating to certain activities of special purpose acquisition companies. The need for compliance with these rules and guidance may increase the costs and the time needed to complete the Business Combination and may cause Aquaron to liquidate at an earlier time than it might otherwise choose.

On January 24, 2024, the SEC issued the SPAC Final Rules relating, among other things, to disclosures in SEC filings in connection with business combination transactions involving special purpose acquisition companies such as Aquaron and private operating companies, the financial statement requirements applicable to transactions involving shell companies, and the use of projections by special purpose acquisition companies in SEC filings in connection with proposed business combination transactions. In connection with the issuance of the SPAC Rules, the SEC also issued guidance (the “SPAC Guidance”) regarding the potential liability of certain participants in business combination transactions and the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act. The need for compliance with the SPAC Rules and the SPAC Guidance may cause Aquaron to liquidate at an earlier time than it might otherwise choose.

Certain of the procedures that Aquaron or Huture Motors may determine to undertake in connection with the SPAC Rules, or pursuant to the SPAC Guidance, may increase the costs and time of completing the Business Combination, and may constrain the circumstances under which Aquaron could complete the Business Combination. The need for compliance with the SPAC Rules and the SPAC Guidance may cause Aquaron to liquidate the funds in the Trust Account or liquidate at an earlier time than it might otherwise choose. Were Aquaron to liquidate, the SPAC Rights would expire worthless, and Aquaron’s securityholders would lose the investment opportunity associated with an investment in PubCo, including any potential price appreciation of its securities.

Aquaron may not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or is ultimately prohibited.

Aquaron’s sponsor, Aquaron Investments LLC, a Delaware limited liability company, which is controlled by Mr. Yating Wang, a PRC resident and a non-U.S. person, currently owns an aggregate of 1,578,060 shares of common stock of Aquaron (including 268,765 shares underlying the Private Units) or [91.16]% of SPAC Common Stock.

Controlling or non-controlling investments in U.S. businesses that produce, design, test, manufacture, fabricate or develop one or more critical technologies in one of 27 identified industries — including aviation, defense, semiconductors, telecommunications and biotechnology — are subject to a mandatory filing with the Committee on Foreign Investment in the U.S. (“CFIUS”). In addition, CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Because Aquaron may be considered a “foreign person” under such rules and regulations, any proposed business combination between Aquaron and a U.S. business engaged in a regulated industry or which may affect national security, Aquaron could be subject to such foreign ownership restrictions and/or CFIUS review. The scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings. If Aquaron’s potential initial business combination with a U.S. business falls within the scope of foreign ownership restrictions, Aquaron may be unable to consummate a business combination with such business. In addition, if Aquaron’s potential business combination falls within CFIUS’s jurisdiction, Aquaron may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay Aquaron’s initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order Aquaron to divest all or a portion of a U.S. business of the combined company if Aquaron had proceeded without first obtaining CFIUS clearance. The foreign ownership limitations, and the potential impact of CFIUS, may limit the attractiveness of a transaction with Aquaron or prevent Aquaron from pursuing certain initial business combination opportunities that Aquaron believes would otherwise be beneficial to Aquaron and its stockholders. As a result, the pool of potential targets with which Aquaron could complete an initial business combination may be limited and Aquaron may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because Aquaron has only limited time to complete its initial business combination, its failure to obtain any required approvals within the requisite time period may require Aquaron to liquidate. If Aquaron liquidates, its rights will expire worthless. This will also cause Aquaron’s stockholders to lose any potential investment opportunity in a target company and the chance of realizing future gains on their investment through any price appreciation in the combined company.

Aquaron is currently contemplating the Business Combination with Holdco whose businesses are substantially based in mainland China, and potentially in the future, in other markets outside the U.S. As a result, Aquaron does not expect the Business Combination to result in “control” of a “U.S. business” by a “foreign person” under the CFIUS. Additionally, Aquaron does not expect the Holdco’s business to be deemed to have a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” under the regulations administered by CFIUS. If, however, Aquaron decides not to proceed with the Business Combination with Holdco, or the Business Combination is terminated or abandoned and Aquaron has to pursue an alternative business combination, or if Aquaron inadvertently concluded about CFIUS or other regulatory review on the Business Combination, the significant ties to non-U.S. persons will impact Aquaron in numerous aspects as mentioned above.

Aquaron’s public stockholders’ exercise of redemption rights with respect to a large number of public shares in the previous redemptions and upcoming redemption may affect Aquaron’s ability to complete an initial business combination in the most desirable manner that will optimize the capital structure of the combined company, or at all.

Over the past two years, the redemption rate of shares held by public stockholders of SPACs at the time of a stockholders meeting that approves an amendment to the charter of the SPAC or the initial business combination of the SPAC has been very high, thereby increasing the likelihood that we, too, may be subject to significant redemptions that may affect Aquaron’s ability to complete an initial business combination.

On June 28, 2023, Aquaron held a special meeting of stockholders, at which Aquaron’s stockholders approved (i) an amendment to Aquaron’s amended and restated certificate of incorporation and (ii) an amendment to the Investment Management Trust Agreement, dated October 3, 2022, by and between Aquaron and Continental Stock Transfer & Trust Company to allow Aquaron to extend the business combination period for a period of 3 months from July 6, 2023 to October 6, 2023, plus an option for Aquaron to further extend such date to January 6, 2024, and then on a monthly basis up to four times from January 6, 2024 to May 6, 2024. In connection with the stockholders’ vote at the special meeting, an aggregate of 2,487,090 shares with redemption value of approximately $25,943,773 (or $10.43 per share) of Aquaron’s common stock were tendered for redemption.

On April 30, 2024, Aquaron held an annual stockholder meeting, at which Aquaron’s stockholders approved (i) an amendment to Aquaron’s amended and restated certificate of incorporation and (ii) an amendment to the Investment Management Trust Agreement, dated October 3, 2022 and amended on June 29, 2023, by and between Aquaron and Continental Stock Transfer & Trust Company to allow Aquaron to extend the Business Combination

Period for up to twelve months on a monthly basis from May 6, 2024 to May 6, 2025 by depositing into the trust account $20,000 for each one-month extension. In connection with the stockholders’ vote at the annual meeting, an aggregate of 2,124,738 shares with redemption value of $23,176,909 (or approximately $10.91 per share) of Aquaron’s common stock were tendered for redemption, reducing the number of outstanding public shares to 805,352. As of [May 12], 2025, there was $[1,266,175,46] in Aquaron’s trust account.

On May 6, 2025, Aquaron held an annual stockholder meeting, at which Aquaron’s stockholders approved (i) an amendment to Aquaron’s amended and restated certificate of incorporation; (ii) an amendment to the Investment Management Trust Agreement, dated October 3, 2022 and amended on June 29, 2023 and April 30, 2024, by and between Aquaron and Continental to allow Aquaron to extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2025 to May 6, 2026 by $0.15 per public share for each subsequent one-month extension; (iii) a re-election of five directors to Aquaron Board until the next annual meeting of stockholders following this annual meeting or until such director’s successor is elected and qualified; and (iv) a ratification of the appointment by Aquaron’s audit committee of UHY LLP to serve as Aquaron’s independent registered public accounting firm for the fiscal year ended December 31, 2024. In connection with the stockholders’ vote at the annual meeting, an aggregate of 697,365 or 86.59% of the then issued and outstanding shares of SPAC Common Stock of Aquaron’s public stockholders with redemption value of approximately $8,176,784.88 (or $11.73 per share) of the SPAC Common Stock were tendered for redemption.

Due to the high rates of redemptions of public shares in connection with stockholder votes on extensions or business combinations of SPACs, Aquaron may need to rely upon significant PIPE or other outside financing to provide cash to Aquaron’s post-Business Combination company. Obtaining financing in connection with initial business combinations of SPACs has in recent times been very difficult, with many financings available only on terms that are onerous to the surviving company of the business combination. The failure to secure additional financing on reasonable terms could have a material adverse effect on the continued development or growth of the target business. None of the Sponsors or Aquaron’s other stockholders is required to provide any financing to Aquaron in connection with or after Aquaron’s initial business combination. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels or on onerous terms. The above considerations may limit Aquaron’s ability to complete a business combination in the most desirable manner that will optimize the capital structure of the combined company, or at all. If Aquaron is unable to complete an initial business combination, Aquaron’s public stockholders may only receive approximately $[*] per public share on the liquidation of Aquaron’s trust account (before taxes payable and up to $50,000 of interest to pay dissolution expenses, as of [*], 2025), and Aquaron’s rights will expire worthless. In certain circumstances, Aquaron’s public stockholders may receive less than approximately $[*] (before taxes payable and up to $50,000 of interest to pay dissolution expenses, as of [*], 2025) per public share on the redemption of their public shares.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from Holdco’s business operations.

As a result of the Business Combination, the Combined Company will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that the Combined Company file annual, quarterly and current reports with respect to its business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that the Combined Company establish and maintain effective internal control over financial reporting. As a result, the Combined Company will incur significant legal, accounting and other expenses that it did not previously incur. The Combined Company’s entire management team and many of its other employees will need to devote substantial time to compliance and may not effectively or efficiently manage its transition into a public company.

In addition, the need to establish the corporate infrastructure demanded of a public company may also divert management’s attention from implementing the Combined Company’s business strategy, which could prevent it from improving its business, financial condition, cash flows and results of operations. The Combined Company has made, and will continue to make, changes to its internal control over financial reporting, including information technology controls, and procedures for financial reporting and accounting systems to meet its reporting obligations as a public company. However, the measures the Combined Company takes may not be sufficient to satisfy its obligations as a public company. If the Combined Company does not continue to develop and implement the right processes and tools to manage its changing enterprise and maintain its culture, its ability to compete successfully and achieve its business objectives could be impaired, which could negatively impact its business, financial condition, cash flows and results of operations. In addition, the Combined Company cannot predict or estimate the amount of additional costs it may incur to comply with these requirements. The Combined Company anticipates that these costs will materially increase its general and administrative expenses.

These rules and regulations result in the Combined Company’s incurring legal and financial compliance costs and will make some activities more time-consuming and costly. For example, the Combined Company expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance, and the Combined Company may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for the Combined Company to attract and retain qualified people to serve on the Combined Company’s board of directors, or committees thereof, or as executive officers of the Combined Company.

As a public reporting company, the Combined Company will be subject to rules and regulations established from time to time by the SEC regarding its internal control over financial reporting. If the Combined Company fails to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, it may not be able to accurately report its financial results or report them in a timely manner.

Upon consummation of the Business Combination, the Combined Company will become a public reporting company subject to the rules and regulations established from time to time by the SEC and Nasdaq (if Combined Company’s securities are successfully listed on Nasdaq). These rules and regulations will require, among other things, that the Combined Company establish and periodically evaluate procedures with respect to its internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on the Combined Company’s financial and management systems, processes and controls, as well as on its personnel. In addition, as a public company, the Combined Company will be required to document and test its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that its management can certify as to the effectiveness of its internal control over financial reporting.

In the event that a significant number of the public shares of SPAC Common Stock are redeemed, the PubCo Class A Ordinary Shares may become less liquid following the consummation of the Business Combination.

If a significant number of the public shares of SPAC Common Stock are redeemed, Aquaron may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your PubCo Class A Ordinary Shares in the market could be adversely affected. The Combined Company has applied to list its shares on the Nasdaq, and Nasdaq may not list the PubCo Class A Ordinary Shares on its exchange, which could limit investors’ ability to make transactions in the PubCo Class A Ordinary Shares and subject the Combined Company to additional trading restrictions.

The Combined Company will be required to meet the initial listing requirements to be listed on Nasdaq. However, the Combined Company may be unable to maintain the listing of its securities in the future.

PubCo intends to apply to have its securities listed on Nasdaq upon consummation of the Business Combination, and such listing is a closing condition to the Business Combination, which may be waived by Aquaron at its sole discretion. PubCo will be required to meet the initial listing requirements to be listed. PubCo may not be able to meet those initial listing requirements. Even if PubCo’s securities are so listed, PubCo may be unable to maintain the listing of its securities in the future. If the Combined Company fails to meet the continued listing requirements and Nasdaq delists the PubCo Class A Ordinary Shares, the Combined Company could face significant material adverse consequences, including:

•        a limited availability of market quotations for the PubCo Class A Ordinary Shares;

•        a limited amount of news and analyst coverage for the Combined Company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

PubCo is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses, or its operations publicly available. If Nasdaq does not list PubCo’s securities, or subsequently delists its securities from trading, investors may not be able to re-sell their ordinary shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment.

Aquaron may waive one or more of the conditions to the consummation of the Business Combination without resoliciting stockholder approval for the Business Combination Proposal.

Aquaron may agree to waive, in whole or in part, some of the conditions to its obligations to consummate the Business Combination, to the extent permitted by applicable laws. The Aquaron Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Aquaron Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, Aquaron has the discretion to consummate the Business Combination without seeking further stockholder approval.

Aquaron’s stockholders will experience immediate dilution as a consequence of the Business Combination, and having a minority share position may reduce the influence that Aquaron’s current stockholders have on the management of Aquaron.

Following the consummation of the Business Combination, assuming no redemptions of the SPAC Common Stock for cash, Aquaron’s current public stockholders will own approximately [          ]% of PubCo Class A Ordinary Shares and [          ]% of PubCo Ordinary Shares as a single class, and the Sponsor and the Insiders will own approximately [          ]% of PubCo Class A Ordinary Shares and [          ]% of PubCo Ordinary Shares as a single class. If the Sponsor, Bestpath or Holdco elects to convert any of the promissory notes into PubCo Ordinary Shares, the anticipated percentage ownership of Aquaron’s stockholders will be further reduced. The minority position of Aquaron’s stockholders will give them limited influence over the management and operations of the Combined Company.

PIPE investors, if any, may be investing at a discount to Aquaron’s public offering price, i.e., $10.00 per unit, compared to the investors in Aquaron’s IPO, and consequently may result in significant dilution to the implied value of the public shares owned by Aquaron’s current stockholders upon the consummation of the Business Combination.

Whilst PubCo is continuing to work toward obtaining the PIPE Financing, no Subscription Agreements has been entered into as of the date of this proxy statement/prospectus. In the event that there is PIPE Financing, PIPE investors may be investing at a discount to Aquaron’s public offering price, i.e., $10.00 per unit, compared to the investors in Aquaron’s IPO, and consequently may result in significant dilution to the implied value of the public shares owned by Aquaron’s current stockholders upon the consummation of the Business Combination.

Compared to the public securities offered during the IPO, PIPE securities here do not have redemption rights and are less liquid. Additionally, potential PIPE investors have been scrutinizing de-SPAC valuations more closely, which has resulted in a tightened PIPE market, and shareholder redemption rates have risen, which in turn makes the PIPE financing even more challenging. As a result, to reflect concerns related to the longer-than-expected illiquidity of PIPE investments in the market and to secure a PIPE capital raise, PIPE investors, if any, may be investing at a discount to Aquaron’s public offering price, i.e., $10.00 per unit, which provides for an illiquidity discount. However, by doing so, the implied value of the public shares owned by Aquaron’s current stockholders, if such does not opt for redemption, may be significantly diluted upon the consummation the Business Combination.

The Combined Company may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy obligations under its indebtedness, which may not be successful.

The Combined Company’s ability to make scheduled payments on or to refinance its debt obligations will depend on its future operating performance and on economic, financial, competitive, legislative and other factors and any legal and regulatory restrictions on the payment of distributions and dividends to which the Combined Company and its subsidiaries may be subject. Many of these factors may be beyond the Combined Company’s control. The Combined Company cannot assure you that its business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized or that future borrowings will be available to the Combined Company in an amount sufficient to enable it to satisfy its obligations under its indebtedness or to fund its other needs. If the cash flows and capital resources of the Combined Company are insufficient to service its indebtedness, it may be forced to reduce or delay acquisitions, sell assets, seek additional capital or restructure or refinance its indebtedness. These alternative measures may not be successful and may not permit the Combined Company to meet its scheduled debt service obligations. The Combined Company’s ability to restructure or refinance its indebtedness will depend on the condition of the capital markets and its financial condition at such time. Any refinancing of its indebtedness could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict the business operations of the Combined Company. In addition, the terms of any future debt agreements may restrict the Combined Company from adopting some of these alternatives. In the absence of such operating results and resources, the Combined Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. The Combined Company may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that the Combined Company could realize from any such dispositions may not be adequate to meet its debt service obligations then due. The Combined Company’s inability to generate sufficient cash flow to satisfy its debt service or other obligations, or to refinance its indebtedness on commercially reasonable terms or at all, could have a material adverse effect on its business, cash flows, financial condition and results of operations.

Anti-takeover provisions contained in the PubCo’s proposed amended and restated memorandum and articles of association that will become effective immediately prior to the completion of the Business Combination, as well as provisions of Cayman law, could impair a takeover attempt.

In connection with the Business Combination, PubCo will adopt an amended and restated memorandum and articles of association that will become effective immediately prior to the consummation of the Business Combination. PubCo’s amended and restated memorandum and articles of association will contain provisions to limit the ability of others to acquire control of PubCo or cause PubCo to engage in change-of-control transactions. These provisions could have the effect of depriving PubCo’s shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of PubCo in a tender offer or similar transaction. For example, PubCo Board will have the authority, subject to any resolution of the shareholders to the contrary, to issue preferred shares in one or more classes or series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with PubCo Ordinary Shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of PubCo or make removal of management more difficult. If PubCo Board decides to issue preferred shares, the price of the ordinary shares of PubCo may fall and the voting and other rights of the holders of the ordinary shares of PubCo may be materially and adversely affected.

Activities taken by Aquaron’s affiliates to purchase, directly or indirectly, public shares of the SPAC Common Stock may affect the market price of Aquaron’s securities.

The Sponsor or Aquaron’s executive officers, directors and advisors, or their respective affiliates, may purchase shares of SPAC Common Stock in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of the Sponsor or Aquaron’s executive officers, directors and advisors, or their respective affiliates, will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. There is no limit on the number of shares that could be acquired by the Sponsor or Aquaron’s executive officers, directors and advisors, or their respective affiliates, subject to compliance with applicable law. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.

If the market does not view the Business Combination positively, purchases of the public shares of SPAC Common Stock may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of Aquaron’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of Aquaron’s securities. Further, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act, including, in relevant part, through adherence to the following:

•        This proxy statement/prospectus discloses the possibility that Sponsor or Aquaron’s executive officers, directors and advisors, or their respective affiliates may purchase SPAC Common Stock from SPAC Public Stockholders outside the redemption process, along with the purpose of such purchases;

•        If Sponsor or Aquaron’s executive officers, directors and advisors, or their respective affiliates were to purchase SPAC Common Stock from SPAC Public Stockholders: (1) Sponsor or Aquaron’s executive officers, directors and advisors, or their respective affiliates would do so at a price no higher than the price offered through the redemption process; (2) such purchased shares would not be voted in favor of approving the Business Combination transaction, although Aquaron anticipates that all of the Proposals will be approved given the fact that Aquaron’s Sponsor currently holds approximately [91.16%] of Aquaron’s outstanding common stock; (3) Sponsor or Aquaron’s executive officers, directors and advisors, or their respective affiliates would not possess any redemption rights with respect to such purchased shares or, if they do acquire and possess redemption rights, they would waive such rights; and (4) Aquaron would disclose in a Current Report on Form 8-K, before the Special Meeting, the following: (i) the amount of Aquaron securities purchased outside of the redemption offer by Sponsor or Aquaron’s executive officers, directors and advisors, or their respective affiliates, along with the purchase price; (ii) the purpose of such purchases; (iii) the impact, if any, of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities of Aquaron’s selling shareholders for such purchases (if not purchased on the open market) or the nature of Aquaron’s stockholders (e.g., 5% stockholders) who sold to Sponsor or Aquaron’s executive officers, directors and advisors, or their respective affiliates; and (v) the number of SPAC Common Stock for which Aquaron has received redemption requests pursuant to the redemption offer.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of the public shares of SPAC Common Stock by Aquaron or the persons described above have been entered into. Aquaron will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the Sponsor or Aquaron’s executive officers, directors and advisors, or their respective affiliates. To the extent that any public shares are purchased, such public shares will not be voted as required by Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Aquaron’s business, including Aquaron’s ability to negotiate and complete Aquaron’s initial Business Combination, and results of operations.

Aquaron are subject to laws and regulations enacted by national, regional and local governments. In particular, Aquaron is required to comply with certain SEC and other legal requirements and numerous complex tax laws. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming, and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Aquaron’s business, investments, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Aquaron’s business, including Aquaron’s ability to negotiate and complete Aquaron’s initial Business Combination, and results of operations.

On January 24, 2024, the SEC adopted the 2024 SPAC Rules requiring, among other matters, (i) additional disclosures relating to SPAC Business Combination transactions; (ii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and Business Combination transactions; (iii) additional disclosures regarding projections included in SEC filings in connection with proposed Business Combination transactions; and (iv) the requirement that both the SPAC and its target company be co-registrants for Business Combination registration statements.

In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the 2024 SPAC Rules and related guidance may (i) increase the costs of and the time needed to negotiate and complete an initial Business Combination and (ii) constrain the circumstances under which Aquaron could affect Aquaron’s ability to complete an initial Business Combination.

Changes in the market for directors and officers liability insurance could make it more difficult and more expensive for Aquaron to negotiate and complete an initial business combination.

In recent years, the market for directors and officers liability insurance for special purpose acquisition companies has changed. Fewer insurance companies are offering quotes for directors and officers liability coverage, the premiums charged for such policies have generally increased and the terms of such policies have generally become less favorable.

Aquaron’s liability insurance for Aquaron’s directors and officers expired on January 4, 2024 and Aquaron hasn’t renewed the insurance. There can be no assurance that Aquaron will be able to renew Aquaron’s liability insurance on favorable terms or at all. Aquaron may not have enough financial resources to adequately defend Aquaron’s officers and directors or pay for settlements or judgments and if Aquaron experiences significant uninsured losses, such events could have a material adverse impact on Aquaron’s business, financial condition and results of operations.

The rising cost and reduced availability of directors and officers liability insurance may make it more difficult and costly for Aquaron to negotiate an initial business combination. Following the business combination, the resulting public entity may be required to incur higher expenses, accept less favorable policy terms, or both, in order to obtain or modify directors and officers liability insurance coverage. A failure to secure adequate coverage — or to obtain such insurance at all — could adversely affect the post-combination entity’s ability to attract and retain qualified directors and officers.

Furthermore, even after the completion of an initial business combination, Aquaron’s directors and officers may remain subject to potential liability for claims based on conduct alleged to have occurred prior to the business combination. To protect against such risks, the post-business combination entity may need to obtain additional insurance coverage, commonly referred to as “run-off insurance.” The cost of securing this coverage would represent an added expense and could potentially interfere with, or hinder, Aquaron’s ability to complete a business combination on terms that are favorable to Aquaron’s investors.

THE SPECIAL MEETING OF aquaron STOCKHOLDERS

General

Aquaron is furnishing this proxy statement/prospectus to Aquaron’s stockholders as part of the solicitation of proxies by the Aquaron Board for use at the Special Meeting to be held on [        ], 2025 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Aquaron’s stockholders on or about [            ], 2025 in connection with the vote on the Business Combination Proposal, the Redomestication Proposal, the Incentive Plan Proposal, the PubCo Charter Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on [            ], 2025 at 10:00 a.m. Eastern Time, or such other date, time and place to which such meeting may be adjourned or postponed. Due to the public health concerns relating to the coronavirus pandemic, and Aquaron’s concerns about protecting the health and well-being of its stockholders, the Aquaron Board has determined to convene and conduct the Special Meeting in a virtual meeting format at [            ]. Stockholders will NOT be able to attend the Special Meeting in person. This proxy statement includes instructions on how to access the virtual Special Meeting and how to listen and vote from home or any remote location with Internet connectivity.

Purpose of the Special Meeting

At the Special Meeting, Aquaron is asking holders of SPAC Common Stock to approve the following Proposals:

•        The Business Combination Proposal to approve the Merger;

•        The Redomestication Proposal to approve the “redomestication” from Delaware to Cayman Islands that will take place with respect to the new public company pursuant to the terms of the Merger Agreement;

•        The Incentive Plan Proposal to approve PubCo Incentive Plan;

•        The PubCo Charter Proposal to amend PubCo’s memorandum and articles of association;

•        The NTA Requirement Amendment Proposal to amend the Charter to delete Article SIXTH D from the Charter, which provides: “The Corporation will not consummate any Business Combination unless it has net tangible assets of at least $5,000,001; and

•        The Adjournment Proposal to approve the adjournment of the Special Meeting in the event Aquaron does not receive the requisite stockholder vote to approve the above Proposals.

Recommendation of the Aquaron Board

The Aquaron Board:

•        has determined that each of the Business Combination Proposal, the Redomestication Proposal, the Incentive Plan Proposal, the PubCo Charter Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal, are advisable and in the best interests of, Aquaron and its stockholders;

•        has approved the Business Combination Proposal, the Redomestication Proposal, the Incentive Plan Proposal, the PubCo Charter Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal; and

•        recommends that Aquaron’s stockholders vote “FOR” each of the Business Combination Proposal, the Redomestication Proposal, the Incentive Plan Proposal, the PubCo Charter Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal.

The Aquaron Board members have interests that may be different from or in addition to your interests as a stockholder. See “Proposal No. 1 The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

Record Date; Who is Entitled to Vote

Aquaron has fixed the close of business on [    ], 2025, as the record date for determining those Aquaron’s stockholders entitled to notice of and to vote at the Special Meeting. As of the close of business on [        ], 2025, there were [        ] shares of SPAC Common Stock outstanding and entitled to vote. Each holder of SPAC Common Stock is entitled to one vote per share on each of the Business Combination Proposal, the Redomestication Proposal, the Incentive Plan Proposal, the PubCo Charter Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal. The Insiders, including and the Sponsor, which owns approximately [        ]% of SPAC Common Stock as of the record date, have agreed to vote its SPAC Common Stock in favor of the Business Combination Proposal, and the Sponsor has further agreed to vote for each of the Redomestication Proposal, the Incentive Plan Proposal, PubCo Charter Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal. The Insiders intend to vote for the Redomestication Proposal, the Incentive Plan Proposal, PubCo Charter Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal.

Quorum and Required Vote for the Proposals

A quorum of Aquaron’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of capital stock issued and outstanding as of the record date and entitled to vote at the Special Meeting is represented online or by proxy. An Aquaron stockholder present online or by proxy and abstaining from voting at the Special Meeting will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of each of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of Aquaron present and entitled to vote at the Special Meeting. Attending the Special Meeting either online or by proxy and abstaining from voting will have the same effect as voting against all the Proposals and, assuming a quorum is present, broker non-votes will have no effect on the voting on Proposals.

Voting Your Shares

Each share of SPAC Common Stock that you own in your name entitles you to one vote for each Proposal on which such shares are entitled to vote at the Special Meeting. Your proxy card shows the number of shares of SPAC Common Stock that you own.

There are two ways to ensure that your shares of SPAC Common Stock are voted at the Special Meeting:

•        You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the Aquaron Board, “FOR” the adoption of the Business Combination Proposal, the Redomestication Proposal, the Incentive Plan Proposal, the PubCo Charter Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You can attend the Special Meeting in a virtual meeting format at [        ]. Stockholders will NOT be able to attend the Special Meeting in person. This proxy statement includes instructions on how to access the virtual Special Meeting and how to listen and vote from home or any remote location with internet connectivity. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Aquaron can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL AND THE REDOMESTICATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS). IN ORDER TO REDEEM YOUR SHARES, YOU MUST TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES FOR

REDEMPTION BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE STOCKHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        if you are a record holder, you may notify Aquaron’s proxy solicitor, FirstCover Stock Transfer LLC, in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting in virtual meeting format, revoke your proxy, and vote your shares, as indicated above.

Who Can Answer Your Questions About Voting Your Shares?

If you are a Company’s stockholder and have any questions about how to vote or direct a vote in respect of your common stock, you may call ClearTrust, LLC, our proxy solicitor, with individual call toll-free at (813) 235-4490.

No Additional Matters May Be Presented at the Special Meeting

This Special Meeting has been called only to consider the approval of the Proposals.

Redemption Rights

Pursuant to the SPAC Charter, a holder of SPAC Common Stock has the right to have its public shares redeemed for cash equal to its pro rata share of the Trust Account (net of taxes payable) in connection with the Business Combination.

If you are a public stockholder and you seek to have your shares redeemed, you must (1) demand, no later than 5:00 p.m., Eastern time on [        ], 2025 (two (2) business days before the Special Meeting), that Aquaron redeem your shares into cash; and (2) submit your request in writing to Aquaron’s transfer agent, at the address listed at the end of this section and deliver your shares to Aquaron’s transfer agent physically or electronically using the DWAC system at least two (2) business days prior to the vote at the Special Meeting.

In order to validly request redemption, you must send a request in writing to Aquaron’s transfer agent. The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights.

You may tender the SPAC Common Stock for which you are electing redemption by two (2) business days before the Special Meeting by either:

•        Delivering certificates representing the shares of SPAC Common Stock to Aquaron’s transfer agent, or

•        Delivering the SPAC Common Stock electronically through the DWAC system.

Aquaron’s stockholders will be entitled to redeem their SPAC Common Stock for a full pro rata share of the Trust Account (currently anticipated to be no less than approximately US$[        ] per share as of the record date) net of taxes payable.

Any corrected or changed written demand of redemption rights must be received by Aquaron’s transfer agent no later than two (2) business days prior to the Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two (2) business days prior to the vote at the Special Meeting.

Public stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of SPAC Common Stock as of the record date. Any public stockholder who holds SPAC Common Stock on or before [ ], 2025 (two (2) business days before the Special Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination. If you choose to deliver SPAC Common Stock electronically through the DWAC system, this electronic delivery process can be accomplished by contacting your broker and requesting delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Aquaron’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker this cost and the broker would determine whether or not to pass this cost on to the redeeming holder. It is Aquaron’s understanding that Aquaron’s stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. Aquaron does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Aquaron’s stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.

In the event that a stockholder tenders its shares and decides prior to the consummation of the Business Combination that it no longer wants to redeem its shares, the stockholder may withdraw the tender. In the event that a stockholder tenders shares and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. Aquaron anticipates that a stockholder who tenders shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares soon after the completion of the Business Combination.

If properly demanded by Aquaron’s public stockholders, Aquaron will redeem each share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. If you exercise your redemption rights, you will be exchanging your SPAC Common Stock for cash and will no longer own the shares. If Aquaron is unable to complete the Business Combination by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), it will liquidate and dissolve and public stockholders would be entitled to receive approximately US$[        ] per share upon such liquidation.

Holders of outstanding SPAC Units must separate the underlying SPAC Common Stock and SPAC Rights prior to exercising redemption rights with respect to the SPAC Common Stock. If SPAC Units are registered in a holder’s own name, the holder must deliver the certificate for its SPAC Units to the transfer agent with written instructions to separate the SPAC Units into their individual component parts.

This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the SPAC Common Stock from the SPAC Units.

If a broker, dealer, commercial bank, trust company or other nominee holds SPAC Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s SPAC Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of SPAC Units to be separated and the nominee holding such SAPC Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant SPAC Units and a deposit of an equal number of SPAC Common Stock and SPAC Rights. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the SPAC Common Stock from the SPAC Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their SPAC Common Stock to be separated in a timely manner, they will likely not be able to exercise their redemption rights.

Tendering Common Stock Certificates in connection with Redemption Rights

Aquaron is requiring Aquaron’s public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Aquaron’s transfer agent, or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC System, at the holder’s option at least two (2) business days prior to the Special Meeting. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker this cost and it would be up to the broker whether to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether Aquaron requires holders seeking to exercise redemption rights to tender their ordinary shares. The need to deliver ordinary shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request for redemption, once made, may be withdrawn at any time up to the business day immediately preceding the consummation of the proposed Business Combination. Furthermore, if a stockholder delivered his certificate for redemption and subsequently decided prior to the date immediately preceding the consummation of the proposed Business Combination not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).

A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public stockholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, Aquaron will promptly return the share certificates to the public stockholder.

Appraisal Rights

Neither stockholders of Aquaron nor holders of units or rights of Aquaron have appraisal rights in connection with the Business Combination under Delaware law or Cayman Islands law.

Proxies and Proxy Solicitation Costs

Aquaron is soliciting proxies on behalf of the Aquaron Board. This solicitation is being made by mail but also may be made by telephone or in person. Aquaron and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. FirstCover Stock Transfer LLC, a proxy solicitation firm that Aquaron has engaged to assist it in soliciting proxies, will be paid its customary fee and out-of-pocket expenses.

Aquaron will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Aquaron will reimburse them for their reasonable expenses.

If you send in your completed proxy card, you may still vote your shares online at the meeting if you revoke your proxy before it is exercised at the Special Meeting.

PROPOSAL NO. 1

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement is attached hereto as Annex A, which is incorporated by reference herein.

General Description of the Business Combination and Merger Agreement

The Merger Agreement

As previously disclosed, Aquaron entered into an Agreement and Plan of Merger (the “Bestpath Merger Agreement”) on March 23, 2023, with Bestpath (Shanghai) IoT Technology Co., Ltd. (轻程（上海）物联网科技有限公司), a PRC limited liability company (“Bestpath”) and several other parties. Subsequent to the signing of the Bestpath Merger Agreement, Bestpath undertook certain reorganization to consolidate and concentrate its business (the “Reorganization”). In light of the Reorganization, as agreed by the parties, the Bestpath Merger Agreement was terminated pursuant to Section 11.1 thereunder on July 12, 2024, to allow the parties to enter into a new business combination agreement to accommodate the Reorganization.

On July 12, 2024, Aquaron entered into the Merger Agreement with (i) HUTURE Ltd., a Cayman Islands exempted company as Holdco, (ii) HUTURE Group Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of Company as PubCo, (iii) Bestpath Merger Sub I Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of PubCo, and (iv) Bestpath Merger Sub II Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo.

Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, (i) Merger Sub 1 will merge with and into Holdco whereby the separate existence of Merger Sub 1 will cease and Holdco will be the surviving corporation of the Initial Merger and become a wholly owned subsidiary of PubCo, and (ii) following confirmation of the effective filing of the Initial Merger, Merger Sub 2 will merge with and into SPAC, the separate existence of Merger Sub 2 will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo.

The Mergers implies a current equity value of Huture Motors at $1.0 billion prior to the closing of the Mergers. As a result of the Mergers, among other things, (i) each Holdco Class A Ordinary Share or Holdco Class B Ordinary Share shall automatically be cancelled, and in exchange for the right to receive PubCo Class A Ordinary Shares or PubCo Class B Ordinary Shares, respectively, at the Holdco Exchange Ratio; (ii) each outstanding SPAC Unit will be automatically detached; (iii) each unredeemed outstanding share of SPAC Common Stock will be cancelled in exchange for the right to receive one PubCo Class A Ordinary Share, (iv) each outstanding SPAC Right will be cancelled and cease to exist in exchange for one-fifth (1/5) PubCo Class A Ordinary Share, and (v) each SPAC UPO will automatically be cancelled and cease to exist in exchange for one (1) PubCo UPO. Each outstanding PubCo Ordinary Share will have a value at the time of the Closing of $10.00.

Following the closing of the Business Combination and in addition to the Merger Consideration Shares, PubCo shall

1.      issue an aggregate of up to 10,000,000 PubCo Ordinary Shares (which shall be equitably adjusted for share subdivisions, share consolidations, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction) as the Earn-out Shares to the Holdco Shareholders who hold Holdco Shares as of immediately prior to the Initial Merger Effective Time on a pro rata basis, upon each of the occurrences of the PubCo’s reporting of its consolidated revenue being no less than RMB60,000,000 for the fiscal year ended on December 31, 2024 and the PubCo’s reporting of its consolidated revenue being no less than RMB100,000,000 for the fiscal year ended on December 31, 2025;

2.      be entitled to set up an equity incentive pool, representing 15% of the share capital of the PubCo on a post-Closing fully diluted basis, for the purpose of administration of share incentive awards to be granted to eligible participants including directors, officers, employees and consultants of the Combined Company under a share incentive plan to be adopted by resolution of the PubCo’s board of directors or any committee appointed for this purpose by the PubCo’s board of directors; and

3.      upon the occurrence of each Earn-out Event, issue an additional 5,000,000 PubCo Ordinary Shares (which number shall be appropriately adjusted) to eligible participants including directors, officers and employees of the Combined Company under a share incentive plan to be adopted by resolution of the PubCo’s board of directors or any committee appointed for this purpose by the PubCo’s board of directors.

The following summaries of the Merger Agreement and the other agreements to be entered into by the parties in connection therewith are qualified in their entirety by reference to the text of the Merger Agreement and such other agreements. The Merger Agreement is attached as Exhibit 2.1 hereto and incorporated herein by reference.

Representations and Warranties

In the Merger Agreement, Holdco makes certain representations and warranties (with certain exceptions set forth in Company’s disclosure schedule) with respect to Holdco (collectively with its subsidiaries, “Company Group”) and the Acquisition Entities, including matters relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure and validity of share issuance; I accuracy of charter documents and corporate records; (f) required consents and approvals; (g) financial information; (h) absence of certain changes or events; (i) title to assets and properties; (j) litigation; (k) material contracts; (l) licenses and permits; (m) compliance with laws, including those relating to foreign corrupt practices and money laundering; (n) ownership of intellectual property; (o) customers and suppliers; (p) employment and labor matters; (q) ownership of real property; I taxes matters; (s) environmental matters; (t) that Holdco is not an investment company; (u) privacy and data protection; (v) no alternative transactions, (w) brokers and finders, and (x) other customary representations and warranties.

In the Merger Agreement, Aquaron makes certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure and validity of share issuance; I trust fund amount; (f) validity of Nasdaq Stock Market listing; (g) SEC filing requirements and financial statements; (h) compliance with laws, including those relating to money laundering; (i) that SPAC is not an investment company; (j) taxes matters; material contracts; (k) no alternative transactions; brokers and finders, and (l) other customary representations and warranties.

Conduct Prior to Closing; Covenants

Each of Holdco and SPAC has agreed to, and agreed to cause their respective subsidiaries to, use commercially reasonable efforts to, conduct their respective business only in the ordinary course consistent with past practice, prior to the Closing, and not to take certain specified actions without the prior written consent of the other party.

The Merger Agreement also contains covenants providing for:

•        each party providing access to their books and records and providing information relating to their respective business to the other party, its legal counsel and other representatives;

•        each party having obligation to promptly notify the other party for notices and other communications it has received in relation to certain matters of the transactions contemplated under the Merger Agreement;

•        Aquaron to make appropriate arrangements with respect to the funds in its Trust Account;

•        exculpation, indemnification, advancement of expenses, and insurance arrangement in favor of directors and officers of Aquaron and the Company Group;

•        parties’ cooperation in making filings with the SEC; and

•        that Holdco may, at its sole discretion, select to pay certain amounts to extend the time Aquaron has to complete a business combination under certain circumstances and if necessary.

Company also agrees that it shall use commercially reasonable efforts to enter into definitive agreements to raise additional investment.

Conditions to Closing

Each party may elect to waive conditions to its obligations to consummate the Closing in accordance with the Merger Agreement to the extent it would still be legally permissible to proceed with the Business Combination. For example, if SPAC stockholders do not approve the Business Combination it cannot be consummated. However, while it is a condition to closing that the shares be approved for trading on Nasdaq, if such listing could not be obtained, the parties could decide to proceed with the Business Combination and waive this condition. If the Closing occurs, all conditions to a party’s obligations to consummate the Closing that have not been fully satisfied as of the Closing will be deemed to have been waived by such party.

General Conditions

Consummation of the transactions under this Agreement is conditioned on, among other things, (i) the absence of any applicable Law or prohibiting the transactions; (ii) the Form F-4 having been declared effective by the SEC; (iii) each of the additional agreements described in the Merger Agreement having been entered into, provided that no less than 95% of the Closing Payment Shares shall be subject to the Company Shareholders Lock-up Agreement (see below); and (iv) the requisite approval of the shareholders of Aquaron and Company having been obtained.

Aquaron’s Conditions

The obligation of Aquaron to consummate the Closing is conditioned upon, in addition to the conditions described in the first paragraph and among other things, the following:

•        Company Group complying with all of the obligations under the Merger Agreement in all material respects;

•        the Fundamental Representations of Holdco being true and correct in all material respects and representations of Holdco other than the Fundamental Representations being true and correct except to the extent that would not, in the aggregate, have a Material Adverse Effect;

•        there having been no Material Adverse Effect on the business of Company; and

•        The requisite third party consents and governmental approvals having been obtained, and no such consent shall have been revoked, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Holdco’s Conditions

The obligation of Holdco’s obligation to consummation the Closing is conditioned upon, in addition to the conditions described in the first paragraph and among other things, the following:

•        Aquaron complying with all of their obligations under the Merger Agreement in all material respects;

•        disregarding all materiality qualifiers, the representations and warranties of Aquaron being true and correct except to the extent that would not, in the aggregate, have a Material Adverse Effect;

•        there having been no Material Adverse Effect on Aquaron;

•        Aquaron complying with the applicable reporting requirements under the Securities Act and Exchange Act;

•        Aquaron shall have completed its share redemption in accordance with the Merger Agreement and its proxy statement; and

•        Aquaron shall remain listed on Nasdaq and the additional listing application for the Merger Consideration Shares shall have been approved by Nasdaq.

Termination

The Merger Agreement may be terminated as follows:

•        in the event the Closing has not occurred by October 6, 2025, by Aquaron or Company, provided that the party seeking to terminate this Agreement has not committed any material breach; or

•        in the event Aquaron or Holdco has committed any material breach and such breach is not cured within fifteen (15) days following receipt of a notice of breach from the other party, the non-breaching party may terminate this Agreement by giving notice to the other party.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreement, which is filed as Exhibit 2.1 hereto.

Additional Agreements Executed at the Signing of the Merger Agreement

Company Voting and Support Agreement

Concurrently with the execution of the Merger Agreement, certain shareholders of Holdco, representing more than fifty percent (50%) of the equity interests in Holdco, have entered into a voting and support agreement with the PubCo, the Company, each of the Acquisition Entities and Aquaron, pursuant to which each such holder agrees to, among other things, vote in favor of the transactions contemplated by the Merger Agreement. The company voting and support agreement signed together with the Bestpath Merger Agreement terminated concurrently with the termination of the Bestpath Merger Agreement.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, Sponsor has entered into and delivered a support agreement, pursuant to which the Sponsor has agreed, among others, to vote in favor of the Merger Agreement and the transactions contemplated thereunder at the SPAC Special Meeting in accordance with the Insider Letter. The sponsor voting and support agreement signed together with the Bestpath Merger Agreement terminated concurrently with the termination of the Bestpath Merger Agreement.

Additional Agreements to be Executed at Closing

In addition to the Merger Agreement, the following agreements will be entered into in connection with the Closing.

Shareholders Lock-Up Agreement

Certain Company Shareholders will enter into an agreement with the PubCo, to be effective as of the Closing, pursuant to which at least ninety-five percent (95%) of the Merger Consideration Shares shall be subject to a lock-up in accordance with the terms and conditions thereunder.

Registration Rights Agreement

In connection with the transactions, PubCo shall enter into an amended and restated registration rights agreement with certain Holdco shareholders and the initial shareholders of Aquaron to provide for the registration of the PubCo Ordinary Shares.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Aquaron Board in favor of adoption of the Business Combination Proposal, the Redomestication Proposal and the other related Proposals, you should keep in mind that Aquaron’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including the following:

•        If the proposed Business Combination is not completed by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), Aquaron will be required to liquidate. In such event, the 1,354,295 shares of SPAC Common Stock held by the Insiders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Such shares had an aggregate market value of approximately US$[15.7] million based on the closing price of SPAC Common Stock of US$[11.60] on the over-the-counter market as of [April 2], 2025;

•        If the proposed Business Combination is not completed by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), the 268,765 SPAC Private Units purchased by the Sponsor for a total purchase price of US$2,687,654, will be worthless. Such Private Units had an aggregate market value of approximately US$[3.2] million based on the closing price of SPAC Unit of US$[11.90] on Nasdaq as of [April 2], 2025; If Aquaron is able to complete a business combination within the required time period, the Sponsor and Insiders may receive a positive return on the Aquaron securities held by them, even if SPAC Public Stockholders may experience a negative return on their investment in the SPAC Common Stocks after consummation of the Business Combination;

•        The Sponsor’s aggregate at risk capital is US$3.5 million, comprised of the purchase price of (i) US$24,217 for 1,309,295 Insider Shares, (ii) US$2,687,654 for 268,765 SPAC Private Units, and (iii) US$849,626 promissory notes as of [*], 2025. Such Insider Shares had an estimated aggregate market value of $[        ] million based upon the closing price of $[        ] per SPAC Common Stock on Nasdaq on the Record Date. Such units had an estimated aggregate value of $[        ] million based on the closing price of $[        ] per SPAC Unit on Nasdaq on the Record Date. As of the date of this proxy statement/prospectus, the Sponsor and its affiliates do not have out-of-pocket expenses awaiting reimbursement. If Aquaron is unable to complete a business combination within the required time period, the Insider Shares and the securities underlying the SPAC Private Units will expire worthless, and the promissory notes may only be repaid with working capital held outside the Trust Account and not with proceeds held in the Trust Account. The Sponsor and its affiliates do not otherwise have any amounts otherwise owed or payable by Aquaron. The Sponsor does not hold any interest in Huture Motors;

•        The aggregate at risk capital of Aquaron’s officers and directors is US$783, representing consideration paid for the 45,000 Insider Shares. Such Insider Shares had an estimated aggregate market value of $[        ] million based upon the closing price of $[        ] per SPAC Common Stock on Nasdaq on the Record Date. If Aquaron is unable to complete a business combination within the required time period, such Insider Shares will be worthless. The directors and officers of Aquaron do not hold any interest in Huture Motors;

•        The exercise of Aquaron’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Aquaron’s stockholders’ best interest;

•        Aquaron’s officers and directors, the Sponsor and its affiliates will be reimbursed for any reasonable fees and out-of-pocket expenses incurred in connection with activities on Aquaron’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations (including the Business Combination). As of the date of this proxy statement/prospectus, nil had been incurred or accrued in respect of such expense reimbursement obligation;

•        The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        In order to fund working capital deficiencies in connection with a Business Combination, Aquaron’s insiders, officers and directors or their affiliates may, but are not obligated to, loan Aquaron funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to US$600,000 of the notes may be converted upon consummation of the Business Combination into SPAC Private Units at a price of $10.00 per unit (which, for example, would result in the holders being issued units to acquire 72,000 shares of SPAC Common Stock (which includes 12,000 shares of SPAC Common Stock issuable upon exercise of rights). If Aquaron does not complete a business combination, the loans would be repaid out of funds not held in the Trust Account, and only to the extent available. As of the date of this proxy statement/prospectus, US$849,626 was outstanding under all promissory notes issued by Aquaron to the Sponsor;

•        None of our officers and directors is required to commit their full time to Aquaron’s affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities;

•        In the course of their other business activities, Aquaron’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to Aquaron as well as the other entities with which they are affiliated. Aquaron’s officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by Aquaron. Thus, Aquaron’s officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Aquaron’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Aquaron, subject to application fiduciary duties under Delaware laws. The SPAC Charter provides that Aquaron renounces its interest in any corporate opportunity offered to any director or officer of Aquaron. This waiver allows Aquaron’s directors and officers to allocate opportunities based on a combination of the objectives and fundraising needs of the target as well as the investment objectives of the entity. Aquaron does not believe that the waiver of the application of the corporate opportunity doctrine in the SPAC Charter otherwise had a material impact on its search for a potential business combination target. The following table summarizes the relevant pre-existing fiduciary or contractual obligations of our officers and directors:

Name of Individual	Name of Affiliated Company	Entity’s Business	Affiliation
Yanyan Lin	Bole Education Consulting Inc.	Education consulting	Founder and Chief Executive Officer
Yi Zhou	Ease Consulting	Finance consulting	Founder and Chief Executive Officer
Yang Wang	Haoyue Healthcare Fund	PE fund	Partner

•        Aquaron’s existing directors and officers will be eligible for continued indemnification and continued coverage under Aquaron’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Merger Agreement.

The existence of financial and personal interests of one or more of Aquaron’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aquaron and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Aquaron’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. These interests may influence the Aquaron Board in making its recommendation that you vote in favor of the approval of the Business Combination Proposal, Redomestication Proposal and the other Proposals.

Except for the conflicts of interest noted above, which primarily relate to the interests of officers and directors and the Sponsor, there are no conflicts of interest between the Sponsor or its affiliates, Aquaron’s officers, directors, or promoters, or Huture Motors’ officers and directors, and the unaffiliated shareholders of Aquaron. For a description of the fiduciary obligations held by Aquaron’s officers and directors to other entities, see “Aquaron’s Directors, Executive Officers and Executive Compensation — Conflicts of Interest” and “PubCo’s Directors, Executive Officers and Compensation — Conflicts of Interest.”

Aquaron’s directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Aquaron Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination. However, the Aquaron Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the IPO and would be included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, and (iii) this business combination was structured so that the business combination may be completed even if Aquaron public stockholders redeem a substantial portion of the shares of SPAC Common Stock. The Aquaron Board concluded that the potential benefits that it expected Aquaron and its stockholders to achieve as a result of the merger outweighed the potentially negative and other factors associated with the merger. Accordingly, the Aquaron Board unanimously determined that the merger and the transactions contemplated by the merger agreement, were advisable and in the best interests of Aquaron and its stockholders.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Aquaron will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current shareholders of Holdco having a majority of the voting power of the post-combination company, Holdco’s senior management comprising all of the senior management of the post-combination company, the relative size of Holdco compared to Aquaron, and Holdco’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Holdco issuing stock for the net assets of Aquaron, accompanied by a recapitalization. The net assets of Aquaron will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Holdco.

Regulatory Approvals

The Business Combination, the Redomestication and the other transactions contemplated by the Merger Agreement are not subject to any governmental, federal or state regulatory requirement or approval, except for (1) the filings with the PRC government necessary for the consummation of the Reorganization and the Business Combination, and (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the payment of the applicable fees under the DGCL necessary to effectuate the Merger, and (3) the filings and registration with the Cayman Islands Registrar of Companies and the payment of the applicable fees under the Cayman Companies Act necessary to effectuate the Business Combination. As Holdco’s businesses are substantially based in mainland China, the Business Combination is not expected to result in “control” of a “U.S. business” by a “foreign person”. Additionally, Holdco’s business is not to be deemed to have a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” under the regulations administered by the Committee on Foreign Investment in the United States (CFIUS), therefore we do not believe that the Business Combination will be subject to review by a U.S. government entity, such as CFIUS.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between the representatives of Aquaron and the Holdco. The following is a brief description of the background of these negotiations and the resulting Business Combination.

Aquaron Acquisition Corp. is a blank check company incorporated as a Delaware corporation on March 11, 2021. Aquaron was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On October 6, 2022, Aquaron consummated its IPO of 5,000,000 SPAC Units. Each SPAC Unit consists of one share of SPAC Common Stock and one right to receive one-fifth (1/5th) of one share of SPAC Common Stock upon the consummation of Aquaron’s initial business combination. The SPAC Units were sold at an offering price of US$10.00 per SPAC Unit, generating gross proceeds of US$50,000,000. Simultaneously with the closing of the IPO, Aquaron consummated a private placement with the Sponsor of 256,250 SPAC Private Units, at a price of US$10.00 per SPAC Private Unit, generating gross proceeds of $2,562,500.00. The SPAC Private Units (and the underlying securities) are identical to the SPAC Units sold in the IPO, except with respect to certain registration rights and transfer restrictions. No underwriting discounts or commissions were paid with respect to such sale.

Subsequently, on October 14, 2022, the underwriter partially exercised the over-allotment options, and the closing of the issuance and sale of the SPAC Units occurred on October 14, 2022. The total aggregate issuance by Aquaron of 417,180 SPAC Units at a price of US$10.00 per SPAC Unit resulted in total gross proceeds of US$4,171,800.00. On October 14, 2022, simultaneously with the sale of the SPAC Units pursuant to the over-allotment option, Aquaron consummated the private sale of an additional 12,515.40 SPAC Private Units, generating gross proceeds of US$125,154. On October 14, 2022, the underwriters canceled the remainder of the over-allotment option. In connection with the cancellation of the remainder of the over-allotment option, Aquaron has cancelled an aggregate of 83,205 shares of SPAC Common Stock issued to the Sponsor.

On June 28, 2023, Aquaron held a special meeting of stockholders, at which Aquaron’s stockholders approved (i) an amendment to Aquaron’s amended and restated certificate of incorporation and (ii) an amendment to the Investment Management Trust Agreement, dated October 3, 2022, by and between Aquaron and Continental

Stock Transfer & Trust Company to allow Aquaron to extend the Business Combination Period for a period of three months from July 6, 2023 to October 6, 2023, plus an option for Aquaron to further extend such date to January 6, 2024, and then on a monthly basis up to four times from January 6, 2024 to May 6, 2024. In connection with the stockholders’ vote at the special meeting, an aggregate of 2,487,090 shares with redemption value of approximately $25,943,773 (or $10.43 per share) of Aquaron’s common stock were tendered for redemption.

On April 30, 2024, Aquaron held an annual stockholder meeting, at which Aquaron’s stockholders approved (i) an amendment to Aquaron’s amended and restated certificate of incorporation and (ii) an amendment to the Investment Management Trust Agreement, dated October 3, 2022 and amended on June 29, 2023, by and between Aquaron and Continental Stock Transfer & Trust Company to allow Aquaron to extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2024 to May 6, 2025. In connection with the stockholders’ vote at the annual meeting, an aggregate of 2,124,738 shares with redemption value of approximately $23.5 million (or $11.04 per share) of the Company’s common stock were tendered for redemption.

On May 6, 2025, Aquaron held an annual stockholder meeting, at which Aquaron’s stockholders approved (i) an amendment to Aquaron’s amended and restated certificate of incorporation; (ii) an amendment to the Investment Management Trust Agreement, dated October 3, 2022 and amended on June 29, 2023 and April 30, 2024, by and between Aquaron and Continental to allow Aquaron to extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2025 to May 6, 2026 by $0.15 per public share for each subsequent one-month extension; (iii) a re-election of five directors to Aquaron Board until the next annual meeting of stockholders following this annual meeting or until such director’s successor is elected and qualified; and (iv) a ratification of the appointment by Aquaron’s audit committee of UHY LLP to serve as the Aquaron’s independent registered public accounting firm for the fiscal year ended December 31, 2024. In connection with the stockholders’ vote at the annual meeting, an aggregate of 697,365 or 86.59% of the then issued and outstanding shares of SPAC Common Stock of Aquaron’s public stockholders with redemption value of approximately $8,176,784.88 (or $11.73 per share) of the SPAC Common Stock were tendered for redemption.

Prior to the consummation of the IPO, neither Aquaron, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with Aquaron. After the IPO, Aquaron’s officers and directors commenced an active search for prospective businesses or assets to acquire in an initial business combination. Representatives of Aquaron were contacted by, and representatives of Aquaron contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. Aquaron’s officers and directors and their affiliates also brought to Aquaron’s attention target business candidates. From the closing of the IPO through the signing of the Bestpath Merger Agreement, representatives of Aquaron contacted and were contacted by numerous individuals and entities with respect to business combination opportunities and engaged in discussions with several possible target businesses. In all, prior to the execution of the Bestpath Merger Agreement, representatives of Aquaron evaluated over 12 potential target businesses. Aquaron executed five (5) non-disclosure agreements during the course and had active discussions with two (2) potential target businesses and issued one (1) term sheet to a potential target business.

Description of Negotiation Process with Candidates other than Huture Motors

Below is a summary of targets other than Huture Motors that were considered and the reasons why Aquaron did not proceed with these candidates:

Target No. 1.    In October 2022, Aquaron was introduced to a company building EV fast-charging sites in the U.S. through Target No.1’s financial advisor. Following an initial discussion, Aquaron decided not to pursue further discussions as the company’s business was in the early stage while industry competition was too rigorous for the company to grow into a sizable combination target.

Target No. 2.    In November 2022, Aquaron received a corporate presentation from a U.S. clinical-stage biotech company focused on commercializing new therapeutics for rare diseases in the CNS (Central Nervous System) space. Aquaron determined that the company’s initial capital needs were sizable relative to its initial valuation, therefore, the company would not be appropriate for a business combination.

Target No. 3.    In November 2022, Aquaron was contacted by a US-focused energy transition developer and asset manager involved in developing and selling renewable power projects and providing renewable energy asset management services. Aquaron team entered into a non-disclosure agreement with Target No.3 before conducting the preliminary due diligence and was provided with the company presentations, including the past three (3) years’ financials and the future three (3) years’ projections. After preliminary due diligence, Aquaron team was concerned about the financial performance and future profitability of Target No. 3 and decided not to proceed with it.

Target No. 4.    In December 2022, Aquaron was introduced by Arbor Lake to a US-based company reinventing fuel cells for material handling industries to meet society’s need for clean energy. Following an initial meeting, Aquaron decided not to pursue further discussions as the company’s business target was in the early stages of development and, in Aquaron’s estimation, would not be appropriate for a business combination.

Target No. 5.    In December 2022, Aquaron was contacted by an Australia market intelligence company that unlocks and analyses data about consumer purchasing activity from different retailers, both online and offline. Following an initial meeting, Aquaron team decided not to proceed with Target No. 5 as the company’s management team planned to focus only on the Australian market, a strategy which Aquaron team believes would stop the company from growing and expanding.

Target No. 6.    In December 2022, Aquaron was introduced to Target No. 6 through its financial advisor, Target No. 6 is a California-based state-of-the-art producer of cold- and hot-smoked salmon products for a diverse range of customers both in food retail, food distribution and hospitality sectors. Aquaron team entered into a non-disclosure agreement with Target No.6 before conducting the preliminary due diligence and was provided with the company presentations, including the past two (2) years’ financials and the future two (2) years’ projections. After preliminary due diligence, Aquaron believed the company was in a relatively traditional industry and the growth opportunities, if there were any, would be rather limited. Therefore, Aquaron team believes that the company would not be appropriate for a business combination.

Target No. 7.    In January 2023, Aquaron was contacted by a U.S. protein-based regenerative medicine company with paradigm-shifting therapies for major diseases. Aquaron decided not to pursue further as the company was still in the early clinical stage and, in Aquaron’s estimation, would not be appropriate for a business combination.

Target No. 8.    In January 2023, Aquaron received a corporate presentation of a German company specializing in the automation of material flows and handling processes in the semiconductor industry and other high-tech production environments. Aquaron decided not to pursue further as the company’s valuation expectations were relatively high to comparable companies and, in Aquaron’s estimation, would not be appropriate for a business combination.

Target No. 9.    In January 2023, Aquaron was contacted by a Korean company specializing in SSD total solution that covers initial design through the production of the final product. Aquaron team entered into a non-disclosure agreement with Target No. 9 before conducting the preliminary due diligence and was provided with the company presentations, including the past five (5) years’ financials and the future two (2) years’ projections. After preliminary due diligence, Aquaron was concerned about Target No. 9’s profitability as it was an asset-heavy company and under its high-cost structure, there was no turning point in the short term. Aquaron team later decided not to proceed with it.

Target No. 10.    In January 2023, through Target No.10’s financial advisor, Aquaron was introduced to a Singaporean company providing end-to-end identity management and biometric products regionally, powering digital identity management and digital onboarding solutions. Aquaron team entered into a non-disclosure agreement with Target No.10 before conducting the preliminary due diligence and was provided with the company presentations, including the past two (2) years’ financials and the future three (3) years’ projections. Aquaron reviewed the company’s business and financial information before requesting additional due diligence materials. Aquaron decided not to pursue this opportunity further as Target No. 10 didn’t respond to Aquaron’s requests despite repeated follow-up.

Target No. 11.    In February 2023, Aquaron received a corporate presentation of an Indonesian company providing new solutions for the nationwide digital transformation of payment transactions into digitalized payments. Following discussions and analysis, Aquaron determined that the company’s target market was relatively small and the growth opportunities were limited, therefore, Aquaron decided not to pursue further.

Description of Negotiation between Aquaron and Huture Motors

On November 3, 2022, Bestpath was introduced to Aquaron by Arbor Lake. Bestpath’s chief executive officer, Kecheng Liu, Aquaron’s chief executive officer, Yi Zhou and Arbor Lake’s director, Zhengfu Wu had an initial conference call during which each party made introduction of the respective company and expressed the intention of continuing negotiation.

On November 13, 2022, Aquaron sent the form of the non-disclosure agreement (the “NDA”) and draft letter of intent (the “LOI”) to Bestpath. Transaction consideration was still under discussion and was not included in the draft LOI.

On November 18, 2022, Aquaron received a revised NDA and draft LOI from Bestpath’s then U.S. legal counsel Paul Hastings LLP (“PH”). Kecheng Liu (chief executive officer of Bestpath), Li Zhang (COO of Bestpath), and Yi Zhou (CEO of Aquaron) had a conference call over the aforementioned received documents. Both parties agreed to execute the NDA first, and then continued the negotiation over the open terms of the LOI.

On November 22, 2022, Aquaron and Bestpath executed the NDA.

On November 24, 2022, Kecheng Liu (chief executive officer of Bestpath) and Yi Zhou (CEO of Aquaron) had a conference call, both parties agreed to speed up the process and have PH to lead the drafting of the Bestpath Merger Agreement in parallel with Aquaron and Bestpath negotiating LOI terms.

On December 20, 2022, Aquaron and its counsel Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) received the first draft of the Bestpath Merger Agreement drafted by PH.

On December 27, 2022, WSGR received Bestpath’s virtual corporate data room link from PH. WSGR, Sean Xiaocheng Peng as the financial advisor to Aquaron and Yi Zhou (CEO of Aquaron) had a conference call. Aquaron decided in the call that the negotiation of the Bestpath Merger Agreement between the two parties would only commence after a comprehensive discussion and execution of LOI, and Aquaron would take on Jingtian & Gongcheng as its PRC counsel to conduct the legal due diligence on Bestpath.

On December 28, 2022, Kecheng Liu (chief executive officer of Bestpath), Li Zhang (COO of Bestpath), Yi Zhou (CEO of Aquaron), Sean Xiaocheng Peng (advisor to Aquaron), WSGR, PH, and UHY (auditor of Aquaron) attended the kick-off meeting.

From December 29, 2022 to January 5, 2023, Li Zhang (COO of Bestpath), Yi Zhou (CEO of Aquaron) and Sean Xiaocheng Peng (advisor to Aquaron) had several rounds of conference calls to discuss the LOI. It was agreed that both parties would enter into a 45-day exclusive period upon the execution of LOI. Bestpath proposed a transaction consideration of over $2 billion, a valuation which Aquaron deemed unacceptable. Aquaron’s management team decided to conduct a valuation analysis on Bestpath. Aquaron agreed to include an incentive plan for the management team of Bestpath, and Aquaron proposed that Bestpath should pay for the contingent SPAC extension fees and transaction costs associated with the business combination. Aquaron was informed during this negotiation period that Bestpath obtained the permit for new energy vehicle manufacturing from the Ministry of Industry and Information Technology of China.

On January 4, 2023, Aquaron took on Jingtian & Gongcheng as its PRC counsel, which sent Bestpath the due diligence request list and initiated the due diligence process.

On January 16, 2023, WSGR, Jingtian & Gongcheng, Li Zhang (COO of Bestpath), PH and Bestpath’s PRC counsel, Zhong Lun Law Firm (“Zhonglun”) had a conference call to discuss the offshore reorganization progress of Bestpath and the expected date of completion.

On January 17, 2023, Aquaron received the revised LOI from PH. Bestpath proposed to make the following changes: 1) delete the earn-out structure; 2) set in a lump sum of $1.4-1.6 billion as Bestpath’s transaction consideration; and 3) the insider shares shall be locked up for 6 months after the closing of business combination.

On the same day, WSGR, Yi Zhou (CEO of Aquaron) and Sean Xiaocheng Peng (advisor to Aquaron) had a conference call to discuss the reorganization progress of Bestpath. Given that the reorganization would at least take additional 2 months, WSGR suggested the following two approaches for Bestpath to complete prior to the execution of the Bestpath Merger Agreement: 1) Bestpath PRC company to adopt the restructuring plan by way of a shareholders’ resolution; 2) all PRC shareholders and relevant stake holding companies to enter into a restructuring agreement. Aquaron decided to propose the second approach to Bestpath.

On January 19, 2023, Aquaron received preliminary findings report on Bestpath from Jingtian & Gongcheng, although there were outstanding documents waiting to be supplemented by Bestpath, no material issues were found impeding the business combination. Aquaron asked Jingtian & Gongcheng to send a further legal due diligence request list to Bestpath requesting any supplemental documents.

On January 20, 2023, Li Zhang (COO of Bestpath), Yi Zhou (CEO of Aquaron) and Sean Xiaocheng Peng (advisor to Aquaron) had a conference call to discuss the open items of LOI. In order to enter into the 45-day exclusive period and execute the Bestpath Merger Agreement, both parties agreed the following revised terms 1) Bestpath’s valuation between $1.4 to1.6 billion, subject to adjustment based on the findings of the due diligence process; 2) at least 95% of the merger consideration shares subject to 6-month lock-up; 3) Bestpath’s obligations to complete the offshore reorganization as soon as practicable, provide audited financial statements of the past two years by March 31 and pay for the costs associated with the combination and the contingent SPAC extension fee; 4) a total PIPE commitment of $40 million by both parties on a best effort basis.

On January 20, 2023, Aquaron and Bestpath executed the LOI.

On January 29, 2023, Bestpath provided the documents requested in the further due diligence request list sent by Jingtian & Gongcheng on January 19, 2023

On February 3, 2023, Bestpath proposed to: 1) have the option to pay for SPAC’s second extension; 2) remove break-up fee arrangement; 3) delete the term in closing conditions of Bestpath’s net equity no less than $5 million. Bestpath also notified Aquaron that Zhonglun (PRC counsel of Bestpath) was not able to issue PRC legal opinions.

On February 4, 2023, Li Zhang (COO of Bestpath), Yi Zhou (CEO of Aquaron) and Sean Xiaocheng Peng (advisor to Aquaron) had a conference call to discuss the Bestpath Merger Agreement. Both parties agreed that: 1) the closing condition of Bestpath’s net equity meeting $5 million requirement can be removed; 2) PRC counsel’s legal opinions are not required; 3) Bestpath can opt for the payment of the SPAC’s second extension; and 4) Bestpath shareholders’ approval of its offshore reorganization can be obtained after the signing of the Bestpath Merger Agreement. Aquaron insisted on keeping the break-up fee.

On February 4, 2023, Aquaron received the draft audit report of Bestpath for the fiscal year(s) of 2021 and 2022.

On February 5, 2023, Bestpath proposed to set up an equity incentive plan for its management team, representing 15% of the share capital of the Combined Company immediately after the closing and decrease the break-up fee to $500,000.

On February 5, 2023, Aquaron had a board meeting, Yi Zhou (CEO of Aquaron) and Sean Xiaocheng Peng (advisor to Aquaron) briefed the board on the business combination progress of Aquaron and Bestpath and went over of the following documents: 1) Bestpath’s investor deck; 2) draft legal due diligence report; 3) the draft Merger Agreement; 4) Bestpath’s offshore reorganization plan; and 5) audit status on Bestpath. Although no agreement was reached between Aquaron and Bestpath regarding the valuation of Bestpath at the moment, the board of Aquaron agreed that Bestpath is a good combination target and is advantageous and competitive in the hydrogen energy industry in China agreed with the 15% incentive plan proposed by Bestpath.

On February 8, 2023, Jingtian & Gongcheng conducted phone interviews with the management of Bestpath. On February 12, 2023, Bestpath provided updated documents based on the questions raised in the phone interviews.

On February 15, 2023, WSGR, Yi Zhou (CEO of Aquaron) and Sean Xiaocheng Peng (advisor to Aquaron) held a conference call to discuss the outstanding items in the Bestpath Merger Agreement. The main topics of discussion were: 1) tax structure; 2) break-up fee; 3) reorganization of Bestpath; and 4) audit financials of Bestpath. During the call, Aquaron proposed a target valuation of $1 billion, which was $400 million lower than the lower end of the $1.4-$1.6 billion valuation range in the LOI, to provide more upside potential for Aquaron’s stockholders. Considering that Bestpath expressed a desire to honor the valuation stated in the LOI, Aquaron prefers to include a $300 million earn-out. Additionally, Aquaron decided to accept following the terms: 1) a 15% Bestpath’s management incentive plan; 2) a break-up fee be $500,000; 3) Bestpath would pay the first SPAC extension fee and have the option to cover the second extension fee upon future negotiation.

On February 17, 2023, Aquaron received a memo from PH regarding Bestpath’s restructuring to establish a Cayman holding company for its existing business in the PRC in preparation for its oversea listing (“red-chip restructuring”).

On February 18, 2023, Li Zhang (COO of Bestpath), Yi Zhou (CEO of Aquaron) and Sean Xiaocheng Peng (advisor to Aquaron) had a conference call to discuss the progress of Bestpath’s offshore restructuring and the accompanying potential risks, Aquaron insisted that the Bestpath Merger Agreement must include clauses addressing the reorganization plan.

On February 22, 2023, WSGR briefed Aquaron on the revised Bestpath Merger Agreement from PH and asked Aquaron’s opinion on the revisions on: 1) the scope of warrantors; 2) Bestpath’s valuation; 3) PIPE amount; 4) Aquaron repaying Bestpath all trust extension fees when the closing does not occur; 5) each party bearing its own fees and expenses regardless of whether closing occurs; 6) no break-up fee; 7) additional sponsor lock-up terms.

On February 23, 2023, Li Zhang (COO of Bestpath), Yi Zhou (CEO of Aquaron) and Sean Xiaocheng Peng (advisor to Aquaron) had a conference call to discuss the outstanding issues of the Bestpath Merger Agreement. After taking the valuation analysis into consideration, Aquaron suggested the transaction consideration for Bestpath to be $1.2 billion, plus a total of $300 million earn-out.

On March 2, 2023, Aquaron received a draft legal due diligence report from PRC counsel.

On March 3, 2023, Bestpath proposed the following revisions: 1) a total consideration of $1.7 billion, including the earn-out shares; 2) terms stipulating that Aquaron repay Bestpath for extension fees under certain scenarios; 3) a reduction of the PIPE amount to $2.8 million, which is the estimated total transaction expenses; 4) the surviving entity would bear unpaid fees and expenses; 5) no break-up fee; 6) both SPAC insiders and Bestpath shareholder would be subject to the same lockup treatment.

On March 7, 2023, Aquaron received the supplemented legal due diligence documents requested by Jingtian & Gongcheng from Bestpath.

On March 8, 2023, Qingze Zhao (CFO of Aquaron) and Sean Xiaocheng Peng (advisor to Aquaron) visited Bestpath’s production base in Qingpu, Shanghai, accompanied by Kecheng Liu (chief executive officer of Bestpath). Aquaron believed the $1.7 billion transaction consideration of Bestpath was quite high given that Bestpath’s manufacturing base was at the early production stage, albeit purchase orders were confirmed. Bestpath then agreed to the $1.2 billion consideration and the $300 million earn-out.

On March 8, 2023, Aquaron decided to pay for the Cayman company registration fees in order to speed up the signing of Bestpath Merger Agreement.

On March 10, 2023, Aquaron, Bestpath and their respective counsels had a conference call to go through the Bestpath Merger Agreement’s outstanding items. Both parties agreed that the Bestpath Merger Agreement can be executed prior to the completion of Bestpath’s reorganization and Bestpath would start the incorporation of Cayman merger subs immediately.

On March 15, 2023, Aquaron held a board meeting where Yi Zhou briefed the board of the status of the business combination with Bestpath. The valuation analysis, legal and financial due diligence reports had been sent to the board beforehand. The board reached the conclusion that Bestpath was an ideal business combination target given its industry, current business model and products and future growth opportunities.

On March 19, 2023, Li Zhang (COO of Bestpath), Yi Zhou (CEO of Aquaron) and Sean Xiaocheng Peng (advisor to Aquaron) had a conference call to discuss the earn-out structure. Based on the current progress and projections of Bestpath’s operations, both parties agree that the Combined Company will 1) issue an aggregate of up to 10 million shares as the Earn-out Shares to the Bestpath’s shareholders on a pro rata basis, and (b) issue an aggregate of up to 10 million shares to eligible participants including directors, officers and employees of the Combined Company under a share incentive plan to be established then as the “Earn-out Incentive Plan”. The Earn-out Shares and the Earn-out Incentive Plan will be subject to certain milestones (based on the achievement of certain targets of consolidated revenue for the fiscal year of 2023 and 2024).

On March 22, 2023, Li Zhang (COO of Bestpath), Yi Zhou (CEO of Aquaron) and Sean Xiaocheng Peng (advisor to Aquaron) had a conference call. Both parties agreed to remove the minimum PIPE amount. Bestpath agreed to bear a tail fee to a maximum of $2.9 million, should the amount exceed $2.9 million, Bestpath could choose to terminate the deal.

On March 22, 2023, Aquaron received the complete legal due diligence report from Jingtian & Gongcheng.

On March 23, 2023, Li Zhang (COO of Bestpath), Yi Zhou (CEO of Aquaron) and Sean Xiaocheng Peng (advisor to Aquaron) had a conference call to discuss Bestpath’s pending business change filings to the local Administration for Industry and Commerce. Bestpath agreed in written acknowledgement to complete the change as soon as practicable to speed up the signing of the Bestpath Merger Agreement. In addition, Bestpath had held a shareholders’ meeting and appointed Kefei Liu, Kecheng Liu, Xiaofang Chen, Wenqing Li and Shitao Wu as board of directors of BESTPATH (Shanghai) IoT Technology Ltd. Local authorities have accepted the applications for the aforementioned change on the board of BESTPATH (Shanghai) IoT Technology Ltd.

On March 23, 2023, Aquaron and Bestpath executed the business combination agreement.

On July 12, 2023, Kecheng Liu (chief executive officer of Bestpath) and Li Zhang (COO of Bestpath) held a call with Yi Zhou (CEO of Aquaron), and Xiaocheng Peng (advisor to Aquaron) to discuss Bestpath’s decision regarding the restructuring and business separation. Bestpath plans to separate its hydrogen vehicle research and manufacturing branch, Huture Motors (Shanghai) Co., Ltd. (小氢汽车（上海）有限公司), or Huture Shanghai, into a stand-alone business and only retain its hydrogen refueling station and vehicle connectivity (telematics) operations. As Bestpath explained, the hydrogen refueling station and vehicle connectivity business lines, while innovative, were capital-intensive and required significant ongoing infrastructure investment, which had limited contribution to near-term revenue. As a result, Bestpath believes that its hydrogen vehicle research and manufacturing branch, namely Huture Shanghai, is a more suitable target for pursuing a business combination with Aquaron, which comprises the majority of its assets, revenue, and customer engagement. After the restructuring, Huture Motors (Shanghai) Co., Ltd. (小氢汽车（上海）有限公司) will adopt a new overseas listing framework.

During the second and third quarters of 2023, Aquaron’s management, in collaboration with its financial and legal advisors, held a series of discussions with Bestpath and Huture Shanghai to assess the implications of a potential business separation. Confident in the growth potential of the hydrogen vehicle industry and Huture Shanghai’s positioning within it, Aquaron concluded that the business separation would strengthen Huture Shanghai’s overall financial performance by improving gross margins and sharpening its operational focus. Additionally, Aquaron’s management determined that the segments to be retained by Bestpath were not materially engaged in customer-facing functions, and therefore, the business separation would not significantly affect Huture Shanghai’s existing customer relationships or projected business outlook.

In light of the operational changes, the anticipated delay in transaction timing, and the need to extend its business combination deadline, Aquaron’s management evaluated whether to resume the search for an alternative business combination target. At that time, Bestpath and Huture Shanghai anticipated completing the restructuring within six months, a timeline Aquaron considered acceptable. After consulting with its financial advisors, Aquaron’s management determined that restarting the target search would pose significant execution risks. These included the uncertainty of identifying and securing a suitable alternative target within the remaining timeframe, as well as the likelihood of additional delays in the business combination process. Aquaron’s management further noted that pursuing a new transaction would almost certainly require further deadline extensions and incur substantial legal and advisory costs due to the need for fresh due diligence, negotiation of new deal terms, and preparation of revised regulatory filings. By contrast, Bestpath and Huture Shanghai had already articulated a clear, actionable business separation strategy and had made meaningful progress. Given this context, Aquaron’s management concluded that continuing with Huture Shanghai, under a revised agreement accommodating the restructuring, offered greater deal certainty and a lower risk profile than initiating a new target search.

During this interim period, Bestpath further agreed to reimburse Aquaron for various transaction-related expenses incurred as a result of the extended timeline. These reimbursements included:

•        Extension-related fees:    Bestpath reimbursed Aquaron a total of $90,000 in extension fees, comprising an initial payment of $70,000 followed by a $20,000 installment.

•        Accounting and audit fees:    Bestpath agreed to cover quarterly accounting fees of $8,000, as well as aggregate audit fees totaling $70,382.91.

•        Due diligence expenses:    Approximately $22,000 in incremental legal and financial due diligence costs related to the revised transaction were reimbursed by Bestpath.

•        Legal fees:    Bestpath covered legal advisory fees amounting to approximately $150,000.

•        Corporate restructuring costs:    Bestpath assumed the expenses associated with offshore entity reformation, license updates, and regulatory filings necessary to complete its red-chip restructuring.

These contributions significantly offset the financial burden on Aquaron and reinforced the Aquaron Board’s decision to proceed with a revised transaction agreement with Bestpath.

From June 2023 to April 2024, Bestpath was undergoing restructuring activities. Several calls were held between the management to discuss the restructuring progress. Both parties agreed that upon completion of the restructuring, a re-evaluation of Huture Motors’ valuation would be necessary. While the process was originally anticipated to take approximately six months, it ultimately cost nearly 16 months to complete, due primarily to regulatory approvals, business license transfers, and offshore entity restructuring requirements.

Both parties further agreed that, in light of the post-restructuring scenario, it is essential to re-evaluate Huture Motors’ valuation, and have also concurred on the urgency to expedite Huture Motors’ restructuring, auditing, and the establishment of an overseas listing framework, with the aim of facilitating the completion of the business combination.

On May 29, 2024, Aquaron was informed by Huture Motors that Huture Motors engaged Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) as its U.S. legal counsel in replace of Paul Hastings LLP.

On May 20, 2024, Li Zhang from Huture Motors, Pillsbury, Audit Alliance (auditor to Huture Motors), Commerce & Finance (PRC Counsel to Huture Motors), WSGR, Yi Zhou, Xiaocheng Peng had a group call. Huture Motors’ domestic and overseas restructuring was nearing completion; and the final audit report would be issued the following week upon the completion of Huture Motors’ restructuring. Aquaron and Huture Motors agreed to terminate the Bestpath Merger Agreement to allow the parties to enter into a new business combination agreement to accommodate the restructuring.

In late May 2024, following the completion of its domestic and offshore restructuring, Huture Motors’ management began preparing updated financial projections reflecting the business after separating its non-core operations. These projections were finalized and initially provided to Aquaron’s management on June 6, 2024.

On June 11, 2024, Li Zhang from Huture Motors, Pillsbury, Audit Alliance, Commerce & Finance, WSGR, Aquaron, Xiaocheng Peng had a group call. Huture Motors’ restructuring was expected to be completed within the week; apart from finalizing the Merger Agreement, Pillsbury and WSGR started to prepare the F-4 draft.

After receiving updated projections in early June, Aquaron’s management revisited its valuation analysis. Using both the comparable-companies approach and selected precedent transactions, the team reassessed the merger consideration and the earnout structure, giving greater weight to the comparable-companies method because Huture Motors had separated its capital intensive, low-revenue, loss-making hydrogen refueling-station segment. Excluding that business largely reduced expected capital expenditures and removed a structurally negative cash-flow element, which in turn made a discounted-cash-flow model less reliable and warranted a more conservative valuation. As a result, the headline valuation set on March 23, 2023 at 1.2 billion dollars with an earnout of up to 30 million dollars was reduced to 1 billion dollars with a 20 million-dollar earnout, figures management believes better reflect Huture Motors’ streamlined focus on hydrogen truck manufacturing and sales. No separate appraisal was performed by Huture Motors for the carved-out businesses because they remain under the common control of Huture Motors’ shareholders.

To support the updated valuation, on June 20, 2024, Aquaron engaged its financial advisors and its PRC legal counsel Jingtian & Gongcheng to update the legal and financial due diligence materials. This effort included reviewing Huture Motors’ latest business structure and asset profile post-restructuring.

On June 13, 2024, Li Zhang, Yi Zhou and Xiaocheng Peng had a conference call to review the Merger Agreement. The material differences between the Bestpath Merger Agreement and the Merger Agreement centered on the valuation and the structure of earn-out shares. Under the revised terms, Huture Motors proposed a target valuation of $1 billion, down from the $1.2 billion valuation in the Bestpath Merger Agreement. The total earn-out shares were also reduced to $20 million, down from $30 million in the Bestpath Merger Agreement. Should Huture Motors achieved sales of RMB 60 million in 2024 and RMB 100 million in 2025, Huture Motors’ shareholders would receive 50% of the $20 million earn-out shares, with the remaining 50% allocated to Huture Motors’ employee stock option pool. After deliberation on Huture Motors’ proposal, Aquaron believed that although the spin-off removed business segments that had been negatively contributing to Huture Motors’ financial statements, the overall valuation of Huture Motors should still be adjusted downward to reflect the reduced scope of business. Moreover, Yi Zhou requested to conduct a second due diligence based on the information and updating all materials. Should any significant issues arise, Aquaron reserves the right to unilaterally terminate the agreement and demand compensation from Huture Motors.

In advance of the Aquaron Board meeting held on July 9, 2024, updated legal due diligence materials and financial documentation were provided to the Aquaron Board for review and to support management’s re-evaluation of Huture Motors’ valuation.

On July 9, 2024, Aquaron had a board meeting to discuss Aquaron’s business combination with Huture Motors. Before the meeting, the final internal valuation analysis with a target valuation of $1 billion, updated legal due diligence report and financial report, and Huture Motors Information (defined below) were presented to the board. The Aquaron Board reviewed projected revenues of approximately $13.9 million in 2024 and $248 million in 2026 in Huture Motors’ financial projections as part of the Huture Motors Information, and considered these forecasts in the context of Huture Motors’ restructuring, operating progress, and the terms of the proposed Merger Agreement. The board believed that by completing the restructuring, Huture Motors could focus its resources and efforts on the hydrogen vehicle business. The lower valuation and fewer earn-out shares were reasonable and better reflected Huture Motors’ actual business conditions. Moreover, Huture Motors’ acceptance of stricter performance conditions demonstrated its confidence in its business prospects.

On July 12, 2024, Huture Motors and Aquaron re-entered into the Merger Agreement.

As mentioned above, Huture Motors believes that with PIPE financing, Huture Motors could better support its operational and working capital needs in the event that there are limited funds released from the Trust Account upon the closing of the Business Combination. Other than Arbor Lake, neither Aquaron or Huture Motors retains any agent(s) for the PIPE financing as of date of this proxy statement/prospectus. Aquaron, Huture Motors as well as Arbor Lake have been involved in the selection of potential PIPE investors. Other than the valuations and information as disclosed in this proxy statement/prospectus, no further information has been provided to the potential PIPE investors. Whilst Aquaron and Huture Motors continue working toward obtaining PIPE Financing, no definitive financing agreement has been entered as of date of this proxy statement/prospectus. As soon as the PubCo enters any definitive financing agreement(s), disclosures regarding the material PIPE terms and the form of definitive financing agreement(s) shall be made either through subsequent proxy filings and/or on current reports on Form 8-K.

The Aquaron Board’s Reasons for Approving the Business Combination

On July 9, 2024, Aquaron had a board meeting to discuss Aquaron’s business combination with Huture Motors. Before the meeting, the final internal valuation analysis with a target valuation of $1 billion, updated legal due diligence report and financial report, and Huture Motors Information (defined below) were presented to the board. The Aquaron Board reviewed projected revenues of approximately $13.9 million in 2024 and $248 million in 2026 in Huture Motors’ financial projections as part of the Huture Motors Information, and considered these forecasts in the context of Huture Motors’ restructuring, operating progress, and the terms of the proposed Merger Agreement.

In reaching its decision (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable and in the best interests of, Aquaron and its stockholders, and (ii) to recommend that the stockholders approve the transactions contemplated by the Merger Agreement, including the Business Combination, the Aquaron Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. The independent directors of Aquaron Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated SPAC stockholders to negotiate the terms of the Business Combination and/or prepare a report concerning the approval of the Business Combination.

Prior to reaching the decision to approve the Merger Agreement, Aquaron’s directors reviewed Holdco’s results of the business and financial due diligence and valuation analysis conducted by Aquaron’s management and third party legal and financial advisors, which included:

•        extensive meetings and calls with Huture Motors’ management team regarding Huture Motors’ products, development plans, operations and projections;

•        due diligence activities relating to business, accounting, legal, tax, operations and other matters;

•        financial and valuation analysis including review and analysis of Huture Motors’ historical financial statements, financial projections provided by Huture Motors;

•        discussion with Huture Motors on investor support and future capital markets strategy;

•        background checks on Huture Motors’ current and past key stakeholders;

•        review of Huture Motors’ material business contracts and related party transactions; and

•        research on the public trading values of comparable peer companies.

When considering the Business Combination with the Holdco, Aquaron Board considered, among other things, the following:

•        The large-scale application of hydrogen energy is the future.    Huture Motors’ development strategy is in line with future trends in the context of carbon neutrality policy as the scaling up of production and application of hydrogen energy is one of the mainstream approaches to achieve global energy transformation.

•        Major countries have been releasing policies supporting the development of the hydrogen energy industry.    In recent years, policies, regulations and programs have been introduced, especially towards the innovative technologies that can be applied to boost the upgrading of the whole value chain.

•        In U.S., the Bipartisan Infrastructure Law — R&D funding provisions allocated $1 billion for electrolysis and $0.5 billion for manufacturing clean hydrogen technologies;

•        In United Kingdom, the Net Zero Hydrogen Fund provided GBP 240 million (~USD 300 million) grants for front-end engineering design (FEED) and post-FEED studies, and capital expenditure support to projects;

•        Germany government started a EUR 350 million (~USD 414 million) grant program to provide financial support to international hydrogen production project;

•        Canadian government committed CAD 1.5 billion (~USD 1.2 billion) through the Clean Fuels Fund to support new clean fuels production capacity.

Specifically, the Aquaron Board weighed the below key factors when assessing the fairness and advisability of the Business Combination with Huture Motors:

•        Demonstrated early-stage commercialization and revenue traction.    The Huture O2 Truck Series has been in production since 2023, with total deliveries rising from 61 units as of June 30, 2024 to 72 units by July 31, 2024, evidencing market acceptance and the ability to scale output.

•        Hard-to-obtain manufacturing credentials that create a defensible moat.    Huture Motors holds (i) the MIIT “Special Vehicle Production Enterprise” license for new-energy commercial vehicles (few emerging OEMs possess this; peers such as NIO and XPeng initially relied on contract manufacturers); (ii) a World Manufacturer Identifier (WMI) code; and (iii) ISO 9001 quality-management certification. Collectively, these authorizations lower regulatory risk and raise barriers to entry.

•        Strategic refocus through separating the hydrogen-station services business.    By exiting a capital-intensive, low-margin segment, Huture Motors streamlined its operating model, freeing capital and management bandwidth to concentrate on vehicle manufacturing and core R&D, thereby improving projected profitability.

•        Robust intellectual-property portfolio and expanding R&D platform.    The company owns 25 granted patents and proprietary hydrogen-efficiency algorithms and plans to open a dedicated hydrogen-power laboratory in Shanghai, underpinning future product innovation.

•        Visible product roadmap.    Commercial launch of the Huture H2 Truck Series is scheduled for the second half of 2025, providing a clear path to incremental volumes and revenue diversification.

•        Deep integration across the hydrogen value chain.    Operations span vehicle R&D, manufacturing, sales, and targeted investments in upstream hydrogen technologies, enabling cost synergy, supply-chain control, and differentiated customer solutions.

•        Strong ecosystem relationships.    Partnerships with established component suppliers and infrastructure players (e.g., Shanghai Refire, Sinopec Hydrogen Energy) de-risk sourcing, support vehicle performance, and accelerate market rollout.

•        Alignment with favorable policy and sustainability tailwinds.    China’s “Medium- and Long-Term Plan for the Development of the Hydrogen Energy Industry (2021–2035)” and broader global ESG priorities buttress demand for zero-emission heavy-duty transport, positioning Huture Motors to benefit from regulatory incentives and investor interest.

•        Experienced leadership in fuel-cell vehicle commercialization.    Senior management brings demonstrated expertise in fuel-cell vehicle development, supply-chain management, and go-to-market execution, increasing confidence in meeting growth milestones and earn-out triggers.

The Aquaron Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Early-stage status and execution risk.    Although 72 trucks had been delivered by 31 July 2024, the business remains in an early commercial phase; ramping production from pilot to volume manufacturing introduces supply-chain, quality-control, and working-capital challenges. Successful, timely rollout of the Huture H2 Truck Series (targeted the second half of 2025) is critical to meeting growth projections and earn-out milestones. Delays or technical issues would materially impair the investment thesis.

•        Capitalization and financing uncertainty.    At the time of Aquaron’s Board’s review no PIPE commitments had been secured; absent third-party capital, Huture Motors may struggle to fund tooling, R&D, and field-support costs necessary for scale-up.

•        Reassessment after Huture Motors’ business separation and changed terms in the Merger Agreement.    Aquaron Board re-examined the deal using updated legal and financial due-diligence findings and Huture Motors Information (including the pre-restructuring projections and the Projections discussed below) and noticed that the key changes were a cut in headline valuation from $1.2 billion to roughly $1.0 billion and a reduction in the earn-out pool from $30 million to $20 million, payable upon the achievement of certain earn-out milestones. It further viewed the lower price and exit from a loss-making segment as positives that improve margin potential, reduce upfront dilution and sharpen Huture Motors’ strategic focus. Aquaron Board also acknowledged negatives, namely the narrower revenue base, heavier dependence on truck sales and the absence of committed PIPE funding.

•        Social, political and macroeconomic influence.    Various economic, political and social conditions may change to affect public perception of the industry that Huture Motors operates in. Macroeconomic circumstances including inflation, interest rate fluctuations and existing and forecast levels of growth may also have affected Huture Motors’ financial prospects. Societal factors may cause the perception and preferences of the general public to change with respect to the industry that Huture Motors operates in, and as a result, may affect the public perception of Huture Motors. Huture Motors is subject to various laws and regulations governing its operations in the PRC. Future political and legal changes in the PRC might have unfavorable impacts on Huture Motors.

•        Competition.    Huture Motors and its products currently and in the future, compete with offerings of larger, more established and better-capitalized companies. Huture Motors’ business will suffer if it cannot successfully grow the number of consumer members and business members.

•        Realization of forecast and projection.    The valuation is premised in part on the historical financial information and projections provided by the management of Huture Motors. Accuracy of the information provided is assumed in arriving at the opinion of value. Although appropriate tests and analyses have been carried out to verify the reasonableness and fairness of the information provided, events and circumstances frequently do not occur as expected. Since projections relate to the future, there will usually be differences between projections and actual results and in some cases, those variances may be material. Accordingly, to the extent any of the above-mentioned information requires adjustment; the resulting investment value may differ.

•        Business plans may not be achieved.    Huture Motors’ business plans, including its anticipated expansion into different markets and other areas, may not be successful, or may take longer or be more costly to implement than anticipated, which may affect its timeline and ability to generate revenues or become profitable.

•        Environmental conditions.    Phenomena within the physical environment can severely impact the factors of production and demand factors within an economy for the counterparty. The occurrence of natural disasters, resource depletion and variations in climate conditions may influence resource availability and prices for inputs on the supply side or may influence market access and preferences for products and services associated to the counterparty from end-user demand.

•        Readiness to be a public company.    As Huture Motors has not previously been a public company and its current management team has not managed a public company before, Huture Motors may not have all the different types of employees necessary for it to timely and accurately prepare financial statements and reports for filing with the SEC. There is a risk that Huture Motors will not be able to hire the right people to timely fill in these gaps or that Huture Motors’ compliance infrastructure may not be able to keep pace with the increased compliance risks presented by rapid growth.

•        Potential for benefits not achieved.    The risk that the potential benefits of the Business Combination, including Huture Motors’ identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe.

•        Liquidation.    The risks and costs to Aquaron’s business if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Aquaron’s inability to effect a business combination by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time) and force Aquaron to liquidate and the rights to expire worthless.

•        Closing conditions.    The fact that the completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within our control.

•        Other risks.    There are various other risks associated with the Business Combination, the business of Aquaron, and the business of Huture Motors as described under “Risk Factors.”

In addition to considering the factors described above, the Aquaron Board also considered that the Sponsor and certain officers and directors of Aquaron may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Aquaron’s stockholders (see section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination”). After considering the foregoing, including the Merger Agreement’s total consideration (a $1 billion base equity valuation plus up to $20 million in earn-out shares) and benchmarking that valuation against selected public companies and recent comparable transactions, the Aquaron Board concluded, in its business judgment, that the potential benefits to Aquaron and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

After considering the foregoing, the Aquaron Board, on its meeting on July 9, 2024, determined that the Business Combination with Huture Motors is advisable and in the best interests of Aquaron and its stockholders.

Aquaron’s Financial Analysis

Aquaron Management Analyses

The Aquaron Board did not obtain third-party fairness opinion or report in connection with its determination to approve the Business Combination (including the consideration to be paid to the Huture Motors’ stockholder(s) under the terms of the Merger Agreement), although Aquaron engaged both third party legal and financial advisors to assist with general due diligence matters for purpose of the Business Combination. Aquaron’s officers and directors have substantial experience in evaluating the operating and financial merits of companies across a variety of industries, including consumer-oriented businesses, and the Aquaron Board concluded that this experience and backgrounds enabled them to make the necessary analyses and determinations regarding a business combination. The Aquaron Board’s evaluation of the proposed Business Combination was informed by management’s analysis of Huture Motors Information (defined below), certain financial information about guideline public companies, and other relevant financial information selected based on the experience and the professional judgment of Aquaron’s management team. Accordingly, investors will be relying solely on the judgment of the Aquaron Board in valuing Holdco’s business and assuming the risk that the Aquaron Board may not have properly valued such business.

In the course of the evaluation, Huture Motors prepared and provided (i) its background information and future business plan, which include Huture Motors’ vehicle delivery data, current order pipeline, technology portfolio, product development roadmap; (ii) its audited financial statement for the fiscal years of 2021, 2022 and 2023, its unaudited financial statement as of May 31, 2024; (iii) its key financial projections from May 31, 2024 to December 31, 2030; (iv) other operational and market information in relation to its business; and (v) the opportunity to interview with certain senior management of Huture Motors (collectively, “Huture Motors Information”), all of which helped to form the basis for Aquaron management’s analysis of the Huture Motors’ potential future valuation, and which the Aquaron Board used in its review and approval of the Merger Agreement (including the consideration to be paid in the transaction to Huture Motors’ stockholders).

On July 9, 2024, Aquaron held a board meeting to review and discuss the final valuation analysis prepared by its management based on Huture Motors Information, including the key financial projections provided by Huture Motors, along with updated due diligence reports and financial information. The final valuation analysis considered by Aquaron Board reflected the standalone hydrogen vehicle business of Huture Motors and served as the basis for the Aquaron Board’s determination that the Business Combination was advisable and in the best interests of Aquaron and its stockholders.

Forward-looking information, including information about future business plans, are susceptible to multiple interpretations and inherently reflect assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Aquaron’s and Huture Motors’ control. Neither Aquaron’s management, Huture Motors’ management, nor any of their respective representatives has made or makes any representations to any person regarding the ultimate performance of Huture Motors. Additionally, forward-looking information is inherently subject to significant uncertainties and contingencies, many of which are beyond Huture Motors’ control and cannot be predicted. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Huture Motors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively.

Huture Motors Information — Financial Projections of Huture Motors

In late May 2024, following the completion of its domestic and offshore restructuring and the separation of its non-core operations, Huture Motors’ management began updating financial projections covering the period May 31, 2024 through December 31, 2030 (“the “Projections”). Huture Motor’s management finalized the Projections and delivered them to Aquaron’s management on June 6, 2024. Aquaron’s management relied on the Projections, together with other information, to conduct valuation analysis using comparable company and precedent transaction methodologies, and to assess the reasonableness of the proposed merger consideration, including the earn-out structure.

Under the Projections, Huture Motors’ management expects revenue to grow from $13,930,000 in 2024 to $2,835,465,000 in 2030, with gross margins improving from (24.00%) in 2024 to 19.52 % in 2030 and net margins shifting from (44.36%) in 2024 to 10.20 % in 2030. Historical and forecast figures are summarized below (amounts in thousands, margins in percent):

Fiscal Year	2022 (A)	2023 (A)	2024 (E)	2025 (E)	2026 (E)	2027 (E)	2028 (E)	2029 (E)	2030 (E)
Revenue	220	4,125	13,930	27,077	248,047	494,414	948,913	1,721,681	2,835,465
Gross Margin	39.68	3.28	(24.00)	15.98	21.09	20.54	18.75	18.85	19.52
Net Margin	(747.70)	(45.97)	(44.36)	(3.94)	13.76	15.64	9.01	9.29	10.20

Huture Motors’ management derived these figures on the basis that (i) the “Huture O2” SUV launches in 2025 and a minivan model in 2026, with dedicated production lines operational in the same years; (ii) 1% of annual revenue is generated from parts and components at roughly 20% gross margin; (iii) after-sales service costs consume 2% – 5% of vehicle revenue; (iv) receivables turn in 94 days and accounts payable equal 106% of current-period cost of goods sold; (v) existing factories remain rent-free for three years and each new plant enjoys a three-year rent-free start-up period; and (vi) external equity infusions of $10 million in Q4 2025, $50 million in 2026 and $70 million in 2027 are consummated, with no debt financing assumed.

The Projections further presuppose favorable macro-industry conditions, specifically (a) declining unit costs for fuel-cell systems as scale increases; (b) falling terminal hydrogen prices as production, storage and distribution infrastructures expand; (c) sustained policy support for hydrogen infrastructure within PRC; (d) market adoption of hydrogen fuel-cell vehicles (“FCEVs”) on a trajectory akin to that experienced by battery-electric vehicles between 2013 and 2022; (e) timely completion of hydrogen-energy highway networks in the Beijing-Tianjin-Hebei, Yangtze River Delta and Pearl River Delta regions; and (f) continued rapid iteration of fuel-cell technology.

However, on the other hand, Huture Motors’ management also realize the potential risks attendant to the above assumptions. Such risks include:

•        slower-than-expected technical breakthroughs, raw-material price volatility, or competitors achieving steeper cost curves, each of which could limit anticipated declines in fuel-cell system costs;

•        delays in hydrogen-refueling-station build-out, unfavorable revisions to subsidy programs, or technological bottlenecks, any of which could check the projected fall in retail hydrogen prices;

•        discontinuity or redirection of central or provincial policies, lagging construction progress, or insufficient coordination across the hydrogen value chain, thereby constraining infrastructure benefits;

•        unresolved technical or safety issues, muted consumer acceptance, or intensified competition from established new-energy-vehicle manufacturers, in turn tempering FCEV sales growth;

•        inconsistent regional policies, stakeholder misalignment, or weaker-than-forecast FCEV demand leading to under-utilized highway networks; and

•        reduced R&D investment, selection of an inferior technology route, or delays in adopting uniform industry standards, any of which could retard fuel-cell innovation.

Prior to Huture Motors’ restructuring, a separate set of financial projections had previously been prepared and provided to Aquaron’s management in connection with the Bestpath Merger Agreement, These pre-restructuring forecasts projected significantly higher near-term revenue, along with synchronized growth in both gross and net profit margins. The projections prior to restructuring are summarized below (amounts in thousands, margins in percent):

Fiscal Year	2023 (A)	2024 (E)	2025 (E)	2026 (E)	2027 (E)
Revenue (Pre-Rest.)	32,823	69,330	324,077	580,765	1,034,507
Revenue Growth Rate (%)		111.22%	367.44%	79.21%	78.13%
Gross Margin (%)	(20.69)	3.85%	20.52%	22.50%	23.89%
Net Profit Margin (%)	(44.58)	(19.22)	6.07%	8.19%	9.08%

While the pre-restructuring version assumed stronger and more immediate profitability, the post-restructuring model reflects margin compression through 2025, most notably a (44)% net profit margin and (24)% gross margin in 2024, largely due to the fixed-cost burden during the initial low-scale phase of production. Despite the temporary pressure on margins, the post-restructuring model forecasts a dramatic acceleration in revenue beginning in 2026 (816% year-over-year growth), suggesting a deliberate “pressure-then-acceleration” strategy designed to lay operational groundwork before scaling. Compared to the original forecast, the Projections largely reduce revenue and net profit expectations in 2023 – 2025. However, those revisions are grounded in observable market realities, including missed sales targets, delayed marketing campaigns, and updated delivery capacity. The new model places greater emphasis on achievable execution, favoring a more balanced trajectory between growth and profitability.

Both Aquaron’s Board and Aquaron’s management believed that such realignment reflects operational pacing, market demand, and fixed-cost absorption more realistically and supports a disciplined and transparent approach to forward-looking disclosures, enhancing both the credibility of Huture Motors’ management’s assumptions and the usefulness of the information for stakeholders.

Comparable Companies & Comparable Transaction Methodologies

The valuation of the 100% equity interest in Huture Motors was developed through the application of a market approach known as comparable companies and comparable transaction methodology.

In applying this market approach, Aquaron’s management considered industry performance, market and financial conditions, general business and other matters. Huture Motors operates production and sale hydrogen fuel cell vehicles, however the listed hydrogen fuel cell vehicle manufacturing companies are limited, thus Aquaron’s management selected comparable companies and the comparable transactions’ acquirees engage in the 1) production and sale hydrogen fuel cell vehicles, 2) the related industries like hydrogen energy vehicle batteries manufacturing, hydrogen energy storage, hydrogen energy transportation, and hydrogen refueling station operations. The analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

As part of the analysis, Aquaron’s management reviewed the Huture Motors Information and relevant operational information regarding the subject business from public sources and have relied to a considerable extent on such information in arriving at the implied equity value. In performing the valuation, Aquaron’s management had challenged Huture Motors management’s assumptions and estimates with respect to the future performance of Huture Motors, which involved matters of opinion or forecast (whether or not expressly stated).

Huture Motors is in fast developing stage, and according to Huture Motors’ production and sales plan, all vehicles will generate revenue in 2026, Aquaron’s management applied the comparable companies’ FY2024 P/S multiple and Huture Motors’ projected FY2026 revenue to imply the 100% equity value under comparable companies method. As the acquirees in selected comparable transactions are also in the period of early and rapid development, Aquaron’s management applied the comparable transactions’ P/S multiple and Huture Motors’ projected FY2024 revenue to imply the 100% equity value under comparable transactions method.

Analysis of Selected Publicly Traded Companies

Aquaron’s management reviewed and analyzed Huture Motors Information and compared this information to certain financial information of eight (8) publicly traded companies that Aquaron’s management deemed to be reasonably comparable to Huture Motors. The criteria for selecting the comparable companies were those that are:

•        engaged in the production and sale hydrogen fuel cell vehicles industry or engaged in the related industries like hydrogen energy vehicle batteries manufacturing, hydrogen energy storage, hydrogen energy transportation, and hydrogen refueling station operations; and

•        listed on a U.S. stock exchange or other major international stock exchange.

Aquaron’s management used primarily a database provided by Capital IQ to screen for companies that met the above criteria based on their business descriptions, business information and exchange-listing status, and further reviewed the selected public companies’ corporate websites and other publicly available information to confirm their suitability as comparable companies. Because the listed hydrogen energy commercial vehicle manufacturing companies are limited, we added more comparable companies in related industries. Below are the comparable companies descriptions:

•        Yangzhou Yaxing Motor Coach Co., Ltd. (SHSE: 600213)’s main business is the research and development, manufacturing, and sales of bus products. It specializes in buses, special vehicles, agricultural vehicles, and automotive parts. The company has a wide range of products, including new energy hybrid buses, pure electric buses, and low emission luxury buses. These products are not only widely used in China market, but also exported to North America, Australia, Eastern Europe, Southeast Asia, Russia, the Middle East, Africa and other places. The company has been developing hydrogen fuel cell products since 2017, committed to solving technical problems such as performance matching, structural coupling safety, vehicle lightweighting, reliability, durability, and environmental adaptability improvement. The first batch of twenty 10.5-meter hydrogen fuel electric vehicles have been put into operation on the first hydrogen energy bus demonstration line in Yangzhou, with a cumulative operating mileage of over 5.5 million kilometers.

•        Shenzhen Center Power Tech. Co., Ltd. (SZSE: 002733) mainly engaged in the research and development, production, and sales of chemical power sources, new energy storage, fuel cells, and sodium ion batteries. The main business of the company includes the research and development, production, and manufacturing of hydrogen fuel cell power system solutions, as well as the provision of closed-loop solutions for the fuel cell industry ecosystem.

•        Zhangjiagang Furui Special Equipment Co., Ltd. (SZSE: 300228) mainly engaged in the manufacturing of equipment for the entire industry chain of new energy storage, transportation, and terminal applications, as well as providing one-stop overall technical solutions and operation and maintenance services, and heavy equipment manufacturing. The company also engaged in manufacturing of hydrogen energy equipment, as well as technology research and development, and technology transfer in the field of hydrogen energy. The company cooperates with East China University of Science and Technology, Jiangsu University of Science and Technology, Chinese Academy of Sciences Hefei Institute of Physical Sciences, etc. to study the development of hydrogen energy technology. In addition, its subsidiary Zhangjiagang Furui Hydrogen Equipment Co., Ltd. was established on June 13, 2016.

•        Hyzon Motors Inc. (NasdaqCM: HYZN) mainly engaged in manufacturing and selling commercial transportation electric vehicles, focusing on the application of hydrogen fuel cell technology. The company is a hydrogen powered company focused on the commercial vehicle market, utilizing its mature proprietary hydrogen fuel cell technology to provide zero emission heavy-duty trucks and buses to customers in North America, Europe, and around the world. The company’s products include city buses and various types of trucks to meet the needs of commercial transportation. Through its demonstrated technological advantages, leading fuel cell performance, and history of rapid innovation, Hyzon Motors Inc. has contributed to the continuous popularization of hydrogen fuel vehicles. In addition, the company is also promoting the commercialization of fuel cell vehicles globally, including in countries such as the United States, Netherlands, and China.

•        Beijing SinoHytec Co., Ltd. (SHSE: 688339) mainly engaged in the development and technical services of fuel cell systems and related technologies. It is an enterprise dedicated to the research and industrialization of fuel cell systems. Its main business includes the research and development, production, and related technology development and technical services of fuel cell power systems. The company’s main product is fuel cell systems, which occupy a leading position in the domestic fuel cell vehicle field. Its fuel cell systems have been applied in multiple vehicle announcements.

•        Sino-Synergy Hydrogen Energy Technology (Jiaxing) Co., Ltd. (SEHK: 9663) dedicates to hydrogen fuel cell technology. The company’s products are widely used in multiple fields, including but not limited to transportation applications such as buses, heavy-duty trucks, logistics vehicles, stackers, rail transportation, ships, as well as fixed applications such as decentralized power generation and backup power generation. Guohong Hydrogen Energy is committed to promoting clean and sustainable energy use through its technology and products, in order to achieve a greener future.

•        Weichai Power Co., Ltd. (SEHK: 2338) is a large enterprise with a wide range of business, including but not limited to the production and sales of engines and their components, heavy-duty vehicles, heavy-duty vehicle axles, transmissions, and other automotive parts, with exporting the products to over 150 countries and regions. The company has established a complete hydrogen energy industry chain from batteries, engines, systems to downstream vehicles, promoting the rapid development of the hydrogen fuel cell commercial vehicle industry, and it has established strategic partnerships with multiple enterprises to jointly promote the application and market promotion of hydrogen fuel cells in the commercial vehicle field. The company has developed and put into operation a hydrogen fuel cell engine system covering 50kW-200kW, which is widely used in urban buses, light trucks, heavy truck tractors, etc. Moreover, it accelerated the implementation of the “Hydrogen Energy City” blueprint, investing RMB4 billion to layout new energy businesses, and has carried out industrial layout and multi application scenario transformation in Weifang. The company has developed the high-end power hydrogen internal combustion engine WP15, achieving a significant breakthrough in traditional internal combustion engine technology and providing strong technical support for achieving carbon neutrality goals. The company has established the world’s largest R&D and manufacturing base for 20000 hydrogen fuel cell engines, and plans to further expand production capacity in the coming years.

•        FuelCell Energy, Inc. (NasdaqGM: FCEL) mainly engaged in the design, manufacturing, sales, installation, operation, and service of fuel cell products. The company’s main business in hydrogen energy mainly includes the design, manufacturing, sales, installation, operation, and service of fuel cells. The company focuses on decarbonizing electricity and producing hydrogen fuel cell products and electrolysis platforms, serving multiple industries including industrial, wastewater treatment, commercial and hotel, data center and communication, education, and healthcare, aiming to help customers achieve sustainable energy use.

Companies	Ticker	Market Cap (In USD million)	Gross Profit (%)	EBITDA (%)	EBIT (%)	Net Profit (%)	FY2024 P/S
Yangzhou Yaxing Motor Coach Co., Ltd.	SHSE:600213	240	13%	(15)%	(16)%	(19)%	n/a
Shenzhen Center Power Tech. Co., Ltd	SZSE:002733	627	18%	7%	4%	4%	n/a
Zhangjiagang Furui Special Equipment Co., Ltd.	SZSE:300228	514	23%	14%	9%	7%	n/a
Hyzon Motors Inc.	NasdaqCM:HYZN	131	(120)%	(1355)%	1392%	(1830)%	7.96
Beijing SinoHytec Co., Ltd.	SHSE:688339	770	24%	(34)%	(44)%	(47)%	4.50
Sino-Synergy Hydrogen Energy Technology (Jiaxing) Co., Ltd.	SEHK:9663	1,081	25%	(49)%	(58)%	(58)%	n/a
Weichai Power Co., Ltd.	SEHK:2338	18,184	22%	11%	6%	6%	0.57
FuelCell Energy, Inc.	NasdaqGM:FCEL	406	(33)%	(149)%	(186)%	(155)%	3.86
Average		2,744	(4)%	(196)%	(210)%	(262)%	4.2x

Aquaron’s management estimated a 100% equity value of Huture Motors, using (i) the average P/S ratio of 4.2x for the comparable companies; and (ii) the projected total sales of Huture Motors for 2026 of $248 million. Compared to similar companies with stable business revenues, Huture Motors is in a fast-growing phase, with currently only one vehicle model on the market. It plans to launch all three models by 2026 and expect to enter a phase of steady growth then. According to Huture Motors’ sales forecast, revenue is expected to reach $248 million in 2026, with an estimated 2600 vehicles sold. As a result, Aquaron’s management has decided to use Huture Motors’ projected 2026 revenue in this comparable companies analysis. The final valuation was estimated to be around $1 billion using the comparable companies method. Since projections pertain to future events, there will often be discrepancies between projections and actual outcomes, and in some cases, these differences could be material. The realization of the projected 2026 revenue of $248 million depends on the following factors and contingencies:

•        Huture Motors’ ability to meets its hydrogen vehicle production and sales targets, including:

•        Maintaining sufficient manufacturing capacity to meet delivery schedules;

•        Consistently delivering vehicles that meet client quality expectations;

•        Sustaining key business relationships with suppliers and partners; and

•        Continuously receiving orders from existing major clients;

•        Huture Motors’ ability to maintain projected profit margins and manage costs and expenses efficiently while expanding in the market;

•        The retention of key employees at Huture Motors following the Closing;

•        The continued global growth of hydrogen vehicle manufacturing and market demand, driven by the pursuit of net-zero emissions worldwide; and

•        Revenue forecasts are based on reasonable assumptions and the best available information at the time, but are subject to significant uncertainties and risks, including geopolitical influences, macroeconomic conditions, hydrogen energy costs, technological advances in the new energy vehicle sector, and other factors.

Analysis of Selected Precedent Transactions

Using publicly available information, Aquaron’s management reviewed financial data relating to the following three selected transactions that were considered generally relevant for purposes of analysis as transactions that closed between 2021 and 2024.

Comparable Transactions
Transactions Date	Target	Transaction Status	Transaction Types	Currency	Implied Equity Value	Transaction implied P/S multiple
2024	United Hydrogen Group Inc.	In progress	Merger/Acquisition	In USD million	1,600	122.1x
2021	Hyzon Motors Inc.	Closed	Merger/Acquisition	In USD million	299	80.3x
2022	Shanghai REFIRE Group Limited	Closed	Merger/Acquisition	In RMB million	10,859	17.9x
Average						80.3x

Aquaron’s management estimated a 100% equity value of Huture Motors by using (i) the average P/S ratio of 80.3x of the comparable transactions’ targets and (ii) Huture Motors’ projected total sales of $13.9 million for 2024. These comparable transaction targets were all still in the early stages of development and lacked stable revenue at the time of acquisition. For instance, United Hydrogen Group Inc. generated around $13.1 million in revenue in 2023, Hyzon Motors Inc. delivered only 87 hydrogen fuel cell-powered heavy-duty vehicles in 2021, and Shanghai REFIRE Group Limited was operating at a loss in 2022. Therefore, Aquaron management was comfortable to chose Huture Motors’ projected revenue of 2024 for the comparable transactions method calculation. The final valuation was estimated to be around $1.1 billion using the comparable transactions method.

Benefits and Detriments of the Business Combination

The following describe the potential benefits and detriments to the relevant parties in connection with the Business Combination:

•        Aquaron:    Aquaron believes the transaction enables entry into China’s fast-growing hydrogen vehicle sector, benefiting from national and local policy incentives. According to the “Medium- and Long-Term Plan for the Development of the Hydrogen Energy Industry (2021–2035),” China aims to have 50,000 hydrogen fuel cell vehicles in operation by 2025. Huture Motors projects revenues of RMB60 million (approx. $8.3 million) in 2024 and RMB100 million (approx. $13.8 million) in 2025, offering Aquaron shareholders exposure to rapid growth opportunities. The Aquaron Board also considered the potential detriments of the Business Combination to Aquaron, including, among others, the uncertainty with respect to the potential benefits of the Business Combination, and the risks and costs to Aquaron if the Business Combination is not consummated, and various other risks associated with Huture Motors’ business, operations and applicable regulations. For more information, see “— The Aquaron Board’s Reasons for Approving the Business Combination.”

•        Sponsor and its affiliates:    The Sponsor and its affiliates expect to receive substantial consideration in the Business Combination. Immediately following the Closing of the Business Combination, the Sponsor and its affiliates are expected to hold a total of 1,676,813 PubCo Class A Ordinary Shares, comprising the respective PubCo Class A Ordinary Shares converted by (i) 1,309,295 and 45,000 Insider Shares held by the Sponsor and Aquaron’s officers and directors, respectively, (ii) 268,765 shares of SPAC Common Stock underlying the SPAC Private Units, and (iii) 53,753 shares of SPAC Common Stock underlying 268,765 SPAC Rights held by the Sponsor. In addition, the Sponsor will receive up to 90,962 PubCo Class A Ordinary Shares underlying the $849,626 promissory notes issued by Aquaron, should the Sponsor choose to convert those notes pursuant to their terms. Taken together, these shares total 1,767,775 PubCo Class A Ordinary Shares, which in the aggregate, would represent approximately [*]% and [*]% ownership interest in Aquaron following the consummation of the Business Combination under the no redemption scenario and the maximum redemption scenario, respectively, on an as converted basis. See “Summary of the Proxy Statement/Prospectus — Compensation of the Sponsor, its Affiliates and Promoters.” In addition, the Sponsor faces potential detriments from the Business Combination, including the risk that if the Business Combination is not consummated, Aquaron will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public SPAC Common Stock for cash and, subject to the approval of its remaining stockholders and Aquaron Board, liquidating and dissolving. In such event, the Insider Shares held by the Sponsor and Aquaron’s officers and independent directors would be worthless. See “— Interests of Certain Persons in the Business Combination.”

•        Aquaron’s public stockholders:    The Aquaron public stockholders have the opportunity to evaluate and consider whether or not to redeem their SPAC Common Stock in connection with the consummation of the Business Combination. Non-redeeming Aquaron public stockholders will have the opportunity to participate in the potential future growth of PubCo, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by Aquaron Board described in “— The Aquaron Board’s Reasons for Approving the Business Combination,” the various other risks associated with the Business Combination, the business of Huture Motors as described in “Risk Factors,” the potential conflicts of interest described in “— Interests of Certain Persons in the Business Combination,” and the potential material dilution they may experience as described in “Answers About the Business Combination and the Special Meeting — Q: Will I experience dilution as a result of the Business Combination?” Aquaron public stockholders who choose to redeem their SPAC Common Stock have the opportunity to receive a pro rata portion of the cash held in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. However, such redeeming Aquaron public stockholders face the potential of not benefiting from any future growth in value of PubCo following the Business Combination.

•        Huture Motors:

Benefits: After the consummation of the Business Combination, the shares of the PubCo are expected to be listed on Nasdaq and PubCo will become a public company. Huture Motor and its shareholders will enjoy enhanced visibility in the capital markets, which could help amplify the brand awareness of Huture Motor. In addition, Huture Motor will have access to U.S. capital market, which will be benefit to executing its expansion and growth strategies. Further, Huture Motor’s shareholders had acquired their respective shares of Huture Motor ordinary shares at a price lower than $10.00 per share. To the extent that the shares of PubCo Ordinary Shares will trade above the respective per share acquisition price of their Huture Motor ordinary shares, shareholders of Huture Motor will receive a positive return on their respective investments in Huture Motor.

Detriments: Huture Motor has and continues to incur significant fees and expenses associated with completing the Business Combination and Huture Motor’s management has invested substantial time and effort to complete the Business Combination as well as the risks that the benefits sought to be achieved by the Business Combination might not be achieved fully or may not be achieved within the expected timeframe and that completion of the Business Combination is conditioned on satisfaction of certain closing conditions that are not within Huture Motor’s control, such as Nasdaq approving the listing of PubCo Ordinary Shares upon closing of the Business Combination.

Required Vote

Approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of SPAC Common Stock as of the record date represented online or by proxy at the Special Meeting and entitled to vote thereon. Each of the adoption of the Condition Precedent Proposals is cross-conditioned on approval of each other. It is important for you to note that in the event that any of the Condition Precedent Proposals is not approved, then Aquaron will not consummate the Business Combination.

Recommendation of the Aquaron Board

After careful consideration, the Aquaron Board determined that the Business Combination with the Holdco is advisable and in the best interests of Aquaron and its stockholders. On the basis of the foregoing, the Aquaron Board has approved and declared advisable the Business Combination with Holdco and recommends that you vote or give instructions to vote “FOR” the Business Combination Proposal. Aquaron’s directors have interests that may be different from, or in addition to your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

PROPOSAL NO. 2
THE REDOMESTICATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement is attached hereto as Annex A, which is incorporated by reference herein.

Purpose of the Redomestication Proposal

The purpose of the Redomestication is to establish a Cayman Islands exempted company as the parent entity of the Holdco and Aquaron that would be a “foreign private issuer” as that term is defined under the Exchange Act. As a result of the Redomestication, Aquaron’s stockholders will no longer be stockholders of Aquaron and (other than Aquaron’s stockholders who exercise their redemption rights) will become shareholders of PubCo, a foreign private issuer. As a foreign private issuer, PubCo is exempt from compliance with certain of the rules under the Exchange Act.

PubCo will seek to have its securities approved for listing on Nasdaq in connection with the Business Combination. PubCo cannot assure you that it will be able to meet those initial listing requirements at that time. Even if PubCo’s securities are listed on Nasdaq, as a foreign private issuer, PubCo will be permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, PubCo is not required to (1) have a majority of the board consisting of independent directors, (2) have an audit committee be composed of at least three members, or (3) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. PubCo intends to rely on some of these exemptions, and as a result, PubCo’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, PubCo will also be subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. As a result, PubCo’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

Summary of the Redomestication

Pursuant to the terms of the Merger Agreement, (a) Merger Sub 1 will merge with and into Holdco pursuant to the Initial Merger, the separate existence of Merger Sub 1 will cease and Holdco will be the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of PubCo, and (b) following confirmation of the effective filing of the Initial Merger but on the same day, Merger Sub 2 will merge with and into Aquaron pursuant to the SPAC Merger, the separate existence of Merger Sub 2 will cease and Aquaron will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo. Accordingly, once the Mergers are effective, a “redomestication” from Delaware to Cayman Islands will have taken place (sometimes referred to herein as the “Redomestication”). In connection with the Mergers and Redomestication, all outstanding SPAC Units will separate into their individual components of SPAC Common Stock and SPAC Rights and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of Aquaron’s stockholders shall be exchanged as follows:

(i)     For each share of SPAC Common Stock, issued and outstanding immediately prior to the effective time of the SPAC Merger (other than any redeemed shares), which will automatically be cancelled and cease to exist and for each share of such SPAC Common Stock, PubCo shall issue to each of Aquaron’s stockholder (other than Aquaron’s stockholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo Class A Ordinary Share, which, unless explicitly stated herein, shall be fully paid; and

(ii)    The holders of SPAC Rights issued and outstanding immediately prior to the effective time of the SPAC Merger will receive one-fifth (1/5) of one PubCo Class A Ordinary Share in exchange for the cancellation of each SPAC Right; provided, however, that no fractional shares will be issued and all fractional shares will be rounded down to the nearest whole share.

Differences between PubCo’s Amended and Restated Memorandum and Articles of Association that will become effective immediately prior to the completion of the Business Combination and Aquaron’s Amended and Restated Certificate of Incorporation and Bylaws

Following is a summary of the material differences between the Amended and Restated Memorandum and Articles of Association of PubCo to be in effect immediately prior to the completion of the Business Combination and Aquaron’s amended and restated certificate of incorporation:

•        The name of the new public entity will be “HUTURE Group Limited” as opposed to “Aquaron Acquisition Corp.”;

•        PubCo has 500,000,000 ordinary shares authorized, as opposed to Aquaron having 10,000,000 authorized shares of common stock;

•        PubCo’s corporate existence is perpetual as opposed to Aquaron’s corporate existence terminating if a business combination is not consummated by Aquaron within a specified period of time; and

•        PubCo’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that Aquaron’s amended and restated certificate of incorporation contains.

Authorized but unissued ordinary shares may enable PubCo Board to render it more difficult or to discourage an attempt to obtain control of PubCo and thereby protect continuity of or entrench its management, which may adversely affect the market price of PubCo’s shares. For example, if, in the due exercise of its fiduciary obligations, for example, PubCo Board were to determine that a takeover proposal were not in the best interests of PubCo, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable PubCo to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for dividends and share splits. PubCo currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

A copy of PubCo’s Amended and Restated Memorandum and Articles of Association, as will be in effect immediately prior to the completion of the consummation of the Business Combination, is attached to this proxy statement/prospectus as Annex C. See also the Section titled “Comparison of Shareholder’s Rights” on page 230 of this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences

The following is a brief summary discussion of material U.S. federal income tax consequences of (i) the Business Combination to U.S. Holders of SPAC Common Stock (excluding any redeemed shares) and SPAC Rights (collectively, the “SPAC securities”), (ii) the subsequent ownership and disposition of PubCo Ordinary Shares received in the Business Combination by U.S. Holders and (iii) the exercise of redemption rights by U.S. Holders of SPAC Common Stock. In addition, the following includes a brief summary discussion of U.S. federal income tax consequences of the Business Combination to SPAC and PubCo.

This summary discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination, as a result of exercising redemption rights of SPAC Common Stock, or as a result of the ownership and disposition of PubCo Ordinary Shares. In addition, this summary discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8%

Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This brief summary is limited to considerations relevant to U.S. Holders that hold SPAC securities and, after the completion of the Business Combination, PubCo Ordinary Shares, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received SPAC Common Stock through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of SPAC securities, or, after the Business Combination, the issued PubCo Ordinary Shares (excluding treasury shares);

•        holders holding SPAC securities, or, after the Business Combination, PubCo Ordinary Shares, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction; or

•        the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of SPAC securities, and, after the Business Combination, PubCo Ordinary Shares received in the Business Combination, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds SPAC securities, or, after the completion of the Business Combination, PubCo Ordinary Shares received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of PubCo Ordinary Shares received in the Business Combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. SPAC STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Tax Residence of PubCo for U.S. Federal Income Tax Purposes.

A corporation organized under non-U.S. law, such as PubCo, is generally treated as a foreign corporation for U.S. federal income tax purposes. Under Section 7874 of the Code, a corporation otherwise treated as a foreign corporation may be treated as a U.S. corporation for such purposes (or may be subject to certain other adverse tax consequences) if it acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation. These rules apply only if certain conditions are met, including that the former shareholders of the acquired U.S. corporation hold, by reason of their ownership of shares of that corporation, more than a specified percentage of the shares of the acquiring foreign corporation, as determined under complex rules set out in the Treasury Regulations under Section 7874. The Treasury Regulations under Section 7874 further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Section 7874 that are conducted as part of a plan or conducted over a 36-month period, making it more likely that Section 7874 will apply to a foreign acquiring corporation.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Treasury regulations thereunder, and certain factual assumptions, these conditions are not expected to be met and thus the Business Combination is not expected to cause PubCo to be treated as a U.S. corporation for U.S. federal income tax purposes or to otherwise be subject to Section 7874 of the Code. However, the application of Section 7874 of the Code to the Business Combination must be finally determined after the completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. If PubCo were to be treated as a U.S. corporation for U.S. tax purposes (and as a result holders of PubCo Ordinary Shares were treated as holders of shares of a U.S. corporation), PubCo and certain PubCo shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on PubCo and future withholding taxes on certain PubCo shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

However, even if PubCo were respected as a foreign corporation under Section 7874, PubCo may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Merger. If PubCo were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Merger, Section 7874 would exclude certain shares of PubCo attributable to the Merger for purposes of determining whether Section 7874 applies to that subsequent acquisition, making it more likely that Section 7874 would apply to such subsequent acquisition.

In addition, if certain conditions are met, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874.

If such conditions are met, PubCo and certain of PubCo’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by PubCo include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Treasury regulations thereunder, and certain factual assumptions, these conditions are not expected to be met and thus the limitations and other rules described above are not expected to apply to PubCo after the Merger. The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by future changes in such Treasury regulations, with possible retroactive effect) and is subject to certain factual and legal uncertainties.

The remainder of this discussion assumes that PubCo will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Material U.S. Federal Income Tax Consequences of the Business Combination

For U.S. Federal income tax purposes, the parties to the Merger Agreement intend that (i) the exchange of SPAC Common Stock and SPAC Rights for PubCo Ordinary Shares and the conversion of shares of Merger Sub 2 to SPAC Common Shares and SPAC Rights pursuant to the SPAC Merger (together with certain other transactions contemplated by the Merger Agreement) will qualify as a tax-deferred exchange under Section 351(a) of the Code and (ii) the SPAC Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any U.S. stockholder of SPAC (other than any U.S. stockholder that would be a “five-percent transferee shareholder”, within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii), of PubCo following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) (clauses (i) and (ii), the “Intended SPAC Merger U.S. Tax Treatment”). The parties to the Merger Agreement have agreed to (i) file and retain such information as shall be required under Sections 1.351-3 of the United States Treasury Regulations, (ii) cause to be timely filed with the SPAC’s U.S. federal income Tax Return for the taxable year that includes the SPAC Merger Effective Time a statement described in Treasury Regulations Section 1.367(a)-3(c)(6), and (iii) file all Tax and other informational returns on a basis consistent with the Intended SPAC Merger Tax Treatment, unless required to do otherwise pursuant to a “determination” as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law).

The provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond SPAC or PubCo’s control. For example, if more than 20% of the PubCo Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. However, we do not expect that any of the PubCo Ordinary Shares issued in the Business Combination that will be subject to contractual restrictions on transfer will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination.

Moreover, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. (“foreign”) corporation in a transaction that otherwise qualifies as a non-recognition transaction under Section 351(a) of the Code, the U.S. person is required to recognize any gain, but not loss, realized on such exchange unless certain additional requirements are met. In general, for the Merger to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee foreign corporation is received, in the aggregate, by the “U.S. transferors”

(as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee foreign corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulations Section 1.367(a)-3(c)(3) must be satisfied. There are significant factual and legal uncertainties concerning the determination of whether these requirements will be satisfied in the case of the Business Combination. The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders are strongly urged to consult their tax advisor concerning the application of these rules to the Merger under their particular circumstances, including whether the U.S. Holder will be a five-percent transferee shareholder and the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

Additionally, if U.S. Holders of SPAC Rights were to be treated for U.S. federal income tax purposes as receiving PubCo Ordinary Shares in discharge of SPAC’s obligations under the SPAC Rights (instead of as receiving such PubCo Ordinary Shares in exchange for transferring the SPAC Rights to PubCo), the Merger would generally be a fully taxable transaction for U.S. federal tax purposes with respect to the SPAC Rights. Due to the absence of authority on the U.S. federal income tax treatment of the SPAC Rights, there can be no assurance on the characterization of the SPAC Rights that would be adopted by the IRS or a court of law. Accordingly, U.S. Holders of SPAC Rights are urged to consult with their tax advisors regarding the treatment of their SPAC Rights in connection with the Merger.

If the Merger qualifies as a transaction governed by Section 351(a) of the Code and the requirements of Section 367(a) of the Code described above are satisfied, and subject to the discussion above regarding SPAC Rights, a U.S. Holder that exchanges its SPAC securities in the Business Combination for PubCo Ordinary Shares generally will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the PubCo Ordinary Shares received in the Business Combination by a U.S. Holder will be equal to the adjusted tax basis of the SPAC securities surrendered in the Business Combination in exchange therefor. A U.S. Holder’s holding period for the PubCo Ordinary Shares received in the exchange should include the holding period for the SPAC securities surrendered in the exchange.

If the Merger qualifies as a transaction governed by Section 351 of the Code, and the requirements of Section 367(a) of the Code are not satisfied, a U.S. Holder may recognize gain (but not loss) as a result of the Merger.

If the Merger fails to qualify for the Intended SPAC Merger Tax Treatment for a reason other than the application of Section 367(a) of the Code, the Merger will be a fully taxable transaction for U.S. federal tax purposes. In that case, a U.S. Holder that exchanges its SPAC securities for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Ordinary Shares received and (ii) the U.S. Holder’s adjusted tax basis in the SPAC securities exchanged. A U.S. Holder’s aggregate tax basis in the PubCo Ordinary Shares received will be their fair market value on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the PubCo Ordinary Shares received pursuant to the Business Combination will begin on the day after the date the U.S. Holder receives such PubCo Ordinary Shares. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the SPAC securities exceeds one year at the time of the Business Combination. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. It is unclear, however, whether the redemption rights with respect to the SPAC Common Stock have suspended the applicable holding period for this purpose. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

The completion of the Business Combination is not conditioned on the Business Combination qualifying for the Intended SPAC Merger Tax Treatment, nor upon the receipt of an opinion of counsel or a ruling from the IRS to that effect. No party to the Merger Agreement has requested or intends to request an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, even if the parties to the Merger Agreement conclude that the Business Combination qualifies for the Intended SPAC Merger Tax Treatment, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.

No party to the Merger Agreement, nor any of their respective advisors or affiliates, makes any representations or provides any assurances regarding the tax consequences of the Business Combination, including whether the Business Combination qualifies for the Intended SPAC Merger Tax Treatment. Each U.S. person is urged to consult its tax advisors with respect to the qualification of the Business Combination for the Intended SPAC Merger Tax Treatment and the tax consequences to them if the Business Combination does not so qualify. The remainder of this discussion assumes that the Business Combination qualifies for the Intended SPAC Merger Tax Treatment.

Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights

In the event that a U.S. Holder elects to redeem its SPAC Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the SPAC Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the SPAC Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the SPAC Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the SPAC Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. It is unclear, however, whether the redemption rights with respect to the SPAC Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of SPAC Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from SPAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the SPAC Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the SPAC Common Stock. Dividends paid to a U.S. Holder that is taxable as a corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the SPAC Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of SPAC Common Stock treated as held by the U.S. Holder (including any SPAC Common Stock constructively owned by the U.S. Holder as a result of owning SPAC Rights) relative to all of the shares of SPAC Common Stock outstanding both before and after the redemption. The redemption of SPAC Common Stock generally will be treated as a sale or exchange of the SPAC Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in SPAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only SPAC Common Stock actually owned by the U.S. Holder, but also shares of SPAC Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include SPAC Common Stock which could be acquired pursuant to the exercise of the SPAC Rights. In order to meet the substantially disproportionate test, (i) the percentage of SPAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the SPAC Common Stock must be less than

80% of the percentage of SPAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding SPAC stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of SPAC entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of SPAC Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of SPAC Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other SPAC Common Stock. The redemption of the SPAC Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SPAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in SPAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed SPAC Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining SPAC Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its SPAC Rights or possibly in other SPAC securities constructively owned by it. Shareholders who hold different blocks of SPAC Common Stock (generally, SPAC Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Material U.S. Federal Income Tax Consequences of Ownership and Disposition of PubCo Ordinary Shares

The following brief discussion is a summary of material U.S. federal income tax consequences of the ownership and disposition of PubCo Ordinary Shares to U.S. Holders who receive such PubCo Ordinary Shares pursuant to the Business Combination.

Distribution on PubCo Ordinary Shares

Subject to the PFIC rules discussed below “— Passive Foreign Investment Company,” the gross amount of any distribution on PubCo Ordinary Shares that is made out of PubCo’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will not qualify for the dividends received deduction that may otherwise be allowed under the Code.

Dividends received by non-corporate U.S. Holders, including individuals, from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on the NASDAQ (on which PubCo intends to apply to list the PubCo Ordinary Shares) will be considered readily tradable on an established securities market in the United States. Even if the PubCo Ordinary Shares are listed on NASDAQ, there can be no assurance that the PubCo Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of PubCo’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Finally, PubCo will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under “— Passive Foreign Investment Company.”

The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by PubCo, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date such U.S. Holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

To the extent that the amount of any distribution made by PubCo on the PubCo Ordinary Shares exceeds PubCo’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. Holder’s PubCo Ordinary Shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Ordinary Shares.” However, PubCo may not calculate earnings and profits in accordance with U.S. federal income tax principles. In such event, a U.S. Holder should expect to generally treat distributions PubCo makes as dividends.

Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Ordinary Shares

Subject to the discussion below under “— Passive Foreign Investment Company,” a U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of PubCo Ordinary Shares in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such PubCo Ordinary Shares. Any gain or loss recognized by a U.S. Holder on a taxable disposition of PubCo Ordinary Shares will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the PubCo Ordinary Shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of PubCo Ordinary Shares will generally be treated as U.S. source gain or loss.

Passive Foreign Investment Company

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if PubCo or any of its subsidiaries is treated as a PFIC for any taxable year during which the U.S. Holder holds PubCo Ordinary Shares. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for this purpose its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value). Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the foreign corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

Whether PubCo or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Among other factors, fluctuations in the market price of PubCo Ordinary Shares and how, and how quickly, PubCo uses liquid assets and cash may influence whether PubCo or any of its subsidiaries is treated as PFIC. Accordingly, PubCo is unable to determine whether PubCo or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that PubCo or any of its subsidiaries will not be treated as a PFIC for any taxable year.

Although a PFIC determination is made annually, if PubCo is treated as a PFIC, such determination will generally apply for subsequent years to a U.S. Holder who held (or was deemed to hold) PubCo Ordinary Shares during any taxable year (or portion thereof) that it was a PFIC, whether or not PubCo is a PFIC in those subsequent years (unless the holder makes a valid QEF election or mark-to-market election for such holder’s First PFIC Holding Year (defined below)).

If PubCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and the U.S. Holder did not make a timely and effective “QEF election” for PubCo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) PubCo Ordinary Shares (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”) or a “mark-to-market” election, each as described below, then such holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to:

•        any gain recognized by the U.S. Holder on the sale, redemption or other disposition of its PubCo Ordinary Shares; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of PubCo Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under the Default PFIC Regime:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its PubCo Ordinary Shares (taking into account the relevant holding period of the SPAC securities exchanged therefor);

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which PubCo is a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest marginal tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder’s holding period.

In some circumstances, a U.S. shareholder of a PFIC may avoid the Default PFIC Regime with respect to its PFIC stock by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF election”) for such holder’s First PFIC Holding Year. In order to comply with the requirements of a QEF election with respect to PubCo Ordinary Shares, a U.S. Holder must receive certain information from PubCo. PubCo does not intend to make such information available; therefore, it is anticipated that U.S. Holders will not be able to make a QEF election.

However, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for such holder’s First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect to its PubCo Ordinary Shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income for each year that PubCo is treated as a PFIC the excess, if any, of the fair market value of its PubCo Ordinary Shares at the end of its taxable year over the adjusted basis in its shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its PubCo Ordinary Shares over the fair market value of its shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its PubCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the PubCo Ordinary Shares in a taxable year in which PubCo is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year.

The mark-to-market election is available for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to PubCo Ordinary Shares under their particular circumstances.

PubCo is expected to be a holding company which conducts certain of its business activities through a foreign subsidiary. If PubCo is a PFIC and, at any time, its foreign subsidiary is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge under the Default PFIC Regime described above if PubCo receives a distribution from, or disposes of all or part of PubCo’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders should consult their own tax advisors concerning the application of the PFIC rules to PubCo Ordinary Shares under their particular circumstances.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders of PubCo Ordinary Shares (including constructive dividends), and the proceeds received on the disposition of PubCo Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients. Information reporting requirements will also apply to redemptions from U.S. Holders of SPAC Common Stock. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to PubCo Ordinary Shares, subject to certain exceptions (including an exception for PubCo Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold PubCo Ordinary Shares. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of PubCo Ordinary Shares.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Required Vote

Approval of the Redomestication Proposal requires the affirmative vote of the holders of a majority of the SPAC Common Stock as of the record date represented online or by proxy at the Special Meeting and entitled to vote thereon. Each of the adoption of the Condition Precedent Proposals is cross-conditioned on approval of each other. It is important for you to note that in the event that any of the Condition Precedent Proposals is not approved, then Aquaron will not consummate the Business Combination.

Recommendation of the Aquaron Board

After careful consideration, the Aquaron Board determined that the Redomestication forming part of the Business Combination with Holdco is in the best interests of Aquaron and its stockholders. On the basis of the foregoing, the Aquaron Board has approved and declared advisable the Redomestication and the Business Combination with Holdco and recommends that you vote or give instructions to vote “FOR” adoption of the Redomestication Proposal.

PROPOSAL No. 3
THE INCENTIVE PLAN PROPOSAL

Summary of the Proposal

Following the Closing and in addition to the Merger Consideration Shares, PubCo is entitled to (a) set up an equity incentive pool, representing 15% of the share capital of the PubCo on a post-Closing fully diluted basis, (b) issue an aggregate of up to 10,000,000 PubCo Ordinary Shares (the “Earnout Shares”) to the Holdco’s shareholders who hold the Holdco’s shares as of immediately prior to the effective time of the Initial Merger on a pro rata basis, and (c) issue an aggregate of up to 10,000,000 PubCo Ordinary Shares to eligible participants including directors, officers and employees of the Company under a share incentive plan to be established then (the “Earnout Incentive Plan”). The issuance of the Earnout Shares and the shares under the Earnout Incentive Plan will be subject to satisfaction of certain milestones (based on the achievement of certain targets of consolidated revenue for the fiscal year of 2024 and 2025).

The following is a summary of certain terms and conditions of the Fixed Incentive Plan and Earn-out Incentive Plan. This summary is qualified in its entirety by reference to such plans, which is attached to this proxy statement/prospectus as Annex B. You are encouraged to read the entirety of the PubCo Incentive Plan.

Summary of the PubCo Incentive Plan

[to be supplemented]

Required Vote

Approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the SPAC Common Stock as of the record date represented online or by proxy at the Special Meeting and entitled to vote thereon. Adoption of the Incentive Plan is not conditioned upon the adoption of any of the other Proposals.

Recommendation of Aquaron Board

The Aquaron Board recommends a vote “FOR” adoption of the Incentive Plan Proposal.

PROPOSAL NO. 4
THE PUBCO CHARTER PROPOSAL

The PubCo Charter Proposal, if approved, will approve the following material differences between Aquaron's amended and restated certificate of incorporation and bylaws (the “Existing Charter”) and PubCo’s proposed amended and restated memorandum and articles of association (the “Amended Articles”) to be in effect following the Business Combination.

•        The name of the new public entity will be “HUTURE Group Limited” as opposed to “Aquaron Acquisition Corp.”;

•        PubCo has 500,000,000 ordinary shares authorized, as opposed to Aquaron having 10,000,000 authorized shares of common stock;

•        The authorized share capital of the PubCo will be divided into [400,000,000] PubCo Class A Ordinary Shares of a par value of US$0.0001 each and [100,000,000] PubCo Class B Ordinary Shares of a par value of US$0.0001 each, as opposed to Aquaron having only one class of common stock; In respect of all matters upon which the ordinary shares are entitled to vote, each Class A PubCo Ordinary Share is entitled to one vote, and each Class B PubCo Ordinary Share is entitled to ten votes; see “Description of PubCo’s securities — Voting Rights” for details;

•        PubCo’s corporate existence is perpetual as opposed to Aquaron’s corporate existence terminating if a business combination is not consummated by Aquaron within a specified period of time; and

•        PubCo’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that Aquaron’s amended and restated certificate of incorporation contains.

In the judgment of Aquaron Board, the PubCo Charter Proposal is desirable for the following reasons:

•        The name of the new public entity is desirable to reflect the Business Combination with Huture Motors and the combined business going forward.

•        The authorized increased share capital is in compliance with the Cayman Islands laws and desirable for PubCo to have adequate authorized capital to facilitate the transactions contemplated by the Business Combination, to provide support for PubCo’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions); and

•        the provisions that relate to the operation of Aquaron as a blank check company prior to the consummation of its initial business combination would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

For a detailed comparison of the Existing Charter and the Amended Articles, see “Comparison of Shareholders’ Rights”

A copy of the Amended Articles, as will be in effect assuming approval of the PubCo Charter Proposal and upon consummation of the Transactions, is attached to this proxy statement/prospectus as Annex C.

Required Vote

Approval of the PubCo Charter Proposal requires the affirmative vote of the holders of a majority of the SPAC Common Stock as of the record date represented online or by proxy at the Special Meeting and entitled to vote thereon. The approval of the PubCo Charter Proposal is a condition to the adoption of the Redomestication Proposal and vice versa. Accordingly, if the Redomestication Proposal is not approved, the PubCo Charter Proposal will not be presented at the Special Meeting.

Recommendation of Aquaron Board

The Aquaron Board recommends a vote “FOR” adoption of the PubCo Charter Proposal.

PROPOSAL NO. 5
THE NTA REQUIREMENT AMENDMENT PROPOSAL

This is a proposal to amend the SPAC Charter to delete Article SIXTH D from the SPAC Charter, which provides: “The Corporation will not consummate any Business Combination unless it has net tangible assets of at least $5,000,001 upon consummation of such Business Combination.” All stockholders are encouraged to read the proposed NTA Requirement Amendment in its entirety for a more complete description of its terms. The NTA Requirement Amendment Proposal is conditioned solely upon the approval of the Business Combination Proposal, and not the closing of the Business Combination. Therefore, if the Business Combination Proposal is not approved, then the NTA Requirement Amendment Proposal will have no effect, even if approved by Aquaron’s stockholders. If the NTA Requirement Amendment Proposal and the Business Combination Proposal are approved, the proposed NTA Requirement Amendment will be made to the SPAC Charter, which shall be effective, if adopted and implemented by Aquaron, prior to the consummation of the proposed Business Combination. A copy of the proposed NTA Requirement Amendment is attached hereto as Annex D.

Rule 419 blank check companies and “penny stock” issuers

As disclosed in Aquaron’s IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, Aquaron may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule. Historically, special purpose acquisition companies have relied upon the NTA Rule to avoid being deemed a penny stock issuer. Like many special purpose acquisition companies, Aquaron included Article SIXTH D in its Charter, in order to ensure this through the consummation of its initial business combination.

Nasdaq suspended trading in Aquaron’s securities on March 7, 2025. The SPAC Units, SPAC Common Stock and SPAC Rights are currently quoted on the over-the-counter trading market under the symbols “AQUC,” “AQUNU” and “AQUNR”, respectively. See “Aquaron’s Business — Non-compliance with Nasdaq Listing Rules.” On May 6, 2025, Aquaron held its annual stockholder meeting to further extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2025 to May 6, 2026. In connection with the stockholders’ vote at the annual meeting, an aggregate of 697,365 or 86.59% of the then issued and outstanding shares of SPAC Common Stock of Aquaron’s public stockholders were tendered for redemption. Following this redemption, the Trust Account balance as of the record date was approximately US$[1,266,175,46]. This amount fell below the minimum net tangible asset requirement of $5,000,001 set forth in Aquaron’s Charter and the minimum net tangible assets requirement of more than $2,000,000 for the issuer which has been in continuous operation for at least three years as set forth in Rule 3a51-1 under the Exchange Act. Therefore, Aquaron’s securities may be deemed “penny stock.” See “Risk Factors — Risks Related to Aquaron and the Business Combination — Aquaron’s securities were suspended from trading and delisted from Nasdaq on March 7, 2025, following receipt of a delisting determination letter from Nasdaq on March 6, 2025. This could have significant material adverse consequences on Aquaron and Aquaron’s securities, including that it will negatively impact Aquaron’s ability to complete a business combination, will limit investors’ ability to make transactions in Aquaron’s securities and could subject Aquaron to additional trading restrictions, including the restrictions for trading penny stock.”

Reasons for the Proposed NTA Requirement Amendment

On May 6, 2025, Aquaron held its annual stockholder meeting to further extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2025 to May 6, 2026. In connection with the stockholders’ vote at the annual meeting, an aggregate of 697,365 or 86.59% of the then issued and outstanding shares of SPAC Common Stock of Aquaron’s public stockholders were tendered for redemption. Following this redemption, the Trust Account balance as of the record date was approximately US$[1,266,175,46]. This amount fell below the minimum net tangible asset requirement of $5,000,001 set forth in Aquaron’s Charter. Consequently, the NTA Requirement Amendment Proposal was introduced to amend the Charter, thereby enabling Aquaron to meet the necessary requirements for consummating the proposed Business Combination.

However, if the NTA Requirement Amendment Proposal is approved and if the net tangible assets of PubCo are less than $5,000,001 upon the Closing, and if all of the conditions to Closing are either satisfied or waived so that the Closing occurs, PubCo’s failure to meet the initial listing requirements of Nasdaq could result in (i) the inability of PubCo to list the PubCo Class A Ordinary Shares on Nasdaq and (ii) the obligation to comply with the “penny stock” trading rules. See “Risk Factors — Risks Related to Aquaron and the Business Combination — If the NTA Requirement Amendment Proposal is approved, PubCo’s failure to meet the initial listing requirements of Nasdaq could result in an inability to list the PubCo Ordinary on Nasdaq and the obligation to comply with the “penny stock” rules and could affect PubCo’s cash position following the Business Combination.”

Required Vote

Approval of the NTA Requirement Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of SPAC Common Stock as of the record date represented online or by proxy at the Special Meeting and entitled to thereon. Approval of the NTA Requirement Amendment Proposal is conditioned on the approval of the Business Combination Proposal. The approval of the NTA Requirement Amendment is essential to consummate our initial business combination. Notwithstanding stockholder approval of the NTA Requirement Amendment, our board will retain the right to abandon and not implement the NTA Requirement Amendment at any time without any further action by our stockholders.

Recommendation of the Aquaron Board

The Aquaron Board recommends a vote “FOR” adoption of the NTA Requirement Amendment Proposal.

PROPOSAL NO. 6
THE ADJOURNMENT PROPOSAL

Purpose of the Adjournment Proposal

The Adjournment Proposal, if adopted, will allow the Aquaron Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Aquaron’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the other Proposal. If, at the Special Meeting, a quorum is not present, according to our bylaws, the stockholders present in person or represented by proxy have the power to move to adjourn the annual meeting to enable the us to solicit additional proxies for the approval of the Proposals. In no event will the Aquaron Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its Certificate of Incorporation and Delaware law.

Required Vote

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of SPAC Common Stock as of the record date represented online or by proxy at the Special Meeting and entitled to thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Recommendation of the Aquaron Board

The Aquaron Board recommends a vote “FOR” adoption of the Adjournment Proposal.

INFORMATION ABOUT HUTURE MOTORS

References in this section to the “Company” or “Huture Motors” generally refer to HUTURE Ltd., a Cayman Islands exempted holding company, and its consolidated subsidiaries, including its Operating Subsidiaries.

Mission

Huture Motors is committed to developing zero-carbon transportation solutions and products by utilizing hydrogen energy and eventually adopting AI technology to build a sustainable future.

Overview

Huture Motors is an industry pioneer in the advanced use of hydrogen energy for the manufacture of hydrogen-powered vehicles and the development of a hydrogen energy supply network. Huture Motors’ business accomplishments and aspirations are driven by its R&D achievements, enabling the company to implement its blueprint for developing a hydrogen-powered ecosystem. This ecosystem includes the manufacture of hydrogen-powered vehicles and the creation of a hydrogen energy supply network in collaboration with strategic partners. As a technology-driven company, Huture Motors has devoted substantial resources and achieved significant progress in R&D within the hydrogen energy industry to accomplish its business mission. These accomplishments have culminated in the commercialization of hydrogen-powered vehicles. Since its establishment in 2020, Huture Motors has commercialized its Huture O2 Truck Series, a light-duty truck model designed for urban logistics delivery. In addition, Huture Motors is currently developing its Huture H2 Truck Series, a heavy-duty truck series for multiple applications. Currently, the Huture O2 Truck Series and Huture H2 Truck Series are the two products under production and development, and the Huture Motors aims to expand its product portfolio to suit market needs as it solidifies it business operations. With solid experiences and capabilities in research and development, production, sales, and services, Huture Motors focuses on the entire lifecycle of hydrogen-powered vehicles. In order to further enhance its products’ competitiveness, Huture Motors aspires to incorporate autonomous driving system based on AI technology in the development of its hydrogen-powered vehicles in the near future to enhance the capabilities of its Huture O2 Truck Series, Huture H2 Truck Series and future products. The Company is committed to advancing its proprietary technology to demonstrate its competitive advantage and further establish itself in the market.

Research and Development

Huture Motors’ products and services are made possible by its research and development capabilities and achievements. Huture Motors has established a research and development center for the development of hydrogen-powered vehicles and related technologies as part of its manufacturing facility in Shanghai, China. The research and development team at Huture Motors comprises technical experts and highly skilled engineers with material working experience in automobile design, hydrogen power research and development, software development and manufacturing. The team has developed and obtained approval for 25 patents and other intellectual properties focused on the development of its proprietary technologies to optimize the durability, reliability, efficiency, safety, and economy of its products and services. With an outstanding research and development team, Huture Motors is able to respond to market changes while maintaining its competitive advantages in the industry.

Business Operations

Huture Motors integrates its proprietary technologies with its business operations, primarily focusing on the development, manufacture and sales of hydrogen-powered vehicles, including light and heavy-duty trucks. Huture Motors also aspires to advance the development of its vehicles by incorporating AI technologies for autonomous driving, relying on its technology and expertise to accelerate the use of hydrogen power in China and globally. Huture Motors believes that this integration of technologies, hydrogen-powered vehicles and the continued effort to develop its proprietary technologies establishes a competitive advantage and accelerates the adoption of Huture Motors’ vehicles and services provided to its customers. Huture Motors is committed to promote the commercialization of hydrogen-powered vehicles in multiple scenarios.

Products and Services

Huture Motors has developed a business model that centers around the development and manufacturing of hydrogen-powered vehicles utilizing its proprietary technologies. Huture Motors has made great strides in the design, development and manufacture of hydrogen-powered vehicles benefiting from its core technologies.

Design, development and manufacturing of hydrogen-powered vehicles:

The hydrogen-powered vehicle business segment encompasses the development, manufacturing, and commercialization of hydrogen-powered vehicles currently focused on light and heavy-duty trucks for commercial use. As a pioneer in the research and development of hydrogen-powered vehicles, Huture Motors has commercialized the Huture O2 Truck Series for light-duty commercial use and is developing the Huture H2 Truck Series for heavy-duty commercial applications. Huture Motors’ products offer environmentally friendly and cost-efficient solutions to meet market demands. The following chart provides a summary of Huture Motors’ products and product pipeline:

	Huture O2	Huture H2 (Projected)
Vehicle Series	Truck Series (Light-duty)	Truck Series (Heavy-duty)
Vehicle dimension (millimeter for length, width and height)	5995×2180×3170	7560×2550×3670
Curb weight (kilogram)	3,360	11,870
Gross vehicle mass (kilogram)	4,495	48,870
Range (kilometer)	432	700
Development status	In production	Development
Expected commercialization date	Commercialized in 2023	In the second half of 2026

Huture Motors adopts a “make-to-order” approach for lean production, aimed to optimize its production efficiency and product quality. Huture Motors’ on-demand manufacturing model customizes the production of hydrogen-powered vehicles after Huture Motors receives customer orders. The production lead time for a hydrogen-powered vehicle varies by different models and customer specifications, generally ranging from 60 to 85 days. Currently, vehicle manufacturing focuses on the production of Huture Motors’ commercialized Huture O2 Truck Series. As of December 31, 2024, Huture Motors has manufactured and delivered 268 Huture O2 trucks. Huture Motors produces the Huture O2 trucks through its self-operated manufacturing facility in Shanghai, which has an annual production capacity of up to 2,000 units.

Sales and Marketing

Huture Motors continues to establish an extensive sales and marketing network through wholesale channels for major commercial clients and retail channels for individual customers. Since its inception, Huture Motors focuses on the sales in business-to-business sales, primarily distributing its products and services through wholesale channels to commercial and institutional customers. These customers, in turn, lease vehicles to major delivery and e-commerce retail providers such as JD Logistics. As of December 31, 2024, the trucks sold by Huture Motors have accumulated over 1.61 million kilometers in total mileage. The current sales network focuses on major cities in China with established hydrogen infrastructure. In the long term, Huture Motors plans to expand its global sales and marketing network to cover the United States, Europe, and other major markets. Huture Motors may also establish manufacturing facilities in these regions in the future taking into consideration of factors such as production and transportation costs. Huture Motors is currently focused on the domestic PRC market and will undertake these global expansion plan when deemed feasible in the future.

Under Huture Motors’ “make-to-order” sales approach, it will first receive the customer’s order with specific quantity and customized specifications to initiate the manufacturing process. The customers also pays an initial down payment of approximately 15.0% of the total purchase payment. The sales agreements are binding contracts with specific delivery days and payment days. The production cycle for after receiving an customer order usually around 60 to 85 days with the variation due to production capacity.

Management and Financial Performance

Huture Motors’ experienced senior executive team is highly knowledgeable in the automobile, hydrogen energy, and software control technology industries. They bring broad industry experience, deep market insights, and strong management skills to guide the Company’s development and market performance. The team emphasizes innovation, research and development, high product quality, and integrated services to promote the utilization of hydrogen-powered vehicles and strengthen the Huture Motors brand.

In recent years, Huture Motors has demonstrated promising financial performance. As of December 31, 2024, Huture Motors has received orders for 288 Huture O2 Trucks, with a total value of approximately RMB133 million, from commercial customers.

Competitive Strengths

Huture Motors’ key strengths include the following:

Strong research and development capabilities serving as the foundation for product development and service offerings.

As a new energy automobile and services company, Huture Motors relies on its research and development (R&D) capabilities and technological achievements as the core of its business. Huture Motors’ R&D team comprises industry experts with deep expertise in automobile design, hydrogen power, software development, and manufacturing, supporting Huture Motors’ role as a hydrogen-powered vehicle manufacturer. As a result of the R&D team’s capabilities and achievements, Huture Motors has obtained 25 patents, 20 trademarks (including those in the United States and European Union), and eight proprietary copyrights including intellectual properties for vehicle energy management, vehicle thermal management, vehicle layout and structure, vehicle electrical and software control, and adaptive cruise control method. In particular, Huture Motors has developed the Huture O2 hydrogen technology, which is a proprietary energy management strategy algorithm designed to realize the optimized hydrogen consumption efficiency of Huture Motors’ hydrogen-powered vehicles.

Huture Motors’ flagship products, the Huture O2 Truck Series exemplifies its exceptional achievement in developing hydrogen-powered vehicles. A Huture O2 truck has a curb weight of 3.36 metric tons, achieves realize low hydrogen consumption rate for energy consumption and enables sustainable driving range of more than 430 kilometers. The Huture O2 trucks are designed for commercial and logistic use for a variety of industries. The functionality of the Huture O2 Truck Series has earned the acceptance and used by prominent industry leaders such as JD Logistics. Huture Motors also provide customer to choose lightweight structure design and full aluminum frame version for the efficient use. Huture Motors commenced production and commercialization of the Huture O2 Truck Series in 2023, and has since received customer orders for a total of 268 vehicles.

Building on its R&D achievements and the success in commercializing its Huture O2 Truck Series, Huture Motors will continue to expand its product profile to address the diverse market needs for hydrogen-powered vehicles for cargo transportation.

Diverse products pipeline and complementary services catering to market demands for long-distance and urban logistics.

In addition to its commercialized Huture O2 Truck Series for light-duty performance, Huture Motors’ goal is to develop a diverse product pipeline to address a wide range of commercial customer demands for hydrogen-powered vehicles. This pipeline aims to expand the Company’s reach to a broader range of commercial customers.

The Huture H2 Truck Series is developed for heavy-duty performance, exceeding the capabilities of the Huture O2 Truck Series. It is designed for cross-region and long-distance highway operations, in contrast to the Huture O2 Truck Series, which is intended for urban use. Huture Motors has manufactured the prototype engineering vehicle and is expected to be available for customer orders in the second half of 2025 and delivery in the second half of 2026. This development aligns with China’s policy to promote the use of alternative energy for long-distance and cross-province logistics transportation. Consequently, Huture Motors will devote significant resources to accelerate its development and commercialization.

With the commercialization of the Huture H2 heavy-duty truck, the hydrogen-powered trucks of Huture Motors can meet a wide range of market demands ranging from urban to cross-regional and long-distance transportation. In addition to these developing products, Huture Motors continues to rely on its market experience to identify market niches and develop new products that meet the growing market demand for hydrogen-powered vehicles.

Established relationship with prominent and trusted industry partners.

Huture Motors has built solid, long-term partnerships with major hydrogen fuel cell manufacturers, original equipment manufacturers (OEMs), and other business partners. While Huture Motors maintains the core technologies, elements and processes for the production of vehicles and the provision of service, it relies on certain business partners to provide certain products and services in order to accelerate its growth and development. And these trusted partnerships with prominent industry participants allow Huture Motors to allocate its resources efficiently.

Huture Motors has long-term cooperation and purchase agreements with major partners, including Shanghai Refire, Sinopec Hydrogen Energy, Dech Future, and others. In particular, Huture Motors currently purchases hydrogen fuel cell systems to power its vehicles from Shanghai Refire. Shanghai Refire continue to be key cooperating partners to support Huture Motors’ development and manufacturing efforts. These trusted relationships with key parts and components manufacturers allow Huture Motors to rely on quality sources to conduct its vehicle research and development, manufacturing, and commercialization. Huture Motors has formed in-depth cooperation with top hydrogen suppliers in China to support its business operations. These partnerships allow Huture Motors to utilize its vast resources and presence in China to have access to abundant hydrogen supply, advance industry technology and advance overall progress in the hydrogen energy market.

Huture Motors believes that these trusted partnerships allow Huture Motors to focus on its mission of advancing the efficient use of clean energy through continued research and development of efficient utilization of hydrogen power for transportation. Huture Motors continues to leverage these key partnerships to advance its technology, product development and service offerings.

Experienced management team leading Huture Motors’ development as an industry pioneer in China.

Huture Motors is led by a team of experienced industry experts. Huture Motors’ management team possesses complementary expertise across the entire industry chain including, among others, automobile development, hydrogen power research and development software development, production, commercialization, finance and regulatory compliance. Huture Motors’ senior executive team is highly knowledgeable about the hydrogen-powered truck industry, providing the expertise needed to guide the company’s development and market performance.

Mr. Chen Weishan currently serves as the chief executive officer primarily responsible for the company’s overall strategic development. Mr. Chen received his bachelor’s and master’s degrees from Beihang University majoring in mechanical engineering and electrical and electronic engineering. After obtaining his master’s degree in 2007, Mr. Chen worked for SAIC’s fuel cell division and has been devoted to the research and development of fuel cell vehicles since then. Mr. Chen worked on many projects related to fuel cell systems development, including leading the 12th Five-Year Plug-in Fuel Cell Core Technology Project, and participating in major projects such as the World Expo and the National Demonstration Tour. His contribution has been recognized with several awards. Mr. Chen supervised the development of fuel cell control systems and completed the development of second to fourth generation fuel cell vehicles with fuel cell control systems during his time at SAIC. In 2015, Mr. Chen joined Shanghai NIO Automobile Co., LTD., responsible for the development of NIO’s automobile powertrain. From 2016 to early 2023, Mr. Chen founded and worked for Shanghai Refire Group Limited and served as a director and vice president. During his tenure at Shanghai Refire, Mr. Chen led the research, development and production of 32kW, 46kW, 63kW, 88kW, 110kW, 130kW fuel cell systems and successfully completed one of the largest commercial fuel cell vehicle commercialization projects. His efforts advanced the industry development and upgrades. Mr. Chen has gained material experience in fuel cell vehicle technology, company financing, capital market transactions and overall management. Mr. Chen joined Huture Motors in 2023 to assume the leadership role to oversee the Company’s development.

Ms. Zhang Li currently serves as the chief operating officer of Huture Motors and is responsible for its overall operation and management. Ms. Zhang graduated from Guangxi Yulin Normal University majoring in English in 2010 and has more than 14 years of experience in project management, market development and public relations with many renowned multinational companies. Ms. Zhang has worked for Peugeot Citroen Group, Discovery Motors, a fuel cell system company and other well-known companies. Ms. Zhang has been involved in the construction of the DS brand factory and the Chinese localization of various foreign vehicle models. Since joining Huture Motors in 2021, Ms. Zhang has been in charge of the vehicle manufacturing segment. Ms. Zhang led the team to complete the factory construction, obtain the production qualification, complete the new product development, production and sales. In early 2023, Ms. Zhang was appointed chief operating officer, overseeing the daily operation of Huture Motors.

Huture Motors believes Mr. Chen, Ms. Zhang and the executive team is a pillar of the company and will drive Huture Motors to greater success with their complementary skills in automobile development, hydrogen energy utilization, business management and industry vision.

Business Strategies

Huture Motors’ key business strategies include the following:

Continue to invest in research and development

As a company build on strong and innovative technology, Huture Motors is committed to continuing its investment in research and development as the foundation to develop its current pipeline and new products and services that will further solidify Huture Motors’ position in the hydrogen energy industry chain. Huture Motors’ market-driven strategy guides its operation to leverage the Company’s research and development capabilities and to continuously meet consumer demands for hydrogen-powered vehicles and services in China. Huture Motors currently has a number of products in its pipeline that are in different development stages catering to varying consumer demands. Huture Motors plans to accelerate the development process by increasing its resource allocation to research and development.

In particular, Huture Motors will devote significant resources to the integration and innovation of AI autonomous driving technology and hydrogen-powered vehicles. Through the development of its AI autonomous driving technology, Huture Motors believes that it can reduce hydrogen energy consumption in vehicle operations and thus reduce operating costs, enabling uninterrupted transportation of hydrogen trucks, improving logistics efficiency, reducing transportation costs, significantly enhancing vehicle safety and operational convenience, and reducing driver workload. Huture Motors plans to strategically partner with leading technology service providers in the field of autonomous driving to jointly develop proprietary autonomous driving technology for hydrogen-powered trucks. Huture Motors’ long-term goal is to achieve end-to-end autonomous driving capabilities based on AI technology.

Huture Motors also believes that the continuous commitment to research and development is the only viable pathway to advancing its hydrogen utilization technology for efficiency and developing additional products and services. In particular, Huture Motors will focus on optimizing truck and service performance, reducing costs, and increasing product efficiency and capacity by developing technological innovations and advances, with the goal of accelerating the realization of hydrogen-related technology and the commercialization of Huture Motors’ products and services. To further enhance its research and development capabilities, Huture Motors expects to strategically increase its investment in technological advancements, hire additional industry talents with strong academic backgrounds and rich industry experience to expand its research and development team, and focus its research and development effects on developing advanced technologies.

Develop and strengthen strategic partnerships

Huture Motors established trusted relationships with major market participants in the hydrogen energy industry, and Huture Motors intends to increase its market presence through strengthening its cooperation with these market participants. Huture Motors has formed strategic cooperation with prominent hydrogen fuel cell manufacturers and OEMs for the production of its vehicles and will continue to rely on them for the development of its products. Similarly, Huture Motors will continue to utilize its key partnership as part of Huture Motors’ overall market growth. These successful cooperation enables Huture Motors to continue to strengthen its business relationships with upstream suppliers and other business partners, pursue the vertical integration of the Company’s supply chains and resources, ensure stable component supply and raw material costs to improve overall product quality and stability, and expand the coverage of Huture Motors’ products and services. These partnerships also provide a viable model for Huture Motors to follow to develop additional cooperation with prominent market participants. In the future, Huture Motors will continue to identify ideal business partners to create synergies that drive its development and growth.

Broaden product pipeline and advance product candidates towards commercialization

Huture Motors has developed a well-structured product pipeline to meet varying customer demands. The Huture H2 Truck Series is address different market needs compared to Huture Motors’ commercialized Huture O2 Truck Series. Huture Motors aims to achieve product synergy through the development of these vehicles, enhancing its competitiveness through product differentiation. Huture Motors intends to allocate significant talent and financial resources to advance its product pipeline towards commercialization.

In addition to developing its existing pipeline, as Huture Motors solidifies its position in the hydrogen-powered vehicle industry, it will continue to expand its pipeline to meet broader market demands as well as the particular needs of important customers. In the future, as hydrogen energy becomes more prominent and its supply more accessible to the public, Huture Motors may expand its pipeline to include passenger vehicles for general consumers.

Expand sales and marketing team for product commercialization

Huture Motors’ financial performance depends on the products and services it provides to its customers. As its products pipeline continues into the commercialization stage, Huture Motors aims to expand its commercial activities by growing its sales and marketing team, developing new sales channels, and enhancing its after-sales services. Huture Motors has crafted a clear blueprint and assembled a professional team of marketing, sales, and management experts for the commercialization of the Huture O2 Truck Series. Through the launch of the Huture O2 Truck Series and the expected recognition that will follow, Huture Motors plans to leverage its strategic focus on hydrogen-powered vehicles and services to build a high-quality commercial team to specialize in the promotion of hydrogen-powered vehicles, and thereby establishing a successful framework for the future commercialization of its products.

Huture Motors has gained valuable experience from the commercialization of the Huture O2 Truck Series, and envision this experience as the foundation of success for the commercialization of its future products. In additional to the business-to-business sales model established for the sales of Huture Motors’ truck series, Huture Motors also plans to expand its retail channels through a distribution sales model to promote its vehicles. As Huture Motors expands its business activities in the global market, it will rely on the growth of its sales and marketing team to meet the challenges brought on by global sales efforts.

Advance and implement the global operations in stages

Huture Motors will utilize its experience gained from the commercialization of the Huture O2 Series to expand its business operations in the hydrogen energy market in China. In conjunction with the hydrogen highway policy promoted by the Chinese government, Huture Motors believes the Huture H2 Truck Series will demonstrate the industry-leading role of the new hydrogen truck technology fitting of the policy goal. The development of the Huture H2 Truck Series will further enhance Huture Motors’ technological capabilities, product competitiveness, and brand influence.

After commercialization in the Chinese hydrogen energy market, Huture Motors will utilize its experience to explore the global markets. Huture Motors will make the necessary adjustments and optimization in accordance with the characteristics of the local market, and conduct localized product development, manufacturing and sales to meet the specific needs of local truck market users and logistics scenarios, and to reduce the costs of production and logistics. Huture Motors will evaluate and formulate business development strategies in the global market in stages.

Market Opportunity

The rising social awareness about the benefits of using hydrogen-powered-vehicles represents one of the key factors driving the market in the last ten years. As a secondary energy, hydrogen possesses the characteristics and advantages of being diversely sourced, clean and low-carbon, storable and transportable, and flexible and efficient. In response to global environmental preservation efforts, major economies have set carbon neutrality goals. The European Union announced the Green Deal initiative in December 2019, aiming for carbon neutrality by 2050. China pledged to peak carbon emissions by 2030 and achieve carbon neutrality by 2060 at the United Nations General Assembly in September 2020. Japan and Korea also announced their carbon neutrality goals in October 2020, and the United States has committed to reaching carbon neutrality by 2050. Other countries that have set carbon neutrality goals include the United Kingdom, Canada, South Africa and Mexico. Due to the favorable policies along with the depleting fossil fuel reserves, the market demand for hydrogen-powered vehicles continues to expand over the years.

Huture Motors believes that this growth will continue to accelerate as increased product offerings, technological developments, reduced costs, additional supporting hydrogen infrastructure, and increased global focus on climate goals drive broader adoption. Huture Motors believes that it is well positioned to capitalize on this growth across various applications, including logistics vehicles, container transportation, and day-to-day vehicles used in delivery services, etc.

As a secondary energy source, hydrogen energy offers significant characteristics and advantages in reaching carbon neutrality such as diverse supply sources, a clean and low-carbon profile, and the ability to be stored and transported with flexibility and high efficiency. Hydrogen is expected to play an increasingly vital role in the utilization of clean energy. To maximize the benefits of hydrogen and expand its market, countries have introduced favorable policies and regulations to support and incentivize the industry’s growth. Between 2016 and 2023, governments in East Asia (such as China, Japan, and South Korea), Europe (such as Germany and France), Oceania (such as Australia), North America (such as the U.S. and Canada), and the Middle East (such as the United Arab Emirates and Saudi Arabia) have implemented policies to advance their hydrogen energy sectors.

Specifically, China has released a series of policies to promote the development of the hydrogen energy market. In March 2022, China issued the “Medium and Long-Term Plan for the Development of the Hydrogen Energy Industry (2021 – 2035),” which analyzes the current state of China’s hydrogen market and clarifies the industry’s strategic positioning, overall requirements and development goals. In June 2022, China introduced the “‘14th Five-Year’ Plan for Renewable Energy Development,” which promotes the large-scale production and utilization of hydrogen from renewable energy. Most notably, China is prioritizing the commercial vehicle sectors as a breakthrough point to vigorously advance the hydrogen and fuel cell vehicle industries.

As a result of the favorable clean energy transition policies and the gradual increase in environmental awareness, market demand for hydrogen-powered vehicles continues to expand. Over the past decade, there has been a growing awareness of the benefits of using hydrogen energy and hydrogen-powered vehicles, which has been a key factor driving the development of the hydrogen and hydrogen-powered vehicle markets.

Huture Motors anticipates that with increased product supply, technological advancements, cost reductions, supporting infrastructure, and a global focus on climate goals, the adoption of hydrogen energy and fuel cell vehicles will continue to accelerate. Huture Motors believes its hydrogen truck products are well-positioned to capitalize on this growth, particularly in urban logistics distribution and long-distance highway transportation.

Products and Solutions

Hydrogen-Powered Vehicles

As a pioneer in the research and development and commercialization of hydrogen-powered vehicles in multiple application scenarios, Huture Motors has gradually developed a series of hydrogen-powered commercial vehicles, including its Huture O2 Truck Series commercialized in 2023, its Huture H2 Truck Series and other potential models tailored to market demands.

Huture O2 Truck Series

The Huture O2 Truck Series for light-duty performance is designed for logistic services in the urban setting. It is equipped with a lightweight structure to realize a curb weight of 3.3 metric tons and a GVM of 4,495 kilograms. The Huture O2 Truck Series, through its vehicle control software system is also able to realize highly efficient use of hydrogen and a low consumption rate. It has a standard driving range of more than 430 kilometers. These features allow the Huture O2 Truck Series to have various urban logistics scenarios, such as e-commerce delivery, fresh produce delivery and express parcel delivery. In 2023, Huture Motors launched commercialization of its Huture O2 trucks. As of December 31, 2024, Huture Motors has received and processed customer orders for 268 Huture O2 trucks.

The picture below the conceptual design of our Huture O2 Truck Series in a virtual background

The picture below shows our Huture O2 Truck Series manufactured per customer order stationed in Huture Motors’ manufacturing facility. Actual products may differ based on customer preference and specification.

Huture H2 Truck Series

Huture Motors is currently developing its Huture H2 Truck Series of heavy trucks for heavy-duty performance, which is designed for cross-region and long-distance transportation. The Huture H2 Truck Series will weigh 11.8 metric tons with an expected towing capacity of 49 metric tons and expected to have a maximum speed of 110 kilometers per hour with a maximum range of 700 kilometers. The development of the Huture H2 Truck Series aligns with China’s policy of promoting the use of hydrogen energy for long-haul and cross-province logistics and is expected to appeal to customers in a across regions and for different application scenarios. Huture Motors plans to and begin accepting customer orders in the second half of 2025 and commercialize Huture H2 Truck Series  in the second half of 2026.

Currently, Huture Motors has manufactured the prototype engineering vehicle for laboratory testing. The next milestone would be manufacturing a prototype for road testing. Huture Motors currently foresee no major obstacles in achieving its commercialization schedule.

The picture below is the conceptual design of the Huture H2 Truck Series. Commercialized product may differ from this preliminary design.

Research and Development

As a new energy automobile and service company, Huture Motors’ research and development capabilities and technological achievements are the foundation of its business operations. Huture Motors’ research and development team consists of technical experts and highly skilled engineers with extensive experience in automobile design, hydrogen power research and development, software development and manufacturing. The key objectives of Huture Motors’ research and development efforts are to optimize and upgrade product durability, reliability, efficiency, safety and cost. Huture Motors believes that its strong research and development capabilities enable it to develop the best-in-class hydrogen technologies and maintain its first-mover advantage in the hydrogen market, which is crucial for its competitiveness and growth.

Huture Motors conducts most of its research and development activities at its manufacturing facility in Shanghai. The primary focus areas of research and development include, among others:

•        hydrogen vehicle design and development;

•        efficient hydrogen powertrain development, performance simulation and integration;

•        complete vehicle control system software development, testing and integration; and

•        initial development of autonomous driving technology.

Huture Motors has an outstanding research and development team with deep expertise in automobile design, hydrogen power research and development, software development and manufacturing to support Huture Motors’ primary business operation as a hydrogen-powered vehicle manufacturer. Huture Motors believes that it is able to swiftly adapt to market changes while maintaining its competitive advantages in the industry, considering its insightful understating of the hydrogen power industry and the favorable market environment.

As a result of the research and development team’s capabilities and achievements, Huture Motors has obtained 25 patents, 20 trademarks and eight proprietary copyrights. These include patents for vehicle energy management, vehicle thermal management, vehicle layout and structure, vehicle electrical and software controls, and adaptive cruise control methods. In particular, Huture Motors developed the Huture O2 hydrogen technology, which is a proprietary energy management strategy algorithm designed to optimize hydrogen consumption efficiency in its hydrogen-powered vehicles.

Huture Motors has built an integrated hydrogen power laboratory in Shanghai. Huture Motors believes that this laboratory will further enhance its research and development capabilities and enable it to quickly respond to the fast-changing market demands. It is located in Huture Motor’s manufacturing facility and occupies approximately 200 sq.m of office space.

For its research and development, Huture Motors has established capabilities in vehicle and hydrogen power system performance design and development simulation, vehicle control software development and hardware and validation, and vehicle debugging and testing. Huture Motors believes that its R&D and testing capabilities are important to strengthen its overall R&D capabilities, enabling it to respond to market demands and ensuring its product quality and competitiveness.

Manufacturing and Facilities

Huture Motors adopts a “make-to-order” manufacturing approach for lean production aimed to optimize its production efficiency and product quality. Huture Motors adopts an on-demand manufacturing model customized the production of hydrogen-powered vehicles after Huture Motors receives customer orders. The production lead time for a hydrogen-powered vehicle varies by different models and customer specifications and is generally around 60 to 85 days. At the current stage, Huture Motors prioritizes the production of its commercialized Huture O2 Truck Series.

As of December 31, 2024, Huture Motors has manufactured and delivered 268 Huture O2 Trucks. Huture Motors manufactures the Huture O2 trucks through its manufacturing facility operated by Huture Motors in Shanghai, which has an annual production capacity of up to 2,000 units.

Production Facility

Leveraging its solid industry experience and partnerships, Huture Motors has established a manufacturing facility for the production of hydrogen-powered vehicles in Shanghai. This manufacturing facility occupies approximately 18,000 sq.m. of leased space used for R&D, production and general business. Huture Motors owns the equipment installed at the facilities for the manufacturing of its vehicles.

This facility is staffed by a team of highly skilled engineers and technicians with extensive experience with reputable vehicle manufacturers. Through this facility, Huture Motors aims to expand its manufacturing capabilities. Below are the highlights of this manufacturing facility:

•        Specialized production capabilities.    This manufacturing facility is equipped with specialized production capabilities and has obtained the Certificate of the World Manufacturer Identifier (WMI) Code, as well as the ISO9001 quality management system certification and 3C mandatory certification for automotive products. The production process at the facility strictly adheres to the requirements of the ISO9001 quality management system and 3C mandatory certification for automotive products.

•        Stringent quality management system.    This manufacturing facility has implemented a quality management system that covers the entire process of product planning, input and output of product design, as well as other key procedures involved in the production and sales of Huture Motors’ products. Further, the quality management system includes certain process control policies for its operations, such as employee training, procurement and supplier management, incoming goods inspection, process inspection, among others, to ensure the stability and consistency of the products produced. For more information about Huture Motors’ quality control measures, see “— Quality Control.”

Production Volume

The following table sets forth the designed production capacity, production volume and capacity utilization rate for Huture Motors’ production facility in Shanghai in 2023.

For the year ended December 31, 2024
Designed Capacity	Production Volume(Note 1)	Utilization Rate(Note 2)
(units)	(units)	(%)
2,000	184	9.2

____________

Note 1:    The production volume is estimated based on the signed and intended orders the Company has received as of the date of this prospectus.

Note 2:    The utilization rate equals the production volume divided by the designed capacity during the same period.

Manufacturing Process

The following diagram illustrates the principal steps of Huture Motors’ manufacturing process for hydrogen-powered vehicles.

Technical Services

In addition to its primary business operation of vehicle manufacturing, Huture Motors also provides technical services to institutional customers to manufacture prototype vehicles for R&D and experiment testing for various vehicle parts and services. These institutional customers include battery manufacturers and fuel cell system developers.

Under a standard Technical Services Agreement, the customer states the specification of the prototype vehicle, delivery time and payment. Huture Motors provides these services on a market need basis. The technical services do not constitute a significant portion of Huture Motors’ business operation, and it will continue to focus on the development, manufacturing and sales of hydrogen-powered vehicles.

Sales and Marketing

Huture Motors continues to establish an extensive sales and marketing network through wholesale channels for major commercial clients and retail channels for individual customers. Since its inception, Huture Motors focuses on the sales in business-to-business sales, primarily distributing its products and services through wholesale channels to commercial and institutional customers. These customers, in turn, lease vehicles to major delivery and e-commerce retail providers such as JD Logistics. Huture Motors currently do not maintain retail channels for the sales of its vehicles due to the commercial nature and use of the Huture O2 series.

As of December 31, 2024, the trucks sold by Huture Motors have accumulated over 1.61 million kilometers in total mileage. The current sales network focuses on major cities in China with established hydrogen infrastructure. In the future, Huture Motors may expand its global sales and marketing network to cover the United States, Europe, and other major markets if it determines there are market opportunities in these regions. Huture Motors may also establish manufacturing facilities in these regions production and transportation costs and enable direct sales.

Relationship with Suppliers

Huture Motors selects and procures raw materials and components from reliable suppliers. Huture Motors chooses suppliers based on a variety of factors, such as technological expertise, product quality, manufacturing capacity, price and market reputation. To improve cost efficiency and control supply chain risk, Huture Motors seeks to localize its supply chain to the extent practicable and thus a majority of its raw materials and components are purchased within China. Huture Motors is able to secure a stable raw materials and components at competitive market prices as Huture Motors believes its reputation and long-term relationships with its suppliers make it one of their preferred business counterparties.

Huture Motors has built solid, long-term partnerships with major hydrogen fuel cell manufacturers, original equipment manufacturers (OEMs), and other business partners. While Huture Motors maintains the core technologies, elements and processes for the production of vehicles and the provision of service, it relies on certain business partners to provide certain products and services in order to accelerate its growth and development. And these trusted partnerships with prominent industry participants allow Huture Motors to allocate its resources efficiently.

Huture Motors has entered into long-term cooperation and purchase agreements with major suppliers, including Shanghai Refire, Sinopec Hydrogen Energy and Dech Future. Specifically, Huture Motors currently procures hydrogen fuel cell systems from Shanghai Refire to power its trucks and considers these suppliers as strategic partners. Shanghai Refire remains a key partner in supporting the development and manufacturing of Huture Motors’ truck. These trusted relationships with key component manufacturers allow Huture Motors to rely on high-quality resources for the research, development, manufacturing, and commercialization of hydrogen-powered trucks.

Under the Battery Vehicle Project Cooperation Agreement between Huture Motors and Shanghai Refire, the parties established strategic relationships to undertake joint design and development of hydrogen powered batteries in which Huture Motors provides battery design and feature specifications for Shanghai Refire to develop the products. Under a standard Supply Agreement between Huture Motors and Shanghai Refire, Huture Motors agrees to purchase certain number of hydrogen powered batteries from Shanghai Refire with specific quality assurances and product guarantees. Huture Motors agrees to pay a downpayment of approximately 5% and the remaining payments upon quality confirmation within a period of 24 months. Shanghai Refire agrees to deliver the products in accordance with the schedule dictated by Huture Motors. Huture Motors also have similar agreements in place with Sinopec Hydrogen Energy and Dech Future. While Huture Motors considers these partners to be key suppliers for its vehicle production operation, there are other industry participants that may provide similar quality products in the market.

Huture Motors believes that these reliable partnerships allow the Company to focus on its mission of advancing the efficient use of clean energy through ongoing research and development in hydrogen power for transportation. By leveraging relationships, Huture Motors continues to these key enhance its technology, product development, and service offerings.

In order to mitigate its supply chain risk, Huture Motors aims to select and procure from multiple sources where practicable. While maintaining established business relationships with its existing suppliers, also seeks to expand its supplier base with a view to sustaining long-term growth. However, as Huture Motors’ products generally involve advanced and complex technologies, Huture Motors will need to coordinate with its vendors and suppliers in order to produce and operate its hydrogen-powered vehicles, and there is no assurance Huture Motors will be able to secure additional or alternative sources of key components at reasonable costs. See “Risk Factors — Risks Relating to Our Business and Industry — Complex technology and operating systems will need to be developed, both in-house and in coordination with vendors and suppliers, for us to successfully produce and operate our hydrogen-powered vehicles, and there can be no assurance that such systems will be successfully developed” and “— We currently face and will continue to face significant competition and many of our current and future competitors have or will have significantly more resources.” for details.

Quality Control and Warranty

Huture Motors considers that the ability to maintain the quality of its hydrogen-powered vehicles and services is crucial to its long-term growth. Huture Motors has established quality control policies and procedures to implement and maintain high standards for its products and services consistently across its business segments, including, among others:

•        Hydrogen Power Test:    The hydrogen power test applies to a wide variety of Huture Motors’ products, including control strategy tests, constant load tests, variable load tests, and hydrogen consumption tests for hydrogen power systems.

•        Software Development Test:    This test is conducted during the development of the vehicle control software to test the functionality and performance of the control software for hydrogen-powered trucks. It is equipped with a full set of hardware-in-the-loop development test equipment for testing hydrogen powertrain control, hydrogen-electricity conversion control, hydrogen consumption, and other elements.

•        Hydrogen Vehicle Performance Test:    Upon completion of assembling a vehicle, Huture Motors tests its vehicles on its factory’s quality inspection line to evaluate its basic functions and performance including brake test, four-wheel alignment, side slip test, light test, rain test, and other tests.

•        Third-party certification tests:    Huture Motors has engaged qualified third-party testing organizations to conduct certification tests on its hydrogen-powered vehicles, ensuring that the products meet the requirements mandated by relevant laws and regulations.

Huture Motors believes that it is important to improve the quality and reliability of its products and solutions, and therefore it continues to increase productivity by streamlining its production procedures and increasing the use of modularization design, improving inspection and control measures for materials and components, and enhancing the durability through quality assurance. To this end, Huture Motors’ quality control team supervises operational process to ensure the quality and reliability of its products and solutions. In addition, Huture Motors also hosts internal meetings regularly to discuss issues arising from R&D, production process and sales to develop strategies for potential improvements.

Huture Motors normally provides a five-year warranty or 200,000-kilometeres guaranteed for its vehicles as stated in its customer contracts. The warranty typically covers defects or failure of products that do not meet product specifications or agreed quality standards. In case of a product failure, Huture Motors will dispatch technicians to diagnose, identify and resolve the issues.

Intellectual Property

Intellectual property is crucial to Huture Motors’ success and competitiveness. Huture Motors relies on a combination of patents, copyrights, trademarks, trade secrets and other IP protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect its intellectual property. Huture Motors may include intellectual property related provisions in its business agreements with its suppliers or customers, however, Huture Motors believes such contractual provisions are not crucial to its success and competitiveness. As of December 31, 2024, Huture Motors had (i) registered 25 patents; (ii) registered eight copyrights; (iii) registered 20 trademarks; and (iv) registered one domain name. Among the aforementioned intellectual properties, Huture Motors believes the following patents play an important role in its business operations:

No.	Patent Name	Patent No,	Holder	Category	Valid Period*
1	A vehicle longitudinal beam structure, a vehicle chassis structure and a vehicle	ZL202110910132.8	Huture Motors	Patent	2021-08-09 to 2041-08-08
2	A vehicle chassis layout structure and a vehicle	ZL202110910269.3	Huture Motors	Patent	2021-08-09 to 2041-08-08

No.	Patent Name	Patent No,	Holder	Category	Valid Period*
3	Adaptive cruise method, system, equipment and medium based on real-time weight detection	ZL202111125966.4	Huture Motors	Patent	2021-09-24 to 2041-09-23
4	A torque control method and control device for a hydrogen fuel cell vehicle	ZL202111328856.8	Huture Motors	Patent	2021-11-10 to 2041-11-09
5	A high voltage power-on and power-off control method and control equipment for a hydrogen fuel cell vehicle	ZL202111357987.9	Huture Motors	Patent	2021-11-06 to 2041-11-05

____________

*Note:  Assume Huture Motors will pay the annual patent fees for the following patents each year during the valid period, otherwise such patent may expire prematurely.

Huture Motors has implemented various measures to protect its intellectual properties. Huture Motors promptly registers its intellectual property with the relevant authorities and regularly monitors for malicious registrations of its intellectual property by third parties, and other form of infringement by third parties.

However, Huture Motors cannot guarantee that patents will be granted with respect to any of its pending patent applications or with respect to any patent applications it may own or license in the future, nor can it ensure that any of its existing IP portfolio will effectively protect its technology. See the section entitled “Risk Factors” for additional information on the risks associated with Huture Motors’ IP strategy and portfolio. Huture Motors has not had any material disputes or pending legal proceedings related to intellectual property rights.

Seasonality

Huture Motors’ production, sales and overall operations are not significantly affected by seasonality except for extended holiday periods such as Chinese New Year and other holidays, during which production and other business activities may decrease or be suspended in accordance with local laws and regulations.

Employees

As of December 31, 2024, Huture Motors has 19 full-time employees, all based in China, primarily at its headquarters in Shanghai. A breakdown of Huture Motors’ full-time employees by function as of December 31, 2024 is set forth below.

Function:	As of December 31, 2024
Research and development	9
Sales and marketing	1
Manufacturing	3
Management	2
Operations and customer services	1
Finance and administration	3
Total	19

Huture Motors’ employees are crucial to its continuous growth. Huture Motors places special emphasis on the establishment of a talent pipeline and diverse work environment as well as a range of career development opportunities. Targeted hires typically have significant experience in automotive, hydrogen and fuel cell, and information technology sectors. To date, Huture Motors have not experienced any work stoppages and maintains a positive relationship with its employees. Huture Motors has established a comprehensive system for employee training and development in order to equip its employees with the knowledge and skills needed for their job functions and to enhance their capabilities. The training programs cover corporate culture, employee rights and responsibilities, team building, leadership, general competencies, professional competencies, and other industry-related topics to keep its employees updated on the latest industry development.

As required under PRC laws and regulations, Huture Motors participates in housing fund and various employee social security plans that are organized by local municipal and provincial governments including housing, pension, medical, work-related injury, and unemployment benefit plans, under which Huture Motors makes social security contributions at specified percentages of the salaries of its employees as required by local laws and regulations.

Huture Motors also provides annual bonuses to its employees. Bonuses are generally discretionary and based in part on employee performance and in part on the Company’s overall performance. Huture Motors enters into standard confidentiality and employment agreements with its key employees. Huture Motors believes that it maintains a strong working relationship with its employees, and it has not faced significant labor disputes or recruiting challenges.

Competition

The global hydrogen industry has seen rapid growth in recent years. Huture Motors faces competition from other hydrogen energy solution providers, such as Nikola, Plug Power and other industry leaders.

Huture Motors competes primarily on the following factors:

•        technical and product development capabilities

•        diversified product lines and supporting services

•        partnerships with leading players in China’s hydrogen energy sector

•        an experienced management team

Huture Motors believes that it is well-positioned to effectively compete based on the factors listed above. However, some of its current or future competitors may have greater financial, technical or marketing resources, stronger brand recognition, or longer operating histories than it does.

Properties

As of December 31, 2024, Huture Motors occupied one property in the PRC with an aggregate area of 18,098.96 sq.m. Huture Motors use the leased property primarily as office spaces, manufacturing, research and development facilities, logistics yards and warehouses.

Insurance

In line with general market practice, Huture Motors maintains all insurances mandated by law. Huture Motors believes that its insurance coverage is adequate for its present business needs, and periodically reviews its insurance coverage to ensure that it remains sufficient. In general, Huture Motors considers its insurance coverage to be in line with that of other similar-sized companies in the same industry in China.

Government Regulations

Huture Motors operated in an industry which is subject to extensive environmental regulations in numerous countries, and to regulations which have become increasingly more complex and restrictive over time. These laws and regulations generally govern water use, air emissions, use of recycled materials, energy sources, the storage, handling, treatment, transportation and disposal of hazardous materials, protection of the environment, occupational safety, natural resources and endangered species and the remediation of environmental contamination. Huture Motors may be required to obtain and comply with the terms and conditions of multiple environmental permits, many of which are difficult and costly to obtain and could be subject to legal challenges. See the section entitled “Risk Factors” for additional information on the risks associated with government regulations and compliance risks.

In addition, Huture Motors operates in one of the fastest-growing industries in China with strong government support. The PRC governments have been announcing various favorable policies to develop hydrogen energy and fuel cell vehicle industry, proposing to (i) promote the diversified hydrogen energy applications including the use of hydrogen energy; (ii) improve the core technologies of hydrogen energy and fuel cell vehicle; (iii) accelerate the construction of hydrogen energy infrastructure; and (iv) support enterprises with strong innovative capabilities, among others. Huture Motors believes that these favorable government policies will directly benefit its business, which make it well-positioned to generate sustainable revenue growth in the future.

Legal Proceedings

Huture Motors may occasionally be involved in administrative, legal and arbitration proceedings arising in its ordinary course of business involving claims of breaches of contractual terms and alleged violations of laws and regulations. Huture Motors is currently not a party to, nor aware of any threat of, any legal or administrative proceedings that, in the opinion of its management, would either individually or in aggregate have a material adverse effect on its business, financial condition, or results of operations.

Licenses and Approvals

Huture Motors has established detailed compliance procedures to identify and manage the legal risks in its operations. Huture Motors has obtained all necessary licenses, permits and certificates required for conducting its principal business in accordance with relevant PRC laws, rules and regulations. Huture Motors is required to renew these licenses, permits and certificates periodically, and does not anticipate any material legal obstacles in such renewal provided that the required documents are submitted to the relevant government authorities.

The following table sets out a list of material licenses, permits and certificates that are necessary to conduct the Company’s business operations currently held by Huture Motors:

No.	Permissions and Approvals	Serial Number	Holder of Permissions/Approvals	Issuing Authority	Issue Date/ Valid Period
1.	Special Vehicle Production Enterprise	The 363th batch of Road Motor Vehicle Manufacturers and Products	Huture Motors (Shanghai) Co., Ltd.	Ministry of Industry and Information Technology of the PRC	2022-11-09 (issued date) and ongoingly valid
2.	Certificate of the Automobile Manufacturer’s Code	2344	Huture Motors (Shanghai) Co., Ltd.	China Automotive Technology and Research Center	2022-10-14 to 2027-10-14
3.	Certificate of the World Manufacturer Identifier (WMI) Code	3940	Huture Motors (Shanghai) Co., Ltd.	China Automotive Technology and Research Center	2022-10-14 to 2027-10-14
4.	China Certification Certificate of National Compulsory	2023221101000021	Huture Motors (Shanghai) Co., Ltd.	CATARC Huacheng Certification(Tianjin) Co., Ltd.	2023-02-01 to 2028-01-31
5.	China Compulsory Certification Certificate	2023221101000062	Huture Motors (Shanghai) Co., Ltd.	CATARC Huacheng Certification(Tianjin) Co., Ltd.	2023-04-06 to 2028-04-05
6.	Quality Management System Certification (ISO9001)	03222Q30193R0S	Huture Motors (Shanghai) Co., Ltd.	CATARC Huacheng Certification(Tianjin) Co., Ltd.	2022-11-28 to 2025-11-27
7.	China Compulsory Certification Certificate	2024221101000184	Huture Motors (Shanghai) Co., Ltd.	CATARC Huacheng Certification(Tianjin) Co., Ltd.	2024-07-16 to 2029-07-15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HUTURE

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

Huture Motors is an industry pioneer in the advanced use of hydrogen energy for the manufacture of hydrogen-powered vehicles and a hydrogen energy supply network. As a company built on technology, we devoted substantial resources and have achieved significant progress in R&D in the hydrogen energy industry to accomplish its business mission. Our accomplishments culminate in its commercialization of hydrogen-powered vehicles. Since its establishment in 2020, Huture Motors has commercialized its Huture O2 Truck Series. The Huture O2 Truck Series is a light-duty truck model targeting logistics delivery in the urban setting. In addition, Huture Motors is currently developing its Huture H2 Truck Series, a heavy-duty truck series for multiple applications. With solid experiences and capabilities in research and development, production, sales and services, Huture Motors focuses on the entire lifecycle of hydrogen-powered vehicle.

We generate our revenue primarily from the sales of our hydrogen-powered vehicles and the provision of complementary services. We have experienced substantial growth in revenue since our inception. For the years ended December 31, 2023 and 2024, we recorded total revenue of US$4.12 million and US$12.38 million, respectively, and net loss of US$4.87 million and US$1.66 million, respectively. In year 2024, 100.0% of our revenue were from the sales of our Huture O2 Trucks Series. We will continue to invest in R&D to ensure our long-term growth and profitability.

Key Factors that Affect Operating Result

Our results of operations are affected by the following company-specific factors.

Our ability to expand into other geographic markets.

Our sales activities and targeted customers are currently limited in large metropolitan areas in China with mature hydrogen supply systems and supporting infrastructure. Our long-term success relies on expanding the coverage of our sales and services to attract new consumers. We recognize that our financial growth relies on our ability to expand our consumer base coverage and address the various industry needs for our vehicles. We develop our vehicles to satisfy the needs and preferences of consumers for different industries and demands. We strive to enhance our products and brand recognition by delivering high-quality products that incorporate advance technologies such AI for autonomous driving in the future. At the same time, the expansion of our product coverage depends on certain key macro-economic factors such as the availability of hydrogen supply, supporting infrastructure and technical supports.

We also intend to enter the global market after gaining certain amount of operating experience and observing the needs of each global market. We will leverage our experience in China to expand into the Europe and United States markets where access to hydrogen supply may be abundant. We believe expanding our domestic and global markets is one of the foremost strategies to reach business optimization.

Our ability to expand portfolios of product offerings.

Our results of operations depend on our ability to provide a variety of products to meet the varying demands and needs of the public consumers. In order to achieve this goal, we will continue to develop new products to satisfy market demands for hydrogen-powered vehicles. We strive to earn and strengthen our relationship with our consumers by continuing to advance our commercialized product and products under development, as well as develop other vehicle models to address different consumer profiles and needs. We currently have commercialized our Huture O2 Truck Series light-duty truck model targeting logistics delivery in the urban setting, and our Huture H2 Truck Series for heavy-duty performance for long-distance operation is under development and is expected to be commercialized in year 2026. In addition, we will continue to study the market and develop different models to increase our product offerings in an effort to expand our customer base.

Our ability to effectively manage our costs and expenses.

Our results of operation are affected by our ability to control our costs and expenses. For the years ended December 31, 2023 and 2024, our cost of revenues were US$7.34 million and US$11.80 million and our operating expenses were US$2.03 million and US$2.32 million, respectively. We operate our own production facilities for the manufacture of our vehicles, but we rely on certain suppliers to provide parts and components to conduct our manufacturing process. We have developed an efficient supply chain involving manufacturing, warehousing and logistics, and leverage our technological and data resources to manage supplier partners, third-party manufacturing partners, logistics partners and other service partners. We cooperate with leading manufacturers and logistics companies with strong capabilities, enabling us to shorten the manufacture process. We expect the absolute amount of our costs and expenses to continue to increase as we expand our operations and as sales volume increase, but we plan to gain from our operating experience and optimize our economy of scale to minimize our costs and expenses ratio in order to reach an ideal net profit margin.

Key Components of Results of Operations

Net revenues

We generate revenues from (i) Vehicle sales and (ii) Technical services with hydrogen-related technology. For the years ended December 31, 2023 and 2024, we have manufactured and delivered 268 Huture O2 Truck Series in the aggregate to satisfy customer orders and to make up the revenue generated from vehicles sales. Technical services irefer to technical services provided by Huture to institutional customers to manufacture prototype vehicles for R&D and experiment testing for various vehicle parts and services.

The following table sets forth a breakdown of our revenue both in absolute amount and as a percentage of our total revenues for the periods presented:

	For the years ended December 31,
	2023		2024
	US$	%	US$	%
Net revenues:
Vehicle sales	4,109,823	99.6	12,379,955	100.0
Technical service	14,805	0.4	—	—
Total net revenues	4,124,628	100.0	12,379,955	100.0

Cost of revenues

The following table sets forth a breakdown of our cost of revenues both in absolute amount and as a percentage of our corresponding revenue for the periods presented:

	For the years ended December 31,
	2023		2024
	US$	%	US$	%
Cost of revenues:
Vehicle sales	7,328,700	178.3	11,802,047	95.3
Technical service	8,512	57.5	—	—
Total cost of revenues	7,337,212	177.9	11,802,047	95.3

Cost of revenue consists primarily of cost of products, labor cost, depreciation, maintenance, inventory write-downs and other overhead expenses.

Gross (loss)/profit and gross (loss)/profit margin

Our gross (loss)/profit is primarily affected by our ability to generate revenue and control cost. The following table sets forth the breakdown of our gross (loss)/profit and gross (loss)/profit margin by revenue streams for the periods indicated:

	For the years ended December 31,
	2023		2024
	US$	%	US$	%
Gross (loss)/profit:
Vehicle sales	(3,218,877)	(78.3)	577,908	4.7
Technical service	6,293	42.5	—	—
Total gross (loss)/profit	(3,212,584)	(77.9)	577,908	4.7

Operating expenses

Our operating expenses include selling expenses, general and administrative expenses and research and development expenses. The following table sets forth the components of operating expenses, in absolute amounts and as a percentage of our total revenues for the periods indicated:

	For the years ended December 31,
	2023		2024
	US$	%	US$	%
Operating expenses:
Selling expenses	40,311	1.0	44,834	0.4
General and administrative expenses	1,253,966	30.4	1,669,513	13.5
Research and development expenses	737,010	17.9	610,526	4.9
Total operating expenses	2,031,287	49.3	2,324,873	18.8

Selling expenses.

Our selling and marketing expenses mainly consist of marketing and advertising expense and other miscellaneous selling expenses. We expect our selling and marketing expenses will also continue to increase in absolute amount as we diversify, optimize and leverage our marketing channels to expand user community and explore more potential customers.

General and administrative expenses

Our general and administrative expenses mainly consist of (i) employee compensation, (ii) credit losses, (iii) amortization and depreciation fees; (iv) professional fee and business entertainment fee, and other general corporate related expenses. We expect that our general and administrative expenses will continue to increase in absolute amount in the foreseeable future as we further grow our existing business lines, and we will incur increased costs related to complying with our reporting obligations after we become a public company under U.S. securities laws. We also seek to optimize the cost structure of our company to control the relative level of general and administrative expenses as percentage of our revenues.

Research and development expenses

Our research and development expenses mainly consist of (i) employee compensation for those employees engaged in R&D activities, (ii) design and development expenses with new technology, (iii) materials and supplies, (iv) depreciation related to technology and development functions and other R&D related expenses. We believe that our continued investment in research and development is critical to our growth and expect that our research and development expenses will continue to increase in absolute amount as we seek to upgrade our technologies to support our business growth.

Other income, net

Other income, net consists of other non-operating income, net and financial expenses, net. Other non-operating income, net mainly consists of government grants including hydrogen industry support funds and tax rebates from local government. Financial expenses mainly consist of interest income and expense, bank charges and exchange gain or loss.

Results of Operations

Comparison of Year Ended December 31, 2024 to Year Ended December 31, 2023

The following tables set forth a summary of our audited consolidated results of operations, in absolute amount and as a percentage of our revenues for the years ended December 31, 2023 and 2024. This information should be read together with our audited consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	For the years ended December 31,
	2023		2024
	US$	%	US$	%
Net revenues	4,124,628	100.0	12,379,955	100.0
Cost of revenues	(7,337,212)	(177.9)	(11,802,047)	(95.3)
Gross (loss)/profit	(3,212,584)	(77.9)	577,908	4.7
Operating expenses:
Selling expenses	(40,311)	(1.0)	(44,834)	(0.4)
General and administrative expenses	(1,253,966)	(30.4)	(1,669,513)	(13.5)
Research and development expenses	(737,010)	(17.9)	(610,526)	(4.9)
Total operating expenses	(2,031,287)	(49.3)	(2,324,873)	(18.8)
Operating loss	(5,243,871)	(127.1)	(1,746,965)	(14.1)

Other income:
Financial income, net	216,227	5.2	61,584	0.5
Other income, net	158,288	3.8	21,062	0.2
Total other income, net	374,515	9.1	82,646	0.7
Loss before income tax expense	(4,869,356)	(118.1)	(1,664,319)	(13.4)
Income tax expenses	—	—	—	—
Net loss	(4,869,356)	(118.1)	(1,664,319)	(13.4)

Net revenues

Our net revenues increased by approximately US$8.26 million, or 200.1%, from US$4.12 million for the year ended December 31, 2023 to US$12.38 million for the year ended December 31, 2024, primarily attributable to a sales revenue generated from the increase in vehicle sales.

The following table sets forth a breakdown of our revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the periods indicated.

	For the years ended December 31,
	2023		2024
	US$	%	US$	%
Net revenues:
Vehicle sales	4,109,823	99.6	12,379,955	100.0
Technical service	14,805	0.4	—	—
Total net revenues	4,124,628	100.0	12,379,955	100.0

Revenues from vehicle sales increased from US$4.11 million for the year ended December 31, 2023 to US$12.38 million for the year ended December 31, 2024. The increase in revenue was primarily driven by an increase in the number of vehicles sold and delivered from 50 units 2023 to 218 units in year 2024 due to the increase in demand for our hydrogen powered vehicles and our ability to manufacturing them to meet these demands, and partially offset by the decline in the average selling price of our Huture O2 Truck Series.

Cost of revenues

Our cost of revenues increased by approximately US$4.46 million, or 60.90%, from US$7.34 million for the year ended December 31, 2023 to US$11.80 million for the year ended December 31, 2024. The following table sets forth a breakdown of our cost of revenues by revenue streams, expressed as an absolute amount, for the periods indicated.

	For the years ended December 31,
	2023		2024
	US$	%	US$	%
Cost of revenues:
Vehicle sales	7,328,700	99.9	11,802,047	100.0
Technical service	8,512	0.1	—	—
Total cost of revenues	7,337,212	100.0	11,802,047	100.0

Costs related to vehicle sales consist of vehicle sales cost and inventory write-downs. The vehicle sales cost increased to US$11.72 million for the year ended December 31, 2024 from US$3.98 million for the year ended December 31, 2023, generally in line with our revenue increase in vehicle sales as a result the increase in vehicles manufactured and sales. We made inventory write-downs of US$3.35 million and US$0.08 million for the years ended December 31,2023 and 2024, respectively, based on the decrease of expected sales price of vehicles.

Cost related to technical service decreased by approximately US$0.01 million, or 100.0%, from US$0.01 million for the year ended December 31, 2023 to nil for the year ended December 31, 2024as we did not provide any technical service in year 2024. We will continue to focus on our primary business operations complemented by the provision of technical services when opportunities arise.

Gross (loss)/profit and margin

The following table sets forth a breakdown of our gross (loss)/profit and margin by revenue streams, expressed as an absolute amount and as a percentage of the total gross (loss)/profit for the periods indicated.

	For the years ended December 31,
	2023			2024
	US$	Margin	%	US$	Margin	%
Gross (loss)/profit and margin:
Vehicle sales	(3,218,877)	(78.3)	100.2	577,908	4.7	100.0
Technical service	6,293	42.5	(0.2)	—	—	—
Total	(3,212,584)	(77.9)	100.0	577,908	4.7	100.0

As a result of the foregoing, our gross profit increased to US$0.58 million for the year ended December 31, 2024 from gross loss of US$3.21 million for the year ended December 31, 2023, representing gross profit margins of 4.7% and gross loss margin of 77.9% for each corresponding period.

The gross loss in year 2023 was primarily due to the provision for inventory write-downs, which was driven by a decrease in the average selling price per unit of our Huture O2 Truck Series from US$0.09 million in year 2023 to US$0.06 million in year 2024. Because of the high fixed manufacturing cost. Subsequently, we adjusted our margin pricing strategy in order to gain a competitive advantage over conventional fuel vehicles which increased our sales volume, and we obtained a gross profit margin of 4.7% for vehicle sales for the year ended December 31, 2024.

However, we anticipate that with the technological advancement of key components such as cell stacks, hydrogen circulation pumps, air compressors, on-board hydrogen storage systems and the realization of large-scale production, the cost of vehicle specific components will significantly decrease, which will result in a decline in cost of sales related to vehicles.

Operating expenses

Our operating expenses increased from US$2.03 million for the year ended December 31, 2023 to US$2.32 million for the year ended December 31, 2024, representing a period-on-period increase of 14.5%, primarily due to the following:

Selling expenses

Our selling and marketing expenses were US$0.04 million in both periods, which was primarily attributable to a decreased in promotion fee of US$0.01 million and partially offset by an increase of US$0.02 million in other miscellaneous selling expenses.

General and administrative expenses

Our general and administrative expenses increased by 33.1% from US$1.25 million for the year ended December 31, 2023 to US$1.67 million for the year ended December 31, 2024, which was primarily attributable to (i) an increase of US$0.53 million in credit losses of accounts receivable and other receivables due to our increased credit risks from several customers, and partially offset by (ii) a decrease of US$0.08 million in business entertainment expenses which was non-recurring.

Research and development expenses

Our research and development expenses decreased by 17.2% from US$0.74 million for the year ended December 31, 2023 to US$0.61 million for the year ended December 31, 2024, which was primarily attributable to a decrease of US$0.06 million in employee compensation due to the decrease in staff hours attributed to research and development activities in year 2024 and a decrease of US$0.05 million in material costs for research purposes.

Other income, net

Total other income, net decreased by 77.9% from US$0.37 million for the year ended December 31, 2023 to US$0.08 million for the year ended December 31, 2024.

Our other non-operating income, net decreased from approximately US$0.16 million for the year ended December 31, 2023 to approximately US$0.02 million for the year ended December 31, 2024, which was primarily attributable to decrease of government subsidy.

Financial income, net mainly consist of interest income and interest expense, bank charges and exchange gain or loss. It recorded a US$0.16 million decrease from US$0.22 million for the year ended December 31, 2023 to US$0.06 million for the year ended December 31, 2024, primarily due to the decrease of interest income attributed to a loan provided to a related party.

Net loss

As a result of the foregoing, our net loss decreased by US$3.21 million, or 65.8%, from US$4.87 million for the year ended December 31, 2023 to US$1.66 million for the year ended December 31, 2024.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. To date, we have financed our working capital requirements from cash flow from operations, equity financings and capital contributions from our existing shareholders.

We had cash and restricted cash balance of US$0.09 million and US$0.34 million as of December 31, 2023 and 2024, respectively. The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Company incurred net losses of USD$1.66 million for the year ended December 31,2024, had an accumulated deficit of USD$ 9.83 million as of December 31, 2024, a total shareholder deficit of USD$ 1.37 million as of December 31,2024, with a negative working capital of USD$ 3.69 million as of December 31, 2024. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to reduce or eliminate its net losses for the foreseeable future. Accordingly, the Company may not be able to obtain additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s principal sources of liquidity have been cash generated from its operation. Management continues to raise funds to gain the support of more investors. The Company’s financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern. Management concluded that the current assets and the available financial support from shareholders are sufficient to satisfy its obligations as they become due and will support the operations for one year from the issuance date of these consolidated financial statements. The Company will meet anticipated working capital requirements and capital expenditures within the next twelve months from the issuance date of these consolidated financial statements.

Our future capital requirements depend on many factors including our growth rate, the continuing market acceptance of our offerings, the timing and extent of spending in research and development our efforts to strengthen our services abilities, the expansion of sales and marketing activities, and the expansion and penetration of our business into different geographies and markets. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. Our obligation to bear credit risk for certain financing transactions we facilitate may also strain our operating cash flow.

Cash Flows

Comparison of Year Ended December 31, 2024 to Year Ended December 31, 2023

The following table sets forth a summary of our cash flows for the periods presented.

	For the years ended December 31,
	2023	2024	Amount	Percentage
	US$	US$	US$	%
Net cash (used in)/provided by operating activities	(1,403,804)	753,483	2,157,287	(153.7)
Net cash used in investing activities	(183,576)	(3,565)	180,011	(98.1)
Net cash provided by/(used in) financing activities	1,554,063	(487,134)	(2,041,197)	(131.3)
Effects of exchange rate changes on cash, equivalents, and restricted cash	(3,050)	(5,956)	(2,906)	95.3
Net changes in cash, cash equivalents and restricted cash	(36,367)	256,828	293,195	(806.2)
Cash, cash equivalents and restricted cash at the beginning of the year	123,471	87,104	(36,367)	(29.5)
Cash, cash equivalents and restricted cash at the end of the year	87,104	343,932	256,828	294.9

Operating activities

For the year ended December 31, 2024, our net cash provided by operating activities was US$0.75 million, which was primarily attributable to (i) a decrease of inventories of US$8.49 million mainly due to the realization of 218 sales and delivery of vehicles in 2024, (ii) an increase of account payable of US$3.06 million, (iii) a decrease of prepaid expenses and other current assets of US$1.63 million due to the decrease of prepayment for the purchase of materials and services for upcoming sales; partially offset by (iv) an increase of accounts receivable of US$11.25 million due to vehicle sales and (v) net loss of US$1.66 million, adjusted for credit losses of US$0.53 million, depreciation and amortization of equipment and leasehold improvements of US$0.38 million;

For the year ended December 31, 2023, our net cash used in operating activities was US$1.40 million, which was primarily attributable to (i) net loss of US$4.87 million, adjusted for inventory write-downs of US$3.35 million, depreciation and amortization of equipment and leasehold improvements of US$0.39 million and interest income of US$0.22 million, (ii) an increase of account receivable of US$4.50 million mainly due to vehicle sales, (iii) an increase of inventories of US$3.16 million mainly due to the increased level of inventory stock for upcoming sales; which offset by (iv) a decrease of prepaid expenses and other current assets of US$1.09 million due to the decrease of prepayment for the purchase of materials and services for upcoming sales; (v) an increase of accounts payable of US$6.20 million due to the increase of the contracts signed.

Investing activities

For the year ended December 31, 2024, our net cash used in investing activities was US$3,565.00, which was due to the purchase of property and equipment.

For the year ended December 31, 2023, our net cash used in investing activities was US$0.18 million, which was due to the purchase of property and equipment of US$0.18 million.

Financing activities

For the year ended December 31, 2024, net cash used in financing activities was US$0.49 million primarily due to (i) payment of investment for recapitalization of US$10.81 million, (ii) repayment of loan from third parties of US$4.85 million and US$2.9 million from related parties, (iii) payments of deferred offering costs of US$0.49 million; partially offset by (iv) proceeds of loan from related parties of US$8.82 million and US$4.85 from third parties and (v) proceeds from recapitalization of US$4.9 million.

For the year ended December 31, 2023, net cash provided by financing activities was US$1.55 million primarily due to net proceeds from loan from related parties of US$1.77 million and proceeds from loan from third parties of US$0.16 million, offset by the repayment of loan from related parties of US$0.22 million and repayment of loan from third parties of US$0.16 million.

Capital Expenditures

Our capital expenditures were mainly used for the acquisition of property and equipment, which consisted primarily of research and development equipment. We made capital expenditures of US$0.18 million and US$3,565 for the years ended December 31, 2023 and 2024, respectively. We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by user demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. To the extent the proceeds of securities we have issued and cash flows from our business activities are insufficient to fund future capital requirements, we may need to seek equity or debt financing. We will continue to make capital expenditures to support the expected growth of our business.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. These principles require us to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. Our most significant estimates and judgments involve write-down of inventory, allowance for credit loss, valuation allowance of deferred tax assets, useful lives and residual values and impairment of long-lived assets. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and the results may be material.

We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. While our significant accounting policies are described in the notes to our consolidated financial statements, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations.

Revenue recognition

We adopted ASC Topic 606 Revenue from Contracts with Customers with a date of the initial application of January 1, 2022 using the modified retrospective method. Revenue is recognized to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services. Revenue is recognized when the following five-step revenue recognition criteria are met:

1)      Identify the contract with a customer

2)      Identify the performance obligations in the contract

3)      Determine the transaction price

4)      Allocate the transaction price

5)      Recognize revenue when or as the entity satisfies a performance obligation

Sales of hydrogen fuel cell electric vehicles

We generate revenue from sales of hydrogen fuel cell electric vehicles to end user. There is one performance obligation, that is sales of FCEV explicitly stated in a sales contract. The revenue is recognized at the point in time the control of the FCEV is transferred, generally upon customer’s receipt based upon the standard contract terms. Our sales terms provide no right of return outside of a standard quality policy and returns are generally not significant. Payment terms for product sales do not include variable considerations, financing components, noncash payments and payments to customers. The standard warranty provided by us is accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when we transfer control of vehicle to a customer.

The transaction price mainly comprises the vehicle’s sale price, divided into two parts based on payment method and timing. One part consists of payments made by customers within the agreed-upon timeframe after accepting the vehicle. The other part is government subsidies. The vehicle buyers are entitled to government subsidies when they purchase FCEV. The customer agrees to apply for and collect the government subsidies. Accordingly, the customer needs to pay the amount including government subsidies inherently supported by the local government but collected via its application and actual payment deducting government subsidies. In some cases, applications can also be made through fuel cell manufacturers, depending on the guidance of government departments. We determined that the government subsidies ought to be considered as part of the transaction price since the government subsidies are granted by offering eligible product, and claimant is liable for applying for and collecting such government subsidies and the losses of failure to collect due to customer’s fault such as refusal or delay of providing application information.

Revenue from technical services

Revenue from technical services is generated from the provision of technical services to corporation customers, such as hydrogen battery manufacturer, to develop a sample vehicle, aiming to acquire qualification of declaration catalog under Chinese government’s requirements. We provide customers with technical services, with multiple promises in the service contract, including developing and trail-manufacturing, vehicle testing and declaration. The developing and trail-manufacturing, vehicle testing, and declaration services are provided to customers prior to their acceptance of the sample vehicle and are not distinct because they are highly interdependent and interrelated with one another, integrated together as inputs to provide a combined output, that is to provide a qualified sample vehicle to corporate customers.

Therefore, we identified only one performance obligation to provide corporate customers with the technical services at a fixed price stated in the contracts.

We developed a prototype vehicle with no alternative use to us, which utilizes the fuel cell system provided by us, and a confidentiality agreement with us to ensure that the technology involved cannot be disclosed or transferred to third parties. We have an enforceable right to payment for performance completed to date. In the event of unsuccessful development or contract termination by the customer, there is no requirement for a refund of the work already completed. The performance obligation is fulfilled gradually over time as each stage is completed. We use an input method in measuring progress of the technical services. The input method is based on the proportion of contract costs incurred for work performed to date in proportion to the total estimated costs for the services to be provided.

Contract assets and liabilities

When we satisfy our performance obligations by providing goods or services to a customer before the customer pays consideration or before payment is due, we recognize our rights to consideration that is conditional as a contract asset. We adopt the expected credit losses model to estimate the allowance for contract assets. Our estimation of allowance for contract assets considers factors such as historical credit loss experience, age of contract asset balances, current market conditions, reasonable and supportable forecasts of future economic conditions, as well as an assessment of contract asset balances due from specific identifiable counterparties to determine whether these contract asset balances are considered at risk or uncollectible. We estimate the lifetime expected credit losses by pooling contract asset balances that have similar risk characteristics and evaluate contract asset balances individually when specific contract asset balances no longer share those risk characteristics.

When a customer pays consideration before we transfer goods or services, we record our obligation as a contract liability. We expect to recognize this balance as revenue over the next 12 months.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

Under the current laws of the British Virgin Islands, entity incorporated in British Virgin Islands is not subject to tax on their income or capital gains.

Hong Kong

Our subsidiary incorporated in Hong Kong is subject to profits tax in Hong Kong at the rate of 16.5%. According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations.

PRC

Generally, PRC subsidiary that are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

In accordance with the implementation rules of Enterprise Income Tax Laws of the PRC (the “EIT Laws”), a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15%. The HNTE certificate is effective for a period of three years. An entity could re-apply for the HNTE certificate when the prior certificate expires. Huture Motors SH was qualified as a HNTE in 2023 and was eligible to enjoy a preferential tax rate of 15% to the extent it has taxable income under the EIT Law.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest rate risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of December 31, 2023 and 2024, we had cash, cash equivalents and restricted cash of $0.09 million and $0.34 million, respectively. As of December 31, 2023, we had a restricted cash balance of $0.02 million which was restricted deposit with the Industrial and Commercial Bank of China (ICBC) due to a pending legal dispute for which the fair market value would be affected by changes in the general level of PRC interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents.

Foreign Exchange Risk

Our PRC subsidiary’s functional currency is RMB and our reporting currency is USD. We are exposed to foreign exchange risk in respect of our operating activities. For the years ended December 31, 2023 and 2024, we recorded a $0.26 million loss and $1.64 million gain, respectively, for foreign currency adjustments.

Recently Adopted or Issued Accounting Pronouncements

Recently issued accounting pronouncements that are relevant to us is included in Note 2(u) to our consolidated financial statements as of and for the years ended December 31, 2023 and 2024 included elsewhere in this prospectus.

aquaron’S BUSINESS

In this section references herein to the “Aquaron” and the “Company” and to “we,” “us,” and “our” refer to Aquaron Acquisition Corp.

Introduction

Aquaron Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Our efforts to identify a target business will not be limited to a particular industry or geographic region, although we intend to focus on operating businesses in the new energy sector. We affirmatively exclude as an initial business combination target any company of which financial statements are audited by an accounting firm that the United States Public Company Accounting Oversight Board (“PCAOB”) is unable to inspect for two consecutive years beginning in 2021 and any target company with China operations consolidated through a variable interest entity (the “VIE”) structure.

On October 6, 2022, we completed IPO of 5,000,000 units at an offering price of $10.00 per unit, generating gross proceeds of $50,000,000. Simultaneously with the IPO, the Company sold to its Sponsor (as defined below) 256,250 units at $10.00 per unit in a private placement generating total gross proceeds of $2,562,500.

We granted the underwriter a 45-day option to purchase up to an additional 750,000 units at the IPO price to cover over-allotments, if any. On October 14, 2022, the underwriters partially exercised the over-allotment option to purchase 417,180 units at $10.00 per unit generating total gross proceeds of $4,171,800. Simultaneously with the sale of the over-allotment option units, we consummated the private placement of an additional 12,515 private units generating gross proceeds of $125,154.

A total of $54,984,377 of the net proceeds from the sale of the units in the IPO (including the over-allotment option units) and the private placements on October 6, 2022 and October 14, 2022, were deposited in a trust account with Continental Stock Transfer & Trust Company acting as trustee.

All of the proceeds we receive from these purchases have been placed in the trust account described above and, together with the interests earned on the funds held in the trust account and except for payment of our franchise and income taxes if any, shall not be released to us until the earlier of the completion of our initial business combination and our redemption of the shares of common stock sold in the IPO upon our failure to consummate a business combination within the required period. We are not permitted to use the proceeds placed in the trust account and the interests earned thereon to pay any excise taxes or any other similar fees or taxes in nature that may be imposed on the company pursuant to any current, pending or future rules or laws, including without limitation any excise tax due imposed under the Inflation Reduction Act (IRA) of 2022 (H.R. 5376) on any redemptions or stock buybacks by the Company.

With these exceptions, expenses incurred by us may be paid prior to a business combination only from the net proceeds of our IPO not held in the trust account; provided, however, that in order to meet our working capital needs following the consummation of our IPO, if the funds not held in the trust account are insufficient, our insiders, officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $600,000 of the notes may be converted upon consummation of our business combination into private units at a price of $10.00 per unit (which, for example, would result in the holders being issued units to acquire 72,000 shares of common stock (which includes 12,000 shares of common stock issuable upon exercise of rights). If we do not complete a business combination, the loans would be repaid out of funds not held in the trust account, and only to the extent available.

Stockholders’ Meetings Since Aquaron’s IPO

On June 28, 2023, Aquaron held a special meeting of stockholders, at which Aquaron’s stockholders approved (i) an amendment to Aquaron’s amended and restated certificate of incorporation (the “Extension Amendment”) and (ii) an amendment (the “Trust Amendment”) to the Investment Management Trust Agreement, dated October 3, 2022, by and between Aquaron and Continental to allow Aquaron to extend the Business Combination Period for a period of three months from July 6, 2023 to October 6, 2023, plus an option for Aquaron to further extend such date to January 6, 2024, and then on a monthly basis up to four times from January 6, 2024 to May 6, 2024 by depositing into the Trust Account $210,000 respectively for the three-month extensions and then $70,000 per month for each subsequent one-month extension. In connection with the stockholders’ vote at the special meeting, an aggregate of 2,487,090 or 45.91% of the then issued and outstanding shares of SPAC Common Stock of Aquaron’s public stockholders with redemption value of approximately $25,943,773 (or $10.43 per share) of SPAC Common Stock were tendered for redemption.

On April 30, 2024, Aquaron held an annual stockholder meeting, at which Aquaron’s stockholders approved (i) an amendment to Aquaron’s amended and restated certificate of incorporation and (ii) an amendment to the Investment Management Trust Agreement, dated October 3, 2022 and amended on June 29, 2023, by and between Aquaron and Continental to allow Aquaron to extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2024 to May 6, 2025 by $20,000 per month for each subsequent one-month extension. In connection with the stockholders’ vote at the annual meeting, an aggregate of 2,124,738 or 72.51% of the then issued and outstanding shares of SPAC Common Stock of Aquaron’s public stockholders with redemption value of approximately $23.5 million (or $11.04 per share) of the SPAC Common Stock were tendered for redemption.

On May 6, 2025, Aquaron held an annual stockholder meeting, at which Aquaron’s stockholders approved (i) an amendment to Aquaron’s amended and restated certificate of incorporation; (ii) an amendment to the Investment Management Trust Agreement, dated October 3, 2022 and amended on June 29, 2023 and April 30, 2024, by and between Aquaron and Continental to allow Aquaron to extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2025 to May 6, 2026 by $0.15 per public share for each subsequent one-month extension; (iii) a re-election of five directors to Aquaron Board until the next annual meeting of stockholders following this annual meeting or until such director’s successor is elected and qualified; and (iv) a ratification of the appointment by Aquaron’s audit committee of UHY LLP to serve as the Aquaron’s independent registered public accounting firm for the fiscal year ended December 31, 2024. In connection with the stockholders’ vote at the annual meeting, an aggregate of 697,365 or 86.59% of the then issued and outstanding shares of SPAC Common Stock of Aquaron’s public stockholders with redemption value of approximately $8,176,784.88 (or $11.73 per share) of the SPAC Common Stock were tendered for redemption.

Material Financing Transactions

Between February 2023 and March 2024, the Sponsor provided Aquaron with six unsecured, interest-free promissory notes totaling $849,626 (collectively, the “Sponsor Notes”) to support transaction costs related to a proposed business combination and for general working capital purposes. The Sponsor has the right to convert the Sponsor Notes into shares of Aquaron’s common stock — $549,626 of the notes are convertible at a fixed price of $10.00 per share, and the remaining $300,000 at approximately $8.33 per share. All Sponsor Notes are repayable upon the earlier of the consummation of a business combination or the liquidation of Aquaron. If the Sponsor elects to convert the notes in accordance with their terms, it will receive up to 90,962 shares of Aquaron’s common stock, which will be exchanged for PubCo Class A Ordinary Shares upon the closing of the Business Combination. In addition to the Sponsor Notes, Aquaron received additional funding from the Sponsor to cover its operational costs, resulting in an amount due to related party balance of $148,757 as of December 31, 2024, which remains unchanged as of the date of this proxy statement/prospectus.

On June 30, 2023, October 3, 2023, January 3, 2024, February 2, 2024, March 1, 2024, April 8, 2024, May 2, 2024, June 4, 2024, and July 8, 2024, Aquaron issued unsecured promissory notes (the “Bestpath Notes”) in the principal amount of $210,000, $210,000, $70,000, $70,000, $70,000, $70,000, $20,000, $20,000, and $20,000, respectively, to Bestpath in exchange for Bestpath depositing these amounts into the Trust Account in order to extend the amount of time it has available to complete a business combination. As of December 31, 2024, the total outstanding balance under the Bestpath Notes was $760,000, which remains unchanged as of the date of this proxy statement/prospectus. The Bestpath Notes do not bear interest and mature upon closing of a business combination by Aquaron. In addition, the Bestpath Notes may be converted by the holder into shares of common stock of Aquaron identical to the common stock issued in Aquaron’s IPO at a price of approximately $8.33 per share. If Bestpath elects to convert the notes in accordance with their terms, it will receive up to 91,200 shares of Aquaron’s common stock, which will be exchanged for PubCo Class A Ordinary Shares upon the closing of the Business Combination.

On August 6, 2024, September 4, 2024, October 2, 2024, November 5, 2024, December 4, 2024, January 5, 2025, February 5, 2025, March 6, 2025, and April 6, 2025, Aquaron issued unsecured promissory notes (the “Huture Notes”) to Huture Motors in nine separate payments of $20,000 each, totaling $180,000 in exchange for Huture Motors depositing these amounts into the Trust Account in order to extend the amount of time it has available to complete a business combination. Following the redemption that occurred immediately after the annual stockholder meeting held on May 6, 2025, the monthly extension fee was reduced to $16,198.05. Accordingly, on May 6, 2025, Aquaron issued an additional Huture Note for $16,198.05 to Huture Motors, with this amount also deposited into the Trust Account to further extend the business combination completion period. The Huture Notes do not bear interest and mature upon closing of a business combination by Aquaron. In addition, the Huture Notes may be converted by the holder into shares of common stock of Aquaron identical to the common stock issued in Aquaron’s IPO at a price of approximately $8.33 per share. If Huture Motors elects to convert the notes in accordance with their terms, it will receive up to [23,543] shares of Aquaron’s common stock, which will be exchanged for PubCo Class A Ordinary Shares upon the closing of the Business Combination.

Non-compliance with Nasdaq Listing Rules

On February 28, 2024, we received a written notice (the “February Notice”) from the Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”), notifying us that the company did not satisfy Listing Rule 5550(a)(3) which requires us to have at least 300 public holders (as defined in Listing Rule 5005(a)(36)) for continued listing on the Nasdaq Capital Market (the “Minimum Public Holders Rule”). The February Notice states that we have 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. We later submitted a plan to regain compliance with the Minimum Public Holders Rule on April 15, 2024. Nasdaq accepted our plan and granted us an extension of up to 180 calendar days from the date of the February Notice to evidence compliance with the Minimum Public Holders Rule.

On April 19, 2024, we received a written notice (the “April Notice”) from the Staff, notifying us that the company did not satisfy Listing Rule 5250(c)(1) as a result of not having timely filed with the U.S. Securities and Exchange Commission (“SEC”) its Form 10-K for the year ended December 31, 2023 (the “Form 10-K”). We later filed the Form 10-K on May 3, 2024 and thus regained compliance with the Nasdaq Listing Rule 5250(c)(1).

On May 22, 2024, we received a written notice (the “May Notice”) from the Staff, notifying us that the company did not satisfy Listing Rule 5250(c)(1) as a result of not having timely filed with the SEC its Form 10-Q for the period ended March 31, 2024 (the “Form 10-Q”). We have 60 calendar days from the date of the May Notice, or until July 22, 2024, to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule 5250(c)(1). We later submitted a plan to Nasdaq and Nasdaq accepted the plan and granted an exception of up to 180 calendar days from the due date of the filing of the Form 10-Q, or until November 18, 2024, to regain compliance. We subsequently filed the Form 10-Q on August 1, 2024.

On August 28, 2024, we received a written notice (the “Letter”) from the Nasdaq indicating that, because the Company has not regained compliance with the Minimum Public Holders Rule, trading of the Company’s common stock would be suspended at the opening of business on September 6, 2024 and a Form 25-NSE will be filed with the SEC, which will remove the Company’s securities (including the units, common stock, and rights) from listing and registration on Nasdaq, unless the Company requests a hearing to appeal this determination by 4:00 p.m. Eastern Time on September 4, 2024. The Letter also indicates that the Company is delinquent in filing its quarterly report on Form 10-Q for the quarterly period ended September 30, 2024, which serves as an additional basis for delisting the Company’s securities from The Nasdaq Capital Market in light of the Company’s non-compliance with Minimum Public Holders Rule. The Company requested an appeal and stay of the suspension in accordance with the Letter on September 4, 2024. We subsequently filed the Form 10-Q on September 12, 2024, and received a formal compliance determination from the Staff on September 27, 2024.

On November 4, 2024, the Company received a decision letter from the Nasdaq Hearings Panel (“Panel”) granting the Company’s request to continue its listing on Nasdaq, subject to the condition that, on or before February 24, 2025, the Company shall demonstrate compliance with Nasdaq Listing Rule 5505. This decision follows the Company’s hearing before the Panel on October 17, 2024, regarding its non-compliance with Minimum Public Holders Rule.

On November 20, 2024, the Company received a notice from the Listing Qualifications Department of Nasdaq stating that the Company failed to maintain a minimum Market Value of Listing Securities (MVLS) of $35 million for at least 30 consecutive business days, as required by Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). Nasdaq further stated that in accordance with Listing Rule 5810(c)(3)(C), the Company has a compliance period of 180 calendar days, or until May 19, 2025, to regain compliance with the MVLS Rule. Nasdaq will deem the Company to have regained compliance if at any time during this compliance period the Company’s MVLS closes at $35 million or more for a minimum of ten consecutive business days. If the Company does not regain compliance with the MVLS Rule prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting, and at that time the Company may appeal the delisting determination to a hearing panel.

On March 6, 2025, the Company received the Delisting Notification from the Nasdaq stating that the Panel has determined to delist the Company’s common stock from the Nasdaq Capital Market, and Nasdaq will accordingly suspend trading in the Company’s securities, effective at the opening of trading on March 7, 2025, because the Company has not demonstrated compliance with the Rule.

Pursuant to the Delisting Notification, the Company has a period of 15 days from the date of the Delisting Notification to submit a written request for a review of the Panel’s delisting determination by the Listing Council. The Company determined not to request a review of the delisting determination by the Listing Counsel and expects that a Form 25-NSE will be filed with the SEC, which would remove the Company’s securities from listing and registration on Nasdaq.

Nasdaq suspended trading in our common stock on March 7, 2025. Our shares of common stock, units and rights are currently quoted on the over-the-counter trading market under the symbols “AQUC,” “AQUNU” and “AQUNR”, respectively.

Effecting Our Initial Business Combination

We have until June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time) to consummate our initial business combination. Subject to the limitations that a target business have a fair market value of at least 80% of the balance in the trust account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. Our board of directors determined that this test was met in connection with the Business Combination with PubCo as described in the section titled “Proposal No.1 — The Business Combination Proposal” above.

Tendering share certificates in connection with a tender offer or redemption rights

At any meeting called to approve an initial business combination, public stockholders may seek to redeem their public shares, regardless of whether they vote for or against the proposed business combination, into their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid. Notwithstanding the foregoing, our insiders have agreed, pursuant to written letter agreements with us, not to redeem any public shares held by them into their pro rata share of the aggregate amount then on deposit in the trust account. If we hold a meeting to approve an initial business combination, a holder will always have the ability to vote against a proposed business combination and not seek redemption of his, her or its shares.

Alternatively, if we engage in a tender offer, each public stockholder will be provided the opportunity to sell his, her or its public shares to us in such tender offer. The tender offer rules require us to hold the tender offer open for at least 20 business days. Accordingly, this is the minimum amount of time we would need to provide holders to determine whether they want to sell their public shares to us in the tender offer or remain an investor in our company.

Our insiders, officers, and directors will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly, whether acquired prior to the IPO or purchased by them in the IPO or in the aftermarket.

We may also require public stockholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates (if any) to our transfer agent or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, at any time at or prior to the vote on the business combination. The proxy solicitation materials that we will furnish to stockholders in connection with the vote for any proposed business combination will indicate whether we are requiring stockholders to satisfy such delivery requirements. Accordingly, a stockholder would have from the time our proxy statement is mailed through the vote on the business combination to deliver his shares if he wishes to seek to exercise his redemption rights. Under Delaware law and our bylaws, we are required to provide at least 10 days’ advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. As a result, if we require public stockholders who wish to redeem their shares of common stock to receive a pro rata portion of the funds in the trust account to comply with the foregoing delivery requirements, holders may not have sufficient time to receive the notice and deliver their shares for redemption. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain our securities when they otherwise would not want to.

There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker US$45 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated. However, in the event we require stockholders seeking to exercise redemption rights to deliver their shares prior to the consummation of the proposed business combination and the proposed business combination is not consummated, this may result in an increased cost to stockholders.

Any request to redeem or tender such shares once made, may be withdrawn at any time up to the vote on the proposed business combination or expiration of the tender offer. Furthermore, if a holder of a public share delivered his, her or its certificate in connection with an election of their redemption or tender and subsequently decides prior to the vote on the business combination or the expiration of the tender offer not to elect to exercise such rights, he, she or it may simply request that the transfer agent return the certificate (physically or electronically).

If the initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their redemption or tender rights would not be entitled to redeem their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any shares delivered by public holders.

Automatic Liquidation of Trust Account if No Business Combination

If we do not complete a business combination by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (2) and (3) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. However, if we anticipate that we may not be able to consummate our initial business combination by June 6, 2025, our insiders or their affiliates may, but are not obligated to, extend the period of time to consummate a business combination on a monthly basis up to May 6, 2026, provided that, pursuant to the terms of our amended and restated certificate of incorporation and the trust agreement entered into between us and Continental Stock Transfer & Trust Company on October 3, 2022 and as amended on June 29, 2023, April 30, 2024, and May 6, 2025, the only way to extend the time available for us to consummate our initial business combination in the absence of a proxy statement, registration statement or similar filing is for our insiders or their affiliates or designees, upon five days’ advance notice prior to the applicable deadline, to deposit into the trust account US$16,198.05 for each one-month extension, on or prior to the date of the applicable deadline.

If we are unable to consummate an initial business combination and are forced to redeem 100% of our outstanding public shares for a portion of the funds held in the trust account, we anticipate notifying the trustee of the trust account to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate the redemption of our public shares. Our insiders have waived their rights to participate in any redemption with respect to their insider shares. We will pay the costs of any subsequent liquidation from our remaining assets outside of the trust account and from the interest income on the balance of the trust account (net income and other tax obligations) that may be released to us to fund our working capital requirements. If such funds are insufficient, our sponsor has agreed to pay the funds necessary to complete such liquidation and has agreed not to seek repayment of such expenses. Each holder of public shares will receive a full pro rata portion of the amount then in the trust account, plus any pro rata interest earned on the funds held in the trust account and not previously released to us or necessary to pay our taxes. The proceeds deposited in the trust account could, however, become subject to claims of our creditors that are in preference to the claims of public stockholders.

Our public stockholders shall be entitled to receive funds from the trust account only in the event of our failure to complete our initial business combination in the required time period or if the stockholders seek to have us redeem their respective shares of common stock upon a business combination which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period until we are no longer an “emerging growth company.”

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates equals or exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Facilities

We currently maintain our principal executive offices at 515 Madison Avenue, 8th Floor, New York, NY 10022. The space is provided by our Sponsor for free. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have two executive officers. They are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time to our affairs) than they would prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while we are trying to locate a potential target business to a majority of their time as we move into serious negotiations with a target business for a business combination). We do not intend to have any full time employees prior to the consummation of a business combination.

Legal Proceedings

On March 20, 2025, Benjamin Securities, Inc. (“Benjamin Securities”) filed a complaint against the Company, alleging non-payment of $77,500.00 for services rendered and seeking certain relief. On April 4, 2025, the Company and Benjamin Securities reached a settlement, pursuant to which the Company agreed to pay the full amount of $77,500.00 by the close of business on April 7, 2025. The Company fulfilled the payment obligation within the agreed timeframe, and Benjamin Securities subsequently withdrew its claims.

There is no material litigation, arbitration or governmental proceeding currently pending against us or any of our officers or directors in their capacity as such, and we and our officers and directors have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF Aquaron

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included elsewhere herein. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Special Note Regarding Forward-Looking Statements,” and “Risk Factors” elsewhere herein. In this section the terms the “Company,” “we” and “our” refer to Aquaron Acquisition Corp.

Overview

We are a blank check company formed under the laws of the State of Delaware in March 2021. We were formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination. Our efforts to identify a target business will not be limited to a particular industry or geographic region, although we intend to focus on operating businesses in the new energy sector. We affirmatively exclude as an initial business combination target any company of which financial statements are audited by an accounting firm that the PCAOB is unable to inspect for two consecutive years beginning in 2021 and any target company with China operations consolidated through a VIE structure. We intend to utilize cash derived from the proceeds of our IPO and the private placement of SPAC Private Units, our securities, debt or a combination of cash, securities and debt, in effecting our initial business combination.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Risks and Uncertainties

Management has evaluated the impact of persistent inflation and rising interest rates, financial market instability, including the recent bank failures, the lingering effects of the COVID-19 pandemic and certain geopolitical events, including uncertainty in connection with certain international economic and political relationships, including the imposition of tariffs on international trade, ongoing U.S.-China tensions, and the conflict in Ukraine and the surrounding region, and has concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

At this time, it has been determined that the IR Act tax provisions have an impact to the Company’s income tax provision for fiscal years 2024 and 2023 as there were redemptions by the public stockholders in June 2023 and May 2024; as a result, the Company recorded $546,877 (including estimated penalty and interest of $55,670) and $259,438 excise tax liability as of December 31, 2024 and 2023, respectively. During the second quarter of 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the Excise Tax. Pursuant to those regulations, the Company would need to file a return and remit payment for any liability incurred during the period from January 1, 2023 to December 31, 2023 on or before October 31, 2024. As of December 31, 2024, the Company has not filed its 2024 and 2023 excise tax returns and remitted excise tax payments. The Company is currently evaluating its options with respect to payment of this obligation. If the Company is unable to pay its obligation in full, it will be subject to additional interest and penalties which are currently estimated at 8% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full. As of April 15, 2025, the Company has not paid excise taxes.

Extension Meetings

On June 28, 2023, the Company held a special meeting of stockholders, at which the Company’s stockholders approved (i) an amendment to the Company’s amended and restated certificate of incorporation (the “Extension Amendment”) and (ii) an amendment (the “Trust Amendment”) to the Investment Management Trust Agreement, dated October 3, 2022, by and between the Company and Continental Stock Transfer & Trust Company to allow the Company to extend the business combination period for a period of 3 months from July 6, 2023 to October 6, 2023, plus an option for the Company to further extend such date to January 6, 2024, and then on a monthly basis up to four times from January 6, 2024 to May 6, 2024. In connection with the stockholders’ vote at the special meeting, an aggregate of 2,487,090 shares with redemption value of approximately $25,943,773 (or $10.43 per share) of the Company’s common stock were tendered for redemption.

On April 30, 2024, we held an annual stockholder meeting, at which the Company’s stockholders approved (i) an amendment to the Company’s amended and restated certificate of incorporation and (ii) an amendment to the Investment Management Trust Agreement, dated October 3, 2022 and amended on June 28, 2023, by and between the Company and Continental Stock Transfer & Trust Company to allow the Company to extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2024 to May 6, 2025. In connection with the stockholders’ vote at the annual meeting, an aggregate of 2,124,738 shares with redemption value of approximately $23,176,909 (or approximately $10.91 per share) of the Company’s common stock were tendered for redemption.

On May 6, 2025, Aquaron held an annual stockholder meeting, at which Aquaron’s stockholders approved (i) an amendment to Aquaron’s amended and restated certificate of incorporation; (ii) an amendment to the Investment Management Trust Agreement, dated October 3, 2022 and amended on June 29, 2023 and April 30, 2024, by and between Aquaron and Continental to allow Aquaron to extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2025 to May 6, 2026 by $0.15 per public share for each subsequent one-month extension; (iii) a re-election of five directors to Aquaron Board until the next annual meeting of stockholders following this annual meeting or until such director’s successor is elected and qualified; and (iv) a ratification of the appointment by Aquaron’s audit committee of UHY LLP to serve as the Aquaron’s independent registered public accounting firm for the fiscal year ended December 31, 2024. In connection with the stockholders’ vote at the annual meeting, an aggregate of 697,365 or 86.59% of the then issued and outstanding shares of SPAC Common Stock of Aquaron’s public stockholders with redemption value of approximately $8,176,784.88 (or $11.73 per share) of the SPAC Common Stock were tendered for redemption.

Non-compliance with Nasdaq Listing Rules

On February 28, 2024, we received a written notice (the “February Notice”) from the Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”), notifying us that the company did not satisfy Listing Rule 5550(a)(3) which requires us to have at least 300 public holders (as defined in Listing Rule 5005(a)(36)) for continued listing on the Nasdaq Capital Market (the “Minimum Public Holders Rule”). The February Notice states that we have 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. We later submitted a plan to regain compliance with the Minimum Public Holders Rule on April 15, 2024. Nasdaq accepted our plan and granted us an extension of up to 180 calendar days from the date of the February Notice to evidence compliance with the Minimum Public Holders Rule.

On April 19, 2024, we received a written notice (the “April Notice”) from the Staff, notifying us that the company did not satisfy Listing Rule 5250(c)(1) as a result of not having timely filed with the U.S. Securities and Exchange Commission (“SEC”) its Form 10-K for the year ended December 31, 2023 (the “Form 10-K”). We later filed the Form 10-K on May 3, 2024 and thus regained compliance with the Nasdaq Listing Rule 5250(c)(1).

On May 22, 2024, we received a written notice (the “May Notice”) from the Staff, notifying us that the company did not satisfy Listing Rule 5250(c)(1) as a result of not having timely filed with the SEC its Form 10-Q for the period ended March 31, 2024 (the “Form 10-Q”). We have 60 calendar days from the date of the May Notice, or until July 22, 2024, to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule 5250(c)(1).

We later submitted a plan to Nasdaq and Nasdaq accepted the plan and granted an exception of up to 180 calendar days from the due date of the filing of the Form 10-Q, or until November 18, 2024, to regain compliance. We subsequently filed the Form 10-Q on August 1, 2024.

On August 28, 2024, we received a written notice (the “Letter”) from the Nasdaq indicating that, because the Company has not regained compliance with the Minimum Public Holders Rule, trading of the Company’s common stock would be suspended at the opening of business on September 6, 2024 and a Form 25-NSE will be filed with the SEC, which will remove the Company’s securities (including the units, common stock, and rights) from listing and registration on Nasdaq, unless the Company requests a hearing to appeal this determination by 4:00 p.m. Eastern Time on September 4, 2024. The Letter also indicates that the Company is delinquent in filing its quarterly report on Form 10-Q for the quarterly period ended September 30, 2024, which serves as an additional basis for delisting the Company’s securities from The Nasdaq Capital Market in light of the Company’s non-compliance with Minimum Public Holders Rule. The Company requested an appeal and stay of the suspension in accordance with the Letter on September 4, 2024. We subsequently filed the Form 10-Q on September 12, 2024, and received a formal compliance determination from the Staff on September 27, 2024.

On November 4, 2024, the Company received a decision letter from the Nasdaq Hearings Panel (“Panel”) granting the Company’s request to continue its listing on Nasdaq, subject to the condition that, on or before February 24, 2025, the Company shall demonstrate compliance with Nasdaq Listing Rule 5505. This decision follows the Company’s hearing before the Panel on October 17, 2024, regarding its non-compliance with Minimum Public Holders Rule.

On November 20, 2024, the Company received a notice from the Listing Qualifications Department of Nasdaq stating that the Company failed to maintain a minimum Market Value of Listing Securities (MVLS) of $35 million for at least 30 consecutive business days, as required by Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). Nasdaq further stated that in accordance with Listing Rule 5810(c)(3)(C), the Company has a compliance period of 180 calendar days, or until May 19, 2025, to regain compliance with the MVLS Rule. Nasdaq will deem the Company to have regained compliance if at any time during this compliance period the Company’s MVLS closes at $35 million or more for a minimum of ten consecutive business days. If the Company does not regain compliance with the MVLS Rule prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting, and at that time the Company may appeal the delisting determination to a hearing panel.

On March 6, 2025, the Company received the Delisting Notification from the Nasdaq stating that the Panel has determined to delist the Company’s common stock from the Nasdaq Capital Market, and Nasdaq will accordingly suspend trading in the Company’s securities, effective at the opening of trading on March 7, 2025, because the Company has not demonstrated compliance with the Rule.

Pursuant to the Delisting Notification, the Company has a period of 15 days from the date of the Delisting Notification to submit a written request for a review of the Panel’s delisting determination by the Listing Council. The Company determined not to request a review of the delisting determination by the Listing Counsel and expects that a Form 25-NSE will be filed with the SEC, which would remove the Company’s securities from listing and registration on Nasdaq.

Nasdaq suspended trading in our common stock on March 7, 2025. Our shares of common stock, units and rights are currently quoted on the over-the-counter trading market under the symbols “AQUC,” “AQUNU” and “AQUNR”, respectively.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date except the preparation and completion of the IPO and search for target candidate following the consummation of the IPO. Our only activities from inception through December 31, 2024 were organizational activities and those necessary to prepare for the IPO, and subsequent to the IPO, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the fiscal year ended December 31, 2024, we had a net loss of $357,114, which consists of loss of approximately $904,877 derived from general and administrative expenses of approximately $881,677, franchise tax expense of $23,200 and income tax expense of $347,586, offset by unrealized gain on investments held in Trust Account of $34,644, and interest earned on investments held in Trust Account of approximately $860,705.

For the fiscal year ended December 31, 2023, we had a net income of $997,917, which consists of loss of $861,829 derived from general and administrative expenses of $832,906, franchise tax expense of $28,923 and income tax expense of $262,240 offset by unrealized gain on investments held in Trust Account of $141,556, and interest earned on investments held in Trust Account of $1,980,430.

Liquidity and Capital Resources

On October 6, 2022, we consummated our IPO of 5,000,000 units. Each unit consists of one share of common stock of the Company, par value $0.0001, and one right to receive one-fifth (1/5th) of one share of common stock upon the consummation of the Company’s initial business combination. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $50,000,000. Simultaneously with the closing of the IPO, the Company consummated the private placement with the Sponsor of 256,250 Private Units, at a price of $10.00 per Private Unit, generating gross proceeds of $2,562,500.

We granted the underwriter a 45-day option to purchase up to an additional 750,000 units at the IPO price to cover over-allotments, if any. Subsequently, on October 14, 2022, the underwriter partially exercised the over-allotment, and the closing of the issuance and sale of the units occurred on October 14, 2022. The total aggregate issuance by the Company of 417,180 Units at a price of $10.00 per Unit resulted in total gross proceeds of $4,171,800.00. On October 14, 2022, simultaneously with the sale of the Over-Allotment Option Units, the Company consummated the private sale of an additional 12,515.40 Private Units, generating gross proceeds of $125,154.

On October 14, 2022, the underwriters canceled the remainder of the over-allotment option. In connection with the cancellation of the remainder of the over-allotment option, the Company has cancelled an aggregate of 83,205 shares of common stock issued to the Sponsor, prior to the IPO and Private Placement.

A total of $54,984,377 of the net proceeds from the sale of the units in the IPO (including the Over-Allotment Option Units) and the Private Placements on October 6, 2022 and October 14, 2022 respectively, were deposited in a trust account established for the benefit of the Company’s public stockholders and maintained by Continental Stock Transfer & Trust Company, acting as trustee.

As of December 31, 2024, we had $7,830 in cash and working capital deficit of $2,886,242. During 2023, the Sponsor provided loans totaling $449,780 (excluding $99,846 converted from amount due to related party), to be used, in part, for transaction costs related to the business combination. On January 4, 2024 and March 30, 2024, the Company issued an unsecured promissory note to the Sponsor in the aggregate principal amount of $300,000 (including the conversion of $97,052 which was outstanding balance as of December 31, 2023 due to Sponsor) and $100,000, respectively, to be used, in part, for transaction costs related to the Business Combination.

On June 29, 2023, October 4, 2023, and December 29, 2023, Bestpath deposited into the Trust Account $210,000, $210,000 and $70,000 (totaling $490,000), respectively, and from January 2024 to April 2024, Bestpath provided loans of $70,000 each month to the Company to fund the amount required to extend the Business Combination Period to May 6, 2024. On May 2, 2024, June 4, 2024, and July 8, 2024, Bestpath provided a loan of $20,000 each time to the Company to fund the amount required to extend the Business Combination Period to August 6, 2024. From August 2024 to April 2025, Huture Motors provided a loan of $20,000 each time to the Company to fund the amount required to extend the Business Combination Period to May 6, 2025. On May 6, 2025, Huture Motors provided a loan of $16,198.05 to the Company to fund the amount required to extend the Business Combination Period to June 6, 2025.

It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. The Company expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. The Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of its Business

Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete its Business Combination because it does not have sufficient funds available, it will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that if the Company is unable to complete a Business Combination by June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time), then the Company will cease all operations except for the purpose of liquidating. The date for liquidation and subsequent dissolution, along with its liquidity condition and delisting from Nasdaq raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than described below.

The holders of the founder shares, the Private Placement Shares, and any common stock that may be issued upon conversion of working capital loans (and any underlying securities) will be entitled to registration rights pursuant to a registration and shareholder rights agreement entered into in connection with the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Upon closing of a business combination, the underwriters will be entitled to a deferred fee of $0.35 per public share, or $1,896,013 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement. The underwriters will also be entitled to 0.75% of the gross proceeds of the IPO in the form of common stock of the Company at a price of $10.00 per share, and 54,172 Private Units, to be issued if the Company closes a business combination.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the period reported. Actual results could materially differ from those estimates. We have identified the following critical accounting estimates and policies:

Deferred Tax Assets Allowance

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that is included in the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 identifies usage of an effective annual tax rate and allows for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the timing of any Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through December 31, 2024.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. The change in the valuation allowance was $276,457 and $0 for the year ended December 31, 2024 and 2023, respectively.

Net Income (Loss) per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The audited statements of operations include a presentation of income (loss) per redeemable share and income (loss) per non-redeemable share following the two-class method of income per share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the common shares subject to possible redemption was considered to be dividends paid to the public stockholders.

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). This ASU requires that public business entities must annually “(1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate).” A public entity should apply the amendments in ASU 2023-09 prospectively to all annual periods beginning after December 15, 2024. The Company is currently assessing the impact, if any, that ASU 2023-09 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

As of December 31, 2024, we were not subject to any market or interest rate risk. Following the consummation of our IPO, the net proceeds of our IPO, including amounts in the Trust Account, have been invested in U.S. government treasury obligations with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act, such as this Report, is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our current chief executive officer and chief financial officer (our “Certifying Officers”), the effectiveness of our disclosure controls and procedures as of December 31, 2024, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of December 31, 2024, our disclosure controls and procedures were not effective.

Management has identified deficiencies in internal control over financial reporting that have resulted in understated liabilities. Additionally, there is insufficient oversight regarding the review and approval of related party transactions and their disclosures in financial statements. Consequently, management has determined that these internal control deficiencies constitute material weaknesses as defined by SEC regulations. As such, management concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15 (e) and 15d-15 (e) under the Exchange Act) were not effective as of December 31, 2024.

We have taken a number of measures to remediate such material weaknesses; however, if we are unable to remediate our material weaknesses in a timely manner or we identify additional material weaknesses, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities. The existence of material weaknesses in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our shares. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Management’s Report on Internal Controls Over Financial Reporting

As required by SEC rules and regulations implementing Section 404 of the Sarbanes-Oxley Act, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our consolidated financial statements for external reporting purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that:

(1)     pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our company,

(2)     provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and

(3)     provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect errors or misstatements in our consolidated financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of our internal control over financial reporting on December 31, 2024. In making these assessments, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework (2013). Based upon that evaluation, our Certifying Officers concluded that, as of December 31, 2024, our disclosure controls and procedures were not effective.

Changes in Internal Control over Financial Reporting

As previously disclosed in the Company’s annual report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on May 3, 2024, our management identified a material weakness in the Company’s internal controls over financial reporting which existed as of December 31, 2023 relating to the classification of Investment held in Trust Account and Deferred underwriting fee payable accounts. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Since then, our management has taken remediation measures including without limitation, performing additional review as deemed necessary to properly present asset and liability assets in accordance with the U.S. GAAP, as a result of which, our management reasonably concluded that such material weakness has been remediated as of December 31, 2024.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined ﬁnancial information presents the combination of the ﬁnancial information of PubCo, Huture Motors and SPAC adjusted to give effect to the Business Combination and related transactions. It is provided to aid you in your analysis of the financial aspects of the transactions. Deﬁned terms included below have the same meaning as terms deﬁned and included elsewhere in this Registration Statement/Proxy Statement.

The following unaudited pro forma condensed combined ﬁnancial information has been prepared in accordance with Article 11 of Regulation S-X.

The historical ﬁnancial information of PubCo was derived from the audited financial statements of PubCo as of and for the year ended December 31, 2024. The historical ﬁnancial information of Huture Motors was derived from the audited consolidated financial statements of Huture Motors as of and for the audited consolidated ﬁnancial statements of Huture Motors as of and for the year ended December 31, 2024. The historical ﬁnancial information of SPAC was derived from the audited ﬁnancial statements for the year ended December 31, 2024. Such audited ﬁnancial statements are included elsewhere in this Registration Statement/Proxy Statement. This information should be read together with Huture Motors’ and SPAC’s ﬁnancial statements and related notes as of December 31, 2024, the sections entitled “SPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other ﬁnancial information included elsewhere in this Registration Statement/Proxy Statement.

The unaudited pro forma condensed combined statements of operations are presented for the year ended December 31, 2024. The unaudited pro forma condensed combined balance sheet as of December 31, 2024, gives pro forma effect to the Transactions as if they had been consummated as of December 31, 2024. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024, gives pro forma effect to the Transactions as if they had occurred as of January 1, 2024, the beginning of the earliest period presented.

Description of the Transactions

On July 12, 2024, SPAC, entered into an Agreement and Plan of Merger with (i) HUTURE Ltd., a Cayman Islands exempted company as Holdco, (ii) HUTURE Group Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of Company as PubCo, (iii) Bestpath Merger Sub I Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of PubCo, and (iv) Bestpath Merger Sub II Inc, pursuant to which, (i) Merger Sub 1 will merge with and into Holdco whereby the separate existence of Merger Sub 1 will cease and Holdco will be the surviving corporation of the Initial Merger and become a wholly owned subsidiary of PubCo, and (ii) following confirmation of the effective filing of the Initial Merger, Merger Sub 2 will merge with and into SPAC, the separate existence of Merger Sub 2 will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo.

The Mergers implies a current equity value of the Company at $1.0 billion prior to the closing of the Mergers (the “Closing”). As a result of the Mergers, among other things, (i) each outstanding share in Company shall automatically be cancelled, and in exchange for the right to receive newly issued ordinary shares in PubCo (“PubCo Ordinary Shares”) at the Company Exchange Ratio; (ii) each outstanding SPAC Unit will be automatically detached; (iii) each unredeemed outstanding share of SPAC Common Stock will be cancelled in exchange for the right to receive one PubCo Ordinary Share, (iv) each outstanding SPAC Right will be cancelled and cease to exist in exchange for one-fifth (1/5) PubCo Ordinary Share, and (v) each SPAC UPO will automatically be cancelled and cease to exist in exchange for one (1) PubCo UPO. Each outstanding PubCo Ordinary Share will have a value at the time of the Closing of $10.00.

Under the Agreement and Plan of Merger, the base equity value of Huture Motors is $1,000,000,000 and will be paid entirely in shares, comprised of newly issued ordinary shares of the PubCo, with each share valued at the Per Share Price.

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, SPAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Huture Motors’ shareholders expecting to have a majority of the voting power of the Combined Company, Huture Motors comprising the ongoing operations of the Combined Company, Huture Motors comprising a majority of the governing body of the Combined Company, and Huture Motors’ senior management comprising the senior management of the Combined Company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Huture Motors issuing share for the net assets of SPAC, accompanied by a recapitalization. The net assets of SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Huture Motors.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 requires pro forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and allows optional pro forma adjustments that present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”).

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination had occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma Transaction Accounting Adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 have been prepared using, and should be read in conjunction with, the following:

•        SPAC’s audited statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this Registration Statement/Proxy Statement; and

•        PubCo’s audited statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this Registration Statement/Proxy Statement; and

•        Huture Motors’ audited consolidated statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this Registration Statement/Proxy Statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 have been prepared using, and should be read in conjunction with, the following:

•        SPAC’s audited statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this Registration Statement/Proxy Statement; and

•        PubCo’s audited statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this Registration Statement/Proxy Statement; and

•        Huture Motors’ audited consolidated statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this Registration Statement/Proxy Statement.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience.

There is no historical activity with respect to PubCo and Merger Sub accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption into cash of SPAC’s ordinary shares:

•        Scenario 1 — No Redemption Scenario: This scenario assumes that there are no SPAC Shareholders exercise redemption rights with respect to their SPAC Public Shares in connection with the Business Combination; As of December 31, 2024, there were 805,352 SPAC Public Shares issued and outstanding. In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Annual Meeting, on May [6], 2025, holders of 697,365 SPAC Public Shares elected to redeem their SPAC Public Shares for cash.

•        Scenario 2 — Intermediate Redemption Scenario: This scenario assumes that SPAC Shareholders holding 53,994 SPAC Public Shares, representing 50% of 107,987 SPAC Public Shares remaining outstanding, will exercise redemption rights in connection with the Business Combination; and

•        Scenario 3 — Maximum Redemption Scenario: This scenario assumes that SPAC Shareholders holding 107,987 SPAC Public Shares will exercise their redemption rights in connection with the Business Combination in addition to the 697,365 SPAC Public Shares elected to redeem their SPAC Public Shares for cash on May [6], 2025.

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions		Assuming Maximum (100%) Redemptions
	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %
Huture Motors’ Shareholders(1)	100,112,800	95.67%	100,112,800	95.72%	100,112,800	95.77%
SPAC Public Stockholders	107,987	0.10%	53,994	0.05%	—	—%
Holders of SPAC Public Right(2)	1,083,436	1.04%	1,083,436	1.04%	1,083,436	1.04%
Initial Stockholders of Aquaron(3)	1,767,775	1.69%	1,767,775	1.69%	1,767,775	1.69%
Arbor Lake Investment Ltd(4)	1,500,000	1.43%	1,500,000	1.43%	1,500,000	1.43%
Chardan Capital Markets LLC(5)	68,133	0.07%	68,133	0.07%	68,133	0.07%
Pro forma ordinary shares of the Post-Closing Company	104,640,131	100%	104,586,138	100%	104,532,144	100%

____________

(1)      Assumes the base equity value of Huture Motors is $1,000,000,000 and will be paid entirely in shares, comprised of 100,000,000 newly issued ordinary shares of the PubCo and assumes 91,200 shares upon conversion of the Bestpath Notes, and 21,600 shares upon conversion of the Huture Notes at the closing of the Business Combination.

(2)      Assumes the exercise of all issued and outstanding SPAC Public Right, each 5 for one PubCo Ordinary Share, at the closing of the Business Combination.

(3)      Assumes the exercise of all issued and outstanding Private Unites and Over-Allotment Option Units sold to its Sponsor, each 5 for one PubCo Ordinary Share, which would result in an additional 53,753 shares at the closing of the Business Combination and assumes the issuance of 90,962 shares upon conversion of the Sponsor Notes at the closing of the Business Combination.

(4)      Assumes the issuance of 1.5 million PubCo Ordinary Shares to Arbor Lake Investment Limited as financial advisor to Aquaron upon Closing of the Business Combination as compensation.

(5)      Assumes 68,133 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock and SPAC Common Stock underlying the SPAC Units issued to Chardan and/or its designees as deferred underwriting commission.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2024
(US$ in thousands, except for share and per share data, or otherwise noted)

	SPAC	Target	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate Redemptions into Cash			Scenario 3 Assuming Maximum Redemptions into Cash
	(A) AQUARON	(B) Huture	Transaction Adjustments		Pro Forma Balance Sheet	Transaction Adjustments		Pro Forma Balance Sheet	Transaction Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$8	$344	$9,256	(1)	$—	538	(2)	—	$293	(2)	$—
	—	—	(831)	(2)	—	(538)	(4)	—	245	(3)	—
	—	—	(596)	(3)	—	—	(6)	—	(538)	(4)	—
	—	—	(8,181)	(4)	—	—	(9)	—		(9)	—
Restricted cash	—	—	—		—	—		—	—		—
Accounts receivable	—	15,285	—		15,285	—		15,285	—		15,285
Other receivables	—	84	—		84	—		84	—		84
Inventories	—	1,469	—		1,469	—		1,469	—		1,469
Amount due from related parties	—	152	—		152	—		152	—		152
Deferred offering costs	—	673	(673)	(3)	—	—		—	—		—
Prepaid expenses and other current assets	225	137	(95)	(11)	267	—		267	—		267
Total current assets	233	18,144	(1,120)		17,257	—		17,257	—		17,257
Non-current assets:
Property and equipment, net	—	1,642	—		1,642	—		1,642	—		1,642
Deferred income tax asset	—	—	—		—	—		—	—		—
Investments held in Trust Account	9,256	—	(9,256)	(1)	—	—		—	—		—
Total non-current assets	9,256	1,642	(9,256)		1,642	—		1,642	—		1,642
TOTAL ASSETS	9,489	19,786	(10,376)		18,899	—		18,899	—		18,899

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Earnout liability	—	—	50,000	(7)	50,000	—		50,000	—		50,000
Accounts payable	—	19,954	—		19,954	—		19,954	—		19,954
Contract liabilities	—	137	—		137	—		137	—		137
Amount due to related parties	149	652	146	(11)	947	—		947	—		947
Other payable — Huture	241		(241)	(11)
Accrued expenses and other current liabilities	1,019	414	(111)	(3)	1,322	—	(6)	1,322	245	(3)	1,567
			3,025	(6)	3,025			3,025			3,025
Promissory note	1,710	—	(1,710)	(9)	—	—		—	—		—
Total current liabilities	3,119	21,157	51,109		75,385	—		75,385	245		75,630
Deferred underwriting fee payable	2,526	—	(831)	(2)	1,695	538	(2)	2,233	293	(2)	2,526
TOTAL LIABILITIES	5,645	21,157	50,278		77,080	538		77,618	538		78,156

Commitments and contingencies
Common stock subject to possible redemption, $0.0001 par value; 10,000,000 shares authorized; 2,930,090 shares issued and outstanding	9,256	—	(9,256)	(4)	—	—		—	—		—

SHAREHOLDERS’ EQUITY
Ordinary shares (US$0.01 par value, 5,000,000 shares authorized, 830,810 Class A ordinary shares issued and outstanding, 169,190 Class B ordinary shares issued and outstanding as of December 31, 2022 and 2023)*	—	10	(10)	(5)	—	—	(5)	—	—	(5)	—
Common stock, $0.0001 par value; 10,000,000 shares authorized; 1,623,060 shares issued and outstanding (excluding 2,930,090 shares subject to possible redemption)	—	—	10	(5)	10	—	(9)	10	—	(9)	10
			—	(8)		—	(5)		—	(5)
			—	(9)		—
Subscription receivables	—	(5)	5	(5)	—	—		—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2024 — (Continued)
(US$ in thousands, except for share and per share data, or otherwise noted)

	SPAC	Target	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate Redemptions into Cash			Scenario 3 Assuming Maximum Redemptions into Cash
	(A) AQUARON	(B) Huture	Transaction Adjustments		Pro Forma Balance Sheet	Transaction Adjustments		Pro Forma Balance Sheet	Transaction Adjustments		Pro Forma Balance Sheet
Additional paid-in capital	—	7,901	1,076	(4)	—	(538)	(4)	—	(538)	(4)	—
	—	—	(5,418)	(5)	—	538	(9)	—	538	(9)	—
	—	—	(1,159)	(3)	—	—	(10)	—	—	(10)	—
	—	—	(50,000)	(7)	—	—	(5)	—	—	(5)	—
	—	—	15,000	(8)	—	—		—	—		—
	—	—	1,710	(9)	—	—		—	—		—
			30,890	(10)
Accumulated deficit	(5,412)	(9,833)	5,414	(10)	(58,747)	—		(59,285)	—		(59,823)
	—	—	—	(5)		—			—
	—	—	(3,025)	(3)	—	—		—	—		—
	—	—	(15,000)	(6)	—	—		—	—		—
	—	—	(30,891)	(8)	—	(538)	(10)	—	(538)	(10)	—
Accumulated other comprehensive loss	—	556	—		556	—		556	—		556
TOTAL SHAREHOLDERS’ EQUITY	(5,412)	(1,371)	(51,398)		(58,181)	(538)		(58,719)	(538)		(59,257)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	9,489	19,786	(10,376)		18,899	—		18,899	—		18,899

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The Transaction Accounting Adjustments to the unaudited condensed combined pro forma balance sheet consists of the following:

(1)    Reflects the release of cash from Investment held in the Trust Account.

(2)    Reflects the settlement of deferred underwriting commission incurred during the IPO amounted to $0.83 million, $0.29 million and nil due upon completion of the business combination in Scenario 1, in Scenario 2 and Scenario 3, respectively. The remaining cash will be insufficient to settle liabilities.

(3)    Reflects an adjustment of $0.60 million to reduce cash for transaction costs expected to be incurred by Huture Motors in relation to the Business Combination, including advisory, printing, legal and accounting services. $0.11 million audit fee incurred by Huture Motors was expensed and recorded in accumulated deficit, and the remaining $0.67 million incurred by Huture Motors was determined to be deferred offering costs and offset to additional-paid-in capital.

(4)    In Scenario 1, which assumes no further SPAC Shareholders, collectively holding 805,352 shares, exercises their redemption rights in connection with the Business Combination. As of December 31, 2024, there was approximately $9.26 million in the Trust Account. Taking into account nil to be paid out in cash as redemption proceeds at the Closing of the Business Combination and in connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Annual Meeting, on May [6], 2025, holders of 697,365 SPAC Public Shares elected to redeem their SPAC Public Shares for cash at a share price of $11.73. 107,987 SPAC Public Shares previously subject to redemption for cash amounting to $1.08 million would be transferred to shareholders’ equity.

In Scenario 2, which reflects the redemption of nil share in connection with the Business Combination as reflected in Scenario 1 above, and additionally assumes that SPAC Shareholders holding 53,994 SPAC Ordinary Shares, representing 50% of 107,987 SPAC Ordinary Shares remaining outstanding on the date of this Registration Statement/Proxy Statement, will exercise redemption rights at an assumed share price of $9.96 in connection with the Business Combination. Under Scenario 2, an amount of $8.72 million in the trust account will need to be paid out in cash as redemption proceeds at the closing of the Business Combination, as compared with Scenario 1.

In Scenario 3, which reflects the redemption of 805,352 SPAC Ordinary Shares in connection with the Business Combination, as reflected in Scenario 2 above, and additionally assumes that SPAC Shareholders holding 53,994 SPAC Ordinary Shares will exercise their redemption rights at an assumed share price of US$9.96 in connection with the Business Combination. Under Scenario 3, an additional amount of US$0.54 million in the trust account would need to be paid out in cash as redemption proceeds at the closing of the Business Combination. Taking into account the US$8.72 million paid out in connection with redemption under Scenario 2 above, a total of US$9.26 million in the trust account will need to be paid out in cash as redemption proceeds.

(5)    Reflects 1) recapitalization of Huture Motors through issuance of SPAC shares and eliminate SPAC historical accumulated earnings; and 2) the contribution of all the share capital in Huture Motors to SPAC.

(6)    Reflects accrued expenses of SPAC would be accrual due upon completion of the business combination and transaction costs expected to be incurred by SPAC in relation to the Business Combination.

(7)    The Earnout Shares will vest if certain conditions are satisfied for the years ended December 31, 2024 and 2025. These earnout arrangements are classified as liability due to their settlement amount not being indexed to the issuer’s own equity. The earnout shares will be subsequently revalued at fair value at each reporting date. The Closing Date fair value of the earnout shares was estimated as of the pro forma balance sheet date of December 31, 2024 using the following assumptions and recorded in the pro forma balance sheet:

The value of the earnout shares was estimated at	US$	50,000,000
Fair value of underlying shares (USD)	US$	10
Number of earnout shares issued		10,000,000
Expected probability		50%

(8)    Reflects transaction cost to issue 1.5 million ordinary shares of PubCo to Arbor Lake Investment Limited as financial advisor to Aquaron upon Closing of the merger as compensation.

(9)    Reflects the issuance of 90,962 shares upon conversion of the Sponsor Notes, 91,200 shares upon conversion of the Bestpath Notes, and 21,600 shares upon conversion of the Huture Notes at the closing of the Business Combination.

(10)  Reflects the elimination of receivables between SPAC and Huture Motors.

(11)  Taking into the effect of above transaction adjustment, reclasses Additional Paid-in Capital deficit to Accumulated Deficit.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024

(US$ in thousands, except for share and per share data, or otherwise noted)

	(A) AQUARON	(B) Huture	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate Redemptions into Cash		Scenario 3 Assuming Maximum Redemptions into Cash
			Transaction Accounting Adjustments		Pro Forma Income Statement	Transaction Accounting Adjustments	Pro Forma Income Statement	Transaction Accounting Adjustments	Pro Forma Income Statement
Total revenues	$—	$12,380	$—		$12,380	—	$12,380	$—	$12,380
Cost of revenues	—	(11,802)	—		(11,802)	—	(11,802)	—	(11,802)
Gross profit	—	578	—		578	—	578	—	578
Operating expenses
Selling expenses	—	(45)	—		(45)	—	(45)	—	(45)
General and administrative expenses	(905)	(1,670)	(18,025)	(1)	(20,600)	—	(20,600)	—	(20,600)
Research and development expenses	—	(611)	—		(611)	—	(611)	—	(611)
Total operating expenses	(905)	(2,326)	(18,025)		(21,256)	—	(21,256)	—	(21,256)
Operating loss

Other income:
Financial income, net	—	62	—		62	—	62	—	62
Other income, net	—	21	—		21	—	21	—	21
Interest earned on investments held in Trust Account	861	—	(861)	(2)	—	—	—	—	—
Unrealized gain on investments held in Trust Account	35	—	(35)	(3)	—	—	—	—	—
Total other income, net	896	83	(896)		83	—	83	—	83

Income/(Loss) before income tax expenses	(9)	(1,665)	(18,921)		(20,595)	—	(20,595)	—	(20,595)
Income tax expenses	(348)	—	—		(348)	—	(348)	—	(348)
Net loss	(357)	(1,665)	(18,921)		(20,943)	—	(20,943)	—	(20,943)

Basic and diluted weighted average shares outstanding of redeemable common stock	1,589,067
Basic and diluted net income per share of redeemable common stock	0.04
Basic and diluted weighted average shares outstanding of non-redeemable common stock	1,623,060	1,000,000	—		104,640,131	—	104,586,137	—	104,532,144
Basic and diluted net loss per share of non-redeemable common stock	(0.26)	(0.68)	—		(0.000200)	—	(0.00020)	—	(0.00020)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The Transaction Accounting Adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(1)    Reflects the estimated transaction costs of $18.02 million including $15 million transaction cost to issue 1.5 million ordinary shares of PubCo to Arbor Lake Investment Limited as financial advisor to Aquaron, as if incurred on the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(2)    Represents an adjustment to eliminate interest earned on investments held in Trust Account.

(3)    Represents an adjustment to eliminate unrealized gain on investments held in Trust Account.

Shares calculation

The following presents the calculation of basic and diluted weighted average shares outstanding assuming three alternative levels of conversion:

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Intermediate (50%) Redemptions Into Cash)	Scenario 3 Combined (Assuming Maximum (100%) Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
SPAC Public Stockholders	107,987	53,994	—
Holders of SPAC Public Right(1)	1,083,436	1,083,436	1,083,436
Initial Stockholders of Aquaron(2)	1,767,775	1,767,775	1,767,775
Arbor Lake Investment Ltd(3)	1,500,000	1,500,000	1,500,000
Chardan Capital Markets LLC(4)	68,133	68,133	68,133
Shares issued to Huture Motors shareholders in Business Combination(5)	100,112,800	100,112,800	100,112,800
Weighted average shares outstanding	104,640,131	104,586,137	104,532,144

Percent of shares owned by existing public holders of SPAC share	1.14%	1.09%	1.04%
Percent of shares owned by SPAC Founder and Sponsor	1.69%	1.69%	1.69%
Percent of shares issued to Arbor Lake Investment	1.43%	1.43%	1.43%
Percent of shares issued to Chardan Capital Markets LLC	0.07%	0.07%	0.07%
Percent of shares owned by existing holders of Huture Motors share	95.67%	95.72%	95.77%
	100.0%	100.0%	100.0%

____________

(1)      Assumes the exercise of all issued and outstanding SPAC Public Right, each 5 for one PubCo Ordinary Share, at the closing of the Business Combination.

(2)      Assumes the exercise of all issued and outstanding Private Unites and Over-Allotment Option Units sold to its Sponsor, each 5 for one PubCo Ordinary Share, which would result in an additional 53,753 shares at the closing of the Business Combination and and assumes the issuance of 90,962 shares upon conversion of the Sponsor Notes at the closing of the Business Combination.

(3)      Assumes the issuance of 1.5 million PubCo Ordinary Shares to Arbor Lake Investment Limited as financial advisor to Aquaron upon Closing of the Business Combination as compensation.

(4)      Assumes 68,133 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock and SPAC Common Stock underlying the SPAC Units issued to Chardan and/or its designees as deferred underwriting commission.

(5)      Assumes the base equity value of Huture Motors is $1,000,000,000 and will be paid entirely in shares, comprised of 100,000,000 newly issued ordinary shares of the PubCo and assumes 91,200 shares upon conversion of the Bestpath Notes, and 21,600 shares upon conversion of the Huture Notes at the closing of the Business Combination.

Net loss per share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the sum of the historical SPAC weighted average number of redeemable shares outstanding of 805,352, converted SPAC public shares of 1,083,436 and non-redeemable shares outstanding of 1,623,060 under all three scenarios for the year ended December 31, 2024 adjusted by (a) approximately 100,000,000 consideration shares estimated, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements (after rounding adjustment), to be issued in connection with the Business Combination; and (b) redemption of 751,359 shares under intermediate redemption scenario and 805,352 shares under maximum redemption scenario.

For the purposes of calculating the weighted average number of shares of Company ordinary shares outstanding, the effects of outstanding warrants and exchangeable units to purchase ordinary shares and employee share option plans were not considered in the calculation of diluted loss per share, since the inclusion of such warrants and options would be anti-dilutive.

	Adjustment for Merger Assuming No Redemptions	Adjustment for Merger Assuming Intermediate (50%) Redemptions	Adjustment for Merger Assuming Maximum (100%) Redemptions
Weighted average shares of redeemable ordinary share	805,352	805,352	805,352
Weighted average outstanding converted SPAC Public Shares	1,083,436	1,083,436	1,083,436
Weighted average outstanding shares of non-redeemable shares	1,623,060	1,623,060	1,623,060
Weighted average outstanding shares issued to the Sponsor	53,753	53,753	53,753
Weighted average outstanding shares issued to holders of Promissory Notes	203,762	203,762	203,762
Weighted average outstanding shares issued to Arbor Lake Investment Ltd	1,500,000	1,500,000	1,500,000
Weighted average outstanding shares issued to Chardan Capital Markets LLC	68,133	68,133	68,133
Add: Closing merger consideration payable in shares	100,000,000	100,000,000	100,000,000
Less: shares assumed to be redeemed	(697,365)	(751,359)	(805,352)
Weight average shares	104,640,131	104,586,138	104,532,144

Aquaron’s DIRECTORS, EXECUTIVE OFFICERS and executive compensation

In this section references herein to the “Aquaron” and the “Company” and to “we,” “us,” and “our” refer to Aquaron Acquisition Corp.

Directors and Executive Officers

Aquaron’s current directors and executive officers are as follows:

Name	Age	Position
Yi Zhou	38	Chief Executive Officer, Chairwoman and President
Qingze Zhao	36	Chief Financial Officer and Director
Yanyan Lin	36	Independent Director
Yang Wang	46	Independent Director
Xiaoming Ma	33	Independent Director

Yi Zhou has been Aquaron’s Chairwoman, President and Chief Executive Officer since June 2022. Ms. Zhou co-founded Ease Consulting in September 2019 and has served as its chief executive officer since then. During her time with Ease Consulting, Ms. Zhou is responsible for providing consultancy services to funds including venture capital funds that are expanding their limited partner base in the United States and other countries and advise on their fund-raising. Ms. Zhou has been a partner at the Balloch Group since October 2021 and an advisor to Hashkey Capital since February 2022. Previously, Ms. Zhou was a private equity associate at Susquehanna Investment Management Consulting Company Ltd. in Shanghai between April 2020 to June 2021 and a Director II at VC relation management at Silicon Valley Bank between July 2017 and March 2020. Ms. Zhou also served as the associate director of China market development at S&P Capital IQ from September 2013 to June 2017. She currently is the alumni council member of Harvard University Graduate School of Education from 2021 to 2026. Ms. Zhou received her bachelor’s degree of Korean and Economics from Peking University in 2009 and a master’s degree in Education from Harvard University Graduate School of Education in 2010. Aquaron believes Ms. Zhou is qualified to serve on its board of directors because of her extensive business and management experience, as well as her contacts and relationships.

Qingze Zhao has been Aquaron’s Chief Financial Officer and a director since its inception. Mr. Zhao joined Century Frontier asset management as a portfolio manager in October 2022 and worked there since then. Century Frontier asset management is a top tier asset management fund in China and he focuses on Chinese equity market and quant-trading. From August 2019 to September 2022, Mr. Zhao worked in Wang & Partners Consulting as a consultant. Wang & Partners Consulting is a boutique management consulting firm in China, where his main focus is on the sectors of consumer, manufacturing and new energy. From May 2016 to April 2019, he worked at Ping Capital Management, a hedge fund where he concentrated on quant-trading and market research. Mr. Zhao received his Doctor of Philosophy in Science in Applied Mechanics from the University of Pennsylvania in 2016 and his bachelor’s degree of Engineering in Mechanical Engineering from Shanghai Jiaotong University in 2011. Aquaron believes Mr. Zhao is qualified to serve on Aquaron Board because of his expertise in the consumer, manufacturing and new energy industries.

Yang Wang has served as Aquaron’s independent director since March 2021. He has been a partner of Haoyue Healthcare Fund since May 2021. Mr. Wang served as the partner at Cowin Capital from February 2011 to March 2021, where he focused on the health sector. Before that, Mr. Wang served as the senior project manager of the business development department at Simcere Pharmaceutical Co., Ltd from November 2007 to January 2011. Mr. Wang received a Master of Business Administration degree from Tsinghua University in 2006 and a bachelor’s degree of Engineering in Computer Software from Anhui University in 2000. Aquaron believes Mr. Wang is qualified to serve on Aquaron Board due to his extensive financial, commercial, corporate strategy, business development and transaction experience, as well as his expertise in the health sector.

Yanyan Lin has served as Aquaron’s independent director since March 2021. Ms. Lin has served as the founder and chief executive officer at Bole Education Consulting Inc., a Maryland incorporated education consulting company, since July 2016. Ms. Lin served as the senior auditor at Tate & Tryon CPAs and Consultants Company in Washington, D.C from January 2013 to June 2018, where she led audit teams, completed audit projects, and performed key audit testing in a variety of organizations including trade organizations and professional associations. Ms. Lin graduated from University of Virginia with a Master of Science in Accounting in 2012, and a Bachelor

of Science in Commerce (Accounting and Finance) and second major in Economics in 2012. She also holds the Certified Public Accountant issued in the U.S. Aquaron believes Ms. Lin is qualified to serve on Aquaron Board due to her extensive financial, commercial, and business development experience.

Xiaoming Ma has served as Aquaron’s independent director since May 2021. Mr. Ma has held the position of sales manager of Royal IHC Group in Shanghai, China since September 2020. Before he moved to Shanghai, he was appointed to Kinderdijk and served as the outsourcing management lead from September 2019 to September 2020. Before that, Mr. Ma worked successively at Royal IHC Group which includes proposal manager from April 2019 to September 2019, assistant general manager from October 2018 to April 2019, business development manager from October 2018 to May 2019, strategy consultant from April 2018 to November 2018 and purchaser and supply chain management analyst from November 2017 to April 2018. He joined the management trainee-ship program of Royal IHC Group in November 2017. Before that, he worked at Hengxin Offshore & Marine Engineering (Europe) and was a sales and business development manager in Rotterdam during April 2016 to December 2016. Mr. Ma obtained his Master’s degree in Marine Technology Shipping Management Specialization from Delft University of Technology in 2018 and the Bachelor’s degree in Naval Architecture and Marine Engineering from Harbin Engineering University in 2015. Aquaron believes Mr. Ma is qualified to serve on Aquaron Board due to his commercial, business development and transaction experience, as well as his contacts and relationships.

Executive Compensation

Aquaron has not entered into any employment agreements with its executive officers, and has not made any agreements to provide benefits upon termination of employment. No executive officer has received any cash compensation for services rendered to Aquaron and no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of its existing stockholders, including its directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Aquaron’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Aquaron’s board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Director Independence

Nasdaq requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Yanyan Lin, Yang Wang, and Xiaoming Ma are our independent directors. Our independent directors will have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Our amended and restated certificate of incorporation provides that:

•        except as may be prescribed by any written agreement with us, we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue; and

•        our officers and directors will not be liable to our company or our stockholders for monetary damages for breach of any fiduciary duty by reason of any of our activities to the fullest extent permitted by Delaware law.

Our officers and directors are, and may in the future become, affiliated with other companies. In order to minimize potential conflicts of interest which may arise from such other corporate affiliations, each of our officers and directors has contractually agreed, pursuant to a written agreement with us, until the earliest of our execution of a definitive agreement for a business combination, our liquidation or such time as he or she ceases to be an officer or director, to present to our company for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us, subject to any fiduciary or contractual obligations he or she might have. The foregoing agreement does not restrict our officers from becoming affiliated with other companies in the future which could take priority over our company; however, we believe that such agreement still benefits us because our officers and directors are obligated to present suitable business opportunities to us to the extent that none of their other fiduciary or contractual obligations require them to present it to another entity.

The following table summarizes the relevant pre-existing fiduciary or contractual obligations of our officers and directors:

Name of Individual	Name of Affiliated Company	Entity’s Business	Affiliation
Yanyan Lin	Bole Education Consulting Inc.	Education consulting	Founder and Chief Executive Officer
Yi Zhou	Ease Consulting	Finance consulting	Founder and Chief Executive Officer
Yang Wang	Haoyue Healthcare Fund	PE fund	Partner

Our insiders and Chardan have agreed to vote any shares of Common Stock held by them in favor of our initial business combination. In addition, they have agreed to waive their respective rights to receive any amounts held in the Trust Account with respect to their insider shares and private shares if we are unable to complete our initial business combination within the required time frame. If they purchase shares of Common Stock in the open market, however, they would be entitled to receive their pro rata share of the amounts held in the Trust Account if we are unable to complete our initial business combination within the required time frame, but have agreed not to redeem such shares in connection with the consummation of our initial business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our Audit Committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our Audit Committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of our officers, directors or insiders, unless we have obtained (i) an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view and (ii) the approval of a majority of our disinterested and independent directors (if we have any at that time). Furthermore, in no event will our insiders or any of the members of our management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is).

Potential investors should also be aware of the following other potential conflicts of interest as disclosed in section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

PUBCO’S DIRECTORS AND EXECUTIVE OFFICERS
AFTER THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us,” and “PubCo,” generally refer to HUTURE Group Limited, prior to the merger and its consolidated subsidiaries, after giving effect to the merger. References in this section to the “Holdco” and “Huture Motors” generally refer to HUTURE Ltd. References in this section to the “Company” and “Huture Motors SH” generally refer to HUTURE Motors (Shanghai) Co., Ltd.

Management and Board of Directors

The following persons are expected to serve as PubCo’s executive officers and directors immediately after the consummation of the Business Combination. The biographical information concerning the executive officers and directors has been set forth as below as of the date of this proxy statement/prospectus.

Name	Age	Position
Weishan Chen	42	Chief Executive Officer and Chairman of Board Nominee
Li Zhang	37	Chief Operating Officer and Director
Qingqing Xu	33	Chief Financial Officer
Lingyun Gao	44	Independent Director Nominee
Yunshi Wang	64	Independent Director Nominee
Tim Tianjun Ling	77	Independent Director Nominee

Executive Officers and Directors

Mr. Weishan Chen currently serves as Chief Executive Officer and is primarily responsible for the company’s overall development. Mr. Chen will serve as PubCo’s Chairman of Board upon the closing of the Business Combination. Prior to joining Huture Motors in 2023, Mr. Chen served at Shanghai Refire Group Limited, which he founded in 2016, as a director and vice president from 2016 to 2023. From 2015 to 2016, Mr. Chen served at Shanghai NIO Automobile Co., LTD., and was responsible for the development of NIO’s automobile powertrain. From 2007 to 2015, Mr. Chen worked at SIAC Motor’s fuel cell division. Mr. Chen received his master’s degree in electrical and electronic engineering and his bachelor’s degree in mechanical engineering from Beihang University in 2007 and 2004.

Ms. Zhang Li currently serves as the Chief Operating Officer and sole Director of PubCo. Prior to joining Huture Motors in 2021, Ms. Zhang served at Guangdong Discovery Motors Co., Ltd. as Assistant to the General Manager and Director of Public Affairs. Prior to that, Ms. Zhang served at Paisheng Group as Brand Manager from 2018 to 2019. From 2012 to 2018, Ms. Zhang served at Changan PSA Automobiles Co., Ltd. as Project Management Engineer and Brand Manager. Ms. Zhang received her bachelor’s degree in applied English from Yulin Normal University in 2010.

Ms. Qingqing Xu currently serves as the Chief Financial Officer of PubCo. Prior to joining Huture Motors in 2023, Ms. Xu served at RSM China as Audit Manager from 2020 to 2023. Prior to that, Ms. Xu served at Zhonghui Accounting Firm (Special General Partnership) as Audit Manager from 2015 to 2020. Ms. Xu received her bachelor’s degree in water quality science and technology from Nanjing Tech University in 2013.

Independent Directors

Ms. Lingyun Gao will serve as PubCo’s independent director upon the closing of the Business Combination. Ms. Gao currently serves at Tribridge Group as Global Financial Controller. Prior to joining Tribridge Group in 2024, Ms. Gao served at EOS 3D Printer as China Finance Head from 2021. From 2014 to 2021, Ms. Gao served at Mpire Group as Financial Director. From 2009 to 2014, Ms. Gao served at Cargill Group as Accounting Manager. Ms. Gao received her Master of Administration degree from the University Cologne in 2009 and her bachelor’s degree in Economics from Tongji University in 2003.

Mr. Yunshi Wang will serve as PubCo’s independent director upon the closing of the Business Combination. Mr. Wang has served at University of California at Davis as Director of China Center for Energy and Transportation sine 2007, at California-Hainan Cooperation on Climate and ZEV Development as Co-Secretariat since 2023 and at China-U.S.-Netherlands ZEV Policy Lab and China-U.S.-UK ZEV Policy Lab as Co-Director since 2014. Mr. Wang previously served at the World Bank as Senior Advisor on ZEV Infrastructure Planning. From 2002 to 2007, Mr. Wang served at Solan School of Massachusetts Institute of Technology as Senior Research Fellow. Prior to joining MIT, Mr. Wang served as Senior Economist and Financial Analyst at RECS International from 1998 to 1999. In 1998, Mr. Wang served as Infrastructure Specialist at Pacific Consultant International. From 1996 to 1998, Mr. Wang served at Nippon Koel and KRI International in various roles. From 1993 to 1996, Mr. Wang served at the World Bank as Energy Economist. From 1992 to 1993, Mr. Wang worked with United Nations Development Program as a researcher. From 1991 to 1992, Mr. Wang served as an assistant in the Department of Accounting and Finance at Intelsat. Mr. Wang received his Master of Arts in International Development from American University in 1993 and Master of Fine Arts in Creative Writing from Boston University in 1993. Mr. Wang received his bachelor’s degree in English and Shipping Business from Shanghai Maritime University.

Mr. Tim Tianjun Ling will serve as PubCo’s independent director upon the closing of the Business Combination. Mr. Ling currently serves as the Honorary President of North American Auto Professional Association. From 2016 to 2018, Mr. Ling served at Shanxi Zhongneng Dongdao Group as Vice President and President of the International Business Department. Prior to Joining Shanxi Zhongneng Dongdao Group, Mr. Ling served at Hanergy Mobile Energy Group as Vice Executive President from 2013. From 2006 to 2013, Mr. Ling worked at SAIC Motor Corporation Limited in various roles, including Director of Vehicle Integration Development, Chief Engineer of Fuel Cell Vehicle Division and Chief Engineer of New Energy Vehicle Project at World Expo. From 1991 to 2005, Mr. Ling served at Ford Motor Company in various roles including Project Manager and Senior Engineer. Mr. Ling received his Master of Science Degrees in Mechanics and Computer Science from Clark Atlanta University in 1990 and his bachelor’s degree in Mechanics from Taiyuan University of Technology.

Compensation of Directors and Executive Officers

PubCo was incorporated on January 9, 2024, respectively. PubCo did not incur any expenses for compensation of directors and executive officers in the fiscal year ended on December 31, 2023. In the fiscal year ended on December 31, 2024, the aggregate cash compensation paid by PubCo to directors and executive officers was approximately [•]. This amount consisted only of cash and did not include any share-based compensation or benefits in kind. Each of Company’s directors and officers is entitled to reimbursement for all necessary and reasonable expenses properly incurred in the course of employment or service. Company pays or sets aside amounts for pension, retirement or other benefits for its directors and officers, pursuant to a PRC government-mandated multi-employer defined contribution plan.

Board Composition

The primary responsibilities of PubCo’s board of directors (the “Board”) will be to provide oversight, strategic guidance, counseling and directions to the PubCo’s management. We intend to have five directors upon the consummation of the Business Combination, including two non-independent directors and three independent directors. All the directors will be designated by Holdco. Mr. Weishan Chen will serve as Chairman of the Board. The Board will meet on a regular basis and additionally as required.

Pursuant to the Amended Articles, PubCo may by an ordinary resolution appoint any person to be a director, and the Board may, by the affirmative vote of a simple majority of the remaining directors present and voting at a Board meeting, appoint any person as a director, to fill a casual vacancy on the Board or as an addition to the existing Board. A director may be removed from office by an ordinary resolution of PubCo and or by the Board, at any time before the expiration of his or her term. A vacancy on the Board created by the removal of a director under the previous sentence may be filled by an ordinary resolution or by the affirmative vote of a simple majority of the remaining directors present and voting at a Board meeting. The office of director shall be vacated if, among other things, the director (1) becomes bankrupt or makes any arrangement or composition with his creditors; (2) dies or is found to be or becomes of unsound mind, (3) resigns his office by notice in writing to the company, or (4) is removed from office by ordinary resolution or by the Board at any time before the expiration of his or her term.

Director Independence

The Board has determined that each of Ms. Lingyun Gao, Mr. Yunshi Wang and Mr. Tim Tianjun Ling will qualify as independent, as defined under the listing rules of Nasdaq. In addition, we will be subject to the rules of the SEC and Nasdaq relating to the memberships, qualifications and operations of the audit committee, as discussed below.

Board Oversight of Risk

One of the core functions of the Board is to be informed to oversee PubCo’s risk management process. PubCo does not anticipate having a standing risk management committee, but rather anticipate administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight.

Committees of the Board of Directors

Upon the consummation of the business combination, the Board will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board will adopt a charter for each of the committees, which will comply with the applicable requirements of current Nasdaq rules. The charter of each committee will be available on PubCo’s website.

Audit Committee

Upon the effectiveness of the consummation of business combination, PubCo will establish an audit committee of the board of directors. Ms. Lingyun Gao, Mr. Yunshi Wang and Mr. Tim Tianjun Ling will serve as members of the audit committee. Each member is “independent” in accordance with applicable law, including the rules of Nasdaq and the more rigorous SEC independence requirements for audit committee members set forth in Rule 10A-3 under the Exchange Act, as determined by the Board after consideration of all factors determined to be relevant rules and regulations of Nasdaq and the SEC. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements.

Ms. Lingyun Gao will serve as chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq listing standards, and the Board has determined that Ms. Lingyun Gao qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The purpose of the audit committee will be to assist our board of directors in overseeing and monitoring:

•        the quality and integrity of PubCo’s financial statements,

•        internal control over financial reporting and disclosure controls and procedures,

•        PubCo’s compliance with legal and regulatory requirements,

•        PubCo’s independent registered public accounting firm’s qualifications and independence,

•        the performance of PubCo’s internal audit function, and

•        the performance of PubCo’s independent registered public accounting firm.

Compensation Committee

Upon the effectiveness of the consummation of Business Combination, PubCo will establish a compensation committee of the Board. Ms. Lingyun Gao, Mr. Yunshi Wang and Mr. Tim Tianjun Ling will serve as members of PubCo’s compensation committee. Wang Yunshi will serve as chair of the compensation committee.

The purpose of the compensation committee is to assist the Board in discharging its responsibilities relating to:

•        reviewing and approving PubCo’s compensation program and compensation of PubCo’s executive officers and directors,

•        monitoring our incentive and equity-based compensation plans,

•        preparing the compensation committee report under the rules and regulations of the SEC,

•        reviewing and evaluating on an annual basis the performance of the compensation committee, and

•        recommending such changes as deemed necessary with the Board.

The composition and function of compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq’s listing rules, and so will to future requirements to the extent they become applicable to PubCo.

Nominating and Corporate Governance Committee

Upon the effectiveness of the consummation of Business Combination, PubCo will establish a nominating and corporate governance committee of the board of directors. Ms. Lingyun Gao, Mr. Yunshi Wang and Mr. Tim Tianjun Ling will serve on PubCo’s nominating and corporate governance committee. Mr. Tim Tianjun Ling will serve as chairman of the nominating and corporate governance committee.

The primary purposes of the nominating and corporate governance committee will be to assist the Board in:

•        screening and recommending individuals to be elected by the Board to fill vacancies and newly created directorships, and the nominees to be elected as directors at any meeting of shareholders, based on, among other things, their independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, and relevant skills and experience, including financial literacy, and experience in the context of the needs of the Board. The nominating and corporate governance committee is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which Board candidates are chosen,

•        identifying individuals qualified to become new Board members, consistent with criteria approved by the Board,

•        reviewing the qualifications of incumbent directors to determine whether to recommend them for re-election and selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders,

•        identifying members of the Board qualified to fill vacancies on any Board committee and recommending that the Board appoint the identified member or members to the applicable committee,

•        reviewing and recommending to the Board corporate governance principles applicable to us,

•        overseeing the evaluation of the Board and management, and

•        handling such other matters that are specifically delegated to the committee by the Board from time to time.

Director Nominations

PubCo’s nominating and corporate governance committee will screen and recommend to the Board candidates for nomination for election at the annual meeting of the shareholders. The Board will also consider director candidates recommended for nomination by its shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). PubCo’s shareholders that wish to nominate a director for election to the Board should follow the procedures set forth in Amended Articles (as amended from time to time).

In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, character, and the ability to exercise sound judgement, and relevant skills and experience, including financial literacy, and experience in the context of the needs of the Board.

Code of Business Conduct

PubCo will adopt a new code of business conduct (the “code of business conduct”) that applies to all directors, executive officers and employees. It will be available on PubCo’s website upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. PubCo’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of the committees of the Board will be provided without charge upon request from PubCo and will be posted on PubCo’s website. PubCo will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

beneficial ownership of securities

Beneficial ownership of Aquaron

The following table sets forth information regarding the beneficial ownership of SPAC Common Stock as of April 15, 2025, by:

•        each person known by Aquaron to be the beneficial owner of 5% or more of SPAC Common Stock;

•        each of Aquaron’s current officers and directors; and

•        all of Aquaron’s current officers and directors, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares (of the applicable type) beneficially owned by them.

The percentage of beneficial ownership of Aquaron in the table below is calculated based on 2,428,412 shares of SPAC Common Stock outstanding as of April 15, 2025.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock	Approximate Percentage of Outstanding Shares of Common Stock
Aquaron Investments LLC(2)	1,578,060	64.98%
Yi Zhou	10,000	*	%
Qingze Zhao	10,000	*	%
Yang Wang	5,000	*	%
Yanyan Lin	15,000	*	%
Xiaoming Ma	5,000	*	%
All current directors and executive officers as a group (five individuals)	45,000	1.85%
Karpus Management, Inc.(3)	231,300	9.52%
Walleye Capital LLC(4)	355,951	14.66%

____________

*        Less than 1%.

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o Aquaron Acquisition Corp., 515 Madison Ave. 8th Floor, NY, New York 10022.

(2)      Aquaron Investments LLC, Aquaron’s sponsor, is controlled by Mr. Yating Wang.

(3)      Based on a Schedule 13G filed by the reporting person on February 14, 2025. The address for the reporting person is 183 Sully’s Trail, Pittsford, New York 14534.

(4)      Based on a Schedule 13G filed by the reporting person on December 6, 2024. The address for the reporting person is 315 Park Ave. South, New York, NY10010.

Beneficial Ownership of PubCo

The following table sets forth information regarding the beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination after giving effect to the Business Combination and to the issuance of (1) 107,987 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock owned by SPAC Public Stockholders, (2) 1,354,295 PubCo Class A Ordinary Shares in exchange for the Insider Shares, (3) 268,765 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock owned by the Sponsor, (4) 1,137,189 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock underlying all outstanding SPAC Rights, (5) [100,000,000] PubCo Ordinary Shares in exchange for Holdco Shares (other than the Holdco Treasury Shares and Holdco Dissenting Shares), (6) 68,133 PubCo Class A Ordinary Shares in exchange for SPAC Common Stock and SPAC Common Stock underlying the SPAC Units issued to Chardan and/or its designees as deferred underwriting commission, (7) [1,500,000] PubCo Class A Ordinary Shares to Arbor Lake, as consultant to Aquaron in connection with the Business Combination, and (8) the issuance of [            ] PubCo Ordinary Shares to the PIPE Investors, without giving effect to (w) the Earn-out Shares, (x) PubCo Ordinary Shares reserved for issuance under the PubCo Incentive Plan (y) PubCo Class A Ordinary Shares underlying the PubCo UPO or (z) the issuance of PubCo Ordinary Shares upon conversion of any of the promissory notes by the Sponsor, Bestpath or Holdco, by:

•        each person known by PubCo who will be the beneficial owner of more than 5% of the outstanding PubCo Ordinary Shares immediately following the consummation of the Business Combination;

•        each person who will become an executive officer or a director of PubCo upon consummation of the Business Combination; and

•        all of the executive officers and directors of PubCo as a group upon consummation of the Business Combination.

The expected beneficial ownership of shares of PubCo Ordinary Shares post-Business Combination assumes three scenarios:

•        Scenario 1 — No Redemption Scenario: This scenario assumes that there are no SPAC Shareholders exercise redemption rights with respect to their SPAC Public Shares in connection with the Business Combination; As of December 31, 2024, there were 805,352 SPAC Public Shares issued and outstanding. In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Annual Meeting, on May [6], 2025, holders of 697,365 SPAC Public Shares elected to redeem their SPAC Public Shares for cash.

•        Scenario 2 — Intermediate Redemption Scenario: This scenario assumes that SPAC Shareholders holding 53,994 SPAC Public Shares, representing 50% of 107,987 SPAC Public Shares remaining outstanding, will exercise redemption rights in connection with the Business Combination; and

•        Scenario 3 — Maximum Redemption Scenario: This scenario assumes that SPAC Shareholders holding 107,987 SPAC Public Shares will exercise their redemption rights in connection with the Business Combination in addition to the 697,365 SPAC Public Shares elected to redeem their SPAC Public Shares for cash on May [6], 2025.

Except as otherwise noted herein, the number and percentage of PubCo Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any PubCo Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any PubCo Ordinary Shares which the holder has the right to acquire within 60 days of through the exercise of any option or any other right.

Unless otherwise noted, the business address of each of the following beneficial owners is Building 4, No.1, Lane 10800, Songze Avenue, Qingpu District, Shanghai 201700, PRC.

	As of the date of this proxy statement/prospectus				Post-Business Combination (Assuming No Redemption)				Post-Business Combination (Assuming Intermediate (50%) Redemptions)				Post-Business Combination (Assuming Maximum (100%) Redemption)
Name of Beneficial Owner	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Percentage of Total Ordinary Shares	Percentage of Voting Power	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Percentage of Total Ordinary Shares(1)	Percentage of Voting Power(4)	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Percentage of Total Ordinary Shares(2)	Percentage of Voting Power(5)	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Percentage of Total Ordinary Shares( )	Percentage of Voting Power(6)
All 5% or Greater Shareholders
Green Hydrogen (BVI) Ltd.(7)	—	—	—	—	9,110,100	16,919,000	24.92%	69.46%	9,110,100	16,919,000	24.94%	69.47%	9,110,100	16,919,000	24.95%	69.49%
Let Easy Investment Management Limited(8)	—	—	—	—	18,946,800	—	18.14%	7.38%	18,946,800	—	18.15%	7.38%	18,946,800	—	18.16%	7.38%
Gringotts (private) Investment Co. LTD(9)	—	—	—	—	14,372,500	—	13.76%	5.60%	14,372,500	—	13.77%	5.60%	14,372,500	—	13.78%	5.60%
HY Dragon Investment Management Limited(10)					12,963,000	—	12.41%	5.05%	12,963,000	—	12.42%	5.05%	12,963,000	—	12.43%	5.05%
Directors and Executive Officers Post-Business Combination
Weishan Chen	—	—	—	—	9,110,100	16,919,000	24.92%	69.46%	9,110,100	16,919,000	24.94%	69.47%	9,110,100	16,919,000	24.95%	69.49%
Li Zhang	—	—	—	—	—	—	—	—
Lingyun Gao	—	—	—	—	—	—	—	—
Yunshi Wang	—	—	—	—	—	—	—	—
Tim Tianjun Ling	—	—	—	—	—	—	—	—
All executive officers and directors as a group	—	—	—	—	9,110,100	16,919,000	24.92%	69.46%	9,110,100	16,919,000	24.85%	69.38%	9,110,100	16,919,000	24.95%	69.49%

____________

(1)              Calculated based on 88,216,734 Class A Ordinary Shares and 16,919,000 Class B Ordinary Shares expected to be outstanding after the consummation of the Business Combination assuming the No Redemption Scenario. If the Sponsor, Bestpath or Holdco elects to convert any of the promissory notes into PubCo Ordinary Shares, or if any PIPE shares or Earn-out Shares are issued, the anticipated percentage ownership of SPAC Public Stockholders will be further reduced.

(2)              Calculated based on 87,812,058 Class A Ordinary Shares and 16,919,000 Class B Ordinary Shares expected to be outstanding after the consummation of the Business Combination assuming the Medium Redemption Scenario. If the Sponsor, Bestpath or Holdco elects to convert any of the promissory notes into PubCo Ordinary Shares, or if any PIPE shares or Earn-out Shares are issued, the anticipated percentage ownership of SPAC Public Stockholders will be further reduced.

(3)              Calculated based on 87,409,382 Class A Ordinary Shares and 16,919,000 Class B Ordinary Shares expected to be outstanding after the consummation of the Business Combination assuming the Maximum Redemption Scenario. If the Sponsor, Bestpath or Holdco elects to convert any of the promissory notes into PubCo Ordinary Shares, or if any PIPE shares or Earn-out Shares are issued, the anticipated percentage ownership of SPAC Public Stockholders will be further reduced.

(4)(5)(6)     For each person and group included in this column, the percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of PubCo Ordinary Shares as a single class. In respect of matters requiring a shareholder vote, each PubCo Class A Ordinary Shares will be entitled to one vote and each PubCo Class B Ordinary Share will be entitled to 10 votes. Each PubCo Class B Ordinary Share will be convertible into one PubCo Class A Ordinary Share at any time by the holder thereof. PubCo Class A Ordinary Shares will not be convertible into PubCo Class B Ordinary Shares under any circumstances.

(7)              Green Hydrogen (BVI) Ltd. is a company incorporated under the laws of the British Virgin Islands. The registered address of Green Hydrogen (BVI) Ltd. is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. Green Hydrogen (BVI) Ltd is wholly owned by Weishan Chen, the Chief Executive Officer of PubCo. Mr. Chen will also serve as the Chairman of the Board of PubCo upon consummation of the Business Combination.

(8)              Let Easy Investment Management Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Let Easy Investment Management Limited is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. Green Hydrogen (BVI) Ltd is wholly owned by Ningbo Leyi Enterprise Management Consulting Partnership (Limited Partnership), which is in turn controlled by Zhibing Zhao, its executive partner.

(9)              Gringotts (private) Investment Co. LTD Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Gringotts (private) Investment Co. LTD Limited is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. Green Hydrogen (BVI) Ltd is wholly owned by Kecheng Liu.

(10)            HY Dragon Investment Management Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of HY Dragon Investment Management Limited is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. Green Hydrogen (BVI) Ltd is wholly owned by Hydrogen (Ningbo) Enterprise Management Consulting Partnership (Limited Partnership), which is in turn controlled by Pan Liu, its executive partner.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Transactions of Holdco

Our Related Parties

No.	Name of Related Parties	Relationship
1.	Bestpath (Shanghai) IoT Technology Co., Ltd. (“Bestpath Shanghai”)	Significantly influenced by the shareholders of the Company
2.	Let Easy (Ningbo) Investment Management Limited (“Let Easy Ningbo”)	Entity controlled by shareholder of the Company
3.	Zhang Li	Chief Executive Officer of the Company
4.	Chen Weishan	A shareholder of the Company

1) Transactions with Bestpath Shanghai

In the course of our operations, we provided certain loans to Bestpath Shanghai. As of December 31, 2022, the total amount due from Bestpath Shanghai under the loan agreements was US$6.9 million. For the years ended December 31, 2023 and 2024, we generated US$247,000 and US$74,000 in interest income for interest rates ranging from 3.5% to 4.5% under the agreements, respectively. Bestpath Shanghai has made payments in accordance with the terms of the loan agreements. As of December 31, 2024 the total amount due from Bestpath Shanghai was approximately US$152,000. Bestpath Shanghai will continue to repay this amount and interest payments in accordance with the terms of the loan agreement.

2) Transactions with Let Easy Ningbo

We received certain loans from Let Easy Ningbo. For the year ended December 31, 2023 and 2024, we received two loans for an aggregate amount of US$3.6 million from Let Easy Ningbo and incurred US$32,000 and US$10,000 in interest expenses, respective. We repaid US$220,000 in 2023 and US$2.9 million in 2024 under the terms of the loan agreements. As of December 31, 2024, the amount due to Let Easy Ningbo was approximately US$522,000. We will repay this amount and interest payments in accordance with the terms of the loan agreements.

3) Transactions with Zhang Li

In the course of acting as the chief executive officer of the company, Ms. Zhang Li paid certain expenses on behalf of the company and the Company has paid certain expenses on behalf of Ms. Zhang. We paid US$1,000 on behalf of Mrs. Zhang in 2022 and the amount was repaid in the same year. As of December 31, 2023, the amount due to Zhang Li was US$8,000 incurred as a result of payments made by Ms. Zhang on behalf of the company. This payment was reimbursed by the Company as of January, 2024.

4) Transactions with Chen Weishan

Mr. Chen Weishan provided a loan in the amount of US$130,000 in 2024 to us at an interest rate of 4.35% percent per annum. The loan is due to be repaid within one year and subject extension at the mutual consent of both parties. We will repay this amount in accordance with the terms of the agreement.

Certain Transactions of Aquaron

Insider Shares

On April 1, 2021, the Company issued 1,437,500 shares of common stock (the “Insider Shares”) to the Insiders and the Sponsor (the “Initial Stockholders”) for an aggregated consideration of $25,000, The Insider Shares include an aggregate of up to 187,500 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment is not exercised in full, so that the Initial Stockholders will collectively own 20% of Aquaron’s issued and outstanding shares after the IPO (assuming the Initial Stockholders do not purchase any Public Shares in the IPO and excluding the Private Units). As a result of the partial exercise of the underwriters’ over-allotment option which was closed on October 14, 2022, Aquaron cancelled an aggregate of 83,205 Insider Shares issued to the Sponsor.

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Insider Shares until, with respect to 50% of the Insider Shares, the earlier of six months after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Insider Shares, until the six months after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, Aquaron completes a liquidation, merger, stock exchange or other similar transaction which results in all of Aquaron’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On February 8, 2023, February 23, 2023 and March 31, 2023, the Sponsor provided Aquaron a loan of $100,000 (“Promissory Note 1”), $140,000 (“Promissory Note 2”) and $130,000 (“Promissory Note 3”), respectively, to be used, in part, for transaction costs related to the Business Combination. On June 26, 2023, the Sponsor provided a loan of $179,626 (“Promissory Note 4”) including the conversion of $99,846 due to related party (see below) for working capital purposes. The Sponsor has the right to convert these four promissory notes into shares of Aquaron common stock at a fixed price of $10.00 per share at any time when these promissory notes remain outstanding. On January 4, 2024 and March 30, 2024, Aquaron issued an unsecured promissory note to the Sponsor in the aggregate principal amount of $200,000 (including the conversion of $97,052 which was outstanding balance as of December 31, 2023 due to Sponsor) (“Promissory Note 5”) and $100,000 (“Promissory Note 6”), respectively, to be used, in part, for transaction costs related to the Business Combination. The Sponsor has the right to convert both promissory notes into shares of Aquaron common stock at a price of approximately $8.33 per share at any time when these promissory notes remain outstanding. Each Promissory Note is unsecured, interest-free and payable on the earlier of: 1) the date on which Aquaron consummates an initial business combination, or 2) the date Aquaron liquidates if a business combination is not consummated. As of the date of this proxy statement/prospectus and December 31, 2024, $849,626 and $849,626 were outstanding, respectively, under all the Promissory Notes.

Due to Related Party

Aquaron received additional funds from the Sponsor to finance transaction costs in connection with searching for a target business and for general working capital purposes. On June 26, 2023, $99,846 outstanding amount due to related party was converted to Promissory Note 4 (see above). Additionally, the Sponsor and Huture Motors provided work capital and paid certain expenses on behalf of Aquaron. As of the date of this proxy statement/prospectus and December 31, 2024, the amount due to related party was $148,757 and $148,757, respectively; of which $97,052 was subsequently converted to Promissory Note 5 (see above).

Promissory Note — Bestpath

On June 30, 2023, October 3, 2023, January 3, 2024, February 2, 2024, March 1, 2024, April 8, 2024, May 2, 2024, June 4, 2024, and July 8, 2024, Aquaron issued unsecured promissory notes (the “Bestpath Notes”) in the principal amount of $210,000, $210,000, $70,000, $70,000, $70,000, $70,000, $20,000, $20,000, and $20,000, respectively, to Bestpath in exchange for Bestpath depositing these amounts into the Trust Account in order to extend the amount of time it has available to complete a business combination. The Bestpath Notes do not bear interest and mature upon closing of a business combination by Aquaron. In addition, the Bestpath Notes may be converted by the holder into shares of common stock of Aquaron identical to the common stock issued in Aquaron’s IPO at a price of approximately $8.33 per share. As of the date of this proxy statement/prospectus and December 31, 2024, $760,000 and $760,000 were outstanding respectively, under the Bestpath Notes.

Promissory Note — Huture Motors

On August 6, 2024, September 4, 2024, October 2, 2024, November 5, 2024, December 4, 2024, January 5, 2025, February 5, 2025, March 6, 2025, and April 6, 2025, Aquaron issued unsecured promissory notes (the “Huture Notes”) to Huture Motors in nine separate payments of $20,000 each, totaling $180,000 in exchange for Huture Motors depositing these amounts into the Trust Account in order to extend the amount of time it has available to complete a business combination. Following the redemption that occurred immediately after the annual stockholder meeting held on May 6, 2025, the monthly extension fee was reduced to $16,198.05. Accordingly, on May 6, 2025, Aquaron issued an additional Huture Note for $16,198.05 to Huture Motors, with this amount also deposited into the Trust Account to further extend the business combination completion period. The Huture Notes do not bear interest and mature upon closing of a business combination by Aquaron. In addition, the Huture Notes may be converted by the holder into shares of common stock of Aquaron identical to the common stock issued in Aquaron’s IPO at a price of approximately $8.33 per share. Aquaron has until June 6, 2025 (or the latest May 6, 2026 if such period is extended by the full amount of time) to complete its initial business combination. As of the date of this proxy statement/prospectus and December 31, 2024, $180,000 and $100,000 were outstanding respectively, under the Huture Notes.

DESCRIPTION OF PUBCO’S SECURITIES

The following description of the material terms of the share capital of PubCo following the closing of the Business Combination includes a summary of specified provisions of the amended and restated memorandum and articles of association of PubCo (the “Amended Articles”) that will be in effect upon closing of the Business Combination. This description is qualified by reference to the Amended Articles as will be in effect upon consummation of the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex B and incorporated in this proxy statement/prospectus by reference. In this section, the terms “PubCo,” “we,” “our” or “us” refer to HUTURE Group Limited following the closing of the Business Combination, and all capitalized terms used in this section are as defined in the Amended Articles, unless elsewhere defined herein.

PubCo is a Cayman Islands exempted company and its affairs are governed by the Amended Articles, upon the closing of the Business Combination, the Cayman Companies Act, and the common law of the Cayman Islands.

As of the date of this proxy statement/prospectus, the authorized share capital of PubCo is US$50,000 divided into 500,000,000 PubCo Ordinary Shares of a par value of US$0.0001 each, with 100 PubCo Ordinary Shares issued and outstanding.

Upon the completion of the Business Combination, the authorized share capital of the PubCo will be US$50,000 divided into [400,000,000] PubCo Class A Ordinary Shares of a par value of US$0.0001 each and [100,000,000] PubCo Class B Ordinary Shares of a par value of US$0.0001 each. Following the completion of the Business Combination, PubCo will have [88,214,734] PubCo Class A Ordinary Shares issued and outstanding (assuming the No Redemption scenario), [87,812,058] PubCo Class A Ordinary Shares issued and outstanding (assuming the Medium Redemption scenario), or [87,409,382] PubCo Class A Ordinary Shares issued and outstanding (assuming the Maximum Redemption scenario), and [16,919,000] PubCo Class B Ordinary Shares issued and outstanding. All of the PubCo Ordinary Shares issued and outstanding, and all of the PubCo Ordinary Shares to be issued pursuant to the Transactions have been or will be issued as fully paid.

The following includes a summary of the material provisions of the Amended Articles of the PubCo after the completion of the Business Combination and the Cayman Companies Act in so far as they relate to the material terms of PubCo Ordinary Shares. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Amended Articles attached as Annex B to this proxy statement/prospectus.

Ordinary Shares

General

All of issued PubCo Ordinary Shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. PubCo shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Amended Articles:

•        the directors of the PubCo may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

•        the shareholders of the PubCo may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

In respect of all matters upon which the ordinary shares are entitled to vote, each Class A PubCo Ordinary Share is entitled to one vote, and each Class B PubCo Ordinary Share is entitled to ten votes. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by any one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10% of all votes attaching to all of the total issued voting shares of PubCo.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to the Amended Articles.

Conversion Between PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares

Each PubCo Class B Ordinary Share is convertible into one PubCo Class A Ordinary Share at any time at the option of the holder thereof. Each PubCo Class B Ordinary Share shall, automatically and immediately, without any further action from the holder thereof, convert into one PubCo Class A Ordinary Share when it ceases being beneficially owned by Green Hydrogen (BVI) Ltd. or Weishan Chen. In each case, PubCo Class B Ordinary Shares will be converted into PubCo Class A Ordinary Shares on a one for one basis. Therefore, the conversion of PubCo Class B Ordinary Shares will not result in further dilution on the part of shareholders of PubCo Class A Ordinary Shares. PubCo Class A Ordinary Shares are not convertible into PubCo Class B Ordinary Shares under any circumstances.

Directors’ Power to Issue Shares

Subject to applicable law, PubCo’s board of directors may, in their absolute discretion and without the approval of the shareholders, cause PubCo to (1) issue, allot and dispose of shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; (2) grant rights over shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding shares, at such times and on such other terms as they think proper; and (3) grant options with respect to shares and issue warrants or similar instruments with respect thereto.

Transfer of PubCo Ordinary Shares

Subject to the restrictions contained in the Amended Articles and the Lock-up Agreement, any of PubCo shareholders may transfer all or any of his or her PubCo Ordinary Shares by an instrument of transfer in writing in the usual or common form or any other form approved by PubCo’s board of directors.

PubCo’s board of directors may decline to register any transfer of any PubCo Ordinary Shares unless:

•        the instrument of transfer is lodged with PubCo, accompanied by the certificate for the PubCo Ordinary Shares to which it relates and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of PubCo Ordinary Shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the PubCo Ordinary Share is to be transferred does not exceed four;

•        the shares conceded are free of any lien in favor of PubCo; or

•        a fee of such maximum sum as the exchange may determine to be payable or such lesser sum as PubCo’s directors may from time to time require is paid to PubCo in respect thereof.

If PubCo’s directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged with us, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of PubCo Ordinary Shares shall be distributed among the holders of the PubCo Ordinary Shares on a pro rata basis. If PubCo’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by PubCo’s shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Subject to the terms of allotment, PubCo’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their PubCo Ordinary Shares. The PubCo Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Cayman Companies Act and other applicable law, PubCo may issue shares on terms that are subject to redemption, at PubCo’s option or at the option of the holders, on such terms and in such manner, including out of any combination of capital, profits and the proceeds of a fresh issue of shares, as may be determined by the board of directors.

Variations of Rights of Shares

If at any time, PubCo’s share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to the provisions of the Cayman Companies Act and terms of issue of shares of such class, be varied with without the consent of the holders of the issued shares of that class where such variation is considered by PubCo’s directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

The rights conferred upon the holders of the shares of any class or series shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking in priority thereto or pari passu therewith.

General Meetings of Shareholders

PubCo’s directors may call extraordinary general meetings, and they shall on a requisition of PubCo Shareholders holding not less than one-third of the share capital of PubCo forthwith proceed to convene an extraordinary general meeting of the PubCo. Advance notice of at least seven calendar days is required for the convening of PubCo’s annual general meeting and any other extraordinary general meeting of PubCo shareholders. A quorum required for a meeting of shareholders consists of one or more holders of not less than one-third of the aggregate voting power of all of the ordinary shares present in person or by proxy.

Inspection of Books and Records

Holders of PubCo Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of PubCo’s list of shareholders or PubCo’s corporate records (other than copies of PubCo’s memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by PubCo shareholders). Under Cayman Islands law, the names of PubCo’s current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands.

Changes in Capital

PubCo may from time to time by Ordinary Resolution:

•        increase PubCo’s share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as PubCo in general meeting may determine;

•        consolidate and divide all or any of PubCo’s share capital into shares of a larger amount than its existing shares;

•        by subdivision of its existing shares or any of them divide the whole or any part of PubCo’s share capital into shares of smaller amount than is fixed by the Amended Articles; or

•        cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

PubCo may by special resolution reduce its share capital or any capital redemption reserve fund in any manner permitted by the Cayman Companies Act.

Anti-Takeover Provisions

Some provisions of the Amended Articles may discourage, delay or prevent a change of control of PubCo or management that shareholders may consider favorable, including provisions that:

•        authorize PubCo’s board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by PubCo’s shareholders; and

•        limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, PubCo’s directors may only exercise the rights and powers granted to them under the Amended Articles for a proper purpose and for what they believe in good faith to be in the best interests of PubCo.

Unit Purchase Option

Upon consummation of the Business Combination, PubCo will issue to Chardan (and/or its designees) an option (“PubCo UPO”) to purchase 97,509 PubCo Class A Ordinary Shares. The PubCo UPO is exercisable at any time, in whole or in part, between the close of the Business Combination and fifth anniversary of the date of the Business Combination at a price per Unit equal to $11.50 (or 115% of the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day immediately prior to consummation of an initial business combination). The option and the underlying securities that may be issued upon exercise of the option, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of

COMPARISON OF SHAREHOLDERS’ RIGHTS

This section describes the material differences between the rights of Aquaron’s stockholders and the proposed rights of PubCo’s shareholders. This summary is not complete and does not cover all of the differences between the Cayman Islands laws and Delaware laws affecting corporations and their shareholders or all the differences between Aquaron’s and PubCo’s organizational documents. The summary is therefore subject to the complete text of the relevant provisions of the Cayman Islands laws and Delaware laws and Aquaron’s and PubCo’s organizational documents. For information on Aquaron’s amended and restated certificate of incorporation see the section titled, “Where You Can Find Additional Information” in this proxy statement/prospectus. For a summary of PubCo’s Amended and Restated Memorandum and Articles of Association, see the section titled “Description of PubCo’s Securities” in this proxy statement/prospectus and see the full text of PubCo’s Amended and Restated Memorandum and Articles of Association attached to this proxy statement/prospectus as Annex C.

	Aquaron	Holdco	PubCo
Authorized share capital	The total number of shares which Aquaron shall have authority to issue is 10,000,000 shares of common stock, US$0.0001 par value (“Common Stock”).

The authorized share capital of the Holdco is US$50,000 divided into 4,830,810 Class A Ordinary Shares of a par value of US$0.01 each and 169,190 Class B Ordinary Shares of a par value of US$0.01 each.

Upon the completion of the Business Combination, the authorized share capital of the PubCo will be US$50,000 divided into [400,000,000] PubCo Class A Ordinary Shares of a par value of US$0.0001 each and [100,000,000] PubCo Class B Ordinary Shares of a par value of US$0.0001 each.

Number, qualification and term of directors

Under Aquaron’s amended and restated bylaws, the Aquaron Board shall consist of one or more members. The number of directors shall be fixed initially by the incorporator of Aquaron and may thereafter be changed from time to time by resolution of the Aquaron Board or of the stockholders. Directors need not be residents of the State of Delaware nor stockholders of the corporation. The directors shall be elected at the annual meeting of the stockholders, and each director elected shall serve until the next succeeding annual meeting and until his successor shall have been elected and qualified.

Under Holdco’s amended and restated memorandum and articles of association, Holdco may by ordinary resolution from time to time fix the maximum and minimum number of directors to be appointed but unless such number is fixed as aforesaid the number of directors shall be unlimited and there shall be no minimum number of directors. A director shall not be required to hold any shares in the PubCo by way of qualification. The directors shall be elected or appointed by the shareholders at general meeting. Each director shall hold office until the expiration of his term and until his successor shall have been elected and qualified.

Under the Amended Articles, unless otherwise determined by the PubCo in general meeting, the number of directors shall not be less than one or more than seven (7) directors. A director shall not be required to hold any shares in the PubCo by way of qualification. The directors shall be elected or appointed by the shareholders at general meeting. Each director shall hold office until the expiration of his term and until his successor shall have been elected and qualified.

Removal of directors

Under Aquaron’s amended and restated bylaws, any director may be removed, either for or without cause, at any time by action of the holders of a majority of the outstanding shares of stock entitled to vote thereon, either at a meeting of the holders of such shares or, whenever permitted by law, without a meeting by their written consents thereto.

		Under Holdco’s amended and restated memorandum and articles of association, a director may be removed from office by ordinary resolution of Holdco at any time before the expiration of his term.	Under the Amended Articles, a director may be removed from office by ordinary resolution of PubCo or by PubCo’s board of directors at any time before the expiration of his term.

	Aquaron	Holdco	PubCo
Vacancies on the board of directors

Under Aquaron’s amended and restated bylaws, vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify. A vacancy created by the removal of a director by the stockholders may be filled by the stockholders.

Under Holdco’s amended and restated memorandum and articles of association, the directors may by the affirmative vote of a simple majority of the remaining directors appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board. Holdco may by ordinary resolution elect any person to be a director either to fill a casual vacancy on the board or as an addition to the existing board. A vacancy on the board created by the removal of a director may be filled by the election or appointment by ordinary resolution at the meeting at which such director is removed or by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting.

Under the Amended Articles, the directors may by the affirmative vote of a simple majority of the remaining directors appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board. PubCo may by ordinary resolution elect any person to be a director either to fill a casual vacancy on the board or as an addition to the existing board. A vacancy on the board created by the removal of a director may be filled by the election or appointment by ordinary resolution at the meeting at which such director is removed or by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting.

Fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have

	Aquaron	Holdco	PubCo

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to the company, the directors must ensure compliance with Holdco’s amended and restated memorandum and articles of association, as amended and restated from time to time. Holdco has the right to seek damages where certain duties owed by any of the directors are breached.

which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to the company, the directors must ensure compliance with the Amended Articles, as amended and restated from time to time. The PubCo has the right to seek damages where certain duties owed by any of the directors are breached.

Cumulative voting	Under the GCL, cumulative voting for election of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands.

The amended and restated memorandum and articles of association of Holdco do not provide for cumulative voting.

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands. The Amended Articles do not provide for cumulative voting.
Amendment to articles of association

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Aquaron’s amended and restated bylaws, the by-laws may be altered, amended, supplemented or repealed or new by-laws may be adopted (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the whole Aquaron Board at any regular or special meeting of the Aquaron Board, and the stockholders shall have authority to change or repeal any by-laws adopted by the directors.

		As required by Cayman Islands law, the amended and restated memorandum and articles of association of Holdco may only be amended by a special resolution of the shareholders.	As required by Cayman Islands law, the Amended Articles may only be amended by a special resolution of the shareholders.

	Aquaron	Holdco	PubCo
Quorum

Under Aquaron’s amended and restated bylaws, the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented online or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by Aquaron’s certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present online or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Under the amended and articles of association, no business shall be transacted at any general meeting unless a quorum of Holdco shareholders is present at the time when the meeting proceeds to business. One or more shareholders holding not less than an aggregate of one-third of all voting share capital of the Holdco in issue present in person or by proxy and entitled to vote shall be a quorum for all purposes. If within half an hour from the time appointed for the general meeting a quorum is not present, the general meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall be dissolved.

Under the Amended Articles, no business shall be transacted at any general meeting unless a quorum of PubCo Shareholders is present at the time when the meeting proceeds to business. One or more shareholders holding not less than an aggregate of one-third of all voting share capital of the PubCo in issue present in person or by proxy and entitled to vote shall be a quorum for all purposes. If within half an hour from the time appointed for the general meeting a quorum is not present, the general meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall be dissolved.

Shareholder meetings

Under Aquaron’s amended and restated bylaws:

•   the annual meeting of the stockholders of Aquaron shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Aquaron Board and as shall be designated in the notice of said meeting.

•   special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by Aquaron’s Certificate of Incorporation, may be held wholly or partially by means of remote communication or at any place, within or without the State of Delaware, and may be called by resolution of the Aquaron Board, or by the chairman or president of the Aquaron Board (if any).

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association.

The Holdco’s amended and restated memorandum and articles of association provides that: (a) all general meetings other than annual general meetings shall be called extraordinary general meetings; extraordinary general meetings may be convened by a majority of the board of directors of Holdco; (b) the board of directors of Holdco shall also, upon the requisition in writing of one or more shareholders holding shares which carry in the aggregate not less than one-third of all votes attaching to all issued and outstanding shares of Holdco that as at the date of the requisition carries the right of voting at general meetings, convene a general meeting; (c) at least seven calendar days’ notice (exclusive of the day on which it is given or deemed to be given and of

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association.

The Amended Articles provide that: (a) all general meetings other than annual general meetings shall be called extraordinary general meetings; extraordinary general meetings may be convened by a majority of the board of directors of PubCo; (b) the board of directors of PubCo shall also, upon the requisition in writing of one or more shareholders holding shares which carry in the aggregate not less than one-third of all votes attaching to all issued and outstanding shares of PubCo that as at the date of the requisition carries the right of voting at general meetings, convene a general meeting; (c) at least seven calendar days’ notice (exclusive of the day on which it is given or deemed to be given and of the day for which it is given) shall be given

	Aquaron	Holdco	PubCo

•   whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or e-mailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

the day for which it is given) shall be given for any general meeting; (d) one or more shareholders of not less than one-third of the aggregate voting power of all of the Holdco ordinary shares present in person or by proxy will be a quorum.

As a Cayman Islands exempted company, Holdco is not obliged by the Cayman Companies Act to call shareholders’ annual general meetings.

for any general meeting; (d) one or more shareholders of not less than one-third of the aggregate voting power of all of the PubCo Ordinary Shares present in person or by proxy will be a quorum.

As a Cayman Islands exempted company, PubCo is not obliged by the Cayman Companies Act to call shareholders’ annual general meetings. The Amended Articles provide that PubCo may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting.

Shareholders’ voting rights	Under Aquaron’s amended and restated certificate of incorporation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Under the amended and restated memorandum and articles of association, in respect of all matters upon which the ordinary shares are entitled to vote, each Class A ordinary share is entitled to one vote and each Class B ordinary shares is entitled to ten votes. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by any one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10% of all votes attaching to all of the total issued voting shares of Holdco

Under the Amended Articles, in respect of all matters upon which the ordinary shares are entitled to vote, each PubCo Class A Ordinary Share is entitled to one vote and each PubCo Class B Ordinary Shares is entitled to ten votes. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by any one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10% of all votes attaching to all of the total issued voting shares of PubCo.

Shareholders’ derivative actions

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit a winning plaintiff to recover attorneys’ fees incurred in connection with such action.

In principle, Holdco will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles

In principle, PubCo will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles

	Aquaron	Holdco	PubCo

(namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against, or derivative actions in the name of the company to challenge:

•   an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

•   an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

•   an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

(namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against, or derivative actions in the name of the company to challenge:

•   an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

•   an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

•   an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Notice of shareholder meetings

Under Aquaron’s amended and restated bylaws:

•   Written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally, by mail, or by telegram, facsimile or cable or other electronic means, by or at the direction of the chief executive officer, the secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting. Such notice shall be deemed to be

Under the amended and restated memorandum and articles of association, at least seven calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Holdco, provided that a general meeting of the Holdco shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the amended and restated memorandum and articles of association regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

•   in the case of an annual general meeting by all the shareholders (or their proxies) entitled to attend and vote thereat; and

Under the Amended Articles, at least seven calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the PubCo, provided that a general meeting of the PubCo shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Amended Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

•   in the case of an annual general meeting by all the shareholders (or their proxies) entitled to attend and vote thereat; and

	Aquaron	Holdco	PubCo

given at the time of receipt thereof if given personally or at the time of transmission thereof if given by telegram, telex, facsimile or cable or other electronic means.

•   Stockholders seeking to bring business before Aquaron’s annual meeting of stockholders, or to nominate candidates for election as directors at Aquaron’s annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to Aquaron’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. Aquaron’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Aquaron’s stockholders from bringing matters before Aquaron’s annual meeting of stockholders or from making nominations for directors at Aquaron’s annual meeting of stockholders.

•   in the case of an extraordinary general meeting by a majority in number of the shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five percent in par value of the shares giving that right.

The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any shareholder shall not invalidate the proceedings at any meeting.

•   in the case of an extraordinary general meeting by a majority in number of the shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five percent in par value of the shares giving that right.

The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any shareholder shall not invalidate the proceedings at any meeting.

Indemnification, liability insurance of directors and officers

A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is or is threatened to be made a party to an action, suit or proceeding who acted in good faith and in a manner they believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct would be unlawful, against

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Aquaron	Holdco	PubCo

amounts actually and reasonably incurred. Additionally, under the GCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The Holdco’s amended and restated memorandum and articles of association provides that every director and officer of Holdco, together with every former director and former officer of the Holdco (each an “Indemnified Person”) shall be indemnified out of the assets of the Holdco against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No Indemnified Person shall be liable to Holdco for any loss or damage incurred by the Holdco as a result (whether direct or indirect) of the carrying out of their functions unless the liability arises through the actual fraud or willful default of such Indemnified Person. No person shall be found to have committed actual fraud or willful default under the amended and restated memorandum and articles of association unless or until a court of competent jurisdiction shall have made a finding to that effect.

The directors, on behalf of the Holdco, may purchase and maintain insurance for the benefit of any director or other officer of the Holdco.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Holdco’s directors, officers or persons controlling Holdco under the foregoing provisions, Holdco has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PubCo’s Amended Articles provides that every director and officer of PubCo, together with every former director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the PubCo against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No Indemnified Person shall be liable to PubCo for any loss or damage incurred by the PubCo as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such Indemnified Person. No person shall be found to have committed actual fraud or willful default under the Amended Articles unless or until a court of competent jurisdiction shall have made a finding to that effect.

The directors, on behalf of the PubCo, may purchase and maintain insurance for the benefit of any director or other officer of the PubCo.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to PubCo’s directors, officers or persons controlling PubCo under the foregoing provisions, PubCo has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

	Aquaron	Holdco	PubCo
Winding up

In the event that Aquaron does not consummate a Business Combination by (1) nine months from the consummation of the IPO, (2) 12 or 15 months from the consummation of the IPO if Aquaron elects to extend the amount of time to complete a Business Combination to the 12-month or 15-month anniversary from the consummation of the IPO by depositing $750,000 (or $86,250 if the underwriters’ over-allotment option was exercised in full) into the Trust Account for each 3-month extension and in accordance with the terms of the Investment Management Trust Agreement between Aquaron and Continental (in any case, such date being referred to as the “Termination Date”), Aquaron shall (1) cease all operations except for the purposes of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to approval of Aquaron’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Aquaron Board pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of Aquaron’s plan of dissolution and liquidation, subject (in the case of (2) and (3) above) to Aquaron’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law. In such event, the per-share redemption price shall be equal to a pro rata share of the Trust Account

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the amended and restated memorandum and articles of association, if Holdco is wound up, the liquidator of Holdco’s company may distribute the assets with the sanction of a special resolution of the shareholders and any other sanction required by the Cayman Companies Act.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Amended Articles, if PubCo is wound up, the liquidator of PubCo’s company may distribute the assets with the sanction of a special resolution of the shareholders and any other sanction required by the Cayman Companies Act.

	Aquaron	Holdco	PubCo
plus any pro rata interest earned on the funds held in the Trust Account and not previously released to Aquaron to pay its taxes divided by the total number of IPO Shares then outstanding.
Variation of rights of shares

Under the GCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

If at any time, Holdco’s share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to the provisions of the Cayman Companies Act and terms of issue of shares of such class, be varied with without the consent of the holders of the issued shares of that class where such variation is considered by the Holdco’s directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

If at any time, PubCo’s share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to the provisions of the Cayman Companies Act and terms of issue of shares of such class, be varied with without the consent of the holders of the issued shares of that class where such variation is considered by the PubCo’s directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Anti-takeover provisions

Aquaron is subject to the provisions of Section 203 of the GCL, regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•   a stockholder who owns 10% or more of Aquaron’s outstanding voting stock (otherwise known as an “interested stockholder”);

•   an affiliate of an interested stockholder; or

•   an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

Some provisions of the amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of Holdco or management that shareholders may consider favorable, including provisions that:

•   authorize Holdco’s board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by Holdco’s shareholders; and

•   limit the ability of shareholders to requisition and convene general meetings of shareholders.

Some provisions of the Amended Articles may discourage, delay or prevent a change of control of PubCo or management that shareholders may consider favorable, including provisions that:

•   authorize PubCo’s board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by PubCo’s shareholders; and

•   limit the ability of shareholders to requisition and convene general meetings of shareholders.

Aquaron	Holdco	PubCo

A “business combination” includes a merger or sale of more than 10% of Aquaron’s assets. However, the above provisions of Section 203 do not apply if:

•   Aquaron Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•   after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Aquaron’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•   on or subsequent to the date of the transaction, the business combination is approved by Aquaron Board and authorized at a meeting of Aquaron’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

However, under Cayman Islands law, Holdco’s directors may only exercise the rights and powers granted to them under the amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of Holdco.

However, under Cayman Islands law, PubCo’s directors may only exercise the rights and powers granted to them under the Amended Articles for a proper purpose and for what they believe in good faith to be in the best interests of PubCo.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

Cayman Islands

The PubCo is incorporated under the laws of the Cayman Islands as an exempted company with limited liability. The PubCo is incorporated in the Cayman Islands in order to enjoy the following benefits: (a) political and economic stability; (b) an effective judicial system; (c) a favorable tax system; (d) the absence of exchange control or currency restrictions; and (e) the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•        the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

The constitutional documents of the PubCo do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among the PubCo, officers, directors and shareholders of the PubCo, be arbitrated.

There is uncertainty as to whether the courts of the Cayman Islands would:

•        recognize or enforce against the PubCo judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•        entertain original actions brought in each respective jurisdiction against the PubCo or directors or officers of the PubCo predicated upon the securities laws of the United States or any state in the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)     is given by a foreign court of competent jurisdiction;

(b)    imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)     is final;

(d)    is not in respect of taxes, a fine or a penalty;

(e)     was not obtained by fraud; and

(f)     is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

PRC

Commerce & Finance Law Offices, the Company’s PRC counsel, has advised it that whether the courts of China would take the following measures depends on the specific provisions of the laws and regulations currently in force or then in effect in China:

•        recognize or enforce judgments of United States courts obtained against it or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against it or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

Commerce & Finance Law Offices has further advised that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction and meet other procedural requirements. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

LEGAL MATTERS

The legality of the PubCo Ordinary Shares offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for PubCo by Ogier, Cayman Island Counsel to PubCo. Certain legal matters relating to U.S. law will be passed upon for PubCo by Pillsbury Winthrop Shaw Pittman LLP, U.S. counsel to PubCo. Certain legal matters relating to PRC law will be passed upon for PubCo by Commerce & Finance Law Offices, PRC counsel to PubCo. Pillsbury Winthrop Shaw Pittman LLP may rely upon Ogier with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law. Certain legal matters relating to U.S. law will be passed upon for Aquaron by Hunter Taubman Fischer & Li LLC. Certain legal matters relating to PRC law will be passed upon for Aquaron by Jingtian & Gongcheng.

EXPERTS

The financial statements of Aquaron Acquisition Corp. as of December 31, 2024 and 2023 and for the years then ended, appearing in this Registration Statement on Form F-4 have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus (which contains an explanatory paragraph relating to Aquaron Acquisition Corp.’s ability to continue as a going concern), in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Huture Group Limited and HUTURE Ltd. as of December 31, 2024 and 2023 and for the years then ended, appearing in this Registration Statement on Form F-4 have been audited by Audit Alliance LLP, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus (which contains an explanatory paragraph relating to HUTURE Ltd.’s ability to continue as a going concern), in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

future shareholder proposals and nominations

If the Business Combination is consummated, PubCo will hold an annual general meeting. PubCo will provide notice of or otherwise publicly disclose the date on which the annual meeting will be held. As a foreign private issuer, PubCo will not be subject to the SEC’s proxy rules.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Aquaron and service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Aquaron will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Stockholders receiving multiple copies of such document may likewise request that Aquaron delivers single copies of such document in the future. Stockholders may notify Aquaron of their requests by writing or calling Aquaron at its principal executive offices at 515 Madison Ave. 8th Floor, New York NY 10022; telephone number: (646) 970-2181. Following the Business Combination, such requests should be made by writing or calling PubCo at Building 4, No.1, Lane 10800, Songze Avenue, Qingpu District, Shanghai 201700, PRC, telephone number: +86-21-6083-5303.

HUTURE LTD.

HUTURE GROUP LIMITED.

AQUARON ACQUISITION CORP.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Huture Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Huture Ltd. and its subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity/(deficit), and cash flows for each of the years ended December 31, 2024 and 2023 and the related notes (collectively refer to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2(c)to the consolidated financial statements, the Company incurred net losses of USD$1.66 million for the year ended December 31, 2024, had an accumulated deficit of USD$9.83 million as of December 31, 2024, a total shareholder deficit of USD$1.37 million as of December 31, 2024, with a negative working capital of USD$3.69 million as of December 31, 2024, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2(c). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Audit Alliance LLP

We have served as the Company’s auditor since 2024

Singapore

May 21, 2025

HUTURE LTD.
CONSOLIDATED BALANCE SHEETS
(Amounts in U.S. dollars (“US$”), except for number of shares, or otherwise noted)

	As of December 31,
	2023	2024
ASSETS
Current assets:
Cash and cash equivalents	65,977	343,932
Restricted cash	21,127	—
Accounts receivable, net	4,436,682	15,285,201
Other receivables, net	90,239	83,807
Inventories	10,203,156	1,468,507
Amount due from a related party	6,076,020	151,976
Prepaid expenses and other current assets	1,788,370	136,575
Total current assets	22,681,571	17,469,998
Non-current assets:
Property and equipment, net	2,105,220	1,641,990
Deferred offering costs	—	672,590
Total non-current assets	2,105,220	2,314,580
TOTAL ASSETS	24,786,791	19,784,578

LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	17,411,214	19,954,400
Contract liabilities	284,455	137,000
Amount due to related parties	667,699	652,417
Accrued expenses and other current liabilities	153,198	317,759
Deferred revenue	—	94,796
Total current liabilities	18,516,566	21,156,372
TOTAL LIABILITIES	18,516,566	21,156,372

Commitments and contingencies (Note 12)

SHAREHOLDERS’ EQUITY/(DEFICIT)
Ordinary shares (US$0.01 par value, 5,000,000 shares authorized, 830,810 Class A ordinary shares issued and outstanding, 169,190 Class B ordinary shares issued and outstanding as of December 31, 2023 and 2024)*	10,000	10,000
Subscription receivables	(10,000)	(5,471)
Additional paid-in capital	15,518,407	7,900,663
Accumulated deficit	(8,168,824)	(9,833,143)
Accumulated other comprehensive (loss)/income	(1,079,358)	556,157
TOTAL SHAREHOLDERS’ EQUITY/(DEFICIT)	6,270,225	(1,371,794)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	24,786,791	19,784,578

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization (Note 1)

The accompanying notes are an integral part of these consolidated financial statements.

HUTURE LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in US$, except for number of shares, or otherwise noted)

	For the years ended December 31,
	2023	2024
Total revenues	4,124,628	12,379,955
Cost of revenues	(7,337,212)	(11,802,047)
Gross (loss)/profit	(3,212,584)	577,908

Operating expenses:
Selling expenses	(40,311)	(44,834)
General and administrative expenses	(1,253,966)	(1,669,513)
Research and development expenses	(737,010)	(610,526)
Total operating expenses	(2,031,287)	(2,324,873)
Operating loss	(5,243,871)	(1,746,965)

Other income:
Financial income, net	216,227	61,584
Other income, net	158,288	21,062
Total other income, net	374,515	82,646

Loss before income tax expenses	(4,869,356)	(1,664,319)

Income tax expenses	—	—
Net loss	(4,869,356)	(1,664,319)

Other comprehensive (loss)/income:
Foreign currency translation adjustments	(255,861)	1,635,515
Total comprehensive loss	(5,125,217)	(28,804)

Net loss per ordinary share
– Basic and diluted	(4.87)	(1.66)
Weighted average number of ordinary shares
– Basic and diluted*	1,000,000	1,000,000

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization (Note 1)

The accompanying notes are an integral part of these consolidated financial statements.

HUTURE LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY/DEFICIT)
(Amounts in US$, except for number of shares, or otherwise noted)

	Ordinary Shares				Subscription receivables	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive (loss)/income	Total Shareholders’ equity/(deficit)
	Class A		Class B
	Share*	Amount	Share*	Amount
Balance as of December 31, 2022	830,810	8,308	169,190	1,692	(10,000)	15,518,407	(3,299,468)	(823,497)	11,395,442
Net loss	—	—	—	—	—	—	(4,869,356)	—	(4,869,356)
Foreign currency translation	—	—	—	—	—	—	—	(255,861)	(255,861)
Balance as of December 31, 2023	830,810	8,308	169,190	1,692	(10,000)	15,518,407	(8,168,824)	(1,079,358)	6,270,225
Capital contribution from shareholders	—		—		4,529	4,850,575	—	—	4,855,104
Recapitalization	—	—	—	—	—	(12,468,319)	—	—	(12,468,319)
Net loss	—	—	—	—		—	(1,664,319)	—	(1,664,319)
Foreign currency translation	—	—	—	—	—	—	—	1,635,515	1,635,515
Balance as of December 31, 2024	830,810	8,308	169,190	1,692	(5,471)	7,900,663	(9,833,143)	556,157	(1,371,794)

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization (Note 1)

The accompanying notes are an integral part of these consolidated financial statements.

HUTURE LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$, except for number of shares, or otherwise noted)

	For the years ended December 31,
	2023	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(4,869,356)	(1,664,319)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation	389,722	378,516
Allowance for credit losses	—	527,353
Inventories write-down	3,347,842	83,349
Interest income	(215,179)	(63,873)
Written off property and equipment	—	36,388
Changes in operating assets and liabilities:
Accounts receivable	(4,500,900)	(11,246,180)
Other receivables	(536)	(398,778)
Inventories	(3,158,995)	8,489,671
Amount due from a related party	71,850	(4,441)
Prepaid expenses and other current assets	1,087,072	1,625,138
Accounts payable	6,199,400	3,060,625
Contract liabilities	274,374	(141,619)
Amounts due to related parties	8,204	(7,305)
Deferred revenue	—	96,109
Accrued expenses and other current liabilities	(37,302)	(17,151)
Net cash (used in)/provided by operating activities	(1,403,804)	753,483

CASH FLOWS FROM INVESTING ACTIVITY
Purchase of property and equipment	(183,576)	(3,565)
Net cash used in investing activity	(183,576)	(3,565)

CASH FLOWS FORM FINANCING ACTIVITIES
Proceeds from third parties	157,174	4,849,839
Repayment to third parties	(157,174)	(4,849,839)
Proceeds from related parties	1,773,907	8,816,018
Repayment to a related party	(219,844)	(2,899,601)
Payments of offering costs	—	(493,671)
Payment of investment for recapitalization	—	(10,810,934)
Proceeds from recapitalization	—	4,901,054
Net cash provided by/(used in) financing activities	1,554,063	(487,134)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,050)	(5,956)
Net changes in cash, cash equivalents and restricted cash	(36,367)	256,828
Cash, cash equivalents and restricted cash at beginning of year	123,471	87,104
Cash, cash equivalents and restricted cash at end of year	87,104	343,932

Supplemental disclosure of cash flow information:
Cash paid for income tax	—	—
Cash paid for interest	—	—

Supplemental disclosure of non-cash flows information:
Deferred offering cost arising from accrued expenses and other current liabilities	—	188,233

HUTURE LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Amounts in US$, except for number of shares, or otherwise noted)

The following tables provide a reconciliation of cash, cash equivalents and restricted cash reported within the balance sheets that sum to the total of the same amounts shown in the consolidated statements of cash flows:

	As of December 31,
	2023	2024
Cash and cash equivalents, beginning of the year	123,471	65,977
Restricted cash, beginning of year	—	21,127
Total cash, cash equivalents and restricted cash at the beginning of the year	123,471	87,104

Cash and cash equivalents, end of the year	65,977	343,932
Restricted cash, end of the year	21,127	—
Total cash, cash equivalents and restricted cash at the end of the year	87,104	343,932

The accompanying notes are an integral part of these consolidated financial statements.

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

1.      Organization and principal activities

(a)    Organization

HUTURE Ltd was incorporated as the ultimate holding company under the laws of the Cayman Islands on January 16, 2024. HUTURE Ltd is an investment holding company. HUTURE Ltd through its consolidated subsidiaries (collectively the “Company”) is principally engaged in the business of research and development, manufacturing and sales of hydrogen fuel cell electric vehicles (“FCEV”) and corresponding accessories sales.

HUTURE (BVI) Ltd. (“HUTURE BVI”) was incorporated with limited liability under the laws of the British Virgin Islands (“BVI”) on January 18, 2024 as a wholly-owned subsidiary of the Company.

HUTURE (HK) Limited. (“HUTURE HK”) was incorporated with limited liability under the laws of the Hong Kong on February 05, 2024 as a wholly-owned subsidiary of HUTURE BVI.

HUTURE TECHNOLOGY LLC (“HUTURE CA”) was incorporated in the States of California with limited liability on March 11, 2024 as a wholly-owned subsidiary of HUTURE BVI.

FangQing YiQing Technology Co., Ltd. (“WFOE”) was incorporated with limited liability under the laws of the People’s Republic of China (“PRC” or “China”) on April 29, 2024 and as a wholly-owned subsidiary of HUTURE HK.

HUTURE Motors Co., Ltd. (“HUTURE Shanghai”) was established in Shanghai in the People’s Republic of China (“PRC” or “China”) on June 16, 2020 and is the Company’s main operating entity.

HUTURE Group Limited (“PubCo”) was an exempted company incorporated in Cayman Islands on March 13, 2023 as a direct wholly-owned subsidiary of the Company.

The Company’s consolidated subsidiaries are as follows:

Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Major business activities
HUTURE (BVI) Ltd.	January 18, 2024	BVI	100%	Investment holding
HUTURE Group Limited	March 13, 2023	Cayman	100%	Investment holding
HUTURE (HK) Limited.	February 05, 2024	Hong Kong	100%	Investment holding
HUTURE TECHNOLOGY LLC	March 11, 2024	United States	100%	Investment holding
FangQing YiQing Technology Co., Ltd.	April 29, 2024	PRC	100%	Investment holding
HUTURE Motors Co., Ltd.	June 16, 2020	PRC	100%	Research, development, manufacturing and sales of FCEV

(b)    Reorganization

The Company carried out its principal business since June 16, 2020 through HUTURE Shanghai in the PRC. Prior to the Reorganization (as described below), HUTURE Shanghai was controlled by several shareholders. In anticipation of a proposed listing in the United States capital market, HUTURE BVI was incorporated by the Company in BVI, HUTURE HK and HUTURE CA was incorporated by HUTURE BVI in Hong Kong and America respectively and WFOE was incorporated by HUTURE HK in Shanghai, as the Company’s direct and indirect wholly-owned subsidiaries.

Effective on May 20,2024, a reorganization (“Reorganization”) was completed, in which 100% equity interest of HUTURE Shanghai was transferred from its original shareholders to WFOE. As a result of this Reorganization, HUTURE Shanghai became a wholly-owned subsidiary of the Company, and the Company became the ultimate holding company of all other entities mentioned above. The Company is effectively controlled by the same group of controlling shareholders and each shareholder’s equity interest in the underlying assets is the same before and after the Reorganization. As the transaction lacks economic substance, the transaction is accounted for in a manner

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

1.      Organization and principal activities (cont.)

consistent with a common control acquisition, and the Reorganization is considered as a recapitalization of these entities under common control. The consolidation of the Company was accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the period presented comprise those of the previous separate entries combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

2.      Summary of Significant accounting policies

(a)    Basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

(b)    Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries, which include the Hong Kong-registered entities, and PRC-registered entities directly or indirectly owned by the Company. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation. The results of subsidiaries acquired or disposed of are recorded in the consolidated loss statements from the effective date of acquisition or up to the effective date of disposal, as appropriate.

A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove the majority of the members of the board of directors or to cast a majority of votes at the meetings of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders.

(c)     Going concern

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Company incurred net losses of USD$1.66 million for the year ended December 31,2024 , had an accumulated deficit of USD$9.83 million as of December 31, 2024, a total shareholder deficit of USD$ 1.37 million as of December 31,2024, with a negative working capital of USD$ 3.69 million as of December 31, 2024. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to reduce or eliminate its net losses for the foreseeable future. Accordingly, the Company may not be able to obtain additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s principal sources of liquidity have been cash generated from its operation. Management continues to raise funds to gain the support of more investors. The Company’s financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern. Management concluded that the current assets and the available financial support from shareholders are sufficient to satisfy its obligations as they become due and will support the operations for one year from the issuance date of these consolidated financial statements. The Company will meet anticipated working capital requirements and capital expenditures within the next twelve months from the issuance date of these consolidated financial statements.

(d)    Use of estimates and assumptions

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities at the balance sheet dates, and the reported revenues and expenses during the reporting periods and disclosed in the consolidated financial statements and accompanying notes.

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

2.      Summary of Significant accounting policies (cont.)

Significant accounting estimates reflected in the Company’s consolidated financial statements include write-down of inventory, allowance for credit losses, valuation allowance of deferred tax assets, useful lives and residual values and impairment of long-lived assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

(e)     Foreign currency translation

The Company uses US$ as its reporting currency. The Company’s operations are principally conducted through HUTURE Shanghai located in PRC, the functional currency of the subsidiary in PRC is Renminbi (“RMB”); while the functional currency of entities incorporated in the Cayman Islands, BVI, Hong Kong and United States is US$.

The consolidated statements of operations and comprehensive loss and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive loss included in consolidated statements of changes in shareholders’ equity.

(f)     Cash and cash equivalents

Cash and cash equivalents, for the purpose of meeting short-term cash commitments, consist of highly liquid time deposits and investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

(g)    Restricted cash

Cash that is restricted as to withdrawal for use or pledged as security is reported separately as restricted cash, and that are restricted as to withdrawal or use for other than current operations is classified as non-current. The Company held a restricted deposit with the Industrial and Commercial Bank of China (ICBC) due to a pending legal dispute. Upon the lawsuit’s settlement in January 2024, these restrictions were lifted. As of December 31, 2023 and 2024, the restricted cash were US$21,127 and nil, respectively.

(h)    Accounts receivable, net

Accounts receivable are recognized in the period when the Company has delivered goods to its customers and when its right to consideration is unconditional. The Company adopted ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”) on January 1, 2023 using the modified retrospective transition approach. ASC 326 introduces an approach based on expected losses to estimate the allowance for credit losses, which replaces the previous incurred loss impairment model. The adoption of the new standard did not have a material effect on the Company’s consolidated financial statements. The Company’s estimation of allowance for credit losses consider factors such as historical credit loss experience, age of receivable balances, current market conditions, reasonable and supportable forecasts of future economic conditions, as well as an assessment of receivables due from specific identifiable counterparties to determine whether these receivables are considered at risk or uncollectible.

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

2.      Summary of Significant accounting policies (cont.)

The Company evaluates its accounts receivable for expected credit losses on a regular basis. The Company maintains an estimated allowance for credit losses to reduce its accounts receivable to the amount that it believes will be collected. The Company considers factors in assessing the collectability of its receivables, such as the age of the amounts due, the customer’s payment history, credit-worthiness and other specific circumstances related to the accounts. The Company adjusts the allowance percentage periodically when there are significant differences between estimated credit losses and actual credit losses. If there is strong evidence indicating that the accounts receivable is likely to be unrecoverable, the Company also makes specific allowance in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

Accounts receivable consists of payments made by customers within the agreed-upon timeframe after accepting the vehicle and government subsidies. The vehicle buyers are entitled to government subsidies when they purchase FCEV. The period between the application of the subsidies and the time of subsidy payment is usually within one year, depending on the efficiency of the application process. The Company assesses that no credit losses are expected from the receivable related to the government subsidy.

(i)     Inventories

Inventories are stated at the lower of cost or estimated net realizable value. Cost is principally determined by using the first in first out method. The Company records inventory write-downs as cost of revenue for excess or obsolete inventories based upon assumptions on current and future demand forecasts. If the inventory on hand is in excess of future demand forecast, the excess amounts are written off. The Company also reviews inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires the determination of the estimated selling price of the inventory less the estimated cost to convert inventory on hand into a finished product. Once inventory is written-down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

(j)     Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

•        Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

•        Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•        Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

2.      Summary of Significant accounting policies (cont.)

The carrying amount of cash and cash equivalents, restricted cash, short-term borrowings, accounts payables, other payables and other liabilities approximates fair value because of their short-term nature.

Accounting guidance also describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

(k)    Property and equipment, net

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives and estimated residual values of the related assets. The estimated useful lives of these assets are generally as follows:

Category	Estimated useful life
Machinery equipment	3 – 10 years
Other equipment	3 – 5 years
Leasehold improvements	Over the shorter of lease term or the estimated useful lives of the assets

Repairs and maintenance costs are charged to expenses as incurred, whereas the costs of renewals and betterment that extend the useful lives of property and equipment are capitalized as additions to the related assets. Gains and losses from the disposal of property and equipment are the differences between the net sales proceeds and the carrying amounts of the relevant assets and are recognized in the consolidated statements of operations and comprehensive loss.

(l)     Leases

For a contract that contains a lease component and non-lease component, the Company may elect to account for the lease and non-lease components as a single lease component.

The Company as lessee

From January 1, 2024, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Lease (FASB ASC Topic 842). The adoption of Topic 842 resulted in the presentation of operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheet. The Company accounts for its lease under ASC 842 Leases, and identifies lease as a contract, or part of a contract, that conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration. For all operating leases except for short-term leases, the Company recognizes operating right-of-use assets and lease liabilities. Leases with an initial term of 12 months or less are short-term lease and not recognized as right-of-use assets and lease liabilities on the balance sheet.

Right-of-use (“ROU”) assets represent the Company’s right to use underlying assets including vehicles and production equipment for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

2.      Summary of Significant accounting policies (cont.)

time in exchange of a consideration. To assess whether a contract is or contains a lease, the Company assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Company recognizes lease expenses on a straight-line basis over the lease term.

Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets. All right-of-use assets are reviewed for impairment annually. There was no impairment for right-of-use lease assets for the years ended December 31, 2023 and 2024.

Lease liability is initially measured at the present value of the outstanding lease payments at the commencement date, discounted using the Company’s incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise fixed lease payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee and any exercise price under a purchase option that the Company is reasonably certain to exercise. Lease liability is measured at amortized cost using the effective interest rate method. It is re-measured when there is a change in future lease payments, if there is a change in the estimate of the amount expected to be payable under a residual value guarantee, or if there is any change in the Company assessment of option purchases, contract extensions or termination options.

(m)   Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will affect the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for the years ended December 31, 2023 and 2024.

(n)    Deferred offering costs

The Company complies with the requirement of the Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist of underwriting, legal, consulting, and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs amounted to nil and US$672,590 as of December 31, 2023 and 2024, respectively.

(o)    Revenue recognition

The Company adopted ASC Topic 606 Revenue from Contracts with Customers with a date of the initial application of January 1, 2022 using the modified retrospective method. Revenue is recognized to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services. Revenue is recognized when the following five-step revenue recognition criteria are met:

1)      Identify the contract with a customer

2)      Identify the performance obligations in the contract

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

2.      Summary of Significant accounting policies (cont.)

3)      Determine the transaction price

4)      Allocate the transaction price

5)      Recognize revenue when or as the entity satisfies a performance obligation

The following table identifies the disaggregation of the Company’s revenue for the years ended December 31, 2023 and 2024:

	For the years ended December 31,
	2023	2024
Sales of hydrogen fuel cell electric vehicles	4,109,823	12,379,955
Technical service	14,805	—
Total	4,124,628	12,379,955

The following table presents revenue classified by timing of revenue recognition for the years ended December 31, 2023 and 2024:

	For the years ended December 31,
	2023	2024
Point in time	4,109,823	12,379,955
Over time	14,805	—
Total	4,124,628	12,379,955

Sales of hydrogen fuel cell electric vehicles

The Company generates revenue from sales of hydrogen fuel cell electric vehicles to end user. There is one performance obligation, that is sales of FCEV explicitly stated in a sales contract. The revenue is recognized at the point in time when the control of the FCEV is transferred, generally after customer completion of the vehicle inspection and acceptance procedure and signature on the “Vehicle Delivery Receipt”. The Company’s sales terms provide no right of return outside of a standard quality policy and returns are generally not significant. Payment terms for product sales do not include variable considerations, financing components, non-cash payments and payments to customers. The standard warranty provided by the Company is accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when the Company transfers control of vehicle to a customer. The management of the Company anticipates that there will be no significant after-sales issues. The Company regularly reevaluates the estimates to assess the adequacy of the recorded warranty liabilities and adjust the amounts as necessary. There has been no significant warrant expense incurred historically.

The transaction price mainly comprises the vehicle’s sale price, divided into two parts based on payment method and timing. One part consists of payments made by customers within the agreed-upon timeframe after accepting the vehicle. The other part is government subsidies. The vehicle buyers are entitled to government subsidies when they purchase FCEV. The customer agrees to apply for and collect the government subsidies. Accordingly, the customer needs to pay the amount including government subsidies inherently supported by the local government but collected via its application and actual payment deducting government subsidies. In some cases, applications can also be made through fuel cell manufacturers, depending on the guidance of government departments. We determined that the government subsidies ought to be considered as part of the transaction price since the government subsidies are granted by offering eligible product, and claimant is liable for applying for and collecting such government subsidies and the losses of failure to collect due to customer’s fault such as refusal or delay of providing application information.

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

2.      Summary of Significant accounting policies (cont.)

Revenue from technical services

Revenue from technical services is generated from the provision of technical services to corporation customers, such as hydrogen battery manufacturer, to develop a sample vehicle, aiming to acquire qualification of declaration catalog under Chinese government’s requirements. The Company provides customers with technical services, with multiple promises in the service contract, including developing and trail-manufacturing, vehicle testing and declaration. The developing and trail-manufacturing, vehicle testing, and declaration services are provided to customers prior to their acceptance of the sample vehicle and are not distinct because they are highly interdependent and interrelated with one another, integrated together as inputs to provide a combined output, that is to provide a qualified sample vehicle to corporate customers.

Therefore, the Company identifies only one performance obligation to provide corporate customers with the technical services at a fixed price stated in the contracts.

The Company developed a prototype vehicle with no alternative use to the Company, which utilizes the fuel cell system provided by the Company, and a confidentiality agreement with the Company ensures that the technology involved cannot be disclosed or transferred to third parties. The Company has an enforceable right to payment for performance completed to date. In the event of unsuccessful development or contract termination by the customer, there is no requirement for a refund of the work already completed. The performance obligation is fulfilled gradually over time as each stage is completed. The Company uses an input method in measuring progress of the technical services. The input method is based on the proportion of contract costs incurred for work performed to date in proportion to the total estimated costs for the services to be provided.

Contract assets and liabilities

When the Company satisfies its performance obligations by providing goods or services to a customer before the customer pays consideration or before payment is due, the Company recognizes its rights to consideration that is conditional as a contract asset. The Company adopts the expected credit losses model to estimate the allowance for contract assets. The Company’s estimation of allowance for contract assets considers factors such as historical credit loss experience, age of contract asset balances, current market conditions, reasonable and supportable forecasts of future economic conditions, as well as an assessment of contract asset balances due from specific identifiable counterparties to determine whether these contract asset balances are considered at risk or uncollectible. The Company estimates the lifetime expected credit losses by pooling contract asset balances that have similar risk characteristics and evaluate contract asset balances individually when specific contract asset balances no longer share those risk characteristics. As of December 31, 2023 and 2024, there were no contract assets.

When a customer pays consideration before the Company transfers goods or services, the Company records its obligation as a contract liability. The Company expects to recognize this balance as revenue over the next twelve months. As of December 31, 2023 and 2024, contract liabilities were US$284,455 and US$137,000, respectively. The revenue recognized for the years end December 31, 2023 and 2024 that was included in the contract liability balance at the beginning of the period were US$14,407 and US$284,455, respectively.

(p)    Cost of revenue

Cost of revenue consists primarily of cost of products, labor cost, depreciation, maintenance, inventory write-downs and other overhead expenses.

(q)    Research and development expenses

Research and development costs include personnel-related expenses associated with the Company’s engineering personnel responsible for the design, development and testing of its products. Such costs related to product development are included in research and development expense until the technological feasibility is reached, which is generally shortly before the products are released to production. Research and development costs are charged to the consolidated statements of operations as incurred.

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

2.      Summary of Significant accounting policies (cont.)

(r)     Government grants

Government grants, which mainly represent amounts received from local governments in connection with the Company’s industry investment to local development, are recognized as other income for which the grants are intended to compensate. Such amounts are recognized in the consolidated statements of operations upon receipt and when all conditions attached to the grants are fulfilled.

Government grants relating to the purchase or construction of property and equipment is accounted for as a defer revenue and amortize over the useful life of the associated asset, with the amount being reflected in other income.

For the years ended December 31, 2023 and 2024, government grants recorded as other income were US$155,005 and US$25,246, respectively.

(s)     Income Tax

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. The Company offset deferred tax assets and liabilities within a jurisdiction.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. Penalties and interests incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of operations for the years ended December 31, 2023 and 2024, respectively.

The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(t)     Loss per share

The Company computes basic loss per share in accordance with ASC Topic 260, “Earnings per Share” by dividing the net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year.

Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of ordinary shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such share would be anti-dilutive.

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

2.      Summary of Significant accounting policies (cont.)

(u)    Recently issued accounting pronouncements

In December 2023, the FASB issued Accounting Standards Update 2023-09 — Income Taxes (Topic ASC 740) Income Taxes. The ASU improves the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company does not expect that this guidance will have a material impact on its consolidated financial statements.

In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements-Amendments to Remove References to the Concepts Statements (“ASU 2024-02”). The amendments in this Update affect a variety of Topics in the Codification. The amendments apply to all reporting entities within the scope of the affected accounting guidance. This update contains amendments to the Codification that remove references to various Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references were used in prior statements to provide guidance in certain topical areas. ASU 2024-02 is effective for public business entities for fiscal years beginning after December 15, 2024. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2025. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Group does not expect to adopt this guidance early and does not expect the adoption of this ASU to have a material impact on its future consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”) which requires detailed disclosures in the notes to financial statements disaggregating specific expense categories and certain other disclosures to provide enhanced transparency into the nature and function of expenses. The FASB further clarified the effective date in January 2025 with the issuance of ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. The requirements should be applied on a prospective basis while retrospective application is permitted. The Group does not expect to adopt this guidance early and does not expect the adoption of this ASU to have a material impact on its future consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

3.      Certain risks and concentration

The Company’s financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, accounts receivable. As of December 31, 2023 and 2024, substantially all the Company’s cash were held in major financial institutions located in the mainland China, which management considers to being of high credit quality. For accounts receivable, the Company maintains an estimated allowance for credit losses to reduce its accounts receivable to the amount that it believes will be collected. The Company considers factors in assessing the collectability of its receivables, such as the age of the amounts due, the customer’s payment history, credit-worthiness and other specific circumstances related to the accounts.

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

3.      Certain risks and concentration (cont.)

Customers who individually represented 10% or more of the total net revenues of the Company for the years ended December 31, 2023 and 2024 were as follows:

	For the years ended December 31,
	2023	2024
Customer A	—	77%
Customer B	—	23%
Customer C	100%	—

Customers who individually represented 10% or more of the Company’s total accounts receivable as of December 31, 2023 and 2024 were as follows:

	As of December 31,
	2023	2024
Customer A	—	60%
Customer C	100%	25%
Customer B	—	15%

Supplier whose purchases individually represented 10% or more of the total purchases of the Company for the years ended December 31, 2023 and 2024 were as follows:

	For the years ended December 31,
	2023	2024
Supplier A	*	48%
Supplier B	56%	41%
Supplier C	34%	*

____________

*        represents less than 10% of the Company’s total purchases.

Suppliers who represent 10% or more of the Company’s total accounts payable as of December 31, 2023 and 2024 were as follows:

	As of December 31,
	2023	2024
Supplier C	71%	65%
Supplier B	18%	20%

4.      Accounts receivable, net

	As of December 31,
	2023	2024
Accounts receivable	4,436,682	15,408,053
Less: allowance for credit losses	—	(122,852)
Total accounts receivable, net	4,436,682	15,285,201

For the years ended December 31, 2023 and 2024, the Company recorded credit losses for account receivable of nil and US$124,553, respectively.

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

4.      Accounts receivable, net (cont.)

Movement of allowance for credit losses was as follows:

	For the years ended December 31,
	2023	2024
Balance at the beginning of the year	—	—
Addition	—	124,553
Foreign currency translation		(1,701)
Balance at the end of the year	—	122,852

5.      Inventories

	As of December 31,
	2023	2024
Raw material	7,802,905	1,468,507
Finished goods	2,400,251	—
Total	10,203,156	1,468,507

The Company made write-down of US$3,347,842 and US$83,349 for inventories for the years ended December 31, 2023 and 2024, respectively, due to the decrease in sales price according to the subsequent sales contract.

6.      Other receivables, net

	As of December 31,
	2023	2024
Other receivables	90,239	481,105
Less: allowance for credit losses	—	(397,298)
Total other receivables, net	90,239	83,807

The Company prepaid US$397,298 to two suppliers for services related to applying for special vehicle production qualifications. As the services was not provided, the Company has requested a refund and reclassified the prepayment from prepaid expenses and other current assets to other receivables as of December 31, 2024. As of December 31, 2024, the Company has not received any refunds from the suppliers. For the years ended December 31, 2023 and 2024, the Company recorded credit losses for other receivables of nil and US$402,800, respectively.

7.      Property and equipment, net

	As of December 31,
	2023	2024
Machinery equipment	1,742,948	1,658,842
Leasehold improvements	943,392	917,621
Other equipment	81,953	79,714
Subtotal	2,768,293	2,656,177
Less: accumulated depreciation	(663,073)	(1,014,187)
Property and equipment, net	2,105,220	1,641,990

Depreciation expenses were US$389,722 and US$378,516 for the years ended December 31, 2023 and 2024, respectively.

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

8.      Income Tax

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

Under the current laws of the British Virgin Islands, entity incorporated in British Virgin Islands is not subject to tax on their income or capital gains.

Hong Kong

The Company’s subsidiary incorporated in Hong Kong is subject to profits tax in Hong Kong at the rate of 16.5%. According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. The Company was not subject to Hong Kong profit tax for the years ended December 31, 2023 and 2024, respectively, as it did not have assessable profit during the periods presented.

PRC

Generally, the Company’s PRC subsidiary that are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

In accordance with the implementation rules of Enterprise Income Tax Laws of the PRC (the “EIT Laws”), a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15%. The HNTE certificate is effective for a period of three years. An entity could re-apply for the HNTE certificate when the prior certificate expires. HUTURE Shanghai was qualified as a HNTE in 2023 and was eligible to enjoy a preferential tax rate of 15% to the extent it has taxable income under the EIT Law.

The income tax provision consists of the following components:

For the years ended December 31,
	2023	2024
Income taxes expense	—	—
Deferred tax expense	—	—
Total	—	—

A reconciliation of the Company’s total income tax expense to the loss before income taxes is as follows:

	For the years ended December 31,
	2023	2024
Loss before income tax provision	(4,869,356)	(1,664,319)
Income tax computed at statutory tax rate	(1,217,339)	(416,080)
Differential income tax rates applicable to certain entities comprising the Company	—	9,691
Effect of preferential tax rate	486,936	162,234
Non-taxable income and non-deductible expenses	(98,822)	(90,540)
Change in valuation allowance	829,225	334,695
Income taxes expense	—	—

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

8.      Income Tax (cont.)

Deferred tax assets, net

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The following table sets forth the significant components of the deferred tax assets:

	As of December 31,
	2023	2024
Deferred tax assets, net
Allowance of credit losses	—	78,022
Inventory write-downs	495,012	12,332
Net operating loss carried forward	919,916	1,616,044
Total deferred tax assets	1,414,928	1,706,398
Less: valuation allowance	(1,414,928)	(1,706,398)
Deferred tax assets, net of valuation allowance	—	—

Deferred tax assets are recognized in the consolidated financial statements only to the extent that it is probable that future taxable profits will be available against which the Company can utilize the benefits. The use of these tax losses is subject to the agreement of the tax authority and compliance with certain provisions of the tax legislation of the place in which the Company operates.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2023 and 2024, the Company did not have any significant unrecognized uncertain tax positions. The Company does not believe that its uncertain tax benefits position will materially change over the next twelve months.

9.      Related Party Transactions

Nature of relationship with related parties

The following is a list of related parties, with which the Company has transactions:

No.	Name of related parties	Relationship
1	Bestpath (Shanghai) IoT Technology Co., Ltd. (“Bestpath Shanghai”)	Significantly influenced by the shareholders of the Company
2	Let Easy (Ningbo) Investment Management Limited. (“Let Easy Ningbo”)	Entity controlled by Let Easy Investment Management Limited, a shareholder of the Company
3	HY Dragon (Shenzhen) Investment Management Limited (“HY Dragon Shenzhen”)	Entity controlled by Let Easy Ningbo
4	Zhang Li	Chief Executive Officer of the Company
5	Weishan Chen	A shareholder of the Company

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

9.      Related Party Transactions (cont.)

Transactions with related parties

Significant transactions with related parties were as follows:

		For the years ended December 31,
Related party	Nature	2023	2024
Bestpath Shanghai	Receive repayment of loan from a related party	916,592	5,916,259
	Interest income from a related party	246,868	74,019
Let Easy Ningbo	Loan from a related party	857,315	2,767,807
	Repayment of loan from a related party	219,844	2,899,601
	Interest expense to a related party	31,689	10,146
Weishan Chen	Loan from a related party	—	131,952

Balances with related parties

Amounts due from a related party were as follow:

		As of December 31,
Related party	Nature	2023	2024
Bestpath Shanghai	Loan to a related party(1)	6,076,020	151,976
Total amount due from a related party		6,076,020	151,976

____________

(1)      The Company provides liquidity support to the related party, which are unsecured and entitled to approximately 4.35% interest rate and expected to be repaid within one year.

Amounts due to related parties were as follow:

		As of December 31,
Related party	Nature	2023	2024
Let Easy Ningbo	Loan from a related party	659,612	521,607
Weishan Chen	Loan from a related party	—	130,810
Li Zhang	Expenses for daily operations	8,087	—
Total amount due to related parties		667,699	652,417

10.    Ordinary Shares

On January 9, 2024 and on May 20, 2024, the Company aggregately authorized 5,000,000 ordinary shares with par value US$0.01 each and had 830,810 Class A ordinary shares and 169,190 Class B ordinary shares issued and outstanding, which was considered as being part of the reorganization of the Company and was retroactively applied as if the transaction occurred as of the beginning of the earliest period presented.

Each Class B ordinary share shall entitle the holder thereof to ten votes and each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at general meetings of the Company. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. In no event shall Class A ordinary shares be convertible into Class B ordinary shares. Save and except for voting rights and conversion rights, the Class A ordinary shares and the Class B ordinary shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

11.    Net loss per share

The following table sets forth the basic and diluted net loss per share computation and provides a reconciliation of the numerator and denominator for the years presented:

	For the years ended December 31,
	2023	2024
Numerator:
Net loss attributable to ordinary shareholders	(4,869,356)	(1,664,319)

Denominator:
Weighted average number of ordinary shares-basic and diluted	1,000,000	1,000,000

Basic and diluted net loss per share	(4.87)	(1.66)

12.    Commitments and contingencies

Capital commitment

The Company did not have any significant capital and commitments as of December 31, 2024.

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. No contingent liability was recorded for the years ended December 31, 2023 and 2024.

13.    Subsequent Events

The Company has evaluated subsequent events through the date of issuance of the consolidated financial statements, and did not identify any other subsequent events with material financial impact on the Company’s consolidated financial statements.

14.    Condensed Financial Information of the Parent Company

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiaries exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” or “Investment deficit in subsidiaries” and the respective profit or loss as “Share of loss in subsidiaries” on the condensed statements of operations.

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

14.    Condensed Financial Information of the Parent Company (cont.)

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

The Company did not pay any dividend for the periods presented. As of December 31, 2023 and 2024, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

Condensed Balance Sheets

	As of December 31,
	2023	2024
ASSETS
Current asset:
Cash and cash equivalents	—	267
Total current asset	—	267
Non-current asset:
Investment in subsidiaries	6,270,225	4,851,499
Total non-current asset	6,270,225	4,851,499
TOTAL ASSETS	6,270,225	4,851,766

LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
LIABILITIES
Investment deficit in subsidiaries	—	6,189,310
Amount due to related parties	—	34,250
TOTAL LIABILITIES	—	6,223,560

SHAREHOLDERS’ EQUITY/(DEFICIT)
Ordinary shares (US$0.01 par value, 5,000,000 shares authorized, 830,810 Class A ordinary shares issued and outstanding, 169,190 Class B ordinary shares issued and outstanding as of December 31, 2023 and 2024)*	10,000	10,000
Additional paid-in capital	(10,000)	(5,471)
Subscription receivables	15,518,407	7,900,663
Accumulated deficit	(8,168,824)	(9,833,143)
Accumulated other comprehensive (loss)/income	(1,079,358)	556,157
TOTAL SHAREHOLDERS’ EQUITY/(DEFICIT)	6,270,225	(1,371,794)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	6,270,225	4,851,766

HUTURE LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

14.    Condensed Financial Information of the Parent Company (cont.)

Condensed Statements of Operations

	For the years ended December 31,
	2023	2024
Operating expenses:
Share of loss in subsidiaries	(4,869,356)	(1,626,730)
General and administrative expenses	—	(34,000)
Operating loss	(4,869,356)	(1,660,730)

Other loss:
Financial expense, net	—	(3,589)
Total other loss, net	—	(3,589)

Loss from operations	(4,869,356)	(1,664,319)
Income tax expense	—	—
Net loss	(4,869,356)	(1,664,319)

Condensed Statements of Cash Flows

	For the years ended December 31,
	2023	2024
Net cash used in operating activities	—	(3,339)
Net cash used in investing activities	—	(4,851,499)
Net cash generated from financing activities	—	4,855,105
Net increase in cash	—	267
Cash at the beginning of year	—	—
Cash at the end of year	—	267

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Huture Group Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Huture Group Limited (the “Company”) as of December 31, 2024 and 2023, the related statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Audit Alliance LLP

We have served as the Company’s auditor since 2024.

Singapore

May 21, 2025

HUTURE GROUP LIMITED
BALANCE SHEETS
(Amounts in U.S. dollars (“US$”), except for number of shares, or otherwise noted)

As of December 31,
	2023	2024
TOTAL ASSETS	—	—

LIABILITIES AND SHAREHOLDERS’ EQUITY
TOTAL LIABILITIES	—	—

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Ordinary shares (US$0.0001, 500,000,000 shares authorized; 100 shares issued and outstanding)	—	—
Additional paid-in capital	—	—
Retained earning	—	—
TOTAL SHAREHOLDERS’ EQUITY	—	—
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	—	—

The accompanying notes are an integral part of these financial statements.

HUTURE GROUP LIMITED
STATEMENT OF OPERATIONS
(Amounts in US$, except for number of shares, or otherwise noted)

For the years ended December 31,
	2023	2024
Formation and operating costs	—	—
Operating expenses	—	—
Net income and comprehensive income	—	—

The accompanying notes are an integral part of these financial statements.

HUTURE GROUP LIMITED
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Amounts in US$, except for number of shares, or otherwise noted)

	Ordinary Shares		Additional paid-in capital	Retained earning	Total Shareholders’ equity
	Share*	Amount
Balance as of March 13, 2023 (Inception)	—	—	—	—	—
Issuance of ordinary shares	100	—	—	—	—
Net income	—	—	—	—	—
Balance as of December 31, 2023	100	—	—	—	—
Net income	—	—	—	—	—
Balance as of December 31, 2024	100	—	—	—	—

The accompanying notes are an integral part of these financial statements.

HUTURE GROUP LIMITED
STATEMENTS OF CASH FLOWS
(Amounts in US$, except for number of shares, or otherwise noted)

For the years ended December 31,
	2023	2024
Net cash provided in operating activities	—	—
Net changes in cash	—	—
Cash at the beginning of the period/year	—	—
Cash at the end of the period/year	—	—

The accompanying notes are an integral part of these financial statements.

HUTURE GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US$, except for number of shares, or otherwise noted)

1.      Organization and business background

HUTURE Group Limited (“PubCo” or, the “the Company”) was an exempted company incorporated in Cayman Islands on March 13, 2023 and a wholly-owned subsidiary of Huture Motors for the purpose of effecting the Business Combination and will serve as the publicly traded parent company following the Business Combination. PubCo has selected December 31 as its fiscal year-end.

Business Combination Agreement

On July 12, 2024, Aquaron Acquisition Corp. (“Aquaron” or “SPAC”) entered into an Agreement and Plan of Merger (the “Agreement”) with (i) HUTURE Ltd., (ii) PubCo, (iii) Bestpath Merger Sub I Limited, a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”), and (iv) Bestpath Merger Sub II Inc., a direct wholly-owned subsidiary of PubCo (“Merger Sub 2” and, together with PubCo and Merger Sub 1, each an “Acquisition Entity” and collectively, the “Acquisition Entities”).

Pursuant to the Agreement and subject to the terms and conditions set forth therein, (i) Merger Sub 1 will merge with and into HUTURE Ltd. (“Initial Merger”) whereby the separate existence of Merger Sub 1 will cease and HUTURE Ltd. will be the surviving corporation and become a wholly owned subsidiary of PubCo, and (ii) following confirmation of the effective filing of the Initial Merger, Merger Sub 2 will merge with and into SPAC, the separate existence of Merger Sub 2 will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo.

The aggregate consideration for the acquisition merger is $1,000,000,000, payable in the form of 100,000,000 newly issued PubCo ordinary shares valued at $10.00 per share to HUTURE Ltd. and its shareholders.

2.      Significant accounting policies

(a)    Basis of presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Significant accounting policies followed by the Company in the preparation of the accompanying financial statements are summarized below.

(b)    Use of estimates and assumptions

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities at the balance sheet dates, and the reported revenues and expenses during the reporting periods and disclosed in the financial statements and accompanying notes.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

XHUTURE GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US$, except for number of shares, or otherwise noted)

2.      Significant accounting policies (cont.)

(c)     Fair value of financial instruments

The Company’s financial instruments are accounted for at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of the fair value hierarchy are described below:

Level 1 —	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 —

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 —	inputs to the valuation methodology are unobservable and significant to the fair value.

(d)    Income Tax

PubCo complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. PubCo’s management determined that the Cayman Islands is PubCo’s only major tax jurisdiction. PubCo recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2024 and no amounts accrued for interest and penalties. PubCo is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

PubCo may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. PubCo’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

PubCo is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, PubCo’s tax provision was zero for the period presented.

(e)     Transaction costs in an offering of equity securities

In the event of offering of equity securities, incremental costs that otherwise would not have been incurred are deferred and capitalized in the balance sheet as deferred offering costs which will be later deducted against additional paid-in capital upon completion of offering of equity securities.

(f)     Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on PubCo’s financial statements.

HUTURE GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US$, except for number of shares, or otherwise noted)

3.      Shareholder’s equity

The authorized share capital of PubCo is US$50,000 divided into 500,000,000 PubCo Ordinary Shares of a par value of US$0.0001 each, with 100 PubCo Ordinary Shares issued and outstanding.

4.      Commitments and contingencies

PubCo evaluates the existence of commitments and contingencies as part of its financial reporting process. As of December 31, 2024, PubCo is not aware of any material commitments or contingencies requiring disclosure or recognition in the financial statements. PubCo will continue to monitor its operations and external relationships for any commitments or contingencies that may arise in future periods.

5.      Subsequent Events

PubCo has evaluated subsequent events through the date of issuance of the financial statements, and did not identify any other subsequent events with material financial impact on the PubCo’s financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Aquaron Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Aquaron Acquisition Corp. (the Company) as of December 31, 2024, and 2023, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenue, it incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a business combination. The Company’s cash and working capital as December 31, 2024, are not sufficient to complete its planned activities for one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2021.

New York, New York

April 15, 2025

AQUARON ACQUISITION CORP.
BALANCE SHEETS

	December 31,
	2024	2023
Assets
Current Assets
Cash	$7,830	$339
Prepaid income tax	224,564	—
Prepaid expenses	—	2,188
Total Current Assets	232,394	2,527

Noncurrent Assets
Deferred income tax asset	—	144,680
Investments held in Trust Account	9,255,615	31,960,267
Total Noncurrent Assets	9,255,615	32,104,947
Total Assets	$9,488,009	$32,107,474

Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Current Liabilities
Other payable – related party	$148,757	$97,052
Other payable – Huture	240,514	—
Accounts payable and accrued expenses	449,662	149,045
Franchise tax payable	23,200	18,495
Income tax payable	—	353,013
Excise tax payable	546,877	259,438
Promissory note – related party	849,626	549,626
Promissory note – Huture	100,000	—
Promissory note – Bestpath	760,000	490,000
Total Current Liabilities	3,118,636	1,916,669

Deferred underwriting fee payable	2,525,896	2,525,896
Total Liabilities	5,644,532	4,442,565

Commitments and Contingencies (Note 6)

Common stock subject to possible redemption, $0.0001 par value; 10,000,000 shares authorized; 805,352 shares and 2,930,090 shares issued and outstanding at December 31, 2024 and 2023, respectively	9,255,615	31,960,268

Stockholders’ Deficit
Common stock, $0.0001 par value; 10,000,000 shares authorized; 1,623,060 shares issued and outstanding (excluding 805,352 shares and 2,930,090 shares subject to possible redemption at December 31, 2024 and 2023, respectively)	163	163
Additional paid-in capital	—	—
Accumulated deficit	(5,412,301)	(4,295,522)
Total Stockholders’ Deficit	(5,412,138)	(4,295,359)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$9,488,009	$32,107,474

The accompanying notes are an integral part of these financial statements.

AQUARON ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2024	2023
General and administrative expenses	$881,677	$832,906
Franchise tax expenses	23,200	28,923
Loss from operations	(904,877)	(861,829)

Interest earned on investment held in Trust Account	860,705	1,980,430
Unrealized gain on investments held in Trust Account	34,644	141,556
(Loss) income before income taxes	(9,528)	1,260,157

Income taxes provision	(347,586)	(262,240)
Net (loss) income	$(357,114)	$997,917

Basic and diluted weighted average shares outstanding, redeemable common stock	1,589,067	4,149,786

Basic and diluted net income per share, redeemable common stock	$0.04	$0.87

Basic and diluted weighted average shares outstanding, non-redeemable common stock	1,623,060	1,623,060

Basic and diluted net loss per share, non-redeemable common stock	$(0.26)	$(1.62)

The accompanying notes are an integral part of these financial statements.

AQUARON ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Year Ended December 31, 2024

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2024	1,623,060	$163	$—	$(4,295,522)	$(4,295,359)
Accretion of common stock to redemption value	—	—	—	(472,226)	(472,226)
Excise tax liability	—	—	—	(287,439)	(287,439)
Net loss	—	—	—	(357,114)	(357,114)
Balance as of December 31, 2024	1,623,060	$163	$—	$(5,412,301)	$(5,412,138)

For the Year Ended December 31, 2023

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2023	1,623,060	$163	$5,138,905	$159,672	$5,298,740
Accretion of common stock to redemption value	—	—	(5,138,905)	(5,193,673)	(10,332,578)
Excise tax liability	—	—	—	(259,438)	(259,438)
Net income	—	—	—	997,917	997,917
Balance as of December 31, 2023	1,623,060	$163	$—	$(4,295,522)	$(4,295,359)

The accompanying notes are an integral part of these condensed financial statements.

AQUARON ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(357,114)	$997,917
Adjustments to reconcile net cash used in operating activities:
Interest earned on investment held in Trust Account	(860,705)	(1,980,430)
Unrealized gain on investments held in Trust Account	(34,644)	(141,556)
Deferred income tax provision (benefit)	144,680	(144,680)
Changes in operating assets and liabilities:
Other payable – related party	268,367	—
Other payable – Huture	120,903	—
Prepaid expenses	2,188	220,158
Accounts payable and accrued expenses	300,617	8,970
Franchise tax payable	4,705	5,409
Income tax payable	(577,577)	381,040
Net cash used in operating activities	(988,580)	(653,172)

Cash Flows from investing activities:
Cash withdrawn from Trust Account to public stockholder redemption	23,176,909	25,943,773
Cash deposited into Trust Account	(370,000)	(490,000)
Cash withdrawn from Trust Account to pay taxes	793,123	129,175
Net cash provided by investing activities	23,600,032	25,582,948

Cash Flows from financing activities:
Proceeds from promissory note – related party	202,948	370,000
Proceeds from related party	—	97,052
Proceeds from promissory note – Bestpath	270,000	490,000
Proceeds from promissory note – Huture	100,000	—
Payment of public stockholders’ redemption	(23,176,909)	(25,943,773)
Net cash used in financing activities	(22,603,961)	(24,986,721)

Net change in cash	7,491	(56,945)
Cash, beginning of the period	339	57,284
Cash, end of the period	$7,830	$339

Supplemental Disclosure of Non-cash Financing Activities:
Accretion of common stock to redemption value	$472,226	$10,332,579
Excise tax payable charged against accumulated deficit	$287,439	$259,438
Income tax paid	$780,483	$105,660
Promissory notes issued for the tax paid by Sponsor	$—	$79,780
Other payable due to related party converted to promissory note	$97,052	$99,846

The accompanying notes are an integral part of these financial statements.

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Aquaron Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on March 11, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on operating business in the new energy sector. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2024, the Company had not commenced any operations. All activities through December 31, 2024 are related to the Company’s formation and the initial public offering (“IPO” as defined below), and subsequent to the IPO, identifying a target company for an initial business combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Aquaron Investments LLC (the “Sponsor”), a Delaware limited liability company.

On October 6, 2022, the Company completed its initial public offering (“IPO”) of 5,000,000 units at an offering price of $10.00 per unit (the “Public Units’), generating gross proceeds of $50,000,000. Simultaneously with the IPO, the Company sold to its Sponsor (as defined below) 256,250 units at $10.00 per unit (the “Private Units”) in a private placement generating total gross proceeds of $2,562,500.

The Company granted the underwriter a 45-day option to purchase up to an additional 750,000 units at the IPO price to cover over-allotments, if any. On October 14, 2022, the underwriters partially exercised the over-allotment option to purchase 417,180 units (“Over-Allotment Option Units”) at $10.00 per unit generating total gross proceeds of $4,171,800. Simultaneously with the sale of the Over-Allotment Option Units, we consummated the private placement of an additional 12,515 Private Units generating gross proceeds of $125,154.

A total of $54,984,377 of the net proceeds from the sale of the units in the IPO (including the Over-Allotment Option Units) and the Private Placements on October 6, 2022 and October 14, 2022, were deposited in a trust account with Continental Stock Transfer & Trust Company acting as trustee and invest only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations. These funds will not be released until the earlier of the completion of the initial business combination or the liquidation due to the Company’s failure to complete a Business Combination within the applicable period of time. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders. In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

Pursuant to Nasdaq listing rules, the Company’s initial business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust account at the time of the execution of a definitive agreement for its initial business combination. Since the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and any of the Company’s officers or directors that may hold Insider Shares (as defined in Note 5) (the “Initial Stockholders”) and Chardan have agreed (a) to vote their Insider Shares, Private Shares (as defined in Note 4) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination and (b) not to convert any shares (including the Insider Shares) in connection with a stockholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed Business Combination.

The Initial Stockholders and Chardan have agreed (a) to waive their redemption rights with respect to the Insider Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Initial Stockholders and Chardan have agreed to waive their liquidation rights with respect to the Insider Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or Chardan acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.15.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.15 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims.

Initially, the Company had until 9 months from the closing of the IPO to consummate a Business Combination. In addition, if the Company anticipates that it may not be able to consummate initial business combination within 9 months, the Company’s insiders or their affiliates may, but are not obligated to, extend the period of time to consummate a business combination two times by an additional three months each time (for a total of 12 or 15 months to complete a business combination) (the “Combination Period”). In order to extend the time available

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $750,000 ($0.15 per Public Share or an aggregate of $1,500,000) on or prior to the date of the applicable deadline.

Extension Meetings

On June 28, 2023, the Company held a special meeting of stockholders, at which the Company’s stockholders approved (i) an amendment to the Company’s amended and restated certificate of incorporation (the “Extension Amendment”) and (ii) an amendment (the “Trust Amendment”) to the Investment Management Trust Agreement, dated October 3, 2022, by and between the Company and Continental Stock Transfer & Trust Company to allow the Company to extend the Business Combination Period for a period of three months from July 6, 2023 to October 6, 2023, plus an option for the Company to further extend such date to January 6, 2024, and then on a monthly basis up to four times from January 6, 2024 to May 6, 2024. In connection with the stockholders’ vote at the special meeting, an aggregate of 2,487,090 shares with redemption value of approximately $25,943,773 (or $10.43 per share) of the Company’s common stock were tendered for redemption.

On April 30, 2024, the Company held an annual stockholder meeting, at which the Company’s stockholders approved (i) an amendment to the Company’s amended and restated certificate of incorporation and (ii) an amendment to the Investment Management Trust Agreement, dated October 3, 2022 and amended on June 28, 2023, by and between the Company and Continental Stock Transfer & Trust Company to allow the Company to extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2024 to May 6, 2025. In connection with the stockholders’ vote at the annual meeting, an aggregate of 2,124,738 shares with redemption value of $23,176,909 (or approximately $10.91 per share) of the Company’s common stock were tendered for redemption.

On April 14, 2025, the Company filed a definitive proxy statement in connection with an upcoming annual meeting of our stockholders to, among other things, seek an extension of the Combination Period from May 6, 2025 to May 6, 2026.

On June 29, 2023, October 4, 2023 and December 29, 2023, Bestpath (Shanghai) IoT Technology Co., Ltd. (“Bestpath”, see Merger Agreement below) provided loans by depositing in the Trust Account $210,000, $210,000 and $70,000 (totaling $490,000), respectively, and from January 2024 to April 2024, Bestpath provided loans of $70,000 each month to the Company to fund the amount required to extend the Business Combination Period to May 6, 2024. On May 2, 2024, June 4, 2024, and July 8, 2024, Bestpath provided a loan of $20,000 each time to the Company to fund the amount required to extend the Business Combination Period to August 6, 2024. In return, the Company issued an unsecured promissory note of $70,000 each time from January 2024 to April 2024 and $20,000 each time from May 2024 to July 2024 to Bestpath in exchange for Bestpath depositing such amount into the Company’s trust account in order to extend the amount of time it has available to complete a business combination.

Subsequently from August 2024 to April 2025, Huture provided loans of $20,000 each month to the Company to fund the amount required to extend the Business Combination Period to May 2025. In return, the Company issued an unsecured promissory note of $20,000 for each extension. All these promissory notes are unsecured, interest-free and payable on the earlier of: 1) the date on which the Company consummates an initial business combination, or 2) the date of the merger agreement with Huture is terminated, or 3) the outside closing date defined in the Merger Agreement. In addition, Huture has the right to convert the promissory note into shares of the Company common stock at a price of approximately $8.33 per share.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Merger Agreement

On March 23, 2023, the Company entered into an Agreement and Plan of Merger (the “Bestpath Merger Agreement”), with Bestpath (Shanghai) IoT Technology Co., Ltd. (轻程（上海）物联网科技有限公司), a PRC limited liability company (“Bestpath”) and several other parties. Subsequent to the signing of the Bestpath Merger Agreement, Bestpath undertook certain reorganization to consolidate and concentrate its business (the “Reorganization”). In light of the Reorganization, as agreed by the parties, the Bestpath Merger Agreement was terminated pursuant to Section 11.1 thereunder on July 12, 2024, to allow the parties to enter into a new business combination agreement to accommodate the Reorganization.

On July 12, 2024, Aquaron entered into an Agreement and Plan of Merger (as amended from time to time, the “Agreement”) with (i) HUTURE Ltd., a Cayman Islands exempted company (“Huture”), (ii) HUTURE Group Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of Huture (“PubCo”), (iii) Bestpath Merger Sub I Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”), and (iv) Bestpath Merger Sub II Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub 2” and, together with PubCo and Merger Sub 1, each an “Acquisition Entity” and collectively, the “Acquisition Entities”).

Pursuant to the Agreement and subject to the terms and conditions set forth therein, (i) Merger Sub 1 will merge with and into Huture (the “Initial Merger”) whereby the separate existence of Merger Sub 1 will cease and Huture will be the surviving corporation of the Initial Merger and become a wholly owned subsidiary of PubCo, and (ii) following confirmation of the effective filing of the Initial Merger, Merger Sub 2 will merge with and into the Company (the “SPAC Merger”, and together with the Initial Merger, the “Mergers”), the separate existence of Merger Sub 2 will cease and the Company will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo.

The Mergers implies a current equity value of Huture at $1.0 billion prior to the closing of the Mergers (the “Closing”). As a result of the Mergers, among other things, (i) each outstanding share in Huture shall automatically be cancelled, and in exchange for the right to receive newly issued ordinary shares in PubCo (“PubCo Ordinary Shares”) at the Company Exchange Ratio; (ii) each outstanding SPAC Unit will be automatically detached; (iii) each unredeemed outstanding share of SPAC common stock will be cancelled in exchange for the right to receive one PubCo Ordinary Share, (iv) each outstanding SPAC Right will be cancelled and cease to exist in exchange for one-fifth (1/5) PubCo Ordinary Share, and (v) each SPAC UPO will automatically be cancelled and cease to exist in exchange for one (1) PubCo UPO. Each outstanding PubCo Ordinary Share will have a value at the time of the Closing of $10.00. All capitalized terms used in this and preceding paragraphs and not defined shall have the meanings ascribed to them in the Agreement.

Additional Agreements Executed in Connection With the Agreement

Huture Voting and Support Agreement

Concurrently with the execution of the Agreement, certain shareholders of Huture, representing more than fifty percent (50%) of the equity interests in Huture, have entered into a voting and support agreement with Huture, each of the Acquisition Entities and Aquaron, pursuant to which each such holder agrees to, among other things, vote in favor of the transactions contemplated by the Agreement. The Huture voting and support agreement signed together with the Bestpath Merger Agreement terminated concurrently with the termination of the Bestpath Merger Agreement.

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Sponsor Support Agreement

Concurrently with the execution of the Agreement, Sponsor has entered into and delivered a support agreement, pursuant to which the Sponsor has agreed, among others, to vote in favor of the Agreement and the transactions contemplated thereunder at the SPAC Special Meeting in accordance with the Insider Letter. The sponsor voting and support agreement signed together with the Bestpath Merger Agreement terminated concurrently with the termination of the Bestpath Merger Agreement.

Non-compliance with Nasdaq Listing Rules

On February 28, 2024, the Company received a written notice (the “February Notice”) from the Listing Qualifications staff (the “Staff”) of Nasdaq, notifying us that it currently does not satisfy Listing Rule 5550(a)(3), which requires us to have at least 300 public holders (as defined in Listing Rule 5005(a)(36)) for continued listing on the Nasdaq Capital Market (the “Minimum Public Holders Rule”). The February Notice states that the Company has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. The Company submitted a plan to regain compliance with the Minimum Public Holders Rule on April 15, 2024.

On August 28, 2024, the Company received a written notice (the “Letter”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, because the Company has not regained compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires the Company to have at least 300 public holders for continued listing on Nasdaq, trading of the Company’s common stock would be suspended at the opening of business on September 6, 2024 and a Form 25-NSE will be filed with the SEC, which will remove the Company’s securities (including the units, common stock, and rights) from listing and registration on Nasdaq, unless the Company requests a hearing to appeal this determination by 4:00 p.m. Eastern Time on September 4, 2024. The Letter also indicates that the Company is delinquent in filing its quarterly report on Form 10-Q for the quarterly period ended September 30, 2024, which serves as an additional basis for delisting the Company’s securities from The Nasdaq Capital Market in light of the Company’s non-compliance with Minimum Public Holders Rule. The Company requested an appeal and stay of the suspension in accordance with the Letter on September 4, 2024 and subsequently filed the Form 10-Q on November 14, 2024.

On November 4, 2024, the Company received a decision letter from the Nasdaq Hearings Panel (“Panel”) granting the Company’s request to continue its listing on The Nasdaq Stock Market LLC (“Nasdaq”), subject to the condition that, on or before February 24, 2025, the Company shall demonstrate compliance with Nasdaq Listing Rule 5505 (the “Rule”). This decision follows the Company’s hearing before the Panel on October 17, 2024, regarding its non-compliance with Nasdaq Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”). In its written notice, the Panel stated that during the granted exception period the Company must promptly notify the Panel of any significant developments, particularly any event, condition or circumstance that may impact its ability to meet the terms of the exception granted by the Panel and that the Panel reserves the right to reconsider the granted exception in such an instance.

On March 6, 2025, the Company received a determination letter (the “Delisting Notification”) from the Nasdaq stating that the Panel has determined to delist the Company’s securities from the Nasdaq Capital Market, and Nasdaq will accordingly suspend trading in the Company’s securities, effective at the opening of trading on March 7, 2025, because the Company has not demonstrated compliance with the Rule.

Pursuant to the Delisting Notification, the Company has a period of 15 days from the date of the Delisting Notification to submit a written request for a review of the Panel’s delisting determination by the Nasdaq Listing and Hearing Review Council (the “Listing Council”). The Company determined not to request a review of the delisting determination by the Listing Counsel and expects that a Form 25-NSE will be filed with the SEC, which would remove the Company’s securities from listing and registration on Nasdaq.

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Nasdaq suspended trading in the Company’s securities on March 7, 2025. The Company’s shares of common stock, units and rights are currently quoted on the over-the-counter trading market under the symbols “AQUC,” “AQUNU” and “AQUNR”, respectively.

Going Concern Consideration

As of December 31, 2024, the Company had $7,830 in cash and working capital deficit of $2,724,242. During 2023, the Sponsor provided loans totaling $449,780 (excluding $99,846 converted from amount due to related party), to be used, in part, for transaction costs related to the Business Combination (see Note 5). On January 4, 2024 and March 30, 2024, the Company issued an unsecured promissory note to the Sponsor in the aggregate principal amount of $300,000 (including the conversion of $97,052 which was outstanding balance as of December 31, 2023 due to Sponsor) and $100,000, respectively, to be used, in part, for transaction costs related to the Business Combination. On June 29, 2023, October 4, 2023 and December 29, 2023, Bestpath deposited into the Trust Account $210,000, $210,000 and $70,000 (totaling $490,000), respectively, and from January 2024 to April 2024, Bestpath provided loans of $70,000 each month to the Company to fund the amount required to extend the Business Combination Period to May 6, 2024. On May 2, 2024, June 4, 2024 and July 8, 2024, Bestpath provided a loan of $20,000 each time to the Company to fund the amount required to extend the Business Combination Period to August 6, 2024. From August 2024 to April 2025, Huture provided a loan of $20,000 each time to the Company to fund the amount required to extend the Business Combination Period to May 6, 2025.

The Company has until May 6, 2025 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. The Company expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. The Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete its Business Combination because it does not have sufficient funds available, it will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that if the Company is unable to complete a Business Combination by May 6, 2025 (unless the Company extends the time to complete a Business Combination), then the Company will cease all operations except for the purpose of liquidating. The date for liquidation and subsequent dissolution as well as its liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management has evaluated the impact of persistent inflation, financial market instability, including the recent bank failures, the lingering effects of the COVID-19 pandemic and certain geopolitical events, including the conflict in Ukraine and the surrounding region, and has concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

At this time, it has been determined that the IR Act tax provisions have an impact to the Company’s fiscal 2023 and fiscal 2024 tax provision as there were redemptions by the public stockholders in June 2023 and May 2024; as a result, the Company recorded $546,877 (including estimated penalty and interest of $55,670) and $259,438 excise tax liability as of December 31, 2024 and 2023, respectively. During the second quarter of 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the Excise Tax. Pursuant to those regulations, the Company would need to file a return and remit payment for any liability incurred during the period from January 1, 2023 to December 31, 2023 on or before October 31, 2024. The Company is currently evaluating its options with respect to payment of this obligation. If the Company is unable to pay its obligation in full, it will be subject to additional interest and penalties which are currently estimated at 8% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full. As of April 15, 2025, the Company has not paid excise taxes.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

In preparing of financial statements in conformity with U.S. GAAP, the Company’s management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $7,830 and $339 in cash and none in cash equivalents as of December 31, 2024 and December 31, 2023, respectively.

Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of investments in money market funds that invest in U.S. government securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair value of investments held in the Trust Account is determined using available market information. As of December 31, 2024 and 2023, the Trust Account had balance of $9,255,615 and $31,960,267, respectively. The interest earned from the Trust Account totaled $895,349 and $2,121,986, respectively, for the year ended December 31, 2024 and 2023, which was fully reinvested into the Trust Account as earned and unrealized gain on investments and therefore presented as an adjustment to the operating activities in the Statements of Cash Flows.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that is included in the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

ASC 740 identifies usage of an effective annual tax rate and allows for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the timing of any Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through December 31, 2024.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Excise Taxes

In connection with redemptions by the public stockholders in June 2023 and May 2024, the Company recorded excise tax liabilities of $546,877 (including estimated penalty and interest of $55,670) and $259,438 as of December 31, 2024 and 2023, respectively, which were charged directly to the accumulated deficit account. The Company recognizes accrued interest and penalties resulting from unpaid excise taxes as part of the excise tax expense to remain consistent with the IR Act tax provisions.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The statements of operations include a presentation of income (loss) per redeemable share and income (loss) per non-redeemable share following the two-class method of income per share. In order to determine

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the common shares subject to possible redemption was considered to be dividends paid to the public stockholders. As of December 31, 2024 and 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The net income (loss) per share presented in the statements of operations is based on the following:

	For the Year Ended December 31,
	2024	2023
Net (loss) income	$(357,114)	$997,917
Accretion of common stock to redemption value(1)	(472,256)	(10,332,578)
Net loss including accretion of common stock to redemption value	$(829,370)	$(9,334,661)
	For the Year Ended December 31, 2024		For the Year Ended December 31, 2023
	Redeemable shares	Non-redeemable shares	Redeemable shares	Non-redeemable shares
Basic and diluted net income (loss) per common stock
Numerator:
Allocation of net loss	$(410,296)	$(419,074)	$(6,710,181)	$(2,624,480)
Accretion of common stock to redemption value(1)	472,256	—	10,332,578	—
Allocation of net income (loss)	$61,960	$(419,074)	$3,622,397	$(2,624,480)

Denominator:
Basic and diluted weighted average shares outstanding	1,589,067	1,623,060	4,149,786	1,623,060
Basic and diluted net income (loss) per common stock	$0.04	$(0.26)	$0.87	$(1.62)

____________

(1)      Accretion amount includes fees deposited into the Trust Account to extend the time for the Company to complete the Business Combination and franchise and income taxes paid out of the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2024 and 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company has made a policy election in accordance with ASC 480-10-S99-3A and recognizes changes in redemption value in accumulated deficit over an expected 12-month period leading up to a Business Combination. As of December 31, 2024 and 2023, the Company recorded $472,256 and $10,332,578, respectively, accretion of common stock to redemption value.

At December 31, 2024, the amount of common stock subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$54,171,800
Less:
Proceeds allocated to public rights	(6,446,444)
Allocation of offering costs related to redeemable shares	(3,714,253)
Plus:
Accretion of carrying value to redemption value	3,560,360
Common stock subject to possible redemption – December 31, 2022	47,571,463
Plus:
Accretion of carrying value to redemption value – for the year ended December 31, 2023	10,332,578
Redeemed common stock payable to public stockholders	(25,943,773)
Common stock subject to possible redemption – December 31, 2023	$31,960,268
Plus:
Accretion of carrying value to redemption value – for the year ended December 31, 2024	472,256
Redeemed common stock payable to public stockholders	(23,176,909)
Common stock subject to possible redemption – December 31, 2024	$9,255,615

Convertible Promissory Note

The Company elects an early adoption of the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) and accounts for its convertible promissory notes as debt (liability) on the balance sheet. The Company’s assessment of the embedded conversion feature (see Note 5 — Related Party Transactions) considers the derivative scope exception guidance under ASC 815 pertaining to equity classification of contracts in an entity’s own equity. The conversion feature of these promissory notes meets the definition of a derivative instrument. However, bifurcation of conversion feature from the debt host is not required because the conversion feature meets ASC 815 scope exception, as the promissory notes are convertible in shares of the Company’s common stock which is considered indexed to the Company’s own stock and classified in stockholders’ equity.

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). This ASU requires that public business entities must annually “(1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate).” A public entity should apply the amendments in ASU 2023-09 prospectively to all annual periods beginning after December 15, 2024. The Company is currently assessing the impact, if any, that ASU 2023-09 would have on its financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On October 6, 2022, the Company sold 5,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $50,000,000 related to its IPO. The Company granted the underwriter a 45-day option to purchase up to an additional 750,000 Units at the IPO price to cover over-allotments, if any. On October 14, 2022, the underwriters partially exercised the over-allotment option to purchase 417,180 Over-Allotment Option Units at $10.00 per Unit generating total gross proceeds of $4,171,800. Each Unit consists of one share of common stock and one right (“Public Right”). Each Public Right will convert into one-fifth (1/5) of one share of common stock upon the consummation of a Business Combination.

All of the 5,417,180 Public Shares sold as part of the Public Units in the IPO (including the Over-Allotment Option Units) contain a redemption feature which allows for the redemption of such Public Shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

The Company’s redeemable common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period.

The Company has made a policy election in accordance with ASC 480-10-S99-3A and recognizes changes in redemption value in additional paid-in capital (or accumulated deficit in the absence of additional paid-in capital) over an expected 12-month period leading up to a Business Combination.

Note 4 — Private Placement

Simultaneously with the closing of the IPO on October 6, 2022, the Sponsor purchased an aggregate of 256,250 Private Units at a price of $10.00 per Private Unit for an aggregate purchase price of $2,562,500 in a private placement. Each Private Unit will consist of one share of common stock (“Private Share”) and one right (“Private Right”). On October 14, 2022, simultaneously with the sale of the Over-Allotment Option Units, the Company consummated the sale of an additional 12,515.40 Private Units generating gross proceeds of $125,154. Each Private Right will convert into one-fifth (1/5) of one share of common stock upon the consummation of a

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 4 — Private Placement (cont.)

Business Combination. The net proceeds from the Private Units were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

Note 5 — Related Party Transactions

Insider Shares

On April 1, 2021, the Company issued 1,437,500 shares of common stock to the Initial Stockholders (the “Insider Shares”) for an aggregated consideration of $25,000, The Insider Shares include an aggregate of up to 187,500 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment is not exercised in full, so that the Initial Stockholders will collectively own 20% of the Company’s issued and outstanding shares after the IPO (assuming the Initial Stockholders do not purchase any Public Shares in the IPO and excluding the Private Units). As a result of the partial exercise of the underwriters’ over-allotment option which was closed on October 14, 2022, the Company cancelled an aggregate of 83,205 Insider Shares.

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Insider Shares until, with respect to 50% of the Insider Shares, the earlier of six months after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Insider Shares, until the six months after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On February 8, 2023, February 23, 2023 and March 31, 2023, the Sponsor provided the Company a loan of $100,000 (“Promissory Note 1”), $140,000 (“Promissory Note 2”) and $130,000 (“Promissory Note 3”), respectively, to be used, in part, for transaction costs related to the Business Combination. On June 26, 2023, the Sponsor provided a loan of $179,626 (“Promissory Note 4”) including the conversion of $99,846 due to related party (see below) for working capital purposes. The Sponsor has the right to convert these four promissory notes into shares of the Company common stock at a fixed price of $10.00 per share at any time when these promissory notes remain outstanding.

On January 4, 2024 and March 30, 2024, the Company issued an unsecured promissory note to the Sponsor in the aggregate principal amount of $200,000 (including the conversion of $97,052 which was outstanding balance as of December 31, 2023 due to Sponsor) (“Promissory Note 5”) and $100,000 (“Promissory Note 6”), respectively, to be used, in part, for transaction costs related to the Business Combination. The Sponsor has the right to convert both promissory notes into shares of the Company common stock at a price of approximately $8.33 per share at any time when these promissory notes remain outstanding.

Each Promissory Note is unsecured, interest-free and payable on the earlier of: 1) the date on which the Company consummates an initial business combination, or 2) the date the Company liquidates if a business combination is not consummated. As of December 31, 2024 and 2023, $849,626 and $549,626 were outstanding, respectively, under all the Promissory Notes.

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Due to Related Party

The Company received additional funds from the Sponsor to finance transaction costs in connection with searching for a target business and for general working capital purposes. On June 26, 2023, $99,846 outstanding amount due to related party was converted to Promissory Note 4 (see above). As of December 31, 2024 and 2023, the amount due to related party was $148,757 and $97,052, respectively; of which $97,052 was subsequently converted to Promissory Note 5 (see above).

Note 6 — Commitments and Contingency

Registration Rights

The holders of the Founder Shares, Private Units (and all underlying securities), and any shares that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of IPO. The holders of the majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Private Units and units issued in payment of working capital loans made to the Company can elect to exercise these registration rights at any time commencing on the date that the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company has granted the underwriters a 45-day option from the date of the prospectus to purchase up to 750,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions.

The underwriters were paid a cash underwriting discount of $812,577. In addition, the underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $1,896,013, which will be paid upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. The underwriters are also entitled to 0.75% of the gross proceeds of the IPO in the form of common stock of the Company at a price of $10.00 per share, to be issued if the Company closes a business combination. In addition, the Company has agreed to issue to Chardan and/or its designees 54,172 Private Units as a deferred underwriting commission if the Company closes a business combination. If a business combination is not consummated, such Private Units will not be issued and Chardan’s (and/or its designees) right to receive them will be forfeited.

Unit Purchase Option

On October 6, 2022, the Company sold to Chardan (and/or its designees), for $100, an option (“UPO”) to purchase 97,509 Units (including the over-allotment option units). The UPO is exercisable at any time, in whole or in part, between the close of the Business Combination and fifth anniversary of the date of the Business Combination at a price per Unit equal to $11.50 (or 115% of the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day immediately prior to consummation of an initial business combination). The option and the underlying securities that may be issued upon exercise of the option, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments and Contingency (cont.)

FINRA’s NASDAQ Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of IPO except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners.

Legal Fee

The Company engaged Hunter Taubman Fischer & Li LLC to represent them in connection with their initial business combination. Fees are payable upon meeting each milestone, of which $350,000 will be paid upon closing of the Business Combination.

Note 7 — Stockholders’ Deficit

Common Stock — The Company is authorized to issue 10,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the common stock are entitled to one vote for each share. As of December 31, 2021, there were 1,437,500 shares of common stock issued and outstanding, of which an aggregate of up to 187,500 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full, so that the initial stockholders will own 20% of the issued and outstanding shares after the IPO (assuming the initial stockholders do not purchase any public units in the IPO and excluding the Private Shares underlying the Private Units). As a result of the partial exercise of the underwriters’ over-allotment option which was closed on October 14, 2022, 104,295 shares of the total 187,500 shares of common stock were no longer subject to forfeiture. As of December 31, 2024 and 2023, there were 1,623,060 shares of common stock issued and outstanding (excluding 805,352 shares and 2,930,090 subject to possible redemption as of December 31, 2024 and 2023, respectively).

Rights — Each holder of a right will receive one-fifth (1/5) of one share of common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required to affirmatively convert its rights in order to receive one-fifth (1/5) of one share underlying each right (without paying additional consideration). The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2024 and 2023 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	December 31, 2024	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Marketable securities held in the Trust Account	9,255,615	9,255,615	—	—
	December 31, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Marketable securities held in the Trust Account	31,960,267	31,960,267	—	—

Note 9 — Income Taxes

The Company’s net deferred tax assets are as follows:

	December 31, 2024	December 31, 2023
Deferred tax asset (liability)
Net operating loss carryforward	$—	$—
Startup/Organization Expenses	286,379	174,157
Amortization of startup cost	(5,793)	(2,897)
Unrealized gain on investments held in Trust Account	(7,275)	(29,727)
Total deferred tax asset (liability)	273,311	141,533
Valuation allowance	(273,311)	3,147
Deferred tax asset, net of allowance	$—	$144,680

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 9 — Income Taxes (cont.)

The income tax provision consists of the following:

	For the year ended December 31,
	2024	2023
Federal
Current	$202,906	$406,920
Deferred	(131,777)	(144,680)
State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	276,457	—
Income tax provision	$347,586	$262,240

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:

	For the year ended December 31,
	2024	2023
Income at U.S. statutory rate	21.0%	21.0%
State taxes, net of federal benefit	0.0%	0.0%
Transaction costs	(765.4)%	3.5%
True up	0.0%	(3.7)%
Change in valuation allowance	(2,901.2)%	0.0%
	(3,645.6)%	20.8%

As of December 31, 2024 and 2023, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. The change in the valuation allowance was $276,457 and $0 for the year ended December 31, 2024 and 2023, respectively.

The provisions for U.S. federal and state income taxes were $347,586 and $262,240 for the year ended December 31, 2024 and 2023, respectively. The Company’s tax returns for the years ended December 31, 2024, 2023 and 2022 and for the period from March 11, 2021 (inception) through December 31, 2021 remain open and subject to examination based on the IRS Assessment Statute Expiration Date which is within three years after tax returns were due. As of April 15, the Company has not filed its tax returns for the years ended December 31, 2024.

Note 10 — Other Loans

Due to Huture

The Company received additional funds from Huture to finance transaction costs in connection with the proposed business combination and for general working capital purposes. As of December 31, 2024 and 2023, the total amount due to Huture was $240,514 and $0, respectively.

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 10 — Other Loans (cont.)

Promissory Note — Bestpath

On June 29, 2023 and October 3, 2023, Bestpath provided a loan of $210,000 each time to the Company. On December 29, 2023, the Company received the advance of $70,000 from Bestpath for the promissory note issued on January 3, 2024. On February 2, 2024, March 1, 2024 and April 8, 2024, the Company issued an unsecured promissory note of $70,000 each time to Bestpath in exchange for Bestpath depositing such amount into the Company’s trust account in order to extend the amount of time it has available to complete a business combination. On May 2, 2024, June 4, 2024 and July 8, 2024, the Company issued an unsecured promissory note of $20,000 each time to Bestpath in exchange for Bestpath depositing such amount into the Company’s trust account in order to extend the amount of time it has available to complete a business combination. These funds were amounts required to extend the Business Combination Period to August 6, 2024. All Bestpath promissory notes are unsecured, interest-free and payable on the earlier of: 1) the date on which the Company consummates an initial business combination, or 2) the date of the merger agreement with Bestpath is terminated, or 3) the outside closing date defined in the merger agreement. Bestpath has the right to convert the promissory notes into shares of the Company common stock at approximately $8.33 per share. As of December 31, 2024 and 2023, $760,000 and $490,000 were outstanding respectively, under the Bestpath promissory notes.

Promissory Note — Huture

Huture deposited into trust account of $20,000 each month from August 2024 to December 31, 2024 in order to extend the Business Combination Period to January 6, 2025. In exchanging these deposits, the Company issued the unsecured promissory notes to Huture totaling $100,000. The promissory notes are unsecured, interest-free and payable on the earlier of: 1) the date on which the Company consummates an initial business combination, or 2) the date of the merger agreement with Huture is terminated, or 3) the outside closing date defined in the Merger Agreement. In addition, Huture has the right to convert the promissory note into shares of the Company common stock at a price of approximately $8.33 per share. As of December 31, 2024 and 2023, $100,000 and $0 were outstanding respectively, under the Huture promissory notes.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on the review, management identified the following subsequent events that would have required disclosure in the financial statements.

Promissory Note — Huture

On January 5, 2025, February 5, 2025, March 6, 2025, and April 6, 2025, the Company issued an unsecured promissory note of $20,000 each time to Huture in exchange for Huture depositing such amount into the Company’s trust account in order to extend the Business Combination Period to May 6, 2025. The promissory notes are unsecured, interest-free and payable on the earlier of: 1) the date on which the Company consummates an initial business combination, or 2) the date of the merger agreement with Huture is terminated, or 3) the outside closing date defined in the Merger Agreement. In addition, Huture has the right to convert the promissory note into shares of the Company common stock at a price of approximately $8.33 per share.

Financial Advisory Agreement

On January 17, 2025, the Company entered into a financial advisory agreement with Arbor Lake Investment Limited (“Arbor Lake”), according to which, Arbor Lake was retained by the Company to provide certain capital markets advisory services and introduce potential PIPE investors to the latter in connection with the latter’s business combination with Huture. As compensation for these services, Arbor Lake will be paid entirely in PubCo Class A Ordinary Shares, calculated as follows: (x) 1.5% of the PubCo Ordinary Shares received by the Holdco shareholders in connection with the Mergers; and (y) a percentage of PubCo Ordinary Shares received by the Holdco shareholders in connection with the Mergers for introducing PIPE investors, determined by dividing the funds introduced by Arbor Lake by $25 million and multiplying the result by 1.5%.

AQUARON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 11 — Subsequent Events (cont.)

Nasdaq Delisting

On March 6, 2025, the Company received a determination letter (the “Delisting Notification”) from the Nasdaq stating that the Panel has determined to delist the Company’s common stock from the Nasdaq Capital Market, and Nasdaq will accordingly suspend trading in the Company’s securities, effective at the opening of trading on March 7, 2025, because the Company has not demonstrated compliance with the Rule.

Pursuant to the Delisting Notification, the Company has a period of 15 days from the date of the Delisting Notification to submit a written request for a review of the Panel’s delisting determination by the Nasdaq Listing and Hearing Review Council (the “Listing Council”). The Company determined not to request a review of the delisting determination by the Listing Counsel and expects that a Form 25-NSE will be filed with the SEC, which would remove the Company’s securities from listing and registration on Nasdaq.

Nasdaq suspended trading in the Company’s common stock on March 7, 2025. The Company’s shares of common stock, units and rights are currently quoted on the over-the-counter trading market under the symbols “AQUC,” “AQUNU” and “AQUNR”, respectively.

Benjamin Securities Complaint

On March 20, 2025, Benjamin Securities, Inc. (“Benjamin Securities”) filed a complaint against the Company, alleging non-payment of $77,500 for services rendered and seeking certain relief. On April 4, 2025, the Company and Benjamin Securities reached a settlement, pursuant to which the Company agreed to pay the full amount of $77,500 by the close of business on April 7, 2025. The Company fulfilled the payment obligation within the agreed timeframe, and Benjamin Securities subsequently withdrew its claims.

Definitive Proxy — Extension of Combination Period

On April 14, 2025, the Company filed a definitive proxy statement in connection with an upcoming annual meeting of its stockholders to, among other things, seek an extension of the Combination Period from May 6, 2025 to May 6, 2026.

Note 12 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

On May 6, 2025, the Company held an annual stockholder meeting, at which Aquaron’s stockholders approved, among all the things, an amendment to Aquaron’s amended and restated certificate of incorporation and an amendment to the Investment Management Trust Agreement, dated October 3, 2022 and amended on June 29, 2023 and April 30, 2024, by and between the Company and Continental to allow the Company to extend the Business Combination Period for up to twelve months on a monthly basis from May 6, 2025 to May 6, 2026 by $0.15 per public share for each subsequent one-month extension. In connection with the stockholders’ vote at the annual meeting, an aggregate of 697,365 or 86.59% of the then issued and outstanding shares of SPAC Common Stock of the Company’s public stockholders with redemption value of $8,176,784.88 (or $11.73 per share) of the SPAC Common Stock were tendered for redemption. Following the payment of the redemptions, the Trust Account had a balance of approximately $1.27 million and the Company currently has 107,987 shares of the SPAC Common Stock outstanding.

On May 6, 2025, the Company made a deposit of $16,198.05 to the Trust Account to extend the period of time the Company has to consummate an initial business combination from May 6, 2025 to June 6, 2025. On the same date, the Company issued an unsecured promissory note in the total principal amount of $16,198.05 (the “Promissory Note”) to Huture. The Promissory Note does not bear interest and the principal thereunder becomes due and payable upon the date on which the Company consummates a business combination with Huture. In addition, the Promissory Note may be converted by the holder into shares of common stock of the Company identical to the common stock issued in the Company’s initial public offering at a price of $10.00 per unit (each unit is consisted of one share of common stock and one right to receive one-fifth (1/5) of a share of common stock).

Annex A

AGREEMENT AND PLAN OF MERGER

dated

July 12, 2024

by and among

HUTURE LTD.,

HUTURE GROUP LIMITED,

BESTPATH MERGER SUB I LIMITED,

BESTPATH MERGER SUB II INC.,

and

AQUARON ACQUISITION CORP.

Annex A Page Nos.
ARTICLE I DEFINITIONS		A-2

ARTICLE II TRANSACTION; CLOSING		A-11

2.1	The Initial Merger	A-11
2.2	The SPAC Merger	A-13
2.3	Closing	A-16
2.4	Appraisal and Dissenter’s Rights	A-16
2.5	Directors and Officers of the PubCo	A-17
2.6	Equity Incentive Plan	A-17
2.7	Earn-out Payment	A-17
2.8	Adjustments	A-17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-18

3.1	Corporate Existence and Power	A-18
3.2	Authorization	A-18
3.3	Governmental Authorization	A-18
3.4	Non-Contravention	A-18
3.5	Capital Structure	A-19
3.6	Charter Documents	A-20
3.7	Corporate Records	A-20
3.8	Assumed Names	A-20
3.9	Subsidiaries	A-20
3.10	Consents	A-20
3.11	Financial Statements	A-20
3.12	Books and Records	A-20
3.13	Absence of Certain Changes	A-22
3.14	Properties; Title to the Company Group’s Assets	A-23
3.15	Litigation	A-23
3.16	Contracts	A-23
3.17	Licenses and Permits	A-25
3.18	Compliance with Laws	A-25
3.19	Intellectual Property	A-26
3.20	Customers and Suppliers	A-27
3.21	Accounts Receivable and Payable; Loans	A-27
3.22	Pre-payments	A-28
3.23	Employees	A-28
3.24	Employment Matters	A-28
3.25	Withholding	A-28
3.26	Real Property	A-29
3.27	Accounts	A-29
3.28	Tax Matters	A-29
3.29	Environmental Laws	A-31
3.30	Powers of Attorney and Suretyships	A-31
3.31	Directors and Officers	A-31
3.32	Certain Business Practices	A-31
3.33	Money Laundering Laws	A-31
3.34	Not an Investment Company	A-32
3.35	Privacy and Data Protection	A-32

Annex A-i

Annex A Page Nos.
3.36	No Alternative Transactions	A-32
3.37	Brokers and Finders	A-32
3.38	No Additional Representations or Warranties	A-32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SPAC		A-32

4.1	Corporate Existence and Power	A-32
4.2	Corporate Authorization	A-32
4.3	Governmental Authorization	A-33
4.4	Non-Contravention	A-33
4.5	Capitalization	A-33
4.6	Information Supplied	A-33
4.7	Trust Fund	A-33
4.8	Listing	A-34
4.9	Reporting Company	A-34
4.10	No Market Manipulation	A-34
4.11	Board Approval	A-34
4.12	SPAC SEC Documents and Financial Statements	A-34
4.13	Litigation	A-35
4.14	Compliance with Laws	A-35
4.15	Money Laundering Laws	A-35
4.16	OFAC	A-35
4.17	Not an Investment Company	A-35
4.18	Tax Matters	A-36
4.19	Contracts	A-37
4.20	No Alternative Transactions	A-37
4.21	Brokers and Finders	A-37
4.22	No Outside Reliance	A-37
4.23	Business Activities	A-37

ARTICLE V COVENANTS OF THE COMPANY GROUP AND THE SPAC PENDING CLOSING		A-38

5.1	Conduct of the Business	A-38
5.2	Access to Information	A-40
5.3	Notices of Certain Events	A-41
5.4	Trust Account	A-41
5.5	Directors’ and Officers’ Indemnification and Insurance	A-41

ARTICLE VI COVENANTS OF THE COMPANY GRPOUP		A-42

6.1	Reporting and Compliance with Laws	A-42
6.2	Reasonable Best Efforts to Obtain Consents	A-42
6.3	Annual and Interim Financial Statements	A-42
6.4	Trust Extension	A-42
6.5	Lock-Up Agreement	A-42
6.6	PIPE Transaction	A-43

ARTICLE VII COVENANTS OF ALL PARTIES HERETO		A-43

7.1	Reasonable Best Efforts; Further Assurances	A-43
7.2	Tax Matters	A-43
7.3	Settlement of the SPAC’s Liabilities	A-44
7.4	Compliance with SPAC Agreements	A-44
7.5	Registration Statement	A-44

Annex A-ii

Annex A Page Nos.
7.6	Registration Rights Agreements	A-46
7.7	Confidentiality	A-46
7.8	PIPE Investment	A-46
7.9	Regulatory Filing	A-47

ARTICLE VIII CONDITIONS TO CLOSING		A-47

8.1	Conditions to the Obligations of Each Party	A-47
8.2	Additional Conditions to Obligations of the SPAC	A-47
8.3	Additional Conditions to Obligations of the Company	A-48

ARTICLE IX NO SURVIVAL		A-49

9.1	No Survival	A-49

ARTICLE X DISPUTE RESOLUTION		A-49

10.1	Arbitration	A-49
10.2	Waiver of Jury Trial; Exemplary Damages	A-50

ARTICLE XI TERMINATION		A-51

11.1	Termination Without Default	A-51
11.2	Termination Upon Default	A-51
11.3	Effect of Termination	A-51
11.4	Survival	A-51

ARTICLE XII MISCELLANEOUS		A-51

12.1	Notices	A-51
12.2	Amendments; No Waivers; Remedies	A-52
12.3	Arm’s Length Bargaining; No Presumption Against Drafter	A-53
12.4	Publicity	A-53
12.5	Expenses	A-53
12.6	No Assignment or Delegation	A-53
12.7	Governing Law	A-53
12.8	Counterparts; Facsimile Signatures	A-53
12.9	Entire Agreement	A-53
12.10	Severability	A-54
12.11	Construction of Certain Terms and References; Captions	A-54
12.12	Further Assurances	A-54
12.13	Third Party Beneficiaries	A-54
12.14	Waiver	A-54
12.15	Specific Performance	A-55

SCHEDULE I Company Disclosure Letter		A-61

SCHEDULE II SPAC Disclosure Letter		A-62

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Company Shareholders Lock-Up Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of PubCo Corporation Organizational Documents
Exhibit D	Form of Surviving Corporation Organizational Documents
Exhibit E	Form of SPAC Merger Certificate

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 12, 2024 (the “Signing Date”), by and among HUTURE Ltd., an exempted company incorporated in Cayman Islands (the “Company”), HUTURE Group Limited, an exempted company incorporated in Cayman Islands (the “PubCo”), Bestpath Merger Sub I Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub I”), Bestpath Merger Sub II Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub II” and, together with PubCo and Merger Sub II, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and Aquaron Acquisition Corp., a Delaware corporation (the “SPAC”).

W I T N E S E T H:

A. The Company is a newly formed entity and was formed for the purpose of participating in the transactions contemplated below; Huture Motors (Shanghai) Co., Ltd. (小氢汽车（上海）有限公司), a limited liability company incorporated in the PRC, is a wholly-owned subsidiary of the Company;

B. The Company, through its wholly owned and Controlled (as defined below) subsidiaries including Huture Motors (Shanghai) Co., Ltd. (小氢汽车（上海）有限公司), is principally engaged in the business of research and development, manufacturing and sales of hydrogen-powered vehicles and provision of complementary services (the “Business”);

C. SPAC is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities;

D. PubCo is a newly formed entity, wholly owned by the Company, and was formed for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Surviving Corporation (as defined below) and SPAC;

E. Merger Sub I is a newly incorporated Cayman Islands exempted company with limited liability, wholly owned by PubCo, and was formed for the purpose of effectuating the Initial Merger (as defined below);

F.   Merger Sub II is a newly incorporated Delaware corporation, wholly owned by PubCo, and was formed for the purpose of effectuating the SPAC Merger (as defined below);

G. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the Cayman Islands Companies Act (as revised) (the “Cayman Companies Act”), as applicable, (a) Merger Sub I will merge with and into the Company (the “Initial Merger”), the separate existence of Merger Sub I will cease and the Company will be the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of PubCo (the Company is hereinafter referred to for the periods from and after the Initial Merger Effective Time (as defined below) as the “Surviving Corporation”), and (b) following confirmation of the effective filing of the Initial Merger, Merger Sub II will merge with and into SPAC (the “SPAC Merger”, and together with the Initial Merger, the “Mergers”), the separate existence of Merger Sub II will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo;

H. Upon the Initial Merger Effective Time, the holders of Company Shares (as defined below) will receive ordinary shares of PubCo (“PubCo Ordinary Shares”) in accordance with this Agreement, the Plan of Initial Merger (as defined below), and the PubCo Organizational Documents, and upon the SPAC Merger Effective Time (as defined below), the holders of SPAC Common Stock will receive PubCo Ordinary Shares;

I. The board of directors of SPAC (the “SPAC Board”) has determined that this Agreement and the transactions contemplated by this Agreement are fair and advisable to, and in the best interests of SPAC and its stockholders and consequently it has approved the Mergers and adopted this Agreement and has determined to recommend that the stockholders of SPAC adopt, authorize and approve this Agreement and the Mergers contemplated by this Agreement;

J. Each of the board of directors of the Company, the board of directors of PubCo, the board of directors of Merger Sub I, the board of directors of Merger Sub II has determined that this Agreement and the transactions contemplated by this Agreement are fair and advisable to, and in the best interests of the Company, PubCo, Merger Sub I, Merger Sub II and their respective shareholders and consequently has approved the transactions contemplated by this Agreement and adopted this Agreement;

Annex A-1

K. On or prior to the date hereof, certain shareholders of the Company, representing at least fifty percent (50%) of the equity interests in the Company, have each entered into that certain voting and support agreement(the “Voting and Support Agreement”), pursuant to which each such holder agrees to, among other things, vote in favor of the transactions contemplated by this Agreement;

L. On or prior to the date hereof, the Sponsor has entered into and delivered a support agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among others, to vote in favor of this Agreement and the transactions contemplated hereunder at the SPAC Special Meeting in accordance with the Insider Letter; and

M. For U.S. federal income tax purposes, (a) it is intended that (i) for purposes of applying Section 351 of the Code to the Transactions, the existence of Merger Sub I and Merger Sub II will be disregarded as transitory entities formed to effect the acquisition by PubCo of all of the Company Shares, SPAC Common Stocks and SPAC Rights, (ii) taken together, the exchange of Company Shares for PubCo Ordinary Shares and the conversion of shares of Merger Sub I to Company Shares pursuant to the Initial Merger and the exchange of SPAC Common Stock and SPAC Rights for PubCo Ordinary Shares and the conversion of shares of Merger Sub II to SPAC Common Stocks and SPAC Rights pursuant to the SPAC Merger will qualify as a tax-deferred exchange under Section 351(a) of the Code ((i) and (ii), together, the “Section 351 Qualification”), (b) it is intended that the Initial Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, (c) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (d) the exchange of SPAC Common Stock and SPAC Rights for PubCo Ordinary Shares will not result in gain being recognized under Section 367(a)(1) of the Code by any U.S. stockholder of SPAC (other than any U.S. stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a), (b), (c) and (d), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Acquisition Entities” has the meaning set forth in the Preamble.

1.3 “Additional Agreements” means the Company Shareholders Lock-up Agreement, the Registration Rights Agreement, the Voting and Support Agreement, the Sponsor Support Agreement, and all other agreements, certificates and instruments executed and delivered by the Company, SPAC, PubCo, Merger Sub I or Merger Sub II in connection with the transactions contemplated by this Agreement and other Transaction Documents.

1.4 “Additional SPAC SEC Documents” has the meaning set forth in Section 4.12.

1.5 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.6 “Agreement” has the meaning set forth in the Preamble.

1.7 “Alternative Transaction” has the meaning set forth in Section 5.1(d).

1.8 “Alternative Proposal” has the meaning set forth in Section 5.1(d).

1.9 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

Annex A-2

1.10 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.11 “Business” has the meaning set forth in the Recitals.

1.12 “Business Combination” has the meaning set forth in Section 4.11.

1.13 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, the PRC, Hong Kong or the Cayman Islands are authorized or required to close for business.

1.14 “Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

1.15 “Closing” has the meaning set forth in Section 2.3(a).

1.16 “Closing Date” has the meaning set forth in Section 2.3(a).

1.17 “Code” means the Internal Revenue Code of 1986, as amended.

1.18 “Company” has the meaning set forth in the Preamble.

1.19 “Company Class A Ordinary Shares” means the Class A ordinary shares, par value US$0.01 per share, of the Company, each of which is entitled to one vote, as equitably adjusted for share split, share combination, recapitalization or similar events.

1.20 “Company Class B Ordinary Shares” means the Class B ordinary shares, par value US$0.01 per share, of the Company, each of which is entitled to ten votes, as equitably adjusted for share split, share combination, recapitalization or similar events.

1.21 “Company Equity Interests” means any issued and outstanding equity interest in the Company, including the Company Shares.

1.22 “Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by US$10.00 (ten dollars).

1.23 “Company Group” means the Company and its Subsidiaries, collectively.

1.24 “Company Group Consent” has the meaning set forth in Section 3.10.

1.25 “Company Organizational Documents” means the memorandum and articles of association of the Company.

1.26 “Company Resolution” means a special resolution approving this Agreement and the transactions contemplated hereby, including the amalgamation of the Company pursuant to the Cayman Companies Act and the Company’s Organizational Documents.

1.27 “Company Shareholders” means the holders of Company Shares.

1.28 “Company Shareholders Lock-up Agreement” means the agreement in substantially the form attached hereto as Exhibit A.

1.29 “Company Shares” means collectively, the Company Class A Ordinary Shares and Company Class B Ordinary Shares.

1.30 “Company Transaction Expenses” means any reasonable out-of-pocket fees and expenses payable by any member of the Company Group or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and execution of this Agreement, the Additional Agreements and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom

Annex A-3

equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any member of the Company Group at or after the Closing pursuant to any agreement to which any member of the Company Group is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to governmental Authorities in connection with the Transactions.

1.31 “Continental” has the meaning set forth in Section 4.7.

1.32 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any party hereto (with respect to the Company, including any of its Subsidiary) is a party or by which any of its respective assets are bound, including any entered into by any party hereto with respect to the Company, including any of its Subsidiary) in compliance with Section 5.1 after the Signing Date and prior to the Closing.

1.33 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.34 “Copyrights” has the meaning given to such term in the definition of “Intellectual Property Right”.

1.35 “COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

1.36 “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any governmental Authority or industry group in connection with or in response to COVID-19.

1.37 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

1.38 “DGCL” has the meaning set forth in the Recitals.

1.39 “Earn-out Event” means the Earn-out Event I or the Earn-out Event II.

1.40 “Earn-out Event I” means the date on which the Company reporting its consolidated revenue of no less than RMB60,000,000 for the fiscal year ended on December 31, 2024 as indicated in its audited consolidated financial statements for such fiscal year.

1.41 “Earn-out Event II” means the date on which the Company reporting its consolidated revenue of no less than RMB100,000,000 for the fiscal year ended on December 31, 2025 as indicated in its audited consolidated financial statements for such fiscal year.

1.42 “Earn-out Incentive Plan” has the meaning set forth in Section 2.6(b).

1.43 “Earn-out Shares” has the meaning set forth in Section 2.7.

1.44 “Environmental Laws” means all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.45 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.46 “Financial Statements” has the meaning set forth in Section 3.11(a).

1.47 “Fixed Incentive Plan” has the meaning set forth in Section 2.6(a).

Annex A-4

1.48 “Fully-Diluted Company Shares” shall mean, without duplication, the sum of (i) issued and outstanding Company Shares immediately prior to the Initial Merger Effective Time determined on an as-converted basis; plus (b) the number of Company Shares issuable upon the exercise conversion or other exchange of outstanding convertible notes, warrants, options or other rights to acquire Company Shares, as applicable, issued and outstanding immediately prior to the Initial Merger Effective Time.

1.49 “Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Corporate Existence and Power), Section 3.2 (Authority), Section 3.3 (Governmental Authorization), Section 3.4 (Non-Contravention), Section 3.5 (Capital Structure), Section 3.11 (Financial Statements).

1.50 “Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.51 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.52 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.53 “Insider Letter” means the letter dated October 3, 2022 to the SPAC from the Sponsor and other parties, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the SPAC with the SEC on October 7, 2022.

1.54 “Intellectual Property Right” means all intellectual property right, including any and all rights, title, and interest, in any jurisdiction throughout the world, in or to the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all published and unpublished applications for any of the foregoing (and any patents, utility models, and industrial design that issue as a result of those applications), together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals, substitutions, and reexaminations thereof, or any counterparts and foreign equivalents thereof (collectively “Patents”); (b) all registered and unregistered trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, taglines, corporate and business names, and all applications, registrations, and renewals in connection therewith, and other indicia of source, together with all goodwill symbolized or associated therewith (collectively, “Trademarks”); (c) Internet domain names, IP addresses, and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, registered and unregistered copyrights, all copyrights and rights in databases, mask works and design rights, and all applications, registrations, and renewals in connection therewith, and all moral rights associated with any of the foregoing (collectively “Copyrights”); (e) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, research, clinical and regulatory data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively “Trade Secrets”); (f) all rights in Software; (g) rights of publicity and privacy; and (h) rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

Annex A-5

1.55 “Intended Tax Treatment” has the meaning set forth in the Recitals.

1.56 “Inventory” has the meaning set forth in the UCC.

1.57 “Investment Management Trust Agreement” means the investment management trust agreement made as of October 3, 2022 by and between the SPAC and Continental, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the SPAC with the SEC on October 7, 2022.

1.58 “IPO” means the initial public offering of SPAC pursuant to the IPO Prospectus.

1.59 “IPO Prospectus” has the meaning set forth in Section 12.14.

1.60 “Key Personnel” has the meaning set forth under Section 3.23(a).

1.61 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.62 “Leases” means the leases set forth on Schedule 1.62 of the Company Disclosure Letter attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.63 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.64 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.65 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, which would prevent the Company from operating its Business in the same manner as on the date of this Agreement and on the Closing Date, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the SPAC; (vi) any matter of which SPAC is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

1.66 “Merger Consideration Shares” has the meaning set forth under Section 2.1(g)(ii).

1.67 “Mergers” has the meaning set forth in the Recitals.

1.68 “Merger Sub I” has the meaning set forth in the Preamble.

1.69 “Merger Sub II” has the meaning set forth in the Preamble.

1.70 “Merger Sub I Share” has the meaning set forth in Section 3.5(b)(i).

1.71 “Merger Sub II Share” has the meaning set forth in Section 3.5(b)(i).

1.72 “Nasdaq” means the Nasdaq Stock Market.

Annex A-6

1.73 “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association, notice of articles and articles or similar organizational documents, in each case, as amended.

1.74 “Patents” has the meaning given to such term in the definition of “Intellectual Property Right”.

1.75 “Payment Spreadsheet” has the meaning set forth under Section2.1(g).(i).

1.76 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the SPAC; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company Group so encumbered, either individually or in the aggregate, (C) that not resulting from a breach, default or violation by the Company Group of any Contract or Law, and (D) the Liens set forth on Schedule 1.64 of the Company Disclosure Letter; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP).

1.77 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.78 “Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

1.79 “PIPE Documents” means subscription agreements or securities purchase agreements to be entered among the SPAC, the Company or its Affiliates and certain investors in connection with the PIPE Investment, together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, and any related agreements.

1.80 “PIPE Investment” has the meaning set forth in Section 6.6.

1.81 “Plan of Initial Merger” means the plan of merger for the purpose of effecting the Initial Merger in form and substance acceptable to the Company and SPAC and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act.

1.82 “PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

1.83 “PRC Establishment Documents” means with respect to a company incorporated under the Laws of the PRC, collectively, its Organizational Documents, approval documents, certificates of approval and legal person business license.

1.84 “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.85 “Price per Company Share” means the quotient, expressed as a dollar number, obtained by dividing US$1,000,000,000 by the Fully-Diluted Company Shares.

1.86 “Privacy Laws” means all applicable United States state and federal Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data which are from time to time applicable to the Company Group, including the General Data Protection Regulation; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

1.87 “Proxy Statement” has the meaning set forth in Section 7.5(a).

Annex A-7

1.88 “PubCo” has the meaning set forth in the Preamble.

1.89 “PubCo Class A Ordinary Shares” means Class A ordinary shares of the PubCo with a par value of US$0.0001 per share to be authorized for issuance upon the adoption of the PubCo Organizational Documents at the Closing, each of which will be entitled to one vote.

1.90 “PubCo Class B Ordinary Shares” means Class B ordinary shares of the PubCo with a par value of US$0.0001 per share to be authorized for issuance upon the adoption of the PubCo Organizational Documents at the Closing, each of which will be entitled to ten votes.

1.91 “PubCo Incentive Plan” has the meaning set forth in Section 2.6.

1.92 “PubCo Ordinary Shares” means ordinary shares of the PubCo with a par value of US$0.0001 per share, including the PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares to be authorized for issuance upon the adoption of the PubCo Organizational Documents at the Closing.

1.93 “PubCo Organizational Documents” means the memorandum of association and articles of association of PubCo, substantially in the form attached hereto as Exhibit C to be adopted by PubCo prior to Closing.

1.94 “PubCo Securities” means the PubCo Ordinary Shares and PubCo UPO, collectively.

1.95 “PubCo UPO” means the option issued to Chardan Capital Markets, LLC and/or its designees upon conversion of the SPAC UPO, exercisable pursuant to the terms of the SPAC UPO Agreement.

1.96 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.97 “Registration Rights Agreement” means the agreement in the form attached as Exhibit B hereto.

1.98 “Required Company Shareholder Approval” means either (a) the approval of the Company Resolution by Company Shareholders at a meeting of the Company Shareholders to be convened for the purpose of considering such resolution; or (b) the approval of the Company Resolution by the written consent of all of the Company Shareholders.

1.99 “Required SPAC Stockholder Approval” has the meaning set forth in Section 8.1(d).

1.100 “RMB” means Renminbi, the lawful currency of the PRC.

1.101 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.102 “SEC” means the Securities and Exchange Commission.

1.103 “Section 351 Qualification” has the meaning set forth in the Recitals.

1.104 “Securities Act” means the Securities Act of 1933, as amended.

1.105 “Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company Group. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company Group.

1.106 “Signing Date” has the meaning set forth in the Preamble.

1.107 “Software” means all computer software, applications, and programs (and all versions, releases, fixes, patches, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

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1.108 “SPAC” has the meaning set forth in the Preamble.

1.109 “SPAC Common Stock” means the SPAC’s shares of common stock, par value US$0.0001 per share.

1.110 “SPAC Fee Cap” means US$2,900,000.

1.111 “SPAC Financial Statements” means, collectively, the financial statements and notes contained or incorporated by reference in the SPAC SEC Documents and the Additional SPAC SEC Documents.

1.112 “SPAC Governmental Approval” has the meaning set forth in Section 4.3.

1.113 “SPAC Initial Stockholders” means the stockholders of SPAC immediately prior to the IPO, including SPAC’s directors, officers and the Sponsor.

1.114 “SPAC Private Units” means the units, each consisting of one share of SPAC Common Stock and one SPAC Right that the SPAC Initial Stockholders purchased from the SPAC in a private placement.

1.115 “SPAC Public Units” means the units, each consisting of one share of SPAC Common Stock and one SPAC Right that were issued in the IPO.

1.116 “SPAC Registration Rights Agreement” has the meaning set forth in Section 7.6.

1.117 “SPAC Right” means the issued and outstanding rights of SPAC, each such right convertible into one-fifth (1/5) of a share of SPAC Common Stock at the closing of a Business Combination.

1.118 “SPAC Shares Redemption” has the meaning set forth in Section 5.4.

1.119 “SPAC SEC Documents” has the meaning set forth in Section 4.12(a).

1.120 “SPAC Securities” means the SPAC Common Stock, SPAC Units, SPAC Rights and SPAC Private Units, collectively.

1.121 “SPAC Special Meeting” has the meaning set forth in Section 7.5(a).

1.122 “SPAC Stockholder” means any holder of any shares of SPAC Common Stock.

1.123 “SPAC Stockholder Approval Matters” has the meaning set forth in Section 7.5(a).

1.124 “SPAC Transaction Expenses” means any reasonable out-of-pocket fees and expenses paid or payable by the SPAC or the Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and execution of this Agreement and the Additional Agreements and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (B) any and all filing fees to the governmental Authorities in connection with the Transactions.

1.125 “SPAC Units” means, collectively, the SPAC Private Units and the SPAC Public Units.

1.126 “SPAC UPO” means the option issued to Chardan Capital Markets, LLC and/or its designees, to purchase an aggregate of 97,509 SPAC Units at a price of US$11.50 per SPAC Unit.

1.127 “SPAC UPO Agreement” means that certain unit purchase option issued on October 14, 2022 by the SPAC of an aggregate of 97,509 units of Aquaron Acquisition Corp.

1.128 “Sponsor” means Aquaron Investment LLC, a Delaware limited liability company.

1.129 “Sponsor Support Agreement” has the meaning set forth in the Recitals.

1.130 “Stockholder Merger Consideration” means, with respect to each SPAC Stockholder or Company Shareholder, as applicable, subject to the terms and conditions of this Agreement, the sum of all PubCo Ordinary Shares receivable by such SPAC Stockholder pursuant to Section 2.2(f)(ii) or Company Shareholder pursuant to Section 2.1(g)(i) (and with respect to each such Company Shareholder, as allocated in accordance with the Payment Spreadsheet).

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1.131 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.132 “Surviving Corporation” has the meaning set forth in the Recitals.

1.133 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 3.14(a) of the Company Disclosure Letter.

1.134 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.135 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.136 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.137 “Trade Secrets” has the meaning given to such term in the definition of “Intellectual Property Right”.

1.138 “Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto and the Additional Agreements.

1.139 “Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the Additional Agreements.

1.140 “Trademarks” has the meaning given to such term in the definition of “Intellectual Property Right”.

1.141 “Transfer Taxes” means transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement that are payable by the SPAC or the Company Group.

1.142 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.143 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.144 “US$” means U.S. dollars, the legal currency of the United States.

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ARTICLE II
TRANSACTION; CLOSING

2.1 The Initial Merger.

(a) Initial Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Companies Act, at the Initial Merger Effective Time, Merger Sub I shall be merged with and into the Company, and the separate corporate existence of Merger Sub I shall cease, and the Company, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo.

(b) Effect of the Initial Merger. From and after the Initial Merger Effective Time, the effect of the Initial Merger shall be as provided in accordance with the applicable provisions of this Agreement, the Plan of Initial Merger and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub I and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub I and the Company set forth in this Agreement to be performed after the Initial Merger Effective Time.

(c) Execution and Filing of Initial Merger Filing Documents. At the Closing, and prior to the SPAC Merger, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided that this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub I and the Company shall cause the Plan of Initial Merger, together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”), to be executed and duly submitted for filing with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Companies Act. The Initial Merger shall become effective at such time as the Plan of Initial Merger is duly registered by the Cayman Islands Registrar, or at such later time as Merger Sub I and the Company mutually agree in writing with the written consent of SPAC (subject to the requirements of the Cayman Companies Act) and as set forth in the Plan of Initial Merger (such date and time as the Initial Merger becomes effective, the “Initial Merger Effective Time”).

(d) Organizational Documents of the Company. At and immediately following the Initial Merger Effective Time, the memorandum and articles of association of the Company and the Merger Sub I, as in effect immediately prior to the Initial Merger Effective Time, shall cease to be in effect; the memorandum and articles of association of the Surviving Corporation shall be substantially in the form attached hereto as Exhibit D (the “Surviving Corporation Organizational Documents”), until thereafter amended as provided therein and under the Cayman Companies Act.

(e) Directors and Officers of the Surviving Corporation. From and after the Initial Merger Effective Time, the officers and the board of directors of the Surviving Corporation shall be designated by the Company prior to the Initial Merger Effective Time.

(f) Effect of the Initial Merger on Merger Sub I Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any party hereto or the holders of shares of Merger Sub I, each share of Merger Sub I that is issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be converted into the equal number and class of shares of the Surviving Corporation, which shares shall, subject to Section 2.1(g) constitute the only outstanding shares in the share capital of the Surviving Corporation.

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(g) Effect of the Initial Merger on Company Shares.

(i) Company Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of Company Shares, (A) each Company Class A Ordinary Share that is issued and outstanding immediately prior to the Initial Merger Effective Time, other than (x) any Company Treasury Shares referred to in Section 2.1(g)(ii) and (y) any Company Dissenting Shares referred to in Section 2.1(g)(iii), shall automatically be cancelled and cease to exist in exchange for the right to receive such number of newly issued PubCo Class A Ordinary Shares at the Company Exchange Ratio; and (B) each Company Class B Ordinary Share that is issued and outstanding immediately prior to the Initial Merger Effective Time, other than (x) any Company Treasury Shares referred to in Section 2.1(g)(ii) and (y) any Company Dissenting Shares referred to in Section 2.1(g)(iii), shall automatically be cancelled and cease to exist in exchange for the right to receive such number of newly issued PubCo Class B Ordinary Shares at the Company Exchange Ratio, as such calculations are set forth in the Payment Spreadsheet as to each holder set forth therein (the “Merger Consideration Shares”), without interest, subject to rounding down to the nearest whole number. As of the Initial Merger Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 2.4(a)). As soon as reasonably practicable (but in any event no later than two (2) Business Days) prior to the Closing Date, the Company shall deliver to the SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth the corresponding number of Merger Consideration Shares payable to each Company Shareholder in accordance with the terms of this Agreement and the Company Organizational Documents. As promptly as practicable following the delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of the Merger Consideration Shares to the Company Shareholders pursuant to the finalized Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by parties hereof for purposes of issuing the corresponding number of Merger Consideration Shares to the Company Shareholders pursuant to this Article II, absent manifest error.

(ii) Company Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, at the Initial Merger Effective Time, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Initial Merger Effective Time (collectively, “Company Treasury Shares”), such Company Treasury Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(iii)  Company Dissenting Shares. Each of the Company Dissenting Shares issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled and cease to exist in accordance with Section 2.4(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.4(a).

(h) Cancellation of PubCo Ordinary Shares Owned by the Company. At the Initial Merger Effective Time, every issued and outstanding share(s) of PubCo owned by the Company, being the only issued and outstanding share(s) in PubCo immediately prior to the Initial Merger Effective Time, shall be canceled without any conversion thereof or payment therefore.

(i) No Liability. Notwithstanding anything to the contrary in this Section 2.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Surrender of Certificates. All securities issued upon the surrender of Company Shares in relation to the Initial Merger and in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Shares shall also apply to the Merger Consideration Shares so issued in exchange.
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(k) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Shares shall have been lost, stolen or destroyed, the PubCo shall cause to be issued in exchange for such lost stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that PubCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo with respect to the certificates alleged to have been lost, stolen or destroyed.

(l) Payment of Merger Consideration Shares.

(i) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, the PubCo shall issue to each Company Shareholder the corresponding number of Merger Consideration Shares in accordance with Section 2.1(g)(i).

(ii) No certificates or scrip representing fractional PubCo Ordinary Shares will be issued pursuant to the Initial Merger and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

(iii)  Each certificate issued pursuant to the Initial Merger to any holder of Company Shares immediately prior to the Initial Merger Effective Time shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of PubCo Ordinary Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

(m) Taking of Necessary Action; Further Action. If, at any time after the Initial Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub I and the Company, the officers and directors of the Merger Sub I and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.2 The SPAC Merger.

(a) SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, immediately following confirmation of the effective filing of the Initial Merger, and effective on such date and time as the SPAC Merger becomes effective (the “SPAC Merger Effective Time”), Merger Sub II shall be merged with and into SPAC, and the separate corporate existence of Merger Sub II shall cease, and SPAC, as the surviving corporation in the SPAC Merger (the “SPAC Merger Surviving Corporation”), shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo. The completion of the Initial Merger is a condition precedent for the completion of the SPAC Merger.

(b) Effect of the SPAC Merger. From and after the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in accordance with the applicable provisions of this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub II shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC, which shall include the assumption by SPAC of any and all agreements, covenants, duties and obligations of the Merger Sub II set forth in this Agreement to be performed after the SPAC Merger Effective Time.

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(c) Filing of Certificate of Merger. At the Closing, and immediately following confirmation of the effective filing of the Initial Merger (subject to the satisfaction or waiver of all of the conditions set forth in this Agreement as of the filing of the Initial Merger), and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub II and SPAC shall cause a certificate of merger in respect of the SPAC Merger, in the form attached hereto as Exhibit E, and such other documents as may be required in accordance with the applicable provisions of the DGCL or by any other applicable Law to make the SPAC Merger effective (collectively, the “SPAC Merger Certificate”), to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The SPAC Merger shall become effective upon the filing of the SPAC Merger Certificate, or at such later time as may be agreed by the SPAC and the Company in writing and specified in the SPAC Merger Certificate (the “Effective Time”).

(d) Directors and Officers of the SPAC. From and after the SPAC Merger Effective Time, the officers and the board of directors of the SPAC Merger Surviving Corporation shall be designated by the PubCo.

(e) Effect of the SPAC Merger on Merger Sub II Stock. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub II, each share of capital stock of Merger Sub II that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into one share of common stock of the SPAC Merger Surviving Corporation (and the shares of the SPAC Merger Surviving Corporation into which the shares of Merger Sub II’s capital stock are so converted shall be the only shares of the SPAC Merger Surviving Corporation’s capital stock that are issued and outstanding immediately after the SPAC Merger Effective Time).

(f) Effect of the SPAC Merger on SPAC Securities.

(i) SPAC Units. At the SPAC Merger Effective Time, each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Common Stock and one SPAC Right in accordance with the terms of the applicable SPAC Unit (“Unit Separation”), which underlying securities of SPAC shall be adjusted in accordance with the applicable terms of this Section 2.2(f)(ii) and Section 2.2(f)(iv), as applicable. Immediately following the Unit Separation, all SPAC Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued SPAC Units immediately prior to the Unit Separation shall cease to have any rights with respect to such SPAC Units, except as provided herein or by Law.

(ii) SPAC Common Stock. Immediately following the Unit Separation in accordance with Section 2.2(f)(i) above, by virtue of the SPAC Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of SPAC Common Stock, each share of SPAC Common Stock that is issued and outstanding immediately prior to the SPAC Merger Effective Time (including each share of SPAC Common Stock converted from SPAC Rights pursuant to Section 2.2(f)(iv)) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued, fully paid and non-assessable PubCo Class A Ordinary Share without interest. As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to such SPAC Common Stock.

(iii) SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any shares of SPAC Common Stock that are owned by SPAC as treasury shares or any shares of SPAC Common Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such shares of SPAC Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

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(iv) SPAC Rights. Immediately following the Unit Separation, by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC Right, every five (5) SPAC Rights that were issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted to one share of SPAC Common Stock. As of the SPAC Merger Effective Time, each SPAC Right holder shall cease to have any other rights in and to such SPAC Rights.

(v) SPAC UPO. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC UPO, the SPAC UPO that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for one (1) PubCo UPO. As of the SPAC Merger Effective Time, such SPAC UPO holder shall cease to have any other rights in and to such SPAC UPO. Such PubCo UPO shall have, and be subject to, the same terms and conditions set forth in the SPAC UPO Agreement. At or prior to the SPAC Merger Effective Time, PubCo shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as the PubCo UPO remain outstanding, a sufficient number of PubCo Class A Ordinary Shares for delivery upon the exercise of such PubCo UPO.

(g) Organizational Documents. At the SPAC Merger Effective Time, the Organizational Documents of the SPAC, as in effect immediately prior to the SPAC Merger Effective Time, shall cease and the Organizational Documents of Merger Sub II shall be the Organizational Documents of the SPAC and thereafter amended in accordance with their terms and as provided by Law.

(h) Transfers of Ownership. If any certificate for securities of PubCo to be issued is in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to PubCo or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of PubCo in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of PubCo or any agent designated by it that such Tax has been paid or is not payable.

(i) No Liability. Notwithstanding anything to the contrary in this Section 2.2, none of the SPAC, the PubCo or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Fractional Shares. No certificates or scrip representing fractional PubCo Class A Ordinary Share will be issued pursuant to the SPAC Merger and each holder of PubCo Securities who would otherwise be entitled to a fraction of a PubCo Class A Ordinary Share at any time PubCo Class A Ordinary Shares are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from PubCo, in lieu of such fractional share, one (1) PubCo Class A Ordinary Share.

(k) Surrender of Securities. All securities issued in exchange for SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the PubCo Class A Ordinary Shares so issued in exchange.

(l) Lost Stolen or Destroyed Certificates. In the event any certificates of SPAC Securities shall have been lost, stolen or destroyed, the PubCo shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities as may be required pursuant to this Section 2.2; provided, however, that the PubCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the PubCo with respect to the certificates alleged to have been lost, stolen or destroyed.

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(m) Taking of Necessary Action; Further Action. If, at any time after the SPAC Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the SPAC and the Merger Sub II, the officers and directors of the SPAC the and Merger Sub II are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.3 Closing.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Initial Merger and the SPAC Merger and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 12.8 on the date which is within three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) At the Closing or such later time as may be agreed by the Company and the SPAC in writing, the PubCo shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in a written certificate delivered by the Company (the “Company Transaction Expenses Certificate”), which shall be provided as soon as reasonably practicable but in any event no later than two (2) Business Days prior to the Closing Date. For the avoidance of doubt, nothing contained herein shall affect any invoices to the Company to be paid for any Company Transaction Expenses incurred in good faith after the delivery of the Company Transaction Expenses Certificate.

(c) At the Closing or such later time as may be agreed by the Company and the SPAC in writing, the PubCo shall pay or cause to be paid by wire transfer of immediately available funds accrued and unpaid SPAC Transaction Expenses in the amount not exceeding the SPAC Fee Cap and as set forth in a written certificate delivered by the SPAC (the “SPAC Transaction Expenses Certificate”), which shall (i) be provided as soon as reasonably practicable but in any event no later than two (2) Business Days prior to the Closing Date, and (ii) set forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Shares Redemption; (B) a written report setting forth a list of all of the SPAC Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date; and (C) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to SPAC to be repaid on the Closing Date. For the avoidance of doubt, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred in good faith after the delivery of the SPAC Transaction Expenses Certificate provided that the aggregate amount of the SPAC Transaction Expenses shall not exceed the SPAC Fee Cap.

2.4 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Company Shares that are issued and outstanding immediately prior to the Initial Merger Effective Time and that are held by Company Shareholders who have not voted in favor of the Initial Merger and who have given a notice of election to dissent pursuant to section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Company Dissenting Shares”) shall not be converted into, and any such holder of the Company Dissenting Shares (the “Company Dissenting Shareholder”) shall have no right to receive, any Stockholder Merger Consideration, and shall cease to have any of the rights as a shareholder of the Company (save for the right to be paid fair

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value for the Company Dissenting Shares in accordance with the Cayman Companies Act). Any Company Shareholder who prior to the Initial Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Dissenting Shares pursuant to section 238 of the Cayman Companies Act shall be treated in the same manner as a Company Shareholder who did not give a notice of election to dissent pursuant to section 238 of the Cayman Companies Act.

(b) Prior to the Initial Merger Effective Time, the Company shall give SPAC (i) prompt notice of any notices of election to dissent pursuant to section 238 of the Cayman Companies Act received by the Company and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to section 238 of the Cayman Companies Act. Subject to the requirements of the Cayman Companies Act, the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Company Dissenting Shares or offer to settle or settle any demand made pursuant to Section 238 of the Cayman Companies Act.

2.5 Directors and Officers of the PubCo.

(a) Unless otherwise agreed by the parties hereto in writing, immediately after the Closing, the PubCo’s board of directors shall consist of up to seven (7) directors, all of which shall be designated by the Company.

(b) The parties hereto shall take all necessary actions so that the officers of the Company at the Closing shall, from and after the Closing, be the officers of PubCo until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the PubCo Organizational Documents.

2.6 Equity Incentive Plan.

(a) Immediately after the Closing, the PubCo is entitled to set up an equity incentive pool, representing 15% of the share capital of the PubCo on a post-Closing fully diluted basis, for the purpose of administration of share incentive awards to be granted to eligible participants including directors, officers, employees and consultants of the Company Group under a share incentive plan to be adopted by resolution of the PubCo’s board of directors or any committee appointed for this purpose by the PubCo’s board of directors (the “Fixed Incentive Plan”).

(b) Upon the occurrence of each Earn-out Event, PubCo shall be entitled to issue an additional 5,000,000 PubCo Ordinary Shares (which number shall be appropriately adjusted in accordance with Section 2.8) to eligible participants including directors, officers and employees of the Company Group under a share incentive plan to be adopted by resolution of the PubCo’s board of directors or any committee appointed for this purpose by the PubCo’s board of directors (the “Earn-out Incentive Plan”, collectively with the Fixed Incentive Plan, the “PubCo Incentive Plan”).

2.7 Earn-out Payment. Following the Closing and in addition to the Merger Consideration Shares, PubCo shall issue an aggregate of up to 10,000,000 PubCo Ordinary Shares (which number shall be appropriately adjusted in accordance with Section 2.8, the “Earn-out Shares”) to the Company Shareholders who hold Company Shares as of immediately prior to the Initial Merger Effective Time on a pro rata basis and as follows:

(a) upon the occurrence of Earn-out Event I, a one-time issuance of 5,000,000 Earn-out Shares; and

(b) upon the occurrence of Earn-out Event II, a one-time issuance of 5,000,000 Earn-out Shares.

2.8 Adjustments. Without limiting the other provisions of this Agreement, if at any relevant time, any change in the outstanding securities of the Company, the SPAC Common Stock, or the PubCo Ordinary Shares shall occur (other than the issuance of additional shares of the Company, SPAC or PubCo as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar

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transaction, or any share dividend or distribution paid in shares, the Merger Consideration Shares, the PubCo Securities issued to the holders of SPAC Securities, and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit SPAC, PubCo or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the SPAC simultaneously with the execution of this Agreement, the Company hereby represents and warrants to the SPAC that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this Article III to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of Article III to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company Group on a consolidated basis. It is being acknowledged that the schedules to this Article III shall be collectively attached hereto as Schedule I.

3.1 Corporate Existence and Power. Each of the Company and the Acquisition Entities is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed. Each member of the Company Group, including the Acquisition Entities, has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to conduct its business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group, including the Acquisition Entities, is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 3.1 of the Company Disclosure Letter lists all jurisdictions in which any member of the Company Group, including the Acquisition Entities, is qualified to conduct the Business.

3.2 Authorization. The execution, delivery and performance by each of the Company and the Acquisition Entities of the Transaction Documents to which it is a party and the consummation by each member of the Company Group of the transactions contemplated hereby and thereby are within the corporate powers of such Company Group and have been duly authorized by all necessary action on the part of such Company Group, subject to obtaining the Required Company Shareholder Approval. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company and the Acquisition Entities enforceable against such Company and Acquisition Entities in accordance with their respective terms to which it is a party.

3.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company Group of the Transaction Documents to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for the approvals listed on Schedule 3.3 of the Company Disclosure Letter (each of the foregoing, a “Company Governmental Approval”).

3.4 Non-Contravention. Subject to obtaining the Company Governmental Approvals and the Required Company Shareholder Approval, none of the execution, delivery or performance by the Company Group of the Transaction Documents to which it is a party does or will (a) contravene or conflict with the organizational or constitutive documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or order binding upon or applicable to the Company Group, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of

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any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any Company Share, or any of the Company Group’s assets is or may be bound, or (c) result in the creation or imposition of any Lien on any Company Shares, (d) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, in the cases of (a) to (c), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

3.5 Capital Structure.

(a) Share Capital of the Company. The Company has 1,000,000 issued and outstanding Company Shares as of the date hereof and immediately prior to the Closing. As of the date of this Agreement, (i) no Company Shares are held as treasury shares, (ii) all of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (iii) all of the issued and outstanding Company Shares are owned legally and of record by the Persons as set forth on Schedule 3.5(a) of the Company Disclosure Letter. The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Shares owned by the PubCo. As of the date of this Agreement, no other class in the share capital of the Company is authorized or issued or outstanding.

(b) Capitalization of the Acquisition Entities.

(i) As of the date hereof, the authorized share capital of PubCo is US$50,000 divided into 500,000,000 PubCo Ordinary Shares, of which 100 PubCo Ordinary Share (the “PubCo Share”) is issued and outstanding as of the date of this Agreement. The authorized share capital of Merger Sub I is US$50,000 divided into 5,000,000 ordinary shares of US$0.01 par value each, of which 100 ordinary share (the “Merger Sub I Share”) is issued and outstanding as of the date of this Agreement. The authorized share capital of Merger Sub II consists of 10,000,000 shares of common stock, par value US$0.0001 per share, of which 100 share of common stock (the “Merger Sub II Share”) is issued and outstanding as of the date of this Agreement. The PubCo Share, the Merger Sub I Share and the Merger Sub II Share, and any PubCo Ordinary Shares and shares of Merger Sub I and Merger Sub II that will be issued pursuant to the Transactions, (A) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (B) were, or will be, issued, in compliance in all material respects with applicable Law and their respective Organizational Documents, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(ii)   Except as set forth in Section 3.5(c)(i), including any PubCo Ordinary Shares and shares of Merger Sub I and Merger Sub II that will be issued pursuant to the Transactions, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares of capital stock of any Acquisition Entity, or any other Contracts to which any Acquisition Entity is a party or by which any Acquisition Entity is bound obligating SPAC to issue or sell any shares of capital stock of, other equity securities in, or debt securities of any Acquisition Entity.

(iii) PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, Merger Sub I and Merger Sub II and, as of the Closing Date, SPAC and the Surviving Corporation. Neither Merger Sub I nor Merger Sub II owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(c) Other than those contemplated under this Agreement, there are no: (i) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share or equity securities of the Company, (ii) agreements with respect to any Company Shares, including any voting trust, other voting agreement or proxy with respect thereto; or (iii) disputes, controversies, demands or claims as to any Company Shares.

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3.6 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the SPAC, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Each member of the Company Group has not taken any action in violation or derogation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

3.7 Corporate Records. All proceedings of the Company’s board of directors occurring since January 9, 2024, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or share by the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of the Company Group since January 1, 2022, have been made available to the SPAC, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company Group.

3.8 Assumed Names. Schedule 3.8 of the Company Disclosure Letter is a complete and correct list of all assumed or “doing business as” names currently or, within two (2) years prior to the date of this Agreement used by the Company Group, including names on any websites. Since two (2) years prior to the date of this Agreement, none of the Company Group has used any name other than the names listed on Schedule 3.8 of the Company Disclosure Letter to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, to the extent as required by applicable laws.

3.9 Subsidiaries.

(a) Schedule 3.9(a) of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 3.9(a) of the Company Disclosure Letter, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company Group free and clear of all Liens (other than those, if any, imposed by such Organizational Documents of the Subsidiaries); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 3.9(a) of the Company Disclosure Letter, to the knowledge of the Company, no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, order or applicable Law; (vi) except for the equity interests of the Subsidiary listed on Schedule 3.9(a) of the Company Disclosure Letter, the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) except as set forth on Schedule 3.9(a) of the Company Disclosure Letter, none of the Company and its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 3.9(a) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Except as set forth under Schedule 3.9(b) of the Company Disclosure Letter, the registered capital of each Subsidiary incorporated in the PRC (each a “PRC Subsidiary”) has been fully paid up in accordance with the schedule of payment stipulated in its PRC Establishment Documents and in compliance with applicable PRC Laws. The PRC Establishment Documents of each PRC Subsidiary has been duly approved and filed in accordance with the Laws of the PRC and are valid and enforceable. To the knowledge of the

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Company, there are no disputes, controversies, demands or claims as to equity securities of each PRC Subsidiary. The business scope specified in the PRC Establishment Documents complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of each PRC Subsidiary in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

3.10 Consents. Expect as set forth in Schedule 3.10 of the Company Disclosure Letter, no Contracts binding upon the Company Group or by which any Company Shares, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person (other than the Company Group or its shareholders or stockholders) as a result of the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

3.11 Financial Statements.

(a) The Company has delivered to the SPAC audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2022 and 2023 (the “Balance Sheet Date”), consisting of the audited consolidated balance sheets as of such dates (the “Company Balance Sheet”), the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Company Balance Sheet, and for liabilities and obligations of a similar nature and/or in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, as of the date of this Agreement there are no material liabilities or debts of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Company Balance Sheet, are included therein or in the notes thereof.

(d) The Company Balance Sheet included in the Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company as of the respective dates thereof. Except as set forth on Schedule 3.11(d) of the Company Disclosure Letter, the Company does not have any material Indebtedness.

(e) All financial projections delivered by or on behalf of the Company to the SPAC with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and the Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have a Material Adverse Effect.

3.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the SPAC by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

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(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company Group and which is not located at the relevant office.

3.13 Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, except as set forth on Schedule 3.13 of the Company Disclosure Letter or contemplated under the Transaction Documents, or in connection with the transaction contemplated hereby and thereby, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, to the knowledge of the Company, except as set forth on Schedule 3.13 of the Company Disclosure Letter or contemplated under the Transaction Documents, or in connection with the transaction contemplated hereby and thereby, since the balance Sheet Date through the date of this Agreement, there has not been:

(a) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company Group, or (ii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares or shares of capital stock or other equity interests;

(b) any creation or other incurrence of any Lien other than Permitted Liens on the Company Equity Interest or any of the Company Group’s assets other than in the ordinary course of business consistent with past practice of the Company Group;

(c) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group which will cause a Material Adverse Effect;

(d) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(e) any sale, transfer, lease to others or otherwise disposition of any of its material assets by the Company Group except for inventory, licenses or services sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(f) (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company Group under any Material Contract, or any material license or material permit from any Authority held by the Company Group, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(g) other than in the ordinary course of business, any capital expenditure by the Company Group in excess in any fiscal month of US$100,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed US$1,000,000 in the aggregate by the Company Group;

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(h) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(i) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group, in excess of US$500,000, other than accounts payable and accrued liabilities in the ordinary course of business consistent with past business or any loan among Company Group, or any loan approved by the board of directors or shareholders or stockholders pursuant to its Organizational Documents;

(j) any material amendment to the Company Group’s Organizational Documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or the transactions contemplated hereunder; or

(k) any undertaking of any legally binding obligation to do any of the foregoing.

3.14 Properties; Title to the Company Group’s Assets.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 3.14(a) of the Company Disclosure Letter, the material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is in the control of the Company or its employees.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.14(b) of the Company Disclosure Letter, no such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

3.15 Litigation. Except as set forth on Schedule 3.15 of the Company Disclosure Letter, there is no Action (or any basis therefore) pending against, or to the knowledge of the Company threatened against or affecting, the Company Group, any of its officers or directors, the Business, or any Company Share, or any of the Company Group’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. Each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.16 Contracts.

(a) Schedule 3.16(a) of the Company Disclosure Letter lists all written material Contracts (collectively, the “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of US$1,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

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(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of US$500,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least US$500,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations, or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

(iv) all Contracts creating a material joint venture, material strategic alliance, material limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of US$100,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than Contracts (i) concerning uncustomized, commercially available Software (whether software, software-as-a-service services, platform-as-a-service services, and/or infrastructure-as-a-service services) licensed for less than US$200,000 in annual fees; (ii) that include a license in of any commercially available Intellectual Property Right pursuant to stock, boilerplate, or other generally non-negotiable terms, such as website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; (iii) whereby Intellectual Property Rights are implicitly licensed; (iv) pursuant to which any Company Group grants non-exclusive licenses that are immaterial to the business of such Company Group; or (v) whereby Intellectual Property Rights are non-exclusively implicitly licensed or non-exclusively licensed to service providers, subcontractors, or suppliers of the Company Group solely to the extent necessary for such Person to provide services thereto;

(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to material Intellectual Property Rights of the Company Group;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts with or pertaining to the Company Group to which any shareholder holding ten percent (10%) or more of the aggregate outstanding equity securities of any member of the Company Group is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of US$100,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding US$100,000;

(xiii) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xiv) any Contract that can be terminated, or the provisions of which are altered so that the purpose of the Contract cannot be achieved, as a result of the consummation of the transactions contemplated by the Transaction Documents to which the Company Group is a party;

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(xv) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xvi) any Contract that provides for a payment or benefit, accelerated vesting, upon the execution of this Agreement or any of the Additional Agreements to which the Company Group is a party or the Closing in connection with any of the transactions contemplated hereby or thereby; and

(xvii) any Contract that in the Company’s determination would be required to be filed with SEC as a “material contract” pursuant to Items 601(b)(10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 3.16(b) of the Company Disclosure Letter, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to SPAC or any of its Affiliates. The Company Group previously provided to the SPAC true and correct fully executed copies of each written Material Contract.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, none of the execution, delivery or performance by the Company Group of the Transaction Documents to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) Except would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

(e) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each of the transactions between the Company Group and any shareholder, stockholder, officer, employee or director of the Company Group or any Affiliate of any such Person (if any) entered into or occurring prior to the Closing (i) is arms-length transaction with fair market price and does not impair the interests of the Shareholders, or (ii) is transaction duly approved by the board of directors in accordance with the Organizational Documents of such Company Group (if applicable).

3.17 Licenses and Permits. Schedule 3.17 of the Company Disclosure Letter correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 3.17 of the Company Disclosure Letter, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has all Permits necessary to operate the Business.

3.18 Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 3.18 of the Company Disclosure Letter, the Company Group is not in violation of, has not violated, and to the Company Group’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court,

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arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months the Company Group has not received any subpoenas by any Authority. Except as set forth on Schedule 3.18 of the Company Disclosure Letter, no material permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 3.18.

3.19 Intellectual Property

(a) Schedule 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Intellectual Property Rights owned (or partially owned) by the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, including the title; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the issuance, registration or application numbers, dates and status; and (iv) licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b) The Company Group owns free and clear of all Liens, or has the valid right or license to use, all products, materials, scripts, pictures, software, tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, Internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its business as currently conducted or as proposed to be conducted together with all Intellectual Property Rights in or to all of the foregoing, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby.

(c) As of the date of this Agreement, to the knowledge of the Company, there is not and, within the six (6) years preceding the date of this Agreement, there have not been, any proceedings pending (or threatened, and, the Company Group has not received any written charge, complaint, claim, demand, or notice that has not been fully resolved with prejudice) alleging infringement, misappropriation or other violation (including any claim that the Company Group must license or refrain from using any material Intellectual Property Right of any Person) or challenging the ownership, registration, validity or enforceability of any Intellectual Property Right or any licensed technology.

(d) To the knowledge of the Company, the current use by the Company Group of the Intellectual Property Rights does not infringe, and will not infringe, the rights of any other Person in any material respect and does not violate, and will not violate, any applicable laws or regulations.

(e) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material Intellectual Property Right on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(f) To the knowledge of the Company, no current or former employee, agent, consultant or contractor who have contributed to or participated in the creation or development of any Intellectual Property Right on behalf of the Company Group or any predecessor in interest thereto either is subject to any arrangement which may cause any rights in or to such intellectual properties to be retained by such current or former employee, agent, consultant or contractor, or to be assigned, transferred, granted or licensed to, or otherwise vested in any other Person.

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(g) None of the execution, delivery or performance by the Company Group of the Transaction Documents to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(h) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all Trade Secrets and other items of Intellectual Property Right that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business.

(i) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by the Company Group in the development of any Intellectual Property Right owned by the Company Group nor does any such Person have any rights, title, or interest in or to any owned Intellectual Property Right. The Company Group is not a member of or a party to any patent pool, industry standards body, trade association, or other organization pursuant to which the Company Group is obligated to grant any license, rights, or immunity in or to any owned Intellectual Property to any Person.

(j) Each Intellectual Property Right owned or used by the Company Group immediately prior to the Closing will be owned or available for use by the Company immediately subsequent to the Closing on identical terms and conditions as owned or used by the Company Group immediately prior to the Closing.

3.20 Customers and Suppliers.

(a) A list of the top ten (10) largest customers (by revenue) of the Company Group for the fiscal year ended December 31, 2023 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to Company Group by each Material Customer during each such period, has been provided to the SPAC. Except as set forth in Schedule 3.20(a) of the Company Disclosure Schedule Letter, no such Material Customer has expressed to the Company Group in writing, and the Company Group has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with Company Group or of a material breach of the terms of any contract with such Material Customer. As of the Signing Date, no Material Customer has asserted or, to the Company Group’s knowledge, threatened to assert a force majeure event or anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

(b) Lists of the top ten (10) vendors to and/or suppliers of (by spend) the Company Group for the fiscal year ended December 31, 2023 (collectively, the “Material Suppliers”), and the aggregate amount of consideration paid to each Material Supplier by the Company Group during each such period, has been provided to the SPAC. Except as set forth in Schedule 3.20(b) of the Company Disclosure Letter, no Material Supplier is the sole source of the goods or services supplied by such Material Supplier.

3.21 Accounts Receivable and Payable; Loans.

(a) To the Company Group’s knowledge, all accounts receivables and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the Company Group’s knowledge, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice or approved by the board of directors or shareholders or stockholders pursuant to the Organizational Documents of the Company Group.

(b) To the Company Group’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company Group’s knowledge, except as set forth on Schedule 3.21(b) of the Company Disclosure Letter, all accounts, receivables or notes are good and collectible in the ordinary course of business or approved by the board of directors or shareholders or stockholders pursuant to the Organizational Documents of the Company Group.

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(c) The information set forth on Schedule 3.21(c) of the Company Disclosure Letter separately identifies any and all accounts receivables or notes of the Company Group which are owed by any other entities except for Affiliate of the Company Group as of the Balance Sheet Date and which are not reflected on the Financial Statements. Except as set forth on Schedule 3.21(c) of the Company Disclosure Letter, the Company Group is not indebted to any other entities except for Affiliate of the Company Group and no entities except for Affiliate of the Company Group are indebted to the Company Group.

3.22 Pre-payments. Except as set forth on Schedule 3.22 of the Company Disclosure Letter, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business or those reflected on the Financial Statements.

3.23 Employees.

(a) Schedule 3.23(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each employee designated by the Company Group as key personnel as of the date of this Agreement (the “Key Personnel”), setting forth the name, title for each such person.

(b) Except as set forth on Schedule 3.23(b) of the Company Disclosure Letter, the Company Group is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company Group with respect to the solicitation by the Company Group of employees of a third party, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

3.24 Employment Matters.

(a) Schedule 3.24(a) of the Company Disclosure Letter sets forth a true and complete list of (i) the form of employment agreement and if applicable, commission agreement, and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the SPAC true and complete copies of such forms of employment agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b) Except as disclosed on Schedule 3.24(b) of the Company Disclosure Letter:

(i) to the knowledge of the Company, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and

(ii) the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

3.25 Withholding. Except as disclosed on Schedule 3.25 of the Company Disclosure Letter, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social

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security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 3.25 of the Company Disclosure Letter, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by Contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.26 Real Property.

(a) Except as set forth on Schedule 3.26 of the Company Disclosure Letter, the Company Group does not own any Real Property. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has good, valid and subsisting title to its respective owned Real Property described on Schedule 3.26 of the Company Disclosure Letter, free and clear of all Liens (except for the Permitted Liens).

(b) With respect to each Lease: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used in all material respects, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, would cost the Company Group less than US$500,000 on an annual basis to repair or otherwise remediate for any single Real Property.

3.27 Accounts. Schedule 3.27 of the Company Disclosure Letter sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

3.28 Tax Matters.

(a) (i) The Company Group has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) there is no Action, to the knowledge of the Company, threatened, with respect to material Taxes of the Company Group or for which a Lien may be imposed upon any of the Company Group’s assets; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) the Company Group has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group;

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(vi) to the knowledge of the Company, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to PubCo pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (vii) none of the assets of the Company Group is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (viii) to the knowledge of the Company, there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (x) to the knowledge of the Company Group, no member of the Company Group is subject to income taxation outside of its jurisdiction of organization as a result of having a permanent establishment or other fixed place of business, and no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (xi) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xii) the Company Group is not, and has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiii) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company Group.

(b) The Company Group will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date; (ii) a disposition occurring on or before the Closing Date reported as an open transaction; (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received outside the ordinary course of business on or prior to the Closing Date; (iv) a change in method of accounting that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used prior to the Closing Date); or (v) an agreement entered into with any Taxing Authority on or prior to the Closing Date; or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). No member of the Company Group has made an election pursuant to Section 965(h) of the Code.

(c) The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Return.

(d) Other than actions specifically contemplated by this Agreement or the Transaction Documents, the Company Group has not taken any action nor is aware of any facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Neither PubCo nor member of the of Company Group has any plan or intent to cause or permit the Company or SPAC to be liquidated for U.S. federal tax purposes in connection with the Transactions. PubCo will not issue any capital stock in connection with the Transactions other than exchange for cash or property.

(e) The Company is classified as a corporation for U.S. federal tax purposes.

(f) Merger Sub I and Merger Sub II are special purpose entities formed for the purpose of participating in the Transactions. Neither Merger Sub I nor Merger Sub II have any assets or operations other than in connection with the consummation of the Transactions.

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3.29 Environmental Laws.

(a) The Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company Group has delivered to the SPAC all material records in its possession concerning the Hazardous Materials Activities of the Company Group (if any) and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group (if any).

(c) To the knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

3.30 Powers of Attorney and Suretyships. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

3.31 Directors and Officers. Schedule 3.31 of the Company Disclosure Letter sets forth a true, correct and complete list of all directors and officers of the Company.

3.32 Certain Business Practices. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

3.33 Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

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3.34 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

3.35 Privacy and Data Protection. The Company Group comply, and for the two (2) years prior to the Signing Date, have complied in all material respects with its internal policies and privacy statements, policies and procedures related to the processing of Personal Data, and applicable Privacy Laws. Since October 1, 2020, the Company Group has not received any written or, to the Company Group’s knowledge, unwritten claims, notices or complaints asserting non-compliance with applicable Privacy Laws or privacy statements, policies, procedures or Contracts regarding the Company Group’ information practices or the use, access, collection, retention, processing, disclosure, modification or destruction of any Personal Data, or alleging a violation of any individual’s privacy, publicity or confidentiality rights from any governmental Authority and there is no Action pending, or, to the Company Group’s Knowledge, threatened against the Company Group relating to any of the foregoing. The Company Group has taken reasonable actions (including implementing reasonable technical, physical or administrative safeguards) to protect all Personal Data used by the Company Group against any unauthorized use, access or disclosure.

3.36 No Alternative Transactions. Neither the Company Group or its respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) or agents, directly or indirectly, are engaged in negotiations or discussions with respect to any Alternative Transactions, and all negotiations and discussions involving the Company Group and relating to potential Alternative Transactions have been terminated.

3.37 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of the Company Group.

3.38 No Additional Representations or Warranties. Except as expressly provided in this Article III and as may be contained in the Additional Agreements, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to SPAC or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any other information provided to SPAC or their Affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company that, except as disclosed in the SPAC SEC Documents, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this Article IV to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of Article IV to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. It is being acknowledged that the schedules to this Article IV shall be collectively attached hereto as Schedule II:

4.1 Corporate Existence and Power. SPAC is a company duly incorporated, validly existing and in good standing under the DGCL. SPAC has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

4.2 Corporate Authorization. The execution, delivery and performance by the SPAC of the Transaction Documents (to which it is a party) and the consummation by the SPAC of the transactions contemplated hereby and thereby are within the corporate powers of the SPAC and have been duly authorized by all necessary corporate action on the part of SPAC to the extent required by its Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required SPAC Stockholder Approval and the authorization and approval of this Agreement. This Agreement has been duly executed and delivered by the SPAC and it constitutes, and upon execution and delivery, the Additional Agreements (to which it is a party to) will constitute, a valid and legally binding agreement of the SPAC, enforceable against them in accordance with their respective terms.

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4.3 Governmental Authorization. Neither the execution, delivery nor performance by the SPAC of the Transaction Documents requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority other than SEC and Nasdaq (each of the foregoing, a “SPAC Governmental Approval”).

4.4 Non-Contravention. Subject to obtaining the SPAC Governmental Approvals and the Required SPAC Stockholder Approval, none of the execution, delivery or performance by the SPAC of the Transaction Documents to which it is a party does or will (a) contravene or conflict with the organizational or constitutive documents of the SPAC or the IPO Prospectus, (b) contravene or conflict with or constitute a violation of any provision of any Law or order binding upon or applicable to the SPAC, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the SPAC or require any payment or reimbursement or by which any of the SPAC Securities, or any of the SPAC’s assets is or may be bound, or (c) result in the creation or imposition of any Lien on any of the Company Equity Interests, in the cases of (a) to (c), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

4.5 Capitalization. The SPAC is authorized to issue a maximum of 10,000,000 shares of common stock, par value of US$0.0001 per share, of which 2,428,412 shares of SPAC Common Stock are issued and outstanding as of the date hereof. 1,137,189 shares of SPAC Common Stock are reserved for issuance with respect to SPAC Rights. No other shares of capital stock or other voting securities of SPAC are issued, reserved for issuance or outstanding. All issued and outstanding shares of SPAC Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of DGCL, the SPAC’s Organizational Documents or any contract to which SPAC is a party or by which SPAC is bound. Except as set forth in the SPAC’s Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock or any capital equity of SPAC. There are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.6 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to SPAC’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by SPAC or that is included in the SPAC SEC Documents). No material information provided by SPAC to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to the SPAC public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

4.7 Trust Fund. As of the date of this Agreement, the SPAC has at least US$8,909,614.68 in the trust fund established by the SPAC for the benefit of its public stockholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase, N.A., maintained by Continental Stock Transfer & Trust Company, LLC (the “Continental”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the SPAC SEC Documents to be inaccurate in any material respect or, to the SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of the SPAC and the Investment Management Trust Agreement. The SPAC has performed all material obligations required to be performed by it to date under, and is not in

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material default or delinquent in performance or any other respect (claimed or actual) in connection with the Investment Management Trust Agreement, and, to the knowledge of the SPAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since inception, the SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Investment Management Trust Agreement). Upon the consummation of the transactions contemplated hereby, the SPAC shall have no further obligation under either the Investment Management Trust Agreement or the Organizational Documents of the SPAC to liquidate or distribute any assets held in the Trust Account, and the Investment Management Trust Agreement shall terminate in accordance with its terms.

4.8 Listing. As of the date hereof, the SPAC Common Stock, SPAC Units, and SPAC Rights are listed on the Nasdaq Capital Market, with trading symbols “AQU”, “AQUNU and “AQUNR,” respectively. The SPAC is in compliance with all applicable rules of Nasdaq in all material respects, and to the knowledge of the SPAC, there is no Action or proceeding pending or threatened against the SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister or terminate the listing of the SPAC’s securities on Nasdaq.

4.9 Reporting Company. The SPAC is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act.

4.10 No Market Manipulation. Neither the SPAC, the SPAC’s officers and directors, nor any of their respective Affiliates have taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the shares of SPAC Common Stock to facilitate the sale or resale of the shares of SPAC Common Stock or affect the price at which the shares of SPAC Common Stock may be issued or resold; provided, however, that this provision shall not prevent the SPAC from engaging in investor relations or public relations activities consistent with past practices.

4.11 Board Approval. The SPAC Board (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of the SPAC, and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in SPAC’s Organizational Documents (a “Business Combination”).

4.12 SPAC SEC Documents and Financial Statements.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by SPAC with the SEC since SPAC’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional SPAC SEC Documents”). SPAC has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) SPAC’s Annual Reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s Quarterly Reports on Form 10-Q for each fiscal quarter of SPAC beginning with the first quarter SPAC was required to file such a form, (iii) all proxy statements relating to SPAC’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 4.12) filed by SPAC with the SEC since SPAC’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “SPAC SEC Documents”). The SPAC SEC Documents were, and the Additional SPAC SEC Documents will be, prepared in all material respects in accordance with the requirements of

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the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Documents did not, and the Additional SPAC SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any SPAC SEC Document or Additional SPAC SEC Document has been or is revised or superseded by a later filed SPAC SEC Document or Additional SPAC SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The SPAC Financial Statements are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the SPAC as of the dates thereof and the results of operations of the SPAC for the periods reflected therein. The SPAC Financial Statements (i) were prepared from the Books and Records of the SPAC; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the SPAC’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the SPAC with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the SPAC Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the SPAC’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the SPAC or their respective Subsidiaries. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the SPAC Financial Statements.

4.13 Litigation. There is no Action (or any basis therefore) pending against SPAC, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the SPAC. SPAC is not, and has not previously been, subject to any legal proceeding with any Authority.

4.14 Compliance with Laws. SPAC is not in violation of, has not violated, not under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and SPAC has not previously received any subpoenas by any Authority.

4.15 Money Laundering Laws. The operations of the SPAC are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the SPAC with respect to the Money Laundering Laws is pending or, to the knowledge of the SPAC, threatened.

4.16 OFAC. Neither the SPAC, nor any director or officer of the SPAC (nor, to the knowledge of the SPAC, any agent, employee, affiliate or Person acting on behalf of the SPAC) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

4.17 Not an Investment Company. The SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

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4.18 Tax Matters.

(a) (i) SPAC has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, to the knowledge of the SPAC, threatened, with respect to material Taxes of the SPAC or for which a Lien may be imposed upon any of either of the SPAC’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the SPAC for which a Lien may be imposed on any of the SPAC’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) the SPAC has complied in all material respect with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the SPAC; (vii) to the knowledge of the SPAC, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to PubCo pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of the SPAC is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (iv) to the knowledge of SPAC, there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the SPAC; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the SPAC; (xi) to the knowledge of SPAC, SPAC is not subject to income taxation outside of its jurisdiction of organization as a result of having a permanent establishment or other fixed place of business, and no claim has been made by a Taxing Authority in a jurisdiction where the SPAC has not paid any tax or filed Tax Returns, asserting that the SPAC is or may be subject to Tax in such jurisdiction; (xii) there is no outstanding power of attorney from the SPAC authorizing anyone to act on behalf of such party in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (xiii) SPAC is not, or has not ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiv) SPAC is not currently or has not ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the SPAC.

(b) The SPAC will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date; (ii) a disposition occurring on or before the Closing Date reported as an open transaction; (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received outside the ordinary course of business on or prior to the Closing Date; (iv) a change in method of accounting that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used prior to the Closing Date); or (v) an agreement entered into with any Taxing Authority on or prior to the Closing Date; or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). SPAC has not made an election pursuant to Section 965(h) of the Code.

(c) The unpaid Taxes of the SPAC for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the SPAC in filing its Tax Return.

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(d) Other than actions specifically contemplated by this Agreement or the Transaction Documents, the SPAC has not taken any action nor is aware of any facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. The SPAC does not have any plan or intent to cause or permit the Company or SPAC to be liquidated for U.S. federal tax purposes in connection with the Transactions.

4.19 Contracts. Schedule 4.19 of the SPAC Disclosure Letter lists all material Contracts, oral or written to which the SPAC is a party other than those available in full without redaction on the SEC’s website through EDGAR.

4.20 No Alternative Transactions. Neither the SPAC or its respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) or agents, directly or indirectly, are engaged in negotiations or discussions with respect to any Alternative Transactions, and all negotiations and discussions involving the SPAC and relating to potential Alternative Transactions have been terminated.

4.21 Brokers and Finders. Except as set forth Schedule 4.21 of the SPAC Disclosure Letter or as otherwise disclosed in the SPAC SEC Documents, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of the SPAC or any of its Affiliates.

4.22 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, the SPAC, and any of its directors, managers, officers, employees, equity holders, partners, members or representatives, acknowledges and agrees that it has made its own investigation of the Company Group and that neither the Company nor any other member of the Company Group nor any of their of respective Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III or in the Additional Agreements, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company Group. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the disclosure schedules delivered by the Company to the SPAC or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its representatives) or reviewed by SPAC pursuant to an existing confidentiality agreement with the Company or its equity holders) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III or in the Additional Agreements. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company Group are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

4.23 Business Activities.

(a) Since formation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Organizational Documents or as otherwise contemplated by the Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or governmental order binding upon any of the SPAC or to which any of the SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any of the SPAC or any acquisition of property by any of the SPAC or the conduct of business by any of the SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to any of the SPAC.

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(b) Except for the transactions contemplated by the Transaction Documents, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by the Transaction Documents, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) As of the date hereof, except for the Transaction Documents and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), none of the SPAC is a party to any Contract with any other Person that would require payments by any of the SPAC or their respective Subsidiaries after the date hereof in excess of US$100,000 in the aggregate with respect to any individual Contract, other than the expenses incurred in connection with the transactions contemplated under this Agreement.

ARTICLE V
COVENANTS OF THE COMPANY GROUP AND THE SPAC PENDING CLOSING

Each of the Company and the SPAC covenants and agrees that:

5.1 Conduct of the Business

(a) From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, without the prior written consent of the other party, each party shall use commercially reasonable efforts, and shall cause its Subsidiaries and Controlled entities to use commercially reasonable efforts to, conduct their respective business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions, and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties, except, in each case, in connection with any action taken, or omitted to be taken, pursuant to (i) any applicable Laws, and (ii) the Transaction Documents and the other documents and transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other parties’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Company and the SPAC shall not, and the Company shall cause each of its Subsidiaries not to:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group or the SPAC, other than in ordinary course of business consistent with past practice (individually or in the aggregate), which involve payments in excess of US$500,000;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than US$500,000 out of ordinary course of business consistent with past practice (individually or in the aggregate);

(iv) make any capital expenditures in excess of US$500,000 (individually or in the aggregate, other than in the ordinary course of business);

(v) sell, lease, license or otherwise dispose of any of the Company Group’s or the SPAC’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding US$500,000, other than in the ordinary course of business consistent with past practice;

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(vi) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice or as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(vii) pay, declare or promise to pay any cash, dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay cash or any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate except as provided in existing employment agreements);

(viii) authorize any salary increase of more than 30% for any employee making an annual salary equal to or greater than US$200,000 or in excess of US$300,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company Group or the SPAC;

(ix) with respect to the Group Company only, obtain or incur any loan or other Indebtedness in excess of US$1,500,000, including drawings under the Company Group’s existing lines of credit; with respect to the SPAC only, obtain or incur any loan or other Indebtedness in excess of US$150,000, including drawings under the SPAC’s existing lines of credit;

(x) suffer or incur any Lien on the Company Group’s or the SPAC’s assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xi) suffer any damage, destruction or loss of property out of ordinary course of business related to any of the Company Group’s or the SPAC’s assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed US$500,000;

(xii) merge or consolidate with or acquire any other Person or be acquired by any other Person other than pursuant to the transactions contemplated by this Agreement;

(xiii) suffer any insurance policy protecting any of the Company Group’s or the SPAC’s assets with an aggregate coverage amount in excess of US$1,000,000 to lapse;

(xiv) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xv)   change the principal place of business or jurisdiction of organization other than pursuant to the transactions contemplated by this Agreement;

(xvi) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding US$100,000;

(xvii) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock, other than in connection with the SPAC Shares Redemption;

(xviii) make or change any material Tax election or change any annual Tax accounting periods;

(xix) take any action not contemplated by this Agreement or the Transaction Documents that would reasonably be expected to cause the transactions contemplated by this Agreement to fail to qualify for the Intended Tax Treatment; or

(xx) undertake any legally binding obligation to do any of the foregoing.

(b) The SPAC shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), the SPAC shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to the SPAC.

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(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

(d) From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XI and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor the SPAC, on the other hand, shall, and such Persons shall direct each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the SPAC (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of substantially all of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or substantially all of the outstanding share capital or capital stock or other equity interests of the Company Group or the SPAC in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the SPAC or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the SPAC shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Company Group or the SPAC (as applicable) has determined in good faith, after consultation with its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable Law, the other party may waive any such provision to the extent necessary to permit such Person to comply with applicable Laws, provided, however, that prior to taking such action or announcing the intention to do so, such Person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with this Section 5.1.

5.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the SPAC shall, and the Company shall cause its Subsidiaries to, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the SPAC as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the SPAC and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the SPAC. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client

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privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

5.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Equity Interest or share capital or capital stock of the SPAC or any of the Company Group’s or the SPAC’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by the Transaction Documents;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by the Transaction Documents;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

5.4 Trust Account. The Company acknowledges that the SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and be paid in sequence of (i) all amounts payable to SPAC stockholders holding SPAC Units or shares of SPAC Common Stock who shall have validly redeemed their SPAC Units or shares of SPAC Common Stock upon acceptance by the SPAC of the SPAC Units or shares of SPAC Common Stock (the “SPAC Shares Redemption”), (ii) the expenses of the SPAC to the third parties to which they are owed in the amount not exceeding the SPAC Fee Cap, (iii) the Deferred Underwriting Amount to the underwriter in the IPO, (iv) any amounts payable in accordance with any promissory notes issued prior to the Closing, and (v) the remaining monies in the Trust Account to the PubCo. Except as otherwise expressly provided in the Investment Management Trust Agreement, the SPAC shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

5.5 Directors’ and Officers’ Indemnification and Insurance

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the SPAC and the Company Group (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the SPAC or the Company Group, as the case may be, in effect on the date hereof and disclosed in the SPAC SEC Documents or the Company Disclosure Letter, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the SPAC Merger Effective Time, PubCo shall cause the Organizational Documents of PubCo and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the SPAC to the extent permitted by applicable Law. The provisions of this Section 5.5 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

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(b) The Company shall, or shall cause PubCo to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) until up to the sixth anniversary of the Closing Date, that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 5.6(b) an annual premium amount in excess of 200% of the amount per annum the SPAC paid in its last full fiscal year, which amount is set forth in Schedule 5.6(b) of the SPAC Disclosure Letter and Schedule 5.6(b) of the Company Disclosure Letter. The SPAC shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other SPAC to honor all obligations thereunder.

(c) On the Closing Date, the PubCo shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 5.6(c) of the SPAC Disclosure Letter, which indemnification agreements shall continue to be effective following the Closing.

ARTICLE VI
COVENANTS OF THE COMPANY GRPOUP

The Company agrees that:

6.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall, and shall cause its Subsidiaries to, duly and timely file all material Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all material Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and orders.

6.2 Reasonable Best Efforts to Obtain Consents. The Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to obtain each third party consent which are required in the ordinary course of business or required to complete the Transaction as promptly as practicable hereafter.

6.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within sixty (60) calendar days following the end of each three-month quarterly period, the Company shall deliver to the SPAC, for the first three quarters of the year, unaudited management accounts of the Company. The Company shall also promptly deliver to the SPAC copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

6.4 Trust Extension. The Company or its designated entity(ies) shall, until the Outside Closing Date and after reasonable discussion with the SPAC in good faith, be entitled (but not in any way obligated) to elect, at its sole discretion as to whether to, deposit into the trust account US$20,000 (the “Extension Amount”) on behalf of the Sponsor on or prior to the date of the applicable deadline. If so elected by the Company or its designated entity(ies), the Company or its designated entity(ies) will, in consideration, receive a non-interest bearing, unsecured promissory note issued by the SPAC for each Extension Amount it deposit into the trust account (the “Extension Funding Note”), which shall contain the following terms and conditions: (i) if the Closing does occur, the Extension Funding Note shall be repaid to the Company or its designated entity(ies) in cash or in the form of additional PubCo Ordinary Shares, as selected by the Company; (ii) if the Closing does not occur, such Extension Funding Note shall be repaid to the Company or its designated entity(ies) in the form of SPAC Units at a price of US$10 per unit.

6.5 Lock-Up Agreement.

(a) On or prior to the Closing, the Company shall cause certain shareholders of the Company to each enter into an agreement with the SPAC to be effective as of the Closing, pursuant to which at least ninety-five percent (95%) of the Merger Consideration Shares shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Company Shareholders Lock-up Agreement in substantially the form attached hereto as Exhibit A.

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6.6 PIPE Transaction.

(a) From the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to deliver to the SPAC true, correct and complete copies of each fully executed PIPE Documents, in each case on terms reasonably acceptable to the Company and the SPAC (the “PIPE Investment”).

(b) Unless otherwise consented in writing by SPAC (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the PIPE Documents in any material respect. The Company shall use its commercially reasonable efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Documents, request to be taken by such counterparties, all actions and use its commercially reasonable efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Documents s on the terms and conditions described therein, including maintaining in effect the PIPE Documents.

ARTICLE VII
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

7.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

7.2 Tax Matters.

(a) Transfer Taxes shall be borne by the PubCo. The party required by Law to file any Tax Returns with respect to Transfer Taxes shall, at the PubCo’s expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the other parties will cooperate and join in the execution of any such Tax Returns. The parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(b) The PubCo shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the PubCo or the Company Group required to be filed after the Closing Date. Any such Tax Returns that include a period on or before the Closing Date shall be true, correct and complete in all material respects, and shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, except as otherwise required by law.

(c) The PubCo shall retain (or cause the Company Group to retain) all Books and Records with respect to Tax matters of the Company Group for Pre-Closing Periods and for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company Group with any Taxing Authority.

(d) U.S. Federal Tax Characterization. For U.S. Federal income tax purposes, the parties to this Agreement intend that (i) for purposes of applying Section 351 of the Code to the Transactions, the existence of Merger Sub I and Merger Sub II will be disregarded as transitory entities formed to effect the acquisition by PubCo of all of the Company Shares, SPAC Common Stocks and SPAC Rights, (ii) taken together, the exchange of Company Shares for PubCo Ordinary Shares and the conversion of shares of Merger Sub I to Company Shares

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pursuant to the Initial Merger and the exchange of SPAC Common Stock and SPAC Rights for PubCo Ordinary Shares and the conversion of shares of Merger Sub II to SPAC Common Stocks and SPAC Rights pursuant to the SPAC Merger will qualify as a tax-deferred exchange under Section 351(a) of the Code, (iii) the Initial Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, and (iii) the SPAC Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any U.S. stockholder of SPAC (other than any U.S. stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)). This Agreement hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. The parties to this Agreement (i) agree to file and retain such information as shall be required under Sections 1.351-3 and 1.368-3 of the United States Treasury Regulations, (ii) shall cause to be timely filed with the SPAC’s U.S. federal income Tax Return for the taxable year that includes the SPAC Merger Effective Time a statement described in Treasury Regulations Section 1.367(a)-3(c)(6), and (iii) agree to file all Tax and other informational returns on a basis consistent with the intended characterization in this Section 2.9, unless required to do otherwise pursuant to a “determination” as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Initial Merger and SPAC Merger as a tax-deferred exchange under Section 351(a) of the Code, as to the qualification of the Initial Merger as a “reorganization” under Section 368(a)(1) of the Code, or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Initial Merger and SPAC Merger are determined not to qualify as a tax-deferred exchange under Section 351(a) or the Initial Merger is determined not to qualify as a reorganization under Section 368 of the Code.

(e) The members of the Company Group shall, upon reasonable request, use reasonable best efforts to provide the SPAC and its attorneys, accountants and other tax advisors with any Company Group information reasonably necessary to permit the SPAC and its attorneys, accountants and other tax advisors to analyze the U.S. federal income tax consequences of the Transactions, including the application of Section 367 of the Code and/or Section 7874 of the Code to the Transactions, provided, such information shall not include any identifying information that the Company Group deems to be confidential.

7.3 Settlement of the SPAC’s Liabilities. Concurrently with the Closing, all outstanding liabilities of the SPAC shall be settled and paid in full, including reimbursement of reasonable and documented out-of-pocket expenses incurred by the SPAC or SPAC’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a Business Combination.

7.4 Compliance with SPAC Agreements. The PubCo and SPAC shall comply with each of the applicable agreements entered into in connection with the IPO.

7.5 Registration Statement.

(a) As promptly as practicable after the date hereof, (1) the SPAC shall prepare, with the assistance, cooperation and commercially reasonable efforts of the Company Group, and cause to be furnished to the SEC a proxy statement of the SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the SPAC stockholders for the matters to be acted upon at the SPAC Special Meeting and providing the public stockholders of the SPAC an opportunity in accordance with the SPAC’s Organizational Documents and the IPO Prospectus to have their shares of the SPAC Common Stock redeemed in conjunction with the stockholders vote on the SPAC Stockholder Approval Matters (as defined below); and (2) subject to Section 7.5(a)(1), the Company Group shall prepare, with the assistance, cooperation and commercially reasonable efforts of the SPAC, and cause to be filed with the

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SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and the Proxy Statement prepared by the SPAC, the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo Ordinary Shares pursuant to this Agreement. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the SPAC stockholders to vote, at a special meeting of the SPAC stockholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of resolutions approving (i) the adoption and approval of the Transaction Documents and the transactions contemplated hereby or thereby, including the Initial Merger and SPAC Merger, by the holders of shares of SPAC Common Stock in accordance with the SPAC’s Organizational Documents, the DGCL, Cayman Companies Act, and the rules and regulations of the SEC and Nasdaq, (ii) adoption and approval of PubCo Incentive Plan by the SPAC, (iii) the issuance of PubCo Ordinary Shares to be issued in connection with the Mergers, (iv) such other matters as the Company Group and the SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Initial Merger, the SPAC Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “SPAC Stockholder Approval Matters”), and (v) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of the SPAC. If on the date for which the SPAC Special Meeting is scheduled, the SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Stockholder Approval, whether or not a quorum is present, the SPAC may make one or more successive postponements or adjournments of the SPAC Special Meeting; provided that, without the consent of the Company, in no event shall the SPAC adjourn the SPAC Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Outside Closing Date. In connection with the Registration Statement, the SPAC and the Company Group will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SPAC’s Organizational Documents, DGCL, Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. The SPAC shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the SPAC with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The SPAC shall provide such information concerning the SPAC and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the SPAC shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The SPAC will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby.

(b) Each party shall, and shall cause each of its Subsidiaries and Controlled entities to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, SPAC and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or

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misleading in any material respect or as otherwise required by applicable Laws. SPAC shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the SPAC shall cause the Proxy Statement to be disseminated to SPAC’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents.

(c) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, SPAC shall distribute the Proxy Statement to SPAC’s stockholders, and, pursuant thereto, shall call the SPAC Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(d) In the event the SEC requires a tax opinion regarding the Section 351 Qualification as it relates to the holders of SPAC Common Stock or SPAC Rights, the SPAC shall use its reasonable best efforts to cause Wilson Sonsini Goodrich & Rosati, Professional Corporation to furnish such opinion, subject to customary assumptions and limitations. Each party shall use reasonable best efforts to execute and deliver customary factual representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

7.6 Registration Rights Agreements. On or prior to the Closing Date, the PubCo shall enter into the Registration Rights Agreement with the Shareholders listed on the signature page thereto, pursuant to which such Shareholders will be granted certain registration rights relating to the PubCo Ordinary Shares to be received by them in accordance with the terms of this Agreement. SPAC shall use reasonable best efforts to terminate that certain registration rights agreement, dated as of October 3, 2022, by and among SPAC and the SPAC Initial Stockholders who are parties thereto (the “SPAC Registration Rights Agreement”), prior to the Closing Date, and shall offer such SPAC Initial Stockholders the opportunity to enter into the Registration Rights Agreement in connection with the consummation of the transactions contemplated hereby with respect to the securities registrable pursuant to SPAC Registration Rights Agreement.

7.7 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the SPAC, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

7.8 PIPE Investment. Each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the PIPE Investment on the terms set forth in the PIPE Documents, including using the its commercially reasonable efforts to (i) maintain in full force and effect the PIPE Documents in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Investment set forth in the PIPE Documents that are applicable to such party or any of its Subsidiaries and within the control of such party or any of its Subsidiaries, and to consummate the PIPE Investment at or prior to the Closing, including using its commercially reasonable efforts to cause the investor parties thereto to fund the PIPE Investment at the Closing, (iii) comply on a timely basis with its obligations under the PIPE Documents and (iv) enforce its rights under the PIPE Documents, including by filing one or more lawsuits against the investor parties thereto to fully enforce the investors’ obligations thereunder or assigning the rights of such party to bring such lawsuits to other parties so as to enable other parties to file such lawsuits against the investors. Each party shall give other parties prompt written notice upon becoming

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aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the PIPE Documents, (B) any actual or potential failure to carry out any of the terms of any of the PIPE Documents, (C) any actual or threatened termination or repudiation of any of the PIPE Documents by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the PIPE Documents or (E) the occurrence of an event or development that such party reasonably expects to have a material and adverse impact on the PIPE Investment. Without the prior written consent of other parties, each party shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any of the PIPE Documents (including, without limitation, any amendment, modification or waiver that (v) adversely affects the availability of all or any portion of the PIPE Investment, (w) adversely affects the termination provisions of, or would result in the termination of, any of the PIPE Documents, (x) reduces the aggregate amount of the PIPE Investment, (y) imposes additional conditions precedent to the availability of the PIPE Investment or amends or modifies any of the existing conditions to the funding of the PIPE Investment or (z) adversely impacts the ability of the Company or the SPAC to enforce its rights against the investors under any of the PIPE Documents), or release or consent to the termination of the obligations of the investors under any of the PIPE Documents.

7.9 Regulatory Filing. Each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete all applicable filings with respect to the transactions contemplated by this Agreement, pursuant to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies released by the China Securities Regulatory Commission, which came into effect on March 31, 2023.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1 Conditions to the Obligations of Each Party. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no order shall be in force that prohibits or prevents the consummation of the Closing.

(b) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(c) Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect; provided, that no less than 95% of the Merger Consideration Shares shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Company Shareholders’ Lock-up Agreement in substantially the form attached hereto as Exhibit A.

(d) The SPAC Stockholder Approval Matters that are submitted to the vote of the stockholders of SPAC at the SPAC Special Meeting in accordance with the Proxy Statement and SPAC’s Organizational Documents shall have been approved by the requisite vote of the stockholders of SPAC at the SPAC Special Meeting in accordance with SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Stockholder Approval”).

(e) The Required Company Shareholder Approval shall have been obtained in accordance with the Company’s Organizational Documents and applicable Law.

8.2 Additional Conditions to Obligations of the SPAC. The obligation of the SPAC to consummate the Closing is subject to the satisfaction, or the waiver at the SPAC’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) The Fundamental Representations set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except the Fundamental Representations made as of an earlier date or time, which need be true and

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correct only as of such earlier date or time. The representations of the Company set forth in this Agreement other than the Fundamental Representations shall be true and correct as of the date hereof and as the Closing Date except (i) for representations and warranties that speak as of a specific date or time, which need be true and correct only as of such date or time and (ii) for breaches of the representations and warranties of the Company set forth in ARTICLE III (other than the Fundamental Representations) that, in the aggregate, would not have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) All Company Group Consents as set forth on Schedule 3.10 of the Company Disclosure Letter, as amended, shall have been obtained, and no such consent shall have been revoked, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(e) The SPAC shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (d) of this Section 8.2.

(f) The SPAC shall have received (i) a filed copy of the amended and restated memorandum and articles of association of the Surviving Corporation in the form annexed to the Plan of Initial Merger as in effect as of the Closing Date, (ii) the copies of resolutions duly adopted by the board of directors of the Company authorizing this Agreement and the transactions contemplated hereby and evidencing the Required Company Shareholder Approval, and (iii) a recent certificate of good standing as of a date no earlier than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is incorporated.

(g) The Company Group shall have delivered to the SPAC copies of all Company Governmental Approvals, in form and substance reasonably satisfactory to the SPAC, and no such Company Governmental Approval shall have been revoked.

(h) The SPAC shall have received duly executed opinions from the Company’s PRC counsel, in form as agreed upon by the Company and the SPAC, and dated as of the Closing Date.

(i) The SPAC shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.2 that have not been fully satisfied as of the Closing will be deemed to have been waived by the SPAC.

8.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The SPAC shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the SPAC contained in Article IV of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

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(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the SPAC, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of SPAC to the effect set forth in clauses (a) through (c) of this Section 8.3.

(e) From the date hereof until the Closing, the SPAC shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the SPAC.

(f) The SPAC shall have executed and delivered to the Company each Additional Agreement to which the SPAC is a party.

(g) The SPAC Shares Redemptions shall have been completed in accordance with the terms hereof and the Proxy Statement.

(h) The directors designated by the Company shall have been appointed to the board of directors of the SPAC, effective as of the Closing.

(i) SPAC shall remain listed on Nasdaq and the additional listing application for the Merger Consideration Shares shall have been approved by Nasdaq. As of the Closing Date, SPAC shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(j) (i) The SPAC shall have no outstanding Indebtedness as of the Closing Date, except to the extent reflected in the SPAC Transaction Expenses Certificate and the promissory notes as disclosed in the filings with SEC; and (ii) the SPAC Transaction Expenses shall not exceed the SPAC Fee Cap.

If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Company Group.

ARTICLE IX
NO SURVIVAL

9.1 No Survival. Representations and warranties of the Company and the SPAC contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the SPAC pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the SPAC and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the SPAC or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the SPAC in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE X
DISPUTE RESOLUTION

10.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

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(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in Delaware in accordance with and under the then-current provisions of the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 10.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

10.2 Waiver of Jury Trial; Exemplary Damages.

(a)THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.

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(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XI
TERMINATION

11.1 Termination Without Default. In the event that the Closing of the transactions contemplated hereunder has not occurred by October 6, 2025 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 11.2 hereof), the SPAC or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by SPAC or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.

11.2 Termination Upon Default.

(a) The SPAC may terminate this Agreement by giving notice to the Company Group on or prior to the Closing Date, without prejudice to any rights or obligations the SPAC may have (i) if the Company Group shall have materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by the Company Group of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to the SPAC, without prejudice to any rights or obligations the Company Group may have, if the SPAC shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by the SPAC of a notice describing in reasonable detail the nature of such breach.

(c) Notwithstanding the foregoing, the right to terminate this Agreement under this Section 11.2 shall not be available to any Party if such Party is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement.

11.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Sections 11.1 and 11.2, this Agreement shall forthwith become void and have no effect without any liability, on the part of any party hereto or its respective Affiliates, officers, directors, shareholders, stockholders, or other Representatives; provided, that this Section 11.3 shall not apply to any liability of the Company or the SPAC, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination.

11.4 Survival. The provisions of Article X through Article XII shall survive any termination of this Agreement.

ARTICLE XII
MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed

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to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company or any Acquisition Entity, to:

Huture Motors (Shanghai) Co., Ltd.
Building 4, No. 1, Lane 10800, Songze Avenue
Qingpu District, Shanghai, PRC
Attn: Lily Zhang
Email: lily.zhang@huture-motors.com

with a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP
Suite 1115, Bund Center
222 Yan An Road East
Shanghai 200002, PRC
Attn: Jia Yan, Esq.
Email: jia.yan@pillsburylaw.com

if to SPAC:

Aquaron Acquisition Corp.
c/o Aquaron Investments LLC
515 Madison Ave., 8th Floor
New York, NY 10022
Attn: Yi Zhou, Chief Executive Officer
Email: yizhou@aquaroncorp.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati Professional Corporation
1301 Avenue of the Americas, 40th Floor
New York, NY 10019-6022
Attn: Sally Yin, Esq.
Email: syin@wsgr.com

12.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the parties hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

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(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4 Publicity. Except as required by law and except with respect to the SPAC SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

12.5 Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with this the Transaction Documents and the transactions contemplated hereby and thereby, including the deferred underwriting fee of the underwriter of the IPO, and the fees and disbursements of counsel, financial advisors and accountants, shall be borne solely and entirely by the party incurring such fees or expenses; provided, that if the Closing shall occur, PubCo and the Company shall pay or cause to be paid, all fees and expenses incurred by either party that remain unpaid prior to the Closing (i) first from the funds remaining in the Trust Account following the satisfaction of the SPAC Shares Redemption, and (ii) if the cash sources contemplated by the preceding subclause (i) are insufficient to satisfy such fees and expenses, from either its immediately available funds or proceeds from the PIPE Transaction, provided further that in the event that Closing is effected, the PubCo and the Company shall only be obligated to pay or cause to be paid, fees and expenses incurred by the SPAC or the Sponsor in an amount not exceeding the SPAC Fee Cap.

12.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

12.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

12.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

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12.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

12.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.14 Waiver. Reference is made to the final IPO prospectus of the SPAC, dated October 3, 2022 (the “IPO Prospectus”). The Company Group understand that the SPAC has established the Trust Account for the benefit of the public stockholders of the SPAC and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the SPAC may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the SPAC agreeing to enter into this Agreement, the Company Group each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC.

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12.15 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding anything to the contrary herein, to the fullest extent permitted by law, each of the parties agrees that, (a) without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity, and (b) in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SPAC:
AQUARON ACQUISITION CORP.
By:	/s/ Yi Zhou
Name:	Yi Zhou
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:
HUTURE LTD.
By:	/s/ Weishan Chen
Name:	Weishan Chen
Title:	Director

Signature Page to Agreement and Plan of Merger

Annex A-57

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PubCo:
HUTURE GROUP LIMITED
By:	/s/ Li Zhang
Name:	Li Zhang
Title:	Director

Signature Page to Agreement and Plan of Merger

Annex A-58

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Merger Sub I:
BESTPATH MERGER SUB I LIMITED
By:	/s/ Li Zhang
Name:	Li Zhang
Title:	Director

Signature Page to Agreement and Plan of Merger

Annex A-59

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Merger Sub II:
BESTPATH MERGER SUB II INC.
By:	/s/ Li Zhang
Name:	Li Zhang
Title:	Director

Signature Page to Agreement and Plan of Merger

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SCHEDULE I
Company Disclosure Letter

Schedules to the Agreement and Plan of Merger

Annex A-61

SCHEDULE II
SPAC Disclosure Letter

Schedules to the Agreement and Plan of Merger

Annex A-62

Annex B

[To come]

Annex B-1

Annex C

THE COMPANIES ACT (REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

HUTURE Group Limited

(adopted by a Special Resolution passed on [            ] and
effective on [            ])

1.           The name of the Company is HUTURE Group Limited.

2.           The registered office of the Company shall be at the offices of [•] or at such other place within the Cayman Islands as the Directors may from time to time decide.

3.           The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.           The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5.           The authorized share capital of the Company is [US$50,000] divided into [•] Class A ordinary shares of a nominal or par value of [US$0.0001] each and [•] Class B ordinary shares of a nominal or par value of [US$0.0001] each. The Company has the power to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act (Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6.           The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.           Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

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THE COMPANIES ACT (REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

HUTURE Group Limited

(adopted by a Special Resolution passed on [            ] and
effective on [            ])

INTERPRETATION

1.           In these Articles, Table A in the Schedule in the Companies Act does not apply and unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

“Articles”	these Articles of Association of the Company as altered or substituted, from time to time;
“Board” or “Board of Directors”	the board of Directors for the time being of the Company;
“Business Day”

a day (excluding Saturdays or Sundays), on which banks in Cayman Islands, the Mainland of China, the Hong Kong Special Administrative Region and New York are open for general banking business throughout their normal business hours;

“Chairman”	the Chairman appointed pursuant to Article 88;
“Class A Shares”	Class A ordinary shares of a par value of [US$0.0001] each in the capital of the Company, and having the rights provided for in these Articles;
“Class B Shares”	Class B ordinary shares of a par value of [US$0.0001] each in the capital of the Company, and having the rights provided for in these Articles;
“Commission”	Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;
“Companies Act”

the Companies Act (Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Companies Act is referred to, the reference is to that provision as amended by any law for the time being in force;

“Company”	HUTURE Group Limited, a Cayman Islands company limited by shares;
“Company’s Website”	the website of the Company, the address or domain name of which has been notified to Members;
“Designated Stock Exchange”	the Nasdaq Stock Market or any other internationally recognized stock exchange where the Company’s securities are traded;
“Directors”	the directors of the Company for the time being, or as the case may be, the Directors assembled as a Board or as a committee thereof;
“electronic”	the meaning given to it in the Electronic Transactions Act and any statutory amendment or re-enactment thereof;

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“electronic communication”

electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“Electronic Record”	has the same meaning as in the Electronic Transactions Act and any statutory amendment or re-enactment thereof;
“Electronic Transactions Act”

the Electronic Transactions Act (Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Electronic Transactions Act is referred to, the reference is to that provision as amended by any law for the time being in force;

“Founder”	Mr. Weishan Chen;
“Founder Affiliate”	any entity that is ultimately controlled by the Founder;
“in writing”

includes writing, printing, lithograph, photograph, type-writing and every other mode of representing words or figures in a legible and non-transitory form and, only where used in connection with a notice served by the Company on Members or other persons entitled to receive notices hereunder, shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;

“Member”	the meaning given to it in the Companies Act and any statutory amendment or re-enactment thereof;
“Memorandum of Association”	the Memorandum of Association of the Company, as amended and re-stated from time to time;
“month”	calendar month;
“Ordinary Resolution”

a resolution:

(a) passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of the Company; or

(b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“ ”
“paid up”	paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;
“Register of Members”	the register of members to be kept by the Company in accordance with the Companies Act;
“seal”	the common seal of the Company (if adopted) including any facsimile thereof;
“Securities Act”

the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“share”	a Class A share or a Class B share and includes a fraction of a share;
“signed”

includes a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

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“Special Resolution”	the meaning given to it in the Companies Act and includes a unanimous written resolution;
“Statutes”	the Companies Act and every other law and regulation of the Cayman Islands for the time being in force concerning companies and affecting the Company;
“Treasury Share”	means a share held in the name of the Company as a treasury share in accordance with the Companies Act;
“year”	calendar year.

2.           In these Articles, save where the context requires otherwise:

(a)         words importing the singular number shall include the plural number and vice versa;

(b)         words importing the masculine gender only shall include the feminine gender;

(c)         words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;

(d)         “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)         “may” shall be construed as permissive and “shall” shall be construed as imperative;

(f)          a reference to a dollar or dollars (or $) is a reference to dollars of the United States;

(g)         references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(h)         any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)          the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(j)          headings are inserted for reference only and shall be ignored in construing the Articles;

(k)         any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(l)          any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(m)        Sections 8 and 19(3) of the Electronic Transactions Act shall not apply; and

(n)         the term “holder” in relation to a share means a person whose name is entered in the Register of Members as the holder of such share.

3.           Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.           The business of the Company may be conducted as the Directors see fit.

5.           The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

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ISSUE OF SHARES

6.           Subject to the provisions, if any, in the Memorandum of Association, these Articles and to any direction that may be given by the Company in a general meeting, the Directors may, in their absolute discretion and without approval of the Members, issue shares, grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the shares held by existing Members, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form. No shares may be issued at a discount except in accordance with the provisions of the Companies Act.

7.           The Directors may provide, out of the unissued shares, for series of preferred shares. Before any preferred shares of any such series are issued, the Directors shall fix, by resolution or resolutions, the following provisions of the preferred shares thereof:

(a)         the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)         whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)         the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of preferred shares;

(d)         whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)         the amount or amounts payable upon preferred shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(f)          whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)         whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)         the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i)          the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(j)          any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

Without limiting the foregoing and subject to Article 88, the voting powers of any series of preferred shares may include the right, in the circumstances specified in the resolution or resolutions providing for the issuance of such preferred shares, to elect one or more Directors who shall serve for such term and have such voting powers as shall be stated in the resolution or resolutions providing for the issuance of

Annex C-5

such preferred shares. The term of office and voting powers of any Director elected in the manner provided in the immediately preceding sentence of this Article 7 may be greater than or less than those of any other Director or class of Directors.

8.           The powers, preferences and relative, participating, optional and other special rights of each series of preferred shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

REGISTER OF MEMBERS AND SHARE CERTIFICATES

9.           The Company shall maintain a Register of its Members and a Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates (if any) shall specify the share or shares held by that person and the amount paid up thereon, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all. All certificates for shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the register.

10.         All share certificates shall bear legends required under the applicable laws, including the Securities Act.

11.         Any two or more certificates representing shares of any one class held by any Member may at the Member’s request be cancelled and a single new certificate for such shares issued in lieu on payment (if the Directors shall so require) of US$1.00 or such smaller sum as the Directors shall determine.

12.         If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

13.         In the event that shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

CLASS A SHARES AND CLASS B SHARES

14.         Holders of Class A Shares and Class B Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Each Class B Share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at general meetings of the Company, and each Class A Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company.

15.         Each Class B Share is convertible into one (1) Class A Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Shares into Class A Shares. In no event shall Class A Shares be convertible into Class B Shares.

16.         Any conversion of Class B Shares into Class A Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class B Share as a Class A Share. Such conversion shall become effective forthwith upon entries being made in the Register to record the re-designation of the relevant Class B Shares as Class A Shares.

17.         Upon any sale, transfer, assignment or disposition of any Class B Share by a Shareholder to any person who is not the Founder or a Founder Affiliate, or upon a change of ultimate beneficial ownership of any Class B Share to any person who is not the Founder or a Founder Affiliate, such Class B Share shall be automatically and immediately converted into one Class A Share. For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in its Register; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such

Annex C-6

pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the relevant Class B Ordinary Shares, in which case all the related Class B Shares shall be automatically converted into the same number of Class A Shares. For purpose of this Article 17, beneficial ownership shall have the meaning set forth in Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended.

18.         Save and except for voting rights and conversion rights as set out in Articles 14 to 17 (inclusive), the Class A Shares and the Class B Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

TRANSFER OF SHARES

19.         (a)         Shares are transferable subject to the approval of the Board or the written consent of a Director authorized by the Board in writing to approve share transfers and the Board may, in its sole discretion, decline to register any transfer of any share which is not fully paid up or on which the Company has a lien.

(b)         The Directors may also decline to register any transfer of any share unless:

(i)          the instrument of transfer is lodged with the Company, accompanied by the certificate for the shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)         the instrument of transfer is in respect of only one class of shares;

(iii)        the instrument of transfer is properly stamped, if required;

(iv)        in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

(v)         the shares conceded are free of any lien in favor of us; or

(vi)        a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board may from time to time require, is paid to the Company in respect thereof.

(c)         If the Directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

20.         The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as the Board may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

21.         The instrument of transfer of any share shall be in writing and executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members.

22.         All instruments of transfer that shall be registered shall be retained by the Company.

REDEMPTION AND PURCHASE OF OWN SHARES

23.         Subject to the provisions of the Companies Act the Company may issue shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the shares.

24.         Subject to the provisions of the Companies Act, the Company may purchase all or any of its own shares of any class including any redeemable shares on the terms and in the manner which the Directors determine at the time of such purchase.

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25.         The Company may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Companies Act, including out of capital.

26.         The Directors may accept the surrender for no consideration of any fully paid share.

TREASURY SHARES

27.         The Directors may, prior to the purchase, redemption or surrender of any share, determine that such share shall be held as a Treasury Share.

28.         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

VARIATION OF RIGHTS ATTACHING TO SHARES

29.         If at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of shares of the relevant class.

30.         The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares except the following:

(a)         separate general meetings of the holders of a class or series of shares may be called only by (i) the Chairman of the Board, or (ii) a majority of the entire Board of Directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series). Nothing in this Article 30 or Article 29 shall be deemed to give any Member or Members the right to call a class or series meeting.

(b)         the necessary quorum shall be one or more persons holding or representing by proxy at least one-third of the issued shares of the class or series and that any holder of shares of the class or series present in person or by proxy may demand a poll.

31.         The rights conferred upon the holders of the shares of any class or series shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking in priority thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

32.         The Company may in so far as the Statutes from time to time permit pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

33.         No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statutes) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

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LIEN ON SHARES

34.         The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of these Articles. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

35.         The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of 14 calendar days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the persons entitled thereto by reason of his death or bankruptcy.

36.         For giving effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

37.         The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

38.         Subject to the terms of allotment, the Directors may from time to time make calls upon the Members in respect of any money unpaid on their shares, and each Member shall (subject to receiving at least 14 calendar days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

39.         The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof.

40.         If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

41.         The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

42.         The Directors may make arrangements on the issue of shares for a difference between the Members, or the particular shares, in the amount of calls to be paid and in the times of payment.

43.         The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Member paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

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FORFEITURE OF SHARES

44.         If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of such much of the call or instalment as is unpaid, together with any interest which may have accrued.

45.         The notice shall name a further day (not earlier than the expiration of 14 calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

46.         If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

47.         A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

48.         A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of the shares forfeited, but his liability shall cease if and when the Company receives payment in full of the fully paid up amount of the shares forfeited.

49.         A certificate in writing under the hand of a Director of the Company, which certifies that a share has been forfeited on a date stated in the certificate, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share or any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

50.         The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes due and payable, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

51.         The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

52.         The legal personal representative of a deceased sole holder of a share shall be the only person recognised by the Company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to the share.

53.         Any person becoming entitled to a share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Member in respect of the share or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made. If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

Annex C-10

54.         A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 90 calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL

55.         The Company may by Ordinary Resolution:

(a)         increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

(b)         consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)         sub-divide its existing shares or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

(d)         cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

56.         Subject to the provisions of the Statutes and these Articles as regards to the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

57.         All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

58.         For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case 30 calendar days. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members such register shall be so closed for at least 10 calendar days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

59.         In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend, the Directors may, at or within 90 calendar days prior to the date of declaration of such dividend fix a subsequent date as the record date of such determination.

60.         If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

Annex C-11

GENERAL MEETINGS

61.         All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

62.         (a)         The Company may hold an annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall determine. The Company may, but shall not (unless required by the Companies Act or the rules of the Designated Stock Exchange) be obliged to hold a general meeting in each calendar year as its annual general meeting at such date and time as may be determined by the Directors and shall specify the meeting as such in the notices calling it.

(b)         At these meetings the report of the Directors (if any) shall be presented.

63.         (a)         The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

(b)         A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than [one-third] of the share capital of the Company as at that date carries the right of voting at general meetings of the Company.

(c)         The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the principal place of business of the Company (with a copy forwarded to the registered office), and may consist of several documents in like form each signed by one or more requisitionists.

(d)         If the Directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the second said 21 calendar days.

(e)         A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

64.         At least seven calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)         in the case of an extraordinary general meeting by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five percent in par value of the shares giving that right.

65.         The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

66.         No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. One or more Members (or represented by proxy) holding not less than an aggregate of one-third of all voting share capital of the Company in issue present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Annex C-12

67.         If provided for by the Company, a person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

68.         If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall be dissolved.

69.         The Chairman of the Board of Directors shall preside as chairman at every general meeting of the Company.

70.         If at any meeting the Chairman of the Board of Directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall elect one of their members to be chairman of the meeting, or, if no Director is so elected and willing to be chairman of the meeting, the Members present shall choose a chairman of the meeting.

71.         The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 10 calendar days or more, not less than 7 Business Days’ notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

72.         At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Members present in person or by proxy entitled to vote and who together hold not less than 10 percent of the paid up voting share capital of the Company, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

73.         If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

74.         In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

75.         A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF MEMBERS

76.         Subject to any rights and restrictions for the time being attached to any class or classes of shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company shall have one vote for each share registered in his name in the Register of Members.

77.         In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

78.         A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

Annex C-13

79.         No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

80.         On a poll, votes may be given either personally or by proxy.

81.         The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized. A proxy need not be a Member of the Company.

82.         An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

83.         The instrument appointing a proxy shall be deposited at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)         not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)         in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)         where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman of the meeting or to the secretary or to any Director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman of the meeting may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

84.         Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

85.         Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

DEPOSITARY AND CLEARING HOUSES

86.         If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any class of Members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and Class of shares in respect of which each such person is so authorised. A person so authorised pursuant to these Articles shall be entitled to exercise the same powers on behalf of

Annex C-14

the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and class of shares specified in such authorisation, including the right to vote individually on a show of hands.

SHARES THAT MAY NOT BE VOTED

87.         Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

88.         (a)         Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than one or more than seven (7) Directors. The Directors shall be elected or appointed by the Members at general meeting.

(b)         Each Director shall hold office until the expiration of his term and until his successor shall have been elected and qualified.

(c)         The Board of Directors shall have a chairman (the “Chairman”) elected and appointed by a majority of the Directors then in office. The Directors may also elect a co-chairman or a vice-chairman of the Board of Directors (the “Co-Chairman”). The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors, the Co-Chairman, or in his absence, the attending Directors may choose one Director to be the chairman of the meeting. The voting right of the Chairman and the Co-Chairman as to the matters to be decided by the Board of Directors shall be the same as other Directors.

(d)         The Company may by Ordinary Resolution elect any person to be a Director either to fill a casual vacancy on the Board or as an addition to the existing Board.

(e)         The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, or the sole remaining Director, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board, subject to the Company’s compliance with director nomination procedures required under applicable corporate governance rules of the Designated Stock Exchange, as long as the Company’s securities are traded on the Designated Stock Exchange.

89.         A Director may be removed from office by Ordinary Resolution or by the Board at any time before the expiration of his term.

90.         A vacancy on the Board created by the removal of a Director under the provisions of Article 89 above may be filled by the election or appointment by Ordinary Resolution at the meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting.

91.         The Board may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange where the Company’s securities are traded, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

92.         A Director shall not be required to hold any shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of shares of the Company.

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DIRECTORS’ FEES AND EXPENSES

93.         The Directors may receive such remuneration as the Board may from time to time determine. The Directors may be entitled to be repaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

94.         Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

ALTERNATE DIRECTOR

95.         Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and, where he is a Director, to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall be deemed for all purposes to be a Director and shall not be deemed to be the agent of the Director appointing him. An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

96.         Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

97.         Subject to the provisions of the Companies Act, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

98.         Subject to these Articles, the Directors may from time to time appoint any person, whether or not a Director of the Company, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of the chief executive officer, chief operating officer, chief technology officer, chief financial officer, one or more vice-presidents, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. The Directors may also appoint one or more of their body (but not an alternate Director) to the office of Managing Director upon like terms, but any such appointment shall ipso facto determine if any Managing Director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

99.         The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

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100.       The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

101.       The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

102.       The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

103.       The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

104.       Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.

105.       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

DISQUALIFICATION OF DIRECTORS

106.       Notwithstanding anything in these Articles, the office of Director shall be vacated, if the Director:

(a)         becomes bankrupt or makes any arrangement or composition with his creditors;

(b)         dies or is found to be or becomes of unsound mind;

(c)         resigns his office by notice in writing to the Company; or

(d)         shall be removed from office pursuant to Articles 89 or the Statutes.

PROCEEDINGS OF DIRECTORS

107.       The Directors may meet together (whether within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit.

108.       A Board meeting may be called by a Director by giving notice in writing to the Board specifying a date, time and agenda for such meeting. The Board shall upon receipt of such notice give a copy of such notice of such meeting to all Directors and their respective alternates (if any).

109.       (a)         At least one (1) Business Day notice shall be given to all Directors and their respective alternates (if any) for a Board meeting, provided that such notice period may be reduced or waived with the consent of all the Directors or their respective alternates (if any).

Annex C-17

(b)         An agenda identifying in reasonable detail the issues to be considered by the Directors at any such meeting and copies (in printed or electronic form) of any relevant papers to be discussed at the meeting together with all relevant information shall be provided to and received by all Directors and their alternates (if any) at least one (1) Business Day prior to the date for such meeting. The agenda for each meeting shall include any matter submitted to the Company by any Director at least one (1) Business Day prior to the date for such meeting.

(c)         Unless approved by all Directors (whether or not present or represented at such meeting), matters not set out in the agenda need not be considered at a Board meeting.

110.       A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of conference telephone, video conference or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

111.       The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be a majority of the Directors then in office, provided that a Director and his appointed alternate Director shall be considered only one person for this purpose.

112.       If a quorum is not present at a Board meeting within thirty (30) minutes following the time appointed for such Board meeting, the relevant meeting shall be adjourned for a period of at least three (3) Business Days and the presence of any three (3) Directors shall constitute a quorum at such adjourned meeting. A meeting of the Directors at which a quorum is present when the meeting proceeds to business shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

113.       Questions arising at any meeting of the Directors shall be decided by a majority of votes and each Director shall be entitled to one (1) vote in deciding matters deliberated at any meeting of the Directors.

114.       In case of equality of votes, the Chairman shall have a second or casting vote.

115.       A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

116.       A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

117.       Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

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118.       The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)         all appointments of officers made by the Directors;

(b)         the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)         all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

119.       When the chairman of a meeting of the Directors signs the minutes of such meeting, the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

120.       A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted and when signed, a resolution may consist of several documents each signed by one or more of the Directors.

121.       The continuing Directors may act, notwithstanding any vacancy in their body, but if their number is reduced below the number fixed pursuant to these Articles as the necessary quorum of Directors, then the continuing Directors may act only to increase the number or to summon a general meeting of the Company, but for no other purpose.

122.       A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their members to be chairman of the meeting.

123.       A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

124.       All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

125.       A Director who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

126.       (a)         A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

(b)         A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

(c)         A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

Annex C-19

(d)         No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

(e)         A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

127.       Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

128.       Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

129.       The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit.

130.       Any dividend may be paid by cheque or wire transfer to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

131.       The Directors when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.

132.       No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Act, the share premium account.

133.       Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of these Articles as paid on the share.

134.       If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other monies payable on or in respect of the share.

Annex C-20

135.       No dividend shall bear interest against the Company.

136.       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

CAPITALISATION

137.       The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

BOOK OF ACCOUNTS

138.       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

139.       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statutes or authorised by the Directors or by the Company in general meeting.

140.       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

141.       Subject to the requirements of applicable law and the listing rules of the Designated Stock Exchange, the accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Company by Ordinary Resolution or failing any such determination by the Directors or failing any determination as aforesaid shall not be audited.

ANNUAL RETURNS AND FILINGS

142.       The Board shall make the requisite annual returns and any other requisite filings in accordance with the Companies Act.

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AUDIT

143.       The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

144.       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

145.       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next special meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any time during their term of office, upon request of the Directors at any general meeting of the Members.

THE SEAL

146.       The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

147.       The Company may maintain a facsimile of its Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint, and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence.

148.       Notwithstanding the foregoing, a Director shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

OFFICERS

149.       Subject to Article 98, the Company may have a chief executive officer, chief operating officer, chief technology officer, chief financial officer, one or more vice-presidents, manager or controller, appointed by the Directors. The Directors may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time subscribe.

CAPITALISATION OF PROFITS

150.       Subject to the Companies Act and these Articles, the Board may, with the authority of an Ordinary Resolution:

(a)         resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)         appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)          paying up the amounts (if any) for the time being unpaid on shares held by them respectively; or

Annex C-22

(ii)         paying up in full unissued shares or debentures of a nominal amount equal to that sum,

and allot the shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of these Articles, only be applied in paying up unissued shares to be allotted to Members credited as fully paid;

(c)         make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Board may deal with the fractions as it thinks fit;

(d)         authorise a person to enter (on behalf of all the Members concerned) an agreement with the Company providing for either:

(i)          the allotment to the Members respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalisation, or

(ii)         the payment by the Company on behalf of the Members (by the application of their respective operations of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, an agreement made under the authority being effective and binding on all those Members; and

(e)         generally do all acts and things required to give effect to the resolution.

NOTICES

151.       Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company’s Website. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

152.       Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail.

153.       Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

154.       Any notice or other document, if served by:

(a)         post, service of the notice shall be deemed to have been served five calendar days after the time when the letter containing the same is posted (in proving such service it shall be sufficient to prove that the letter containing the notice or document was properly addressed and duly posted);

(b)         cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(c)         recognised courier service, service of the notice shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly delivered to the courier; or

(d)         e-mail, service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

Annex C-23

155.       Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

156.       Notice of every general meeting shall be given to:

(a)         all Members who have supplied to the Company an address for the giving of notices to them;

(b)         every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting; and

(c)         each Director and Alternate Director.

No other person shall be entitled to receive notices of general meetings.

INFORMATION

157.       No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

158.       The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its members including, without limitation, information contained in the Register of Members and transfer books of the Company.

INDEMNITY

159.       Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under these Articles unless or until a court of competent jurisdiction shall have made a finding to that effect.

160.       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to these Articles. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

161.       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

Annex C-24

FINANCIAL YEAR

162.       Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each year and shall begin on January 1st in each year.

WINDING UP

163.       If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, in a winding up:

(a)         if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the shares held by them; or

(b)         if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

164.       If the Company shall be wound up the liquidator may, subject to the rights attaching to any shares and with the approval of a Special Resolution of the Company and any other approval required by the Statutes, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND
NAME OF COMPANY

165.       The Company may at any time and from time to time by Special Resolution alter or amend these Articles or the Memorandum of Association of the Company, in whole or in part, or change the name of the Company.

REGISTRATION BY WAY OF CONTINUATION

166.       The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to these Articles, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Mergers and Consolidations

167.       The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

Annex C-25

Annex D

AMENDMENT TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF AQUARON ACQUISITION CORP.

[•], 2025

Aquaron Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.      The name of the Corporation is Aquaron Acquisition Corp.

2.      The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 11, 2021 (and it was thereafter amended by a Certificate of Amendment to the Certificate of Incorporation on June 3, 2021, June 29, 2023, April 30, 2024, and May 6. 2025) and the date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was August 9, 2022, which later was amended and restated by filing the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 4, 2022 (the “Amended and Restated Certificate of Incorporation”).

3.      The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Paragraph D of Article SIXTH of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety.

IN WITNESS WHEREOF, Aquaron Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

Aquaron Acquisition Corp.
By:
Name:	Yi Zhou
Title:	Chief Executive Officer

Annex D-1

Annex E

COMPANY SHAREHOLDER VOTING AND SUPPORT AGREEMENT

This COMPANY SHAREHOLDER VOTING AND SUPPORT AGREEMENT, dated as of July 12, 2024 (this “Support Agreement”), is entered into by and among HUTURE Ltd., an exempted company incorporated in Cayman Islands (the “Holdco”), Aquaron Acquisition Corp., a Delaware corporation (the “SPAC”), HUTURE Group Limited, a Cayman Islands exempted company (the “PubCo”), Bestpath Merger Sub I Limited, a Cayman Islands exempted company (the “Merger Sub I”), and Bestpath Merger Sub II Inc., a Delaware Corporation (the “Merger Sub II”, together with the Holdco, the PubCo and Merger Sub I, collectively the “Company Parties”) and certain shareholders of the Holdco listed on Exhibit A hereto (each, a “Shareholder”). Capitalized terms used but not defined in this Support Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the SPAC and the Company Parties are parties to that certain Agreement and Plan of Merger, dated on or around the date hereof, as amended, modified or supplemented from time to time (the “Merger Agreement”) which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Merger Sub I will be merged with and into the Holdco (the “Initial Merger”), with the Holdco surviving the Initial Merger as a direct wholly-owned subsidiary of the PubCo, and then (ii) Merger Sub II will be merged with and into the SPAC (the “SPAC Merger”), with the SPAC surviving the SPAC Merger as a direct wholly-owned subsidiary of the PubCo;

WHEREAS, as of the date hereof, each Shareholder owns such portion of the equity interest in the Holdco (together with any additional Holdco Shares of which ownership of record or the power to vote is hereafter acquired by the Shareholder prior to the Expiration Time (as defined below) being referred to herein as the “Shareholder Shares”); and

WHEREAS, in order to induce the SPAC to enter into the Merger Agreement, each Shareholder is executing and delivering this Support Agreement to the SPAC.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting Agreements. During the period commencing on the date hereof and ending on the earlier to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Articles XI of the Merger Agreement (whichever earlier, the “Expiration Time”), each Shareholder agrees that, at any meeting of the shareholders of the Holdco related to the transactions contemplated by the Merger Agreement (collectively, the “Transactions”) (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and/or in connection with any written consent of the Holdco’s shareholders related to the Transactions (all such meetings or consents related to the Transactions, collectively referred to herein as the “Meetings” and each a “Meeting”), such Shareholder shall:

a. when a Meeting is held, appear at such Meeting or otherwise cause the Shareholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b. vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Shareholder Shares in favor of the Merger Agreement and the transactions contemplated thereby;

c. authorize and approve any amendment to the Organizational Documents of the Holdco that is deemed necessary or advisable by the Holdco for purposes of effecting the Transactions; and

d. vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Shareholder Shares against any other action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Initial Merger, the SPAC Merger or any other Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Holdco under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Shareholder contained in this Support Agreement.

Annex E-1

2. Restrictions on Transfer. Until the Expiration Time, each Shareholder agrees that, except for any action necessary to consummate the Initial Merger, the SPAC Merger and other Transactions, it shall not directly or indirectly, sell, assign or otherwise transfer any of the Shareholder Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Support Agreement in a form reasonably acceptable to the SPAC. The Holdco shall not register any sale, assignment or transfer of the Shareholder Shares on its respective stock ledger or register of shareholders (book entry or otherwise) that is not in compliance with this Section 2.

3. New Securities. During the period commencing on the date hereof and ending on the Expiration Time, in the event that, (a) any Holdco Shares or other equity securities of the Holdco (collectively the “Company Shares”) are issued to any Shareholder after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification or combination other than any securities of any other entity are issued in exchange for Holdco Shares owned by such Shareholder (such securities of the other entity, collectively the “Substitution Shares”), (b) any Shareholder purchases or otherwise acquires beneficial ownership of any Company Shares or Substitution Shares after the date of this Support Agreement, or (c) any Shareholder acquires the right to vote or share in the voting of any Company Shares or Substitution Shares after the date of this Support Agreement (in each (a) through (c), such Company Shares or Substitution Shares, collectively the “New Securities”), then such New Securities acquired or purchased by the Shareholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Shareholder Shares as of the date hereof.

4. No Challenge. Each Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the SPAC, the Company Parties or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Support Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5. Waiver. Each Shareholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Merger Agreement and the consummation by the parties of the transactions contemplated thereby, including the Initial Merger, that such Shareholder may have under applicable law.

6. Consent to Disclosure. Each Shareholder hereby consents to the publication and disclosure in the Form F-4 (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities regulatory authorities, any other documents or communications provided by the SPAC, the PubCo, the Holdco to any governmental Authority or to securityholders of the SPAC or the Holdco) of such Shareholder’s identity and beneficial ownership of Shareholder Shares and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Support Agreement and, if deemed appropriate by the SPAC, the PubCo, or the Holdco, a copy of this Support Agreement. Each Shareholder will promptly provide any information reasonably requested by the SPAC, the PubCo, or the Holdco for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

7. Shareholder Representations: Each Shareholder represents and warrants to the SPAC and the Company Parties, as of the date hereof, that:

a. such Shareholder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

b. (i) if such Shareholder is not an individual, such Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the such Shareholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Shareholder and (ii) if such Shareholder is an individual, the signature on this Support Agreement is genuine, and such Shareholder has legal competence and capacity to execute the same;

Annex E-2

c. this Support Agreement has been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

d. the execution and delivery of this Support Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Shareholder, if such Shareholder is not an individual or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Support Agreement;

e. there are no Actions pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of such Shareholder’s obligations under this Support Agreement;

f. no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Support Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Shareholder or, to the knowledge of such Shareholder, by the Holdco;

g. such Shareholder has had the opportunity to read the Merger Agreement and this Support Agreement and has had the opportunity to consult with such Shareholder’s tax and legal advisors;

h. such Shareholder has not entered into, and shall not enter into, any agreement that would prevent such Shareholder from performing any of such Shareholder’s obligations hereunder;

i. such Shareholder has good title to the Holdco Shares set forth opposite such Shareholder’s name on Exhibit A, free and clear of any Liens other than Permitted Liens, and such Shareholder has the sole power to vote or cause to be voted such Holdco Shares; and

j. the Holdco Shares set forth opposite such Shareholder’s name on Exhibit A are the only equity interests of the Holdco owned of record or beneficially owned by the Shareholder as of the date hereof, and none of such Holdco Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Holdco Shares that is inconsistent with such Shareholder’s obligations pursuant to this Support Agreement.

8. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the obligations under Section 1), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9. Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

10. Assignment. No party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign

Annex E-3

any interest or title to the purported assignee. This Support Agreement shall be binding on the Shareholder, the SPAC, the Company Parties and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

11. Counterparts. This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

12. Severability. This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13. Governing Law; Dispute Resolution. Article X and Section 12.7 of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Support Agreement.

14. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.1 of the Merger Agreement to the applicable party, with respect to the Company Parties and the SPAC, at the address set forth in Section 12.1 of the Merger Agreement, and, with respect to the Shareholders, at the address set forth on Exhibit A.

15. Termination. This Support Agreement shall terminate on the earlier of the Closing or the termination of the Merger Agreement. No such termination shall relieve any Shareholder, the SPAC or any Company Parties from any liability resulting from a breach of this Support Agreement occurring prior to such termination.

16. Adjustment for Stock Split. If, and as often as, there are any changes in the Shareholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to each Shareholder, the SPAC, the Company Parties and the Shareholder Shares as so changed.

17. Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

Annex E-4

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

HUTURE LTD.
By:	/s/ Weishan Chen
Name:	Weishan Chen
Title:	Director
HUTURE GROUP LIMITED
By:	/s/ Li Zhang
Name:	Li Zhang
Title:	Director
BESTPATH MERGER SUB I LIMITED
By:	/s/ Li Zhang
Name:	Li Zhang
Title:	Director
BESTPATH MERGER SUB II INC.
By:	/s/ Li Zhang
Name:	Li Zhang
Title:	Director

Annex E-5

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

AQUARON ACQUISITION CORP.
By:	/s/ Yi Zhou
Name:	Yi Zhou
Title:	Chief Executive Officer

Annex E-6

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

Green Hydrogen (BVI) Ltd.
By:	/s/ Weishan Chen
Name:	Weishan Chen
Title:	Director

Annex E-7

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

Gringotts (private) Investment Co. LTD
By:	/s/ Kecheng Liu
Name:	Kecheng Liu
Title:	Director

Annex E-8

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

KF (private) Co. LTD
By:	/s/ Kefei Liu
Name:	Kefei Liu
Title:	Director

Annex E-9

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

UJDJ Joint Venture Capital LTD
By:	/s/ Weidong YANG
Name:	Weidong YANG
Title:	Director

Annex E-10

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

SY Industrial Development Co., Ltd.
By:	/s/ Xingchi Liu
Name:	Xingchi Liu
Title:	Director

Annex E-11

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

Duomio (BVI) Company Limited
By:	/s/ Xiaming Dong
Name:	Xiaming Dong
Title:	Director

Annex E-12

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

HY Dragon Investment Management Limited
By:	Huai Shao
Name:	Huai Shao
Title:	Director

Annex E-13

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

Stonecapital CY Investment Limited
By:	/s/ Liqun Wang
Name:	Liqun Wang
Title:	Director

Annex E-14

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

Let Easy Investment Management Limited
By:	/s/ Zhibing Zhao
Name:	Zhibing Zhao
Title:	Director

Annex E-15

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

Zpower Technology Co., Ltd.
By:	/s/ Ling Zhou
Name:	Ling Zhou
Title:	Director

Annex E-16

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

V-Hydrogen International Investment Limited
By:	/s/ Wenqing Li
Name:	Wenqing Li
Title:	Director

Annex E-17

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

Hainan VRVI Capital Co., Limited
By:	/s/ Wenqing Li
Name:	Wenqing Li
Title:	Director

Annex E-18

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

Blue Sky Hydrogen (BVI) Ltd.
By:	/s/ Yunshi Wang
Name:	Yunshi Wang
Title:	Director

Annex E-19

EXHIBIT A

LIST OF SHAREHOLDERS

Shareholder	Number of Shares	Address for Notices
Green Hydrogen (BVI) Ltd.	91,101 Class A Ordinary Shares	[Intentionally Omitted pursuant to Item 601(a)(6)]
169,190 Class B Ordinary Shares
Gringotts (private) Investment Co. LTD	143,725 Class A Ordinary Shares	[Intentionally Omitted pursuant to Item 601(a)(6)]
KF (private) Co. LTD	46,629 Class A Ordinary Shares	[Intentionally Omitted pursuant to Item 601(a)(6)]
UJDJ Joint Ventute Capital LTD	36,008 Class A Ordinary Shares	[Intentionally Omitted pursuant to Item 601(a)(6)]
SY Industrial Development Co., Ltd.	32,408 Class A Ordinary Shares	[Intentionally Omitted pursuant to Item 601(a)(6)]
Duomio (BVI) Company Limited	18,004 Class A Ordinary Shares	[Intentionally Omitted pursuant to Item 601(a)(6)]
HY Dragon Investment Management Limited	129,630 Class A Ordinary Shares	[Intentionally Omitted pursuant to Item 601(a)(6)]
Stonecapital CY Investment Limited	18,004 Class A Ordinary Shares	[Intentionally Omitted pursuant to Item 601(a)(6)]
Let Easy Investment Management Limited	189,468 Class A Ordinary Shares	[Intentionally Omitted pursuant to Item 601(a)(6)]
Zpower Technology Co., Ltd.	39,531 Class A Ordinary Shares	[Intentionally Omitted pursuant to Item 601(a)(6)]
V-Hydrogen International Investment Limited	31,504 Class A Ordinary Shares	[Intentionally Omitted pursuant to Item 601(a)(6)]
Hainan VRVI Capital Co., Limited	44,798 Class A Ordinary Shares	[Intentionally Omitted pursuant to Item 601(a)(6)]
Blue Sky Hydrogen (BVI) Ltd.	10,000 Class A Ordinary Shares	[Intentionally Omitted pursuant to Item 601(a)(6)]
Annex E-20

Annex F

SPONSOR VOTING AND SUPPORT AGREEMENT

This SPONSOR VOTING AND SUPPORT AGREEMENT, dated as of July 12, 2024 (this “Agreement”), is entered into by and among Aquaron Investment LLC, a Delaware limited liability company (the “Sponsor”), HUTURE Ltd., an exempted company incorporated in Cayman Islands (the “Holdco”), Aquaron Acquisition Corp., a Delaware corporation (the “SPAC”), HUTURE Group Limited, a Cayman Islands exempted company (the “PubCo”), Bestpath Merger Sub I Limited, a Cayman Islands exempted company (the “Merger Sub I”), and Bestpath Merger Sub II Inc., a Delaware Corporation (the “Merger Sub II”, together with the Holdco, the PubCo and Merger Sub I, collectively the “Company Parties”). Capitalized terms used but not defined in this Support Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the SPAC and the Company Parties are parties to that certain Agreement and Plan of Merger, dated on or around the date hereof, as amended, modified or supplemented from time to time (the “Merger Agreement”) which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Merger Sub I will be merged with and into the Holdco (the “Initial Merger”), with the Holdco surviving the Initial Merger as a direct wholly-owned subsidiary of the PubCo, and then (ii) Merger Sub II will be merged with and into the SPAC (the “SPAC Merger”), with the SPAC surviving the SPAC Merger as a direct wholly-owned subsidiary of the PubCo;

WHEREAS, as of the date hereof, the Sponsor owns the number of shares of common stock (including common stocks constituting part of the SPAC Private Units owned by the Sponsor), par value $0.0001 per share, of the SPAC set forth on Exhibit A (all such shares, together with any successor and/or additional shares of the SPAC Common Stock of which ownership of record or the power to vote is hereafter acquired by the Sponsor prior to the termination of this Agreement being referred to herein as the “Sponsor Shares”); and

WHEREAS, in order to induce the Holdco to enter into the Merger Agreement, the Sponsor is executing and delivering this Agreement to the Holdco.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting Agreements. During the period commencing on the date hereof and ending on the earlier to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Articles XI of the Merger Agreement (whichever earlier, the “Expiration Time”), the Sponsor, in its capacity as a stockholder of the SPAC, agrees that, at the SPAC Special Meeting, at any other meeting of SPAC’s stockholders related to the transactions contemplated by the Merger Agreement (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of SPAC’s stockholders related to the transactions contemplated by the Merger Agreement (the SPAC Special Meeting and all other meetings or consents related to the Merger Agreement, collectively referred to herein as the “Meeting”), the Sponsor shall:

a.      when the Meeting is held, appear at the Meeting or otherwise cause the Sponsor Shares to be counted as present thereat for the purpose of establishing a quorum;

b.      vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares in favor of each of the SPAC Stockholder Approval Matters;

c.      authorize and approve any amendment to the Organizational Documents of the SPAC that is deemed necessary or advisable by the Company Parties or SPAC for purposes of effecting the transactions contemplated under the Merger Agreement; and

d.      vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against any other action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Initial Merger, the SPAC Merger or any other transactions

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contemplated under the Merger Agreement, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the SPAC under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the SPAC contained in this Support Agreement.

2. Restrictions on Transfer. Until the Expiration Time, the Sponsor agrees that it shall not sell, assign or otherwise transfer any of the Sponsor Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Support Agreement in a form reasonably acceptable to the Holdco. The SPAC shall not register any sale, assignment or transfer of the Sponsor Shares on SPAC’s stock ledger (book entry or otherwise) that is not in compliance with this Section 2.

3. No Redemption. The Sponsor hereby agrees that it shall not redeem, or submit a request to the SPAC’s transfer agent or otherwise exercise any right to redeem, any Sponsor Shares.

4. No Challenge. Sponsors agrees not to and to procure its Vehicle not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the SPAC, the Company Parties or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Support Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5. Waiver. The Sponsor hereby irrevocably and unconditionally waives any rights of appraisal, dissenter’s rights and any rights relating to the Merger Agreement and the consummation by the parties of the transactions contemplated thereby, including the SPAC Merger, that Sponsor may have under applicable law.

6. Sponsor Representations: The Sponsor represents and warrants to the SPAC, and the Company Parties, as of the date hereof, that:

a.      the Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.      the Sponsor has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

c.      the Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Sponsor;

d.      this Support Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

e.      the execution and delivery of this Support Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Support Agreement;

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f.       there are no Actions pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of the Sponsor’s obligations under this Support Agreement;

g.      no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Support Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Sponsor or, to the knowledge of the Sponsor, by the SPAC;

h.      the Sponsor has had the opportunity to read the Merger Agreement and this Support Agreement and has had the opportunity to consult with the Sponsor’s tax and legal advisors;

i.       the Sponsor has not entered into, and shall not enter into, any agreement that would prevent the Sponsor from performing any of the Sponsor’s obligations hereunder;

j.       the Sponsor has good title to the Sponsor Shares opposite the Sponsor’s name on Exhibit A, free and clear of any Liens other than Permitted Liens, and the Sponsor has the sole power to vote or cause to be voted the Sponsor Shares; and

k.      the Sponsor Shares opposite the Sponsor’s name on Exhibit A are the only shares of SPAC common stock owned of record or beneficially owned by the Sponsor as of the date hereof, and none of the Sponsor Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Support Agreement.

7. Damages; Remedies. The Sponsor hereby agrees and acknowledges that (a) the SPAC and the Company Parties would be irreparably injured in the event of a breach by the Sponsor of its obligations under this Support Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

8. Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

9. Assignment. No party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding on the Sponsor, the SPAC, and the Company Parties and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

10. Counterparts. This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11. Severability. This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12. Governing Law; Dispute Resolution. Article X and Section 12.7 of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Support Agreement.

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13. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.1 of the Merger Agreement to the applicable party, with respect to the Company Parties and the SPAC, at the address set forth in Section 12.1 of the Merger Agreement, and, with respect to the Sponsor, at the address set forth on Exhibit A.

14. Termination. This Support Agreement shall terminate on the earlier of the Closing or the termination of the Merger Agreement. No such termination shall relieve the Sponsor, the SPAC or any Company Parties from any liability resulting from a breach of this Support Agreement occurring prior to such termination.

15. Adjustment for Stock Split. If, and as often as, there are any changes in the SPAC or the Sponsor Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Sponsor, the SPAC, the Company Parties and the Sponsor Shares as so changed.

16. New Securities. During the period commencing on the date hereof and ending on the date of the termination of the Termination, in the event that (a) any SPAC Common Stock or other capital stock of the SPAC are issued to the Sponsor pursuant to reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, (b) Sponsor purchases or otherwise acquires beneficial ownership of any SPAC Common Stock or other capital stock of the SPAC after the date of this Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any SPAC Common Stock or other capital stock of the SPAC after the date of this Agreement, then the terms “Sponsor Shares” shall be deemed to refer to and include such stocks as well as all such stock dividends and distributions and any securities into which or for which any or all of such stocks may be changed or exchanged or which are received in such transaction.

17. Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

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Annex F-4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HUTURE LTD.
By:	/s/ Weishan Chen
Name:	Weishan Chen
Title:	Director
HUTURE GROUP LIMITED
By:	/s/ Li Zhang
Name:	Li Zhang
Title:	Director
BESTPATH MERGER SUB I LIMITED
By:	/s/ Li Zhang
Name:	Li Zhang
Title:	Director
BESTPATH MERGER SUB II INC.
By:	/s/ Li Zhang
Name:	Li Zhang
Title:	Director

Annex F-5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AQUARON ACQUISITION CORP.
By:	/s/ Yi Zhou
Name:	Yi Zhou
Title:	Chief Executive Officer
Aquaron Investment LLC
By:	/s/ Yating Wang
Name:	Yating Wang
Title:	Sole Member

Annex F-6

Exhibit A

Sponsor

Sponsor	Number of Shares	Address for Notices
AQUARON INVESTMENT LLC	1,578,060	Aquaron Investment LLC c/o Aquaron Acquisition Corp., 515 Madison Ave. 8th Floor, NY, New York 10022

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Annex G

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is dated as of ______________, 2024, by and between the undersigned (the “Holder”) and HUTURE Group Limited, a Cayman Islands exempted company (the “PubCo”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

BACKGROUND

A.          Aquaron Acquisition Corp., a Delaware corporation (the “SPAC”), the PubCo, HUTURE Ltd., an exempted company incorporated in Cayman Islands (the “Holdco”), Bestpath Merger Sub I Limited, a Cayman Islands exempted company (the “Merger Sub I”), and Bestpath Merger Sub II Inc., a Delaware Corporation (the “Merger Sub II”, together with the Holdco and Merger Sub I, collectively the “Company Parties”) entered into an Agreement and Plan of Merger, dated as of ________, 2024 (the “Merger Agreement”).

B.          The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Merger Sub I will be merged with and into the Holdco (the “Initial Merger”), with the Holdco surviving the Initial Merger as a direct wholly-owned subsidiary of the PubCo, and each issued and outstanding Holdco Share will be exchanged for such number of PubCo Ordinary Shares as specified in the Merger Agreement; and then (ii) the Merger Sub II will be merged with and into the SPAC (the “SPAC Merger”), with the SPAC surviving the SPAC Merger as a direct wholly-owned subsidiary of the PubCo.

C.          The Holder is the record and/or beneficial owner of certain Holdco Shares, which will be exchanged for PubCo Ordinary Shares upon the Closing.

D.          As a condition of, and as a material inducement for the SPAC to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.           Lock-Up.

(a)         During the Lock-up Period (as defined below), the Holder irrevocably agrees that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangements that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangements, or engage in any Short Sales (as defined in Section 3) with respect to any security of the PubCo (these actions, collectively, “Transfer”).

(b)         In furtherance of the foregoing, the PubCo will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify PubCo’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct the PubCo’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c)         For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

Annex G-1

(d)         For purpose of this Agreement, the “Lock-up Period” means (i) with respect to 50% of the Lock-up Shares, the period commencing on the Closing Date and ending on the earlier of (x) the date that is six (6) months thereafter and (y) the date on which the closing price of the PubCo Ordinary Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing, and (ii) with respect to the remaining 50% of the Lock-up Shares, the period commencing on the Closing Date and ending on the date that is six (6) months thereafter.

The restrictions set forth herein shall not apply to: (1) Transfer or distributions to the Holder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) Transfer by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the Holder; or (4) by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement, in each case where such transferee agrees to be bound by the terms of this Agreement.

In addition, after the Closing Date, if there is a Change of Control, then upon the consummation of such Change of Control, all Lock-up Shares shall be released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of PubCo and PubCo’s subsidiaries to a third-party purchaser; (b) a sale resulting in no less than a majority of the voting power of PubCo being held by person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of PubCo with or into a third-party purchaser that results in the inability of the pre-transaction equity holders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

2.           Representations and Warranties.    Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

3.           Beneficial Ownership.    The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any PubCo Ordinary Shares, or any economic interest in or derivative of such stock, other than those securities specified on the signature page hereto. For purposes of this Agreement, the PubCo Ordinary Shares into which the Holdco Shares currently beneficially owned by the Holder will convert upon Closing as specified on the signature page hereto are collectively referred to as the “Lock-up Shares.”

4.           No Additional Fees/Payment.    Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5.           Termination of the Merger Agreement.    This Agreement shall be binding upon the Holder upon the Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligation hereunder.

6.           Notices.    Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation;

Annex G-2

or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)         If to the Holdco or PubCo after Closing, to:

Huture Motors (Shanghai) Co., Ltd.

Building 4, No. 1, Lane 10800, Songze Avenue

Qingpu District, Shanghai, PRC

Attn: Li Zhang

Email: lily.zhang@huture-motors.com

with a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

Suite 1115, Bund Center

222 Yan An Road East

Shanghai 200002, PRC

Attn: Jia Yan, Esq.

Email: jia.yan@pillsburylaw.com

(b)         If to the Holder, to the address set forth on the Holder’s signature page hereto or to such other address as any party may have furnished to the others in writing in accordance herewith.

7.           Enumeration and Headings.    The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8.           Counterparts.    This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

9.           Successors and Assigns.    This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by the PubCo and its successors and assigns.

10.         Severability.    If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11.         Amendment.    This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

12.         Further Assurances.    Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13.         No Strict Construction.    The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14.         Governing Law; Dispute Resolution.    Article XII and Section 14.7 of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Support Agreement.

15.         Controlling Agreement.    To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Merger Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

Annex G-3

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HUTURE Group Limited
By:
Name: Li Zhang
Title: Director

Annex G-4

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NAME OF HOLDER
___________________________
By:
Name:
Title:
Address:
Attention:
Email:
NUMBER OF LOCK-UP SHARES:

Annex G-5

Annex H

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [•], 2025, by and among HUTURE Group Limited, a Cayman Islands exempted company (the “Company”), and the undersigned parties listed under Investors on the signature page hereto (collectively the “Investors”, and each an “Investor”).

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated as of [•], 2025 (the “Merger Agreement”), by and among HUTURE Ltd., an exempted company incorporated in Cayman Islands (the “Holdco”), Aquaron Acquisition Corp., a Delaware corporation (the “SPAC”), the Company, Bestpath Merger Sub I Limited, a Cayman Islands exempted company (the “Merger Sub I”), and Bestpath Merger Sub II Inc., a Delaware Corporation (the “Merger Sub II”);

WHEREAS, the Merger Agreement provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Merger Sub I will be merged with and into the Holdco (the “Initial Merger”), with the Holdco surviving the Acquisition Merger as a direct wholly-owned subsidiary of the Company, and at the Initial Merger Effective Time each issued and outstanding Holdco Share will be exchanged for such number of Ordinary Shares as specified in the Merger Agreement; and then (ii) Merger Sub II will be merged with and into the SPAC (the “SPAC Merger”, together with the Initial Merger, the “Business Combination”), with the SPAC surviving the SPAC Merger, and at the SPAC Merger Effective Time each issued and outstanding share of SPAC Common Stock, SPAC Unit and SPAC Right will be exchanged for such number of Ordinary Shares as specified in the Merger Agreement;

WHEREAS, certain of the Investors (the “Sponsor Group”) are parties to that certain Registration Rights Agreement, dated October 3, 2022 (the “Prior Agreement”), pursuant to which the SPAC provided the Sponsor Group with certain rights relating to the registration of the securities held by them; and

WHEREAS, as a condition of, and as a material inducement for the parties to enter into and consummate the transactions contemplated by the Merger Agreement, the parties desire to enter into this Agreement in connection with the closing of the transactions contemplated by the Merger Agreement to amend and restate the Prior Agreement and to provide the Investors with certain rights relating to the registration of certain securities of the Company held by the Investors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. Unless otherwise defined herein, any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Business Combination” is defined in the preamble to this Agreement.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form F-3” is defined in Section 2.2.4.

Annex H-1

“Holdco” is defined in the preamble to this Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Merger” is defined in the preamble to this Agreement.

“Investor” is defined in the preamble to this Agreement, and include any transferee of the Registrable Securities (so long as they remain Registrable Securities) of an Investor permitted under this Agreement and the Lock-Up Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Lock-Up Agreement” shall mean with respect to the Investors who are currently shareholders of the Holdco and their respective permitted transferees thereunder, the lock-up agreement to be entered into by and among the Investors and the Company pursuant to the Merger Agreement in connection with the Closing, pursuant to which transfers of any Ordinary Shares received by the Investors as a result of the Acquisition Merger are generally prohibited during the lock-up period.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Merger Agreement” is defined in the preamble to this Agreement.

“Merger Sub I” is defined in the preamble to this Agreement.

“Merger Sub II” is defined in the preamble to this Agreement.

“Notices” is defined in Section 6.3.

“Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Company.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Prior Agreement” is defined in the preamble to this Agreement.

“Pro Rata” is defined in Section 2.1.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means at any time Ordinary Shares held by the Investors, whether held on the date hereof or acquired after the date hereof. Registrable Securities also include any warrants, capital shares or other securities of the Company issued as a dividend, stock split or other distribution with respect to or in exchange for or in replacement of the foregoing securities or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Ordinary Shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities are freely saleable under Rule 144 without volume limitations; or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. Notwithstanding anything to the contrary contained herein, securities shall only be “Registrable Securities” under this Agreement if they are held by an Investor or a transferee of an Investor permitted under this Agreement and the Lock-Up Agreement to which such Investor is a party.

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“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4, Form F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“SPAC” is defined in the preamble to this Agreement.

“SPAC Merger” is defined in the preamble to this Agreement.

“Sponsor Group” is defined in the preamble to this Agreement.

“Underwriter” means, solely for the purposes of this Agreement, a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to this Section 2.1.1 and Section 2.2.4, at any time and from time to time after the Closing, either (i) the Investors holding a majority-in-interest of the Registrable Securities then issued and outstanding, or (ii) the holders of a majority-in-interest of the Registrable Securities held by the Sponsor Group or its affiliates or transferees, may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. Within thirty (30) days following receipt of any request for a Demand Registration, the Company will notify all other Investors holding Registrable Securities of the demand, and each Investor holding Registrable Securities who wishes to include all or a portion of such Investor’s Registrable Securities in the Demand Registration (each such Investor including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the Investor of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of four (4) Demand Registrations under this Section 2.1.1 in respect of all Registrable Securities. Notwithstanding anything in this Section 2.1 to the contrary, the Company shall not be obligated to effect a Demand Registration, (i) if a Piggy-Back Registration had been available to the Demanding Holder(s) within the ninety (90) days preceding the date of request for the Demand Registration, (ii) within sixty (60) days after the effective date of a previous registration effected with respect to the Registrable Securities pursuant to this Section 2.1, or (iii) during any period (not to exceed one hundred eighty (180) days) following the closing of the completion of an offering of securities by the Company if such Demand Registration would cause the Company to breach a “lock-up” or similar provision contained in the underwriting agreement for such offering. For the avoidance of doubt, each of (a) the Investors holding a majority-in-interest of the Registrable Securities then issued and outstanding, and (b) the holders of a majority-in-interest of the Registrable Securities held by the Sponsor Group or its affiliates or transferees, are permitted to exercise one Demand Registration pursuant to this Section 2.1.1 with respect to their respective Registrable Securities.

2.1.2 Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

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2.1.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any Demanding Holder to include its Registrable Securities in such registration shall be conditioned upon such Demanding Holder’s participation in such underwriting and the inclusion of such Demanding Holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the Investors initiating the Demand Registration.

2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Ordinary Shares or other securities which the Company desires to sell and the Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5 Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding the foregoing, a Demanding Holder may withdraw all or any portion of their Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. For the avoidance of doubt, notwithstanding any such withdrawal, each of the withdrawing Demanding Holders shall pay its pro rata share of all expenses described in Section 3.3 incurred by the holders of Registrable Securities and the Company in connection with such Demand Registration prior to its withdrawal under this Section 2.1.5.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If at any time on or after the date the Company consummates the Business Combination the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed

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managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form (including a market stand-off agreement if required by such Underwriter or Underwriters) with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering, in good faith, advises the Company and the holders of Registrable Securities proposing to distribute their Registrable Securities through such Piggy-Back Registration in writing that the dollar amount or number of Registrable Securities which the Company desires to sell, taken together with the Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the Ordinary Shares, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

a) If the registration is undertaken for the Company’s account: (A) first, the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

b) If the registration is a “demand” registration undertaken at the demand of Demanding Holders pursuant to Section 2.1: (A) first, the Ordinary Shares or other securities for the account of the Demanding Holders during the period under which the Demand Registration hereunder is ongoing, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities of holders as to which registration has been requested pursuant to this Section 2.2, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities that Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons that Company is obligated to register pursuant to separate written contractual arrangements with such persons that can be sold without exceeding the Maximum Number of Shares;

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c) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities, (A) first, the Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the Ordinary Shares or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.2.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.2.4 Registrations on Form F-3. The holders of Registrable Securities may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form F-3 or S-3 or any similar short-form registration which may be available at such time (“Form F-3”); provided, however, that (i) the Company shall not be obligated to effect such request through an underwritten offering and (ii) the Company shall not be obligated to effect more than two such requests. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.2.4: (i) if Form F-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.2.4 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.2.5 Restriction of Offerings. Notwithstanding anything to the contrary contained in this Agreement, the Investors shall not be entitled to request, and the Company shall not be obligated to effect, or to take any action to effect, any registration (including any Demand Registration but not including Piggy-Back Registration) pursuant to this Section 2 with respect to any Registrable Securities that are subject to the transfer restrictions under the Lock-Up Agreement.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall

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use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by Chief Executive Officer or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in this provision more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn or until such time as the Registrable Securities cease to be Registrable Securities as defined by this Agreement.

3.1.4 Reporting Obligations. As long as any Investors shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act.

3.1.5 Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the prospectus included in the Registration Statement, the Company shall, subject to the receipt of the any customary documentation reasonably required from the applicable Investors in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred (or any similar restriction in book entry positions of such Investors) if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Investor is a party and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (a). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investors, in connection with the aforementioned sales or transfers. It being acknowledged by the Investors that the securities of the Company will not be eligible for resale pursuant to Rule 144 promulgated under the Securities Act, until, among other requirements, at least one year has elapsed from the time that the Company has filed current Form 10 information with the Commission reflecting its status as an entity that is not a shell company.

3.1.6. Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the Investors holding Registrable Securities included in such Registration Statement of such filing, and shall further notify such Investors promptly and confirm such advice in writing in all events within four (4) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information; and (v) an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such

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Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company shall promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such Investors or their legal counsel shall object.

3.1.7 State Securities Laws Compliance. The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.8 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriter, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.9 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate in all reasonable respects in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.10 Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement; provided that the Company may require execution of a reasonable confidentiality agreement prior to sharing any such information.

3.1.11 Opinions and Comfort Letters. In the case of any underwritten offering or if reasonably requested by any participant in any other offering pursuant to a Registration Statement filed pursuant to this Agreement, the Company shall obtain opinions of counsel representing the Company for the purposes of a registration pursuant to this Agreement, addressed to the holders participating in such registration, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to such registration in respect of which such opinion is being given as such holders, placement agent, sales agent, if any,

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or the Underwriters, if any, may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the holders of a majority-in-interest of the Registrable Securities included in such registration. In the case of any underwritten offering or if reasonably requested by any participant in any other offering pursuant to a Registration Statement filed pursuant to this Agreement, the Company shall obtain a “cold comfort” letters from the Company’s independent registered public accountants in the event of an underwritten public offering pursuant to this Agreement, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the holders of a majority-in-interest of the Registrable Securities included in such registration. Upon request, the Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter.

3.1.12 Earnings Statement. The Company shall make available to its shareholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.13 Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.14 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering pursuant to Section 2.1.3.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.6(iv) or (v), or in the event that the financial statements contained in the Registration Statement become stale, or in the case of a resale registration on Form F-3 pursuant to Section 2.2.4 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.6(iv) or (v) (it being understood that the Company shall use reasonable best efforts to prepare and file such supplement or amendment as soon as practicable), or the Registration Statement is updated so that the financial statements are no longer stale, or it is advised in writing by the Company that the use of the prospectus may be resumed, or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form F-3 effected pursuant to Section 2.2.4, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.13; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.11); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such

Annex H-9

registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, only if the Underwriters require the selling security holders and/or the Company to bear the expenses of the Underwriter following good faith negotiations, all selling security holders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein (provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned). The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein (provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of such selling holder, such consent not to be unreasonably withheld, delayed or conditioned), and shall reimburse

Annex H-10

the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. Any contributions obligation of the Investors shall be several and not joint. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Annex H-11

5. RULE 144.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the request of any holder of Registrable Securities, the Company shall deliver to such Holder a written certification of a duly authorized officer as to (A) whether the Company has filed (i) all reports and other materials required to be filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the Company was required to file such reports and materials), other than Current Reports on Form 6-K and (ii) current “Form 10 information” (within the meaning of Rule 144 under the Securities Act) with the Commission reflecting the Company’s status as an entity that is no longer an issuer described in paragraph (i)(1)(i) of Rule 144 under the Securities Act and (B) the first date that the Company filed “Form 10 information” (within the meaning of Rule 144 under the Securities Act) with the Commission.

6. MISCELLANEOUS.

6.1 [Reserved].

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder, provided that with respect to such holder who is a party to the Lock-Up Agreement, such transfer of Registrable Securities shall be in compliance with the Lock-Up Agreement. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or holder of Registrable Securities or of any assignee of the Investors or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Huture Motors (Shanghai) Co., Ltd.

Building 4, No. 1, Lane 10800, Songze Avenue

Qingpu District, Shanghai, PRC

Attn: Li Zhang

Email: lily.zhang@huture-motors.com

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

Suite 1115, Bund Center

222 Yan An Road East

Shanghai 200002, PRC

Attn: Jia Yan, Esq.

Email: jia.yan@pillsburylaw.com

To an Investor, to the address set forth below such Investor’s name on the signature pages hereto.

Annex H-12

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon the Company unless executed in writing by the Company. No amendment, modification or termination of this Agreement shall be binding upon the holders of the Registrable Securities unless executed in writing by (i) the holders of the majority Registrable Securities, and (ii) the holders of a majority-in-interest of the Registrable Securities held the Sponsor Group.

6.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11 Governing Law. Section 10.1, Section 10.2, and Section 12.7 of the Merger Agreement are incorporated by reference herein to apply mutatis mutandis with full force to any disputes arising under this Agreement.

6.12. Termination of Merger Agreement. This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the closing of the Business Combination. In the event that the Merger Agreement is validly terminated in accordance with its terms prior to the closing of the Business Combination, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Annex H-13

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:
HUTURE GROUP LIMITED
By:
Name:
Title:

Signature Page to Registration Rights Agreement

Annex H-14

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

INVESTOR:

Print Name of Investor

Signature
By:
Title:
Address:

Signature Page to Registration Rights Agreement

Annex H-15

Annex I

PROXY CARD

AQUARON ACQUISITION CORP.
PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [*], 2025: The Proxy Statement is available at https://www.cleartrustonline.com/aqu.

The undersigned hereby appoints Yi Zhou and Qingze Zhao as proxy of the undersigned to attend the Special Meeting of Stockholders (the “Special Meeting”) of Aquaron Acquisition Corp. (the “Company”), to be held via virtual meeting as described in the Proxy Statement on [*], 2025 at [*] a.m. Eastern time, and any postponement or adjournment thereof, and to vote as if the undersigned were then and there personally present on all matters set forth in the Notice of Special Meeting (the “Notice”), a copy of which has been received by the undersigned, as follows. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time), by and among PubCo, Merger Sub 1, Merger Sub 2, the Holdco, the Company and the SPAC (“Merger Agreement”).

1.      PROPOSAL 1. THE BUSINESS COMBINATION PROPOSAL: a proposal to approve and adopt the Merger Agreement and the Mergers (the “Business Combination Proposal” or “Proposal No. 1”).

For ☐ Against ☐ Abstain ☐

2.      PROPOSAL 2. THE REDOMESTICATION PROPOSAL: a proposal to approve the “redomestication” from Delaware to Cayman Islands that will take place with respect to the new public holding company pursuant to the terms of the Merger Agreement (the “Redomestication Proposal” or “Proposal No. 2”).

For ☐ Against ☐ Abstain ☐

3.      PROPOSAL 3. [THE INCENTIVE PLAN PROPOSAL: a proposal to approve the PubCo Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 3”).].

For ☐ Against ☐ Abstain ☐

4.      PROPOSAL 4. THE PUBCO CHARTER PROPOSAL: a proposal to amend PubCo’s memorandum and articles of association (the “PubCo Charter Proposal” or “Proposal No. 4”).

For ☐ Against ☐ Abstain ☐

5.      PROPOSAL 5. THE NTA REQUIREMENT AMENDMENT PROPOSAL: a proposal to amend the Amended and Restated Certificate of Incorporation of Aquaron (the “Charter”) to delete Article SIXTH D from the Charter, which provides: “The Corporation will not consummate any Business Combination unless it has net tangible assets of at least $5,000,001 (such limitation, the “Redemption Limitation”) upon consummation of such Business Combination” (the “NTA Requirement Amendment Proposal” or “Proposal No. 5”).

For ☐ Against ☐ Abstain ☐

6.      PROPOSAL 6. THE ADJOURNMENT PROPOSAL: a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes to approve the Business Combination Proposal, the Redomestication Proposal, the Incentive Plan Proposal, the PubCo Charter Proposal or the NTA Requirement Amendment Proposal or if the Company determines that additional time is necessary to approve the foregoing proposals. The Adjournment Proposal will only be presented at the Special Meeting if there are not sufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Redomestication Proposal, the Incentive Plan Proposal, the PubCo Charter Proposal, and the NTA Requirement Amendment Proposal (the “Adjournment Proposal” or “Proposal No. 6”).

For ☐ Against ☐ Abstain ☐

NOTE: IN HIS/HER DISCRETION, THE PROXY HOLDER IS AUTHORIZED TO VOTE UPON SUCH OTHER MATTER OR MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT(S) THEREOF.

Annex I-1

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION ABOVE. IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED “FOR” EACH PROPOSAL AND, AT THE DISCRETION OF THE PROXY HOLDER, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Dated:
Signature of Stockholder

PLEASE PRINT NAME

Certificate Number(s)

Total Number of Shares Owned

Sign exactly as your name(s) appears on your stock certificate(s). A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. Executors, administrators, trustees, etc., are requested to so indicate when signing. If a stock certificate is registered in two names or held as joint tenants or as community property, both interested persons should sign.

PLEASE COMPLETE THE FOLLOWING:

I plan to attend the Special Meeting (Circle one): Yes No

Number of attendees: ____________

PLEASE NOTE:

STOCKHOLDER SHOULD SIGN THE PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE TO ENSURE THAT IT IS RECEIVED BEFORE THE SPECIAL MEETING. PLEASE INDICATE ANY ADDRESS OR TELEPHONE NUMBER CHANGES IN THE SPACE BELOW.

Annex I-2

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The [Second] Amended Articles of PubCo that will become effective upon the effective time of the Business Combination provides that every director and officer for the time being of the registrant or any trustee for the time being acting in relation to the affairs of the registrant and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of dishonesty or fraud, be indemnified by the registrant against, and it shall be the duty of the directors out of the funds and other assets of the registrant to pay, all costs, losses, damages and expenses, including travelling expenses, which any such director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such director, officer or trustee or in any way in or about the execution of his duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the registrant and have priority as between the shareholders of the registrant over all other claims. No such director, officer or trustee shall be liable or answerable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the registrant through the insufficiency or deficiency of any security in or upon which any of the monies of the registrant shall be invested or for any loss of the monies of the registrant which shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any other loss, damage or misfortune whatsoever which shall happen in or about the execution of the duties of his respective office or trust or in relation thereto unless the same happens through his own dishonesty or fraud.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1*‡

Agreement and Plan of Merger, dated July 12, 2024, by and among Aquaron Acquisition Group, HUTURE Ltd., HUTURE Group Limited, Bestpath Merger Sub I Limited and Bestpath Merger Sub II Inc. (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on July 12, 2024).

3.1#	Amended and Restated Memorandum and Articles of Association of HUTURE Group Limited, as currently in effect.
3.2*	Form of [Second] Amended and Restated Memorandum and Articles of Association of HUTURE Group Limited, as they shall be in effect upon Closing (included as Annex C to the proxy statement/prospectus).
3.3*	Amended and Restated Certificate of Incorporation of Aquaron Acquisition Corp. (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on October 7, 2022).
3.4*	Amended and Restated Bylaws of Aquaron Acquisition Corp. (Incorporated by reference to Exhibit 3.5 of its Registration Statement on Form S-1/A filed with the SEC on September 16, 2022).
4.1*	Specimen Unit Certificate of Aquaron Acquisition Corp. (incorporated by reference to Exhibit 4.1 of registration statement on Form S-1/A filed with the SEC on September 16, 2022).
4.2*	Specimen Common Stock Certificate of Aquaron Acquisition Corp. (incorporated by reference to Exhibit 4.2 of registration statement on Form S-1/A filed with the SEC on September 16, 2022).
4.3*	Specimen Rights Certificate of Aquaron Acquisition Corp. (incorporated by reference to Exhibit 4.3 of registration statement on Form S-1/A filed with the SEC on September 16, 2022).
4.2**	Specimen Ordinary Share Certificate of HUTURE Group Limited.
4.3**	Form of Unit Purchase Option, between HUTURE Group Limited and Chardan.
5.1**	Opinion of Ogier as to validity of HUTURE Group Limited Ordinary Shares.
5.2**	Opinion of Pillsbury Winthrop Shaw Pittman LLP as to the validity of HUTURE Group Limited’s UPO.
8.1#	Form of Tax Opinion of Hunter Taubman Fischer & Li LLC
10.1*

Investment Management Trust Agreement, dated as of October 3, 2022, by and between Aquaron Acquisition Corp. and Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on October 7, 2022).

10.2*

Letter Agreement, dated as of October 3, 2022, among Aquaron Acquisition Corp. and each of the initial stockholders, its officers and directors (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on October 7, 2022).

10.3*

Stock Escrow Agreement, dated as of October 3, 2022, among Aquaron Acquisition Corp., Continental Stock Transfer & Trust Company and the Insiders (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on October 7, 2022).

10.4*

Registration Rights Agreement, dated as of October 3, 2022, by and among Aquaron Acquisition Corp., the Insiders and Chardan (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on October 7, 2022).

10.5*

Indemnity Agreement, dated as of October 3, 2022, by and among Aquaron Acquisition Corp. and its directors and officers (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on October 7, 2022).

10.6*

Subscription Agreement, dated as of October 3, 2022, by and between Aquaron Acquisition Corp. and Aquaron Investments LLC (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on October 7, 2022).

10.7*†

Company Shareholder Voting and Support Agreement, dated as of July 12, 2024, by and among HUTURE Ltd., HUTURE Group Limited, Bestpath Merger Sub I Limited, Bestpath Merger Sub II Inc. and Aquaron Acquisition Corp. and certain shareholders of HUTURE Ltd. (included as Annex E to this proxy statement/prospectus).

10.8*

Sponsor Voting and Support Agreement, dated as of July 12, 2024, by and among Aquaron Investment LLC, Aquaron Acquisition Corp., HUTURE Group Limited, HUTURE Ltd., Bestpath Merger Sub I Limited and Bestpath Merger Sub II Inc. (included as Annex F to this proxy statement/prospectus).

10.9*	Form of Lock-Up Agreement (included as Annex G to this proxy statement/prospectus).
10.10*	Form of Registration Rights Agreement (included as Annex H to this proxy statement/prospectus).
10.11**	Form of Director and Officer Indemnification Agreement of HUTURE Group Limited.

Exhibit Number	Description
10.12**	HUTURE Group Limited Fixed Share Incentive Plan
10.13**	HUTURE Group Limited Earn-out Share Incentive Plan
21.1#	List of subsidiaries of HUTURE Group Limited.
23.1#	Consent of UHY LLP.
23.2#	Consent of Audit Alliance LLP.
23.3**	Consent of Ogier (included in Exhibit 5.1).
23.4**	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.2).
23.5#	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 8.1).
23.6#	Consent of Commerce & Finance Law Offices.
24.1#	Consent of Lingyun Gao.
24.2#	Consent of Yunshi Wang.
24.3#	Consent of Tim Tianjun Ling.
24.4*	Powers of Attorney (included on signature page to the initial filing of this Registration Statement).
99.1#	Form of Proxy Card for Aquaron Acquisition Corp.’s Special Meeting of Stockholders (included as Annex I to this proxy statement/prospectus).
107*	Filing Fee Table.

____________

*        Previously filed.

**      To be filed by amendment.

#        Filed herewith.

†        Portions of this exhibit have been omitted pursuant to Item 601(a)(6) of Regulation S-K. The Registrants agree to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

‡        Certain confidential portions (indicated by brackets and asterisks) have been omitted from this Exhibit pursuant to Regulation S-K Item 601(b)(2).

Item 22. Undertakings

A.     PubCo hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)    For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.      PubCo hereby undertakes:

(1)    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)    that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.     The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shanghai, on May 22, 2025.

HUTURE Group Limited
By:	/s/ Li Zhang
Name:	Li Zhang
Title:	Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Weishan Chen, each acting alone, as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities.

Signature	Title	Date
/s/ Weishan Chen	Chief Executive Officer	May 22, 2025
Weishan Chen
/s/ Li Zhang	Chief Operating Officer and Sole Director	May 22, 2025
Li Zhang
/s/ Qingqing Xu	Chief Financial Officer	May 22, 2025
Qingqing Xu

AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of HUTURE Group Limited, has signed this registration statement in the City of New York, on May 22, 2025.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shanghai, on May 22, 2025.

HUTURE Ltd.
By:	/s/ Weishan Chen
Name:	Weishan Chen
Title:	Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Weishan Chen, each acting alone, as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities.

Signature	Title	Date
/s/ Weishan Chen	Chief Executive Officer and Sole Director	May 22, 2025
Weishan Chen
/s/ Li Zhang	Chief Operating Officer	May 22, 2025
Li Zhang
/s/ Qingqing Xu	Chief Financial Officer	May 22, 2025
Qingqing Xu

AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of HUTURE Ltd, has signed this registration statement in the City of New York, on May 22, 2025.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.